Exhibit 4.2

EXECUTION VERSION

MORGAN STANLEY CAPITAL I INC.
as Depositor,

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
as Master Servicer and Special Servicer,

PARK BRIDGE LENDER SERVICES LLC,
as Trust Advisor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian

POOLING AND SERVICING AGREEMENT

Dated as of July 1, 2013

MORGAN STANLEY BANK OF AMERICA MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-C10

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS;
CALCULATIONS AND CERTAIN OTHER MATTERS

Section 1.1	Definitions	6
Section 1.2	Calculations Respecting Mortgage Loans	113
Section 1.3	Calculations Respecting Accrued Interest	116
Section 1.4	Interpretation	116
Section 1.5	ARD Loans	117
Section 1.6	Certain Matters with Respect to Loan Pairs, A/B Whole Loans and Non-Serviced Loan Combinations	118
Section 1.7	Rating Agency Confirmations	121

ARTICLE II DECLARATION OF TRUST; ISSUANCES OF CERTIFICATES

Section 2.1	Conveyance of Mortgage Loans	124
Section 2.2	Acceptance by Trustee	127
Section 2.3	Sellers’ Repurchase of Mortgage Loans for Material Document Defects and Material Breaches of Representations and Warranties	130
Section 2.4	Representations and Warranties	137
Section 2.5	Conveyance of Interests	139
Section 2.6	Certain Matters Relating to Non-Serviced Mortgage Loans	139

ARTICLE III THE CERTIFICATES

Section 3.1	The Certificates	140
Section 3.2	Registration	141
Section 3.3	Transfer and Exchange of Certificates	141
Section 3.4	Mutilated, Destroyed, Lost or Stolen Certificates	147
Section 3.5	Persons Deemed Owners	147
Section 3.6	Access to List of Certificateholders’ Names and Addresses	148
Section 3.7	Book-Entry Certificates	148
Section 3.8	Notices to Clearing Agency	152
Section 3.9	Definitive Certificates	152
Section 3.10	Exchanges of Exchangeable Certificates	153
Section 3.11	Exchange of Swap Exchangeable Floating Rate Certificates for Swap Exchangeable Fixed Rate Certificates With the Same Swap Corresponding REMIC Regular Interest	155

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Section 9.20	Merger or Consolidation	328
Section 9.21	Resignation of Special Servicer	329
Section 9.22	Assignment or Delegation of Duties by Special Servicer	330
Section 9.23	Limitation on Liability of the Special Servicer and Others	331
Section 9.24	Indemnification; Third-Party Claims	333
Section 9.25	Reserved	335
Section 9.26	Special Servicer May Own Certificates	335
Section 9.27	Tax Reporting	336
Section 9.28	Application of Funds Received	336
Section 9.29	Compliance with REMIC Provisions and Grantor Trust Provisions	336
Section 9.30	Termination	337
Section 9.31	Procedure Upon Termination	342
Section 9.32	Certain Special Servicer Reports	343
Section 9.33	Special Servicer to Cooperate with the Master Servicer, the Trustee, the Custodian and the Certificate Administrator	348
Section 9.34	Litigation Control	349

ARTICLE X CERTAIN MATTERS RELATING TO THE CONTROLLING CLASS REPRESENTATIVE, THE TRUST ADVISOR AND THE HOLDERS OF THE B NOTES AND SERVICED COMPANION LOANS

Section 10.1	Selection and Removal of the Controlling Class Representative	352
Section 10.2	Limitation on Liability of Controlling Class Representative; Acknowledgements of the Certificateholders	353
Section 10.3	Rights and Powers of Controlling Class Representative	354
Section 10.4	Controlling Class Representative and Trust Advisor Contact with Master Servicer and Special Servicer	357
Section 10.5	Appointment, Duties and Compensation of the Trust Advisor	357
Section 10.6	Representations, Warranties and Covenants of the Trust Advisor	361
Section 10.7	Merger or Consolidation of the Trust Advisor	362
Section 10.8	Resignation of Trust Advisor	363
Section 10.9	Assignment or Delegation of Duties by Trust Advisor	364
Section 10.10	Limitation on Liability of the Trust Advisor and Others	364
Section 10.11	Indemnification; Third-Party Claims	366
Section 10.12	Termination of the Trust Advisor	368
Section 10.13	Rights of the Holders of a B Note and Serviced Companion Loan	371
Section 10.14	Rights of Non-Directing Holders	373

ARTICLE XI PURCHASE AND TERMINATION OF THE TRUST

Section 11.1	Termination of Trust Upon Repurchase or Liquidation of All Mortgage Loans	374
Section 11.2	Procedure Upon Termination of Trust	377
Section 11.3	Additional Trust Termination Requirements	378

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EXHIBITS AND SCHEDULES

EXHIBIT A-1	Form of Class A-1 Certificate
EXHIBIT A-2	Form of Class A-2 Certificate
EXHIBIT A-3	Form of Class A-SB Certificate
EXHIBIT A-4	Form of Class A-3 Certificate
EXHIBIT A-5	Form of Class A-4 Certificate
EXHIBIT A-6	Form of Class A-5 Certificate
EXHIBIT A-7	Form of Class X-A Certificate
EXHIBIT A-8	Form of Class A-S Certificate
EXHIBIT A-9	Form of Class B Certificate
EXHIBIT A-10	Form of Class PST Certificate
EXHIBIT A-11	Form of Class C Certificate
EXHIBIT A-12	Form of Class A-3FL Certificate
EXHIBIT A-13	Form of Class A-3FX Certificate
EXHIBIT A-14	Form of Class D Certificate
EXHIBIT A-15	Form of Class E Certificate
EXHIBIT A-16	Form of Class F Certificate
EXHIBIT A-17	Form of Class G Certificate
EXHIBIT A-18	Form of Class H Certificate
EXHIBIT A-19	Form of Class J Certificate
EXHIBIT A-20	Form of Class R Certificate
EXHIBIT B-1	Form of Initial Certification (Section 2.2)
EXHIBIT B-2	Form of Final Certification (Section 2.2)
EXHIBIT C	Form of Request for Release
EXHIBIT D-1	Form of Transferor Certificate for Transfers of Definitive Privately Offered Certificates (Section 3.3(c))
EXHIBIT D-2A	Form I of Transferee Certificate for Transfers of Definitive Privately Offered Certificates (Section 3.3(c))
EXHIBIT D-2B	Form II of Transferee Certificate for Transfers of Definitive Privately Offered Certificates (Section 3.3(c))
EXHIBIT D-3	Form of Transfer Certificate to an Interest in a Rule 144A Global Certificate
EXHIBIT E-1	Form of Transferee Affidavit and Agreement (Class R) (Section 3.3(e))
EXHIBIT E-2	Form of Transferor Affidavit and Agreement (Class R) (Section 3.3(e))
EXHIBIT F	Form of Regulation S Certificate
EXHIBIT G	Form of Exchange Certification (“Exchange Certificate”)
EXHIBIT H	Form of Euroclear Bank or Clearstream Bank Certificate (Section 3.7(d))
EXHIBIT I	Form of Investor Certification
EXHIBIT J	Form of NRSRO Certification (“NRSRO Certification”)
EXHIBIT K	Form of Distribution Date Statement (“Distribution Date Statement”)
EXHIBIT L	Form of Trust Advisor Annual Report
EXHIBIT M	Form of Financial Market Publishers Certification (Section 5.4(h))
EXHIBIT N-1	Reserved
EXHIBIT N-2	Reserved
EXHIBIT O-1	Form of Power of Attorney to Master Servicer (Section 8.3(c))
EXHIBIT O-2	Form of Power of Attorney to Special Servicer (Section 9.3(a))

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EXHIBIT P-1	Form of Performance Certification (Section 13.6)
EXHIBIT P-2	Reporting Servicer Form of Performance Certification (Section 13.6)
EXHIBIT Q	Form of Exchange Letter
EXHIBIT R	Form of Notice of Exchange of Swap Exchangeable Fixed Rate Certificates and Swap Exchangeable Floating Rate Certificates
EXHIBIT S-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT S-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT T	Form of Note Holder Certification

SCHEDULE I	BANA Loan Schedule
SCHEDULE II	MSMCH Loan Schedule
SCHEDULE III	CIBC Loan Schedule
SCHEDULE IV	Reserved
SCHEDULE V	List of Mortgage Loans Secured by the Interest of the Related Mortgagor under a Ground Lease (Section 8.3(i))
SCHEDULE VI	List of Mortgagors that are Third-Party Beneficiaries Under Section 2.3(a)
SCHEDULE VII	Certain Escrow Accounts for Which a Required Repair is Outstanding Under Section 5.1(g)
SCHEDULE VIII	Mortgage Loans as to Which a Lender Register is to be Maintained
SCHEDULE IX	Mortgage Loans Secured by Mortgaged Properties Covered by an Environmental Insurance Policy
SCHEDULE X	Servicing Criteria to be Addressed in Assessment of Compliance
SCHEDULE XI	Additional Form 10-D Disclosure
SCHEDULE XII	Additional Form 10-K Disclosure
SCHEDULE XIII	Form 8-K Disclosure Information
SCHEDULE XIV	Additional Disclosure Notification
SCHEDULE XV	Seller Sub-Servicers
SCHEDULE XVI	Letters of Credit
SCHEDULE XVII	Class A-SB Planned Principal Balance

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THIS POOLING AND SERVICING AGREEMENT is dated as of July 1, 2013 (this “Agreement”) between MORGAN STANLEY CAPITAL I INC., a Delaware corporation, as depositor (the “Depositor”), MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as master servicer (in such capacity, the “Master Servicer”) and as special servicer (in such capacity, the “Special Servicer”), PARK BRIDGE LENDER SERVICES LLC, as trust advisor (the “Trust Advisor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”), certificate registrar and authenticating agent, and custodian (in such capacity, the “Custodian”).

PRELIMINARY STATEMENT

On the Closing Date, the Depositor will acquire the Mortgage Loans from Morgan Stanley Mortgage Capital Holdings LLC, as seller (“MSMCH”), Bank of America, National Association, as seller (“BANA”), and CIBC Inc., as seller (“CIBC”), and will be the owner of the Mortgage Loans and the other property being conveyed by it to the Trustee for inclusion in the Trust which is hereby created.  On the Closing Date, the Depositor will acquire:  (i) the REMIC I Regular Interests and, to the extent they represent the REMIC I Residual Interest, the Class R Certificates as consideration for its transfer to the Trust of the Mortgage Loans (other than any Excess Interest payable thereon) and the other property constituting REMIC I; (ii) the REMIC II Regular Interests and, to the extent they represent the REMIC II Residual Interest, the Class R Certificates as consideration for its transfer of the REMIC I Regular Interests to the Trust; (iii) the REMIC III Regular Certificates (other than the portion of the Class J Certificates representing the right to receive Excess Interest), the EC REMIC III Regular Interests, the Swap REMIC III Regular Interests and, to the extent they represent the REMIC III Residual Interest, the Class R Certificates as consideration for its transfer of the REMIC II Regular Interests to the Trust; (iv) the Exchangeable Certificates as consideration for its transfer of the EC REMIC III Regular Interests to the Trust; (v) the Swap Certificates as consideration for its transfer of the Swap REMIC III Regular Interests to the Trust; and (vi) the portion of the Class J Certificates representing the right to receive Excess Interest as consideration for its transfer to the Trust of such right.  The Depositor has duly authorized the execution and delivery of this Agreement to provide for the foregoing and the issuance of (A) the REMIC I Regular Interests and, to the extent they represent the REMIC I Residual Interest, the Class R Certificates, representing in the aggregate the entire beneficial ownership of REMIC I, (B) the REMIC II Regular Interests and, to the extent they represent the REMIC II Residual Interest, the Class R Certificates, representing in the aggregate the entire beneficial ownership of REMIC II, (C) the REMIC III Regular Certificates, the EC REMIC III Regular Interests, the Swap REMIC III Regular Interests and, to the extent they represent the REMIC III Residual Interest, the Class R Certificates, representing in the aggregate the entire beneficial ownership of REMIC III, (D) the Class A-S Certificates, representing in the aggregate the entire beneficial ownership of the Class A-S Specific Grantor Trust Assets, (E) the Class B Certificates, representing in the aggregate the entire beneficial ownership of the Class B Specific Grantor Trust Assets, (F) the Class C Certificates, representing in the aggregate the entire beneficial ownership of the Class C Specific Grantor Trust Assets, (G) the Class PST Certificates, representing in the aggregate the entire beneficial ownership of the Class PST Specific Grantor Trust Assets, (H) the Swap Floating Rate Certificates, representing in the aggregate the entire beneficial ownership of the related Swap Floating Rate Grantor Trust Assets, (I) the Swap Fixed Rate Certificates, representing in the aggregate the entire beneficial ownership of the related Swap Fixed Rate Grantor Trust Assets, and (F) in the case of the Class J Certificates, representing in the aggregate the entire beneficial ownership of the Class J Specific Grantor Trust Assets.  Excess Interest received on the Mortgage Loans shall be held in the Grantor Trust for the benefit of the Holders of the Class J Certificates.  All covenants and agreements made by the Depositor herein with respect to the Mortgage Loans and the other property constituting the Trust are for the benefit of the holders of the REMIC I Regular Interests, the holders of the REMIC II Regular Interests, the Holders of the REMIC III Regular Certificates, the holders of the EC REMIC III Regular Interests, the Holders of the Exchangeable Certificates, the holders of the Swap REMIC III Regular Interests, the Holders of the Swap Certificates and the Holders of the Class R Certificates.  The parties hereto are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The Class A Senior Certificates (other than the Class A-3FL and Class A-3FX Certificates), the Exchangeable Certificates and the Class X-A Certificates (collectively, the “Registered Certificates”) were offered for sale pursuant to the Depositor’s prospectus dated December 31, 2012 (the “Prospectus”), as supplemented by a free writing prospectus dated June 13, 2013, as further supplemented by the free writing prospectus dated June 20, 2013, the free writing prospectus dated June 20, 2013, the free writing prospectus dated June 24, 2013 and the free writing prospectus dated June 24, 2013 (collectively, the “Free Writing Prospectus”, and together with the Prospectus, the “Preliminary Prospectus”), and as further supplemented by the final prospectus supplement dated the Pricing Date (the “Prospectus Supplement”, and together with the Prospectus, the “Final Prospectus”).  The Class A-3FL, Class A-3FX, Class D, Class E, Class F, Class G, Class H, Class J and Class R Certificates will be offered for sale pursuant to a Preliminary Private Placement Memorandum dated June 13, 2013 (the “Preliminary Private Placement Memorandum”) and a final Private Placement Memorandum dated the Pricing Date (the “Private Placement Memorandum”).

REMIC I

As provided herein, with respect to the Trust, the Certificate Administrator on behalf of the Trustee will make an election for the segregated pool of assets described in the first (1st) paragraph of Section 12.1(a) hereof (including the Mortgage Loans (other than any Excess Interest payable with respect to such Mortgage Loans)) to be treated for federal income tax purposes as a REMIC (“REMIC I”).  The REMIC I Regular Interests will be designated as the “regular interests” in REMIC I and the Class R Certificates will evidence the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions.

Each REMIC I Regular Interest will relate to, and constitute the “Corresponding REMIC I Regular Interest” with respect to, a separate specific Mortgage Loan (including an REO Mortgage Loan) and any Qualifying Substitute Mortgage Loan that may replace such Mortgage Loan.  Each REMIC I Regular Interest will have a Pass-Through Rate equal to the applicable REMIC I Net Mortgage Rate from time to time, an initial REMIC I Principal Amount equal to the Cut-Off Date Principal Balance of the Mortgage Loan to which such REMIC I Regular Interest relates, and a “latest possible maturity date” set to the Rated Final Distribution Date.  The Class R Certificates will have no principal amount and no Pass-Through Rate, but (insofar as such Certificates represent the REMIC I Residual Interest) will entitle Holders thereof to receive the proceeds of any assets remaining in REMIC I after all the REMIC I Regular Interests have been paid in full.

REMIC II

As provided herein, with respect to the Trust, the Certificate Administrator on behalf of the Trustee will make an election for the segregated pool of assets described in the second (2nd) paragraph of Section 12.1(a) hereof consisting of the REMIC I Regular Interests to be treated for federal income tax purposes as a REMIC (“REMIC II”).  The REMIC II Regular Interests will be designated as the “regular interests” in REMIC II and the Class R Certificates will evidence the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions.

The following table sets forth the designation, the initial REMIC II Principal Amount, the corresponding Class of Principal Balance Certificates (the “Corresponding Certificates”) and corresponding Class X REMIC III Regular Interest (the “Corresponding Class X REMIC III Regular Interest”) with respect to each REMIC II Regular Interest.  Each REMIC II Regular Interest will have a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.  The Class R Certificates will have no principal amount and no Pass-Through Rate, but (insofar as such Certificates represent the REMIC II Residual Interest) will entitle Holders thereof to receive the proceeds of any assets remaining in REMIC II after all the REMIC II Regular Interests have been paid in full.

Designations of REMIC II Regular Interests	Initial REMIC II Principal Amount	Corresponding Certificates	Corresponding Class X REMIC III Regular Interest

A-1	$94,800,000	Class A-1	X-A-1
A-2	$34,200,000	Class A-2	X-A-2
A-SB	$126,500,000	Class A-SB	X-A-SB
A-3	$200,000,000	Class A-3	X-A-3
A-3FL	$125,000,000	Class A-3FL	X-A-3FL
A-4	$359,537,000	Class A-4	N/A
A-5	$100,000,000	Class A-5	N/A
A-S	$111,432,000	Class A-S	N/A
B	$100,290,000	Class B	N/A
C	$52,002,000	Class C	N/A
D	$53,859,000	Class D	N/A
E	$22,286,000	Class E	N/A
F	$16,715,000	Class F	N/A
G	$20,429,000	Class G	N/A
H	$16,715,000	Class H	N/A
J	$52,002,641	Class J	N/A

REMIC III

As provided herein, with respect to the Trust, the Certificate Administrator on behalf of the Trustee will make an election for the segregated pool of assets described in the third (3rd) paragraph of Section 12.1(a) hereof consisting of the REMIC II Regular Interests to be treated for federal income tax purposes as a REMIC (“REMIC III”).  The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class D, Class E, Class F, Class G and Class H Certificates, the EC REMIC III Regular Interests, the Swap REMIC III Regular Interests, the Class J REMIC III Regular Interest and the Class X REMIC III Regular Interests will be designated as the “regular interests” in REMIC III, and the Class R Certificates will evidence the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions.

The following table sets forth the Class designation, initial Aggregate Certificate Balance (or initial Notional Amount) and corresponding REMIC II Regular Interest(s) (each, a “Corresponding REMIC II Regular Interest”) with respect to each Class of REMIC III Regular Certificates, Exchangeable Certificates or Swap Certificates.  On each Distribution Date, the Pass-Through Rate for each Class of Certificates (other than the Class PST and Class R Certificates) will be determined as set forth herein under the definition of “Pass-Through Rate.”  The Class R Certificates will have no Aggregate Certificate Balance or Pass-Through Rate, but (insofar as such Certificates represent the REMIC III Residual Interest) will entitle the Holders thereof to receive the proceeds of any remaining assets in REMIC III after the Aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-5, Class A-S, Class B, Class PST, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates have been reduced to zero and any Collateral Support Deficits previously allocated thereto (and any interest thereon) have been reimbursed.

Class Designation	Initial Aggregate Certificate Balance or Notional Amount	Corresponding REMIC II Regular Interest(s)

Class A-1	$94,800,000	A-1
Class A-2	$34,200,000	A-2
Class A-SB	$126,500,000	A-SB
Class A-3	$200,000,000	A-3
Class A-3FL(a)	$125,000,000(b)	A-3FL(c)
Class A-3FX(a)	$0(b)	A-3FL(c)
Class A-4	$359,537,000	A-4
Class A-5	$100,000,000	A-5
Class A-S(d)	$55,716,000(e)	A-S(f)
Class B(d)	$50,145,000(e)	B(f)
Class PST(d)	$131,862,000(e)	A-S, B and C(f)
Class C(d)	$26,001,000(e)	C(f)
Class D	$53,859,000	D
Class E	$22,286,000	E
Class F	$16,715,000	F
Class G	$20,429,000	G
Class H	$16,715,000	H

Class Designation	Initial Aggregate Certificate Balance or Notional Amount	Corresponding REMIC II Regular Interest(s)
Class J(g)	$52,002,641	J
Class X-A(h)	$580,500,000(i)	A-1, A-2, A-SB, A-3 and A-3FL(j)

(a)
The Class A-3FL and Class A-3FX Certificates are not regular interests in a REMIC but represent ownership of the Class A-3FL Percentage Interest and the Class A-3FX Percentage Interest, respectively, in the Class A-3FL REMIC III Regular Interest, which is contained in the Grantor Trust.  The initial Certificate Balance of the Class A-3FL REMIC III Regular Interest is $125,000,000.

(b)
The Aggregate Certificate Balance of each of the Class A-3FL and Class A-3FX Certificates equals the Class A-3FL Percentage Interest and Class A-3FX Percentage Interest, respectively, of the Certificate Balance of the Class A-3FL REMIC III Regular Interest.

(c)	REMIC II Regular Interest A-3FL is the Corresponding REMIC II Regular Interest with respect to the Class A-3FL REMIC III Regular Interest.

(d)
The Class A-S, Class B and Class C Certificates are not regular interests in a REMIC but represent ownership of the Class A-S Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest, Class B REMIC III Regular Interest and Class C REMIC III Regular Interest, respectively, each of which EC REMIC III Regular Interests is contained in the Grantor Trust.  The Class PST Certificates are not regular interests in a REMIC but represent ownership of the Class PST Components.  The initial Certificate Balances of the Class A-S REMIC III Regular Interest, Class B REMIC III Regular Interest and Class C REMIC III Regular Interest are $111,432,000, $100,290,000 and $52,002,000, respectively.

(e)
The Aggregate Certificate Balance of each of the Class A-S, Class B and Class C Certificates equals the Class A-S Percentage Interest, Class B Percentage Interest and Class C Percentage Interest, respectively, of the Certificate Balance of the Class A-S REMIC III Regular Interest, Class B REMIC III Regular Interest and Class C REMIC III Regular Interest, respectively.  The Aggregate Certificate Balance of the Class PST Certificates equals the sum of the Class PST Component A-S Principal Amount, Class PST Component B Principal Amount and Class PST Component C Principal Amount.

(f)
REMIC II Regular Interest A-S is the Corresponding REMIC II Regular Interest with respect to the Class A-S REMIC III Regular Interest; REMIC II Regular Interest B is the Corresponding REMIC II Regular Interest with respect to the Class B REMIC III Regular Interest; REMIC II Regular Interest C is the Corresponding REMIC II Regular Interest with respect to the Class C REMIC III Regular Interest.

(g)
The Class J Certificates represent ownership of the Class J REMIC III Regular Interest.  In addition, the Class J Certificates will be entitled to Excess Interest (which will not be a part of any REMIC Pool).  The parties intend that the Class J Certificates (other than the portion thereof consisting of a REMIC III Regular Interest) shall represent undivided beneficial interests in the portion of the Trust consisting of the entitlement to receive Excess Interest.

(h)	The Class X-A Certificates represent ownership of the Class X-A REMIC III Regular Interests.

(i)	Notional Amount equals the aggregate REMIC II Principal Amount of the Corresponding REMIC II Regular Interests.

(j)
REMIC II Regular Interest A-1 is the Corresponding REMIC II Regular Interest with respect to REMIC III Regular Interest X-A-1; REMIC II Regular Interest A-2 is the Corresponding REMIC II Regular Interest with respect to REMIC III Regular Interest X-A-2; REMIC II Regular Interest A-SB is the Corresponding REMIC II Regular Interest with respect to REMIC III Regular Interest X-A-SB; REMIC II Regular Interest

A-3 is the Corresponding REMIC II Regular Interest with respect to REMIC III Regular Interest X-A-3; and REMIC II Regular Interest A-3FL is the Corresponding REMIC II Regular Interest with respect to REMIC III Regular Interest X-A-3FL.

GRANTOR TRUST

The parties intend that the portion of the Trust consisting of the segregated pool of assets consisting of the Class J Specific Grantor Trust Assets, the Class A-S Specific Grantor Trust Assets, the Class B Specific Grantor Trust Assets, the Class C Specific Grantor Trust Assets, the Class PST Specific Grantor Trust Assets, the Swap Fixed Rate Grantor Trust Assets and the Swap Floating Rate Grantor Trust Assets (such portion of the Trust, the “Grantor Trust”) be treated as a grantor trust under Subpart E of Part 1 of subchapter J of the Code, as an “investment trust” under Treasury Regulations Section 301.7701-4(c) and as a “domestic trust” under Treasury Regulations Section 301.7701-7.  The Class J Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the related Class J Specific Grantor Trust Assets.  The Class A-S Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the related Class A-S Specific Grantor Trust Assets.  The Class B Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the related Class B Specific Grantor Trust Assets.  The Class C Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the related Class C Specific Grantor Trust Assets.  The Swap Floating Rate Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the Swap Floating Rate Grantor Trust Assets related to the Swap Corresponding REMIC III Regular Interest.  The Swap Fixed Rate Certificates shall represent undivided beneficial interests in a portion of the Grantor Trust consisting of the Swap Fixed Rate Grantor Trust Assets related to the Swap Corresponding REMIC III Regular Interest.  For federal income tax purposes the Certificate Administrator shall treat the Grantor Trust as a grantor trust and shall treat each Holder of a Class J Certificate, Exchangeable Certificate or Swap Certificate as the owner of the individual, underlying assets represented by any such Certificate.  In addition, to the fullest extent possible, ownership of a Class J Certificate, Exchangeable Certificate or Swap Certificate shall be treated as direct ownership of the individual, underlying assets represented by such Certificate for federal income tax reporting purposes.

ARTICLE I
DEFINITIONS;
CALCULATIONS AND CERTAIN OTHER MATTERS

Section 1.1     Definitions.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“10-K Filing Deadline” has the meaning set forth in Section 13.5.

“17g-5 Indemnified Party” has the meaning set forth in Section 5.7(c).

“17g-5 Indemnifying Party” means each of the 17g-5 Information Provider, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Certificate Registrar, the Trustee, the Custodian and (other than with respect to the Sellers, the Underwriters and the Initial Purchasers) the Master Servicer.

“17g-5 Information Provider” means the Certificate Administrator.

“17g-5 Information Provider’s Website” means the internet website of the 17g-5 Information Provider, initially located at www.ctslink.com, under the “NRSRO” tab of the respective transaction, access to which is limited to Rating Agencies and other NRSROs who have provided an NRSRO Certification.

“30/360” has the meaning set forth in the definition of REMIC I Net Mortgage Rate.

“A Note” means, with respect to any A/B Whole Loan, the mortgage note (or notes) included in the Trust that is senior in right of payment to the related B Note or any other subordinated note(s) to the extent set forth in the related Intercreditor Agreement.  There are no A Notes related to the Trust as of the Closing Date.

“A/B Whole Loan” means any mortgage loan serviced under this Agreement that is divided into a senior mortgage note that is included in the Trust and one or more subordinated mortgage note(s) not included in the Trust.  References herein to an A/B Whole Loan shall be construed to refer to the aggregate indebtedness under the related A Note and the related subordinated note(s).  There are no A/B Whole Loans related to the Trust as of the Closing Date.

“A/B Whole Loan Custodial Account” means each of the custodial sub-account(s) of the Collection Account (but which are not included in the Trust) created and maintained by the Master Servicer pursuant to Section 5.1(c) on behalf of the holder of a related B Note.  Any such sub-account(s) shall be maintained as a sub-account of an Eligible Account.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, any default arising when the related loan documents require that the related Mortgagor must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard, but subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the related Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate.

“Accountant” means a person engaged in the practice of accounting who is Independent.

“Accrued Certificate Interest” means:  (a) with respect to any Class of Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), EC REMIC III Regular Interest or Swap REMIC III Regular Interest for any Distribution Date, interest accrued during the Interest Accrual Period relating to such Distribution Date on the Aggregate Certificate Balance of such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest, as applicable, immediately prior to such Distribution Date at the applicable Pass-Through Rate for such Class, EC REMIC III Regular Interest or Swap REMIC III Regular

Interest and Distribution Date; and (b) with respect to the Class X-A Certificates for any Distribution Date, all Accrued Interest with respect to the related Class X REMIC III Regular Interests for such Distribution Date.  Accrued Certificate Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Accrued Interest” means:  (a) with respect to any REMIC I Regular Interest for any Distribution Date, interest accrued during the Interest Accrual Period relating to such Distribution Date on the REMIC I Principal Amount of such REMIC I Regular Interest immediately prior to such Distribution Date at the applicable Pass-Through Rate for such REMIC I Regular Interest and Distribution Date; (b) with respect to any REMIC II Regular Interest for any Distribution Date, interest accrued during the Interest Accrual Period relating to such Distribution Date on the REMIC II Principal Amount of such REMIC II Regular Interest immediately prior to such Distribution Date at the applicable Pass-Through Rate for such REMIC II Regular Interest and Distribution Date; and (c) with respect to any Class X REMIC III Regular Interest for any Distribution Date, interest accrued during the Interest Accrual Period relating to such Distribution Date on the Notional Amount of such Class X REMIC III Regular Interest immediately prior to such Distribution Date at the applicable Pass-Through Rate for such Class X REMIC III Regular Interest and Distribution Date.  Accrued Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Acquisition Date” means the date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust or a REMIC Pool is deemed to have acquired a Mortgaged Property (or an interest therein, in the case of the Mortgaged Properties securing any A/B Whole Loan, Non-Serviced Mortgage Loan, Non-Serviced Companion Loan or Loan Pair).

“Actual Recoveries” means any actual recoveries of Trust Advisor Expenses from third parties (i.e., other than the related Mortgagor) or from the related Mortgagor to the extent such amounts paid by the related Mortgagor were specifically identified as a reimbursement of the Trust Advisor Expenses and paid in respect of a Collection Period when no other amounts were currently due and owing (or when the related Mortgagor contemporaneously paid all amounts due and owing) in respect of the related Mortgage Loan to which such Trust Advisor Expenses related.

“Additional Disclosure Notification” means the form of notification attached hereto as Schedule XIV to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information.

“Additional Form 10-D Disclosure” has the meaning set forth in Section 13.4.

“Additional Form 10-K Disclosure” has the meaning set forth in Section 13.5.

“Additional Servicer” means each Affiliate of the Master Servicer, the Special Servicer, the Sellers, the Certificate Administrator, the Custodian, the Trustee, the Depositor or any of the Underwriters that Services any of the Mortgage Loans and each Person, other than the Special Servicer, who is not an Affiliate of the Master Servicer, the Sellers, the Certificate

Administrator, the Custodian, the Trustee, the Depositor or any of the Underwriters, that Services 10% or more of the Mortgage Loans (based on their Unpaid Principal Balances).

“Additional Trust Expense” means any of the following items:  (i) Special Servicing Fees, Workout Fees and Liquidation Fees (in each case to the extent not collected from the related Mortgagor); (ii) Advance Interest that cannot be paid in accordance with Section 4.6(c); (iii) amounts paid to indemnify the Master Servicer, the Special Servicer, any applicable Non-Serviced Mortgage Loan Master Servicer, the Trust Advisor (subject to the last sentence of this definition), any applicable Non-Serviced Mortgage Loan Special Servicer, the Trustee, the Custodian, the Certificate Administrator (or any other Person) pursuant to the terms of this Agreement; (iv) to the extent not otherwise paid, any federal, state, or local taxes imposed on the Trust or its assets and paid from amounts on deposit in the Collection Account or Distribution Account; and (v) subject to the last sentence of this definition, to the extent not otherwise covered by indemnification by one of the parties hereto or otherwise and not payable by the related Mortgagor under any Mortgage Loan, any other unanticipated cost, liability, or expense (or portion thereof) of the Trust (including costs of collecting such amounts or other Additional Trust Expenses) that the Trust has not recovered, and in the judgment of the Master Servicer (or Special Servicer) will not, recover from any other source; provided that, in the case of an A/B Whole Loan or Loan Pair, “Additional Trust Expense” shall not include any of the foregoing amounts to the extent that the payment of those expenses are allocated to the related B Note as a result of the subordination of the related B Note or are allocated to the related or Serviced Companion Loan, in each case in accordance with the terms of the related Intercreditor Agreement.  Notwithstanding anything to the contrary, “Additional Trust Expenses” shall not include (A) allocable overhead of the Master Servicer, the Special Servicer, any Non-Serviced Mortgage Loan Master Servicer, any Non-Serviced Mortgage Loan Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator or the Certificate Registrar, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses, and similar costs and expenses related to allocable overhead (and each of such parties shall be solely responsible for any such costs incurred by it), or (B) with respect to the Control Eligible Certificates, Trust Advisor Expenses (including Excess Trust Advisor Expenses).

“Administrative Cost Rate” means, with respect to each Mortgage Loan, the sum of the Master Servicing Fee Rate, the Trust Advisor Fee Rate, the Certificate Administrator Fee Rate, the CREFC® License Fee Rate and, in the case of any Non-Serviced Mortgage Loan, the related Pari Passu Loan Primary Servicing Fee Rate.

“Advance” means either a P&I Advance or a Servicing Advance.

“Advance Interest” means interest at the Advance Rate payable to the Master Servicer, the Special Servicer or the Trustee on outstanding Advances (other than Unliquidated Advances) pursuant to Section 4.5 of this Agreement and any interest payable to any Non-Serviced Mortgage Loan Master Servicer, any Non-Serviced Mortgage Loan Trustee or any Non-Serviced Mortgage Loan Fiscal Agent with respect to Pari Passu Loan Nonrecoverable Advances pursuant to Section 4.4(c) hereof.

“Advance Rate” means a per annum rate equal to the Prime Rate as published in the “Money Rates” section of The Wall Street Journal from time to time.  If The Wall Street Journal ceases to publish the “prime rate,” then the Trustee shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body then the Trustee shall select a comparable interest rate index.  In either case, such selection shall be made by the Trustee in its reasonable discretion and the Trustee shall notify the Master Servicer and the Special Servicer in writing of its selection.

“Advance Report Date” means the second (2nd) Business Day prior to each Distribution Date.

“Adverse Grantor Trust Event” means any action that, under the Code, if taken or not taken, as the case may be, would result in the imposition of an entity level tax on the income of the Grantor Trust or any of its assets or transactions.

“Adverse REMIC Event” means any action that, under the REMIC Provisions, if taken or not taken, as the case may be, would either (i) endanger the status of any REMIC Pool as a REMIC or (ii) except as permitted by Section 9.14(e), result in the imposition of a tax upon the income of any REMIC Pool or any of its assets or transactions, including without limitation the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions set forth in Section 860G(d) of the Code.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Certificate Balance”, when used with respect to Certificates, means, at any time of determination, the aggregate of the Certificate Balances of any two or more Principal Balance Certificates or of all the Certificates of any particular Class or Classes of Principal Balance Certificates, or, when used with respect to an EC REMIC III Regular Interest or Swap REMIC III Regular Interest, shall have the same meaning as “Certificate Balance”, or, when used with respect to a Class PST Component, shall mean the Class A-S-PST Percentage Interest of the Certificate Balance of the Class A-S REMIC III Regular Interest, the Class B-PST Percentage Interest of the Certificate Balance of the Class B REMIC III Regular Interest or the Class C-PST Percentage Interest of the Certificate Balance of the Class C REMIC III Regular Interest, as applicable.

“Aggregate Stated Principal Balance” means, at the time of any determination and as the context may require, the aggregate of the Stated Principal Balances for all Mortgage Loans (including REO Mortgage Loans).

“Agreement” means this Pooling and Servicing Agreement and all amendments and supplements hereto.

“Allocable Modification Fee” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, as to which a Modification Fee is collected, the excess, if any, of (i) such Modification Fee, over (ii) 0.75% of the Unpaid Principal Balance of such Mortgage Loan, A/B Whole Loan or Loan Pair immediately following the related restructuring, modification, extension, waiver or amendment in connection with which such Modification Fee was collected.

“Anticipated Repayment Date” means, with respect to each ARD Mortgage Loan, the anticipated maturity date set forth in the related Mortgage Note.

“Applicable Control Party” means the Controlling Class Representative (during any Subordinate Control Period and except with respect to an A/B Whole Loan or a Loan Pair or a related REO Property as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder) or any related Loan-Specific Directing Holder (solely with respect to an A/B Whole Loan or a Loan Pair or a related REO Property as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder), as applicable.  During any Collective Consultation Period and any Senior Consultation Period, there shall be no Applicable Control Party except: (i) to the extent provided for under the related Intercreditor Agreement, with respect to an A/B Whole Loan or a Loan Pair or a related REO Property as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder; and (ii) with respect to the Controlling Class Representative if it is otherwise specifically granted consent rights during any Collective Consultation Period with respect to any particular matter as set forth herein.  Provisions in this Agreement that contemplate any other Person having to obtain the consent or approval of, consult with or otherwise interact with an Applicable Control Party in circumstances involving a Mortgage Loan, A/B Whole Loan, Loan Pair or related REO Property as to which there is no Applicable Control Party shall be of no force and effect.

“Appraisal” means an appraisal by an Independent licensed MAI appraiser having at least five (5) years experience in appraising property of the same type as, and in the same geographic area as, the Mortgaged Property being appraised, which appraisal complies with the Uniform Standards of Professional Appraisal Practices and states the “market value” of the subject property as defined in 12 C.F.R. § 225.62.

“Appraisal Event” means, with respect to any Mortgage Loan, A/B Whole Loan or Loan Pair, the occurrence of the earliest of:

(a)           the date on which a modification of such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be, becomes effective following the occurrence of a Servicing Transfer Event that, among other things, materially affects the amount or timing of any payment of principal or interest on such Mortgage Loan, A/B Whole Loan or Loan Pair or materially affects any other Money Term (other than an extension of the date that a Balloon Payment is due for a period of less than six (6) months from the original due date of such Balloon Payment), or changes any other material economic term of such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be, or impairs the security of such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be;

(b)           that date on which such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be, is sixty (60) days or more delinquent in respect of any Scheduled Payment (other than a Balloon Payment);

(c)           solely in the case of a delinquent Balloon Payment, (i) the date occurring sixty (60) days beyond the date on which that Balloon Payment was due (except as described in clause (ii)) or (ii) if the related Mortgagor has delivered a refinancing commitment acceptable to the Special Servicer prior to the date sixty (60) days after maturity, the date occurring 120 days after the date on which that Balloon Payment was due (or for such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur);

(d)           that date on which the related Mortgaged Property became an REO Property;

(e)           the day on which Special Servicer receives notice that a receiver or similar official has been appointed (and continues in that capacity) in respect of the related Mortgaged Property;

(f)           the date the related Mortgagor becomes subject to (i) a voluntary bankruptcy, insolvency or similar proceeding, or (ii) an involuntary bankruptcy, insolvency or similar proceeding that remains undismissed for sixty (60) days; or

(g)           the date on which such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be, remains outstanding five (5) years following any extension of its maturity date pursuant to this Agreement.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan, an “Appraisal Event” shall occur upon receipt of notice from the related Non-Serviced Mortgage Loan Master Servicer of an “Appraisal Event” pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Appraisal Reduction” means, with respect to any Required Appraisal Loan (including any Required Appraisal Loan that is or is comprised of an REO Mortgage Loan, REO B Note or REO Serviced Companion Loan, as the case may be) with respect to which an Appraisal or internal valuation is performed pursuant to Section 6.9, an amount equal to the excess of (A) the sum of (i) the Stated Principal Balance of such Required Appraisal Loan, less the principal amount of any guaranty or surety bond with a rating of at least “BBB-” (or its equivalent) by a NRSRO and the undrawn principal amount of any letter of credit or debt service reserve, if applicable, that is then securing such Required Appraisal Loan, (ii) to the extent not previously advanced by the Master Servicer, the Trustee or, in respect of any Serviced Companion Loan, any related Other Master Servicer or Other Trustee, all accrued and unpaid interest on such Required Appraisal Loan at a per annum rate equal to the applicable Mortgage Rate, (iii) all unreimbursed Advances and interest on such Advances at the Advance Rate, and all Unliquidated Advances, with respect to such Required Appraisal Loan (together with any similar amounts, including unreimbursed advances, due and owing under any related Other Companion Loan Pooling and Servicing Agreement), and (iv) to the extent funds on deposit in any applicable Escrow Accounts are not sufficient therefor, and to the extent not previously advanced by the

Master Servicer, the Special Servicer or the Trustee all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and other amounts which were required to be deposited in any Escrow Account (but were not deposited) in respect of the related Mortgaged Property or REO Property, as the case may be, over (B) 90% of the Appraised Value (net of any prior mortgage liens) of the related Mortgaged Property or REO Property, as the case may be, as determined by such Appraisal or internal valuation, as the case may be, plus the full amount of any escrows held by or on behalf of the Trustee as security for such Required Appraisal Loan (less the estimated amount of the obligations anticipated to be payable in the next twelve months to which such escrows relate); provided that, if any Required Appraisal Loan is secured by more than one (1) Mortgaged Property, and one or more of the related Mortgaged Properties has been defeased, the Stated Principal Balance of such Required Appraisal Loan shall not include the portion of the principal balance of such Required Appraisal Loan that has been defeased, and any defeasance collateral will not be included for purposes of determining the value of the Mortgaged Property or REO Property that secures the related Required Appraisal Loan; and provided, further, that each Appraisal Reduction will be reduced to zero as of the date the related Required Appraisal Loan becomes a Rehabilitated Mortgage Loan and no Appraisal Reduction will exist as to any Required Appraisal Loan after it has been paid in full, liquidated, repurchased or otherwise disposed of; and provided, further, that any Appraisal Reduction in respect of any Non-Serviced Mortgage Loan shall be (x) calculated in accordance with the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement based upon the applicable allocation of the items set forth in clauses (A) and (B) above between the Non-Serviced Mortgage Loans and the related Non-Serviced Companion Loans and all other related pari passu loans and (y) applied to any Non-Serviced Mortgage Loan to the extent notice of such Appraisal Reduction has been delivered to the Master Servicer by the related Non-Serviced Mortgage Loan Master Servicer.  Receipt by the Master Servicer of a distribution date statement from the related Non-Serviced Mortgage Loan Master Servicer shall constitute notice of such Appraisal Reduction if such Appraisal Reduction information is contained therein.  Notwithstanding the foregoing, (1) if an Appraisal is required to be obtained in accordance with Section 6.9 of this Agreement but is not obtained within 120 days following the events described in the applicable clause of the definition “Appraisal Event” (without regard to the time periods stated therein), then, until such Appraisal is obtained and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction shall equal 25% of the Stated Principal Balance of the related Mortgage Loan; provided that, upon receipt of an Appraisal, the Appraisal Reduction for such Required Appraisal Loan shall be recalculated in accordance with this definition without regard to this sentence and (2) with respect to any Non-Serviced Mortgage Loan, if the related Non-Serviced Mortgage Loan Master Servicer has not delivered notice of an Appraisal Reduction within 120 days following its notification of an Appraisal Event, then, until such notice is received and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction shall equal 25% of the Stated Principal Balance of such Non-Serviced Mortgage Loan; provided that, upon receipt of such notice, the Appraisal Reduction shall be the amount determined by such Non-Serviced Mortgage Loan Master Servicer.

“Appraised Value” means, (i) with respect to any Mortgaged Property (other than the Mortgaged Property relating to a Non-Serviced Mortgage Loan), the appraised value thereof determined by an Appraisal of the Mortgaged Property securing such Mortgage Loan made by an Independent appraiser selected by the Master Servicer, the Special Servicer or, as and when provided in Section 6.9, the Requesting Holders, as applicable, or, in the case of an internal valuation performed by the Special Servicer pursuant to Section 6.9, the value of the Mortgaged Property determined by such internal valuation and (ii) with respect to the Mortgaged Property relating to a Non-Serviced Mortgage Loan, the portion of the appraised value allocable thereto.

“Appraised-Out Class” has the meaning set forth in Section 6.9.

“ARD Loan” means any Mortgage Loan, B Note or Serviced Companion Loan that provides that if the unamortized principal balance thereof is not repaid by a date certain set forth in the related loan documents, such Mortgage Loan, B Note or Serviced Companion Loan, as the case may be, will accrue additional interest at the rate specified in the related Mortgage Note and the related Mortgagor is required to apply certain excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

“ARD Mortgage Loan” means a Mortgage Loan that is an ARD Loan.

“Asset Status Report” has the meaning set forth in Section 9.32.

“Assignment of Leases” means, with respect to any Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Mortgage Loan.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the Trustee, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Mortgage Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by law.

“Assumed Scheduled Payment” means:  (i) with respect to any Balloon Mortgage Loan as to which advancing is required hereunder for its Maturity Date (provided that such Balloon Mortgage Loan has not been paid in full, and no Final Recovery Determination or other sale or liquidation has occurred in respect thereof, on or before the end of the Collection Period in which such Maturity Date occurs) and for any subsequent Due Date therefor as of which such Balloon Mortgage Loan remains outstanding and part of the Trust, if no Scheduled Payment (other than the related delinquent Balloon Payment) is due for such Due Date, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Scheduled Payment that would have been due in respect of such Balloon Mortgage Loan on such Due Date, if it had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule in effect immediately prior to, and without regard to the occurrence of, its most recent Maturity Date (as such may have been extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Balloon

Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to the terms hereof), and (ii) with respect to any REO Mortgage Loan for any Due Date therefor as of which the related REO Property or an interest therein remains part of the Trust, the scheduled monthly payment of principal and interest deemed to be due in respect thereof on such Due Date equal to the Scheduled Payment (or, in the case of a Balloon Mortgage Loan described in clause (i) of this definition, the Assumed Scheduled Payment) that was due in respect of the related Mortgage Loan on the last Due Date prior to its becoming an REO Mortgage Loan.  The amount of the Assumed Scheduled Payment for any A Note shall be calculated solely by reference to the terms of such A Note (as modified in connection with any bankruptcy or similar proceeding involving the related Mortgagor or pursuant to a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to the terms hereof) and without regard to the remittance provisions of the related Intercreditor Agreement.

“Assumption Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, any and all assumption fees of such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be, for transactions effected under Section 8.7 and/or Section 9.5 (excluding assumption application fees), actually paid by the related Mortgagor and other applicable fees (excluding assumption application fees) actually paid by the related Mortgagor in accordance with the related loan documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust (or, in the case of an A/B Whole Loan or a Loan Pair, on behalf of the Trust and the holder of the related B Note or Serviced Companion Loan, as applicable) pursuant to, or paid by the related Mortgagor with respect to, any transfer of an interest in such Mortgagor pursuant to Section 8.7 or Section 9.5, as applicable.

“Authenticating Agent” means any authenticating agent serving in such capacity pursuant to Section 7.10.

“Authorized Officer” means any Person that may execute an Officer’s Certificate on behalf of the Depositor.

“Available Advance Reimbursement Amount” has the meaning set forth in Section 4.6(a).

“Available Distribution Amount” means, with respect to any Distribution Date, an amount equal to the aggregate of (a) all amounts on deposit in the Distribution Account (or any subaccount thereof) as of the commencement of business on such Distribution Date that represent payments and other collections on or in respect of the Mortgage Loans and any REO Properties that were received by the Master Servicer or the Special Servicer through the end of the related Collection Period (together with any amounts received in respect of payments or other collections relating to any Non-Serviced Mortgage Loan from the related Non-Serviced Mortgage Loan Master Servicer as part of the applicable monthly remittance) exclusive of (i) any such amounts that were deposited in the Distribution Account in error, (ii) amounts that are payable or reimbursable to any Person other than the Certificateholders (including amounts payable to the Master Servicer in respect of unpaid Master Servicing Fees, the Special Servicer in respect of unpaid Special Servicer Compensation, the Trust Advisor in respect of unpaid Trust

Advisor Fees or Trust Advisor Consulting Fees (to the extent that such Trust Advisor Consulting Fee is actually received from the related Mortgagor) or the Certificate Administrator in respect of unpaid Certificate Administrator Fees, including any portion of the Certificate Administrator Fees payable to the Trustee in respect of unpaid Trustee Fees or to the Custodian in respect of Custodian Fees), (iii) amounts that constitute Prepayment Premiums, (iv) except with respect to the final Distribution Date, if such Distribution Date occurs during January, other than in a leap year, or February of any year, the Interest Reserve Amounts of one (1) day’s interest with respect to Interest Reserve Loans deposited in the Interest Reserve Account, (v) in the case of each REO Property related to an A/B Whole Loan or Loan Pair, all amounts received with respect to such A/B Whole Loan or Loan Pair that are required to be paid to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the terms of the related B Note or Serviced Companion Loan, as applicable, and the related Intercreditor Agreement (which amounts will be deposited into the related A/B Whole Loan Custodial Account or Serviced Companion Loan Custodial Account, as applicable, pursuant to Section 5.1(c) and withdrawn from such accounts pursuant to Section 5.2(a)) and (vi) Scheduled Payments collected but due on a Due Date subsequent to the related Collection Period and (b) if and to the extent not already among the amounts described in clause (a), (i) the aggregate amount of any P&I Advances made by the Master Servicer or the Trustee for such Distribution Date on the Mortgage Loans pursuant to Section 4.1 and/or Section 4.3, (ii) the aggregate amount of any Compensating Interest payments made by the Master Servicer on the Mortgage Loans for such Distribution Date pursuant to the terms hereof, (iii) if such Distribution Date occurs in March of any year, commencing March 2014 or on the final Distribution Date, the aggregate of the Interest Reserve Amounts then held on deposit in the Interest Reserve Account in respect of each Interest Reserve Loan and (iv) any Balloon Payments received on or after the date that is two (2) Business Days immediately preceding the related Master Servicer Remittance Date and prior to the Distribution Date and remitted by the Master Servicer to the Distribution Account pursuant to Section 5.2(c).

“B Note” means, with respect to any A/B Whole Loan, any related subordinated note not included in the Trust, which is subordinated in right of payment to the related A Note to the extent set forth in the related Intercreditor Agreement.  There are no B Notes related to the Trust as of the Closing Date.

“Balloon Loan” means a Mortgage Loan, A/B Whole Loan or Loan Pair that provides for Scheduled Payments based on an amortization schedule that is significantly longer than its term to maturity and that is expected to have a remaining principal balance equal to or greater than 5% of its Cut-Off Date Principal Balance as of its stated maturity date, unless prepaid prior thereto.

“Balloon Mortgage Loan” means a Mortgage Loan that is a Balloon Loan.

“Balloon Payment” means, with respect to any Balloon Mortgage Loan, the Scheduled Payment payable on the Maturity Date of such Mortgage Loan.

“BANA” has the meaning set forth in the Preliminary Statement hereto.

“BANA Loans” means, collectively, those Mortgage Loans sold to the Depositor pursuant to Mortgage Loan Purchase Agreement I and shown on Schedule I hereto (or, with respect to any Joint Mortgage Loan, BANA’s pro rata share of such Joint Mortgage Loans based on BANA’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan).

“BANA Lender Successor Borrower Right” has the meaning set forth in Section 8.3(h) hereof.

“Bankruptcy Loss” means a loss arising from a proceeding under the United States Bankruptcy Code or any other similar state law or other proceeding with respect to the Mortgagor of, or Mortgaged Property under, a Mortgage Loan, A/B Whole Loan or Loan Pair, including, without limitation, any Deficient Valuation Amount or losses, if any, resulting from any Debt Service Reduction Amount for the month in which the related Distribution Date occurs.

“Base Interest Fraction” means, with respect to any Principal Prepayment of any Mortgage Loan that provides for payment of a Prepayment Premium, and with respect to any Class of Principal Balance Certificates (other than the Exchangeable Certificates, the Swap Certificates, the Class E Certificates and the Control Eligible Certificates), any EC REMIC III Regular Interest or any Swap REMIC III Regular Interest, a fraction (A) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on that Class of Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest and (ii) the applicable Discount Rate and (B) whose denominator is the difference between (i) the Mortgage Rate on the related Mortgage Loan and (ii) the applicable Discount Rate, provided that under no circumstances will the Base Interest Fraction be greater than one.  If the Discount Rate referred to above is greater than or equal to the Mortgage Rate on the related Mortgage Loan, then the Base Interest Fraction will equal zero; provided that if the Discount Rate referred to above is greater than or equal to the Mortgage Rate on the related Mortgage Loan, but is less than the Pass-Through Rate on the subject Class of Principal Balance Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest, then the Base Interest Fraction shall be equal to 1.0.

“Book-Entry Certificates” means any Certificates as to which ownership and transfer thereof shall be made through book entries as set forth in Section 3.7; provided, that after the occurrence of a condition whereupon book-entry registration and transfer are no longer authorized and Definitive Certificates are to be issued to the Certificate Owners, such certificates shall no longer be “Book-Entry Certificates.”

“Burnham Center Intercreditor Agreement” means the intercreditor, co-lender or comparable agreement between the initial holders of the Burnham Center Mortgage Loan and the Burnham Center Serviced Companion Loan.

“Burnham Center Loan Pair” means, collectively, the Burnham Center Mortgage Loan and the Burnham Center Serviced Companion Loan.

“Burnham Center Mortgage” means the Mortgage securing the Burnham Center Mortgage Loan and the Burnham Center Serviced Companion Loan.

“Burnham Center Mortgage Loan” means the Mortgage Loan designated as Mortgage Loan No. 14 on the Mortgage Loan Schedule and that is pari passu in right of payment with the Burnham Center Serviced Companion Loan to the extent set forth in the Burnham Center Intercreditor Agreement.  The Burnham Center Mortgage Loan is a “Mortgage Loan.”

“Burnham Center Serviced Companion Loan” means the promissory note designated “Note A-2” that is not included in the Trust and is secured on a pari passu basis with the Burnham Center Mortgage Loan to the extent set forth in the Burnham Center Intercreditor Agreement.  The Burnham Center Serviced Companion Loan is not a “Mortgage Loan.”

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which the Federal Reserve or the New York Stock Exchange is closed, (iii) a legal holiday in New York, New York, Pittsburgh, Pennsylvania, Charlotte, North Carolina, or the principal city or, as applicable, the corporate trust office, in which any of the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator or the Master Servicer conducts servicing or trust operations, or (iv) a day on which banking institutions or savings associations in New York, New York, Pittsburgh, Pennsylvania, Charlotte, North Carolina, or the principal city or, as applicable, the corporate trust office, in which any of the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator or the Master Servicer conducts servicing or trust operations are authorized or obligated by law or executive order to be closed.

“Calculation Rate” means a discount rate appropriate for the type of cash flows being discounted, namely:  (A) for principal and interest payments on a Mortgage Loan, B Note or Serviced Companion Loan or from the sale of a Defaulted Mortgage Loan, the higher of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Mortgagor on similar non-defaulted debt of the related Mortgagor as of such date of determination, and (2) the related Mortgage Rate based on its Unpaid Principal Balance; and (B) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

“Cash Liquidation” means, as to any Defaulted Mortgage Loan other than a Mortgage Loan with respect to which the related Mortgaged Property became REO Property, the sale of such Defaulted Mortgage Loan.  The Master Servicer shall maintain records in accordance with the Servicing Standard (and, in the case of Specially Serviced Mortgage Loans, based solely on the written reports with respect to such Cash Liquidation delivered by the Special Servicer to the Master Servicer), of each Cash Liquidation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.).

“Certificate Administrator” means Wells Fargo Bank, National Association and any successor or assign, as provided herein.

“Certificate Administrator Fee” means, with respect to each Mortgage Loan (including a Mortgage Loan that relates to an REO Property or is a Defeasance Loan) for any related Mortgage Loan Accrual Period, the amount of interest accrued during such related Mortgage Loan Accrual Period at the related Certificate Administrator Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Mortgage Loan during such related Mortgage Loan Accrual Period; provided, that a portion of the Certificate Administrator Fee shall be applied to pay the Trustee Fee and the Custodian Fee.

“Certificate Administrator Fee Rate” means 0.00283% per annum (which includes the per annum rate applicable to calculation of the Trustee Fee and the Custodian Fee).

“Certificate Administrator Indemnification Agreement” means that certain indemnification agreement, dated the Pricing Date, between the Certificate Administrator, the Depositor, the Initial Purchasers and the Underwriters, which agreement may be the same agreement as the Trustee Indemnification Agreement, if the Certificate Administrator and the Trustee are the same entity.

“Certificate Administrator’s Website” means the internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance” means, with respect to any Principal Balance Certificate (other than the Exchangeable Certificates or Swap Certificates), any EC REMIC III Regular Interest or any Swap REMIC III Regular Interest, as of any date or time of determination, the maximum specified dollar amount of principal to which the Holder of such Certificate or the holder of such EC REMIC III Regular Interest or Swap REMIC III Regular Interest is then entitled hereunder, such amount being equal to the initial principal amount set forth on the face of such Certificate (in the case of a Certificate) or set forth in the Preliminary Statement (in the case of an EC REMIC III Regular Interest or Swap REMIC III Regular Interest), minus (a)(i) the amount of all principal distributions previously made pursuant to Section 6.5(a), (ii) all Collateral Support Deficits allocated pursuant to Section 6.6, and (iii) any Excess Trust Advisor Expenses allocated to pursuant to Section 6.11, in each case with respect to such Certificate, EC REMIC III Regular Interest or Swap REMIC III Regular Interest in reduction of its Certificate Balance, plus (b) any prior increase in the Certificate Balance of such Certificate, EC REMIC III Regular Interest or Swap REMIC III Regular Interest attributable to the amounts identified in clause (I)(C) of the definition of Principal Distribution Amount with respect to any Distribution Date, plus (c) any prior increase in the Certificate Balance of such Certificate, EC REMIC III Regular Interest or Swap REMIC III Regular Interest pursuant to Section 6.11 in connection with the allocation of Actual Recoveries of Trust Advisor Expenses.  On each Distribution Date, prior to any distributions being made on such Distribution Date, the Certificate Balances of the Principal Balance Certificates (other than the Exchangeable Certificates and Swap Certificates), EC REMIC III Regular Interests and Swap REMIC III Regular Interests will be increased by the aggregate of the amounts identified in clause (I)(C) of the definition of “Principal Distribution Amount” for such Distribution Date, such increase to be allocated to the respective Classes of the Principal Balance Certificates (other than the Exchangeable Certificates and Swap Certificates), EC REMIC III Regular Interests and Swap REMIC III Regular Interests in descending sequential order of payment priority (i.e., to the most senior such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest first), in each case up to, and in reduction of, the amount of Collateral Support Deficits previously allocated thereto and not otherwise reimbursed hereunder.  Any such increase in the Certificate Balances of the Principal Balance Certificates (other than the Exchangeable Certificates and Swap Certificates) of any particular Class thereof shall, in turn, be allocable among such Principal Balance Certificates on a pro rata basis in accordance with their respective initial Certificate Balances.  “Certificate Balance” with respect to any Exchangeable Certificate or Swap Certificate means, as of any date or time of determination, the maximum specified dollar amount of principal to which the Holder of such Certificate is then entitled hereunder, such amount being equal to (1) with respect to any Class A-S, Class B or Class C Certificate, the principal amount as of the Closing Date set forth on the face of such Certificate after giving effect to any exchanges pursuant to Section 3.3 prior to such date or time of determination, multiplied by a fraction expressed as a percentage, the numerator of which is the Certificate Balance of the EC REMIC III Regular Interest bearing the same alphabetic designation as of such date or time of determination, and the denominator of which is the original Certificate Balance of such EC REMIC III Regular Interest, (2) with respect to any Class PST Certificate, the sum of (a) the Class PST Original A-S Portion multiplied by a fraction expressed as a percentage, the numerator of which is the Certificate Balance of the Class A-S REMIC III Regular Interest as of such date or time of determination, and the denominator of which is the original Certificate Balance of the Class A-S REMIC III Regular Interest, (b) the Class PST Original B Portion multiplied by a fraction expressed as a percentage, the numerator of which is the Certificate Balance of the Class B REMIC III Regular Interest as of such date or time of determination, and the denominator of which is the original Certificate Balance of the Class B REMIC III Regular Interest, and (c) the Class PST Original C Portion multiplied by a fraction expressed as a percentage, the numerator of which is the Certificate Balance of the Class C REMIC III Regular Interest as of such date or time of determination, and the denominator of which is the original Certificate Balance of the Class C REMIC III Regular Interest and (3) with respect to any Swap Certificate, the principal amount as of the Closing Date set forth on the face of such Certificate after giving effect to any exchanges pursuant to Section 3.3 prior to such date or time of determination, multiplied by a fraction expressed as a percentage, the numerator of which is the Certificate Balance of the Swap Corresponding REMIC III Regular Interest as of such date or time of determination, and the denominator of which is the original Certificate Balance of such Swap Corresponding REMIC III Regular Interest.  The aggregate Certificate Balance of a Class of Swap Floating Rate Certificates and its corresponding Class of Swap Fixed Rate Certificates shall be equal at all times to the Certificate Balance of their Swap Corresponding REMIC III Regular Interest.

“Certificate Owner” means, with respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate, as may be reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly or as an indirect participant, in accordance with the rules of such Clearing Agency).

“Certificate Register” has the meaning set forth in Section 3.2.

“Certificate Registrar” means the registrar appointed pursuant to Section 3.2, which initially shall be the Certificate Administrator.

“Certificateholders” has the meaning set forth in the definition of “Holder.”

“Certificates” means, collectively, the REMIC III Regular Certificates, the Exchangeable Certificates and the Class R Certificates.

“Certification Parties” has the meaning set forth in Section 13.6 and shall also include such parties in an Other Securitization.

“Certifying Certificateholder” means a Certificateholder or Certificate Owner that has provided the Certificate Administrator with an executed Investor Certification.

“Certifying Person” has the meaning set forth in Section 13.6.

“Certifying Servicer” has the meaning set forth in Section 13.9.

“CIBC” has the meaning set forth in the Preliminary Statement hereto.

“CIBC Lender Successor Borrower Right” has the meaning set forth in Section 8.3(h) hereof.

“CIBC Loans” means, collectively, those Mortgage Loans sold to the Depositor pursuant to Mortgage Loan Purchase Agreement III and shown on Schedule III hereto (or, with respect to any Joint Mortgage Loan, CIBC’s pro rata share of such Joint Mortgage Loans based on CIBC’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan).

“Class” means all Certificates bearing the same alphabetic or alphanumeric class designation.

“Class A Senior Certificates” means the Class A-1 Certificates, the Class A-2 Certificates, the Class A-SB Certificates, the Class A-3 Certificates, the Class A-3FL Certificates, the Class A-3FX Certificates, the Class A-4 Certificates and the Class A-5 Certificates.

“Class A-1 Certificates,” “Class A-2 Certificates,” “Class A-SB Certificates,” “Class A-3 Certificates,” “Class A-3FL Certificates,” “Class A-3FX Certificates,” “Class A-4 Certificates,” “Class A-5 Certificates,” “Class A-S Certificates,” “Class X-A Certificates,” “Class B Certificates,” “Class PST Certificates,” “Class C Certificates,” “Class D Certificates,” “Class E Certificates,” “Class F Certificates,” “Class G Certificates,” “Class H Certificates,” “Class J Certificates” and “Class R Certificates” mean, in each such case, the Certificates designated as “Class A-1,” “Class A-2,” “Class A-SB,” “Class A-3,” “Class A-3FL,” “Class A-3FX,” “Class A-4,” “Class A-5,” “Class A-S,” “Class X-A,” “Class B,” “Class PST,” “Class C,” “Class D,” “Class E,” “Class F,” “Class G,” “Class H,” “Class J” and “Class R,” respectively, on the face thereof, in substantially the forms attached hereto as Exhibits A-1 to A-20.

“Class A-3FL Percentage Interest” means the quotient of the Aggregate Certificate Balance of the Class A-3FL Certificates divided by the Certificate Balance of the Class A-3FL REMIC III Regular Interest.  As of the Closing Date, the Class A-3FL Percentage Interest shall be 100.0%.

“Class A-3FL REMIC III Regular Interest” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated as “A-3FL”, which regular interest bears interest at a per annum rate equal to 3.840%.  The Class A-3FL and

Class A-3FX Certificates will represent beneficial ownership of the Class A-3FL Percentage Interest and Class A-3FX Percentage Interest, respectively, of the Class A-3FL REMIC III Regular Interest.  The Class A-3FL REMIC III Regular Interest will be held in the Grantor Trust.

“Class A-3FX Percentage Interest” means the quotient of the Aggregate Certificate Balance of the Class A-3FX Certificates divided by the Certificate Balance of the Class A-3FL REMIC III Regular Interest.  As of the Closing Date, the Class A-3FX Percentage Interest shall be 0.0%.

“Class A-S Percentage Interest” means the quotient of the Aggregate Certificate Balance of the Class A-S Certificates divided by the Certificate Balance of the Class A-S REMIC III Regular Interest.  As of the Closing Date, the Class A-S Percentage Interest shall be 50.0%.

“Class A-S REMIC III Regular Interest” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated as “A-S”, which regular interest bears interest at a per annum rate equal to the Weighted Average REMIC I Net Mortgage Rate.  The Class A-S Certificates will represent beneficial ownership of the Class A-S Percentage Interest of the Class A-S REMIC III Regular Interest, and the Class PST Certificates will represent beneficial ownership of, among other things, the Class A-S-PST Percentage Interest of the Class A-S REMIC III Regular Interest.  The Class A-S REMIC III Regular Interest will be held in the Grantor Trust.

“Class A-S Specific Grantor Trust Assets” means the portion of the Trust consisting of the Class A-S Percentage Interest of the Class A-S REMIC III Regular Interest.

“Class A-S-PST Percentage Interest” means 100.0% minus the Class A-S Percentage Interest.  As of the Closing Date, the Class A-S-PST Percentage Interest shall be 50.0%.

“Class B Percentage Interest” means, the quotient of the Aggregate Certificate Balance of the Class B Certificates divided by the Certificate Balance of the Class B REMIC III Regular Interest.  As of the Closing Date, the Class B Percentage Interest shall be 50.0%.

“Class B REMIC III Regular Interest” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated as “B”, which regular interest bears interest at a per annum rate equal to the Weighted Average REMIC I Net Mortgage Rate.  The Class B Certificates will represent beneficial ownership of the Class B Percentage Interest of the Class B REMIC III Regular Interest, and the Class PST Certificates will represent beneficial ownership of, among other things, the Class B-PST Percentage Interest of the Class B REMIC III Regular Interest.  The Class B REMIC III Regular Interest will be held in the Grantor Trust.

“Class B Specific Grantor Trust Assets” means the portion of the Trust consisting of the Class B Percentage Interest of the Class B REMIC III Regular Interest.

“Class B-PST Percentage Interest” means 100.0% minus the Class B Percentage Interest.  As of the Closing Date, the Class B-PST Percentage Interest shall be 50.0%.

“Class C Percentage Interest” means, the quotient of the Aggregate Certificate Balance of the Class C Certificates divided by the Certificate Balance of the Class C REMIC III Regular Interest.  As of the Closing Date, the Class C Percentage Interest shall be 50.0%.

“Class C REMIC III Regular Interest” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated as “C”, which regular interest bears interest at a per annum rate equal to the Weighted Average REMIC I Net Mortgage Rate.  The Class C Certificates will represent beneficial ownership of the Class C Percentage Interest of the Class C REMIC III Regular Interest, and the Class PST Certificates will represent beneficial ownership of, among other things, the Class C-PST Percentage Interest of the Class C REMIC III Regular Interest.  The Class C REMIC III Regular Interest will be held in the Grantor Trust.

“Class C-PST Percentage Interest” means 100.0% minus the Class C Percentage Interest.  As of the Closing Date, the Class C-PST Percentage Interest shall be 50.0%.

“Class C Specific Grantor Trust Assets” means the portion of the Trust consisting of the Class C Percentage Interest of the Class C REMIC III Regular Interest.

“Class J Grantor Trust Interest” means that portion of the rights represented by the Class J Certificates that evidences beneficial ownership of the Class J Specific Grantor Trust Assets.

“Class J Specific Grantor Trust Assets” means that portion of the Trust consisting of the Excess Interest and the Excess Interest Sub-account.

“Class J REMIC III Regular Interest” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III evidenced by the Class J Certificates, which regular interest bears interest at a per annum rate equal to the Pass-Through Rate for the Class J Certificates from time to time and has a principal amount equal to the Aggregate Certificate Balance of the Class J Certificates from time to time.

“Class PST Component” means any of the Class PST Component A-S, Class PST Component B or Class PST Component C.

“Class PST Component A-S” means the portion of the Class A-S REMIC III Regular Interest equal to the Class A-S-PST Percentage Interest of the Class A-S REMIC III Regular Interest.

“Class PST Component A-S Principal Amount” means the product of the Class A-S-PST Percentage Interest and the Certificate Balance of the Class A-S REMIC III Regular Interest.

“Class PST Component B” means the portion of the Class B REMIC III Regular Interest equal to the Class B-PST Percentage Interest of the Class B REMIC III Regular Interest.

“Class PST Component B Principal Amount” means the product of the Class B-PST Percentage Interest and the Certificate Balance of the Class B REMIC III Regular Interest.

“Class PST Component C” means the portion of the Class C REMIC III Regular Interest equal to the Class C-PST Percentage Interest of the Class C REMIC III Regular Interest.

“Class PST Component C Principal Amount” means the product of the Class C-PST Percentage Interest and the Certificate Balance of the Class C REMIC III Regular Interest.

“Class PST Original A-S Portion” means, with respect to any Class PST Certificate as of any date or time of determination, the product of (a) the principal amount as of the Closing Date set forth on the face of such Certificate after giving effect to any exchanges pursuant to Section 3.3 prior to such date or time of determination and (b) a fraction expressed as a percentage, the numerator of which is the original Certificate Balance of the Class A-S REMIC III Regular Interest and the denominator of which is the aggregate original Certificate Balance of the EC REMIC III Regular Interests.

“Class PST Original B Portion” means, with respect to any Class PST Certificate as of any date or time of determination, the product of (a) the principal amount as of the Closing Date set forth on the face of such Certificate after giving effect to any exchanges pursuant to Section 3.3 prior to such date or time of determination and (b) a fraction expressed as a percentage, the numerator of which is the original Certificate Balance of the Class B REMIC III Regular Interest and the denominator of which is the aggregate original Certificate Balance of the EC REMIC III Regular Interests.

“Class PST Original C Portion” means, with respect to any Class PST Certificate as of any date or time of determination, the product of (a) the principal amount as of the Closing Date set forth on the face of such Certificate after giving effect to any exchanges pursuant to Section 3.3 prior to such date or time of determination and (b) a fraction expressed as a percentage, the numerator of which is the original Certificate Balance of the Class C REMIC III Regular Interest and the denominator of which is the aggregate original Certificate Balance of the EC REMIC III Regular Interests.

“Class PST Percentage Interest” means any of the Class A-S-PST Percentage Interest, the Class B-PST Percentage Interest or the Class C-PST Percentage Interest.

“Class PST Specific Grantor Trust Assets” means the portion of the Trust consisting of the Class PST Components.

“Class X-A REMIC III Regular Interest” means any of REMIC III Regular Interest X-A-1, REMIC III Regular Interest X-A-2, REMIC III Regular Interest X-A-SB, REMIC III Regular Interest X-A-3 and REMIC III Regular Interest X-A-3FL.  The Class X-A REMIC III Regular Interests relate to, and are evidenced by, the Class X-A Certificates.

 “Class X REMIC III Regular Interest” means any Class X-A REMIC III Regular Interest.

“Class X Strip Rate” means, with respect to any REMIC II Regular Interest for any Distribution Date, the excess, if any, of the Weighted Average REMIC I Net Mortgage Rate for such Distribution Date over (i) if the Corresponding Certificates are not Exchangeable Certificates or Swap Floating Rate Certificates, the Pass-Through Rate for the Class of

Corresponding Certificates, (ii) if the Corresponding Certificates are Exchangeable Certificates, the Pass-Through Rate on the EC REMIC III Regular Interest bearing the same letter designation as such Class of Exchangeable Certificates and (iii) if the Corresponding Certificates are Swap Floating Rate Certificates, the Pass-Through Rate on the Swap REMIC III Regular Interest bearing the same letter designation as such Class of Swap Floating Rate Certificates.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act, which initially shall be the Depository.

“Clearstream Bank” means Clearstream Banking, société anonyme.

“Closing Date” means July 2, 2013.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form and proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust.

“Collateral Support Deficit” means:

(a)  with respect to any REMIC I Regular Interest, as of any Distribution Date, following the deemed distributions with respect to such REMIC I Regular Interest on such Distribution Date pursuant to Section 6.3(a), but prior to any reduction in the REMIC I Principal Amount of such REMIC I Regular Interest on such Distribution Date pursuant to Section 6.6(a), the amount, if any, by which (i) the then Stated Principal Balance of the Mortgage Loan (including an REO Mortgage Loan) as to which such REMIC I Regular Interest is the Corresponding REMIC I Regular Interest, is less than (ii) the then REMIC I Principal Amount of such REMIC I Regular Interest;

(b)  with respect to the REMIC II Regular Interests, as of any Distribution Date, following any deemed allocations of Trust Advisor Expenses to REMIC II Regular Interest A-1, REMIC II Regular Interest A-2, REMIC II Regular Interest A-SB, REMIC II Regular Interest A-3, REMIC II Regular Interest A-3FL, REMIC II Regular Interest A-4, REMIC II Regular Interest A-5, REMIC II Regular Interest A-S, REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D and REMIC II Regular Interest E on such Distribution Date pursuant to Section 6.11 and the deemed distributions with respect to the REMIC II Regular Interests on such Distribution Date pursuant to Section 6.4, but prior to any reduction in the REMIC II Principal Amounts of the REMIC II Regular Interests on such Distribution Date pursuant to Section 6.6(b), the amount, if any, by which (i) the then Aggregate Stated Principal Balance of the Mortgage Loans (including any REO Mortgage Loans) (for purposes of this calculation only, not giving effect to any reductions of the Aggregate Stated Principal Balance for principal payments received on the Mortgage Loans (including REO Mortgage Loans) that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans (including REO Mortgage Loans) for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed

Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances), is less than (ii) the then aggregate REMIC II Principal Amount of the REMIC II Regular Interests; and

(c)  with respect to the Principal Balance Certificates, as of any Distribution Date, following any allocations of Trust Advisor Expenses to the Class A Senior Certificates and the Class A-S, Class B, Class PST, Class C, Class D and Class E Certificates on such Distribution Date pursuant to Section 6.11 and the distributions with respect to the Principal Balance Certificates on such Distribution Date pursuant to Section 6.5, but prior to any reduction in the respective Certificate Balances of the Principal Balance Certificates on such Distribution Date pursuant to Section 6.6(c), the amount, if any, by which (i) the then Aggregate Stated Principal Balance of the Mortgage Loans (including any REO Mortgage Loans) (for purposes of this calculation only, not giving effect to any reductions of the Aggregate Stated Principal Balance for principal payments received on the Mortgage Loans (including REO Mortgage Loans) that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans (including REO Mortgage Loans) for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances), is less than (ii) the then Aggregate Certificate Balance of the Principal Balance Certificates.

“Collection Account” means one or more separate accounts established and maintained by the Master Servicer (or any Sub-Servicer on behalf of the Master Servicer) pursuant to Section 5.1(a).

“Collection Period” means, with respect to any Distribution Date, the period beginning on the day after the Determination Date in the month preceding the month of such Distribution Date (or, in the case of the first (1st) Distribution Date, commencing immediately following the Cut-Off Date) and ending on the Determination Date in the month in which the Distribution Date occurs.

“Collective Consultation Period” means any period when both (i) the Aggregate Certificate Balance of the Class F Certificates, as notionally reduced by any Appraisal Reductions allocable to such Class in accordance with Section 6.9, is less than 25% of the initial Aggregate Certificate Balance of the Class F Certificates and (ii) the Aggregate Certificate Balance of the Class F Certificates, without regard to any Appraisal Reductions allocable to such Class in accordance with Section 6.9, is at least 25% of the initial Aggregate Certificate Balance of the Class F Certificates.

“Commission” means the U.S. Securities and Exchange Commission.

“Compensating Interest” means with respect to any Distribution Date, an amount equal to the lesser of (A) the excess, if any, of (i) Prepayment Interest Shortfalls incurred during the related Collection Period in respect of all Mortgage Loans (and not in respect of any B Note, Serviced Companion Loan, Non-Serviced Companion Loan, Specially Serviced Mortgage Loan or any Mortgage Loan that was previously a Specially Serviced Mortgage Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions) resulting from voluntary or involuntary Principal Prepayments on such Mortgage Loans over (ii) the aggregate of Prepayment Interest Excesses resulting from Principal Prepayments on such

Mortgage Loans during the related Collection Period and (B) the aggregate of the portion of the aggregate Master Servicing Fee accrued at a rate per annum equal to 0.005% (0.5 basis points) for the related Collection Period calculated in respect of such Mortgage Loans (including any related REO Mortgage Loans), plus any investment income earned on the amount prepaid prior to such Distribution Date; provided that Compensating Interest shall only include (without regard to clause (B) above), the amount of any Prepayment Interest Shortfall otherwise described in clause (A) above incurred in connection with any Principal Prepayment received in respect of any such Mortgage Loan during the related Collection Period to the extent such Prepayment Interest Shortfall occurs as a result of the Master Servicer deviating, or allowing the related Mortgagor to deviate, from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (w) subsequent to a default or imminent default under the related Mortgage Loan documents if the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard, (x) if the related Mortgage Loan is a Specially Serviced Mortgage Loan, (y) in connection with the payment of Insurance Proceeds or Condemnation Proceeds unless the Master Servicer did not apply the proceeds thereof in accordance with the terms of the related Mortgage Loan documents or (z) pursuant to applicable law or a court order).  For the avoidance of doubt, no Repurchased Loan shall be included as a Mortgage Loan for purposes of computing the amount of Compensating Interest.  The Master Servicer’s obligations to pay any Compensating Interest, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

“Condemnation Proceeds” means any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Mortgagor in accordance with the terms of the Mortgage Loan and (if applicable) its related B Note or Serviced Companion Loan.  With respect to the Mortgaged Property securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan shall be included in Condemnation Proceeds.

“Consent Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, any and all fees actually paid by a Mortgagor with respect to any consent or approval required pursuant to the terms of the related loan documents that does not involve a restructuring, modification, assumption, extension, waiver or amendment of the terms of such Mortgage Loan documents.

“Control Eligible Certificates” means any of the Class F, Class G, Class H and Class J Certificates.

“Controlling Class” means, as of any time of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an Aggregate Certificate Balance (as notionally reduced by any Appraisal Reductions allocable to such Class in accordance with Section 6.9) at least equal to 25% of the initial Aggregate Certificate Balance of such Class; provided that if no Class of Control Eligible Certificates has an Aggregate

Certificate Balance (as notionally reduced by any Appraisal Reductions allocable to such Class in accordance with Section 6.9) at least equal to 25% of the initial Aggregate Certificate Balance of such Class, then the Controlling Class shall be the most senior Class of Control Eligible Certificates.  The Controlling Class as of the Closing Date will be the Class J Certificates.

“Controlling Class Certificateholder” means each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar from time to time.

“Controlling Class Representative” means the Controlling Class Certificateholder (or other representative) selected or designated, as applicable, in accordance with Section 10.1.

“Controlling Person” means, with respect to any Person, any other Person who “controls” such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, presently located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, and the office of the Certificate Administrator located, for certificate transfer purposes, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Bondholder Services – Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, and for all other purposes at 9062 Old Annapolis Road, Columbia, Maryland 21045, Client Manager – Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, or with respect to the Custodian, the office of the Custodian located at 1055 10th Avenue SE Minneapolis, Minnesota 55414, Attention: Global Securities and Trust Services, Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10; or at such other address as the Trustee, Certificate Administrator or Custodian, as applicable, may designate from time to time by notice to the Certificateholders and each of the other Parties to this Agreement.

“Corresponding Certificates” means the Class of Principal Balance Certificates designated as such in the Preliminary Statement with respect to any REMIC II Regular Interest.

“Corresponding Class X REMIC III Regular Interest” means the Class X REMIC III Regular Interest designated as such in the Preliminary Statement with respect to any REMIC II Regular Interest.

“Corresponding REMIC I Regular Interest” means the REMIC I Regular Interest that relates to any particular Mortgage Loan (including an REO Mortgage Loan) or Qualifying Substitute Mortgage Loan that replaces such Mortgage Loan, which REMIC I Regular Interest has the characteristics described in the Preliminary Statement.

“Corresponding REMIC II Regular Interest” means the REMIC II Regular Interest or one of the REMIC II Regular Interests, as applicable, designated as such in the Preliminary Statement with respect to any Class of Principal Balance Certificates, any EC

REMIC III Regular Interest or any Swap REMIC III Regular Interest, the Class X-A Certificates or any Class X REMIC III Regular Interest.

“CREFC®” means the CRE Financial Council®, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto.  If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization.  If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Trustee, the Certificate Administrator, the Special Servicer and, during any Subordinate Control Period, the Controlling Class Representative.

“CREFC® Advance Recovery Report” means a report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Bond Level File” means the data file (prepared by the Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Collateral Summary File” means the data file (prepared by the Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Comparative Financial Status Report” means a report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Delinquent Loan Status Report” means a report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Financial File” means the data file (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Historical Loan Modification and Corrected Mortgage Loan Report” means a report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification and Corrected Mortgage Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Investor Reporting Package (IRP)” means:

(a)           The following seven (7) electronic files (and any other files as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time):  (i) CREFC® Loan Setup File, (ii) CREFC® Loan Periodic Update File, (iii) CREFC® Property File, (iv) CREFC® Bond Level File, (v) CREFC® Financial File, (vi) CREFC® Collateral Summary File and (vii) CREFC® Special Servicer Loan File;

(b)           The following eleven supplemental reports (and any other reports as may become adopted and promulgated by CREFC® as part of the CREFC® Investor Reporting Package (IRP) from time to time):  (i) CREFC® Delinquent Loan Status Report, (ii) CREFC® Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC® REO Status Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® Comparative Financial Status Report, (vi) CREFC® Servicer Watch List, (vii) CREFC® Loan Level Reserve/LOC Report, (viii) CREFC® NOI Adjustment Worksheet, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report and (xi) CREFC® Reconciliation of Funds Report; and

(c)           such other reports as CREFC® may designate from time to time.

“CREFC® License Fee” means, with respect to each Mortgage Loan (including a Mortgage Loan that relates to an REO Property or is a Defeasance Loan) for any related Mortgage Loan Accrual Period, the amount of interest accrued during such related Mortgage Loan Accrual Period at the related CREFC® License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Mortgage Loan during such related Mortgage Loan Accrual Period.  Any payments of the CREFC® License Fee shall be made to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the Master Servicer in writing):

Account Name:  Commercial Real Estate Finance Council (CREFC)
Bank Name:  JPMorgan Chase Bank, National Association
Bank Address:  80 Broadway, New York, NY 10005
Routing Number:  021000021
Account Number:  213597397

“CREFC® License Fee Rate” means 0.0005% per annum.

“CREFC® Loan Level Reserve/LOC Report” means the monthly report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Loan Periodic Update File” means the data file (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Loan Setup File” means the data file (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® NOI Adjustment Worksheet” means a report prepared by the Master Servicer with respect to all the non-Specially Serviced Mortgage Loans, and by the Special Servicer with respect to Specially Serviced Mortgage Loans and, if they relate to any REO Property, REO Mortgage Loans, which report shall be substantially in the form of, and contain the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Operating Statement Analysis Report” means a report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Property File” means a data file substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Reconciliation of Funds Report” means a monthly report (prepared by the Certificate Administrator) in the “Reconciliation of Funds” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report” means a report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Reports” means the reports and files comprising the CREFC® Investor Reporting Package (IRP), as the forms thereof are modified, expanded or otherwise changed from time to time by the CREFC®.

“CREFC® Servicer Watch List” means, as of each Determination Date, a report (prepared by the Master Servicer), including and identifying each non-Specially Serviced Mortgage Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File” means the report (prepared by the Special Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Total Loan Report” means the monthly report (prepared by the Master Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally.

“CREFC® Website” means the CREFC®’s Website located at www.crefc.org or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Crossed Mortgage Loan” has the meaning set forth in Section 2.3(a).

“Custodian” means Wells Fargo Bank, National Association and any successor or assign, as provided herein.

“Custodian Fee” means the portion of the Certificate Administrator Fee payable to the Custodian in an amount agreed to between the Custodian and the Certificate Administrator.

“Custodian Indemnification Agreement” means that certain indemnification agreement, dated the Pricing Date, between the Custodian, the Depositor, the Initial Purchasers and the Underwriters.

“Customer” means a broker, dealer, bank, other financial institution or other Person for whom the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

“Cut-Off Date” means the close of business on July 1, 2013.  The Cut-Off Date for any Mortgage Loan that has a Due Date on a date other than the first (1st) day of each month shall be the close of business on July 1, 2013, and for purposes of determining amounts allocable to the related Seller, Scheduled Payments due in July 2013 with respect to Mortgage Loans not having Due Dates on the first (1st) of each month have been deemed due and received on July 1, 2013, not the actual day or days on which such Scheduled Payments were due.

“Cut-Off Date Principal Balance” means, with respect to any Mortgage Loan, B Note, A/B Whole Loan, Serviced Companion Loan or Loan Pair, the unpaid principal balance thereof as of its Due Date in July 2013, after application of all payments of principal due on or before such date, whether or not received.

“Daily Mark” has the meaning set forth in Section 5.8(g).

“DBRS” means DBRS, Inc. or its successors in interest.

“Debt Service Coverage Ratio” means, with respect to any Mortgage Loan, as of any date of determination and for any period, the amount calculated for such date of determination in accordance with the formulas set forth in the CREFC® Operating Statement Analysis Report, whether or not the Mortgage Loan has an interest-only period that has not expired as of the Cut-Off Date.

“Debt Service Reduction Amount” means, with respect to a Due Date and the related Determination Date, the amount of the reduction of the Scheduled Payment which a Mortgagor is obligated to pay on such Due Date with respect to a Mortgage Loan, a Serviced Companion Loan or a B Note as a result of any proceeding under bankruptcy law or any similar proceeding (other than a Deficient Valuation Amount); provided, that in the case of an amount that is deferred, but not forgiven, such reduction shall include only the net present value (calculated at the related Mortgage Rate) of the reduction.

“Default Interest” means, with respect to any Mortgage Loan, A/B Whole Loan or Loan Pair, all interest accrued in respect of such Mortgage Loan, A/B Whole Loan or Loan Pair as provided in the related loan documents as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate and, in the case of an ARD Loan after its Anticipated Repayment Date, the per annum rate at which Excess Interest (or the equivalent) accrues, but excluding any such amounts allocable to a Non-Serviced Mortgage Loan and related Non-Serviced Companion Loan pursuant to the terms of the related Non-Serviced Mortgage Loan Intercreditor Agreement.

“Defaulted Mortgage Loan” means a Mortgage Loan (other than any Non-Serviced Mortgage Loan) (i) that is delinquent at least thirty (30) days in respect of its Scheduled Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan documents and without regard to any acceleration of payments under the related Mortgage Loan documents or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

“Defeasance Collateral” means, with respect to any Defeasance Loan, the Government Securities required to be pledged in lieu of prepayment pursuant to the terms thereof.

“Defeasance Loan” means any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note which requires or permits the related Mortgagor (or permits the holder of such Mortgage Loan, Serviced Companion Loan or B Note to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment.

“Defective Mortgage Loan” has the meaning set forth in Section 2.3(a).

“Deficient Valuation” means, with respect to any Mortgage Loan (other than an A Note or a Serviced Pari Passu Mortgage Loan), any A/B Whole Loan or any Loan Pair, a valuation by a court of competent jurisdiction of the Mortgaged Property (or, with respect to a Non-Serviced Mortgage Loan, the pro rata portion of the valuation allocable to such Non-Serviced Mortgage Loan) relating to such Mortgage Loan, A/B Whole Loan or Loan Pair in an amount less than the then outstanding indebtedness under such Mortgage Loan, A/B Whole Loan or Loan Pair, which valuation results from a proceeding initiated under the United States Bankruptcy Code, as amended from time to time, and that reduces the amount the Mortgagor is required to pay under such Mortgage Loan, A/B Whole Loan or Loan Pair.

“Deficient Valuation Amount” means (i) with respect to each Mortgage Loan (other than an A Note or a Serviced Pari Passu Mortgage Loan), any A/B Whole Loan or any Loan Pair, the amount by which the total amount due with respect to such Mortgage Loan, A/B Whole Loan or Loan Pair (excluding interest not yet accrued), including the Unpaid Principal

Balance of such Mortgage Loan, A/B Whole Loan or Loan Pair plus any accrued and unpaid interest thereon and any other amounts recoverable from the Mortgagor with respect thereto pursuant to the terms thereof, is reduced in connection with a Deficient Valuation and (ii) with respect to any A Note or Serviced Pari Passu Mortgage Loan, the portion of any Deficient Valuation Amount for the related A/B Whole Loan or Loan Pair, as applicable, that is borne by the holder of the A Note or Serviced Pari Passu Mortgage Loan, as applicable, under the related Intercreditor Agreement.

“Definitive Certificates” means Certificates of any Class issued in definitive, fully registered, certificated form without interest coupons.

“Deleted Mortgage Loan” means a Mortgage Loan which is repurchased from the Trust pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

“Demand” means any request or demand to repurchase or replace a Mortgage Loan for a breach of representation or warranty or document deficiency.

“Depository” means The Depository Trust Company or its successor in interest.

“Depository Agreement” means the Letter of Representations dated the Closing Date and by and among the Depositor, the Certificate Administrator and the Depository.

“Determination Date” means the 11th calendar day of each month or, if such day is not a Business Day, the next succeeding Business Day, commencing in August 2013.

“Directly Operate” means, with respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where at least 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided that the Special Servicer, on behalf of the Trust, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”  means, with respect to any Mortgage Loan, Loan Pair, A/B Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan, Loan Pair, A/B Whole

Loan or REO Property and any purchaser of any Mortgage Loan, Loan Pair, A/B Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Loan Pair or A/B Whole Loan, if applicable), the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any Special Servicer Compensation to which the Special Servicer is entitled pursuant to Section 9.11 of this Agreement.

“Discount Rate” means, for the purposes of the distribution of Prepayment Premiums, (i) if a discount rate was used in the calculation of the applicable Prepayment Premium pursuant to the terms of the related Mortgage Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, and (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium pursuant to the terms of the related Mortgage Loan, the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.  “Treasury Rate” is the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15–Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant Principal Prepayment, of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date (or Anticipated Repayment Date, if applicable) of the Mortgage Loan prepaid.  If Release H.15 is no longer published, the Certificate Administrator will select a comparable publication to determine the Treasury Rate.

“Dispute” means, with respect to any Demand, any disagreement (whether oral or in writing) between the applicable Request Recipient and the Person making such Demand whether to pursue or act in accordance with, as applicable, such Demand.

“Disqualified Organization” means any of (i) the United States, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code, and (v) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel that the holding of an ownership interest in a Class R Certificate by such Person may cause (A) any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that the Certificates are outstanding, or (B) any of REMIC I, REMIC II or REMIC III or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an ownership interest in a Class R Certificate to such Person.  The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distributable Certificate Interest” means, with respect to any Class of REMIC III Regular Certificates, any EC REMIC III Regular Interest or any Swap REMIC III Regular Interest for any Distribution Date, the sum of:  (A) Accrued Certificate Interest in respect of such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest for such Distribution Date, reduced (to not less than zero) by (1) any Net Aggregate Prepayment Interest Shortfall allocated on such Distribution Date to such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest pursuant to Section 6.7, (2) with respect to each of the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest and each Class of the Class D and Class E Certificates, any Trust Advisor Expenses allocated on such Distribution Date to such Class or EC REMIC III Regular Interest in reduction of the Distributable Certificate Interest thereon pursuant to Section 6.11, and (3) with respect to each of the Class C REMIC III Regular Interest and each Class of the Class D and Class E Certificates, any amounts reimbursable in accordance with Section 6.11(c), out of amounts otherwise distributable as interest in respect of such Class or EC REMIC III Regular Interest, to any more senior Class of Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest on such Distribution Date in respect of Trust Advisor Expenses allocated on prior Distribution Dates to such more senior Class of Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest pursuant to Section 6.11, plus (B) if such Distribution Date is subsequent to the initial Distribution Date, any Unpaid Interest in respect of such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest for such Distribution Date, plus (C) in the case of a Class of Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), an EC REMIC III Regular Interest or a Swap REMIC III Regular Interest, if the Aggregate Certificate Balance of such Class of Certificates or the Certificate Balance of such EC REMIC III Regular Interest (and correspondingly, the Certificate Balances of any related Exchangeable Certificates) or Swap REMIC III Regular Interest (and  correspondingly, the Certificate Balances of any related Swap Certificates), as applicable, is increased on such Distribution Date in accordance with clause (b) of the definition of “Certificate Balance”, the total amount of interest at the applicable Pass-Through Rate that would have accrued and been distributable with respect to the amount by which the related Aggregate Certificate Balance of such Class of Certificates or the related Certificate Balance of such EC REMIC III Regular Interest (and correspondingly, the Certificate Balances of any related Exchangeable Certificates) or Swap REMIC III Regular Interest (and  correspondingly, the Certificate Balances of any related Swap Certificates), was so increased, if such Aggregate Certificate Balance of such Class of Certificates or such Certificate Balance of such EC REMIC III Regular Interest (and correspondingly, the Certificate Balances of any related Exchangeable Certificates) or Swap REMIC III Regular Interest (and  correspondingly, the Certificate Balances of any related Swap Certificates), had not been reduced by that amount in connection with the allocation of Collateral Support Deficits in the first place, and assuming that any reinstatements of the Aggregate Certificate Balance of such Class of Certificates, or Certificate Balance of such EC REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of any related Exchangeable Certificates) or Swap REMIC III Regular Interest (and  correspondingly, the Aggregate Certificate Balances of any related Swap Certificates), are in reverse order of the original reductions therein, plus (D) in the case of each of the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest and each Class of the Class D and Class E Certificates, the amount of any Actual Recoveries of Trust Advisor Expenses allocated in accordance with Section 6.11(c) to such Class of Certificates or EC REMIC III Regular Interest to increase the Distributable Certificate Interest thereof for such Distribution Date, plus (E) in the case of the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest and the Class D Certificates, any amounts reimbursed in accordance with Section 6.11(c) to such Class of Certificates or EC REMIC III Regular Interest by any more junior Class of Certificates or EC REMIC III Regular Interest on such Distribution Date in respect of Trust Advisor Expenses allocated on prior Distribution Dates to the subject Class of Certificates or EC REMIC III Regular Interest pursuant to Section 6.11.  Any increase in the Distributable Certificate Interest with respect to any Class of Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), EC REMIC III Regular Interest or Swap REMIC III Regular Interest for any Distribution Date pursuant to clause (C) of the prior sentence shall result in a corresponding reduction of interest payable on unreimbursed allocations of Collateral Support Deficits in respect of such Class of Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), EC REMIC III Regular Interest or Swap REMIC III Regular Interest.

“Distributable Interest” means, with respect to any REMIC I Regular Interest, REMIC II Regular Interest or Class X REMIC III Regular Interest for any Distribution Date, the sum of (A) Accrued Interest in respect of such REMIC I Regular Interest, REMIC II Regular Interest or Class X REMIC III Regular Interest, as the case may be, for such Distribution Date, reduced (to not less than zero) by (1) any Net Aggregate Prepayment Interest Shortfall allocated on such Distribution Date to such REMIC I Regular Interest, REMIC II Regular Interest or Class X REMIC III Regular Interest, as the case may be, pursuant to Section 6.7, and (2) in the case of each of REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D and REMIC II Regular Interest E, the aggregate amount in respect of the Class of Principal Balance Certificates (other than the Exchangeable Certificates) or EC REMIC III Regular Interest, as applicable, with the same alphabetic designation for such Distribution Date described in clause (A)(2) and clause (A)(3) of the definition of “Distributable Certificate Interest”, plus (B) if such Distribution Date is subsequent to the initial Distribution Date, any Unpaid Interest in respect of such REMIC I Regular Interest, REMIC II Regular Interest or Class X REMIC III Regular Interest, as the case may be, for such Distribution Date, plus (C) in the case of a REMIC II Regular Interest, if the REMIC II Principal Amount of such REMIC II Regular Interest is increased on such Distribution Date in accordance with the definition of “REMIC II Principal Amount” in conjunction with an increase in the Aggregate Certificate Balance of the Class of Corresponding Certificates (or (i) in the case of REMIC II Regular Interest A-S, REMIC II Regular Interest B or REMIC II Regular Interest C, an increase in the Certificate Balance of the EC REMIC III Regular Interest with the same alphabetic designation and (ii) in the case of REMIC II Regular Interest A-3FL, an increase in the Certificate Balance of the Swap REMIC III Regular Interest with the same alphabetic designation), the total amount of interest at the applicable Pass-Through Rate that would have accrued and been distributable with respect to the amount by which the related REMIC II Principal Amount was so increased, if such REMIC II Principal Amount had not been reduced by that amount in connection with the allocation of Collateral Support Deficits in the first place and assuming that the reinstatement of REMIC II Principal Amount is in reverse order of the original reductions therein, plus (D) in the case of each of REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D and REMIC II Regular Interest E, the aggregate amount in respect thereof (or in respect of the Class of Corresponding Certificates or, in the case of each of REMIC II Regular Interest B and REMIC I Regular Interest C, in respect of the EC REMIC III Regular Interest with the same alphabetic designation) for such Distribution Date described in clause (D) and clause (E) of the definition of “Distributable Certificate Interest”.  Any increase in the Distributable Interest with respect to any REMIC II Regular Interest for any Distribution Date pursuant to clause (C) of the prior sentence shall result in a corresponding reduction of interest payable on unreimbursed allocations of Collateral Support Deficits in respect of such REMIC II Regular Interest.

“Distribution Account” means the Distribution Account maintained by the Certificate Administrator on behalf of the Trustee, in accordance with the provisions of Section 5.3.

“Distribution Date” means, with respect to any Determination Date, the fourth (4th) Business Day after the related Determination Date, commencing in August 2013.  The first Distribution Date shall be August 16, 2013.

“Distribution Date Statement” means, with respect to any Distribution Date, a report substantially in the form of Exhibit K attached hereto, setting forth, among other things, the following information:

(a)           the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reduction of the Aggregate Certificate Balance of such Class of Certificates (with respect to the Class PST Certificates, also separately identifying the portion of such amount allocated to each Class PST Component);

(b)          the amount of the distribution on such Distribution Date to the Holders of each Class of REMIC III Regular Certificates, Exchangeable Certificates and Swap Certificates allocable to the interest distributable on such Class of Certificates (with respect to the Class PST Certificates, also separately identifying the portion of such amount allocated to each Class PST Component);

(c)           the aggregate amount of P&I Advances made in respect of the Mortgage Loans (including REO Mortgage Loans) for such Distribution Date;

(d)          the aggregate amount of compensation paid to the Certificate Administrator, Trustee, Custodian and the Trust Advisor, and servicing compensation paid to the Master Servicer and the Special Servicer, in respect of the related Distribution Date;

(e)           the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) outstanding immediately before and immediately after such Distribution Date;

(f)           the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans (excluding REO Mortgage Loans) as of the end of the related Collection Period;

(g)           (i) the number and aggregate principal balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent ninety (90) days or more and (D) current but specially serviced or in foreclosure but not an REO Property and (ii) the information described in Item 1100(b)(5) of Regulation AB to the extent material;

(h)           the value of any REO Property included in the Trust Fund as of the end of the related Collection Period, on a loan-by-loan basis, based on the most recent appraisal or valuation;

(i)            the Available Distribution Amount for such Distribution Date;

(j)            the amount of the distribution on such Distribution Date to the Holders of any Class of REMIC III Regular Certificates, Exchangeable Certificates or Swap Certificates allocable to Prepayment Premiums (with respect to the Class PST Certificates, also separately identifying the portion of such amount allocated to each Class PST Component);

(k)           the total Distributable Certificate Interest for each Class of Certificates (other than the Exchangeable Certificates and Swap Certificates), each EC REMIC III Regular Interest (and separately identifying the portions of such amount attributable to each of the corresponding Class of Exchangeable Certificates and the corresponding Class PST Component that has the same letter designation as such EC REMIC III Regular Interest) and each Swap REMIC III Regular Interest (and separately identifying the portions of such amount attributable to each of the corresponding Classes of Swap Certificates) for such Distribution Date, whether or not paid;

(l)            the Pass-Through Rate in effect for each Class of REMIC III Regular Certificates, EC REMIC III Regular Interest, Exchangeable Certificates (other than the Class PST Certificates), Swap REMIC III Regular Interest and Swap Certificates for such Distribution Date;

(m)          the Principal Distribution Amount for such Distribution Date, separately setting forth the portion thereof that represents scheduled principal and the portion thereof representing prepayments and other unscheduled collections in respect of principal;

(n)           the Aggregate Certificate Balance or Notional Amount, as the case may be, of each Class of REMIC III Regular Certificates, each Class of Exchangeable Certificates (and, in the case of the Class PST Certificates, the portion of such amount attributable to each Class PST Component), each EC REMIC III Regular Interest, each Class of Swap Certificates and each Swap REMIC III Regular Interest immediately before and immediately after such Distribution Date, separately identifying any reduction in these amounts as a result of the allocation of Collateral Support Deficit (and, in the case of the Class PST Certificates, the portion of such amount allocable to each Class PST Component) and Excess Trust Advisor Expenses (and, in the case of the Class PST Certificates, the portion of such amount allocable to each Class PST Component);

(o)           the amount of any Appraisal Reductions in effect as of such Distribution Date on a loan-by-loan basis and the aggregate amount of Appraisal Reductions as of such Distribution Date;

(p)           the number and aggregate principal balance of any Mortgage Loans extended or modified during the related Collection Period on a loan-by-loan basis;

(q)           the amount of any remaining unpaid Distributable Certificate Interest for each Class of Certificates (other than the Class R Certificates), each EC REMIC III Regular Interest and each Swap REMIC III Regular Interest (and, in the case of the Class PST Certificates, the portion of such amount allocable to each Class PST Component); and, in the case of the Class B, Class PST, Class C, Class D and Class E Certificates, any unreimbursed interest shortfalls for such Class of Certificates resulting from the allocation of Trust Advisor Expenses (and, in the case of the Class PST Certificates, the portion of such amount allocable to each Class PST Component), as of the close of business on such Distribution Date;

(r)            a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment during the related Collection Period and the amount of such Principal Prepayment occurring;

(s)           the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of Collateral Support Deficits (and, in the case of the Class PST Certificates, the portion of such amount allocable to each Class PST Component) and Trust Advisor Expenses (with respect to the Class PST Certificates, separately identifying such amount allocated to each of the Class PST Components) previously allocated thereto;

(t)            the aggregate Unpaid Principal Balance of the Mortgage Loans (including REO Mortgage Loans) outstanding as of the close of business on the related Determination Date;

(u)           with respect to any Mortgage Loan as to which a Final Recovery Determination was made during the related Collection Period (other than through a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds which are included in the Available Distribution Amount and other amounts received in connection with the Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss attributable to the Final Recovery Determination;

(v)           with respect to any REO Property as to which a Final Recovery Determination was made during the related Collection Period, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss attributable to the related REO Mortgage Loan in connection with that determination;

(w)          the aggregate amount of interest on P&I Advances in respect of the Mortgage Loans paid to the Master Servicer and/or the Trustee since the prior Distribution Date;

(x)           the aggregate amount of interest on Servicing Advances in respect of the mortgage loans paid to the Master Servicer, the Special Servicer and/or the Trustee since the prior Distribution Date;

(y)           a loan-by-loan listing of any Mortgage Loan which was defeased during the related Collection Period;

(z)           a loan-by-loan listing of any Mortgage Loan that was the subject of material modification, extension or waiver during the related Collection Period;

(aa)         a loan-by-loan listing of any Mortgage Loan that was the subject of a Material Breach of a representation or warranty given with respect to any such Mortgage Loan by the applicable Seller, as provided by the Master Servicer, the Special Servicer or the Depositor;

(bb)        the amounts of any Excess Liquidation Proceeds held in the Excess Liquidation Proceeds Reserve Account and the amount of any TA Unused Fees held in the TA Unused Fees Reserve Account;

(cc)         the amount of the distribution on such Distribution Date to the Holders of the Class R Certificates;

(dd)         the Distribution Date, Record Date, Interest Accrual Period and Determination Date for the related Distribution Date;

(ee)         LIBOR as calculated for the related Distribution Date and for the next succeeding Distribution Date;

(ff)           the amount of any payment by the swap counterparty as a termination payment and payment in connection with the acquisition of a replacement swap agreement.

(gg)        an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(hh)        exchanges of Exchangeable Certificates that took place since the last Distribution Date and the designations of the applicable Classes that were exchanged or, if applicable, that no such exchanges have occurred;

(ii)           exchanges of Swap Floating Rate Certificates for Swap Fixed Rate Certificates that took place since the last Distribution Date and the designations of the applicable Classes that were exchanged or, if applicable, that no such exchanges have occurred; and

(jj)           the amount of any CREFC® License Fee payable on such Distribution Date.

In the case of the information contemplated by clauses (a), (b), (d), (j), (k), (q) and (s) of this definition, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Amount, as the case may be.

If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of an Exchange Act Filing shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates; provided, that the form of Distribution Date Statement posted on the Certificate Administrator’s Website may include such information.

“Due Date” means, with respect to a Mortgage Loan, a Serviced Companion Loan or a B Note, the date on which a Scheduled Payment is (or in the case of a Balloon Loan past its maturity date or an REO Loan, would otherwise have been) due.

“EC REMIC III Regular Interest” means any of the Class A-S REMIC III Regular Interest, the Class B REMIC III Regular Interest or the Class C REMIC III Regular Interest.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

“EDGAR-Compatible Format” means any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account” means an account (or accounts) that is any of the following:  (i) maintained with a depository institution or trust company (A) whose commercial paper, short-term unsecured debt obligations or other short-term deposits are rated at least “F1” by Fitch and at least “P-1” by Moody’s, in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “A+” by Fitch (or “A” by Fitch so long as the commercial paper, short-term unsecured debt obligations or other short-term deposits of such depository institution or trust company are rated no less than “F1” by Fitch) and at least “A2” by Moody’s, (ii) an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt rating shall be at least “A-” from Fitch and at least “A2” from Moody’s, if the deposits are to be held in the account for more than thirty (30) days or PNC Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “F1” from Fitch and at least “P-1” from Moody’s, if the deposits are to be held in the account for thirty (30) days or less, (iii) an account or accounts maintained with Wells Fargo Bank, National Association so long as Wells Fargo Bank, National Association’s long term unsecured debt rating shall be at least “A-” from Fitch and at least “A2” from Moody’s, if the deposits are to be held in the account for more than thirty (30) days or Wells Fargo Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “F1” from Fitch and at least “P-1” from Moody’s, if the deposits are to be held in the account for thirty (30) days or less, (iv) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company (which, subject to the remainder of this clause (iv), may include the Certificate Administrator, the Custodian or the Trustee) acting in its fiduciary capacity, and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) and the long-term unsecured debt obligations of which are rated at least “Baa3” by Moody’s, (v) a transaction account maintained with a depository institution or trust company in which such account is fully insured by the FDIC’s Transaction Account Guarantee Program, (vi) an account other than one listed in clauses (i) – (v) above that is maintained with any insured depository institution that is the subject of a Rating Agency Confirmation from each and every Rating Agency or (vii) an account that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (iii) above that is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such account.

“Eligible Investments” means any one or more of the following financial assets or other property:

(i)             direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(ii)            demand or time deposits in, unsecured certificates of deposit of, money market deposit accounts of, or bankers’ acceptances issued by, any depository institution or trust company (including the Trustee, the Custodian, the Master Servicer, the Special Servicer, the Certificate Administrator or any Affiliate of the Trustee, the Custodian, the Master Servicer, the Special Servicer or the Certificate Administrator, acting in its commercial capacity) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest short-term debt rating category of Fitch and Moody’s, or in the case of any such Rating Agency such lower rating as is the subject of a Rating Agency Confirmation and, if the investment described in this clause has a term in excess of three months, the long-term debt obligations of such depository institution or trust company have been assigned a rating by each Rating Agency at least equal to “AAA” (or the equivalent) by each of the Rating Agencies (or, if not rated by a particular Rating Agency, (A) an equivalent (or higher) rating such as that listed above by at least two NRSROs (which may include Fitch, Moody’s and/or S&P) has been assigned to the long-term debt obligations of such depository institution or trust company or (B) such Rating Agency has issued a Rating Agency Confirmation with respect to such investment as an Eligible Investment);

(iii)           repurchase agreements or obligations with respect to any security set forth in clause (i) above where such security has a remaining maturity of one (1) year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) set forth in clause (ii) above and where such repurchase obligation will mature prior to the Business Day preceding the next date upon which, as set forth in this Agreement, such amounts are required to be withdrawn from the Collection Account and which meets the minimum rating requirement for such entity set forth above;

(iv)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated as follows: (A) if rated by Fitch, such commercial paper is rated “F1” or better, unless the obligation is for a term of more than thirty (30) days, in which case such commercial paper either (i) is rated “F1+” or (ii) is rated “F1” and carries a long term rating of “AA-” or better (or, if not rated by Fitch, otherwise acceptable to

Fitch as confirmed in a Rating Agency Confirmation); (B) if rated by Moody’s, such commercial paper is rated (i) “A2” or “P-1” if maturing in one (1) month or less, (ii) “A1” and “P-1” if maturing in three (3) months or less but more than one (1) month, (iii) “Aa3” and “P-1” if maturing in six (6) months or less but more than three (3) months, or (iv) “Aaa” and “P-1” if maturing in over six (6) months (provided, that in the case of clauses (ii), (iii) and (iv), investment of funds in any Escrow Account or Reserve Account must only be rated “P-1” by Moody’s) (or, if not rated by Moody’s, otherwise acceptable to Moody’s as confirmed in a Rating Agency Confirmation); provided that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

(v)            guaranteed reinvestment agreements maturing within 365 days or less issued by any bank, insurance company or other corporation the short-term unsecured debt obligations of which are rated in the highest short-term debt rating category of each of Fitch (or such lower rating for which Rating Agency Confirmation is obtained from Fitch) and Moody’s (or such lower rating for which Rating Agency Confirmation is obtained from Moody’s) and the long-term unsecured debt obligations of which are rated in the highest long-term category by Fitch (or such lower rating for which Fitch has provided a Rating Agency Confirmation) and Moody’s (or such lower rating for which Moody’s has provided a Rating Agency Confirmation);

(vi)           Wells Fargo Advantage Heritage Money Market Fund or any other money market funds (including those managed or advised by the Certificate Administrator or its affiliates) that maintain a constant asset value and that are rated by Fitch and Moody’s in its highest money market fund ratings category;

(vii)          an obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (ii) - (vi) above, and is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation, security or investment; and

(viii)         any other obligation, security or investment other than one listed in clauses (i) – (vi) above, that is the subject of a Rating Agency Confirmation from each and every Rating Agency;

provided (A) such investment is held for a temporary period pursuant to Section 1.860G-2(g)(i) of the Treasury Regulations, (B) such investment is payable by the obligor in U.S. dollars, and (C) that no such instrument shall be an Eligible Investment (1) if such instrument evidences either (a) a right to receive only interest payments or only principal payments with respect to the obligations underlying such instrument or (b) a right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (2) if it may be redeemed at a price below the purchase price or (3) if it is not treated as a “permitted investment” that is a “cash flow investment” under Section 860G(a)(5) of the Code; and provided, further, that any such instrument shall have a maturity date no later than the date such instrument is required to be used to satisfy the obligations under this Agreement, and, in any event, shall not have a maturity in excess of one (1) year; any such instrument must have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest on any variable rate instrument shall be tied to a single interest rate index plus a single fixed spread (if any) and move proportionally with that index; and provided, further, that no amount beneficially owned by any REMIC Pool (including any amounts collected by the Master Servicer but not yet deposited in the Collection Account) may be invested in investments treated as equity interests for Federal income tax purposes.  No Eligible Investments shall be purchased at a price in excess of par.  For the purpose of this definition, units of investment funds (including money market funds) shall be deemed to mature daily.

“Eligible Trust Advisor” means an entity that (i) (A) is (or as to which each of the personnel responsible for supervising the obligations of the Trust Advisor is) (I) regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections and (II) has (or as to which each of the personnel responsible for supervising the obligations of the Trust Advisor has) at least five (5) years of experience in commercial real estate asset management and in the workout and management of distressed commercial real estate assets or (B) is the special servicer or trust advisor/operating advisor on a commercial mortgage-backed securities transaction rated by DBRS, KBRA, Fitch, Moody’s, Morningstar or S&P (including, in the case of Park Bridge Lender Services LLC, this transaction) but has not been special servicer on a transaction for which DBRS, KBRA, Fitch, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or material factor in such rating action, (ii) is not the Depositor, a Seller, the Master Servicer, the Special Servicer or any Affiliate of any of the foregoing, (iii) can and will make the representations and warranties set forth in Section 10.6, (iv) is not the Controlling Class Representative, a Loan-Specific Directing Holder or an Affiliate of the Controlling Class Representative or a Loan-Specific Directing Holder and (v) has not been paid by the Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under this Agreement or (y) for the appointment or recommendation for replacement of a successor special servicer to become the Special Servicer.

“Environmental Insurance Policy” shall mean, with respect to any Mortgage Loan or the related Mortgaged Property or REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgage Loan, Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions, now or hereafter in effect, relating to health or the environment or to emissions, discharges or releases of chemical substances, including, without limitation, any and all pollutants, contaminants, petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon, industrial, toxic or hazardous substances or wastes, into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, labeling, registration, treatment, storage, disposal, transport or handling of any of the foregoing substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means an account established by or on behalf of the Master Servicer pursuant to, and in accordance with the requirements of, Section 8.3(e).

“Escrow Amount” means any amount payable with respect to a Mortgage Loan, A/B Whole Loan or Loan Pair for taxes, assessments, water rates, Standard Hazard Insurance Policy premiums, ground lease payments, reserves for capital improvements, deferred maintenance, repairs, tenant improvements, leasing commissions, rental achievements, environmental matters and other reserves or comparable items.

“Euroclear Bank” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Excess Interest” means, with respect to any ARD Mortgage Loan that is not prepaid in full on or before its Anticipated Repayment Date, the excess, if any of (i) interest accrued at the rate of interest applicable to such Mortgage Loan after such Anticipated Repayment Date (plus any interest on such interest as may be provided for under the related Mortgage Loan documents) over (ii) interest accrued at the rate of interest applicable to such Mortgage Loan before such Anticipated Repayment Date.  Excess Interest on an ARD Mortgage Loan is an asset of the Trust, but shall not be an asset of any REMIC Pool formed hereunder.

“Excess Interest Sub-account” means an administrative account deemed to be a sub-account of the Distribution Account.  The Excess Interest Sub-account shall not be an asset of any REMIC Pool.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of a Mortgage Loan or related REO Property, over (ii) the amount that would have been received if a Principal Prepayment in full had been made with respect to such Mortgage Loan (or, in the case of an REO Property related to an A/B Whole Loan, a Principal Prepayment in full had been made with respect to both the related A Note and B Note, or, in the case of an REO Property related to a Loan Pair, a Principal Prepayment in full had been made with respect to both the Serviced Pari Passu Mortgage Loan and the Serviced Companion Loan) on the date such proceeds were received plus accrued and unpaid interest with respect to such Mortgage Loan and any and all expenses (including Additional Trust Expenses and Unliquidated Advances) with respect to such Mortgage Loan.  In the case of a Serviced Pari Passu Mortgage Loan, Excess Liquidation Proceeds means only the pro rata share of such proceeds that are allocated to the Trust.

“Excess Liquidation Proceeds Reserve Account” means the Excess Liquidation Proceeds Reserve Account maintained by the Certificate Administrator in accordance with the provisions of Section 5.3, which shall be an Eligible Account or a subaccount of an Eligible Account.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, the sum of (a) any and all Unallocable Modification Fees with respect to any modification, waiver, extension or amendment of any of the terms of such Mortgage Loan (exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Modification Fees payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement), (b) the excess, if any, of (i) any and all Allocable Modification Fees with respect to any modification, waiver, extension or amendment of any of the terms of such Mortgage Loan (exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Modification Fees payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement), over (ii) all unpaid or unreimbursed Additional Trust Expenses outstanding or previously incurred with respect to such Mortgage Loan that are reimbursed from such Allocable Modification Fees (which Additional Trust Expenses shall be reimbursed from such Allocable Modification Fees (exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Allocable Modification Fees payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement)), and (c) expenses previously paid or reimbursed from Allocable Modification Fees as described in the preceding clause (b), which expenses have been recovered from the related Mortgagor or otherwise.

“Excess Penalty Charges” means, with respect to any Mortgage Loan, A/B Whole Loan or Loan Pair, the sum of (a) the excess, if any, of (i) any and all Penalty Charges collected in respect of such Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be (exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Penalty Charges payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement), over (ii) all unpaid or unreimbursed Additional Trust Expenses outstanding or previously incurred, with respect to the related Mortgage Loan, A/B Whole Loan or Loan Pair, as the case may be, that are reimbursed from such Penalty Charges (which Additional Trust Expenses shall be reimbursed from such Penalty Charges (exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Penalty Charges payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement)), and (b) expenses previously paid or reimbursed from Penalty Charges as described in the preceding clause (a), which expenses have been recovered from the related Mortgagor or otherwise.

“Excess Servicing Fee” means with respect to each Mortgage Loan and Serviced Companion Loan (and any successor REO Loan with respect thereto), that portion of the Master Servicing Fee that accrues in the same manner as the Master Servicing Fee at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate” means with respect to each Mortgage Loan and Serviced Companion Loan (and any successor REO Loan with respect thereto), a rate per annum equal to the Master Servicing Fee Rate minus 0.005% (0.5 basis points); provided, that such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 8.22 of this Agreement (if no successor is appointed in accordance with such Section) or any termination of the Master Servicer pursuant to Section 8.28 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 8.22(b) of this Agreement.

“Excess Servicing Fee Right” means with respect to each Mortgage Loan and Serviced Companion Loan (and any successor REO Loan with respect thereto), the right to receive the related Excess Servicing Fee.  In the absence of any transfer of any Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Excess Trust Advisor Expenses” means, with respect to each Distribution Date, an amount equal to the positive amount, if any, of the Trust Advisor Expenses for such Distribution Date, less the amount of any such Trust Advisor Expenses allocated to reduce the aggregate Distributable Certificate Interest of the Class B REMIC III Regular Interest (and correspondingly, the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest), Class C REMIC III Regular Interest (and correspondingly, the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) and the Class D and Class E Certificates for such Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Act Filing” means each report on Form 10-D, Form 10-K or Form 8-K that has been filed by the Certificate Administrator with respect to the Trust through the EDGAR system.

“Exchange Certification” means an Exchange Certification substantially in the form set forth in Exhibit G hereto executed by a holder of an interest in a Regulation S Global Certificate or a Rule 144A Global Certificate, as applicable.

“Exchange Date” has the meaning set forth in Section 3.10(a) of this Agreement.

“Exchange Proportion” means Exchangeable Certificates consisting of Class A-S, Class B and Class C Certificates with original Aggregate Certificate Balances (regardless of current Aggregate Certificate Balance) that represent approximately 42.253%, 38.028% and 19.718%, respectively, of the original Aggregate Certificate Balances of all Class A-S, Class B and Class C Certificates involved in the exchange.

“Exchangeable Certificate” means any of the Class A-S, Class B, Class PST or Class C Certificates.

“Exemption” means each of the individual prohibited transaction exemptions relating to pass-through certificates and the operation of asset pool investment trusts granted by the United States Department of Labor to the Underwriters and Initial Purchasers, as amended.

“Expense Loss” means a loss realized upon payment by the Trust of an Additional Trust Expense.

“Extension” has the meaning set forth in Section 9.15(a).

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report” means, with respect to any Specially Serviced Mortgage Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Controlling Class Representative or any related Loan-Specific Directing Holder, in each case, which does not include any communication (other than the related Final Asset Status Report) between the Special Servicer and the Controlling Class Representative or any related Loan-Specific Directing Holder, as applicable, with respect to such Specially Serviced Mortgage Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless (i) the Applicable Control Party has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement in respect of such actions, or has been deemed to have approved or consented to such actions, or (ii) the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Certification” has the meaning set forth in Section 2.2.

“Final Judicial Determination” has the meaning set forth in Section 2.3(a).

“Final Prospectus” has the meaning set forth in the Preliminary Statement hereto.

“Final Recovery Determination” means a determination with respect to any Mortgage Loan, B Note, Serviced Companion Loan or REO Property by the Special Servicer in consultation with the Applicable Control Party, and the Master Servicer (including a Mortgage Loan, a Serviced Companion Loan or a B Note that relates to an REO Property), in each case, in its good faith discretion, consistent with the Servicing Standard, that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, Purchase Proceeds and other payments or recoveries that the Special Servicer expects to be finally recoverable on such Mortgage Loan, B Note, Serviced Companion Loan or REO Property, without regard to any obligation of the Master Servicer, the Special Servicer or the Trustee, as the case may be, to make payments from its own funds pursuant to Article IV hereof, have been recovered.

“Final Scheduled Distribution Date” means, for each Class of rated Certificates, the Distribution Date on which such Class would be paid in full if payments were made on the Mortgage Loans in accordance with their terms, except that ARD Mortgage Loans are assumed to be repaid on their Anticipated Repayment Dates.

“Financial Market Publishers” means BlackRock Financial Management, Inc., Trepp, LLC, Bloomberg L.P., CMBS.com, Inc., Intex Solutions, Inc. and Markit, or any successor entities thereof.

“Fitch” means Fitch, Inc. or its successor in interest.

“Form 8-K Disclosure Information” has the meaning set forth in Section 13.7.

“Fortress Self Storage Mortgage Loan” means the Mortgage Loan designated as Mortgage Loan No. 21 on the Mortgage Loan Schedule.

“Free Writing Prospectus” has the meaning set forth in the Preliminary Statement hereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Global Certificate” means any Registered Global Certificate, Rule 144A Global Certificate, Regulation S Temporary Global Certificate or Regulation S Permanent Global Certificate.

“Government Securities” has the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Grantor Trust” has the meaning set forth in the Preliminary Statement hereto.

“Hazardous Materials” means any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder” means the Person in whose name a Certificate is registered on the Certificate Register (and, solely for the purposes of distributing reports, statements or other information pursuant to this Agreement, any Certificate Owner or potential transferee of a Certificate to the extent the Person distributing such information has been provided with an Investor Certification; provided, that this Agreement, the Final Prospectus, the Distribution Date Statements and the Exchange Act Reports shall be made available to the general public).  Solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Trust Advisor, a manager of a Mortgaged Property, a Mortgagor or any of their respective Affiliates will be deemed not to be outstanding and the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained.  Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Trust Advisor, the Certificate Administrator, the Custodian or any of their Affiliates will be outstanding if such amendment does not relate to the termination, increase in compensation or material reduction of obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Trust Advisor, the Certificate Administrator, the Custodian or any of their Affiliates.  Also, notwithstanding the foregoing, the restrictions above will not apply to the exercise of the rights of the Master Servicer, the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, if any, as a member of the Controlling Class.

“Hotel Oceana Santa Monica Mortgage Loan” means the Mortgage Loan designated as Mortgage Loan No. 9 on the Mortgage Loan Schedule.

“Independent” means, when used with respect to (i) any Accountants, a Person who is “independent” within the meaning of Rule 2-01(B) of the Commission’s Regulation S-X and (ii) any other Person, a Person who (A) is in fact independent of another specified Person and any Affiliate of such other Person, (B) does not have any material direct or indirect financial interest in such other Person or any Affiliate of such other Person, (C) is not connected with such other Person or any Affiliate of such other Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions and (D) is not a member of the immediate family of a Person described in clause (B) or (C) above.

“Independent Contractor” means, either (i) with respect to any Mortgage Loan (A) that is not a Specially Serviced Mortgage Loan, any Person designated by the Master Servicer (other than the Master Servicer, but which may be an Affiliate of the Master Servicer), or (B) that is a Specially Serviced Mortgage Loan, any Person designated by the Special Servicer that would be an “independent contractor” with respect to a REMIC Pool within the meaning of Section 856(d)(3) of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in such Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of the Aggregate Certificate Balance or Notional Amount, as the case may be, of any Class of the Certificates (other than the Class R Certificates), a Percentage Interest of 35% or more in the Class R Certificates or such other interest in any Class of the Certificates or of the applicable REMIC Pool as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee or the Trust) so long as such REMIC Pool does not receive or derive any income from such Person and provided that the relationship between such Person and such REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5), or (ii) any other Person (including the Master Servicer or the Special Servicer) upon receipt by the Trustee of an Opinion of Counsel, which shall be at the expense of the Person delivering such opinion to the Trustee, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Certification” has the meaning set forth in Section 2.2.

“Initial Deposit” means the amount of all collections made on the Mortgage Loans from the Cut-Off Date to and excluding the Closing Date.

“Initial Purchaser” means each of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and, in each case, its respective successor in interest.

“Inquiries” has the meaning set forth in Section 5.4(c).

“Inspection Report” means, with respect to a Mortgaged Property, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Property Inspection Form” available on the CREFC® Website.

“Institutional Accredited Investor” means an institutional accredited investor qualifying pursuant to Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act.

“Insurance Policies” means, collectively, any Standard Hazard Insurance Policy, flood insurance policy, title insurance policy, terrorism insurance policy or Environmental Insurance Policy relating to the Mortgage Loans or the Mortgaged Properties in effect as of the Closing Date or thereafter during the term of this Agreement.

“Insurance Proceeds” means amounts paid by the insurer under any Insurance Policy, other than amounts required to be paid over to the Mortgagor pursuant to law, the related Mortgage Loan, the related Serviced Companion Loan, the related B Note or the Servicing Standard.  With respect to the Mortgaged Property securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan, as applicable, shall be included in Insurance Proceeds.

“Intercreditor Agreement” means:  (a) with respect to an A/B Whole Loan, the related intercreditor, co-lender or similar agreement in effect from time to time by and between the holder of the related A Note(s) and the holder of the related B Note relating to the relative rights of such holders; (b) with respect to a Loan Pair, the related intercreditor, co-lender or similar agreement in effect from time to time by and between the holders of the related Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan relating to the relative rights of such holders; (c) with respect to any Non-Serviced Mortgage Loan, the related intercreditor agreement, co-lender agreement or similar agreement in effect from time to time between the holders of the related Non-Serviced Companion Loan and Non-Serviced Mortgage Loan; and (d) solely with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents and the provisions of Section 8.30 hereof.

“Interest Accrual Period” means, (i) with respect to any REMIC I Regular Interest, REMIC II Regular Interest, Class X REMIC III Regular Interest, Class of REMIC III Regular Certificates, REMIC III Regular Interest, Swap REMIC III Regular Interest, Swap Fixed Rate Certificates or Exchangeable Certificates, the period beginning on the first (1st) day of the month preceding the month in which such Distribution Date occurs and ending on the last day of the month immediately preceding the month in which such Distribution Date occurs and (ii) respect to each Class of Swap Floating Rate Certificates, for each Distribution Date, the period from and including the immediately preceding Distribution Date (or the Closing Date if no such preceding Distribution Date occurred) to but excluding the current Distribution Date; provided that if a Swap Class Distribution Conversion has occurred with respect to such Class, the Interest Accrual Period with respect to such Class of Swap Floating Rate Certificates for each Distribution Date thereafter shall be the same as the Interest Accrual Period for the Swap Corresponding REMIC Regular Interest.

“Interest Reserve Account” means that Interest Reserve Account maintained by the Certificate Administrator pursuant to Section 5.3(a), which account shall be an Eligible Account.

“Interest Reserve Amount” has the meaning set forth in Section 5.3(b).

“Interest Reserve Loans” shall mean the Mortgage Loans which bear interest other than on the basis of a 360-day year consisting of twelve (12) 30-day months.

“Interested Person” means, as of any date of determination, the Master Servicer, the Special Servicer, the Depositor, the holder of any related Junior Indebtedness (with respect to any particular Mortgage Loan), a Holder or Certificate Owner of 50% or more of the Controlling Class, the Controlling Class Representative, the Trust Advisor, any Seller, any Mortgagor, any Manager, any Independent Contractor engaged by the Master Servicer or the Special Servicer pursuant to this Agreement, or any Person actually known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of them.

“Investor Certification” means a certificate substantially in the form of Exhibit I to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website representing that the person executing the certificate (1) is a Certificateholder, a Certificate Owner, a prospective purchaser that, in the case of a Registered Certificate, has received a copy of the Final Prospectus, or a holder of a B Note or Serviced Companion Loan and (2) is not a Mortgagor, a Manager, an Affiliate of a Mortgagor or Manager or an agent of any of the foregoing.  The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum” has the meaning set forth in Section 5.4(c).

“Investor Registry” has the meaning set forth in Section 5.4(d).

“IRS” means the Internal Revenue Service.

“Joint Mortgage Loan” means a Mortgage Loan originated by more than one Seller.  There are no Joint Mortgage Loans related to the Trust.

“Junior Indebtedness” means any indebtedness of any Mortgagor that is secured by a lien that is junior in right of payment to the lien of the Mortgage securing the related Mortgage Note.

“KBRA” means Kroll Bond Rating Agency, Inc. or its successor in interest.

“Late Collections” means, with respect to any Mortgage Loan, Serviced Companion Loan or B Note, all amounts received during any Collection Period, whether as late payments or as Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, Purchase Proceeds or otherwise, that represent payments or collections of Scheduled Payments due but delinquent for a previous Collection Period and not previously recovered; provided that “Late Collections” shall not include any Actual Recoveries of Trust Advisor Expenses.

“Late Fee” means a fee paid or payable, as the context may require, to the related lender by a Mortgagor as provided in the related Mortgage Loan, A/B Whole Loan or Loan Pair in connection with a late payment made by such Mortgagor, but excluding any such amounts allocable to a Non-Serviced Mortgage Loan and related Non-Serviced Companion Loan pursuant to the terms of the related Non-Serviced Mortgage Loan Intercreditor Agreement, and, with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, including only the portion of such amounts that is received by the Trust in accordance with Section 8.30 hereof.

“LEI” has the meaning set forth in Section 5.8(f).

“Lender Register” has the meaning set forth in Section 8.26.

“LIBOR” means, with respect to each Interest Accrual Period and each LIBOR Determination Date, the per annum rate (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Certificate Administrator as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such LIBOR Determination Date;

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable LIBOR Determination Date, the Certificate Administrator shall request the principal London office of any four major reference banks in the London interbank market selected by the Certificate Administrator to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one month period as of 11:00 a.m., London time, on such LIBOR Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the Certificate Administrator shall request any three major banks in New York City selected by the Certificate Administrator to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such LIBOR Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  If fewer than two rates are so provided, then LIBOR shall be the LIBOR rate used for the immediately preceding Interest Accrual Period and LIBOR Determination Date.

With respect to each Interest Accrual Period, LIBOR shall be determined (i) with respect to the initial Interest Accrual Period, the date that is two LIBOR Business Days prior to the Closing Date and (ii) with respect to each subsequent Interest Accrual Period, the date that is two LIBOR Business Days prior to the commencement of such Interest Accrual Period (each such date, the “LIBOR Determination Date”).

“LIBOR Business Day” means a day on which banks are open for dealing in foreign currency and exchange in London, England.

“LIBOR Determination Date” has the meaning set forth in the definition of “LIBOR.”

“Liquidation Expenses” means reasonable and direct expenses incurred by the Special Servicer on behalf of the Trust in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property acquired in respect thereof including, without limitation, reasonable legal fees and expenses in connection with a closing, brokerage commissions and conveyance taxes for such Specially Serviced Mortgage Loan.  All Liquidation Expenses relating to disposition of the Specially Serviced Mortgage Loan shall be (i) paid out of income from the related REO Property, to the extent available, (ii) paid out of related proceeds from liquidation or (iii) advanced by the Master Servicer or the Special Servicer, subject to Section 4.4 and Section 4.6(e) hereof, as a Servicing Advance.

“Liquidation Fee” means a fee payable with respect to the final disposition or liquidation of a Specially Serviced Mortgage Loan or REO Property (other than any REO Property related to a Non-Serviced Mortgage Loan) equal to the lesser of (1) $1,000,000 and (2) the product of (x) 1.0% and (y) the Liquidation Proceeds received in connection with a final disposition of, and any Condemnation Proceeds and Insurance Proceeds received by the Trust (net of any expenses incurred by the Special Servicer on behalf of the Trust in connection with the collection of such Condemnation Proceeds and Insurance Proceeds) with respect to, such Specially Serviced Mortgage Loan or REO Property or portion thereof; provided, that the Liquidation Fee with respect to any Specially Serviced Mortgage Loan or REO Property shall be reduced by the amount of any Excess Modification Fees actually received by the Special Servicer as additional servicing compensation (i) with respect to the related Mortgage Loan, Serviced Companion Loan or B Note, as applicable, at any time within the prior eighteen (18) months in connection with each modification, restructure, extension, waiver or amendment that constituted a modification of the related Mortgage Loan, Loan Pair or A/B Whole Loan while the Mortgage Loan or the related Serviced Companion Loan or B Note, as applicable, was a Specially Serviced Mortgage Loan and (ii) with respect to the related Mortgage Loan, Serviced Companion Loan or B Note, as applicable, at any time within the prior nine (9) months in connection with each modification, restructure, extension, waiver or amendment that constitutes a modification of the related Mortgage Loan, Loan Pair or A/B Whole Loan while the Mortgage Loan or the related Serviced Companion Loan or B Note, as applicable, was a non-Specially Serviced Mortgage Loan, but, in each case, only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee.  No Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with (i) the repurchase of, or substitution for, any Mortgage Loan by the related Seller for a Material Breach or Material Document Defect, if such repurchase or substitution occurs on or before the later of

(x) 180 days after the discovery or receipt of notice by the related Seller of the Material Document Defect or Material Breach, as applicable, that gave rise to the particular repurchase or substitution obligation, and (y) the expiration of the time period (or extension thereof) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of any applicable extended resolution period, (ii) the purchase of any Specially Serviced Mortgage Loan that is, or is part of, an A/B Whole Loan or Loan Pair by the holder of the related B Note or Serviced Companion Loan, as applicable, within ninety (90) days following the date that the subject Mortgage Loan became a Specially Serviced Mortgage Loan, (iii) the purchase of any Specially Serviced Mortgage Loan by the holder of any related mezzanine loan, pursuant to the related mezzanine loan intercreditor agreement, within the ninety (90) days following the date that such holder’s option to purchase such Specially Serviced Mortgage Loan first becomes exercisable, (iv) the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the Trust, (v) the purchase of any Specially Serviced Mortgage Loan by the Special Servicer or any Affiliate thereof (other than the Controlling Class Representative), or (vi) the purchase of any Specially Serviced Mortgage Loan or related REO Property, by the Controlling Class Representative or any affiliate thereof (other than the Special Servicer), if such purchase occurs within ninety (90) days after the date on which the Special Servicer delivers to the Controlling Class Representative for its approval the initial Asset Status Report with respect to such Specially Serviced Mortgage Loan.  For the avoidance of doubt, the Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan, Serviced Companion Loan, B Note or REO Loan.  Notwithstanding the foregoing, if a Mortgage Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (i) of the definition of “Servicing Transfer Event” and the related Liquidation Proceeds are received within four (4) months following the related maturity date as a result of the related Mortgage Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Liquidation Fee out of the proceeds received in connection with such liquidation if such fee would reduce the amount available for distributions to Certificateholders, but the Special Servicer may collect from the related Mortgagor and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation.

“Liquidation Proceeds” means proceeds from the sale or liquidation of a Mortgage Loan, a Serviced Companion Loan or a B Note or related REO Property, net of Liquidation Expenses.  With respect to the mortgaged property or properties securing any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Liquidation Proceeds.

“Liquidation Realized Loss” means, with respect to each Mortgage Loan or REO Property, as the case may be, as to which a Cash Liquidation, or other liquidation or REO Disposition has occurred, an amount equal to the excess, if any, of:  (A) the sum, without duplication, of (1) the Unpaid Principal Balance of the Mortgage Loan or the related REO Mortgage Loan, as the case may be, as of the date of the Cash Liquidation, or other liquidation or REO Disposition, plus (2) unpaid interest and interest accrued thereon at the applicable Mortgage Rate through the Due Date (or, in the case of a Balloon Mortgage Loan past its Maturity Date or an REO Property, the date that would otherwise be the Due Date) in the

Collection Period in which the Cash Liquidation or other liquidation or REO Disposition occurred, plus (3) any expenses (including Additional Trust Expenses, unpaid Servicing Advances and unpaid Advance Interest, but excluding Trust Advisor Expenses) incurred in connection with such Mortgage Loan or REO Property that have been paid or are payable or reimbursable to any Person, other than amounts included in the definition of Liquidation Expenses and amounts previously treated as Expense Losses attributable to principal (and interest thereon), plus (4) any Unliquidated Advances incurred with respect to such Mortgage Loan or REO Property; over (B) the sum of (1) REO Income applied as recoveries of principal or interest on the related Mortgage Loan or REO Property, and (2) Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Late Collections and all other amounts recovered from the related Mortgagor and received during the Collection Period in which such Cash Liquidation, or other liquidation or REO Disposition occurred and which are not required under any Intercreditor Agreement (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents) or Non-Serviced Mortgage Loan Intercreditor Agreement to be payable or reimbursable to any holder of a B Note, a Serviced Companion Loan or a Non-Serviced Companion Loan.

“Loan Pair” means a Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan, collectively.  The Loan Pairs related to the Trust as of the Closing Date are the Southdale Center Loan Pair, the Burnham Center Loan Pair and The Mall at Tuttle Crossing Loan Pair.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Mortgage Loan (collectively with The Mall at Tuttle Crossing Companion Loan) shall cease to be a Loan Pair and shall be a Non-Serviced Loan Combination.

“Loan-Specific Directing Holder” means, with respect to any A/B Whole Loan or Loan Pair, any holder of the related B Note or Serviced Companion Loan, or any designee thereof or participant in a securitization thereof, that constitutes the “Controlling Holder”, “Controlling Note Holder”, the “Directing Holder”, “Directing Lender” or any analogous concept under the related Intercreditor Agreement.  The Loan-Specific Directing Holder related to the Trust as of the Closing Date shall be, with respect to The Mall at Tuttle Crossing Loan Pair, the holder of The Mall at Tuttle Crossing Companion Loan or its designee under The Mall at Tuttle Crossing Intercreditor Agreement.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, there shall not be a Loan-Specific Directing Holder related to the Trust.

“Loan-Specific Special Servicer” has the meaning set forth in Section 9.30(f).

“Loan-to-Value Ratio” means, as of any date with respect to a Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the Unpaid Principal Balance of such Mortgage Loan at the date of determination and the denominator of which is the value of the Mortgaged Property as shown on the most recent Appraisal or valuation of the Mortgaged Property which is available as of such date or, in the case of any Non-Serviced Mortgage Loan or Loan Pair, the allocable portion thereof.

“Lock-Box Account” has the meaning set forth in Section 8.3(g).

“Lock-Box Agreement” means, with respect to any Mortgage Loan, any lock-box agreement relating to such Mortgage Loan among the related Mortgagor, a depositary institution and the Master Servicer (or the Sub-Servicer on its behalf) pursuant to which a Lock-Box Account is created.

“Losses” has the meaning set forth in Section 12.4.

“MAI” means Member of the Appraisal Institute.

“Major Decision” means any of the following:

(a)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

(b)          any modification, consent to a modification or waiver of a Monetary Term (other than Penalty Charges, but including the timing of payments and acceptance of discounted payoffs) or material non-monetary term of a Mortgage Loan or any extension of the Maturity Date of any Mortgage Loan;

(c)           following a default or an event of default with respect to a Mortgage Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents;

(d)          any sale of a Defaulted Mortgage Loan or REO Property for less than the applicable Purchase Price;

(e)           any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at a Mortgaged Property or at an REO Property;

(f)           any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, unless required or permitted pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(g)          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor, or consent to the incurrence of additional debt (including the incurrence of mezzanine financing by an owner of the Mortgagor not permitted under the related Mortgage Loan documents), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Mortgage Loan documents;

(h)          any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan, or an action to enforce rights with respect thereto;

(i)           any franchise changes (with respect to a Mortgage Loan for which the lender is required to consent or approve under the related Mortgage Loan documents), or, with respect to a Mortgage Loan with an Unpaid Principal Balance greater than $2,500,000, any material property management company changes, including approval of the termination of a manager and appointment of a new property manager;

(j)            releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(k)           any acceptance of an assumption agreement releasing a Mortgagor, guarantor or other obligor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(l)            any determination of an Acceptable Insurance Default;

(m)          the modification, waiver, amendment, execution, termination or renewal of any lease, to the extent lender approval is required under the related Mortgage Loan documents and if such lease (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the greater of (i) 10% of leasable space or (ii) 30,000 square feet, (b) is for over 50,000 square feet or (c) otherwise constitutes a “major lease” or a “material lease”, if applicable, under the related Mortgage Loan documents, including entering into any related subordination, non-disturbance and attornment agreement, subject to any deemed approval expressly set forth in the related lease;

(n)          any adoption or implementation of a budget submitted by a Mortgagor with respect to a Mortgage Loan (to the extent lender approval is required under the related Mortgage Loan documents), if the Mortgage Loan is on the CREFC® Servicer Watch List, subject to any deemed approval expressly set forth in the related Mortgage Loan documents;

(o)           the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a Mortgagor; and

(p)           the exercise of the rights and powers granted under the related Intercreditor Agreement or mezzanine loan intercreditor agreement to the “Note A Holder”, the “Note A Controlling Holder”, the “Senior Lender”, the “Senior Loan Controlling Holder”, or such other similar term as may be set forth in any such Intercreditor Agreement or mezzanine loan intercreditor agreement, as applicable, and/or the “Servicer” referred to therein, if and to the extent such rights or powers affect the priority, payments, consent rights, or security interest with respect to the “Note A Holder”, the “Note A Controlling Holder”, the “Senior Lender”, the “Senior Loan Controlling Holder”, or such other similar term.

“Majority Controlling Class Certificateholders” means the Holder(s) of Certificates representing more than 50% of the Aggregate Certificate Balance of the Controlling Class.

“Manager” means, with respect to any Mortgage Loan, any property manager for the related Mortgaged Property.

“Master Servicer” means Midland Loan Services, a Division of PNC Bank, National Association and its permitted successors or assigns.

“Master Servicer Consent Matters” has the meaning set forth in Section 8.3(a).

“Master Servicer Indemnified Parties” has the meaning set forth in Section 8.25(a).

“Master Servicer Losses” has the meaning set forth in Section 8.25(a).

“Master Servicer Remittance Date” means, for each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Master Servicer Remittance Report” means the CREFC® Loan Periodic Update File.

“Master Servicing Fee” means, with respect to each Mortgage Loan and, if applicable, A/B Whole Loan or Loan Pair (including a Mortgage Loan, A/B Whole Loan or Loan Pair that relates to an REO Property or is a Defeasance Loan), for any related Mortgage Loan Accrual Period, the amount of interest accrued during such related Mortgage Loan Accrual Period at the related Master Servicing Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Mortgage Loan or, if applicable, such A/B Whole Loan or Loan Pair, as the case may be, during such related Mortgage Loan Accrual Period, subject to reduction in respect of Compensating Interest, as set forth in Section 5.2(a)(I)(iv).  The Master Servicing Fee shall include all amounts required to be paid to any Sub-Servicer appointed by the Master Servicer.

“Master Servicing Fee Rate” means, with respect to (i) each Mortgage Loan (other than the Milford Plaza Fee Mortgage Loan and The Mall at Tuttle Crossing Mortgage Loan), including any Mortgage Loan that relates to an REO Property or is a Defeasance Loan, the rate per annum specified as such on the Mortgage Loan Schedule, (ii) the Southdale Center Serviced Companion Loan, 0.01% per annum, (iii) the Burnham Center Serviced Companion Loan, 0.01% per annum, (iv) The Mall at Tuttle Crossing Companion Loan (prior to The Mall at Tuttle Crossing Companion Loan Securitization Date), 0.01% per annum, (v) the Milford Plaza Fee Mortgage Loan, 0.01% per annum, and (vi) The Mall at Tuttle Crossing Mortgage Loan (on and after The Mall at Tuttle Crossing Companion Loan Securitization Date), 0.01% per annum.

“Material Breach” has the meaning set forth in Section 2.3(a).

“Material Document Defect” has the meaning set forth in Section 2.3(a).

“Maturity Date” means, with respect to any Mortgage Loan, Serviced Companion Loan or B Note as of any date of determination, the date on which the last payment of principal is due and payable thereunder, after taking into account all Principal Prepayments received and any Deficient Valuation, Debt Service Reduction Amount or modification of the Mortgage Loan, Serviced Companion Loan or B Note occurring prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage

Loan, Serviced Companion Loan or B Note or (ii) any grace period permitted by such Mortgage Loan, B Note or Serviced Companion Loan.

“Midland” means Midland Loan Services, a Division of PNC Bank, National Association.

“Milford Plaza Fee Directing Holder” means the “Controlling Note Holder” or any analogous concept under the Milford Plaza Fee Intercreditor Agreement.

“Milford Plaza Fee Intercreditor Agreement” means the intercreditor, co-lender or comparable agreement between the initial holders of the Milford Plaza Fee Mortgage Loan and the Milford Plaza Fee Non-Serviced Companion Loan.

“Milford Plaza Fee Mortgage” means the Mortgage securing the Milford Plaza Fee Mortgage Loan and the Milford Plaza Fee Non-Serviced Companion Loan.

“Milford Plaza Fee Mortgage Loan” means the Mortgage Loan designated as Mortgage Loan No. 2 on the Mortgage Loan Schedule and that is pari passu in right of payment with the Milford Plaza Fee Non-Serviced Companion Loan to the extent set forth in the Milford Plaza Fee Intercreditor Agreement.  The Milford Plaza Fee Mortgage Loan is a “Mortgage Loan.”

“Milford Plaza Fee Non-Serviced Companion Loan” means, collectively, the promissory notes designated “Note A-1” and “Note A-3” that are not included in the Trust and are secured on a pari passu basis with the Milford Plaza Fee Mortgage Loan to the extent set forth in the Milford Plaza Fee Intercreditor Agreement.  The Milford Plaza Fee Serviced Companion Loan is not a “Mortgage Loan.”

“Milford Plaza Fee Non-Serviced Loan Combination” means, collectively, the Milford Plaza Fee Non-Serviced Mortgage Loan and the Milford Plaza Fee Non-Serviced Companion Loan, which will be serviced as of the Closing Date pursuant to the MSBAM 2013-C9 Pooling and Servicing Agreement.

 “Modification Fee” means a fee, if any, collected from a Mortgagor by the Master Servicer in connection with a written restructuring, modification, waiver, extension or amendment of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note other than a Specially Serviced Mortgage Loan or collected in connection with a written restructuring, modification, waiver, extension or amendment by the Special Servicer of a Specially Serviced Mortgage Loan, but does not include Assumption Fees, assumption application fees or Consent Fees.  For each written restructuring, modification, extension, waiver or amendment that restructures, modifies, extends, amends or waives any term of the Mortgage Loan in connection with working out of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related Mortgagor will be subject to a cap of the lesser of (i) 1.0% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided, that no aggregate cap will exist in connection with the amount of Modification Fees which may be collected from the related Mortgagor with respect to any

Specially Serviced Mortgage Loan or REO Loan and (ii) $1,000,000; provided, that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the related Mortgagor with respect to any Specially Serviced Mortgage Loan or REO Loan.

“Modification Loss” means, with respect to each Mortgage Loan, (i) a decrease in the outstanding principal balance of such Mortgage Loan as a result of a modification thereof in accordance with the terms hereof, (ii) any fees and expenses connected with such modification, to the extent (x) reimbursable to the Trustee, the Custodian, the Special Servicer or the Master Servicer and (y) not recovered from the Mortgagor or (iii) in the case of a modification of such Mortgage Loan that reduces the Mortgage Rate thereof, the excess, on each Due Date, of the amount of interest that would have accrued at a rate equal to the original Mortgage Rate, over interest that actually accrued on such Mortgage Loan during the preceding Collection Period.

“Money Term” means with respect to any Mortgage Loan, Serviced Companion Loan or B Note, the Maturity Date, Mortgage Rate, principal balance, amortization term or payment frequency thereof or any provision thereof requiring the payment of a Prepayment Premium in connection with a principal prepayment (and shall not include Late Fees or Default Interest provisions).

“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.

“Morningstar” means Morningstar Credit Ratings, LLC or its successor in interest.

“Mortgage” means the mortgage, deed of trust or other instrument securing a Mortgage Note.

“Mortgage File” means the mortgage documents listed below:

(i)            the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed “Pay to the order of Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, without recourse, representation or warranty” or if the original Mortgage Note is not included therein, then a lost note affidavit with a copy of the Mortgage Note attached thereto;

(ii)           the original Mortgage, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or prior to the 45th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation or because such original Mortgage has been lost after recordation, the Seller shall deliver or cause to be delivered to the Trustee (or the Custodian on its behalf) a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the applicable Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)          the originals of all agreements modifying a Money Term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon, or if such original modification, consolidation or extension agreements have been delivered to the appropriate recording office for recordation and either have not yet been returned on or prior to the 45th day following the Closing Date with evidence of recordation thereon or have been lost after recordation, true copies of such modifications, consolidations or extensions certified by the applicable Seller together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the applicable Seller stating that such original modification, consolidation or extension agreement has been dispatched or sent to the appropriate public recording official for recordation or (B) in the case of an original modification, consolidation or extension agreement that has been lost after recordation, a certification by the appropriate county recording office where such document is recorded that such copy is a true and complete copy of the original recorded modification, consolidation or extension agreement, and the originals of all assumption agreements, if any;

(iv)         an original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10” (or, in the case of an A/B Whole Loan or a Loan Pair, substantially similar language notating an assignment in favor of the Trustee (in such capacity and on behalf of the holders of any related B Note or Serviced Companion Loan));

(v)          originals of all intervening assignments of Mortgage, if any, with evidence of recording thereon or, if such original assignments of Mortgage have been delivered to the appropriate recorder’s office for recordation, certified true copies of such assignments of Mortgage certified by the applicable Seller, or in the case of an original blanket intervening assignment of Mortgage retained by the applicable Seller, a copy thereof certified by the applicable Seller or, if any original intervening assignment of Mortgage has not yet been returned on or prior to the 45th day following the Closing Date from the applicable recording office or has been lost after recordation, a true and correct copy thereof, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the applicable Seller stating that such original intervening assignment of Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original intervening assignment of Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such assignment is recorded that such copy is a true and complete copy of the original recorded intervening assignment of Mortgage;

(vi)          if the related Assignment of Leases is separate from the Mortgage, the original of such Assignment of Leases with evidence of recording thereon or, if such Assignment of Leases has not been returned on or prior to the 45th day following the Closing Date from the applicable public recording office, a copy of such Assignment of Leases certified by the applicable Seller to be a true and complete copy of the original Assignment of Leases submitted for recording, together with (A) an original of each assignment of such Assignment of Leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such Assignment of Leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable Seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original assignment of such Assignment of Leases, in recordable form, signed by the holder of record in favor of “Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10” (or, in the case of an A/B Whole Loan or a Loan Pair, substantially similar language notating an assignment in favor of the Trustee (in such capacity and on behalf of the holders of any related B Note or Serviced Companion Loan)), which assignment may be effected in the related Assignment of Mortgage;

(vii)         the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)        the original (which may be electronic) or a copy (which may be electronic) Title Insurance Policy or if such Title Insurance Policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) Title Insurance Policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) Title Insurance Policy to follow within 180 days of the Closing Date;

(ix)           (A) UCC financing statements (together with all assignments thereof) and (B) UCC-3 financing statements to the Trustee delivered in connection with the Mortgage Loan;

(x)           copies of the related ground lease(s), if any, related to any Mortgage Loan where the Mortgagor is the lessee under such ground lease and there is a lien in favor of the mortgagee in such lease;

(xi)          copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement or Non-Serviced Mortgage Loan Intercreditor Agreement, and a copy (that is, not the original) of the mortgage note evidencing any related Serviced Companion Loan, Non-Serviced Companion Loan and B Note) related to any Mortgage Loan;

(xii)         either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned to the Trustee and delivered to the Custodian on behalf of the Trustee on behalf of the Trust with a copy to be held by the Master Servicer, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan, this Agreement or (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the Master Servicer on behalf of the Trustee, with a copy to be held by the Custodian on behalf of the Trustee, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan, this Agreement (it being understood that each Seller has agreed (a) that the proceeds of such letter of credit belong to the Trust, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within thirty (30) days (but in any event to obtain within 90 days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the Master Servicer (who shall forward a copy of such acknowledgement to the Custodian and the Trustee)) or a reissued letter of credit and (c) to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the Seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit).  In the case of clause (B) above, the Master Servicer acknowledges that any letter of credit held by it shall be held in its capacity as agent of the Trust, and if the Master Servicer sells its rights to service the applicable Mortgage Loan, the Master Servicer shall assign the applicable letter of credit to the Trust or (with respect to any Specially Serviced Mortgage Loan) at the direction of the Special Servicer to such party as the Special Servicer may instruct, in each case, at the expense of the Master Servicer.  The Master Servicer shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment;

(xiii)        the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)         third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)         copies of any Environmental Insurance Policy;

(xvi)        copies of any affidavit and indemnification agreement; and

(xvii)       with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan, (A) the preceding document delivery requirements shall be met by the delivery by the Depositor of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the Non-Serviced Mortgage Loan Mortgage, and (B) the requirement to deliver any of the preceding documents in the name of the Trustee shall be met by the delivery of such documents in the name of the Non-Serviced Mortgage Loan Trustee for the benefit of, among others, the Trustee, as holder of such Non-Serviced Mortgage Loan.

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of the Mortgage File by either of the applicable Sellers shall satisfy the delivery requirements for both of the applicable Sellers.

“Mortgage Loan” means a Mortgage Note secured by a Mortgage, and all amendments and modifications thereof, identified on the Mortgage Loan Schedule, as amended from time to time, provided that the term “Mortgage Loan” shall include any Defeasance Loan, and any Non-Serviced Mortgage Loan (but shall not include any Non-Serviced Companion Loan)

but with respect to (i) any A/B Whole Loan, shall include the A Note (but shall not include the related B Note) and (ii) any Loan Pair, shall include the Serviced Pari Passu Mortgage Loan (but shall not include the related Serviced Companion Loan).  For the avoidance of doubt, no BANA Lender Successor Borrower Right, CIBC Lender Successor Borrower Right or MSMCH Seller Defeasance Rights and Obligations is part of a “Mortgage Loan”.

“Mortgage Loan Accrual Period” means, with respect to any Mortgage Loan, Serviced Companion Loan or B Note (including any Mortgage Loan, Serviced Companion Loan or B Note that relates to an REO Property), the period that commences on any related Due Date (or, in the case of any Mortgage Loan, Serviced Companion Loan or B Note that relates to an REO Property or as to which the Maturity Date has passed, the date that would otherwise have been a related Due Date) and that continues to, but not including the next succeeding related Due Date (or, in the case of any Mortgage Loan, Serviced Companion Loan or B Note that relates to an REO Property or as to which the Maturity Date has passed, the date next succeeding that would otherwise have been a related Due Date).

“Mortgage Loan Purchase Agreement” means Mortgage Loan Purchase Agreement I, Mortgage Loan Purchase Agreement II or Mortgage Loan Purchase Agreement III, as the case may be.

“Mortgage Loan Purchase Agreement I” means that certain Mortgage Loan Purchase Agreement between BANA and the Depositor dated as of the Pricing Date with respect to the BANA Loans.

“Mortgage Loan Purchase Agreement II” means that certain Mortgage Loan Purchase Agreement between MSMCH and the Depositor dated as of the Pricing Date with respect to the MSMCH Loans.

“Mortgage Loan Purchase Agreement III” means that certain Mortgage Loan Purchase Agreement between CIBC and the Depositor dated as of the Pricing Date with respect to the CIBC Loans.

“Mortgage Loan Schedule” or “Loan Schedule” means collectively the schedule attached hereto as Schedule I, which identifies each BANA Loan, the schedule attached hereto as Schedule II, which identifies each MSMCH Loan, and the schedule attached hereto as Schedule III, which identifies each CIBC Loan,  as such schedules may be amended from time to time pursuant to Section 2.3.

“Mortgage Note” means the note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Rate” means, for a given Mortgage Loan, Serviced Companion Loan or B Note, the per annum rate at which interest accrues on such Mortgage Loan, Serviced Companion Loan or B Note, as the case may be, without regard to any increase in such rate after the related Anticipated Repayment Date in the case of an ARD Loan, and without regard to any increase in such rate as a result of a default under such Mortgage Loan, Serviced Companion Loan or B Note, as the case may be.

“Mortgaged Property” means the real property, together with improvements thereto, securing the indebtedness of the Mortgagor under the related Mortgage Loan and, in the case of an A/B Whole Loan, the related B Note and, in the case of a Loan Pair, the related Serviced Companion Loan.

“Mortgagee” means, with respect to any Mortgage as of any date of determination, the mortgagee named therein as of such date.

“Mortgagor” means the obligor on a Mortgage Note.

“MSBAM 2013-C9 Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of May 1, 2013 between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Wells Fargo Bank, National Association, as trustee, certificate administrator, certificate registrar and authenticating agent, and Trimont Real Estate Advisors, Inc., as trust advisor.

“MSMCH” has the meaning set forth in the Preliminary Statement hereto.

“MSMCH Loans” means, collectively, those Mortgage Loans sold to the Depositor pursuant to Mortgage Loan Purchase Agreement II and shown on Schedule II hereto (or, with respect to any Joint Mortgage Loan, MSMCH’s pro rata share of such Joint Mortgage Loans based on MSMCH’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan).

“MSMCH Seller Defeasance Rights and Obligations” has the meaning set forth in Section 8.3(h) hereof.

“Net Aggregate Prepayment Interest Shortfall” means, for any Distribution Date, the excess, if any, of the aggregate of all Prepayment Interest Shortfalls incurred during the related Collection Period with respect to all Mortgage Loans that are not Specially Serviced Mortgage Loans, over the sum of (A) the Compensating Interest to be paid by the Master Servicer on such Distribution Date and (B) the aggregate of all Prepayment Interest Excesses collected during the related Collection Period for all Mortgage Loans that are not Specially Serviced Mortgage Loans.

“Net Mortgage Rate” means, with respect to any Mortgage Loan (including an REO Mortgage Loan), as of any date of determination, a per annum rate equal to the Mortgage Rate of such Mortgage Loan, minus the related Administrative Cost Rate.

“New Lease” means any lease of any REO Property entered into on behalf of the Trust, including any lease renewed or extended on behalf of the Trust if the Trust has the right to renegotiate the terms of such lease.

 “Non-Directing Holder” means, with respect to any A/B Whole Loan or Loan Pair, the “Non-Directing Holder”, “Non-Controlling Note Holder” or any analogous concept under the related Intercreditor Agreement.  The Non-Directing Holder related to the Trust is the “Non-Controlling Note Holder” under the Milford Plaza Fee Intercreditor Agreement.

 “Nondisqualification Opinion” means a written Opinion of Counsel to the effect that a contemplated action (i) will neither cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding nor cause a “prohibited transaction,” “prohibited contribution” or any other tax (other than a tax on “net income from foreclosure property” permitted to be incurred under this Agreement) to be imposed on any REMIC Pool or the Trust and (ii) will not cause the Grantor Trust to fail to qualify as a grantor trust.

“Non-Investment Grade Certificates” means each Class of Certificates that, at the time of transfer, is not rated in one of the four (4) highest generic rating categories by at least one NRSRO approved as a “Rating Agency” under the Exemption.

“Non-Public Information” means any information in respect of the Trust, the Certificates, the Mortgage Loans or the Trust, in each case prepared and/or made available by any party to this Agreement, other than the Final Prospectus, the Distribution Date Statements, this Agreement and the Exchange Act Reports.

“Nonrecoverable Advance” means any of the following:  (i) any Pari Passu Loan Nonrecoverable Advance (including interest accrued thereon at the Advance Rate) and (ii) the portion of any Advance (including interest accrued thereon at the Advance Rate) or Unliquidated Advance (not including interest thereon) previously made (and, in the case of an Unliquidated Advance, not previously reimbursed to the Trust) or proposed to be made by the Master Servicer, the Special Servicer or the Trustee, that, in its respective sole discretion, exercised in good faith and, with respect to the Master Servicer and the Special Servicer, taking into account the Servicing Standard, will not be or, in the case of a current delinquency, would not be, ultimately recoverable, from Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Purchase Proceeds (or from any other collections) with respect to the related Mortgage Loan or Serviced Companion Loan (and taking into consideration any Crossed Mortgage Loans) (in the case of Servicing Advances) or B Note (in the case of Servicing Advances) or REO Property (in the case of P&I Advances and Servicing Advances), as evidenced by an Officer’s Certificate delivered pursuant to Section 4.4.

“Non-Registered Certificate” means unless and until registered under the Securities Act, any Class A-3FL, Class A-3FX, Class D, Class E, Class F, Class G, Class H, Class J or Class R Certificate.

“Non-Serviced Companion Loan” means a loan not included in the Trust that is generally payable on a pari passu basis with the related Non-Serviced Mortgage Loan.  The only Non-Serviced Companion Loan related to the Trust as of the Closing Date is the Milford Plaza Fee Non-Serviced Companion Loan.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Companion Loan shall be a Non-Serviced Companion Loan related to the Trust.

“Non-Serviced Loan Combination” means a Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, collectively.  The only Non-Serviced Loan Combination related to the Trust as of the Closing Date is the Milford Plaza Fee Non-Serviced Loan Combination.  On and after The Mall at Tuttle Crossing Companion Loan Securitization

Date, The Mall at Tuttle Crossing Mortgage Loan Non-Serviced Loan Combination shall be a Non-Serviced Loan Combination.

“Non-Serviced Mortgage Loan” means a Mortgage Loan included in the Trust but serviced under another agreement.  The only Non-Serviced Mortgage Loan included in the Trust as of the Closing Date is the Milford Plaza Fee Mortgage Loan.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Mortgage Loan shall be a Non-Serviced Mortgage Loan.

“Non-Serviced Mortgage Loan Certificate Administrator” means the applicable “certificate administrator” or “paying agent” under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan Custodian” means the applicable “custodian” under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan Fiscal Agent” means the applicable “fiscal agent” under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan Intercreditor Agreement” means, the applicable intercreditor agreement with respect to a Non-Serviced Mortgage Loan.

“Non-Serviced Mortgage Loan Master Servicer” means the applicable “master servicer” under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan Mortgage” means the mortgage securing a Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan.

“Non-Serviced Mortgage Loan Pooling and Servicing Agreement” means a pooling and servicing agreement under which a Non-Serviced Mortgage Loan is serviced.  The only Non-Serviced Mortgage Loan Pooling and Servicing Agreement related to the Trust as of the Closing Date is the MSBAM 2013-C9 Pooling and Servicing Agreement, pursuant to which the Milford Plaza Fee Mortgage Loan and the Milford Plaza Fee -Serviced Companion Loan are serviced.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, the pooling and servicing agreement entered into in connection with the securitization of The Mall at Tuttle Crossing Companion Loan shall be a Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan Special Servicer” means the applicable “special servicer” under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan Trustee” means the applicable “trustee” under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

“Notional Amount” means, as of any date of determination:  (i) with respect to any Class X REMIC III Regular Interest, the REMIC II Principal Amount of the Corresponding REMIC II Regular Interest as of such date of determination; (ii) with respect to the Class X-A Certificates, the aggregate of the Notional Amounts of the related Class X REMIC III Regular

Interests as of such date of determination; and (iii) with respect to any Class X-A Certificate, the product of the Percentage Interest evidenced by such Certificate, multiplied by the Notional Amount of the Class X-A Certificates as of such date of determination.

“NRSRO” means any nationally recognized statistical ratings organization under the Exchange Act, including the Rating Agencies; provided that, when referred to in connection with the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, “NRSRO” shall mean a nationally recognized statistical rating organization that has delivered an NRSRO Certification.

“NRSRO Certification” means a certification (which may be submitted electronically by means of a “click-through” confirmation via the 17g-5 Information Provider’s Website) substantially in the form of Exhibit J executed by a NRSRO in favor of the 17g-5 Information Provider.

“Officer’s Certificate” means (i) in the case of the Depositor, a certificate signed by one or more of the Chairman of the Board, any Vice Chairman, the President, or any Senior Vice President, Vice President or Assistant Vice President, and by one or more of the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Depositor, (ii) in the case of the Master Servicer and the Special Servicer, any of the officers referred to above or an employee thereof designated as a Servicing Officer or Special Servicing Officer pursuant to this Agreement, (iii) in the case of the Trustee, a certificate signed by a Responsible Officer, (iv) in the case of a Seller, a certificate signed by one or more of the Chairman of the Board, any Vice Chairman, any Managing Director or Director, the President, or any Executive Vice President, any Senior Vice President, Vice President, Second Vice President or Assistant Vice President, (v) in the case of the Certificate Administrator or the Custodian, a certificate signed by a Responsible Officer, each with specific responsibilities for the matters contemplated by this Agreement; and (vi) in the case of any other Additional Servicer, a certificate signed by one or more of the Chairman of the Board, any Vice Chairman, the President, or any Senior Vice President, Vice President or Assistant Vice President or an employee thereof designated as a Servicing Officer.

“Opinion of Counsel” means a written opinion of counsel addressed to the Trustee and the Certificate Administrator, reasonably acceptable in form and substance to the Trustee and the Certificate Administrator, and who is not in-house counsel to the party required to deliver such opinion but who, in the good faith judgment of the Trustee and the Certificate Administrator, is Independent outside counsel knowledgeable of the issues occurring in the practice of securitization with respect to any such opinion of counsel concerning the taxation, or status as a REMIC for tax purposes, of any REMIC Pool or status as a “grantor trust” under the Code of the Grantor Trust.

“Other Advance Report Date” means with respect to a Non-Serviced Companion Loan or a Serviced Companion Loan, as applicable, which has been deposited into a commercial mortgage securitization trust, the date under the related Other Companion Loan Pooling and Servicing Agreement that the related Other Master Servicer is required (pursuant to the terms thereof) to make a determination as to whether it will make a P&I Advance as required under such Other Companion Loan Pooling and Servicing Agreement.

“Other Companion Loan Pooling and Servicing Agreement” means a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan that creates a commercial mortgage securitization trust, as applicable.  The only Other Companion Loan Pooling and Servicing Agreement related to the Trust as of the Closing Date is the MSBAM 2013-C9 Pooling and Servicing Agreement.  On or after the securitization of The Mall at Tuttle Crossing Companion Loan, the pooling and servicing agreement entered into in connection with such securitization shall be an Other Companion Loan Pooling and Servicing Agreement related to the Trust.

“Other Controlling Class Representative” means the applicable other “controlling class representative” under an Other Companion Loan Pooling and Servicing Agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan, as applicable.

“Other Depositor” means the applicable other “depositor” under an Other Companion Loan Pooling and Servicing Agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan, as applicable.

“Other Master Servicer” means the applicable other “master servicer” under an Other Companion Loan Pooling and Servicing Agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan, as applicable.

“Other NRSRO” means a NRSRO that is not a Rating Agency.

“Other Securitization” means any commercial mortgage securitization trust that holds a Serviced Companion Loan or Non-Serviced Companion Loan or any successor REO Loan with respect thereto.

“Other Special Servicer” means the applicable other “special servicer” under an Other Companion Loan Pooling and Servicing Agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan, as applicable.

“Other Trustee” means the applicable other “trustee” under an Other Companion Loan Pooling and Servicing Agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan, as applicable.

“Ownership Interest” means, as to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance” means (other than with respect to a Serviced Companion Loan or a B Note) for any Distribution Date:  (i) with respect to any Mortgage Loan or Specially Serviced Mortgage Loan as to which all or a portion of the Scheduled Payment (other than a Balloon Payment) due during the related Collection Period was not received by the Master Servicer as of the related Determination Date, the portion of such Scheduled Payment not received; (ii) with respect to any Mortgage Loan that is a Balloon Mortgage Loan (excluding any REO Property as to which the related Mortgage Loan provided for a Balloon Payment) as to which a Balloon Payment was due during or prior to the related Collection Period but was delinquent, in whole or in part, as of the related Determination Date, an amount equal to the excess, if any, of the Assumed Scheduled Payment for such Balloon Mortgage Loan for the related Collection Period, over any Late Collections received in respect of such Balloon Payment during such Collection Period that are included in the Available Distribution Amount for such Distribution Date; and (iii) with respect to each REO Property, an amount equal to the excess, if any, of the Assumed Scheduled Payment for the Mortgage Loan related to such REO Property during the related Collection Period, over any remittances of REO Income to the Master Servicer by the Special Servicer that are included in the Available Distribution Amount for such Distribution Date; provided that the interest portion of any Scheduled Payment or Assumed Scheduled Payment shall be advanced at a per annum rate equal to the sum of the Net Mortgage Rate relating to such Mortgage Loan or such REO Mortgage Loan, the Certificate Administrator Fee Rate and the CREFC® License Fee Rate, such that the Scheduled Payment or Assumed Scheduled Payment to be advanced as a P&I Advance shall be net of the Master Servicing Fee and the Trust Advisor Fee; and provided, further, that the Scheduled Payment or Assumed Scheduled Payment for any Mortgage Loan which has been modified shall be calculated based on its terms as modified; and provided, further, that the interest component of any P&I Advance with respect to a Mortgage Loan as to which there has been an Appraisal Reduction shall be an amount equal to the product of (i) the amount of interest required to be advanced without giving effect to this proviso and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan immediately prior to the subject Distribution Date less any Appraisal Reduction applicable to such Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan or a Serviced Pari Passu Mortgage Loan, the portion of such Appraisal Reduction allocable (based upon their respective Unpaid Principal Balances) to such Non-Serviced Mortgage Loan or Serviced Pari Passu Mortgage Loan under the related Intercreditor Agreement or related Non-Serviced Mortgage Loan Pooling and Servicing Agreement (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, Section 8.30 hereof), or in the case of an A/B Whole Loan, the portion of such Appraisal Reduction allocable to the A Note pursuant to the definition of “Appraisal Reduction”), and the denominator of which is the Stated Principal Balance of such Mortgage Loan immediately prior to the subject Distribution Date.  All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.

“P&I Advance Amount” means, with respect to any Mortgage Loan or any REO Property, the amount of the P&I Advance for each Mortgage Loan computed for any Distribution Date.

“Pari Passu Loan Nonrecoverable Advance” means any “Nonrecoverable Servicing Advance” (as defined in the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement) made with respect to any Non-Serviced Mortgage Loan pursuant to and in accordance with the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement; provided that if the applicable Non-Serviced Mortgage Loan Master Servicer shall have made a “Servicing Advance” (as defined in the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement) in the nature of an expenditure benefiting the related Mortgaged Property generally, the portion thereof attributable to any Non-Serviced Mortgage Loan shall be determined based on the outstanding balances of such Non-Serviced Mortgage Loan and all the related pari passu loans secured by such Non-Serviced Mortgage Loan Mortgage on a pari passu basis on the date such advance was made.

“Pari Passu Loan Primary Servicing Fee Rate” means the “Master Servicing Fee Rate” (as defined in the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement) and any other servicing fee rate (other than those payable to the applicable Non-Serviced Mortgage Loan Special Servicer) applicable to any Non-Serviced Mortgage Loan.  For the avoidance of doubt, (i) the Pari Passu Loan Primary Servicing Fee Rate for the Milford Plaza Fee Mortgage Loan shall be 0.01% per annum and (ii) the Pari Passu Loan Primary Servicing Fee Rate for The Mall at Tuttle Crossing Mortgage Loan (on and after The Mall at Tuttle Crossing Companion Loan Securitization Date) shall be in an amount set forth in the Non-Serviced Mortgage Loan Pooling and Servicing Agreement entered into in connection with the securitization of The Mall at Tuttle Crossing Companion Loan.

“Participant” means a broker, dealer, bank, other financial institution or other Person for whom the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

“Pass-Through Rate” or “Pass-Through Rates” means:  (a) with respect to any REMIC I Regular Interest for any Distribution Date, the related REMIC I Net Mortgage Rate for such Distribution Date; (b) with respect to any REMIC II Regular Interest for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate for such Distribution Date; (c) with respect to any Class X REMIC III Regular Interest for any Distribution Date, the Class X Strip Rate with respect to the Corresponding REMIC II Regular Interest for such Distribution Date; (d) with respect to the Class X-A Certificates for any Distribution Date, the weighted average of the Pass-Through Rates with respect to the related Class X REMIC III Regular Interests for such Distribution Date, weighted on the basis of the respective Notional Amounts of such Class X REMIC III Regular Interests immediately prior to such Distribution Date; (e) with respect to the Class A-1 Certificates for any Distribution Date, 1.394% per annum; (f) with respect to the Class A-2 Certificates for any Distribution Date, 2.964% per annum; (g) with respect to the Class A-SB Certificates for any Distribution Date, the lesser of 3.912% per annum and the Weighted Average REMIC I Net Mortgage Rate; (h) with respect to the Class A-3 Certificates, the Weighted Average REMIC I Net Mortgage Rate minus 0.115%; (i) with respect to the Class A-3FX Certificates and the Class A-3FL REMIC III Regular Interest for any Distribution Date, 3.840% per annum; (j) with respect to the Class A-3FL Certificates for any Distribution Date, a per annum rate equal to LIBOR plus 1.000% (or with respect to any Distribution Date on which a Swap Class Distribution Conversion has occurred and is continuing with respect to the Class A-3FL Certificates, a per annum rate equal to the Pass-Through Rate for the Class A-3FL REMIC III Regular Interest); (k) with respect to the Class A-4 Certificates for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate; (l) with respect to the Class A-5 Certificates for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate; (m) with respect to the Class A-S Certificates, the Class A-S REMIC III Regular Interest and the Class PST Component A-S for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate for such Distribution Date; (n) with respect to the Class B Certificates, the Class B REMIC III Regular Interest and the Class PST Component B for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate for such Distribution Date; (o) with respect to the Class C Certificates, the Class C REMIC III Regular Interest and the Class PST Component C for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate for such Distribution Date; and (p) with respect to the Class D, Class E, Class F, Class G, Class H and Class J Certificates for any Distribution Date, the Weighted Average REMIC I Net Mortgage Rate for such Distribution Date.

“Penalty Charges” means, with respect to any Mortgage Loan, A/B Whole Loan or Loan Pair (including any related REO Property), any amounts actually collected thereon that represent Default Interest and/or Late Fees but excluding any amounts allocable to a Non-Serviced Mortgage Loan and its related Non-Serviced Companion Loan pursuant to the terms of the related Non-Serviced Mortgage Loan Intercreditor Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Percentage Interest” means: (a) with respect to each Certificate other than a Class R Certificate, the fraction of the relevant Class evidenced by such Certificate, expressed as a percentage (carried to four (4) decimal places and rounded, if necessary), the numerator of which is the Certificate Balance or Notional Amount, as applicable, represented by such Certificate as stated on the face of such Certificate and the denominator of which is the Aggregate Certificate Balance or Notional Amount, as applicable, of all of the Certificates of the relevant Class as stated on the face of such Certificates; provided, that if at any time the Aggregate Certificate Principal Balance or Notional Amount of such Class, as stated on the face of such Certificates, equals zero, the “Percentage Interest” with respect to each Certificate of such Class shall equal zero; and (b) with respect to each Class R Certificate, the percentage interest in distributions (if any) to be made with respect to the relevant Class, as stated on the face of such Certificate.

“Performing Party” has the meaning set forth in Section 13.12.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed hereunder by such party with respect to any Mortgage Loan, Loan Pair, A/B Whole Loan or REO Property.

“Permitted Transferee” means any Transferee other than:  (a) a Disqualified Organization; (b) any other Person identified in an Opinion of Counsel delivered to the Certificate Administrator and the Trustee to the effect that the transfer of an ownership interest in any Class R Certificate to such Person may cause any REMIC Pool to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a non-United States Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a non-United States Tax Person or (e) a United States Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other United States Tax Person.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Phase I Environmental Report” means a report by an Independent Person who regularly conducts environmental site assessments in accordance with then current standards imposed by institutional commercial mortgage lenders and who has a reasonable amount of experience conducting such assessments.

“Plan” has the meaning set forth in Section 3.3(d).

“Plan Asset Regulations” means the Department of Labor regulations set forth in 29 C.F.R. § 2510.3-101.

“Planned Principal Balance” means for any Distribution Date, the balance shown for such Distribution Date on Schedule XVII.

“Preliminary Prospectus” has the meaning set forth in the Preliminary Statement hereto.

“Prepayment Interest Excess” means, with respect to any Mortgage Loan as to which a full or partial Principal Prepayment (including payment of a Balloon Payment other than in connection with the foreclosure or liquidation of a Mortgage Loan) is made during that portion of any Collection Period after the Due Date for such Mortgage Loan through and including the last day of the Collection Period, the amount of interest that accrues on the amount of such Principal Prepayment from such Due Date to the date such payment was made, plus (if made) any payment by the Mortgagor of interest that would have accrued to the next succeeding Due Date (net of the Master Servicing Fee, the Special Servicing Fee, the Trust Advisor Fee, the Certificate Administrator Fee, the CREFC® License Fee and any servicing fee, certificate administrator fee, trust advisor fee or trustee fee payable in connection with any Non-Serviced Mortgage Loan (in the case of any Non-Serviced Mortgage Loan)), to the extent collected.

“Prepayment Interest Shortfall” means, with respect to any Mortgage Loan as to which a full or partial Principal Prepayment (including payment of a Balloon Payment other than in connection with the foreclosure or liquidation of a Mortgage Loan) is made during that portion of any Collection Period prior to the Due Date for such Mortgage Loan in such Collection Period, an amount equal to the excess of (A) the aggregate amount of interest which would have accrued on the Stated Principal Balance of such Mortgage Loan if the Mortgage Loan had paid on its Due Date and such Principal Prepayment or Balloon Payment had not been made (net of the Master Servicing Fee, the Special Servicing Fee, the Trust Advisor Fee, the Certificate Administrator Fee, the CREFC® License Fee and any servicing fee, certificate administrator fee, trust advisor fee or trustee fee payable in connection with any Non-Serviced Mortgage Loan (in the case of any Non-Serviced Mortgage Loan)) over (B) the aggregate interest that did so accrue through the date such payment was made (net of such fees).

“Prepayment Premium” means, with respect to any Mortgage Loan, Serviced Companion Loan or B Note for any Distribution Date, the prepayment premiums, yield maintenance charges or percentage premiums, if any, received during the related Collection Period in connection with Principal Prepayments on such Mortgage Loan, Serviced Companion Loan or B Note.

“Pricing Date” means June 21, 2013.

“Primary Collateral” means the portion of the Mortgaged Property securing the Repurchased Loan or Crossed Mortgage Loan, as applicable, that is encumbered by a first mortgage lien.

“Principal Balance Certificates” means, collectively, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-5, Class A-S, Class B, Class PST, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates.

“Principal Distribution Amount” means on any Distribution Date, the amount equal to the excess, if any, of

(I)            the sum of:

(A)          the following (without duplication):

(i)           the principal portion of all Scheduled Payments (other than the principal portion of Balloon Payments) and any Assumed Scheduled Payments, in each case, to the extent received or advanced, as the case may be, in respect of the Mortgage Loans and any REO Mortgage Loans (but not in respect of any Serviced Companion Loan or B Note or any successor REO Serviced Companion Loan or REO B Note) for their respective Due Dates occurring during the related Collection Period; plus

(ii)           (x) all payments (including Principal Prepayments and the principal portion of Balloon Payments but not in respect of any Serviced Companion Loan or B Note or any successor REO Serviced Companion Loan or REO B Note) and any other collections (including Liquidation Proceeds (other than the portion thereof, if any, constituting Excess Liquidation Proceeds), Condemnation Proceeds, Insurance Proceeds, Purchase Proceeds and REO Income) received (including, in the case of any Non-Serviced Mortgage Loan, by the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer) on or in respect of the Mortgage Loans and any REO Mortgage Loans (but not in respect of any Serviced Companion Loan or B Note or any successor REO Serviced Companion Loan or REO B Note) during the related Collection Period that were identified and applied by the Master Servicer or the Special Servicer as recoveries of principal thereof in accordance with this Agreement (exclusive of any portion thereof included as part of the Principal Distribution Amount for the immediately preceding Distribution Date pursuant to clause (I)(A)(ii)(y) of this definition) and (y) the principal portion of any Balloon Payments received on or in respect of the Mortgage Loans and any REO Mortgage Loans (but not in respect of any Serviced Companion Loan or B Note or any successor REO Serviced Companion Loan or REO B Note) on or after the date that is two (2) Business Days immediately preceding the related Master Servicer Remittance Date and prior to the Distribution Date and remitted by the Master Servicer to the Distribution Account pursuant to Section 5.2(c) that were identified and applied by the Master Servicer or the Special Servicer as recoveries of principal thereof in accordance with this Agreement;

(B)          the aggregate amount of any collections received on or in respect of the Mortgage Loans and any REO Mortgage Loans during the related Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance (or interest thereon) was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount for which a deduction was made under clause (II)(A) below with respect to a prior Distribution Date;

(C)          the aggregate amount of any collections received on or in respect of the Mortgage Loans and any REO Mortgage Loans during the related Collection Period that, in each case, represents a recovery of an amount previously determined (in a Collection Period for a prior Distribution Date) to have been a Nonrecoverable Advance (or interest thereon) and for which a deduction was made under clause (II)(B) below with respect to a prior Distribution Date; and

(D)          any Actual Recoveries of amounts previously paid as Excess Trust Advisor Expenses to the extent such amounts had been allocated as a reduction of the Principal Distribution Amount on any prior Distribution Dates; over

(II)           the sum of:

(A)          the aggregate amount of Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that was reimbursed or paid during the related Collection Period to one or more of the Master Servicer, the Special Servicer and the Trustee from amounts in the Collection Account allocable to principal received or advanced with respect to the Mortgage Loans and any REO Mortgage Loans pursuant to subsection (iii) of Section 5.2(a)(II);

(B)          the aggregate amount of Nonrecoverable Advances (and Advance Interest thereon) previously made in respect of any Mortgage Loan or REO Mortgage Loan that was reimbursed or paid during the related Collection Period to one or more of the Master Servicer, the Special Servicer and the Trustee during the related Collection Period from amounts in the Collection Account allocable to principal received or advanced with respect to the Mortgage Loans and any REO Mortgage Loans pursuant to subsection (iv) of Section 5.2(a)(II); and

(C)          the amount of any Excess Trust Advisor Expenses allocated to reduce the Aggregate Certificate Balance of the Principal Balance Certificates (other than the Exchangeable Certificates and the Control Eligible Certificates) or the Certificate Balance(s) of the related EC REMIC III Regular Interest(s), as applicable, for such Distribution Date pursuant to Section 6.11.

“Principal Prepayment” means any voluntary or involuntary payment or collection of principal on a Mortgage Loan, a Serviced Companion Loan or a B Note which is received or recovered in advance of its scheduled Due Date and applied to reduce the Unpaid Principal Balance of the Mortgage Loan, Serviced Companion Loan or B Note in advance of its scheduled Due Date, including, without limitation, all proceeds, to the extent allocable to principal, received from the payment of cash in connection with a substitution shortfall pursuant to Section 2.3; provided, that the pledge by a Mortgagor of Defeasance Collateral with respect to a Defeasance Loan shall not be deemed to be a Principal Prepayment.

“Private Placement Memorandum” has the meaning set forth in the Preliminary Statement hereto.

“Privileged Information” means any (i) correspondence or other communications between the Controlling Class Representative or a Loan-Specific Directing Holder, on the one hand, and the Special Servicer, the Master Servicer, the Certificate Administrator, the Custodian or the Trustee, on the other hand, related to any Specially Serviced Mortgage Loan or the exercise of the consent or consultation rights of the Controlling Class Representative or a Loan-Specific Directing Holder under this Agreement, (ii) correspondence or other communications between the Controlling Class Representative and a Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer or other party related to the exercise of any consultation rights with respect to a Non-Serviced Mortgage Loan, (iii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, and (iv) legally privileged information; provided that the summary of any Final Asset Status Report prepared pursuant to Section 10.5(a) is deemed not to be Privileged Information (although no such summary shall be made available to any Mortgagor, Manager, Affiliate of a Mortgagor or Manager or agent of any of the foregoing that relates to the Mortgage Loan as to which the applicable Final Asset Status Report relates).

“Privileged Person” means the Depositor, the Underwriters, the Initial Purchasers, any Seller, the Master Servicer, the Special Servicer, the Rating Agencies, the Controlling Class Representative (during any Collective Consultation Period and any Subordinate Control Period), any Loan-Specific Directing Holder (if and for so long as it is the Loan-Specific Directing Holder with respect to the related A/B Whole Loan or Loan Pair, as the case may be), the Trustee, the Custodian, the Certificate Administrator, the Trust Advisor, a designee of the Depositor and any Person who provides the Certificate Administrator with an Investor Certification or NRSRO Certification, as applicable, which Investor Certification or NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided that in no event shall a Mortgagor, a Manager, an Affiliate of a Mortgagor or Manager or an agent of any of the foregoing be considered a Privileged Person.  The holder of any Serviced Companion Loan, B Note or Non-Serviced Companion Loan (in each case, including any trustee, master servicer, special servicer, controlling class representative, certificate administrator or custodian with respect to any securitization thereof) shall also be a Privileged Person to the extent any such party provides the Certificate Administrator a certification substantially in the form of Exhibit T hereto.

“Prohibited Party” means (i) a Person that is a proposed Servicing Function Participant that the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee, the Custodian, the Trust Advisor or any primary servicer, as applicable, seeks to retain as a Servicing Function Participant and that the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee, the Custodian, the Trust Advisor or any primary servicer, as applicable, has actual knowledge (obtained by written notice or through actual experience) has failed to comply (after any applicable cure period) with its Exchange Act or Regulation AB compliance obligations with respect to the Trust on any prior date or any other securitization transaction or (ii) any Person identified in writing (delivered prior to the date of retention) by the Depositor to the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee,

the Custodian, the Trust Advisor or any primary servicer, as applicable, as a Person that the Depositor has knowledge has failed on any prior date to comply (after any applicable cure period) with its Exchange Act or Regulation AB obligations with respect to the Trust or any other securitization transaction.

“Prospectus” has the meaning set forth in the Preliminary Statement hereto.

“Prospectus Supplement” has the meaning set forth in the Preliminary Statement hereto.

“PTCE” has the meaning set forth in Section 3.3(d).

“Purchase Price” means, with respect to the purchase by the Seller or liquidation by the Special Servicer of (i) a Mortgage Loan or an REO Mortgage Loan pursuant to Article II of this Agreement, (ii) an REO Mortgage Loan pursuant to Section 9.15 or (iii) a Mortgage Loan pursuant to Section 9.17 under the circumstances set forth therein, a price equal to the sum (without duplication) of (A) 100% of the Unpaid Principal Balance of such Mortgage Loan or REO Mortgage Loan, plus (B) accrued but unpaid interest thereon calculated at the Mortgage Rate to, but not including, the Due Date in the Collection Period in which such purchase or liquidation occurs, plus (C) the amount of any expenses related to such Mortgage Loan and any related Serviced Companion Loan, B Note or REO Property (including any Servicing Advances and any Advance Interest (which have not been paid by the Mortgagor on the related Mortgage Loan and any related Serviced Companion Loan or B Note) related to such Mortgage Loan and any related Serviced Companion Loan or B Note, the amount of any Servicing Advances (and Advance Interest thereon) that were reimbursed from collections on the other Mortgage Loans pursuant to Section 5.2(a)(II)(iii) and not subsequently recovered from the related Mortgagor, and all Special Servicing Fees and Liquidation Fees paid or payable with respect to the Mortgage Loan and any related Serviced Companion Loan or B Note) that are reimbursable or payable to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian, any Non-Serviced Mortgage Loan Master Servicer, any Non-Serviced Mortgage Loan Special Servicer, any Non-Serviced Mortgage Loan Trustee or any Non-Serviced Mortgage Loan Certificate Administrator, plus (D) if such Mortgage Loan or REO Mortgage Loan is being repurchased or substituted for by a Seller pursuant to the related Mortgage Loan Purchase Agreement, all expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Trust Advisor, the Depositor, the Certificate Administrator, the Trustee or the Custodian in respect of the Material Breach or Material Document Defect giving rise to the repurchase or substitution obligation (and that are not otherwise included in clause (C) above) and any Liquidation Fee payable in connection with any such repurchase, plus (E) any termination payments due under any Swap Agreement.  With respect to a Joint Mortgage Loan, the Purchase Price for each of the applicable Sellers shall be its respective percentage interest as of the Closing Date of the total Purchase Price for such Joint Mortgage Loan.

“Purchase Proceeds” means any cash amounts received by the Master Servicer in connection with:  (i) the repurchase of a Mortgage Loan or an REO Mortgage Loan by a Seller pursuant to Section 2.3, (ii) the purchase of the Mortgage Loans and REO Properties by the Holders of the Controlling Class, the Master Servicer, the Special Servicer, the Holders of the Class R Certificates or any other applicable Person pursuant to Section 11.1(b), (iii) the purchase of an A Note by a holder of the related B Note in accordance with the terms of the related Intercreditor Agreement or (iv) the purchase of a Mortgage Loan by a holder of a mezzanine loan under the related mezzanine intercreditor agreement.

“Qualified Bidder” means as used in Section 8.29(c), a Person qualified to act as successor Master Servicer hereunder pursuant to Section 8.22(b).

“Qualified Institutional Buyer” means a qualified institutional buyer qualifying pursuant to Rule 144A.

“Qualified Insurer” means, (i) with respect to any Mortgage Loan, Serviced Companion Loan or B Note, an insurance company duly qualified as such under the laws of the state in which the related Mortgaged Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance but rated no lower than “A” by Fitch (or, if not so rated by Fitch, (x) an equivalent rating by at least two NRSROs (which may include S&P, DBRS and/or Moody’s) or (y) Fitch has issued a Rating Agency Confirmation with respect to such insurance company) and no lower than “A3” by Moody’s (or, if not so rated by Moody’s, then Moody’s has issued a Rating Agency Confirmation with respect to such insurance company) and (ii) with respect to the Servicer Errors and Omissions Insurance Policy or Servicer Fidelity Bond an insurance company that has a claim paying ability with any one of the following ratings: (1) “A-” or better by Fitch, (2) “A3” or better by Moody’s, (3) “A-” or better by S&P, (4) “A (low)” or better by DBRS or (5) “A:X” or better by A.M. Best, or (iii) in either case, an insurance company not satisfying clause (i) or (ii) but with respect to which a Rating Agency Confirmation is obtained from each Rating Agency.  “Qualified Insurer” shall also mean any entity that satisfies all of the criteria, other than the ratings criteria, set forth in one of the foregoing clauses and whose obligations under the related insurance policy are guaranteed or backed by an entity that satisfies the ratings criteria set forth in such clause (construed as if such entity were an insurance company referred to therein).

“Qualifying Substitute Mortgage Loan” means, in the case of a Mortgage Loan substituted for a Deleted Mortgage Loan, a Mortgage Loan which, on the date of substitution, (i) has an outstanding principal balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; provided, that, to the extent that the principal balance of such Mortgage Loan is less than the Stated Principal Balance of the Deleted Mortgage Loan, then such differential in principal amount, together with interest thereon at the Mortgage Rate on the related Mortgage Loan from the date as to which interest was last paid through the last day of the month in which such substitution occurs, shall be paid by the party effecting such substitution to the Master Servicer for deposit into the Collection Account, and shall be treated as a Principal Prepayment hereunder; (ii) is accruing interest at a rate of interest at least equal to that of the Deleted Mortgage Loan; (iii) has a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the Deleted Mortgage Loan; (iv) has an original Loan-to-Value Ratio not higher than that of the Deleted Mortgage Loan and a current Loan-to-Value Ratio (equal to the outstanding principal balance on the date of substitution divided by its current Appraised Value) not higher than the current Loan-to-Value Ratio of the Deleted Mortgage Loan and has a current Debt Service Coverage Ratio equal to or greater than the current Debt Service Coverage Ratio of the Deleted Mortgage Loan; (v) will comply with all of the representations and warranties relating to Mortgage Loans set forth in the applicable Mortgage Loan Purchase Agreement, as of the date of substitution; (vi) has a Phase I Environmental Report relating to the related Mortgaged Property in its Mortgage Files and such Phase I Environmental Report does not, in the good faith reasonable judgment of the Special Servicer, consistent with the Servicing Standard, raise material issues that have not been adequately addressed; (vii) has an engineering report relating to the related Mortgaged Property in its Mortgage Files and such engineering report does not, in the good faith reasonable judgment of the Special Servicer, consistent with the Servicing Standard raise material issues that have not been adequately addressed; and (viii) as to which the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the related Seller’s expense, that such Mortgage Loan is a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; provided that no Mortgage Loan may have a Maturity Date after the date three (3) years prior to the Rated Final Distribution Date, and provided, further, that no such Mortgage Loan shall be substituted for a Deleted Mortgage Loan unless a Rating Agency Communication has been provided to each Rating Agency, and provided, further, that, during any Subordinate Control Period, no such Mortgage Loan shall be substituted for a Deleted Mortgage Loan unless the Controlling Class Representative shall have approved of such substitution (provided, that such approval of the Controlling Class Representative may not be unreasonably withheld).  If either one mortgage loan is substituted for more than one Deleted Mortgage Loan or more than one mortgage loan is substituted for one or more Deleted Mortgage Loans, then (A) the principal balances referred to in clause (i) above shall be determined on the basis of aggregate principal balances and (B) the rates referred to in clause (ii) above and the remaining term to stated maturity referred to in clause (iii) above shall be determined on a weighted average basis (provided, that the Net Mortgage Rate for any Qualifying Substitute Mortgage Loan may not be less than the highest Pass-Through Rate of any outstanding Class of Certificates that is not based on, or subject to a cap equal to, the Weighted Average REMIC I Net Mortgage Rate).  Whenever a Qualifying Substitute Mortgage Loan is substituted for a Deleted Mortgage Loan pursuant to this Agreement, the party effecting such substitution shall certify that such Mortgage Loan meets all of the requirements of this definition and shall send such certification to the Certificate Administrator, which shall deliver a copy of such certification to the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Controlling Class Representative promptly, and in any event within five (5) Business Days following the Certificate Administrator’s receipt of such certification.

“Rated Final Distribution Date” means with respect to each rated Class of Certificates, the Distribution Date in July 2046.

“Rating Agencies” means Fitch, KBRA and Moody’s; provided, that with respect to any matter affecting a Non-Serviced Mortgage Loan or any Serviced Companion Loan, “Rating Agency” shall also refer to any NRSRO engaged to rate the Serviced Companion Loan Securities or securities related to such Non-Serviced Mortgage Loan.

“Rating Agency Communication” means any written communication intended for a Rating Agency, which shall be delivered at least ten (10) Business Days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with Section 5.7).

“Rating Agency Confirmation” means, with respect to any matter, written confirmation (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to this Agreement) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade or withdrawal of the then-current rating assigned to any Class of Certificates or, if applicable, any class of Serviced Companion Loan Securities or securities related to a Non-Serviced Mortgage Loan, in each case, if then rated by the Rating Agency; provided, that a written waiver or other acknowledgment from any Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation (or such other waiver as set forth in Section 1.7) is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter.  At any time during which no Certificates, Serviced Companion Loan Securities or securities related to a Non-Serviced Mortgage Loan are rated by a Rating Agency, no Rating Agency Confirmation shall be required from that Rating Agency.

“Rating Agency Inquiry” shall have the meaning set forth in Section 5.7(g).

“Realized Interest Loss” means, with respect to each Mortgage Loan (including an REO Mortgage Loan), (i) in the case of a Liquidation Realized Loss, the portion of any Liquidation Realized Loss that exceeds the Realized Principal Loss on the related Mortgage Loan, (ii) in the case of a Bankruptcy Loss, the portion of such Realized Loss attributable to accrued interest on the related Mortgage Loan, (iii) in the case of an Expense Loss, an Expense Loss resulting in any period from the payment of the Special Servicing Fee and any Expense Losses treated as Realized Interest Losses pursuant to clause (iv) of the definition of “Realized Principal Loss” or (iv) in the case of a Modification Loss, a Modification Loss set forth in clause (iii) of the definition thereof.

“Realized Loss” means a Liquidation Realized Loss, a Modification Loss, a Bankruptcy Loss or an Expense Loss with respect to a Mortgage Loan (including an REO Mortgage Loan).

“Realized Principal Loss” means, with respect to each Mortgage Loan (including an REO Mortgage Loan), (i) in the case of a Liquidation Realized Loss, the amount of such Liquidation Realized Loss, to the extent that it does not exceed the Unpaid Principal Balance (plus the amount of any Unliquidated Advance with respect to such Mortgage Loan) of the Mortgage Loan, (ii) in the case of a Modification Loss, the amount of such Modification Loss set forth in clause (i) of the definition thereof, (iii) in the case of a Bankruptcy Loss, the portion of such Bankruptcy Loss attributable to the reduction in the principal balance of the related Mortgage Loan, (iv) in the case of an Expense Loss, the amount of such Expense Loss (other than Expense Losses resulting from the payment of Special Servicing Fees) to the extent that such Expense Loss does not exceed amounts collected in respect of the Mortgage Loans that were identified as allocable to principal in the Collection Period in which such Expense Losses were incurred, and any such excess shall be treated as a Realized Interest Loss, (v) any Nonrecoverable Advance reimbursed from collections of principal on the Mortgage Loans

(including REO Mortgage Loans), and (vi) any Unliquidated Advance that is determined by the Master Servicer to be a Nonrecoverable Advance.

“Record Date” means, for each Distribution Date, with respect to (i) each Class of Certificates (other than a Class of Swap Floating Rate Certificates under the circumstances described in clause (ii) below), the close of business on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs, and (ii) any Class of Swap Floating Rate Certificates, prior to the occurrence of a related Swap Class Distribution Conversion, the Business Day immediately preceding the related Distribution Date.

“Recoveries” means, as of any Distribution Date, any amounts recovered with respect to a Mortgage Loan, a Serviced Companion Loan, a B Note or REO Property following the period in which a Final Recovery Determination occurs plus other amounts defined as “Recoveries” herein.

“Registered Certificates” has the meaning set forth in the Preliminary Statement hereto.

“Registered Global Certificate” means, with respect to any Registered Certificate, a single, permanent global Certificate, in definitive, fully registered form without interest coupons.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506 - 1,631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a written certification substantially in the form set forth in Exhibit F hereto certifying that a beneficial owner of an interest in a Regulation S Temporary Global Certificate is not a U.S. Person (as defined in Regulation S).

“Regulation S Global Certificates” means the Regulation S Permanent Global Certificates together with the Regulation S Temporary Global Certificates.

“Regulation S Permanent Global Certificate” means any single permanent global Certificate, in definitive, fully registered form without interest coupons received in exchange for a Regulation S Temporary Global Certificate.

“Regulation S Temporary Global Certificate” means, with respect to any Class of Certificates offered and sold outside of the United States in reliance on Regulation S, a single temporary global Certificate, in definitive, fully registered form without interest coupons.

“Rehabilitated Mortgage Loan” means any Specially Serviced Mortgage Loan with respect to which (i) three (3) consecutive Scheduled Payments have been made (in the case of any such Mortgage Loan, Serviced Companion Loan or B Note that was modified, based on the modified terms), or a complete defeasance shall have occurred, (ii) no other Servicing Transfer Event has occurred and is continuing (or, with respect to determining whether a Required Appraisal Loan is a Rehabilitated Mortgage Loan for applying Appraisal Reductions, no other Appraisal Event has occurred and is continuing) and (iii) the Trust has been reimbursed for all costs incurred as a result of the occurrence of a Servicing Transfer Event, such amounts constitute a Workout-Delayed Reimbursement Amount, or such amounts have been forgiven.  An A Note shall not constitute a Rehabilitated Mortgage Loan unless its related B Note would constitute a Rehabilitated Mortgage Loan.  A B Note shall not constitute a Rehabilitated Mortgage Loan unless its related A Note also would constitute a Rehabilitated Mortgage Loan.  A Serviced Pari Passu Mortgage Loan shall not constitute a Rehabilitated Mortgage Loan unless its related Serviced Companion Loan would constitute a Rehabilitated Mortgage Loan.  A Serviced Companion Loan shall not constitute a Rehabilitated Mortgage Loan unless its related Serviced Pari Passu Mortgage Loan also would constitute a Rehabilitated Mortgage Loan.

“Release Date” means the date forty (40) days after the later of (i) the commencement of the offering of the Certificates and (ii) the Closing Date.

“Relevant Servicing Criteria” means the Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer, the Special Servicer, the Trustee, the Trust Advisor, the Custodian or the Certificate Administrator, on Schedule X attached hereto).  For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers.  With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator or any Sub-Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator or such Sub-Servicer.

“REMIC” means a real estate mortgage investment conduit within the meaning of Section 860D of the Code.

“REMIC I” means the segregated pool of assets consisting of the Mortgage Loans (other than any Excess Interest payable thereon), such amounts with respect thereto as shall from time to time be held in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the TA Unused Fees Reserve Account, the Distribution Account (other than the portion thereof constituting the Excess Interest Sub-account) and the Interest Reserve Account, the Insurance Policies (other than the interests of the holder of any Non-Serviced Companion Loan or Serviced Companion Loan or B Note therein) and any REO Properties or beneficial interests therein (other than the interests of the holder of any Non-Serviced Companion Loan or any Serviced Companion Loan or B Note therein), for which a REMIC election will be made pursuant to Section 12.1(a) hereof.  The Excess Interest on the ARD Mortgage Loans and the Excess Interest Sub-account shall constitute assets of the Trust but shall not be a part of any REMIC Pool formed hereunder.  The Non-Serviced Companion Loans and any amounts payable thereon shall not constitute assets of the Trust or any REMIC Pool formed hereunder.  No B Note or any amounts payable thereon shall constitute an asset of the Trust or any REMIC Pool formed hereunder.  No Serviced Companion Loan or any amounts payable thereon shall constitute an asset of the Trust or any REMIC Pool formed hereunder.

“REMIC I Interests” means, collectively, the REMIC I Regular Interests and the REMIC I Residual Interest.

“REMIC I Net Mortgage Rate” means, with respect to any Distribution Date, as to any REMIC I Regular Interest, a rate per annum equal to:  (a) if the related Mortgage Loan (including an REO Mortgage Loan) accrues interest on the basis of a 360-day year consisting of twelve (12) 30-day months (“30/360 basis”), the Net Mortgage Rate of such related Mortgage Loan as of the Cut-Off Date and without regard to any modification, waiver or amendment of the terms thereof following the Cut-Off Date; and (b) if the related Mortgage Loan (including an REO Mortgage Loan) accrues interest on a basis other than a 30/360 basis, the annualized rate at which interest would have to accrue in respect of the related Mortgage Loan on a 30/360 basis for the related Mortgage Loan Accrual Period, in order to produce the amount of net interest that would have accrued during the related Mortgage Loan Accrual Period assuming a net interest rate equal to the rate set forth in clause (a) above and assuming an interest accrual basis that is the same as the actual interest accrual basis of such Mortgage Loan, provided that for purposes of this clause (b), commencing in 2014, (i) except with respect to the final Distribution Date, the REMIC I Net Mortgage Rate with respect to the subject REMIC I Regular Interest for the Distribution Dates in both January and February in any year that is not a leap year and in February in any year that is a leap year, shall be determined net of any amounts transferred to the Interest Reserve Account, and (ii) the REMIC I Net Mortgage Rate with respect to the subject REMIC I Regular Interest for the Distribution Date in March and the final Distribution Date shall be determined taking into account the addition of any amounts withdrawn from the Interest Reserve Account.

“REMIC I Principal Amount” means, with respect to any REMIC I Regular Interest, as of any date or time of determination, the then unpaid principal amount thereof, such amount being equal to the Cut-Off Date Principal Balance of the related Mortgage Loan, minus (i) the amount of all principal distributions previously deemed made with respect to such REMIC I Regular Interest pursuant to Section 6.3(a) and (ii) all Collateral Support Deficits allocated to such REMIC I Regular Interest in reduction of its REMIC I Principal Amount pursuant to Section 6.6.

“REMIC I Regular Interests” means, collectively, the uncertificated interests designated as “regular interests” (within the meaning of the REMIC Provisions) in REMIC I, each of which relates to a separate specific Mortgage Loan (including an REO Mortgage Loan) and any Qualifying Substitute Mortgage Loan that may replace such Mortgage Loan, has an initial REMIC I Principal Amount equal to the Cut-Off Date Principal Balance of such Mortgage Loan, and has a Pass-Through Rate equal to the applicable REMIC I Net Mortgage Rate from time to time.

“REMIC I Residual Interest” means the “residual interest” (within the meaning of the REMIC Provisions) in REMIC I evidenced by the Class R Certificates.  The REMIC I Residual Interest has no principal amount or Pass-Through Rate.

“REMIC II” means the segregated pool of assets consisting of the REMIC I Regular Interests and related amounts in the Distribution Account for which a REMIC election will be made pursuant to Section 12.1(a) hereof.

“REMIC II Interests” means, collectively, the REMIC II Regular Interests and the REMIC II Residual Interest.

“REMIC II Principal Amount” means, (i) with respect to any REMIC II Regular Interest (other than REMIC II Regular Interest A-3FL, REMIC II Regular Interest A-S, REMIC II Regular Interest B or REMIC II Regular Interest C), as of any date or time of determination, the then Aggregate Certificate Balance of the Class of Corresponding Certificates, (ii) with respect to REMIC II Regular Interest A-3FL, as of any date or time of determination, the Certificate Balance of the Class A-3FL REMIC III Regular Interest and (iii) with respect to REMIC II Regular Interest A-S, REMIC II Regular Interest B or REMIC II Regular Interest C, as of any date or time of determination, the Certificate Balance of the Class A-S REMIC III Regular Interest, the Class B REMIC III Regular Interest or the Class C REMIC III Regular Interest, respectively.

“REMIC II Regular Interest A-1” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class A-1 Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-2” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class A-2 Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-SB” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class A-SB Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-3” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class A-3 Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-3FL” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Certificate Balance of the Class A-3FL REMIC III Regular Interest, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-4” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class A-4 Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-5” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class A-5 Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest A-S” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Certificate Balance of the Class A-S REMIC III Regular Interest, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest B” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Certificate Balance of the Class B REMIC III Regular Interest, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest C” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Certificate Balance of the Class C REMIC III Regular Interest, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest D” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class D Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest E” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class E Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest F” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class F Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest G” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class G Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest H” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class H Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interest J” means the uncertificated interest designated as a “regular interest” (within the meaning of the REMIC Provisions) in REMIC II, which shall consist of an interest having a REMIC II Principal Amount equal to the Aggregate Certificate Balance of the Class J Certificates, and which has a Pass-Through Rate equal to the Weighted Average REMIC I Net Mortgage Rate from time to time.

“REMIC II Regular Interests” means, collectively, the REMIC II Regular Interest A-1, the REMIC II Regular Interest A-2, the REMIC II Regular Interest A-SB, the REMIC II Regular Interest A-3, the REMIC II Regular Interest A-3FL, the REMIC II Regular Interest A-4, the REMIC II Regular Interest A-5, the REMIC II Regular Interest A-S, the REMIC II Regular Interest B, the REMIC II Regular Interest C, the REMIC II Regular Interest D, the REMIC II Regular Interest E, the REMIC II Regular Interest F, the REMIC II Regular Interest G, the REMIC II Regular Interest H and the REMIC II Regular Interest J.

“REMIC II Residual Interest” means the “residual interest” (within the meaning of the REMIC Provisions) in REMIC II evidenced by the Class R Certificates.  The REMIC II Residual Interest has no principal amount or Pass-Through Rate.

“REMIC III” means the segregated pool of assets consisting of the REMIC II Regular Interests and related amounts in the Distribution Account for which a REMIC election will be made pursuant to Section 12.1(a) hereof.

“REMIC III Interests” means, collectively, the REMIC III Regular Interests and the REMIC III Residual Interest.

“REMIC III Regular Certificates” means, collectively, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class D, Class E, Class F, Class G and Class H Certificates and, to the extent they represent beneficial ownership of the Class J REMIC III Regular Interest, the Class J Certificates.

“REMIC III Regular Interests” means, collectively, the Class A-1 Certificates, Class A-2 Certificates, Class A-SB Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates and Class H Certificates, the EC REMIC III Regular Interests, the Swap REMIC III Regular Interests, the Class J REMIC III Regular Interest, the Class X REMIC III Regular Interests.

“REMIC III Regular Interest X-A-1” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated “X-A-1” and has no principal amount, a Notional Amount equal to the REMIC II Principal Amount of REMIC II Regular Interest A-1 outstanding from time to time and a Pass-Through Rate equal to the Class X Strip Rate with respect to REMIC II Regular Interest A-1 from time to time.

“REMIC III Regular Interest X-A-2” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated “X-A-2” and has no principal amount, a Notional Amount equal to the REMIC II Principal Amount of REMIC II Regular Interest A-2 outstanding from time to time and a Pass-Through Rate equal to the Class X Strip Rate with respect to REMIC II Regular Interest A-2 from time to time.

“REMIC III Regular Interest X-A-SB” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated “X-A-SB” and has no principal amount, a Notional Amount equal to the REMIC II Principal Amount of REMIC II Regular Interest A-SB outstanding from time to time and a Pass-Through Rate equal to the Class X Strip Rate with respect to REMIC II Regular Interest A-SB from time to time.

“REMIC III Regular Interest X-A-3” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated “X-A-3” and has no principal amount, a Notional Amount equal to the REMIC II Principal Amount of REMIC II Regular Interest A-3 outstanding from time to time and a Pass-Through Rate equal to the Class X Strip Rate with respect to REMIC II Regular Interest A-3 from time to time.

“REMIC III Regular Interest X-A-3FL” means the “regular interest” (within the meaning of the REMIC Provisions) in REMIC III that is designated “X-A-3FL” and has no principal amount, a Notional Amount equal to the REMIC II Principal Amount of REMIC II Regular Interest A-3FL outstanding from time to time and a Pass-Through Rate equal to the Class X Strip Rate with respect to REMIC II Regular Interest A-3FL from time to time.

“REMIC III Residual Interest” means the “residual interest” (within the meaning of the REMIC Provisions) in REMIC III evidenced by the Class R Certificates.  The REMIC III Residual Interest has no principal amount or Pass-Through Rate.

“REMIC Pool” means each of the three (3) segregated pools of assets designated as a REMIC pursuant to Section 12.1(a) hereof.  For the avoidance of doubt, no BANA Lender Successor Borrower Right, CIBC Lender Successor Borrower Right or MSMCH Seller Defeasance Rights and Obligations is a part of any “REMIC Pool”.

“REMIC Provisions” means the provisions of the federal income tax law governing the treatment of real estate mortgage investment conduits and their investors, including the conditions that must be satisfied for an arrangement to be treated as a REMIC and for a loan secured by an interest in real property to be a qualified mortgage, which appear in Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, related provisions, and final, temporary and proposed regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time and taking account, as appropriate, of any proposed legislation or regulations which, as proposed, would have an effective date prior to enactment or promulgation thereof.  For the avoidance of doubt, the provisions of the mortgage documents with respect to a mortgage loan fail to comply with the “REMIC Provisions” if such mortgage documents permit transactions that would result in the mortgage loan failing to satisfy the definition of “qualified mortgage” under such federal income tax law.

“Rent Loss Policy” or “Rent Loss Insurance” means a policy of insurance generally insuring against loss of income or rent resulting from force majeure.

“Rents from Real Property” means, with respect to any REO Property, income of the character set forth in Section 856(d) of the Code.

“REO Account” shall have the meaning set forth in Section 9.14(a) hereof.

“REO Disposition” means the receipt by the Master Servicer or the Special Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of REO Property.

“REO Income” means, with respect to any REO Property that had not been security for an A/B Whole Loan or Loan Pair for any Collection Period, all income received in connection with such REO Property during such period less any operating expenses, utilities, real estate taxes, management fees, insurance premiums, expenses for maintenance and repairs and any other capital expenses directly related to such REO Property paid during such period.  With respect to any Non-Serviced Mortgage Loan (if the applicable Non-Serviced Mortgage Loan Special Servicer has foreclosed upon the Mortgaged Property secured by such Non-Serviced Mortgage Loan Mortgage), the REO Income shall comprise only such portion of the foregoing that is allocable to the holder of such Non-Serviced Mortgage Loan.

“REO B Note” means a B Note as to which the related Mortgaged Property has become an REO Property.  Such B Note shall be deemed to remain outstanding for purposes of various calculations under this Agreement notwithstanding that the related Mortgaged Property has become an REO Property.

“REO Loan” means any of an REO Mortgage Loan, REO B Note and REO Serviced Companion Loan.

“REO Mortgage Loan” means a Mortgage Loan as to which the related Mortgaged Property has become an REO Property.  Such Mortgage Loan shall be deemed to remain outstanding for purposes of various calculations under this Agreement notwithstanding that the related Mortgaged Property has become an REO Property.

“REO Property” means a Mortgaged Property (or an interest therein, if the Mortgaged Property securing any Loan Pair or the Mortgaged Property securing an A/B Whole Loan has been acquired by the Trust) acquired by the Trust through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a Defaulted Mortgage Loan or otherwise treated as foreclosure property under the REMIC Provisions; provided that a Mortgaged Property that secures a Non-Serviced Mortgage Loan shall constitute an REO Property if and when it is acquired under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement for the benefit of the Trustee as the holder of such Non-

Serviced Mortgage Loan and of the holder of the related Non-Serviced Companion Loan(s) through foreclosure, acceptance of a deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a default or otherwise treated as foreclosure property under the REMIC Provisions.  The Special Servicer shall not have any obligations with respect to an REO Property that relates to a Mortgaged Property that secures a Non-Serviced Mortgage Loan and all references to the Special Servicer’s obligations in this Agreement with respect to “REO Property” shall exclude any such Mortgaged Property that secures a Non-Serviced Mortgage Loan.

“REO Serviced Companion Loan” means a Serviced Companion Loan as to which the related Mortgaged Property has become an REO Property.  Such Serviced Companion Loan shall be deemed to remain outstanding for purposes of various calculations under this Agreement notwithstanding that the related Mortgaged Property has become an REO Property.

“Report Date” means the second (2nd) Business Day before the related Distribution Date.

“Reportable Event” has the meaning set forth in Section 13.7.

“Reporting Servicer” means the Master Servicer, the Special Servicer, the Trust Advisor and any Servicing Function Participant (including the Certificate Administrator, the Custodian, the Trustee (if and for such time as it is a Servicing Function Participant) and each Sub-Servicer), as the case may be.

“Repurchase Request Recipient” has the meaning set forth in Section 2.3(e).

“Repurchased Loan” has the meaning set forth in Section 2.3(a).

“Request for Release” means a request for release of certain documents relating to the Mortgage Loans, a form of which is attached hereto as Exhibit C.

“Requesting Holders” has the meaning set forth in Section 6.9.

“Requesting Party” has the meaning set forth in Section 1.7.

“Required Appraisal Loan” means any Mortgage Loan, Loan Pair or A/B Whole Loan as to which an Appraisal Event has occurred.  In the case of an A/B Whole Loan or Loan Pair, upon the occurrence of an Appraisal Event in respect of the related A Note or B Note or the related Serviced Pari Passu Mortgage Loan or Serviced Companion Loan, the related A/B Whole Loan or Loan Pair, as applicable, shall be deemed to be a single Required Appraisal Loan.  A Mortgage Loan, Loan Pair or A/B Whole Loan will cease to be a Required Appraisal Loan at such time as it is a Rehabilitated Mortgage Loan.

“Reserve Accounts” means, collectively, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the TA Unused Fees Reserve Account.

“Responsible Officer” means, when used with respect to the initial Trustee, the initial Custodian or the initial Certificate Administrator, any officer assigned to the Corporate

Trust Services group, with specific responsibilities for the matters contemplated by this Agreement, and when used with respect to any successor Trustee, Custodian or Certificate Administrator, any Vice President, Assistant Vice President, corporate trust officer or any assistant corporate trust officer or persons performing similar roles on behalf of the Trustee, Custodian or Certificate Administrator.

“Rule 15Ga-1” means Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice” has the meaning set forth in Section 2.3(e).

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Certificate” means, with respect to any Class of Certificates offered and sold in reliance on Rule 144A or to certain Institutional Accredited Investors, a single, permanent global Certificate, in definitive, fully registered form without interest coupons.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification” has the meaning set forth in Section 13.6.

“Scheduled Payment” means each scheduled payment of principal of, and/or interest on, a Mortgage Loan, a Serviced Companion Loan or a B Note required to be paid on its Due Date by the Mortgagor in accordance with the terms of the related Mortgage Note, Serviced Companion Loan or B Note (excluding all amounts of principal and interest which were due on or before the Cut-Off Date, whenever received, and taking account of any modifications thereof and the effects of any Debt Service Reduction Amounts and Deficient Valuation Amounts).  Notwithstanding the foregoing, the amount of the Scheduled Payment for any Serviced Pari Passu Mortgage Loan or Serviced Companion Loan or any A Note or B Note shall be calculated without regard to the related Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” means BANA, MSMCH or CIBC as the case may be.

“Seller Sub-Servicer” means a Sub-Servicer or Additional Servicer required by a Seller to be retained by the Master Servicer or the Special Servicer, as applicable, as listed on Schedule XV hereto.

“Senior Consultation Period” means a period when the Aggregate Certificate Balance of the Class F Certificates (without regard to any Appraisal Reductions allocable to such Class in accordance with Section 6.9) is less than 25% of the initial Aggregate Certificate Balance of the Class F Certificates.

“Serviced Companion Loan” means a mortgage loan that is serviced under this Agreement, is not a “Mortgage Loan” included in the Trust, and is paid on a pari passu basis with a Mortgage Loan included in the Trust.  The Serviced Companion Loans related to the Trust as of the Closing Date are the Southdale Center Serviced Companion Loan, the Burnham Center Serviced Companion Loan and The Mall at Tuttle Crossing Companion Loan.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Companion Loan shall cease to be a Serviced Companion Loan and shall be a Non-Serviced Companion Loan.

“Serviced Companion Loan Custodial Account” means each of the custodial sub-account(s) of the Collection Account (but which are not included in the Trust) created and maintained by the Master Servicer pursuant to Section 5.1(c) on behalf of the holder of the related Serviced Companion Loan.  Any such sub-account(s) shall be maintained as a sub-account of an Eligible Account.

“Serviced Companion Loan Securities” means for so long as the Mortgage Loan or any successor REO Mortgage Loan is included in the Trust, any class of securities backed by the related Serviced Companion Loan.  Any reference herein to a “series” of Serviced Companion Loan Securities shall refer to separate securitizations of one or more of the Serviced Companion Loans.

“Serviced Pari Passu Mortgage” means the Mortgage securing a Serviced Pari Passu Mortgage Loan and its related Serviced Companion Loan secured by the related Mortgaged Property.  The Serviced Pari Passu Mortgages related to the Trust as of the Closing Date are the Mortgages securing the Southdale Center Loan Pair, the Burnham Center Loan Pair and The Mall at Tuttle Crossing Loan Pair.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, the Mortgage securing The Mall at Tuttle Crossing Loan Pair shall cease to be a Serviced Pari Passu Mortgage.

“Serviced Pari Passu Mortgage Loan” means a Mortgage Loan that is included in the Trust and is paid on a pari passu basis with a Serviced Companion Loan to the extent set forth in the related Intercreditor Agreement.  The Serviced Pari Passu Mortgage Loans included in the Trust as of the Closing Date are the Southdale Center Mortgage Loan, the Burnham Center Mortgage Loan and The Mall at Tuttle Crossing Mortgage Loan.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Mortgage Loan shall cease to be a Serviced Pari Passu Mortgage Loan and shall be a Non-Serviced Mortgage Loan.

“Service(s)(ing)” means, in accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB.  For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer Errors and Omissions Insurance Policy” or “Errors and Omissions Insurance Policy” means an errors and omissions insurance policy maintained by the Master

Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator, as the case may be, in accordance with Section 8.2, Section 9.2 and Section 7.17, respectively.

“Servicer Fidelity Bond” or “Fidelity Bond” means a bond or insurance policy under which the insurer agrees to indemnify the Master Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator, as the case may be, (subject to standard exclusions) for all losses (less any deductible) sustained as a result of any theft, embezzlement, fraud or other dishonest act on the part of the Master Servicer’s, the Special Servicer’s, the Trustee’s, the Custodian’s or the Certificate Administrator’s, as the case may be, officers or employees and is maintained in accordance with Section 8.2, Section 9.2 and Section 7.17, respectively.

“Servicer Mortgage File” means copies of the mortgage documents listed in the definition of “Mortgage File” relating to a Mortgage Loan and shall also include, to the extent required to be (and actually) delivered to the applicable Seller pursuant to the applicable Mortgage Loan documents, copies of the following items:  the Mortgage Note, any Mortgage, the Assignment of Leases and the Assignment of Mortgage, any guaranty/indemnity agreement, any loan agreement, any insurance policies or certificates (as applicable), any property inspection reports, any financial statements on the property, any escrow analysis, any tax bills, any Appraisal, any environmental report, any engineering report, third-party management agreements, any asset summary, financial information on the Mortgagor/sponsor and any guarantors, any letters of credit, any intercreditor agreement and any Environmental Insurance Policies.

“Servicer Termination Event” has the meaning set forth in Section 8.28(a).

“Servicing Advance” means any cost or expense of the Master Servicer, the Special Servicer or the Trustee, as the case may be, designated as a Servicing Advance pursuant to this Agreement and any other costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee, as the case may be, to protect and preserve the security for such Mortgage Loan and/or (if applicable) the related Serviced Companion Loan or B Note.

“Servicing Criteria” means the criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Function Participant” means any Person (including the Trustee, the Custodian and the Certificate Administrator), other than the Master Servicer, the Special Servicer and the Trust Advisor, that, within the meaning of Item 1122 of Regulation AB, is performing activities addressed by the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Unpaid Principal Balance).  The Trustee is a Servicing Function Participant only if, and for such time as, it has made an Advance during any calendar year covered by an Annual Report on Assessment of Compliance with Servicing Criteria.

“Servicing Officer” means, any officer or employee of the Master Servicer, or an Additional Servicer, as the case may be, involved in, or responsible for, the administration and servicing of the Mortgage Loans, any Serviced Companion Loan and any B Note whose name and specimen signature appear on a list of servicing officers or employees furnished to the

Trustee, the Custodian and the Certificate Administrator by the Master Servicer, or an Additional Servicer, as the case may be, and signed by an officer of the Master Servicer, or an Additional Servicer, as the case may be, as such list may from time to time be amended.

“Servicing Standard” means, with respect to the Master Servicer or the Special Servicer, as the case may be, to service and administer the Mortgage Loans (and any Serviced Companion Loan and B Note but not any Non-Serviced Mortgage Loan) that it is obligated to service and administer pursuant to this Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders (and in the case of any Serviced Companion Loan or B Note (taking into account the subordinate nature of any such B Note), the related holder of the Serviced Companion Loan or B Note, as applicable) as a collective whole (as determined by the Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loans, any Serviced Companion Loan and any B Note (and, in the case of any Loan Pair or A/B Whole Loan, the related Intercreditor Agreement) and, to the extent consistent with the foregoing, further as follows:

(a)           with the same care, skill and diligence as is normal and usual in its general mortgage servicing and REO property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder;

(b)           with a view to the timely collection of all Scheduled Payments of principal and interest under the Mortgage Loans, any Serviced Companion Loan and any B Note or, if a Mortgage Loan, any Serviced Companion Loan or any B Note comes into and continues in default and with respect to the Special Servicer, if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery of principal and interest on such Mortgage Loan to the Certificateholders (as a collective whole) (or in the case of any A/B Whole Loan and its related B Note or any Loan Pair, the maximization of the recovery of principal and interest on such A/B Whole Loan or Loan Pair, as applicable, to the Certificateholders and the holder of the related B Note (taking into account the subordinate nature of any such B Note) or Serviced Companion Loan, as applicable, all taken as a collective whole) on a net present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the applicable Calculation Rate); and

(c) without regard to:  (I) any other known relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor or any Affiliate of the related Mortgagor; (II) the ownership of any Certificate or any interest in any Non-Serviced Companion Loan, Serviced Companion Loan or B Note or any mezzanine loan related to a Mortgage Loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (III) the Master Servicer’s or the Special Servicer’s obligation to make Advances; (IV) the right of the Master Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive any compensation and/or reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction and (V) any obligation of the Master Servicer (or any Affiliate thereof) to repurchase any Mortgage Loan from the Trust.

“Servicing Transfer Event” means the occurrence of any of the following events:  (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note is past due with respect to a Balloon Payment, and the Master Servicer has determined, in its good faith reasonable judgment in accordance with the Servicing Standard, that payment is unlikely to be made on or before the 60th day after the date on which such Balloon Payment was due (or if the Master Servicer has, prior to the 60th day after the Due Date of such Balloon Payment, received written evidence from an institutional lender of its binding commitment to refinance such Mortgage Loan, one hundred twenty (120) days succeeding the date on which such Balloon Payment was due; provided that if such refinancing does not occur during the time period specified in such written refinancing commitment, a Servicing Transfer Event shall be deemed to have occurred), or any other payment is more than sixty (60) days past due or has not been made on or before the second (2nd) Due Date following the Due Date such payment was due; (ii) either (A) the Mortgagor under any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note has, to the Master Servicer’s knowledge, consented to the appointment of a receiver or conservator in any insolvency or similar proceeding of, or relating to, such Mortgagor or to all or substantially all of its property, or (B) the Mortgagor has become the subject of a decree or order issued under a bankruptcy, insolvency or similar law and such decree or order shall have remained undischarged or unstayed for a period of sixty (60) days; (iii) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note, the Master Servicer has received notice of the foreclosure or proposed foreclosure of any other lien on the related Mortgaged Property; (iv) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note, the Master Servicer has obtained knowledge of a default (other than a failure by the related Mortgagor to pay principal or interest) that, in the good faith reasonable judgment of the Master Servicer, materially and adversely affects the interests of the Certificateholders or the holder of any related Serviced Companion Loan or B Note and which has occurred and remains unremedied for the applicable grace period specified in such Mortgage Loan (or, if no grace period is specified, sixty (60) days); (v) the Mortgagor under any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations; and (vi) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note, the Master Servicer or Special Servicer (and, in the case of the Special Servicer, during any Subordinate Control Period, with the consent of the Controlling Class Representative) has determined, in the good faith reasonable judgment of the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, during any Subordinate Control Period, with the consent of the Controlling Class Representative), that (a) a payment default is imminent or is likely to occur within sixty (60) days, or (b) any other default is imminent or is likely to occur within sixty (60) days and such default, in the good faith reasonable judgment of the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, during any Subordinate Control Period, with the consent of the Controlling Class Representative), is reasonably likely to materially and adversely affect the interests of the Certificateholders or the holder of any related Serviced Companion Loan or B Note (as the case may be); provided, that any determination under this clause (vi)(b) with respect to any Mortgage Loan (or B Note or Serviced Companion Loan, if applicable) solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer if it determines that such default is not an Acceptable Insurance Default (during any Subordinate Control Period with the consent of the Controlling Class Representative); provided, further, that (1) if the holder of the B Note exercised its right to cure a monetary default and a monetary default occurs in the following month due to the holder of the B Note’s failure to cure, then servicing of such Mortgage Loan shall be transferred to the Special Servicer on the Business Day following the expiration of the Cure Period (as defined in the related Intercreditor Agreement) of the holder of the B Note if the holder of the B Note does not cure the current monetary default or (2) if the holder of the B Note has exercised its right to cure the number of consecutive monetary defaults it is permitted to cure under the related Intercreditor Agreement and a monetary default occurs in the following month, then servicing of such Mortgage Loan shall be transferred to the Special Servicer at the expiration of the Mortgagor’s grace period for the current monetary default.  If a Servicing Transfer Event occurs with respect to an A Note or a B Note, it shall be deemed to have occurred also with respect to its related B Note or A Note, as the case may be; and provided, further, that if a Servicing Transfer Event would otherwise have occurred with respect to an A Note, but has not so occurred solely because the holder of the related B Note has exercised its cure rights under the related Intercreditor Agreement, then a Servicing Transfer Event will not occur with respect to such A/B Whole Loan.  If a Servicing Transfer Event occurs with respect to any Serviced Pari Passu Mortgage Loan or any Serviced Companion Loan, it shall be deemed to have occurred also with respect to the related Serviced Companion Loan or Serviced Pari Passu Mortgage Loan, respectively.  Under the applicable Non-Serviced Mortgage Loan Pooling and Servicing Agreement, if a Servicing Transfer Event occurs with respect to any Non-Serviced Companion Loan, it shall be deemed to have occurred also with respect to the related Non-Serviced Mortgage Loan.

“Significant Obligor” means (a) any obligor (as defined in Item 1101(i) of Regulation AB) or group of affiliated obligors on any Mortgage Loan or group of Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Loans (by principal balance as of the Cut-off Date); or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Mortgage Loan or group of cross-collateralized and/or cross-defaulted Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Loans (by principal balance as of the Cut-off Date).  There is no Significant Obligor related to the Trust.

“Similar Laws” has the meaning set forth in Section 3.3(d).

“Single-Purpose Entity” means a Person, other than an individual, whose organizational documents provide substantially to the effect that it is formed or organized solely for the purpose of owning and collecting payments from Defeasance Collateral for the benefit of the Trust and which (i) does not engage in any business unrelated thereto and the financing thereof; (ii) does not have any assets other than those related to its interest in Defeasance Collateral; (iii) maintains its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other Person; (iv) conducts business in its own name and uses separate stationery, invoices and checks; (v) does not guarantee or assume the debts or obligations of any other Person; (vi) does not commingle its assets or funds with those of any other Person; (vii) transacts business with affiliates on an arm’s length basis pursuant to written agreements; and (viii) holds itself out as being a legal entity, separate and apart from any other Person, and otherwise complies with the single-purpose requirements established by the Rating Agencies.  The entity’s organizational documents also provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the Single-Purpose Entity requirements.

“Sole Certificateholder”:  Any Certificate Owner of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of the then outstanding Class F, Class G, Class H and Class J Certificates; provided that the Aggregate Certificate Balances and Notional Amounts of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-5, Class A-S, Class X-A, Class B, Class PST, Class C, Class D and Class E Certificates have been reduced to zero.

“Southdale Center Intercreditor Agreement” means the intercreditor, co-lender or comparable agreement between the initial holders of the Southdale Center Mortgage Loan and the Southdale Center Serviced Companion Loan.

“Southdale Center Loan Pair” means, collectively, the Southdale Center Mortgage Loan and the Southdale Center Serviced Companion Loan.

“Southdale Center Mortgage” means the Mortgage securing the Southdale Center Mortgage Loan and the Southdale Center Serviced Companion Loan.

“Southdale Center Mortgage Loan” means the Mortgage Loan designated as Mortgage Loan No. 4 on the Mortgage Loan Schedule and that is pari passu in right of payment with the Southdale Center Serviced Companion Loan to the extent set forth in the Southdale Center Intercreditor Agreement.  The Southdale Center Mortgage Loan is a “Mortgage Loan.”

“Southdale Center Serviced Companion Loan” means the promissory note designated “Note A-2” that is not included in the Trust and is secured on a pari passu basis with the Southdale Center Mortgage Loan to the extent set forth in the Southdale Center Intercreditor Agreement.  The Southdale Center Serviced Companion Loan is not a “Mortgage Loan.”

“Special Notice” means any (a) notice transmitted to Certificateholders pursuant to Section 3.6(b) of this Agreement, (b) notice of any request by at least 25% of the aggregate Voting Rights of the Certificates to terminate and replace the Special Servicer pursuant to Section 9.30(c) of this Agreement and (c) notice of any request by at least 25% of the aggregate Voting Rights of the Certificates to terminate and replace the Trust Advisor pursuant to Section 10.12(b) of this Agreement.

“Special Servicer” means Midland Loan Services, a Division of PNC Bank, National Association, or its successor in interest, or any successor Special Servicer appointed as herein provided.

“Special Servicer Compensation” means, with respect to any applicable period, the sum of the Special Servicing Fees, the Liquidation Fees and Workout Fees and any other amounts to be paid to the Special Servicer pursuant to the terms of this Agreement.

“Special Servicer Indemnification Parties” has the meaning set forth in Section 9.24(a).

“Special Servicer Losses” has the meaning set forth in Section 9.24(a).

“Special Servicer Remittance Date” means the Business Day following each Determination Date.

“Special Servicing Fee” means, with respect to each Specially Serviced Mortgage Loan and REO Loan (other than an REO Loan that was a Non-Serviced Mortgage Loan), an amount accrued during any Mortgage Loan Accrual Period at the Special Servicing Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Specially Serviced Mortgage Loan or REO Loan, as the case may be, during such related Mortgage Loan Accrual Period; provided that such amounts shall be prorated for partial periods (including by reason of a Mortgage Loan, B Note or Serviced Companion Loan being a Specially Serviced Mortgage Loan or REO Loan for only part of a related Mortgage Loan Accrual Period).

“Special Servicing Fee Rate” means 0.25% per annum.

“Special Servicing Officer” means any officer or employee of the Special Servicer involved in, or responsible for, the administration and servicing of the Specially Serviced Mortgage Loans whose name and specimen signature appear on a list of servicing officers or employees furnished to the Trustee, the Custodian, the Certificate Administrator, the Trust Advisor and the Master Servicer by the Special Servicer signed by an officer of the Special Servicer, as such list may from time to time be amended.

“Specially Serviced Mortgage Loan” means, as of any date of determination, any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or B Note with respect to which the Master Servicer has notified the parties set forth in Section 8.1(b) that a Servicing Transfer Event has occurred, and the Special Servicer has received all information, documents and records relating to such Mortgage Loan, Serviced Companion Loan or B Note as reasonably requested by the Special Servicer to enable it to assume its duties with respect to such Mortgage Loan, Serviced Companion Loan or B Note.  A Specially Serviced Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan from and after the date on which the Special Servicer notifies the parties set forth in Section 8.1(b), that such Mortgage Loan has become a Rehabilitated Mortgage Loan with respect to all applicable Servicing Transfer Events and the Master Servicer has received all information, documents and records reasonably requested by it to enable it to perform its servicing duties in respect of such Mortgage Loan, unless and until the Master Servicer notifies the parties set forth in Section 8.1(b) that another Servicing Transfer Event with respect to such Mortgage Loan, Serviced Companion Loan or B Note exists or occurs.

“Standard Hazard Insurance Policy” means a fire and casualty extended coverage insurance policy in such amount and with such coverage as required by this Agreement.

“Startup Day” means, with respect to each of REMIC I, REMIC II and REMIC III, the day designated as such in Section 12.1(b).

“Stated Principal Balance” means, with respect to any Mortgage Loan (including an REO Mortgage Loan), as of any date of determination, for purposes of performing various calculations under this Agreement, an amount equal to the Cut-Off Date Principal Balance of such Mortgage Loan (or, in the case of a Qualifying Substitute Mortgage Loan, the outstanding principal balance thereof as of the date of substitution after taking into account all payment made or due during or prior to the month of substitution), as permanently reduced on each Distribution Date (to not less than zero) by (i) that portion, if any, of the Principal Distribution Amount for such Distribution Date described in clause (I)(A) of the definition of “Principal Distribution Amount” that is allocable to such Mortgage Loan, and (ii) any Realized Principal Loss incurred in respect of such Mortgage Loan during the related Collection Period (provided that, if some or all of a Realized Principal Loss constitutes an Advance that previously reduced the Stated Principal Balance of such Mortgage Loan by operation of clause (i) above, then the amount of that Advance included in such Realized Principal Loss shall not further reduce the Stated Principal Balance of such Mortgage Loan under this clause (ii), and provided that, for purposes of allocating Collateral Support Deficits to the respective Classes of the Principal Balance Certificates, a Realized Principal Loss shall not include any Trust Advisor Expense that has not been allocated pursuant to Section 6.11).  Notwithstanding the foregoing, if a Cash Liquidation, a Principal Prepayment in full, a discounted payoff or an REO Disposition occurs in respect of any Mortgage Loan or any related REO Property, or, if any Mortgage Loan or any related REO Property is otherwise removed from the Trust, then the “Stated Principal Balance” of such Mortgage Loan (including an REO Mortgage Loan) shall be zero commencing as of the first (1st) Distribution Date following the end of the applicable Collection Period in which such event occurred.  The “Stated Principal Balance” of any B Note or Serviced Companion Loan shall equal its Unpaid Principal Balance.

“Subcontractor” means any vendor, subcontractor or other Person that is not responsible for the overall servicing of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, an Additional Servicer or a Sub-Servicer.

“Subordinate Certificates” means, collectively, the Class A-S, Class B, Class PST, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates.

“Subordinate Control Period” means any period when the Aggregate Certificate Balance of the Class F Certificates (as notionally reduced by any Appraisal Reductions allocable to such Class in accordance with Section 6.9) is at least 25% of the initial Aggregate Certificate Balance of the Class F Certificates.

“Sub-Servicer” means any Person that (1) is a Servicing Function Participant, (2) Services the assets of the Trust on behalf of (a) the Trust, (b) the Master Servicer, (c) the Special Servicer, (d) any Additional Servicer, (e) the Certificate Administrator, (f) the Custodian or (g) any other Person that otherwise constitutes a “Sub-Servicer” under Regulation AB, and (3) is responsible for the performance (whether directly or through sub-servicers or Subcontractors) of Servicing functions that are required to be performed by the Trust, the Certificate Administrator, the Master Servicer, the Special Servicer or any Additional Servicer

under this Agreement or any sub-servicing agreement (including any primary servicing agreement) and are identified in Item 1122(d) of Regulation AB.

“Successful Bidder” has the meaning set forth in Section 8.29(d).

“Surviving Sub-Servicer” has the meaning set forth in Section 8.4(a).

“Swap Agreement” means the Swap Agreement Class A-3FL.

“Swap Agreement Class A-3FL” means the 1992 ISDA Master Agreement (Multi-Currency Cross Border) together with the related schedule, confirmation and any annexes thereto (including questionnaires), dated as of the Closing Date, by and among the Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with this Agreement and relating to the Class A-3FL Certificates.

“Swap Certificates” means, collectively, the Swap Fixed Rate Certificates and the Swap Floating Rate Certificates.

“Swap Class Distribution Conversion” means with respect to any Class of Swap Floating Rate Certificates on any Distribution Date, (i) the failure, if any, of the Swap Counterparty under the Swap Corresponding Agreement to make a payment when due under such Swap Corresponding Agreement (which failure continues for one Business Day after notice from the Certificate Administrator) or (ii) immediately upon and following the termination of such Swap Corresponding Agreement until a replacement of such Swap Corresponding Agreement is entered into, if any, the conversion of interest distributions on such Class of Swap Floating Rate Certificates from distributions based, in part, on floating interest payments from such Swap Counterparty under such Swap Corresponding Agreement to distributions based solely on fixed interest distributions in respect of the Swap REMIC III Regular Interest corresponding to such Class of Swap Floating Rate Certificates, as specified in Section 5.8.

“Swap Corresponding Agreement” means with respect each Class of Swap Fixed Rate Certificates, each Class of Swap Floating Rate Certificates and each Swap REMIC III Regular Interest, the Swap Agreement set forth opposite such Class or such Swap REMIC III Regular Interest in the following table:

Class	Swap Corresponding Agreement

Class A-3FL Certificates, Class A-3FX Certificates, Class A-3FL REMIC III Regular Interest	Swap Agreement Class A-3FL

“Swap Corresponding Fixed Rate Account” means the respective Swap Fixed Rate Account relating to a particular Class of Swap Fixed Rate Certificates and its Swap Corresponding REMIC III Regular Interest.

“Swap Corresponding Floating Rate Account” means the respective Swap Floating Rate Account relating to a particular Class of Swap Floating Rate Certificates and its Swap Corresponding REMIC III Regular Interest and Swap Corresponding Agreement.

“Swap Corresponding REMIC III Regular Interest” means, with respect each Class of Swap Certificates, the Swap REMIC III Regular Interest set forth opposite such Class in the following table:

Class	Swap Corresponding REMIC III Regular Interest

Class A-3FL, Class A-3FX	Class A-3FL REMIC III Regular Interest

“Swap Counterparty” with respect to each Swap Agreement, Deutsche Bank AG, New York Branch or its successor in interest or any applicable replacement swap counterparty under any replacement of such Swap Agreement.

“Swap Default” means, with respect to each Class of Swap Floating Rate Certificates, the occurrence of any one or more of the following events or circumstances with respect to the Swap Corresponding Agreement:  (i) the Swap Counterparty fails to make a payment to the Trust required under the Swap Corresponding Agreement (which failure continues unremedied for one Business Day following notice), (ii) the exercise of the related Swap Counterparty’s option to terminate such Swap Corresponding Agreement following a Swap Net Payment Shortfall under such Swap Corresponding Agreement, or (iii) the occurrence of any early termination date as designated under such Swap Corresponding Agreement.

“Swap Exchange Date” has the meaning set forth in Section 3.11(b) of this Agreement.

“Swap Exchange Fee” has the meaning set forth in Section 3.11(b) of this Agreement.

“Swap Exchange Notice” has the meaning set forth in Section 3.11(a)(iv) of this Agreement.

“Swap Exchangeable Fixed Rate Certificates” means the Class A-3FX Certificates.

“Swap Exchangeable Floating Rate Certificates” means the Class A-3FL Certificates.

“Swap Fixed Amount” means the “Fixed Amount” as defined in each Swap Agreement.

“Swap Fixed Payment” means, with respect to each Distribution Date, each Class of Swap Floating Rate Certificates and each Swap REMIC III Regular Interest, the Swap

Fixed Amount required to be paid to the Swap Counterparty by the Trust under the Swap Corresponding Agreement.

“Swap Fixed Rate Account” means the Swap Fixed Rate Account Class A-3FX.

“Swap Fixed Rate Account Class A-3FX” means with respect to the Class A-3FX Certificates and its Swap Corresponding REMIC Regular Interest and Swap Corresponding Agreement, the segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 5.1(h) of this Agreement, which shall be an Eligible Account or a subaccount of an Eligible Account and shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Swap Fixed Rate Account Class A-3FX.”

“Swap Fixed Rate Certificates” means the Class A-3FX Certificates.

“Swap Fixed Rate Grantor Trust Assets” means, with respect to each Class of Swap Fixed Rate Certificates and its Swap Corresponding REMIC III Regular Interest, that portion of the Trust that consists of (i) such Class’ Swap Fixed Rate Percentage Interest in such Swap Corresponding REMIC III Regular Interest and (ii) the Swap Corresponding Fixed Rate Account and amounts held from time to time in such Swap Corresponding Fixed Rate Account that represent distributions of such Class’ Swap Fixed Rate Percentage Interest in the Swap Corresponding REMIC III Regular Interest, and the proceeds thereof.

“Swap Fixed Rate Interest Distribution Amount” means, with respect to each Distribution Date and each Class of Swap Fixed Rate Certificates, an amount equal to the product of (i) the Swap Fixed Rate Percentage Interest for such Class and (ii) the amount of interest distributable pursuant to Section 6.5 of this Agreement in respect of the Swap Corresponding REMIC III Regular Interest on such Distribution Date.

“Swap Fixed Rate Percentage Interest” means, as of any date of determination, with respect to the Class A-3FX Certificates, the Class A-3FX Percentage Interest.

“Swap Fixed Rate Principal Distribution Amount” means, with respect to each Distribution Date and each Class of Swap Fixed Rate Certificates, an amount equal to the product of (i) the Swap Fixed Rate Percentage Interest for such Class of Certificates as of the close of business on the immediately preceding Distribution Date (or the Closing Date if no prior Distribution Date has occurred) and (ii) the Swap REMIC Principal Distribution Amount for the Swap Corresponding REMIC III Regular Interest for such Distribution Date.

“Swap Floating Amount” means the “Floating Amount” as defined in each Swap Agreement.

“Swap Floating Payment” means, with respect to each Distribution Date, each Class of Swap Floating Rate Certificates and each Swap Corresponding REMIC III Regular

Interest, the Swap Floating Amount required to be paid to the Trust by the Swap Counterparty under the Swap Corresponding Agreement.

“Swap Floating Rate Account” means the Swap Floating Rate Account Class A-3FL.

“Swap Floating Rate Account Class A-3FL” means with respect to the Class A-3FL Certificates and its Swap Corresponding REMIC Regular Interest and Swap Corresponding Agreement, the segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 5.1(h) of this Agreement, which shall be an Eligible Account or a subaccount of an Eligible Account and shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Swap Floating Rate Account Class A-3FL.”

“Swap Floating Rate Certificates” means the Class A-3FL Certificates.

“Swap Floating Rate Grantor Trust Assets” means, with respect to each Class of Swap Floating Rate Certificates and its Swap Corresponding REMIC III Regular Interest, that portion of the Trust that consists of (i) such Class’ Swap Floating Rate Percentage Interest in such Swap Corresponding REMIC III Regular Interest, (ii) the Swap Corresponding Agreement and (iii) the Swap Corresponding Floating Rate Account and amounts held from time to time in such Swap Corresponding Floating Rate Account that represent distributions of such Class’ Swap Floating Rate Percentage Interest in such Swap Corresponding REMIC III Regular Interest and payments received from the Swap Counterparty under the Swap Corresponding Agreement, and the proceeds thereof.

“Swap Floating Rate Interest Distribution Amount” means, with respect to each Distribution Date and each Class of Swap Floating Rate Certificates, an amount equal to the excess, if any, of (a) the sum of (i) any Swap Termination Payment paid by the Swap Counterparty under the Swap Corresponding Agreement (provided no replacement of such Swap Corresponding Agreement has been entered into prior to such Distribution Date), (ii) the Swap Floating Payment under the Swap Corresponding Agreement and (iii) the product of (A) the Swap Floating Rate Percentage Interest for such Class and (B) the amount of interest distributable pursuant to Section 6.5 of this Agreement in respect of the Swap Corresponding REMIC III Regular Interest on such Distribution Date, over (b) the Swap Fixed Payment under the Swap Corresponding Agreement for such Distribution Date.

“Swap Floating Rate Percentage Interest” means, of any date of determination, with respect to the Class A-3FL Certificates, the Class A-3FL Percentage Interest.

“Swap Floating Rate Principal Distribution Amount” means, with respect to each Distribution Date and each Class of Swap Floating Rate Certificates, an amount equal to the product of (i) the Swap Floating Rate Percentage Interest for such Class of Certificates as of the close of business on the immediately preceding Distribution Date (or the Closing Date if no prior

Distribution Date has occurred) and (ii) the Swap REMIC Principal Distribution Amount for the Swap Corresponding REMIC III Regular Interest for such Distribution Date.

“Swap Net Payment” means, with respect to each Interest Accrual Period for each Swap REMIC III Regular Interest, the excess, if any, of (i) the Swap Fixed Payment under the Swap Corresponding Agreement over (ii) the Swap Floating Payment under the Swap Corresponding Agreement.

“Swap Net Payment Shortfall” means, with respect to each Swap REMIC III Regular Interest, the occurrence of a “Fixed Payer Shortfall Amount” as defined in the Swap Corresponding Agreement.

“Swap REMIC Available Funds” means, with respect to each Distribution Date and each Swap REMIC III Regular Interest, the total amount of all principal and/or interest distributions and other distributions (other than Prepayment Premiums) properly made on or in respect of such Swap REMIC III Regular Interest with respect to such Distribution Date.

“Swap REMIC III Regular Interest” means the Class A-3FL REMIC III Regular Interest.

“Swap REMIC Principal Distribution Amount” means, with respect to each Distribution Date and each Swap REMIC III Regular Interest, an amount equal to the amount of principal distributed pursuant to Section 6.5 of this Agreement in respect of such Swap REMIC III Regular Interest on such Distribution Date.

“Swap Termination Option” means, with respect to each Swap Agreement, a “Swap Termination Option” as defined in such Swap Agreement.

“Swap Termination Payment” means, with respect to each Swap Agreement, any amount paid or payable (as the context may require) to the Trust by the Swap Counterparty under such Swap Agreement in connection with an Swap Default under such Swap Agreement.

“TA Unused Fees” means any amounts in the nature of Trust Advisor Fees that were otherwise payable, as provided in this Agreement, to a Trust Advisor that has been terminated or resigned, if and to the extent such amounts are not payable to a replacement trust advisor.

“TA Unused Fees Reserve Account” means the TA Unused Fees Reserve Account maintained by the Certificate Administrator in accordance with the provisions of Section 5.3, which shall be an Eligible Account or a subaccount of an Eligible Account.

“Tax Matters Person” means the person designated as the “tax matters person” of each REMIC Pool pursuant to Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

“Termination Price” has the meaning set forth in Section 11.1(b).

“The Mall at Tuttle Crossing Companion Loan” means the promissory note designated “Note A-2” that is not included in the Trust and is secured on a pari passu basis with The Mall at Tuttle Crossing Mortgage Loan to the extent set forth in The Mall at Tuttle Crossing Intercreditor Agreement.  The Mall at Tuttle Crossing Companion Loan is not a “Mortgage Loan.”  Prior to The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Companion Loan shall be a “Serviced Companion Loan.”  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Companion Loan shall be a Non-Serviced Companion Loan.

“The Mall at Tuttle Crossing Companion Loan Securitization Date” means the date on which The Mall at Tuttle Crossing Companion Loan is included in a securitization trust; provided, that the holder of The Mall at Tuttle Crossing Companion Loan provides each of the Master Servicer, the Special Servicer and the Trustee (in each case only to the extent such party will not also be a party to the related Other Securitization) with notice in accordance with the terms of The Mall at Tuttle Crossing Intercreditor Agreement that The Mall at Tuttle Crossing Companion Loan is to be included in such Other Securitization.

“The Mall at Tuttle Crossing Directing Holder” means the “Controlling Note Holder” or any analogous concept under The Mall at Tuttle Crossing Intercreditor Agreement.

“The Mall at Tuttle Crossing Intercreditor Agreement” means the intercreditor, co-lender or comparable agreement between the initial holders of The Mall at Tuttle Crossing Mortgage Loan and The Mall at Tuttle Crossing Companion Loan.

“The Mall at Tuttle Crossing Loan Pair” means, collectively, The Mall at Tuttle Crossing Mortgage Loan and The Mall at Tuttle Crossing Companion Loan.

“The Mall at Tuttle Crossing Mortgage” means the Mortgage securing The Mall at Tuttle Crossing Mortgage Loan and The Mall at Tuttle Crossing Companion Loan.

“The Mall at Tuttle Crossing Mortgage Loan” means the Mortgage Loan designated as Mortgage Loan No. 15 on the Mortgage Loan Schedule and that is pari passu in right of payment with The Mall at Tuttle Crossing Companion Loan to the extent set forth in The Mall at Tuttle Crossing Intercreditor Agreement.  Prior to The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Mortgage Loan shall be a Serviced Pari Passu Mortgage Loan.  On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Mortgage Loan shall be a Non-Serviced Mortgage Loan.

“Third Party Reports” means, with respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“TIA” means the Trust Indenture Act of 1939.

“TIA Applicability Determination” shall have the meaning set forth in Section 14.20 of this Agreement.

“Title Insurance Policy” means a title insurance policy maintained with respect to a Mortgage Loan issued on the date of origination of the related Mortgage Loan.

“Transfer” means any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee” means any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor” means any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Trust” means the trust created pursuant to this Agreement, the assets of which (the “Trust Fund”) consist of all the assets of REMIC I (including the Mortgage Loans (other than Excess Interest), such amounts related thereto as shall from time to time be held in the Collection Account, the Distribution Account, the Reserve Accounts, the Insurance Policies, any REO Properties or beneficial interests therein and other items referred to in Section 2.1(a) hereof); REMIC II; REMIC III; and the Excess Interest Sub-account and any Excess Interest on the Mortgage Loans.  The Trust shall not include any Non-Serviced Companion Loan, any B Note, any interest of the holders of a B Note, any A/B Whole Loan Custodial Account, any Serviced Companion Loan, any interest of the holders of a Serviced Companion Loan or any Serviced Companion Loan Custodial Account.  For the avoidance of doubt, no BANA Lender Successor Borrower Right, CIBC Lender Successor Borrower Right or MSMCH Seller Defeasance Rights and Obligations is an asset of the Trust.

“Trust Advisor” means Park Bridge Lender Services LLC, or its successor in interest, or any successor Trust Advisor appointed as herein provided.

“Trust Advisor Annual Report” has the meaning set forth in Section 10.5(a)(iv).

“Trust Advisor Consulting Fee” means a fee for each Major Decision as to which the Trust Advisor has consulting rights equal to $10,000 with respect to any Mortgage Loan or such lesser amount as the related Mortgagor agrees to pay, payable pursuant to Section 5.2(a)(iv) of this Agreement; provided, that the aggregate amount of such Trust Advisor Consulting Fees with respect to any Mortgage Loan may not exceed $10,000 in any calendar year; provided, further, that no such fee shall be payable unless paid by the related Mortgagor.  The Trust Advisor may in its sole discretion reduce the Trust Advisor Consulting Fee with respect to any Major Decision.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Trust Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided, that the Master Servicer or the Special Servicer, as applicable, shall consult with the Trust Advisor prior to any such waiver or reduction.  No Trust Advisor Consulting Fee shall be payable with respect to any B Note, any Non-Serviced Loan Combination or The Mall at Tuttle Crossing Loan Pair.

“Trust Advisor Expense Interest Shortfall” means, with respect to the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest and any Class of the Class D and Class E Certificates for any Distribution Date, the aggregate amount of Trust

Advisor Expenses allocated to such Class or EC REMIC III Regular Interest on any prior Distribution Date (including as a payment to a more senior Class of Certificates or EC REMIC III Regular Interest in respect of interest shortfalls created by previously allocated Trust Advisor Expenses), to the extent not previously reimbursed to such Class or EC REMIC III Regular Interest pursuant to Section 6.5(a), 6.5(c) and/or Section 6.11(c).

“Trust Advisor Expenses” means, with respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or expenses payable to the Trust Advisor pursuant to this Agreement (other than the Trust Advisor Fee and other than any such indemnification amounts and expenses payable out of the TA Unused Fees Reserve Account and/or Actual Recoveries of Trust Advisor Expenses); provided that any increase in the Trust Advisor Fee that is payable out of the assets of the Trust (to the extent that such increase arises out of an increase in the per annum rate at which, or any other change to the manner in which, the Trust Advisor Fee is calculated) shall constitute a Trust Advisor Expense if such increase is effected without the consent of the Holders of Certificates representing 66-2/3% of the Voting Rights allocable to the Controlling Class.

“Trust Advisor Fee” means, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan or The Mall at Tuttle Crossing Mortgage Loan), including if such Mortgage Loan becomes an REO Mortgage Loan, for any related Mortgage Loan Accrual Period, an amount accrued at the applicable Trust Advisor Fee Rate during such related Mortgage Loan Accrual Period on the same principal balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such Mortgage Loan (or REO Mortgage Loan) during such Mortgage Loan Accrual Period, and prorated for partial periods.  Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Trust Advisor under this Agreement.

“Trust Advisor Fee Rate” means a per annum rate equal to 0.00123%.

“Trust Advisor Standard” means the performance by the Trust Advisor of any of its obligations under this Agreement solely on behalf of the Trust in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not any particular Class of Certificateholders, as determined by the Trust Advisor in the exercise of its good faith and reasonable judgment.

“Trust Advisor Termination Event” has the meaning set forth in Section 10.12(a).

“Trust Fund” has the meaning set forth in the definition of “Trust”.

“Trust Mortgage File” means the mortgage documents listed in the definition of “Mortgage File” hereof pertaining to a particular Mortgage Loan (and, if applicable, the related Serviced Companion Loan and the related B Note) and any additional documents required to be added to the Mortgage File pursuant to this Agreement; provided that whenever the term “Trust Mortgage File” is used to refer to documents actually received by the Custodian (on behalf of the Trustee), such terms shall not be deemed to include such documents required to be included therein unless they are actually so received.

“Trustee” means Wells Fargo Bank, National Association, as trustee, or its successor-in-interest, or if any successor trustee or any co-trustee shall be appointed as herein provided, then “Trustee” shall also mean such successor trustee (subject to Section 7.7 hereof) and such co-trustee (subject to Section 7.9 hereof), as the case may be.

“Trustee Fee” means the portion of the Certificate Administrator Fee payable to the Trustee in an amount agreed to between the Trustee and the Certificate Administrator.

“Trustee Indemnification Agreement” means that certain indemnification agreement, dated the Pricing Date, between the Trustee, the Depositor, the Initial Purchasers and the Underwriters, which agreement may be the same agreement as the Certificate Administrator Indemnification Agreement, if the Certificate Administrator and the Trustee are the same entity.

“Unallocable Modification Fee” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair as to which a Modification Fee is collected, the lesser of (i) such Modification Fee, and (ii) 0.75% of the Unpaid Principal Balance of such Mortgage Loan, A/B Whole Loan or Loan Pair immediately following the related restructuring, modification, extension, waiver or amendment in connection with which such Modification Fee was collected.

“Underwriter” means each of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. and, in each such case, its respective successor in interest.

“United States Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of the source of its income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such United States Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as United States Tax Persons).  A person not described in the immediately preceding sentence shall nevertheless be treated as a United States Tax Person if (i) in the hands of such person the income from a Class R Certificate is effectively connected with the conduct of a trade or business within the United States and such person has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or other prescribed form or (ii) if in connection with the proposed transfer of a Class R Certificate, the transferor provides an opinion of counsel to the Certificate Registrar to the effect that such transfer will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Unliquidated Advance” means any Advance previously made by a party hereto that has been previously reimbursed to that party by the Trust as part of a Workout-Delayed Reimbursement Amount pursuant to subsection (iii) of Section 5.2(a)(II), but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

“Unpaid Interest” means:  (a) with respect to any REMIC I Regular Interest, REMIC II Regular Interest or Class X REMIC III Regular Interest for any Distribution Date subsequent to the initial Distribution Date, the portion of Distributable Interest for such REMIC I Regular Interest, REMIC II Regular Interest or Class X REMIC III Regular Interest, as the case may be, remaining unpaid as the close of business on the preceding Distribution Date; and (b) with respect to any Class of REMIC III Regular Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest, the portion of Distributable Certificate Interest for such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date.  For avoidance of doubt, “Unpaid Interest” shall not include any reductions in Distributable Certificate Interest in respect of the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest and any Class of the Class D and Class E Certificates as a result of the allocation of Trust Advisor Expenses, except to the extent that there are Actual Recoveries of Trust Advisor Expenses allocated to such Class pursuant to Section 6.11(c) in respect of such reductions in Distributable Certificate Interest.

“Unpaid Principal Balance” means, with respect to any Mortgage Loan, Serviced Companion Loan or B Note (including a Mortgage Loan, Serviced Companion Loan or B Note that relates to an REO Property), as of any date of determination, an amount equal to the Cut-Off Date Principal Balance of such Mortgage Loan, Serviced Companion Loan or B Note (or, in the case of a Qualifying Substitute Mortgage Loan, the unpaid principal balance thereof outstanding as of the date of substitution after taking into account all principal and interest payments made or due during or prior to the month of substitution), reduced (to not less than zero) by (i) any payments or other collections of amounts allocable to principal with respect to such Mortgage Loan, Serviced Companion Loan or B Note that have been collected or received on or prior to such date of determination, other than any Scheduled Payments due subsequent to such date of determination, and (ii) any Realized Principal Loss (or the equivalent) incurred in respect of such Mortgage Loan, Serviced Companion Loan or B Note.

“Voting Rights” means the portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates.  At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be:  (a) in the case of the Class R Certificates, 0%; (b) in the case of the Class X-A Certificates, 1%; and (c) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of (i) 99% multiplied by (ii) a fraction, the numerator of which is equal to the Aggregate Certificate Balance of such Class and the denominator of which is equal to the Aggregate Certificate Balance of all Classes of Principal Balance Certificates; provided that, (i) if the vote relates to the termination of the Special Servicer pursuant to Section 9.30 or the Trust Advisor pursuant to Section 10.12, the allocation of Voting Rights among the respective Classes of Principal Balance Certificates pursuant to clause (c) of this definition shall be based on the Aggregate Certificate Balance of each Class of Principal Balance Certificates as notionally reduced by any Appraisal Reductions allocated to such Class and (ii) the Class A-S Certificates and the Class A-S-PST Component shall be considered as if they together constitute a single “Class”, the Class B Certificates and the Class B-PST Component shall be considered as if they together constitute a single “Class”, the Class C Certificates and the Class C-PST Component shall be considered as if they together constitute as single “Class,” and the Holders of the Class PST Certificates shall have the Voting Rights so allocated to the Class PST Components and no other Voting Rights.  The Voting

Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests.

“Weighted Average REMIC I Net Mortgage Rate” means, with respect to any Distribution Date, the weighted average of the REMIC I Net Mortgage Rates for the REMIC I Regular Interests, weighted on the basis of their respective REMIC I Principal Amounts as of the close of business on the preceding Distribution Date.

“WHFIT” means a “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations” means Treasury Regulations section 1.671-5, as amended.

“WHMT” means a “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

“Workout-Delayed Reimbursement Amount” has the meaning set forth in subsection (II)(i) of Section 5.2(a).

“Workout Fee” means a fee payable with respect to any Rehabilitated Mortgage Loan, equal to the lesser of (1) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Mortgage Loan and (2) the product of (x) 1.0% and (y) the amount of each collection of interest (other than default interest and any Excess Interest) and principal received (including any Condemnation Proceeds or Insurance Proceeds received and applied as a collection of such interest and principal) on such Mortgage Loan, Serviced Companion Loan or B Note, as applicable, for so long as it remains a Rehabilitated Mortgage Loan; provided, that the Workout Fee with respect to any Rehabilitated Mortgage Loan shall be reduced by the amount of any Excess Modification Fees actually received by the Special Servicer as additional servicing compensation (i) with respect to the related Mortgage Loan, Serviced Companion Loan or B Note, as applicable, at any time within the prior eighteen (18) months in connection with each modification, restructure, extension, waiver or amendment that constituted a modification of the related Mortgage Loan, Loan Pair or A/B Whole Loan while the Mortgage Loan or the related Serviced Companion Loan or B Note, as applicable, was a Specially Serviced Mortgage Loan and (ii) with respect to the related Mortgage Loan, Serviced Companion Loan or B Note, as applicable, at any time within the prior nine (9) months in connection with each modification, restructure, extension, waiver or amendment that constitutes a modification of the related Mortgage Loan, Loan Pair or A/B Whole Loan while the Mortgage Loan or the related Serviced Companion Loan or B Note, as applicable, was a non-Specially Serviced Mortgage Loan, but, in each case, only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee.  Notwithstanding the foregoing, if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (i) of the definition of “Servicing Transfer Event” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the Special Servicer shall not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the

Special Servicer may collect from the related Mortgagor and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout.

Section 1.2     Calculations Respecting Mortgage Loans.

(a)           Calculations required to be made by the Certificate Administrator pursuant to this Agreement with respect to any Mortgage Loan, Serviced Companion Loan or B Note shall be made based upon current information as to the terms of such Mortgage Loan, Serviced Companion Loan and B Note and reports of payments received from the Master Servicer on such Mortgage Loan, Serviced Companion Loan and B Note and payments to be made to the Certificate Administrator as supplied to the Certificate Administrator by the Master Servicer.  The Certificate Administrator shall not be required to recompute, verify or recalculate the information supplied to it by the Master Servicer and may conclusively rely upon such information in making such calculations.  If, however, a Responsible Officer of the Certificate Administrator has actual knowledge of an error in the calculations, the Certificate Administrator shall inform the Master Servicer of such error.

(b)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan (other than an REO Mortgage Loan) in the form of payments from the related Mortgagor, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (exclusive, if applicable, in the case of an A/B Whole Loan or Loan Pair, of any amounts payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) shall be allocated to amounts due and owing under such Mortgage Loan (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan documents and Intercreditor Agreement; provided, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after an event of default under the related Mortgage Loan, all such amounts collected (exclusive, if applicable, in the case of an A/B Whole Loan or Loan Pair, of any amounts payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority:

(i)           as a recovery of any unreimbursed Advances with respect to such Mortgage Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Expenses with respect to such Mortgage Loan;

(ii)           as a recovery of Nonrecoverable Advances with respect to such Mortgage Loan and any interest thereon to the extent previously reimbursed or paid, as the case may be, from collections on other Mortgage Loans (including REO Mortgage Loans);

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full monthly payment from the related Mortgagor, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under this Agreement in connection with Appraisal Reductions (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if such Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining Unpaid Principal Balance);

(v)          as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under this Agreement in connection with related Appraisal Reductions (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)         as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

(vii)        as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

(viii)       as a recovery of any Prepayment Premiums then due and owing under such Mortgage Loan;

(ix)          as a recovery of any Default Interest or Late Fees then due and owing under such Mortgage Loan;

(x)           as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

(xi)          as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and, if applicable, accrued and unpaid Excess Interest (if both consent fees and Trust Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Trust Advisor Consulting Fees);

(xii)         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining Unpaid Principal Balance; and

(xiii)        in the case of an ARD Mortgage Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property if, immediately following such release, the loan-to-value ratio of the related Mortgage Loan exceeds 125% (based solely on the value of real property and excluding personal property and going concern value, if any), must be allocated to reduce the principal balance of the Mortgage Loan in the manner permitted by such REMIC Provisions.

(c)           Collections by or on behalf of the Trust in respect of the REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of an A/B Whole Loan or a Loan Pair, exclusive of any amounts payable to the holder of the related B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) shall be deemed allocated for purposes of collecting amounts due under the related REO Mortgage Loan in the following order of priority:

(i)           as a recovery of any unreimbursed Advances with respect to such Mortgage Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Expenses with respect to such REO Mortgage Loan;

(ii)          as a recovery of Nonrecoverable Advances with respect to such REO Mortgage Loan and any interest thereon to the extent previously reimbursed or paid, as the case may be, from collections on other Mortgage Loans (including REO Mortgage Loans);

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on such REO Mortgage Loan (exclusive of Default Interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such REO Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such REO Mortgage Loan that have theretofore occurred under this Agreement in connection with Appraisal Reductions (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below or Section 1.2(b)(v) on earlier dates);

(iv)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of such REO Mortgage Loan to the extent of its entire unpaid principal balance;

(v)          as a recovery of accrued and unpaid interest on such REO Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under this Agreement in connection with related Appraisal Reductions (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) or Section 1.2(b)(v) on earlier dates);

(vi)         as a recovery of any Prepayment Premiums then due and owing under such REO Mortgage Loan;

(vii)        as a recovery of any Default Interest or Late Fees then due and owing under such REO Mortgage Loan;

(viii)       as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such REO Mortgage Loan;

(ix)          as a recovery of any other amounts then due and owing under such REO Mortgage Loan (if both consent fees and Trust Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Trust Advisor Consulting Fees) other than, if applicable, accrued and unpaid Excess Interest, and

(x)           in the case of an REO Mortgage Loan that is an ARD Mortgage Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

(d)           The applications of amounts received in respect of any Mortgage Loan pursuant to subsection (b) of this Section 1.2 shall be determined by the Master Servicer in accordance with the Servicing Standard.  The applications of amounts received in respect of any REO Mortgage Loan or any REO Property pursuant to subsection (c) of this Section 1.2 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(e)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made using the Calculation Rate.

Section 1.3     Calculations Respecting Accrued Interest.  Accrued interest on any Certificate shall be calculated based upon a 360-day year consisting of twelve 30-day months.  Pass-Through Rates shall be carried out to eight (8) decimal places, rounded if necessary.  All dollar amounts calculated hereunder shall be rounded to the nearest penny.

Section 1.4     Interpretation.

(a)           Whenever the Agreement refers to a Distribution Date and a “related” Collection Period, Determination Date, Distribution Date Statement, Due Date, Interest Accrual Period, Master Servicer Remittance Date, Record Date, Report Date or Special Servicer Remittance Date, such reference shall be to the Collection Period, Determination Date, Distribution Date Statement, Due Date, Interest Accrual Period, Master Servicer Remittance Date, Record Date, Report Date or Special Servicer Remittance Date, as applicable, immediately preceding (or, in the case of a period, most recently ended prior to) such Distribution Date.

(b)           As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 shall have the respective meanings given to them under generally accepted accounting principles or regulatory accounting principles, as applicable.

(c)           The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Schedules and Exhibits contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

(d)           Whenever a term is defined herein, the definition ascribed to such term shall be equally applicable to both the singular and plural forms of such term and to masculine, feminine and neuter genders of such term.

(e)           References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement.

(f)           A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions.

(g)           The terms “include”, includes” or “including” shall mean without limitation by reason of enumeration.

(h)           This Agreement is the result of arm’s-length negotiations between the parties and has been reviewed by each party hereto and its counsel.  Each party agrees that any ambiguity in this Agreement shall not be interpreted against the party drafting the particular clause which is in question.

Section 1.5     ARD Loans.  Notwithstanding any provision of this Agreement:

(a)           With respect to any ARD Loans, the Excess Interest accruing as a result of the step-up in the Mortgage Rate upon failure of the related Mortgagor to pay the principal due on the Anticipated Repayment Date as specifically provided for in the related Mortgage Note shall not be taken into account for purposes of the definitions of “Appraisal Reduction,” “Assumed Scheduled Payment,” “Mortgage Rate,” “Prepayment Premium,” “Prepayment Interest Shortfall,” “Prepayment Interest Excess,” “Purchase Price” and “Realized Loss.”

(b)           Excess Interest on the ARD Mortgage Loans shall constitute an asset of the Trust but not an asset of any REMIC Pool.

(c)           Neither the Master Servicer nor the Special Servicer shall take any enforcement action with respect to the payment of Excess Interest on any Mortgage Loan unless the taking of such action is consistent with the Servicing Standard and all other amounts due under such Mortgage Loan have been paid, and, in the good faith and reasonable judgment of the Master Servicer and the Special Servicer, as the case may be, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated interest thereon.

(d)           Neither Liquidation Fees nor Workout Fees shall be deemed to be earned on Excess Interest, nor shall Excess Interest be included as part of any servicing compensation.

(e)           With respect to an ARD Mortgage Loan, after its Anticipated Repayment Date, the Master Servicer or the Special Servicer, as the case may be, shall be permitted, in its discretion, to waive in accordance with Section 8.18 and Section 9.5 hereof, all or any accrued Excess Interest if, prior to the related Maturity Date, the related Mortgagor has requested the right to prepay the Mortgage Loan in full together with all payments required by the Mortgage

Loan in connection with such prepayment except for all or a portion of accrued Excess Interest, provided that the Master Servicer’s or the Special Servicer’s determination to waive the right to such accrued Excess Interest is in accordance with the Servicing Standard and with Section 8.18 and Section 9.5 hereof.  The Master Servicer or the Special Servicer, as the case may be, will have no liability to the Trust, the Certificateholders or any other person so long as such determination is based on such criteria.

(f)           With respect to an ARD Mortgage Loan, the Master Servicer or Special Servicer, as the case may be, may (but, consistent with the Servicing Standard, shall not be obligated to) take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents.

Section 1.6     Certain Matters with Respect to Loan Pairs, A/B Whole Loans and Non-Serviced Loan Combinations.

(a)           The parties hereto acknowledge that, pursuant to the related Intercreditor Agreement, if a Serviced Pari Passu Mortgage Loan or A Note, as applicable, is no longer part of the Trust or is no longer serviced pursuant to the terms of this Agreement, the holder of such Serviced Pari Passu Mortgage Loan or A Note, as applicable, shall negotiate one or more new servicing agreements with the Master Servicer (or, if applicable, a Surviving Sub-Servicer) and the Special Servicer, provided that, prior to entering into any such new servicing agreement, the new holder of such Serviced Pari Passu Mortgage Loan or A Note, as applicable, shall provide to the holder of the related Serviced Companion Loan and/or B Note copies of written communications provided to each NRSRO then rating any securitization relating to such Serviced Companion Loan and/or B Note notifying such NRSROs of such new servicing agreement; provided, that prior to such time the Master Servicer (or, if applicable, a Surviving Sub-Servicer) and the Special Servicer shall continue to service the related Loan Pair and/or A/B Whole Loan to the extent provided in the related Intercreditor Agreement.  The parties hereto further acknowledge that if a Serviced Pari Passu Mortgage Loan or A Note, as applicable, is no longer part of the Trust or, except as contemplated by clause (h) below, is no longer serviced pursuant to the terms of this Agreement, the Master Servicer shall have no further obligation to make P&I Advances with respect to such Serviced Pari Passu Mortgage Loan or A Note, as applicable.

(b)           For the avoidance of doubt and subject to subsection (a) above, the parties acknowledge that the rights and duties of each of the Master Servicer and the Special Servicer under Article VIII and Article IX and the obligation of the Master Servicer to make Advances, insofar as such rights, duties and obligations relate to any A/B Whole Loan (including both the related A Note and the related B Note) or Loan Pair, shall terminate upon the earliest to occur of the following with respect to such A/B Whole Loan or Loan Pair, as the case may be:  (i) any repurchase of or substitution for the related A Note or Serviced Pari Passu Mortgage Loan by the applicable Seller pursuant to Section 2.3; (ii) any purchase of the related A Note or Serviced Pari Passu Loan by the owner of the related B Note or Serviced Companion Loan pursuant to the terms of the related Intercreditor Agreement; and (iii) any payment in full of any and all amounts due (or deemed due) under the related A Note or Serviced Pari Passu Mortgage Loan (or its successor REO Mortgage Loan) including amounts to which the holder of such A Note or Serviced Pari Passu Mortgage Loan is entitled under the related Intercreditor Agreement;

provided, that this statement shall not limit (A) the duty of the Master Servicer or the Special Servicer to deliver or make available the reports otherwise required of it hereunder with respect to the Collection Period in which such event occurs or (B) the rights of the Master Servicer or the Special Servicer that may otherwise accrue or arise in connection with the performance of its duties hereunder with respect to such A/B Whole Loan or Loan Pair prior to the date on which such event occurs.

(c)           In connection with any purchase described in clause (ii) of Section 1.6(b) or an event described in clause (iii) of Section 1.6(b), the Custodian, the Master Servicer and the Special Servicer shall each tender to (in the case of a purchase under such clause (ii)) the related purchaser (provided that the related purchaser shall have paid the full amount of the applicable purchase price) or (in the case of such clause (iii)) to the holder of the related Serviced Companion Loan or B Note (if then still outstanding), after delivery to them of a receipt executed by such purchaser or holder, all portions of the Mortgage File and other documents pertaining to such Loan Pair or A/B Whole Loan, as applicable, possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to such purchaser or holder (or the designee of such purchaser or holder) in the same manner, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which documents were previously assigned to the Trustee by the related Seller, but in any event, without recourse, representation or warranty; provided that such tender by such party shall be conditioned upon its receipt from the Master Servicer of a Request for Release.  The Master Servicer shall, and is also hereby authorized and empowered by the Trustee to, convey to such purchaser or such holder any deposits then held in an Escrow Account relating to the applicable A/B Whole Loan or Loan Pair.  If a Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan or an A Note and the related B Note under the applicable Mortgage Loan are then REO Loans, then the Special Servicer shall, and is also hereby authorized and empowered by the Trustee to, convey to such purchaser or such holder, in each case, to the extent not needed to pay or reimburse the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee in accordance with this Agreement, deposits then held in the REO Account insofar as they relate to the related REO Property.

(d)           If an expense under this Agreement relates, in the reasonable judgment of the Master Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator, as applicable, primarily to the administration of the Trust or any REMIC or grantor trust formed hereunder or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or provisions relating to the grantor trust or the actual payment of any REMIC tax or expense or grantor trust tax or expense with respect to any REMIC or grantor trust formed hereunder, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against the holder of any Serviced Companion Loan or B Note and such holder shall not suffer any adverse consequences as a result of the payment of such expense.

(e)           With respect to the Southdale Center Loan Pair, the parties hereto acknowledge and agree that the Southdale Center Mortgage Loan is pari passu in right of payment with the Southdale Center Serviced Companion Loan to the extent set forth in the Southdale Center Intercreditor Agreement.  At no time shall any holder of the Southdale Center

Serviced Companion Loan be the Loan-Specific Directing Holder for the Southdale Center Loan Pair; provided, that, the holder of the Southdale Center Serviced Companion Loan shall have certain limited non-binding consultation rights (and the Master Servicer or the Special Servicer, as appropriate in light of the circumstances, shall use reasonable efforts to consult with such holders to the extent the holder of the Southdale Center Serviced Companion Loan requests consultation in accordance with the terms of the Southdale Center Intercreditor Agreement) as and to the extent set forth in the Southdale Center Intercreditor Agreement.

(f)           With respect to the Burnham Center Loan Pair, the parties hereto acknowledge and agree that the Burnham Center Mortgage Loan is pari passu in right of payment with the Burnham Center Serviced Companion Loan to the extent set forth in the Burnham Center Intercreditor Agreement.  At no time shall any holder of the Burnham Center Serviced Companion Loan be the Loan-Specific Directing Holder for the Burnham Center Loan Pair; provided, that, the holder of the Burnham Center Serviced Companion Loan shall have certain limited non-binding consultation rights (and the Master Servicer or the Special Servicer, as appropriate in light of the circumstances, shall use reasonable efforts to consult with such holders to the extent the holder of the Burnham Center Serviced Companion Loan requests consultation in accordance with the terms of the Burnham Center Intercreditor Agreement) as and to the extent set forth in the Burnham Center Intercreditor Agreement.

(g)           With respect to the Milford Plaza Fee Non-Serviced Loan Combination, the parties hereto acknowledge and agree that the Milford Plaza Fee Non-Serviced Mortgage Loan is pari passu in right of payment with the Milford Plaza Fee Non-Serviced Companion Loan to the extent set forth in the Milford Plaza Fee Intercreditor Agreement.  The  Milford Plaza Fee Directing Holder shall at all times have consent rights and the right to direct the applicable Non-Serviced Mortgage Loan Master Servicer and Non-Serviced Mortgage Loan Special Servicer with respect to the administration of the Milford Plaza Fee Non-Serviced Loan Combination as and to the extent set forth in the related Intercreditor Agreement; provided, that, the Controlling Class Representative shall have certain limited non-binding consultation rights (and the Non-Serviced Mortgage Loan Master Servicer or the Non-Serviced Mortgage Loan Special Servicer, as appropriate in light of the circumstances, shall consult with the Controlling Class Representative to the extent the Controlling Class Representative requests consultation in accordance with the terms of the related Intercreditor Agreement) as and to the extent set forth in the related Intercreditor Agreement.

(h)           The parties hereto acknowledge and agree that The Mall at Tuttle Crossing Mortgage Loan is pari passu in right of payment with The Mall at Tuttle Crossing Companion Loan to the extent set forth in The Mall at Tuttle Crossing Intercreditor Agreement.  The Mall at Tuttle Crossing Directing Holder shall at all times have consent rights and the right to direct the Master Servicer and Special Servicer (or, on and after The Mall at Tuttle Crossing Companion Loan Securitization Date, the applicable Non-Serviced Mortgage Loan Master Servicer and Non-Serviced Mortgage Loan Special Servicer) with respect to the administration of The Mall at Tuttle Crossing Loan Pair as and to the extent set forth in the related Intercreditor Agreement; provided, that, on and after The Mall at Tuttle Crossing Companion Loan Securitization Date, the Controlling Class Representative shall have certain limited non-binding consultation rights (and the Non-Serviced Mortgage Loan Master Servicer or the Non-Serviced Mortgage Loan Special Servicer, as appropriate in light of the circumstances, shall consult with the Controlling

Class Representative to the extent the Controlling Class Representative requests consultation in accordance with the terms of the related Intercreditor Agreement) as and to the extent set forth in the related Intercreditor Agreement.

In connection with the securitization of The Mall at Tuttle Crossing Companion Loan while it is a Serviced Companion Loan, upon the request of (and at the expense of) the related Serviced Companion Loan holder, each of the Master Servicer, the Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Loan holder in attempting to cause the related Mortgagor to provide information relating to The Mall at Tuttle Crossing Loan Pair and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

On and after The Mall at Tuttle Crossing Companion Loan Securitization Date, The Mall at Tuttle Crossing Mortgage Loan and The Mall at Tuttle Crossing Companion Loan, collectively, shall be a “Non-Serviced Loan Combination,” The Mall at Tuttle Crossing Companion Loan shall be a “Non-Serviced Companion Loan,” and The Mall at Tuttle Crossing Mortgage Loan shall be a “Non-Serviced Mortgage Loan.”

On The Mall at Tuttle Crossing Companion Loan Securitization Date (i) the Custodian shall, upon receipt of a Request for Release, transfer the Mortage File (other than the promissory note evidencing The Mall at Tuttle Crossing Mortgage Loan, the original of which shall be retained by the Custodian) for The Mall at Tuttle Crossing Loan Pair to the Other Trustee and retain a copy of each such transferred document and (ii) upon receipt of written request, the Master Servicer shall transfer the Servicer Mortgage File for, and otherwise take all actions reasonably necessary for the transfer of the servicing of, The Mall at Tuttle Crossing Loan Pair to the Other Master Servicer.

Section 1.7     Rating Agency Confirmations.

(a)           Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires a Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (i) such Requesting Party shall (without providing notice to the 17g-5 Information Provider) confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either such Rating Agency Confirmation request within 5 Business Days of such second request or such Rating Agency has responded in a manner that indicates it is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, (x) with respect to any such condition in any Mortgage Loan document requiring such Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer (with respect to non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans and REO Loans), as applicable) shall determine, in accordance with its duties under this Agreement and, in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, whether or not such action would be in the best interests of the Certificateholders and, in the case of an A/B Whole Loan or Loan Pair, Certificateholders and any holder of the related B Note or Serviced Companion Loan (as a collective whole as if such Certificateholders and B Note or Serviced Companion Loan holder constituted a single lender), and if the Requesting Party (or, if the Requesting Party is the related Mortgagor, then the Master Servicer or the Special Servicer, as applicable) determines that such action would be in the best interest of such parties, then the requirement for a Rating Agency Confirmation will be deemed not to apply, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed to be satisfied if (i) if Fitch is the non-responding Rating Agency, the applicable replacement is rated at least “CMS3” (in the case of the Master Servicer) or “CSS3” (in the case of the Special Servicer); or (ii) if Fitch is not the non-responding Rating Agency, the non-responding Rating Agency has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction rated by such non-responding Rating Agency and serviced by the applicable servicer prior to the time of determination.

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 1.7(a) following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Master Servicer or Special Servicer, as the case may be, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 5.7 of this Agreement.

(b)           Notwithstanding anything to the contrary in this Section 1.7, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents with respect to which the Master Servicer or Special Servicer would have been required to make the determination described in Section 1.7(a) shall be deemed not to apply regardless of any such determination by the Requesting Party (or, if the Requesting Party is the related Mortgagor, the Master Servicer (with respect to non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans and REO Loans), as applicable); provided, that the Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall in any event review the other conditions required under the related Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.

(c)           For all other matters or actions not specifically discussed in Section 1.7(a) above, the applicable Requesting Party shall deliver a Rating Agency Confirmation from each Rating Agency.

(d)          Unless otherwise indicated herein, all notices and Rating Agency Communications and requests for Rating Agency Confirmations to the Rating Agencies shall be in writing and sent by first class mail, telecopy, electronic mail or overnight courier, as follows:

If to Fitch, to:

Fitch, Inc.
One State Street Plaza
New York, New York 10004
Fax: (212) 635-0294
Attention: Commercial Mortgage Surveillance
Email: info.cmbs@fitchratings.com

If to KBRA, to:

Kroll Bond Rating Agency, Inc.
845 Third Avenue
New York, New York 10022
Attention: CMBS Surveillance
Email: CMBSSurveillance@krollbondratings.com

If to Moody’s, to:

Moody’s Investors Service, Inc.
7 World Trade Center
New York, New York 10007
Fax: (212) 553-0300
Attention: Commercial Mortgage Surveillance Group
Email: CMBSSurveillance@moodys.com

or at such other address as shall be provided in writing to the Depositor by such Rating Agency, which other address the Depositor shall promptly provide to the other parties hereto.

(e)           The delivery of any notice, document, information or communication to a Rating Agency shall be subject to Section 5.7.  Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator, the Custodian or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request.  Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 5.7.

ARTICLE II
DECLARATION OF TRUST;
ISSUANCES OF CERTIFICATES

Section 2.1     Conveyance of Mortgage Loans.

(a)           Effective as of the Closing Date, the Depositor does hereby establish a trust designated as “Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10” and assign in trust to the Trustee, without recourse, for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule including the related Mortgage Notes, Mortgages, security agreements and title, hazard and other insurance policies, including all Qualifying Substitute Mortgage Loans, all distributions with respect thereto payable after the Cut-Off Date, the Mortgage File and all rights, if any, of the Depositor in the Distribution Account, all REO Accounts, the Collection Account and the Reserve Accounts, (ii) the Depositor’s rights under each Mortgage Loan Purchase Agreement that are permitted to be assigned to the Trustee pursuant to Section 14 thereof, (iii) the Initial Deposit, (iv) the Depositor’s rights under any Intercreditor Agreement, Non-Serviced Mortgage Loan Intercreditor Agreement and the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement with respect to any Non-Serviced Mortgage Loan, (v) with respect to the Exchangeable Certificates, each of the EC REMIC III Regular Interests, (vi) with respect to the Swap Certificates, each Swap REMIC III Regular Interest, Swap Fixed Rate Account, Swap Floating Rate Account and Swap Agreement and (vi) all other assets included or to be included in REMIC I or the Grantor Trust.  Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans and due after their respective Due Dates in July 2013.  The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties to constitute a sale.  In connection with the initial sale of the Certificates by the Depositor, the purchase price to be paid includes a portion attributable to interest accruing on the Certificates from and after July 1, 2013.  The transfer and assignment of any Non-Serviced Mortgage Loans to the Trustee and the right to service such Mortgage Loans are subject to the terms and conditions of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement and the related Non-Serviced Mortgage Loan Intercreditor Agreement, and the Trustee, by the execution and delivery of this Agreement, hereby agrees that such Mortgage Loans remain subject to the terms of the related Non-Serviced Mortgage Loan Intercreditor Agreement and, with respect to each Serviced Pari Passu Mortgage Loan and Serviced Companion Loan, the related Intercreditor Agreement.  The transfer and assignment of any A Notes and Serviced Pari Passu Mortgage Loans to the Trustee and the right to service such Mortgage Loans are subject to the terms of the related Intercreditor Agreements, and the Trustee, by the execution and delivery of this Agreement, hereby agrees, that such Mortgage Loans remain subject to the terms of the related Intercreditor Agreements (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents and Section 8.30 hereof).

(b)           In connection with the Depositor’s assignment pursuant to Section 2.1(a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each Seller pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with the Custodian (on behalf of the Trustee), on or before the Closing Date, the Mortgage Note for each Mortgage Loan so assigned, endorsed to the Trustee as specified in clause (i) of the definition of “Mortgage File.”  Each Seller is required, pursuant to the applicable Mortgage Loan Purchase Agreement, to deliver to the Custodian (on behalf of the Trustee) the remaining documents constituting the Mortgage File for each Mortgage Loan within the time period set forth therein.  None of the Trustee, the Certificate Administrator, any Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Seller or the Depositor to comply with the document delivery requirements of the Mortgage Loan Purchase Agreements and this Section 2.1(b).  Promptly upon receipt (but no later than ten (10) Business Days after the Closing Date), the Custodian shall deliver to the Master Servicer each original letter of credit set forth on Schedule XVI hereto, and the Master Servicer shall hold such original letters of credit on behalf of the Trustee pursuant to and in accordance with clause (xii) of the definition of “Mortgage File”.  Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, the obligations of each of the applicable Sellers to deliver a Mortgage Note to the Custodian (on behalf of the Trustee), shall be limited to delivery of only the Mortgage Note held by such party to the Custodian (on behalf of the Trustee).  With respect to a Joint Mortgage Loan, the obligations of the applicable Sellers to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that either of the applicable Sellers may deliver one Mortgage File or one of any other document required to be delivered with respect to such Mortgage Loan hereunder and such delivery shall satisfy such delivery requirements for each of the applicable Sellers.

(c)           The applicable Seller has agreed in the applicable Mortgage Loan Purchase Agreement, at the expense of such Seller as to each of its respective Mortgage Loans (other than with respect to any Non-Serviced Mortgage Loan), (i) in the case of clauses (iv) and (vi)(B) of the definition of “Mortgage File” within forty-five (45) days following the Closing Date and (ii) in the case of clause (ix)(B) of the definition of “Mortgage File” within ninety (90) days following the Closing Date, to deliver for submission for recording or filing by the Depositor, the Custodian (on behalf of the Trustee) or the agents of either, as the case may be, in the appropriate public office for real property records or UCC financing statements, as appropriate, each assignment referred to in clauses (iv), (vi)(B) and (ix)(B) of the definition of “Mortgage File.”  Each such assignment shall reflect that it should be returned by the public recording office to the Custodian (on behalf of the Trustee) following recording or filing; provided that in those instances where the public recording office retains the original Assignment of Mortgage, assignment of Assignment of Leases or assignment of UCC financing statements, the applicable Seller shall obtain therefrom a certified copy of the recorded original and forward such copy to the Custodian (on behalf of the Trustee) and the Special Servicer.  If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the applicable Seller shall, pursuant to the applicable Mortgage Loan Purchase Agreement, promptly prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the applicable Seller shall, at its own expense (except in the case of a document or instrument that is lost by the Trustee), upon receipt thereof cause the same to be duly recorded or filed, as appropriate.

The parties acknowledge the obligation of each Seller pursuant to Section 2 of the related Mortgage Loan Purchase Agreement to deliver to or on behalf of the Trustee, on or before the fifth (5th) Business Day after the Closing Date, five (5) limited powers of attorney substantially in the form attached as Exhibit 4 to the Mortgage Loan Purchase Agreement in favor of the

Custodian (on behalf of the Trustee) and the Special Servicer to empower the Custodian (on behalf of the Trustee) and, in the event of the failure or incapacity of the Custodian (on behalf of the Trustee), the Special Servicer, to submit, or to cause the Custodian to submit for recording, at the expense of the applicable Seller, any mortgage loan documents required to be recorded as set forth in the preceding paragraph and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage Files (so long as original counterparts have previously been delivered to or on behalf of the Trustee).  The Sellers agree to reasonably cooperate with the Custodian, the Trustee and the Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties for purposes of such recordation.  The Trustee and each other party hereto agrees that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except to the extent that the absence of a document described in the second (2nd) preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is 180 days following the delivery of notice of such absence to the related Seller, but in no event earlier than 18 months from the Closing Date, and (ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Mortgage Loan.  The Custodian shall submit such documents for recording, at the related Seller’s expense, after the periods set forth above; provided, the Custodian shall not submit such assignments for recording if the applicable Seller produces evidence that it has sent any such assignment for recording and certifies that it is awaiting its return from the applicable recording office.  Each of the Sellers has engaged a separate third party agent other than the Custodian or the Trustee to perform the recording obligations described in this Section 2.1(c).

(d)           All relevant servicing or loan documents and records in the possession of the Depositor or the Sellers that relate to the Mortgage Loans, Serviced Companion Loans or B Notes and that are not required to be a part of a Mortgage File in accordance with the definition thereof shall be delivered to the Master Servicer, on or before the date that is forty-five (45) days following the Closing Date and shall be held by the Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders.  To the extent delivered to the Master Servicer by the related Seller, the Servicer Mortgage File shall include, to the extent required to be (and actually) delivered to the applicable Seller pursuant to the applicable Mortgage Loan documents, copies of each item set forth in the definition of “Servicer Mortgage File” in this Agreement.  Notwithstanding the foregoing, no Seller shall be required to deliver any draft documents, or any attorney-client communications that are privileged communications or constitute legal or other due diligence analyses or attorney work product, or internal communications of the Seller or its affiliates among themselves or with their respective attorneys, or credit underwriting or other analyses or data (and, if received, shall be returned and any copies thereof destroyed).  Delivery of any of the foregoing documents to a sub-servicer shall be deemed delivery to the Master Servicer and satisfy the Depositor’s obligations under this Section 2.1(d).  Neither the Master Servicer nor the Special Servicer shall have any liability for the absence of any of the foregoing items from the Servicer Mortgage File if such item was not delivered by the related Seller.

(e)           In connection with the Depositor’s assignment pursuant to Section 2.1(a) above, the Depositor shall deliver to the Trustee on or before the Closing Date a copy of a fully executed counterpart of each Mortgage Loan Purchase Agreement, as in full force and effect on the Closing Date, which Mortgage Loan Purchase Agreements shall contain the representations and warranties (and the exceptions thereto) made by the Sellers with respect to each related Mortgage Loan as of the Closing Date.

(f)           In connection herewith, the Depositor has acquired the MSMCH Loans from MSMCH, the BANA Loans from BANA and the CIBC Loans from CIBC.  The Depositor shall deliver or cause to be delivered the original Mortgage Notes (or lost note affidavits with copies of the related Mortgage Notes, as set forth in the definition of “Mortgage File”) relating to the Mortgage Loans to the Custodian (on behalf of the Trustee), endorsed as otherwise provided herein, to effect the transfer to the Trustee of such Mortgage Notes and all related deeds of trust, mortgages and other loan documents.  To avoid the unnecessary expense and administrative inconvenience associated with the execution and recording or filing of multiple assignment documents, BANA, MSMCH and CIBC, as applicable, are required under the Mortgage Loan Purchase Agreements to deliver Assignments of Mortgages, and assignments of Assignments of Leases and assignments of UCC financing statements naming the Trustee, on behalf of the Certificateholders, as assignee.  Notwithstanding the fact that such Assignments of Mortgages, assignments of Assignments of Leases (to the extent separate from the Assignments of Mortgages) and assignments of UCC financing statements shall name the Trustee, on behalf of the Certificateholders, as the assignee, the parties hereto acknowledge and agree that for all purposes the MSMCH Loans shall be deemed to have been transferred from MSMCH to the Depositor, the BANA Loans shall be deemed to have been transferred from BANA to the Depositor, and the CIBC Loans shall be deemed to have been transferred from CIBC to the Depositor, and all Mortgage Loans shall be deemed to have been transferred from the Depositor to the Trustee on behalf of the Certificateholders.

Section 2.2     Acceptance by Trustee.  The Custodian (on behalf of the Trustee) hereby acknowledges receipt of a Trust Mortgage File for each Mortgage Loan and confirms that, with respect to each Mortgage Loan, all documents listed in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” are in its possession.  Within ten (10) days of the Closing Date, the Custodian shall provide a copy of all documents listed in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” to the Master Servicer.  The Custodian will hold (i) the documents constituting a part of the Mortgage Files delivered to it or the Custodian on its behalf, (ii) the REMIC I Regular Interests, (iii) the REMIC II Regular Interests, in each case on behalf of the Trustee in trust for the use and benefit of all present and future Certificateholders, (iv) the EC REMIC III Regular Interests, in each case on behalf of the Trustee in trust for the use and benefit of all present and future Holders of the Exchangeable Certificates and (v) the Swap REMIC III Regular Interests, in each case on behalf of the Trustee in trust for the use and benefit of all present and future Holders of the Swap Certificates.  To the extent that the contents of the Mortgage File for any A Note relate to the corresponding B Note, the Custodian (on the Trustee’s behalf), will also hold such Mortgage File in trust for the benefit of the holder of the related B Note; provided, that if a B Note remains outstanding following payment in full of the amounts due under the related A Notes, the Mortgage Loan documents relating to such A/B Whole Loan (exclusive of any such documents related solely to the A Notes) shall be assigned to the holder of the B Note or its designee at the expense of the holder of the B Note and delivered to such B Note holder.  To the extent that the contents of the Mortgage File for any Serviced Pari Passu Mortgage Loan relate to the corresponding Serviced Companion Loan, the Trustee, or the Custodian, on the Trustee’s behalf, will also hold such Mortgage File in trust for the benefit of the holder of the related Serviced Companion Loan.

On the Closing Date in respect of the Initial Certification, and within seventy-five (75) days after the Closing Date in respect of the Final Certification, the Custodian (on the Trustee’s behalf) shall examine the Mortgage Files in its possession, and shall deliver to the Depositor, the Sellers, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the 17g-5 Information Provider, the Controlling Class Representative and, upon request, the holder of any Serviced Companion Loan a certification (the “Initial Certification” and the “Final Certification”, respectively, in the respective forms set forth as Exhibit B-1 and Exhibit B-2 hereto), which shall be in electronic format (i) in the case of the Initial Certification, as to each Mortgage Loan listed in the Mortgage Loan Schedule, except as may be specified in the schedule of exceptions attached thereto, to the effect that:  (A) all documents listed in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” are in its possession, (B) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, and (C) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File”, and (ii) in the case of the Final Certification, as to each Mortgage Loan listed in the Mortgage Loan Schedule, except as may be specified in the schedule of exceptions attached thereto, to the effect that:  (A) all documents listed in clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” required to be included in the Mortgage File (to the extent required to be delivered pursuant to this Agreement), and with respect to all documents specified in the other clauses of the definition of “Mortgage File” to the extent known by a Responsible Officer of the Custodian (on the Trustee’s behalf) to be required pursuant to this Agreement, are in its possession, (B) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, (C) based on its examination and only as to the Mortgage Note and Mortgage, the street address (excluding zip code) of the Mortgaged Property set forth in the Mortgage Loan Schedule respecting such Mortgage Loan accurately reflects the information contained in the documents in the Mortgage File, and (D) each Mortgage Note has been endorsed.  Notwithstanding the foregoing, the delivery of a commitment to issue a Title Insurance Policy in lieu of the delivery of the actual Title Insurance Policy shall not be considered a Material Document Defect with respect to any Mortgage File if such actual Title Insurance Policy is delivered to the Custodian (on the Trustee’s behalf) not later than the 180th day following the Closing Date.

Within 360 days after the Cut-Off Date, the Custodian (on the Trustee’s behalf) shall provide a confirmation of receipt of recorded assignments of Mortgage (as set forth in the definition of “Mortgage File,” with evidence of recording thereon) or otherwise provide evidence of such recordation to the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider (who shall promptly post such confirmation to the 17g-5 Information Provider’s Website pursuant to Section 5.7), the Controlling Class Representative and each Seller.  The Custodian (on behalf of the Trustee) shall use reasonable efforts to submit for recording any unrecorded assignments of Mortgage that have been delivered to it (including effecting such recordation process through or cooperating with the applicable Seller), such recordation to be at the expense of the applicable Seller; provided, that the Custodian (on the Trustee’s behalf) shall not submit for recording any such assignments if the applicable Seller produces evidence that it has sent any such assignment for recording and is awaiting its return from the applicable recording office.  In giving the certifications required above, neither the Trustee nor the Custodian (on the Trustee’s behalf) shall be under any obligation or duty to inspect, review or examine any such documents, instruments, securities or other papers to determine whether they or the signatures thereon are valid, legal, genuine, enforceable, in recordable form or appropriate for their represented purposes, or that they are other than what they purport to be on their face, or to determine whether any Mortgage File should include any assumption agreement, modification agreement, consolidation agreement, extension agreement, Assignment of Lease, ground lease, UCC financing statement, guaranty, written assurance, substitution agreement, lock box agreement, intercreditor agreement, management agreement or letter of credit.

If any exceptions are noted on a schedule of exceptions attached to the Final Certification, including exceptions resulting from the fact that the recordation and/or filing has not been completed (based solely on the absence of receipt by the Custodian (on the Trustee’s behalf) of the particular documents showing evidence of the recordation and/or filing), then the Custodian (on the Trustee’s behalf) shall continuously update such schedule of exceptions to reflect receipt of any corrected documents, additional documents or instruments or evidences of recordation and/or filing, as to each Mortgage Loan, until the earliest of the following dates:  (i) the date on which all such exceptions are eliminated (any such elimination resulting from the fact that recordation and/or filing has been completed shall be based solely on receipt by the Custodian (on the Trustee’s behalf) of the particular documents showing evidence of the recordation and/or filing), (ii) the date on which all the affected Mortgage Loans are removed from the Trust and (iii) the second (2nd) anniversary of the Closing Date, and shall provide such updated schedule of exceptions (which may be in electronic format) to each of the Trustee, the Depositor, each Seller (as to its respective Mortgage Loans only), the Master Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider (who shall post such updated schedule of exceptions on the 17g-5 Information Provider’s Website pursuant to Section 5.7), the Controlling Class Representative and the holder of any Serviced Companion Loan on or about the date that is 180 days after the Closing Date and then again every ninety (90) days thereafter (until the earliest date specified above).  Upon request, the Master Servicer shall provide to the Trustee and to the Custodian the names and addresses of each holder of a Serviced Companion Loan of which the Master Servicer has received notice in accordance with this Agreement and/or the related Intercreditor Agreement.

The Custodian or its authorized agents shall retain possession and custody of each Trust Mortgage File in accordance with and subject to the terms and conditions set forth herein.

The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of “instruments” (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Minnesota on the date hereof) in Minnesota and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minnesota unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that if the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

Section 2.3     Sellers’ Repurchase of Mortgage Loans for Material Document Defects and Material Breaches of Representations and Warranties.

(a)           If any party hereto discovers that any document or documents constituting a part of a Mortgage File has not been delivered as and when required, has not been properly executed, or is defective on its face or discovers or receives notice of a breach of any of the representations and warranties relating to the Mortgage Loans required to be made by a Seller regarding the characteristics of the Mortgage Loans and/or related Mortgaged Properties as set forth in Exhibit 2 of the related Mortgage Loan Purchase Agreements, and either (i) the defect or breach, as the case may be, materially and adversely affects the interests of the holders of the Certificates in the related Mortgage Loan or (ii) both (A) the defect or breach materially and adversely affects the value of the Mortgage Loan and (B) the Mortgage Loan is a Specially Serviced Mortgage Loan or Rehabilitated Mortgage Loan (any such defect described in the preceding clause (i) or (ii), a “Material Document Defect”, and such a breach described in the preceding clause (i) or (ii), a “Material Breach”), then the party determining that such Material Document Defect or Material Breach exists shall give prompt written notice to the Depositor, the other parties hereto, the related Seller and the 17g-5 Information Provider subject to the terms of the applicable Mortgage Loan Purchase Agreement.  Promptly (but in any event within three (3) Business Days) upon determining (or becoming aware of another party’s determination) that any such Material Document Defect or Material Breach exists (which determination shall, absent evidence to the contrary, be presumed to be no earlier than three (3) Business Days prior to the delivery of the notice referred to below), the Master Servicer shall, and the Special Servicer may, request that the related Seller, not later than ninety (90) days from such Seller’s receipt of the notice of such Material Document Defect or Material Breach, cure such Material Document Defect or Material Breach, as the case may be, in all material respects; provided, that if such Material Document Defect or Material Breach, as the case may be, cannot be corrected or cured in all material respects within such 90-day period, and such Material Document Defect or Material Breach would not cause the Mortgage Loan to be other than a “qualified mortgage” (as defined in the Code) but the related Seller is diligently attempting to effect such correction or cure, as certified by such Seller in an Officer’s Certificate delivered to the Trustee and the Custodian, then the cure period will be extended for an additional ninety (90) days unless, solely in the case of a Material Document Defect, (x) the Mortgage Loan is then a Specially Serviced Mortgage Loan and a Servicing Transfer Event has occurred as a result of a monetary default or as set forth in clause (ii) or clause (v) of the definition of “Servicing Transfer Event” and (y) the Material Document Defect was identified in a certification delivered to the Seller by the Custodian pursuant to Section 2.2 not less than ninety (90) days prior to the receipt by the applicable Seller of the notice of such Material Document Defect.  The parties acknowledge that neither delivery of a certification or schedule of exceptions to a Seller pursuant to Section 2.2 or otherwise nor possession of such certification or schedule by the Seller shall, in and of itself, constitute delivery of notice of any Material Document Defect or knowledge or awareness by the Seller or any party hereto of any Material Document Defect listed therein.

If any Material Document Defect or Material Breach that exists cannot be corrected or cured in all material respects within the above cure periods, the related Seller is obligated under the related Mortgage Loan Purchase Agreement, not later than the last day of such permitted cure period, subject to Section 5.12 of each Mortgage Loan Purchase Agreement, to (i) repurchase the affected Mortgage Loan (or, with respect to any Joint Mortgage Loan, the related Seller’s pro rata share based on such Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan) or REO Mortgage Loan (or, with respect to any Joint Mortgage Loan, the related Seller’s pro rata share based on such Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan) from the Trust at the applicable Purchase Price in accordance with the related Mortgage Loan Purchase Agreement, or (ii) if within the three-month period commencing on the Closing Date (or within the two-year period commencing on the Closing Date if the related Mortgage Loan is a “defective obligation” within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulations Section 1.860G-2(f)), at the related Seller’s option, without recourse (other than the representations and warranties made with respect thereto), replace such Mortgage Loan (or, with respect to any Joint Mortgage Loan, the related Seller’s pro rata share based on such Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan) or REO Mortgage Loan (or, with respect to any Joint Mortgage Loan, the related Seller’s pro rata share based on such Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan) with a Qualifying Substitute Mortgage Loan and pay a substitution shortfall amount equal to the excess, if any, of the applicable Purchase Price for the Mortgage Loan or REO Mortgage Loan to be replaced, over the Stated Principal Balance of the Qualifying Substitute Mortgage Loan.  If such Material Document Defect or Material Breach would cause the Mortgage Loan to be other than a “qualified mortgage” (as defined in the Code), then notwithstanding the previous sentence or the previous paragraph, the cure, repurchase or substitution must occur within eighty-five (85) days from the date the related Seller was notified of the defect or breach; provided, that in any event any such cure, repurchase or substitution must occur no later than eighty-five (85) days from the date of determination of the existence of a Material Document Defect or Material Breach as determined in this Section 2.3(a).

As to any Qualifying Substitute Mortgage Loan or Loans, the Master Servicer shall not execute any instrument effecting the substitution unless the related Seller has delivered to the Custodian (on the Trustee’s behalf) for such Qualifying Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the related Assignment of Mortgage, and such other documents and agreements as are required by Section 2.1, with the Mortgage Note endorsed as required by Section 2.1, and the Master Servicer shall be entitled to rely on statements and certifications from the Custodian for this purpose.  No substitution may be made in any calendar month after the Determination Date for such month.  Monthly payments due with respect to Qualifying Substitute Mortgage Loans in the month of substitution shall not be part of the Trust and will be retained by Master Servicer and remitted by the Master Servicer to the related Seller on the next succeeding Distribution Date.  For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on the related Deleted Mortgage Loan for such month and thereafter the related Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

The Master Servicer shall amend or cause to be amended the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan and the substitution of the Qualifying Substitute Mortgage Loan or Loans and upon such amendment the Master Servicer shall deliver or cause to be delivered such amended Mortgage Loan Schedule to the Trustee, the Custodian, the Certificate Administrator and the Special Servicer.  Upon such substitution, the Qualifying Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects.  Upon receipt of the Trust Mortgage File pertaining to any Qualifying Substitute Mortgage Loans, the Custodian shall release the Trust Mortgage File relating to such Deleted Mortgage Loan to the related Seller, and the Trustee (and the Depositor, if necessary) shall execute and deliver such instruments of transfer or assignment in the form presented to it, in each case without recourse, representation or warranty, as shall be necessary to vest title (to the extent that such title was transferred to the Trustee or the Depositor) in the related Seller or its designee to any Deleted Mortgage Loan (including any property acquired in respect thereof or any insurance policy proceeds relating thereto) substituted for pursuant to this Section 2.3.

If (x) a Mortgage Loan is to be repurchased or replaced as contemplated above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans (“Crossed Mortgage Loans”) and (z) the applicable document defect or breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to such other Crossed Mortgage Loans (without regard to this paragraph), then the applicable document defect or breach (as the case may be) shall be deemed to constitute a Material Document Defect or Material Breach (as the case may be) as to each such other Crossed Mortgage Loan for purposes of the above provisions, and the related Seller shall be obligated to repurchase or replace each such other Crossed Mortgage Loan in accordance with the provisions above unless, in the case of such breach or document defect, (A) the Seller provides a Nondisqualification Opinion to the Trustee at the expense of the Seller and (B) both of the following conditions would be satisfied if the related Seller were to repurchase or replace only those Mortgage Loans as to which a Material Breach or Material Document Defect had occurred without regard to this paragraph (the “Affected Loan(s)”):  (i) the Debt Service Coverage Ratio for all such Crossed Mortgage Loans (excluding the Affected Loan(s)) for the four (4) calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (A) 0.10x below the debt service coverage ratio for all such Crossed Mortgage Loans (including the Affected Loan(s)) set forth in Appendix I to the Prospectus Supplement and (B) the Debt Service Coverage Ratio for all such Crossed Mortgage Loans (including the Affected Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, and (ii) the Loan-to-Value Ratio for all such Crossed Mortgage Loans (excluding the Affected Loan(s)) is not greater than the greater of (A) the loan-to-value ratio, expressed as a whole number (taken to one decimal place), for all such Crossed Mortgage Loans (including the Affected Loan(s)) set forth in Appendix I to the Prospectus Supplement plus 10% and (B) the Loan-to-Value Ratio for all such Crossed Mortgage Loans (including the Affected Loan(s)), at the time of repurchase or replacement.  The determination of the Master Servicer as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error.  The Master Servicer will be entitled to cause to be delivered, or direct the related Seller to (in which case the related Seller shall be required under the related Mortgage Loan Purchase Agreement to) cause to be delivered to the Master Servicer, an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (ii) above has been satisfied, in each case at the expense of the related Seller if the scope and cost of the Appraisal is approved by the related Seller (such approval not to be unreasonably withheld).

With respect to any Defective Mortgage Loan, to the extent that the applicable Seller is required to repurchase or substitute for such Defective Mortgage Loan (each, a “Repurchased Loan”) in the manner prescribed above while the Custodian (on the Trustee’s behalf) continues to hold any Crossed Mortgage Loan, the applicable Seller and the Depositor have agreed in the related Mortgage Loan Purchase Agreement to forbear from enforcing any remedies against the other’s Primary Collateral but each is permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing Mortgage Loans still held by the Trustee or the Custodian, so long as such exercise does not impair the ability of the other party to exercise its remedies against its Primary Collateral.  If the exercise of remedies by one party would impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Mortgage Loan or Mortgage Loans held by such party, then both parties have agreed to forbear from exercising such remedies until the loan documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the applicable Mortgage Loan Purchase Agreement to remove the threat of impairment as a result of the exercise of remedies.  Any reserve or other cash collateral or letters of credit securing the Crossed Mortgage Loans shall be allocated between such Mortgage Loans in accordance with the Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.  All other terms of the Mortgage Loans shall remain in full force and effect, without any modification thereof.  The Mortgagors set forth on Schedule VI hereto are intended third-party beneficiaries of the provisions set forth in this paragraph and the preceding paragraph.  The provisions of this paragraph and the preceding paragraph may not be modified with respect to any Mortgage Loan without the related Mortgagor’s consent.

Any of the following document defects shall be conclusively presumed materially and adversely to affect the interests of Certificateholders in a Mortgage Loan and be a Material Document Defect:  (A) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face (if such absence results from the related Seller’s failure to deliver such item); (B) the absence from the Mortgage File of the original signed Mortgage (or with respect to any Non-Serviced Mortgage Loan, a copy thereof) that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage by the local authority with which the Mortgage was recorded (if such absence results from the related Seller’s failure to deliver such item); (C) the absence from the Mortgage File of the item called for by paragraph (viii) of the definition of “Mortgage File” (or with respect to any Non-Serviced Mortgage Loan, a copy thereof) (if such absence results from the related Seller’s failure to deliver such item); (D) the absence from the Mortgage File of the original or a copy of any letter of credit in effect as of the Closing Date (if such absence results from the related Seller’s failure to deliver such item); or (E) the absence from the Mortgage File of a copy of the item specified in paragraph (x) of the definition of “Mortgage File” (if such absence results from the related Seller’s failure to deliver such item) if the related Mortgage Loan is secured only by the related ground lease.  If any party hereto notifies the Trustee of the occurrence of any of the foregoing Material Document Defects, the Trustee (or as set forth in this Section 2.3(a), the Master Servicer) shall take the steps described elsewhere in this Section 2.3(a), including the giving of notices to the related Seller, the Rating Agencies (subject to Section 5.7), the parties hereto and, to the extent any Material Document Defect relates to a Serviced Pari Passu Mortgage Loan, the holder of the related Serviced Companion Loan, and the Master Servicer shall make demand upon the related Seller for the cure of the document defect or repurchase or replacement of the related Mortgage Loan.

If the related Seller disputes that a Material Document Defect or Material Breach exists with respect to a Mortgage Loan or otherwise refuses (i) to effect a correction or cure of such Material Document Defect or Material Breach, (ii) to repurchase the affected Mortgage Loan from the Trust or (iii) to replace such Mortgage Loan with a Qualifying Substitute Mortgage Loan, each in accordance with the related Mortgage Loan Purchase Agreement, then provided that (x) the period of time provided for the related Seller to correct, repurchase or cure has expired and (y) the Mortgage Loan is then in default and is then a Specially Serviced Mortgage Loan, the Special Servicer may, subject to the Servicing Standard, modify, workout or foreclose, sell or otherwise liquidate (or permit the liquidation of) the Mortgage Loan pursuant to Section 9.5, Section 9.12, Section 9.15, Section 9.17 and Section 10.3 and the terms and conditions of any related Intercreditor Agreement, as applicable, while pursuing the repurchase claim.  The related Seller has acknowledged and agreed under the related Mortgage Loan Purchase Agreement that any modification of the Mortgage Loan pursuant to a workout shall not constitute a defense to any repurchase claim nor shall such modification and workout change the Purchase Price due from the related Seller for any repurchase claim.  In the event of any such modification and workout, the related Seller has agreed under the related Mortgage Loan Purchase Agreement to repurchase the Mortgage Loan as modified and that the Purchase Price shall include any Workout Fee paid to the Special Servicer up to the date of repurchase plus the present value (calculated at the applicable Calculation Rate) of the Workout Fee that would have been payable to the Special Servicer in respect of such Mortgage Loan if the Mortgage Loan performed in accordance with its terms to its Maturity Date, provided that no amount shall be paid by the related Seller in respect of any Workout Fee if a Liquidation Fee already comprises (or will comprise) a portion of the Purchase Price or if the related Mortgagor has already paid such fee.  The related Seller shall be notified promptly and in writing by the Special Servicer of any offer that it receives to purchase the applicable Mortgage Loan or REO Property, each in connection with such liquidation.  Any sale of the related Mortgage Loan, or foreclosure upon such Mortgage Loan and sale of the related REO Property, to a Person other than the related Seller shall be without (i) recourse of any kind (either expressed or implied) by such Person against the related Seller and (ii) representation or warranty of any kind (either expressed or implied) by the related Seller to or for the benefit of such Person.

The fact that a Material Document Defect or Material Breach is not discovered until after the completion of foreclosure (but in all instances prior to the sale of the related REO Property) shall not prejudice any claim against the Seller for repurchase of the REO Property (or the Trust’s interest therein).  In such an event, the Master Servicer shall notify the related Seller of the discovery of the Material Document Defect or Material Breach and the related Seller shall have ninety (90) days to correct or cure such Material Document Defect or Material Breach or purchase the REO Property (or the Trust’s interest therein) at the Purchase Price.  If the related Seller fails to correct or cure the Material Document Defect or Material Breach or purchase the REO Property, then the provisions above regarding notice of offers related to such REO Property shall apply.  After a final liquidation of the Mortgage Loan or REO Property, if a court of competent jurisdiction issues a final order after the expiration of any applicable appeal period that the related Seller is or was obligated to repurchase the related Mortgage Loan or REO Property (a “Final Judicial Determination”) or the related Seller otherwise accepts liability, then, but in no event later than the termination of the Trust pursuant to Section 11.1, the related Seller will be obligated to pay to the Trust the difference between any Liquidation Proceeds received upon such liquidation (including those arising from any sale to the related Seller) and the Purchase Price.

In any month in which the related Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Master Servicer will determine the amount (if any) by which the aggregate Stated Principal Balance of all such Qualifying Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (in each case after application of scheduled principal portion of the monthly payments received in the month of substitution).  The Depositor shall cause the related Seller to deposit the amount of such shortage into the Collection Account in the month of substitution, without any reimbursement thereof.  In addition, the Depositor shall cause the related Seller to deposit into the Collection Account, together with such shortage, if any, an amount equal to interest on the Deleted Mortgage Loans at a rate equal to the sum of the applicable Mortgage Rate from the Due Date as to which interest was last paid up to the Due Date next succeeding such substitution together with the amount of unreimbursed Servicing Advances, amounts required to be paid to the Special Servicer but remaining unpaid or unreimbursed, and interest on unreimbursed Advances with respect to such Deleted Mortgage Loans at the Advance Rate.  The Depositor shall cause the related Seller, in the case of the Mortgage Loans, to give notice in writing (accompanied by an Officer’s Certificate as to the calculation of such shortage) to the Trustee, the Custodian, the Certificate Administrator and the Master Servicer of such event which notice shall be accompanied by an Officer’s Certificate as to the calculation of such shortfall.

If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired.  Any such purchase of a Mortgage Loan shall be on a whole loan, servicing released basis.

Notwithstanding the foregoing, if there is a breach of the representations and warranties set forth in paragraph 30 or paragraph 32 in Exhibit 2 to any Mortgage Loan Purchase Agreement, and as a result the payments by a Mortgagor of reasonable costs and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due-on-sale” or “due-on-encumbrance” clause or the defeasance of a Mortgage Loan are insufficient such that the Trust incurs an Additional Trust Expense in an amount equal to such reasonable costs and expenses not paid by such Mortgagor, the related Seller has agreed to reimburse the Trust within ninety (90) days of the receipt of notice of such breach in an amount sufficient to avoid such Additional Trust Expense.  With respect to any Joint Mortgage Loan, the applicable Seller’s obligation shall be such Seller’s pro rata share based on such Seller’s percentage interest as of the date of the applicable Mortgage Loan Purchase Agreement in such Joint Mortgage Loan.  The parties hereto acknowledge that such reimbursement shall be the only obligation of the related Seller with respect to the breach discussed in the second preceding sentence.

If a Mortgage Loan or REO Property is repurchased or replaced by a Seller as contemplated by this Section 2.3, the Master Servicer shall provide prompt electronic notice to the Certificate Administrator (who shall promptly post such notice on the Certificate

Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post such notice on the 17g-5 Information Provider’s Website pursuant to Section 5.7).

With respect to any Joint Mortgage Loan, the obligations of each of the applicable Sellers to repurchase or substitute with respect to a Material Document Defect or Material Breach with respect to the related Mortgage Loan shall be limited to a repurchase or substitution with respect to the Mortgage Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement.  With respect to any Joint Mortgage Loan, any cure by either of the applicable Sellers with respect to the Mortgage Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Document Defect or Material Breach with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Sellers with respect to such Joint Mortgage Loan.

(b)           In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.3, the Trustee, the Custodian, the Master Servicer and the Special Servicer shall each tender to the related Seller, after delivery to each of them of a receipt executed by such Seller, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the related Seller or its designee in the same manner, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which documents were previously assigned to the Trustee, but in any event, without recourse, representation or warranty; provided that such tender by the Trustee and the Custodian shall be conditioned upon its receipt from the Master Servicer of a Request for Release.  The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.3, and the Trustee shall execute and deliver any powers of attorney substantially in the form of Exhibit O-1 (or such other form as mutually agreed to by the Trustee and the Master Servicer) necessary to permit the Master Servicer to do so.  The Master Servicer shall, and is also hereby authorized and empowered by the Trustee to, reconvey to the related Seller any deposits then held in an Escrow Account relating to the Mortgage Loan being repurchased or substituted for.  The Master Servicer shall indemnify the Trustee for all costs, liabilities and expenses (including attorneys’ fees) incurred by the Trustee in connection with any negligent or intentional misuse of any such powers of attorney by the Master Servicer.

(c)           The Mortgage Loan Purchase Agreements provide the sole remedies available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Material Document Defect or Material Breach.  The parties hereunder understand that (i) MSMCH, as Seller under Mortgage Loan Purchase Agreement II, will be providing the remedies with respect to the MSMCH Loans, (ii) BANA, as Seller under Mortgage Loan Purchase Agreement I, will be providing the remedies with respect to the BANA Loans, and (iii) CIBC, as Seller under Mortgage Loan Purchase Agreement III, will be providing the remedies with respect to the CIBC Loans.

(d)           The Master Servicer or the Special Servicer may enforce the provisions of this Section 2.3.

(e)           If the Depositor, the Master Servicer or the Special Servicer (each a “Repurchase Request Recipient”):  (1) receives notice of a Demand; or (2) receives notice of a withdrawal of a Demand by the Person making such Demand, then such party shall give written notice thereof to the applicable Seller and the other parties hereto within ten (10) Business Days from the date of receipt of such notice.  Each notice required by this Section 2.3(e) (a “Rule 15Ga-1 Notice”) shall include:  (i) the date the Demand was delivered to the Repurchase Request Recipient or was withdrawn by the Person making such Demand, as the case may be; (ii) the identity of the related Mortgage Loan and the identity of the Person making such Demand; (iii) the breach of representation or warranty or document deficiency asserted by the Person making the Demand, to the extent known to the Repurchase Request Recipient; and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Demand.  Each Rule 15Ga-1 Notice may be delivered by electronic means.  A Repurchase Request Recipient shall not be required to provide any information under this Section 2.3(e) if and to the extent that such information is protected by either the attorney-client privilege or the attorney work product doctrines.  Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice is provided only to assist the Depositor, the related Seller and their respective Affiliates in complying with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and/or any other law or regulation, and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient, and (B) no information provided pursuant to this Section 2.3(e) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice

If the Trustee, Custodian or the Certificate Administrator receives a Demand, then such party shall promptly (but in no event later than ten (10) calendar days following receipt by the Certificate Administrator, Custodian or the Trustee, as the case may be) forward such Demand to the Master Servicer, if relating to a Mortgage Loan that is not a Specially Serviced Mortgage Loan or REO Mortgage Loan, or to the Special Servicer, if relating to a Specially Serviced Mortgage Loan or an REO Mortgage Loan, and shall include the following statement in the related correspondence:  “This is a “Demand” under Section 2.3 of the Pooling and Servicing Agreement relating to the MSBAM 2013-C10 Commercial Mortgage Pass-Through Certificates requiring action by you as the “Repurchase Request Recipient” thereunder”.  Upon receipt of a Demand by the Master Servicer or Special Servicer, as applicable, pursuant to the prior sentence, such party shall be deemed a Repurchase Request Recipient in respect of such Demand, and such party shall comply with the procedures set forth in the prior paragraph of this Section 2.3(e) with respect to such Demand.  None of the Trustee, the Custodian or the Certificate Administrator shall accept any oral Demands, and each of the Trustee, the Custodian and the Certificate Administrator shall direct any Person making a Demand to submit it in writing to the Certificate Administrator (who will then act in accordance with the first sentence of this paragraph).  Any Demand to the Certificate Administrator must be submitted in writing or by email to mmgrepurchases@wellsfargo.com (or such other email address as the Certificate Administrator shall designate from time to time) with a subject line of “Repurchase Request - MSBAM 2013-C10”.

Section 2.4     Representations and Warranties.  The Depositor hereby represents and warrants to the Master Servicer, the Special Servicer, the Trust Advisor, the

Trustee (in its capacity as Trustee of the Trust), Custodian and the Certificate Administrator as of the Closing Date that:

(a)           The Depositor is a corporation duly organized, validly existing and in good standing under the laws governing its creation and existence and has full corporate power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

(b)           The execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties; (ii) the certificate of incorporation or bylaws of the Depositor; or (iii) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound; neither the Depositor nor any of its Affiliates is a party to, bound by, or in breach of or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or to the best knowledge of the Depositor may in the future materially and adversely affect (i) the ability of the Depositor to perform its obligations under this Agreement or (ii) the business, operations, financial condition, properties or assets of the Depositor;

(c)           The execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(d)           This Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, receivership, liquidation and other similar laws affecting creditors’ rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and to matters of public policy with respect to indemnification or contribution as to violations of securities laws;

(e)           There are no actions, suits or proceedings pending or, to the best of the Depositor’s knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect its ability to perform its obligations under this Agreement; and

(f)           Immediately prior to the consummation of the transactions contemplated in this Agreement, the Depositor had good title to and was the sole owner of each Mortgage Loan free and clear of any and all adverse claims, charges or security interests (including liens arising under the federal tax laws or the Employee Retirement Income Security Act of 1974, as amended).

Section 2.5     Conveyance of Interests.  Effective as of the Closing Date, the Depositor does hereby transfer, assign, set over, deposit with and otherwise convey to the Trustee, without recourse, in trust, all the right, title and interest of the Depositor in and to (i) the assets of REMIC I in exchange for the REMIC I Interests, (ii) the REMIC I Regular Interests in exchange for the REMIC II Interests, (iii) the REMIC II Regular Interests in exchange for the REMIC III Interests, (iv) the EC REMIC III Regular Interests in exchange for the Exchangeable Certificates, (v) the Swap REMIC III Regular Interests and each Swap Fixed Rate Account, Swap Floating Rate Account and Swap Agreement in exchange for the Swap Certificates and (vi) the right to receive Excess Interest in exchange for the Class J Grantor Trust Interest.  The Trustee acknowledges such assignment and on the Closing Date, and in exchange therefor, the Certificate Registrar, on behalf of the Trustee, has executed and the Authenticating Agent, on behalf of the Trustee, has authenticated and delivered to or upon the order of the Depositor the Regular Certificates, Exchangeable Certificates, Swap Certificates, Class J Certificates and Class R Certificates in authorized denominations, in each case registered in the name set forth in such order or as so directed in this Agreement.

The Certificate Administrator acknowledges that it has executed each Swap Agreement.

Section 2.6     Certain Matters Relating to Non-Serviced Mortgage Loans.

(a)           Notwithstanding anything to the contrary in this Agreement, with respect to each Mortgage Loan that is a Non-Serviced Mortgage Loan (other than The Mall at Tuttle Crossing Mortgage Loan), each of the document delivery requirements set forth herein will be satisfied by the delivery by the applicable Seller of copies of each such document specified herein (other than the Mortgage Note (and all intervening endorsements) evidencing the Mortgage Loan, with respect to which the originals shall be required); provided, the document delivery requirements for the Assignment of Mortgage, any assignment of Assignment of Leases and any UCC-3 financing statement set forth herein will be satisfied by the delivery by the applicable Seller of copies of such documents made in favor of the trustee of the Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

(b)           Promptly following the Closing Date (or, with respect to The Mall at Tuttle Crossing Mortgage Loan, The Mall at Tuttle Crossing Companion Loan Securitization Date), the Trustee shall send written notice with respect to each Non-Serviced Mortgage Loan, if any, to each of the respective master servicer, special servicer and trustee for the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement at their respective notice addresses as provided to the Trustee in writing and, to the extent it has been provided with such information, the other holders of the related Non-Serviced Companion Loans, each stating that, among other things, the Trustee is the holder of the related Non-Serviced Mortgage Loan as of such date.

ARTICLE III
THE CERTIFICATES

Section 3.1     The Certificates.

(a)           The Certificates shall be in substantially the forms set forth in the Exhibits attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may in the reasonable judgment of the Trustee or the Depositor be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange on which any of the Certificates may be listed, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

Each Class of Exchangeable Certificates and Swap Certificates shall be issued on the Closing Date with the respective Aggregate Certificate Balance set forth for such Class in the Preliminary Statement hereto.

The Definitive Certificates shall be printed, typewritten, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which any of the Certificates may be listed, all as determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)           The Class X-A Certificates will be issuable in denominations of $100,000 initial Notional Amount and in any whole dollar denomination in excess thereof.  The Registered Certificates (other than the Class X-A Certificates) will be issuable in denominations of $10,000 initial Certificate Balance and in any whole dollar denomination in excess thereof.  The Non-Registered Certificates will be issuable in denominations of $100,000 initial Certificate Balance and in any whole dollar denomination in excess thereof.  The Class R Certificates will be issued in minimum Percentage Interests of 10% and integral multiples of 1% in excess thereof.

(c)           Each Certificate shall, on original issue, be executed by the Certificate Registrar and authenticated by the Authenticating Agent upon the order of the Depositor.  No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein, executed by an authorized officer of the Authenticating Agent by manual signature, and such certification upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.  All Certificates shall be dated the date of their authentication.  At any time and from time to time after the execution and delivery of this Agreement, the Depositor may deliver Certificates to the Authenticating Agent for authentication and the Authenticating Agent shall authenticate and deliver such Certificates only as provided for in this Agreement.  If additional Certificates need to be prepared at any time subsequent to the Closing Date, the Depositor shall prepare, or cause to be prepared, deliver, or cause to be delivered, at the Depositor’s expense, any such additional Certificates.  With respect to the REMIC III Regular Certificates, Exchangeable Certificates and

Swap Certificates that are issued in book-entry form, on the Closing Date, the Authenticating Agent upon the order of the Depositor shall authenticate Book-Entry Certificates that are issued to a Clearing Agency or its nominee as provided in Section 3.7 against payment of the purchase price thereof.  With respect to the Non-Registered Certificates that are issued in definitive form, on the Closing Date, the Authenticating Agent upon the order of the Depositor shall authenticate Definitive Certificates that are issued to the registered holder thereof against payment of the purchase price thereof.

Section 3.2     Registration.  The Certificate Administrator shall be the initial Certificate Registrar in respect of the Certificates and the Certificate Registrar shall maintain books for the registration and for the transfer of Certificates (the “Certificate Register”).  The Certificate Registrar may resign or be discharged or removed by the Certificate Administrator or the Certificateholders, and a new successor may be appointed, in accordance with the procedures and requirements set forth in Sections 7.6 and 7.7 hereof with respect to the resignation, discharge or removal of the Certificate Administrator and the appointment of a successor Certificate Administrator.  The Certificate Registrar may appoint, by a written instrument delivered to the Holders and the Trustee, any trust company to act as co-registrar under such conditions as the Certificate Registrar may prescribe; provided that the Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment.

Section 3.3     Transfer and Exchange of Certificates.

(a)           A Certificate may be transferred by the Holder thereof only upon presentation and surrender of such Certificate at the Corporate Trust Office, duly endorsed or accompanied by a written instrument of transfer duly executed by such Holder or such Holder’s duly authorized attorney in such form as shall be satisfactory to the Certificate Registrar.  Upon the transfer of any Certificate in accordance with the preceding sentence, and subject to the restrictions set forth in the other subsections of this Section 3.3, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver to the transferee, one or more new Certificates of the same Class and evidencing, in the aggregate, the same aggregate initial Certificate Balance, initial Notional Amount or Percentage Interest, as the case may be, as the Certificate being transferred.  No service charge shall be made to a Certificateholder for any registration of transfer of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any registration or transfer of Certificates.  The Certificate Registrar may decline to accept any request for a registration of transfer of any Certificate during the period beginning five (5) calendar days prior to any Distribution Date.

(b)           A Certificate may be exchanged by the Holder thereof for any number of new Certificates of the same Class, in authorized denominations, representing in the aggregate the same initial Certificate Balance, initial Notional Amount or Percentage Interest, as the case may be, as the Certificate surrendered, upon surrender of the Certificate to be exchanged at the offices of the Certificate Registrar duly endorsed or accompanied by a written instrument of exchange duly executed by such Holder or such Holder’s duly authorized attorney in such form as is satisfactory to the Certificate Registrar.  Certificates delivered upon any such exchange will evidence the same obligations, and will be entitled to the same rights and privileges, as the Certificates surrendered.  No service charge shall be made to a Certificateholder for any exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any exchange of Certificates.  Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate, date and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(c)           No transfer, sale, pledge or other disposition of any Non-Registered Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Non-Registered Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 hereto and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A hereto or as Exhibit D-2B hereto; or (ii) an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such opinion of counsel is based (which opinion of counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No transfer of a Class R Certificate may be made in book-entry form or otherwise to a Person that is not a Qualified Institutional Buyer, and any certificate and/or opinion of counsel delivered pursuant to the preceding sentence must reflect that the Transferee of a Class R Certificate is a Qualified Institutional Buyer.  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to this Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner desiring to effect a transfer of Non-Registered Certificates or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to this Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

(d)           No transfer of a Class R Certificate or other Non-Investment Grade Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to Title I of ERISA or Section 4975 of the Code or any applicable federal, state or local law

(“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan, unless:  (i) except in the case of a Class R Certificate, the purchase and holding of such Certificate or interest therein qualifies for the exemptive relief available under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60; or (ii) in the case of a Non-Investment Grade Certificate (other than a Class R Certificate) held as a Definitive Certificate, the prospective Transferee provides the Certificate Registrar with a certification of facts and an Opinion of Counsel which establish to the satisfaction of the Certificate Registrar that such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject any party to this Agreement to any obligation in addition to those undertaken in this Agreement.  Each Person who acquires any Class R Certificate or other Non-Investment Grade Certificate as a Definitive Certificate (unless it shall have acquired such Certificate from the Depositor or an Affiliate thereof or unless, in the case of a Non-Investment Grade Certificate (other than a Class R Certificate), it shall have delivered to the Certificate Registrar the certification of facts and Opinion of Counsel referred to in clause (ii) of the preceding sentence) shall be required to deliver to the Certificate Registrar a certification in the form of Exhibit D-2A or Exhibit D-2B hereto that includes a certification to the effect that:  (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) that, except in the case of a Class R Certificate, the purchase and holding of such Certificate or interest therein by such Person qualifies for the exemptive relief available under Sections I and III of PTCE 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.  Each Person who acquires a Class A-3FL or Class A-3FX Certificate shall be deemed to have represented by the purchase or holding of such Certificate that either (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the acquisition and holding of such Certificate is eligible for the exemptive relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23 or a similar exemption under Similar Law.

(e)           Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (F) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Registrar under clause (G) below to negotiate the terms of any mandatory sale and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale.  The rights of such person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

(A)           (1) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Permitted Transferee and a United States Tax Person other than a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or, may be owned pursuant to the applicable partnership agreement) directly or indirectly (other than through a U.S. corporation) by any person that is not a United States Tax Person, and shall promptly notify the

Certificate Registrar of any change or impending change in its status as a Permitted Transferee and (2) each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Qualified Institutional Buyer and shall promptly notify the Certificate Registrar of any change or impending change in its status as a Qualified Institutional Buyer.

(B)           In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit and agreement substantially in the form attached hereto as Exhibit E-1 (a “Transferee Affidavit and Agreement”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is a Qualified Institutional Buyer, that it is not acquiring its Ownership Interest in the Class R Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Class R Certificate, it will endeavor to remain a Permitted Transferee, that it is a United States Tax Person other than a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or, may be owned pursuant to the applicable partnership agreement) directly or indirectly (other than through a U.S. corporation) by any person that is not a United States Tax Person, that if such Transferee is a partnership, trust or disregarded entity for U.S. federal income tax purposes, then each Person that may be allocated income from a Class R Certificate is a United States Tax Person, that it is not a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty, of any United States Tax Person, that it has historically paid its debts as they have come due and will continue to do so in the future, that it understands that its tax liability with respect to the Class R Certificates may exceed cash flows thereon and it intends to pay such taxes as they come due, that it will not cause income with respect to the Class R Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty, of such proposed Transferee or any other United States Tax Person, that it will provide the Certificate Registrar with all information necessary to determine that the applicable paragraphs of Section 13 of such Transferee Affidavit and Agreement are true or that Section 13 is not applicable, and that it has reviewed the provisions of this Section 3.3(e) and agrees to be bound by them.

(C)           Notwithstanding the delivery of a Transferee Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee or is not a United States Tax Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected.

(D)           Each Person holding or acquiring an Ownership Interest in a Class R Certificate shall agree (1) to require a Transferee Affidavit and Agreement from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit E-2 stating, among other things that (x) it has conducted a reasonable investigation of the financial condition of the proposed Transferee and, as a result of the investigation, the Transferor determines that the proposed Transferee had historically paid its debts as they came due and found no significant evidence that the proposed Transferee will not continue to pay its debts as they come due in the future and, (y) it has no actual knowledge that such prospective Transferee is not a Permitted Transferee, is not a United States Tax Person or a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or, may be owned pursuant to the applicable partnership agreement) directly or indirectly (other than through a U.S. corporation) by any person that is not a United States Tax Person, is a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty, of any United States Tax Person or is a Person with respect to which income on the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty.

(E)           Each Person holding or acquiring an Ownership Interest in a Class R Certificate that is a “pass-through interest holder” within the meaning of temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) or is holding an Ownership Interest in a Class R Certificate on behalf of a “pass-through interest holder”, by purchasing an Ownership Interest in such Certificate, agrees to give the Certificate Registrar written notice of its status as such immediately upon holding or acquiring such Ownership Interest in a Class R Certificate.

(F)           If any purported Transferee shall become a Holder of a Class R Certificate in violation of the provisions of this Section 3.3(e) or if any Holder of a Class R Certificate shall lose its status as a Permitted Transferee or a United States Tax Person, then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of this Section 3.3(e) shall be restored, to the extent permitted by law, to all rights and obligations as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate.  None of the Trustee, the Custodian, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Registrar or the Certificate Administrator shall be under any liability to any Person for any registration of Transfer of a Class R Certificate that is in fact not permitted by this Section 3.3(e) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(G)           If any purported Transferee shall become a Holder of a Class R Certificate in violation of the restrictions in this Section 3.3(e), or if any Holder of a Class R Certificate shall lose its status as a Permitted Transferee or a United States Tax Person, and to the extent that the retroactive restoration of the rights and obligations of the prior Holder of such Class R Certificate as set forth in clause (F) above shall be invalid, illegal or unenforceable, then the Certificate Registrar shall have the right, without notice to the Holder or any prior Holder of such Class R Certificate, but not the obligation, to sell or cause to be sold such Class R Certificate to a purchaser selected by the Certificate Registrar on such terms as the Certificate Registrar may choose.  Such noncomplying Holder shall promptly endorse and deliver such Class R Certificate in accordance with the instructions of the Certificate Registrar.  Such purchaser may be the Certificate Registrar itself or any Affiliate of the Certificate Registrar.  The proceeds of such sale, net of the commissions (which may include commissions payable to the Certificate Registrar or its Affiliates), expenses and taxes due, if any, will be remitted by the Certificate Registrar to such noncomplying Holder.  The terms and conditions of any sale under this clause (G) shall be determined in the sole discretion of the Certificate Registrar, and the Certificate Registrar shall not be liable to any Person having an Ownership Interest in a Class R Certificate as a result of its exercise of such discretion.

The Certificate Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions, all information in its possession necessary to compute any tax imposed (i) as a result of the Transfer of an Ownership Interest in a Class R Certificate to any Person who is not a Permitted Transferee, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Class R Certificate and (ii) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Class R Certificate having as among its record holders at any time any Person which is not a Permitted Transferee.  The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Master Servicer and the Certificate Administrator for providing such information.

The provisions of this Section 3.3(e) may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Master Servicer and the Depositor, an Opinion of Counsel (subject to Section 5.7, a copy of which shall be provided to each Rating Agency), in form and substance satisfactory to the Trustee, the Certificate Registrar and the Depositor, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to (A) cease to qualify as a REMIC or (B) be subject to an entity-level tax caused by the Transfer of any Class R Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a tax caused by the Transfer of a Class R Certificate to a Person which is not a Permitted Transferee.

(f)           None of the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Certificate Administrator, the Custodian or the Certificate Registrar shall have any liability to the Trust arising from a transfer of any Certificate in reliance upon a certification, ruling or opinion of counsel described in this Section 3.3; provided, that the Certificate Registrar shall not register the transfer of a Class R Certificate if it has actual knowledge that the proposed transferee does not meet the qualifications of a permitted Holder of a Class R Certificate as set forth in Section 3.3(e); provided, further, that the Certificate Registrar shall not register the transfer of a Class R Certificate if it shall have received notice that the Transferor has determined, as a result of the investigation under Section 3.3(e)(D), that the proposed Transferee has not paid its debts as they came due or that it will not pay its debts as they come due in the future.  The Certificate Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer or exchange of Certificates or any interest therein imposed under this Article III or under applicable law other than to require delivery of the certifications and/or opinions described in this Article III; provided, that the

Certificate Registrar shall not register the transfer of a Class R Certificate if it has actual knowledge that the proposed transferee does not meet the qualifications of a permitted Holder of a Class R Certificate as set forth in Section 3.3(e).  The Certificate Registrar shall have no liability for transfers (including without limitation transfers made through the book-entry facilities of the Depository or between or among Participants or Certificate Owners) made in violation of applicable restrictions, provided that the Certificate Registrar has satisfied its duties expressly set forth in Sections 3.3(c), 3.3(d) and 3.3(e).

(g)           All Certificates surrendered for transfer and exchange shall be physically cancelled by the Certificate Registrar, and the Certificate Registrar shall hold such cancelled Certificates in accordance with its standard procedures.

(h)           The Certificate Registrar shall provide the Master Servicer, the Special Servicer and the Depositor, upon written request, with an updated copy of the Certificate Register within a reasonable period of time following receipt of such request.

(i)            Unless and until it is exchanged in whole for the individual Certificates represented thereby, a Global Certificate representing all of the Certificates of a Class may not be transferred, except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Clearing Agency or a nominee of such successor Clearing Agency, and no such transfer to any such other Person may be registered; provided that this subsection (i) shall not prohibit any transfer of a Certificate of a Class that is issued in exchange for a Global Certificate of the same Class pursuant to Section 3.9 below.  Nothing in this subsection (i) shall prohibit or render ineffective any transfer of a beneficial interest in a Global Certificate effected in accordance with the other provisions of this Section 3.3.

Section 3.4     Mutilated, Destroyed, Lost or Stolen Certificates.  If (A) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (B) except in the case of a mutilated Certificate so surrendered, there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust.  In connection with the issuance of any new Certificate under this Section 3.4, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith.  Any replacement Certificate issued pursuant to this Section 3.4 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 3.5     Persons Deemed Owners.  Prior to presentation of a Certificate for registration of transfer, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Trust Advisor, the Certificate Administrator and any agent of any such party, may treat the Person in whose name any Certificate is registered as of the related Record Date as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and no such party (nor any agent thereof) shall be affected by any notice to the contrary.

Section 3.6     Access to List of Certificateholders’ Names and Addresses.

(a)           If any three (3) or more Certifying Certificateholders or any party to this Agreement (i) request in writing from the Certificate Registrar a list of the names and addresses of Certificateholders and (ii) in the case of a request by Certificateholders, state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, at no cost to such requesting party, afford such Certificateholders or applicable party to this Agreement, as applicable, access during normal business hours to a current list of the Certificateholders or, if requested, shall provide such list electronically to the applicable requesting party; provided, that the Certificate Registrar shall not be required to determine the identity of any Certificate Owner of any Book-Entry Certificate.  Every Certificateholder, by receiving and holding a Certificate, agrees that none of the Certificate Registrar or any other party to this Agreement shall be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

(b)           Upon the written request of any Certifying Certificateholder that (i) states that such Certificateholder desires the Certificate Registrar to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact and (ii) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Registrar shall deliver such Special Notice to the Certificate Administrator, who shall make a copy of such Special Notice available electronically on the Certificate Administrator’s Website pursuant to Section 5.4.  The costs and expenses of the Certificate Registrar associated with delivering any such Special Notice shall be borne by the party or parties requesting delivery of such Special Notice.  Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 3.7     Book-Entry Certificates.

(a)           The REMIC III Regular Certificates, Exchangeable Certificates and Swap Certificates (exclusive of any Non-Registered Certificates that are sold in the United States to Institutional Accredited Investors that are not Qualified Institutional Buyers), in the case of each Class thereof, upon original issuance, shall be issued in the form of one or more Global Certificates representing the Book-Entry Certificates of such Class, to be delivered to the Certificate Registrar, as custodian for the Depository, the initial Clearing Agency, by, or on behalf of, the Depositor, provided, that any Non-Registered Certificates sold to Institutional Accredited Investors that are not Qualified Institutional Buyers, together with the Class R Certificates, will be issued as Definitive Certificates.  The Global Certificates shall initially be registered on the Certificate Register in the name of Cede & Co., the nominee of the Depository, as the initial Clearing Agency, and no Certificate Owner will receive a Definitive Certificate representing such Certificate Owner’s interest in the Global Certificates, except as provided in Section 3.9.  With respect to those Classes of Certificates issued as Global Certificates, unless and until Definitive Certificates have been issued to the related Certificate Owners pursuant to Section 3.9:

(i)             the provisions of this Section 3.7 shall be in full force and effect with respect to each such Class;

(ii)            the Depositor, the Master Servicer, the Certificate Administrator, the Certificate Registrar, the Custodian and the Trustee may deal with the Clearing Agency for all purposes (including the making of distributions on the Certificates) as the authorized representative of the Certificate Owners;

(iii)           to the extent that the provisions of this Section 3.7 conflict with any other provisions of this Agreement, the provisions of this Section 3.7 shall control with respect to each such Class; and

(iv)           the rights of the Certificate Owners of each such Class shall be exercised only through the Clearing Agency and the applicable Participants and shall be limited to those established by law and agreements between such Certificate Owners and the Clearing Agency and/or the Participants.  Pursuant to the Depository Agreement, unless and until Certificates are issued pursuant to Section 3.9, the initial Clearing Agency will make book-entry transfers among the Participants and receive and transmit distributions of principal and interest on the related Certificates to such Participants.

(b)          For purposes of any provision of this Agreement requiring or permitting actions with the consent of, or at the direction of, Holders of the Certificates evidencing a specified percentage of the aggregate unpaid principal amount of Certificates, such direction or consent may be given by the Clearing Agency at the direction of Certificate Owners owning Certificates evidencing the requisite percentage of principal amount of Certificates.  The Clearing Agency may take conflicting actions with respect to the Certificates to the extent that such actions are taken on behalf of the Certificate Owners.

(c)          The Certificates of each Class of Non-Registered Certificates (other than the Class R Certificates) initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Registrar, as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.  The Non-Registered Certificates initially sold to Institutional Accredited Investors that are not Qualified Institutional Buyers, together with the Class R Certificates, shall be represented by Definitive Certificates for such Class.  The Non-Registered Certificates evidenced by any Rule 144A Global Certificate or Definitive Certificate shall be subject to certain restrictions on transfer as set forth in Section 3.3 hereof and shall bear legend(s) regarding such restrictions described herein.

(d)          The Certificates of each Class of Non-Registered Certificates (other than the Class R Certificates) initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Temporary Global Certificate for such Class, which shall be deposited with the Certificate Registrar, as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.  Not earlier than the Release Date, beneficial interests in any Regulation S Temporary Global Certificate shall be exchangeable for beneficial interests in the Regulation S Permanent Global Certificate for such Class.  Beneficial interests in any Regulation S Temporary Global Certificate may be held only through Euroclear Bank or Clearstream Bank; provided, that such interests may be exchanged for interests in the Rule 144A Global Certificate for such Class in accordance with the certification requirements described in Section 3.7(f).  The Regulation S Permanent Global Certificates shall be deposited with the Certificate Registrar, as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

On or prior to the Release Date and on or prior to any Distribution Date occurring prior to the Release Date, each Certificate Owner of a Regulation S Temporary Global Certificate that holds a beneficial interest therein on the Release Date or on any such Distribution Date, as the case may be, must deliver to Euroclear Bank or Clearstream Bank (as applicable) a Regulation S Certificate; provided, that any Certificate Owner that holds a beneficial interest in a Regulation S Temporary Global Certificate on the Release Date or on any such Distribution Date that has previously delivered a Regulation S Certificate to Euroclear Bank or Clearstream Bank with respect to its interest therein does not need to deliver any subsequent Regulation S Certificate (unless the certificate previously delivered is no longer true as of such subsequent date, and such Certificate Owner must promptly notify Euroclear Bank or Clearstream Bank, as applicable, thereof).  Euroclear Bank or Clearstream Bank, as applicable, shall be required to promptly deliver to the Certificate Registrar a certificate substantially in the form of Exhibit H hereto to the effect that it has received the requisite Regulation S Certificates for each such Class, and no Certificate Owner (or transferee from any such Certificate Owner) shall be entitled to receive an interest in the Regulation S Permanent Global Certificate for such Class or any payment or principal or interest with respect to its interest in such Regulation S Temporary Global Certificate prior to the Certificate Registrar receiving such certification from Euroclear Bank or Clearstream Bank with respect to the portion of the Regulation S Temporary Global Certificate owned by such Certificate Owner (and, with respect to an interest in the applicable Regulation S Permanent Global Certificate, prior to the Release Date).  After the Release Date, distributions due with respect to any beneficial interest in a Regulation S Temporary Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the related Regulation S Permanent Global Certificate is improperly withheld or refused.  No interest in a Regulation S Global Certificate may be held by or transferred to a U.S. Person (as defined in Regulation S) except for exchanges for a beneficial interest in the Rule 144A Global Certificate for such Class as set forth in Section 3.7(f).

(e)           Except in the limited circumstances described below in Section 3.9, owners of beneficial interests in Global Certificates shall not be entitled to receive physical delivery of Definitive Certificates.  The Certificates are not issuable in bearer form.  Upon the issuance of each Global Certificate, the Depository or its custodian shall credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of Persons who have accounts with such Depository.  Such accounts initially shall be designated by or on behalf of the Underwriters and the Initial Purchasers.  Ownership of beneficial interests in a Global Certificate shall be limited to

Customers or Persons who hold interests directly or indirectly through Customers.  Ownership of beneficial interests in the Global Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Depository or its nominee (with respect to interests of Customers) and the records of Customers (with respect to interests of Persons other than Customers).

So long as the Depository, or its nominee, is the registered holder of a Global Certificate, the Depository or such nominee, as the case may be, shall be considered the sole owner and holder of the Certificates represented by such Global Certificate for all purposes under this Agreement and the Certificates, including, without limitation, obtaining consents and waivers thereunder, and the Trustee, the Custodian, the Certificate Administrator and the Certificate Registrar shall not be affected by any notice to the contrary.  Except under the circumstance described in Section 3.9, owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Definitive Certificates in certificated form and shall not be considered the owners or holders of the Global Certificate (or any Certificates represented thereby) under this Agreement or the Certificates.  In addition, no Certificate Owner of an interest in a Global Certificate shall be able to transfer that interest except in accordance with the Depository’s applicable procedures (in addition to those under this Agreement and, if applicable, those of Euroclear Bank and Clearstream Bank).

(f)           Any holder of an interest in a Regulation S Global Certificate shall have the right, upon prior written notice to the Certificate Registrar, Euroclear Bank or Clearstream Bank, as applicable, and the Depository, in the form of an Exchange Certification (substantially in the form of Exhibit G attached hereto), to exchange all or a portion of such interest (in authorized denominations as set forth in Section 3.1(b)) for an equivalent interest in the Rule 144A Global Certificate for such Class in connection with a transfer of its interest therein to a transferee that is eligible to hold an interest in such Rule 144A Global Certificate as set forth herein; provided that no Exchange Certification shall be required if any such exchange occurs after the Release Date.  Any holder of an interest in the Rule 144A Global Certificate shall have the right, upon prior written notice to the Certificate Registrar, the Depository and Euroclear Bank or Clearstream Bank, as applicable, in the form of an Exchange Certification (substantially in the form of Exhibit G attached hereto), to exchange all or a portion of such interest (in authorized denominations as set forth in Section 3.1(b)) for an equivalent interest in the Regulation S Global Certificate for such Class in connection with a transfer of its interest therein to a transferee that is eligible to hold an interest in such Regulation S Global Certificate as set forth herein; provided, that if such exchange occurs prior to the Release Date, the transferee shall acquire an interest in a Regulation S Temporary Global Certificate only and shall be subject to all of the restrictions associated therewith described in Section 3.7(d).  Following receipt of any Exchange Certification or request for transfer, as applicable, by the Certificate Registrar:  (i) the Certificate Registrar shall endorse the schedule to any Global Certificate representing the Certificate or Certificates being exchanged to reduce the stated principal amount of such Global Certificate by the denominations of the Certificate or Certificates for which such exchange is to be made, and (ii) the Certificate Registrar shall endorse the schedule to any Global Certificate representing the Certificate or Certificates for which such exchange is to be made to increase the stated principal amount of such Global Certificate by the denominations of the Certificate or

Certificates being exchanged therefor.  The form of the Exchange Certification shall be available from the Certificate Registrar.

(g)           If a Holder of a Definitive Certificate wishes at any time to exchange such Definitive Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer such Definitive Certificate to a Person who is entitled to take delivery thereof in the form of an interest in the Rule 144A Global Certificate of the same Class, such Holder may, subject to the rules and procedures of the Depository, cause the exchange of such Definitive Certificate for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class; provided that such Holder shall pay all reasonable costs and expenses associated therewith.  Upon receipt by the Certificate Registrar, as registrar, at its Corporate Trust Office, of (1) such Definitive Certificate, duly endorsed as provided herein, (2) instructions from such Holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Rule 144A Global Certificate equal to the Certificate Balance of the Definitive Certificate to be exchanged or transferred, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, and (3) a certificate in the form of Exhibit D-3 hereto, then the Certificate Registrar, as registrar, shall cancel or cause the cancellation of such Definitive Certificate and shall instruct the Depository to increase, or cause to be increased, the Certificate Balance of the applicable Rule 144A Global Certificate by the aggregate Certificate Balance of the Definitive Certificate to be exchanged or transferred and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Rule 144A Global Certificate equal to the Certificate Balance of the Definitive Certificate so canceled.

Section 3.8     Notices to Clearing Agency.  Whenever notice or other communication to the Certificateholders is required under this Agreement, unless and until Definitive Certificates shall have been issued to the related Certificateholders pursuant to Section 3.9, the Certificate Administrator shall give all such notices and communications specified herein to be given to Holders of the Book-Entry Certificates to the Clearing Agency which shall give such notices and communications to the related Participants in accordance with its applicable rules, regulations and procedures.

Section 3.9     Definitive Certificates.

(a)           Definitive Certificates will be issued to the owners of beneficial interests in a Global Certificate or their nominees if (i) the Clearing Agency notifies the Depositor and the Certificate Registrar in writing that the Clearing Agency is unwilling or unable to continue as depositary for such Global Certificate and a qualifying successor depositary is not appointed by the Depositor within ninety (90) days thereof or (ii) the Trustee has instituted or caused to be instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under this Agreement and under such Global Certificate and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or advisable for the Trustee or its custodian to obtain possession of such Global Certificate; provided, that under no circumstances will Definitive Certificates be issued to Certificate Owners of the Regulation S Temporary Global Certificate.  Upon notice of the occurrence of any of the events described in the preceding sentence, the Certificate Registrar shall notify the Clearing Agency and request the Clearing Agency to notify all Certificate Owners, through the applicable

Participants, of the occurrence of the event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.  Upon surrender to the Certificate Registrar of the Global Certificates by the Clearing Agency, accompanied by registration instructions from the Clearing Agency for registration, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates.  None of the Depositor, the Trustee, the Custodian, the Certificate Administrator or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.  Upon the issuance of Definitive Certificates, all references herein to obligations imposed upon or to be performed by the Clearing Agency shall be deemed to be imposed upon and performed by the Certificate Registrar, to the extent applicable with respect to such Definitive Certificates, and the Certificate Registrar and the Trustee and the Certificate Administrator shall recognize the Holders of Definitive Certificates as Certificateholders hereunder.

(b)           If any Certificate Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Definitive Certificate, subject to the restrictions on the transfer of such Definitive Certificate in Section 3.3.  No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 3.3 applicable to transfers of Definitive Certificates.  Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

(c)           Distributions of principal and interest on the Definitive Certificates shall be made by the Certificate Administrator directly to holders of Definitive Certificates in accordance with the procedures set forth in this Agreement.

Section 3.10     Exchanges of Exchangeable Certificates.

(a)           On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates.  Each Class of Exchangeable Certificates shall be issued on the Closing Date with the respective Aggregate Certificate Balance set forth in the Preliminary Statement hereto.

(b)           At the request of the Holder of Class A-S, Class B and Class C Certificates in the Exchange Proportion, and upon the surrender of such Exchangeable Certificates, the Certificate Administrator, on behalf of the Trustee, shall exchange such Exchangeable Certificates for Class PST Certificates with an original Aggregate Certificate Balance equal to the original Aggregate Certificate Balance of the Class A-S, Class B and Class C Certificates exchanged therefor.  At the request of the Holder of Class PST Certificates, and upon the surrender of such Exchangeable Certificates, the Certificate Administrator, on behalf of the Trustee, shall exchange such Exchangeable Certificates for Class A-S, Class B and Class C Certificates in the Exchange Proportion and with an original Aggregate Certificate Balance equal to the original Aggregate Certificate Balance of the Class PST Certificates exchanged therefor.  No service charge (other than administrative fees charged by the Depository) shall be payable by a Certificateholder in connection with any exchange of Certificates pursuant to this Section 3.10.  There shall be no limitation on the number of exchanges authorized pursuant to this Section 3.10; provided, that (i) each of the Class A-S, Class B and Class C Certificates exchanged (whether surrendered or received) in such exchange shall have denominations no smaller than the minimum denominations set forth in Section 3.1 and (ii) exchanges pursuant to this Section 3.10 shall not be permitted after the Certificate Balance of the Class A-S REMIC III Regular Interest (and therefore the Aggregate Certificate Balance of the Class A-S Certificates and the Class PST Component A-S Principal Amount of the Class PST Component A-S) has been reduced to zero or if any Class of Exchangeable Certificates is no longer maintained as a Book-Entry Certificate.   In addition, the Depositor shall have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the Certificate Administrator on the Closing Date.

(c)           [Reserved].

(d)          In connection with any exchange of Exchangeable Certificates, the Certificate Registrar shall reduce the outstanding Aggregate Certificate Balance of such Class or Classes of Exchangeable Certificates surrendered by the applicable Holder on the Certificate Register and shall increase the outstanding Aggregate Certificate Balance of the related Class or Classes of Exchangeable Certificates received by such Holder in such exchange on the Certificate Register and the Certificate Registrar or the Certificate Administrator, as applicable, shall give appropriate instructions to the Depository and make appropriate notations on the Registered Global Certificate for each Class of Exchangeable Certificates to reflect such reductions and increases.

(e)           In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall notify the Certificate Administrator in writing or by e-mail to cts.cmbs.bond.admin@wellsfargo.com (with a subject line referencing “MSBAM 2013-C10” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”).  The Exchange Date may be any Business Day other than the first or last Business Day of the month.  The notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of each Exchangeable Certificate to be exchanged and each Exchangeable Certificate to be received; the outstanding Certificate Balance and the initial Certificate Balance of the Exchangeable Certificates to be exchanged, the Certificateholder’s DTC participant number; and the proposed Exchange Date.  The Certificateholder and the Certificate Administrator shall utilize the “deposit and withdrawal system” at the Depository to effect such exchange of the applicable Exchangeable Certificates. A notice shall become irrevocable on the second Business Day before the proposed Exchange Date.  Exchangeable Certificates shall be exchangeable on the books of the Depository for the corresponding Exchangeable Certificates on and after the Closing Date, by notice to the Certificate Administrator substantially in the form of Exhibit Q.

(f)           The Certificate Administrator shall make the first distribution on an Exchangeable  Certificate received by a Certificateholder in any exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificate and Distribution Date.  If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on any Certificates surrendered in the exchange shall be so made to the Certificateholder of record as of the applicable Record Date for such Certificates and such Distribution Date.  Neither the Certificate Administrator nor the Depositor will have any obligation to ensure the availability in the market of the applicable Certificates to accomplish any exchange.

Section 3.11     Exchange of Swap Exchangeable Floating Rate Certificates for Swap Exchangeable Fixed Rate Certificates With the Same Swap Corresponding REMIC Regular Interest.

(a)          Each Certificateholder or Certificate Owner of an interest in each Class of Swap Exchangeable Floating Rate Certificates, upon written request made to the Certificate Administrator and the Certificate Registrar in the manner set forth in clause (iv) below, shall be entitled to exchange its interest in such Class for an interest in the Class of Swap Exchangeable Fixed Rate Certificates with the same Swap Corresponding REMIC Regular Interest as such Class of Swap Exchangeable Floating Rate Certificates and represented by a Rule 144A Global Certificate, a Regulation S Global Certificate or a Definitive Certificate having the same Certificate Balance as the interest being exchanged; provided that the following conditions are satisfied:

(i)            such exchange is for a Certificate Balance of not less than $5,000,000 and in integral multiples of $1 in excess thereof;

(ii)           the Certificateholder or Certificate Owner desiring to effect such exchange delivers to the Certificate Administrator and the Certificate Registrar (A) the written consent (which such consent may be given or withheld at such party’s sole discretion; without limiting the generality of the foregoing, each of the Depositor and the Swap Counterparty under the Swap Corresponding Agreement may require, as a condition to its consent, that such Certificateholder or Certificate Owner pay any costs associated with its review of the proposed exchange, including without limitation the fees and expenses of its counsel) of such Swap Counterparty and the Depositor with respect to such exchange and (B) the written agreement of such Certificateholder or Certificate Owner and such Swap Counterparty that all amounts to be paid by any such party to another in respect of such exchange have been paid;

(iii)           such Certificateholder or Certificate Owner complies with all of the requirements set forth in Section 3.3 of this Agreement for transfers of interests from a Rule 144A Global Certificate, a Regulation S Global Certificate or a Definitive Certificate that apply to such exchange (had such exchange been a Transfer of interests in the same Class of Certificates) (including delivery to the Trustee and the Certificate Registrar of such certifications, orders and instructions required thereunder for the particular Transfer);

(iv)          such Certificateholder or Certificate Owner provides the Depositor, Certificate Administrator, Certificate Registrar, the Swap Counterparty under the Swap Corresponding Agreement and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 5.7 of this Agreement), a notice of exchange substantially in the form attached hereto as Exhibit R (the “Swap Exchange Notice”), in each case by electronic mail and indicating such Certificateholder’s or Certificate Owner’s intent to conduct an exchange, in compliance with the requirements set forth herein; and

(v)           if the aggregate initial Certificate Balance of such Class of Swap Exchangeable Floating Rate Certificates would be less than or equal to $25,000,000 immediately following such contemplated exchange, such Certificateholder or Certificate Owner delivers evidence satisfactory to the Depositor and the Certificate Administrator that 100% of the Holders of such Class have consented to such contemplated exchange.

(b)          The proposed effective date of the exchange (the “Swap Exchange Date”) is subject to the Certificate Registrar’s approval and may only take place on any Business Day other than the first or last business day of the month, but no later than 12:00 noon (New York City time) on the Record Date in the month immediately preceding the month in which the Certificateholder or Beneficial Owner intends to receive the first distribution after giving effect to such exchange.  The Swap Exchange Notice must be delivered to the Certificate Administrator and the Certificate Registrar at least 3 Business Days prior to the proposed Swap Exchange Date and must carry a medallion stamp guarantee.  Such notice shall also include the written consent of the Swap Counterparty under the Swap Corresponding Agreement for the relevant Class of Exchangeable Swap Floating Rate Certificates and the written agreement of such Swap Counterparty and the Certificateholder or Certificate Owner required pursuant to Section 3.11(a)(ii).  After receiving such notice and agreement, as applicable, the Certificate Administrator shall send by electronic mail to the Certificateholder or Certificate Owner wire payment instructions relating to the Swap Exchange Fee (as defined below).  A Swap Exchange Notice shall become irrevocable on the 2nd Business Day before the proposed Swap Exchange Date.  Notwithstanding anything to the contrary herein, in connection with each exchange, a fee of $5,000 (the “Swap Exchange Fee”) shall be payable by the Certificateholder or Certificate Owner requesting such exchange to the Certificate Administrator by no later than the applicable Swap Exchange Date and as a condition to the consummation of such exchange.  Within 5 Business Days of the consummation of such exchange, the Certificate Registrar shall provide notice of such exchange to the Trustee, the Depositor, the Master Servicer and the Special Servicer (with copies of any supporting documentation).

(c)          Upon satisfaction of the conditions set forth in Sections 3.11(a) and 3.11(b), the Certificate Registrar shall:  (i)(A) if the interest in the Swap Exchangeable Floating Rate Certificate being surrendered in the exchange is a Book-Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), reduce the denomination of such Certificate being exchanged and make a corresponding notation to that effect on such Certificate or (B) if the interest in the Swap Exchangeable Floating Rate Certificate being surrendered in the exchange is in the form of a Definitive Certificate, cancel such Definitive Certificate and cause a new Definitive Certificate in the amount of any remaining denomination to be executed, authenticated and delivered in accordance with this Agreement to the related Certificateholder, and (ii)(A) if the interest in the Swap Exchangeable Fixed Rate Certificate being acquired in the exchange is a Book-Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), increase the denomination of such Certificate being exchanged and make a corresponding notation to that effect on such Certificate or (B) if the interest in the Swap Exchangeable Fixed Rate Certificate being acquired in the exchange is in the form of a Definitive Certificate, cause a Definitive Certificate of such Class, in a denomination equal to the denomination of the Swap Exchangeable Floating Rate Certificates being exchanged therefor, to be executed, authenticated and the Certificate Administrator shall make the first distribution on a Certificate that was received pursuant to an exchange on the Distribution Date in the month following the Swap Exchange Date.

(d)           In no event shall the Trustee, the Certificate Administrator, the Certificate Registrar, any other party hereto or the Trust Fund be required to pay any amount to any Person in connection with any exchange proposed or consummated under this Section.

ARTICLE IV
ADVANCES

Advances shall be made as provided herein by the Master Servicer and, if the Master Servicer does not make such Advances, by the Trustee except to the extent that the Master Servicer or the Trustee, as applicable, determines in accordance with Section 4.4 below, that any such Advance would be a Nonrecoverable Advance.

Section 4.1     P&I Advances by Master Servicer.

(a)           On or prior to the Advance Report Date, the Master Servicer shall notify the Trustee and the Certificate Administrator if the P&I Advance Amount for such Distribution Date is greater than zero (provided that such notice shall be deemed given if the Master Servicer complies with its obligations under Section 8.11(a) or Section 8.11(d)(v)), and the Master Servicer shall make a P&I Advance in respect of each applicable Mortgage Loan of such amount no later than the Master Servicer Remittance Date.  It is understood that the obligation of the Master Servicer to make such P&I Advances is mandatory and shall apply through any court appointed stay period or similar payment delay resulting from any insolvency of the Mortgagor or related bankruptcy, notwithstanding any other provision of this Agreement.  Notwithstanding the foregoing, the Master Servicer shall not be required to make such P&I Advance if the Master Servicer determines, in accordance with Section 4.4 below, that any such P&I Advance would be a Nonrecoverable Advance and shall not make such P&I Advance if such P&I Advance if made would be a Nonrecoverable Advance as determined by the Special Servicer in accordance with the Servicing Standard, in which event the Special Servicer shall promptly direct the Master Servicer not to make such P&I Advance; provided that the Special Servicer has no obligation to make such determination.  Such determination shall be conclusive and binding on the Trustee and the Certificateholders.  The Special Servicer shall not make P&I Advances under this Agreement.  If the Master Servicer fails to make a P&I Advance that it is required to make under this Section 4.1, it shall promptly notify the Trustee and the Certificate Administrator of such failure.

(b)           If the Master Servicer determines that there is a P&I Advance Amount for a Distribution Date, the Master Servicer shall on the related Master Servicer Remittance Date either (A) deposit in the Collection Account an amount equal to the P&I Advance Amount or (B) utilize funds in the Collection Account being held for future distributions or withdrawals to make such Advance.  Any funds being held in the Collection Account for future distribution or withdrawal and so used shall be replaced by the Master Servicer from its own funds by deposit in the Collection Account on or before any future Master Servicer Remittance Date to the extent that funds in the Collection Account on such Master Servicer Remittance Date shall be less than payments to the Certificate Administrator or other Persons required to be made on such date.

(c)           In no event shall the Master Servicer be obligated to make a P&I Advance with respect to a B Note or a Serviced Companion Loan.

(d)           In no event shall the Master Servicer be obligated to make a P&I Advance with respect to any Mortgage Loan if the sum of all outstanding P&I Advances in respect of such Mortgage Loan (together with Advance Interest) is equal to or greater than the Stated Principal Balance plus all overdue amounts on such Mortgage Loan.

Section 4.1A     P&I Advances with Respect to Non-Serviced Mortgage Loans and Serviced Pari Passu Mortgage Loans.  With respect to the Non-Serviced Mortgage Loans and Serviced Pari Passu Mortgage Loans (the “P&I Pari Passu Loans”), the Master Servicer shall make its determination that a P&I Advance previously made on any P&I Pari Passu Loan is a Nonrecoverable Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance with respect to such P&I Pari Passu Loan in accordance with Section 4.1 independently of any determination made by any Other Master Servicer under the related Other Companion Loan Pooling and Servicing Agreement in respect of any P&I Pari Passu Loan following deposit of the Non-Serviced Companion Loans or Serviced Companion Loans into a commercial mortgage securitization trust, and the Other Master Servicer shall make its own determination that it has made a P&I Advance that is a Nonrecoverable Advance (both as defined in the related Other Companion Loan Pooling and Servicing Agreement) or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance (both as defined in the related Other Companion Loan Pooling and Servicing Agreement) with respect to the Non-Serviced Companion Loans or Serviced Companion Loans, as applicable, in accordance with the related Other Companion Loan Pooling and Servicing Agreement.  No determination by either the Master Servicer or the Other Master Servicer that any such P&I Advance is nonrecoverable shall be binding on the Other Master Servicer or the Master Servicer, as applicable, the Certificateholders or the holders of any securities relating to the Non-Serviced Companion Loans or Serviced Companion Loans, as applicable.

The Master Servicer shall not be required to make a P&I Advance with respect to any P&I Pari Passu Loan after its receipt of notice from the related Other Master Servicer that it has determined that it has made a P&I Advance that is a Nonrecoverable Advance on the Non-Serviced Companion Loans or Serviced Companion Loans, as applicable, or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance pursuant to the relevant Other Companion Loan Pooling and Servicing Agreement.  If the Master Servicer determines that a P&I Advance would be (if made), or any outstanding P&I Advance previously made is, a Nonrecoverable Advance, the Master Servicer shall provide the Other Master Servicer written notice of such determination.  If the Master Servicer receives written notice by the Other Master Servicer that it has determined, with respect to any Mortgage Loan, that any proposed future P&I Advance would be, or any outstanding P&I Advance is, a Nonrecoverable Advance, the Master Servicer shall use reasonable efforts to consult on a non-binding basis with the Other Master Servicer regarding the circumstances with respect to such Mortgage Loan.  Any determination that a P&I Advance would be a Nonrecoverable Advance with respect to any Non-Serviced Mortgage Loan by the Master Servicer or any Other Master Servicer may, in all cases, be relied on by the Trustee and the Master Servicer.  If the Master Servicer or the Trustee does not receive notice of an Appraisal Reduction with respect to any Non-Serviced Mortgage Loan, the Master Servicer or the Trustee, as applicable, shall not be obligated to proportionately reduce the amount of any P&I Advance required to be made by it, except to the extent an Appraisal Reduction is applied as described in the last sentence of the definition of “Appraisal Reduction.”

Following a securitization of a Serviced Companion Loan, the Master Servicer shall be required to deliver to the related Other Master Servicer the following information:  (i) any loan related information (in the form received), including without limitation CREFC® Reports relating to the related Serviced Pari Passu Mortgage Loan, applicable to a determination that an Advance is or would be a Nonrecoverable Advance, within one (1) Business Day of the Master Servicer’s receipt thereof, (ii) notice of any Servicing Advance it, the Special Servicer or the Trustee makes with respect to the related Serviced Pari Passu Mortgage Loan within one (1) Business Day of the making of such Advance and (iii) notice of any determination that any Servicing Advance is a Nonrecoverable Advance within one (1) Business Day thereof.

Section 4.2     Servicing Advances.  The Master Servicer and, if the Master Servicer does not, the Trustee to the extent the Trustee receives written notice from the Certificate Administrator that such Advance has not been made by the Master Servicer, shall make Servicing Advances to the extent provided in this Agreement, except to the extent that the Master Servicer or the Trustee as applicable, determines in accordance with Section 4.4 below, that any such Advance would be a Nonrecoverable Advance and, subject to the last sentence of this paragraph, except to the extent the Special Servicer determines in accordance with the Servicing Standard and Section 4.4 that such Advance, if made, would be a Nonrecoverable Advance, in which event the Special Servicer shall promptly direct the Master Servicer not to make such Advance; provided that the Special Servicer has no obligation to make such determination.  Such determination by the Master Servicer or the Special Servicer shall be conclusive and binding on the Trustee and the Certificateholders and, in the case of any B Note, the holder of the related B Note and, in the case of any Serviced Pari Passu Mortgage Loan, the holder of the related Serviced Companion Loan.  The Special Servicer shall not be required to make Servicing Advances under this Agreement but may make such Servicing Advances (on an emergency basis) at its option in which event the Master Servicer shall reimburse the Special Servicer for such Servicing Advance (together with Advance Interest) promptly (but no later than five (5) days) following receipt of a statement therefor.  Promptly after discovering that the Master Servicer has failed to make a Servicing Advance that the Master Servicer is required to make hereunder, the Certificate Administrator shall promptly notify the Trustee (if the Certificate Administrator is not also the Trustee) in writing of the failure by the Master Servicer to make such Servicing Advance.  The Master Servicer may make Servicing Advances in its own discretion if it determines that making such Servicing Advance is in the best interest of the Certificateholders, as a collective whole (and, in the case of any A/B Whole Loan, in the best interest of the holder of the related B Note and the Trust as a collective whole and, in the case of any Loan Pair, in the best interest of the holder of the related Serviced Companion Loan and the Trust as a collective whole), even if the Master Servicer or the Special Servicer has determined, in accordance with Section 4.4 below, that any such Advance would be a Nonrecoverable Advance.

The applicable Non-Serviced Mortgage Loan Master Servicer is obligated to make Servicing Advances pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement with respect to any Non-Serviced Mortgage Loan, and the Master Servicer shall have no obligation or authority to make Servicing Advances with respect to such Mortgage Loan.

Section 4.3     Advances by the Trustee.

(a)           To the extent that the Master Servicer fails to make a P&I Advance with respect to a Mortgage Loan by the Master Servicer Remittance Date (other than a P&I Advance that the Master Servicer or the Special Servicer determines is a Nonrecoverable Advance), the Trustee shall make such P&I Advance with respect to such Mortgage Loan to the extent the Trustee receives written notice from the Certificate Administrator not later than 10:00 a.m. (New York City time) on the Distribution Date that such Advance has not been made by the Master Servicer on the Master Servicer Remittance Date unless the Trustee determines (in its good faith business judgment) that such P&I Advance, if made, would be a Nonrecoverable Advance.  The Certificate Administrator shall notify (i) the Trustee (if the Certificate Administrator is not also the Trustee) in writing as soon as practicable, but not later than 10:00 a.m. (New York City time) on the Distribution Date if the Master Servicer has failed to make a P&I Advance and (ii) the Master Servicer in writing as soon as practicable, but not later than 5:00 p.m. (New York City time) on the Master Servicer Remittance Date, if it has not received a P&I Advance with respect to any Mortgage Loan set forth in the Master Servicer Remittance Report provided to the Certificate Administrator on the related Advance Report Date; provided, the failure of the Certificate Administrator to provide any such notice within such timeframe shall not diminish in any respect the obligation of the Master Servicer or the Trustee, as applicable, to make such P&I Advance.

(b)           To the extent that the Master Servicer fails to make a Servicing Advance by the date such Servicing Advance is required to be made (other than a Servicing Advance that the Master Servicer determines is a Nonrecoverable Advance), and a Responsible Officer of the Trustee receives actual notice thereof, the Trustee shall make such Servicing Advance promptly, but in any event, not later than five (5) Business Days after notice thereof in accordance with Section 4.2, unless the Trustee determines (in its good faith business judgment) that such Servicing Advance, if made, would be a Nonrecoverable Advance.

(c)           In no event shall the Trustee be obligated to make a P&I Advance with respect to a B Note or a Serviced Companion Loan or any Servicing Advance with respect to a Non-Serviced Mortgage Loan.

Section 4.4     Evidence of Nonrecoverability.

(a)           If the Master Servicer or the Special Servicer determines at any time, in its sole discretion, exercised in good faith, that any Advance previously made (or Unliquidated Advance in respect thereof) constitutes, or any proposed Advance, if made, would constitute, a Nonrecoverable Advance, such determination shall be evidenced by an Officer’s Certificate delivered to the other such party, the Trustee, the Depositor, the Certificate Administrator, the 17g-5 Information Provider, the Trust Advisor (other than during any Subordinate Control Period), the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the holder of the related B Note or Serviced Companion Loan (if the Advance relates to an A/B Whole Loan or a Loan Pair, as applicable) by the Business Day prior to the Distribution Date.  Such Officer’s Certificate shall set forth the reasons for such determination of nonrecoverability, together with, to the extent such information, report or document is in the Master Servicer’s or Special Servicer’s possession, and, if such information, reports or documents are used by the Master Servicer or the Special Servicer, as applicable, to determine that any P&I Advance or Servicing Advance, as applicable, would be a Nonrecoverable Advance, any related financial information such as related income and expense statements, rent rolls, occupancy status, property inspections and any Appraisals performed within the last twelve (12) months on the Mortgaged Property, any engineers’ reports, environmental surveys, internal final valuations or other information relevant thereto which support such determination.  If the Trustee determines at any time that any Advance previously made by the Trustee constitutes, or any proposed Advance, if made by the Trustee, would constitute, a Nonrecoverable Advance, such determination shall be evidenced by an Officer’s Certificate of a Responsible Officer of the Trustee delivered to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider, the holder of any related B Note or Serviced Companion Loan (if the Advance relates to an A/B Whole Loan or a Loan Pair, as applicable), the Trust Advisor (other than during any Subordinate Control Period) and the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), stating the reasons for such determination.  In making any nonrecoverability determination as set forth above, the relevant party shall be entitled (i) to consider (among other things) the obligations of the Mortgagor under the terms of the Mortgage Loan as it may have been modified, (ii) to consider (among other things) the related Mortgaged Properties in their “as is” or then-current conditions and occupancies as they actually are or may be modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties and/or (iii) to estimate and consider, consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer (among other things), future expenses and/or the timing of recovery to such party.  In addition, any Person, in considering whether any proposed P&I Advance or Servicing Advance would be a Nonrecoverable Advance, shall be entitled to give due regard to the existence of any Nonrecoverable Advance (including any related Advance Interest) or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans, A/B Whole Loans or Loan Pairs which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer, the Special Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan, A/B Whole Loan or Loan Pair are a source of recovery not only for the Advance under consideration, but also as a potential source of recovery of such

Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed.  Furthermore, the relevant party may, consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer, update or change its nonrecoverability determinations at any time in accordance with the terms hereof and may, consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer, obtain from the Special Servicer any analysis, appraisals or other information in the possession of the Special Servicer for such purposes.

(b)           The Trustee shall not be required to make an Advance that the Master Servicer or the Special Servicer (or with respect to a Mortgage Loan included in a Loan Pair or any Non-Serviced Mortgage Loan, the related Other Master Servicer) has previously determined to be a Nonrecoverable Advance.  Notwithstanding any other provision of this Agreement, none of the Master Servicer, the Special Servicer or the Trustee shall be obligated to, nor shall it, make any Advance or make any payment that is designated in this Agreement to be an Advance, if it determines, with regard to the Trustee, in its good faith business judgment or, with respect to the Master Servicer or Special Servicer, in accordance with the Servicing Standard that such Advance or such payment (including interest accrued thereon at the Advance Rate) would be a Nonrecoverable Advance.  Absent bad faith, the Master Servicer’s and Special Servicer’s determinations in accordance with the above provisions shall be conclusive and binding on the Trustee, the Certificate Administrator and the Certificateholders and may be relied on by the Trustee and each other.  The Master Servicer or the Special Servicer, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances and Servicing Advances as outstanding Advances for purposes of nonrecoverability determinations as if such Unliquidated Advance were a P&I Advance or Servicing Advance, as applicable.

(c)           Any Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Trustee or Non-Serviced Mortgage Loan Fiscal Agent, as applicable, shall be entitled to reimbursement for Pari Passu Loan Nonrecoverable Advances pursuant to and to the extent set forth in the related Non-Serviced Mortgage Loan Intercreditor Agreement (with, in each case, any accrued and unpaid interest thereon provided for under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement) in the manner set forth in Section 5.2.

Section 4.5     Interest on Advances; Calculation of Outstanding Advances with Respect to a Mortgage Loan.  Any unreimbursed Advance funded from the Master Servicer’s, the Special Servicer’s or the Trustee’s own funds shall accrue interest, compounded annually, at a per annum rate equal to the Advance Rate, from and including the date such Advance was made to but not including the date on which such Advance has been reimbursed; provided that neither the Master Servicer nor any other party shall be entitled to interest accrued on the amount of any P&I Advance with respect to any Mortgage Loan for the period commencing on the date of such P&I Advance and ending on the day on which the grace period applicable to the related Mortgagor’s obligation to make the related Scheduled Payment expires pursuant to the related Mortgage Loan documents.  All Late Collections on any Non-Serviced Mortgage Loan in respect of interest shall, promptly following receipt thereof, be applied by the Master Servicer to reimburse the interest component of any P&I Advance outstanding with respect to such Non-Serviced Mortgage Loan.  Any party that makes a P&I Advance with respect to any Non-Serviced Mortgage Loan shall provide to the applicable Non-Serviced Mortgage Loan Master Servicer monthly, at least two (2) Business Days prior to the next succeeding Due Date for such Non-Serviced Mortgage Loan, written notice of whether (and, if any, how much) Advance Interest will be payable on the interest component of that P&I Advance through the next succeeding related Master Servicer Remittance Date.  For purposes of determining whether a P&I Advance is outstanding, amounts collected with respect to a particular Mortgage Loan (including an REO Mortgage Loan) and treated as collections of principal or interest shall be applied first to reimburse the earliest P&I Advance, and then each succeeding P&I Advance to the extent not inconsistent with Section 4.6.  The Master Servicer shall use efforts consistent with the Servicing Standard to collect (but shall have no further obligation to collect), with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the Serviced Companion Loans that are not Specially Serviced Mortgage Loans, Penalty Charges from the Mortgagor in an amount sufficient to pay Advance Interest.  The Master Servicer shall be entitled to retain Excess Penalty Charges paid by any Mortgagor during a Collection Period with respect to any Mortgage Loan (other than the portion of such Excess Penalty Charges that relate to the period commencing after the Servicing Transfer Event in respect of a Specially Serviced Mortgage Loan, as to which the Special Servicer shall retain Excess Penalty Charges with respect to such Specially Serviced Mortgage Loan) as additional servicing compensation.  Penalty Charges shall be applied in accordance with Section 5.2(b).

Section 4.6     Reimbursement of Advances and Advance Interest.

(a)           Advances made with respect to each Mortgage Loan, Serviced Companion Loan, B Note, Specially Serviced Mortgage Loan or REO Property (including Advances later determined to be Nonrecoverable Advances) and Advance Interest thereon shall be reimbursed to the extent of the amounts identified to be applied therefor in Section 5.2.  The aggregate of the amounts available to repay Advances and Advance Interest thereon pursuant to Section 5.2 collected in any Collection Period with respect to Mortgage Loans, any Serviced Companion Loan or any B Note or Specially Serviced Mortgage Loans or REO Property shall be an “Available Advance Reimbursement Amount.”

(b)           To the extent that Advances have been made on the Mortgage Loans, any Loan Pair, any A/B Whole Loan or any REO Loans, the Available Advance Reimbursement Amount with respect to any Master Servicer Remittance Date shall be applied to reimburse (i) the Trustee for any Advances outstanding to the Trustee with respect to any of such Mortgage Loans, Loan Pairs, A/B Whole Loans and/or REO Loans, plus any Advance Interest owed to the Trustee with respect to such Advances, and then (ii) the Master Servicer and the Special Servicer for any Advances outstanding thereto with respect to any of such Mortgage Loans, Loan Pairs, A/B Whole Loans and/or REO Loans, plus any Advance Interest owed to the Master Servicer and the Special Servicer with respect to such Advances.  To the extent that any Advance Interest payable to the Master Servicer, the Special Servicer or the Trustee with respect to an Advance on a Specially Serviced Mortgage Loan or REO Loan cannot be recovered from the related Mortgagor, the amount of such Advance Interest shall be payable to the Trustee, the Special Servicer or the Master Servicer, as the case may be, from amounts on deposit in the Collection Account (or sub-account thereof) or the Distribution Account, to the extent of amounts identified to be applied therefor, pursuant to Section 5.2(a), Section 5.2(b) or Section 5.3(b)(ii).  The Master Servicer’s, the Special Servicer’s and the Trustee’s right of reimbursement under this Agreement for Advances, together with Advance Interest thereon, shall be prior to the rights of the Certificateholders (and, in the case of a Serviced Companion Loan, the holder thereof and, in the case of a B Note, the holder thereof) to receive any amounts recovered with respect to such Mortgage Loans, Serviced Companion Loans, B Notes or REO Loans.

(c)           Advance Interest will be paid to the Trustee, the Master Servicer and/or the Special Servicer (in accordance with the priorities specified in the preceding paragraph) first, in accordance with Section 5.2(b), from Penalty Charges and Allocable Modification Fees collected from the Mortgage Loans and, subject to the related Intercreditor Agreements, the Serviced Companion Loans and B Note (including REO Loans) during any particular Collection Period during which the related Advance is reimbursed, and then from Excess Liquidation Proceeds then available, prior to payment from any other amounts.  Advance Interest payable to the Master Servicer, the Special Servicer or the Trustee in respect of Servicing Advances on any Loan Pair shall be allocated to the Serviced Pari Passu Mortgage Loan and the Serviced Companion Loan on a pro rata basis based upon the respective Unpaid Principal Balances thereof.

(d)           Amounts applied to reimburse Advances shall first be applied to reduce Advance Interest thereon that was not paid from amounts specified in the preceding paragraph (c) and then to reduce the outstanding amount of such Advances.

(e)           To the extent that the Special Servicer incurs out-of-pocket expenses, in accordance with the Servicing Standard, in connection with servicing Specially Serviced Mortgage Loans, the Master Servicer shall reimburse the Special Servicer for such expenditures with interest at the Advance Rate promptly (but no later than five (5) days) after receiving an invoice and a report from the Special Servicer, subject to Section 4.4.  The Special Servicer shall not invoice the Master Servicer more than once per calendar month and shall provide an Officer’s Certificate setting forth its expenses and appropriate documentation evidencing such reimbursements.  With respect to each Collection Period, the Special Servicer shall deliver such invoice and report to the Master Servicer by the following Determination Date.  All such amounts reimbursed by the Master Servicer shall be a Servicing Advance, subject to Section 4.4.  If the Master Servicer fails to reimburse the Special Servicer hereunder or the Master Servicer determines that such Servicing Advance was or, if made, would be a Nonrecoverable Advance and the Master Servicer does not make such payment, the Special Servicer shall notify the Master Servicer and the Certificate Administrator in writing of such nonpayment and the amount payable to the Special Servicer and shall be entitled to receive reimbursement from the Trust in the same manner as the Master Servicer would have been reimbursed for the Advance with interest at the Advance Rate.  The Master Servicer, the Certificate Administrator and the Trustee shall have no obligation to verify the amount payable to the Special Servicer pursuant to this Section 4.6(e) and circumstances surrounding the notice delivered by the Special Servicer pursuant to this Section 4.6(e).

ARTICLE V
ADMINISTRATION OF THE TRUST

Section 5.1                      Collections.

(a)           On or prior to the Closing Date, the Master Servicer shall open, or cause to be opened, and shall thereafter maintain, or cause to be maintained, a separate account or accounts, which accounts must be Eligible Accounts, in the name of “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10” (the “Collection Account”).

(b)           On or prior to the date the Master Servicer shall first deposit funds in a Collection Account, the Master Servicer shall give to the Certificate Administrator and the Trustee prior written notice of the name and address of the depository institution at which such account is maintained and the account number of such account.  The Master Servicer shall take such actions as are necessary to cause the depository institution holding the Collection Account to hold such account in the name of the Master Servicer as provided in Section 5.1(a), subject to the Master Servicer’s (or its Sub-Servicer’s) right to direct payments and investments and its rights of withdrawal under this Agreement.

(c)           On the Closing Date, the Depositor shall deliver to the Master Servicer the Initial Deposit, and the Master Servicer shall deposit into the Collection Account the Initial Deposit on that date.  The Master Servicer shall deposit, or cause to be deposited, into the Collection Account on the Business Day following receipt of properly identified funds, the following amounts received by it (including amounts remitted to the Master Servicer by the Special Servicer from an REO Account pursuant to Section 9.14), other than in respect of interest and principal on the Mortgage Loans, any Serviced Companion Loan or any B Note due (or deemed due) on or before the Cut-Off Date, which shall be remitted to the related Seller:

(A)           Principal:  all payments on account of principal, including Principal Prepayments, the principal component of Scheduled Payments, and any Late Collections in respect thereof, on the Mortgage Loans, any Serviced Companion Loan and any B Note;

(B)           Interest:  all payments on account of interest on the Mortgage Loans, any Serviced Companion Loan and any B Note (minus any portion of any such payment that is allocable to the period prior to the Cut-Off Date which shall be remitted to the Depositor and excluding Interest Reserve Amounts to be deposited in the Interest Reserve Account pursuant to Section 5.3 below);

(C)           Liquidation Proceeds:  all Liquidation Proceeds with respect to the Mortgage Loans, any Serviced Companion Loan and any B Note;

(D)           Insurance Proceeds:  all Insurance Proceeds other than proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the related Mortgagor in accordance with the Servicing Standard, which proceeds shall be deposited by the Master Servicer into an Escrow Account and not deposited in the Collection Account;

(E)           Condemnation Proceeds:  all Condemnation Proceeds other than proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the related Mortgagor in accordance with the Servicing Standard, which proceeds shall be deposited by the Master Servicer into an Escrow Account and not deposited in the Collection Account;

(F)           REO Income:  all REO Income received from the Special Servicer;

(G)           Investment Losses:  any amounts required to be deposited by the Master Servicer pursuant to Section 5.1(e) in connection with losses realized on Eligible Investments with respect to funds held in the Collection Account and amounts required to be deposited by the Special Servicer pursuant to Section 9.14(b) in connection with losses realized on Eligible Investments with respect to funds held in the REO Account;

(H)           Advances:  all P&I Advances, unless made directly to the Distribution Account;

(I)           Other:  all Prepayment Premiums, Penalty Charges, Modification Fees and Assumption Fees and any and all other amounts required to be deposited in the Collection Account pursuant to this Agreement, including Purchase Proceeds of any Mortgage Loans repurchased by a Seller or substitution shortfall amounts (as set forth in the second (2nd) paragraph of Section 2.3(a)) paid by a Seller in connection with the substitution of any Qualifying Substitute Mortgage Loans, payments or recoveries in respect of Unliquidated Advances or in respect of Nonrecoverable Advances paid from principal collections on the Mortgage Loan pursuant to Section 5.2(a)(II), any Actual Recoveries of Trust Advisor Expenses, any other amounts received with respect to any Serviced Companion Loan and with respect to any B Note, and all other amounts received pursuant to the cure and purchase rights set forth in the applicable Intercreditor Agreement; and

(J)           to the extent not otherwise set forth above, all amounts received from each Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer, Non-Serviced Mortgage Loan Trustee or Non-Serviced Mortgage Loan Certificate Administrator pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement and Non-Serviced Mortgage Loan Intercreditor Agreement.

With respect to any A/B Whole Loan, the Master Servicer shall establish and maintain one or more sub-accounts of the Collection Account (each an “A/B Whole Loan Custodial Account”) into which the Master Servicer shall deposit any amounts described above that are required to be paid to the holder of the related B Note pursuant to the terms of the related Intercreditor Agreement, in each case on the same day as the deposit thereof into the Collection Account.  Any A/B Whole Loan Custodial Account shall be held in trust for the benefit of the holder of the related B Note and shall not be part of any REMIC Pool or the Grantor Trust.

With respect to any Loan Pair, the Master Servicer shall establish and maintain one or more sub-accounts of the Collection Account (each, a “Serviced Companion Loan Custodial Account”) into which the Master Servicer shall deposit any amounts described above that are required to be paid to the holder of the related Serviced Companion Loan pursuant to the terms of the related Intercreditor Agreement (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents), in each case on the same day as the deposit thereof into the Collection Account.  Each Serviced Companion Loan Custodial Account shall be held in trust for the benefit of the holder of the related Serviced Companion Loan and shall not be part of any REMIC Pool or the Grantor Trust.

Remittances from any REO Account to the Master Servicer for deposit in the Collection Account shall be made by the Special Servicer no later than the Special Servicer Remittance Date.

(d)           Reserved.

(e)           Funds in the Collection Account (including any A/B Whole Loan Custodial Accounts or Serviced Companion Loan Custodial Accounts) may be invested and, if invested, shall be invested by, and at the risk of, the Master Servicer in Eligible Investments selected by the Master Servicer which shall mature, unless payable on demand, not later than the Business Day immediately preceding the next Master Servicer Remittance Date, and any such Eligible Investment shall not be sold or disposed of prior to its maturity unless payable on demand.  All such Eligible Investments shall be made in the name of “Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 and the holder of any related Serviced Companion Loan or B Note, as their interests may appear.”  None of the Depositor, the Mortgagors, the Underwriters, the Initial Purchasers, the Sellers, the Special Servicer, the Certificate Administrator, the Trustee or the Trust Advisor shall be liable for any loss incurred on such Eligible Investments.

An amount equal to all income and gain realized from any such investment (net of any portion thereof applied to offset losses on other investments) shall be paid to the Master Servicer as additional servicing compensation and shall be subject to its withdrawal at any time from time to time.  The amount of any losses incurred in respect of any such investments shall be for the account of the Master Servicer which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Collection Account (and, solely to the extent that the loss is of an amount credited to an A/B Whole Loan Custodial Account or Serviced Companion Loan Custodial Account, deposit to the related A/B Whole Loan Custodial Account or Serviced Companion Loan Custodial Account, as the case may be) out of its own funds immediately as realized; provided that, such investment losses shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of “Eligible Account” both at the time such investment was made and as of a date not more than thirty (30) days prior to the date of such loss and (b) is not the Person that made the relevant investment.  If the Master Servicer deposits in or transfers to the Collection Account, any A/B Whole Loan Custodial Account or any Serviced Companion Loan Custodial Account, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Collection Account, such A/B Whole Loan Custodial Account or such Serviced Companion Loan Custodial Account, as the case may be, any provision herein to the contrary notwithstanding.

(f)           Except as expressly provided otherwise in this Agreement, if any default occurs in the making of a payment due under any Eligible Investment, or if a default occurs in any other performance required under any Eligible Investment, the Certificate Administrator, on behalf of the Trustee may take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings; provided that if the Master Servicer shall have deposited in the Collection Account, the related Serviced Companion Loan Custodial Account or the related A/B Whole Loan Custodial Account, as applicable, an amount equal to all amounts due under any such Eligible Investment (net of anticipated income or earnings thereon that would have been payable to the Master Servicer as additional servicing compensation) the Master Servicer shall have the sole right to enforce such payment or performance.

(g)           If a Mortgage Loan provides for payment by the Mortgagor to the Master Servicer of amounts to be used for payment of Escrow Amounts for the account of the Mortgagor, the Master Servicer shall deal with these amounts in accordance with the Servicing Standard, the terms of the related Mortgage Loans and Sections 8.3(e) and 10.3 hereof and the terms and conditions of any related Intercreditor Agreement.  Schedule VII sets forth those Mortgage Loans as to which an upfront reserve was collected at closing in an amount in excess of $75,000 with respect to specific immediate engineering work, completion of additional construction, environmental remediation or similar one-time projects (but not with respect to escrow accounts maintained for ongoing obligations, such as real estate taxes, insurance premiums, ongoing property maintenance, replacements and capital improvements or debt service).

(h)           With respect to each Swap REMIC III Regular Interest, the Certificate Administrator shall establish and maintain (i) the Swap Corresponding Floating Rate Account, in its own name on behalf of the Trustee, in trust for the benefit of (A) the Holders of the Class of Swap Floating Rate Certificates for which such Swap REMIC III Regular Interest is the Swap Corresponding REMIC Regular Interest and (B) the Swap Counterparty under the Swap Corresponding Agreement, as their interests may appear, and (ii) the Swap Corresponding Fixed Rate Account, in its own name on behalf of the Trustee, in trust for the benefit of the Holders of the Class of Swap Fixed Rate Certificates for which such Swap REMIC III Regular Interest is the Swap Corresponding REMIC Regular Interest.  In each case, such Swap Corresponding Floating Rate Account and such Swap Corresponding Fixed Rate Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account.  With respect to each Swap REMIC III Regular Interest, the Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Swap Corresponding Floating Rate Account and the Swap Corresponding Fixed Rate Account in accordance with Article VI of this Agreement.

Section 5.2     Withdrawals of Funds in the Collection Account.

(a)           Subsection (I).  The Master Servicer shall, from time to time, make withdrawals from the Collection Account (from the amounts specified for such purposes) for the following purposes (such list not to constitute an order of priority) and remit the amounts so withdrawn by wire transfer prior to 3:00 p.m. (New York City time), on the related Master Servicer Remittance Date, in immediately available funds to the account specified in this Section or otherwise (1) to such account as it shall determine from time to time, in the case of amounts payable to the Master Servicer from the Collection Account (or, insofar as they relate to a B Note, from the related A/B Whole Loan Custodial Account or, insofar as they relate to a Serviced Companion Loan, from the related Serviced Companion Loan Custodial Account) pursuant to clauses (i), (ii), (iii), (iv), (vi), (viii) and (ix) below; (2) to the account specified in writing by the Certificate Administrator from time to time, in the case of amounts payable to the Certificate Administrator, the Custodian and the Trustee from the Collection Account (and, insofar as they relate to a B Note, from the related A/B Whole Loan Custodial Account and, insofar as they relate to a Serviced Companion Loan, from the Serviced Companion Loan Custodial Account) pursuant to clauses (ii), (iii), (v), (vi), (xi), (xii) and (xiii) below; and (3) to the Special Servicer from time to time, in the case of amounts payable to the Special Servicer from the Collection Account (or, insofar as they relate to a B Note, from the related A/B Whole Loan Custodial Account or, insofar as they relate to a Serviced Companion Loan, from the related Serviced Companion Loan Custodial Account) pursuant to clauses (i), (ii), (iv), (vi), (vii) and (ix) below; and (4) to the Trust Advisor from time to time, in the case of amounts payable to the Trust Advisor from the Collection Account pursuant to clause (iv) below:

(i)             Fees:  the Master Servicer shall apply Penalty Charges and Allocable Modification Fees in accordance with Section 5.2(b), and shall pay any Excess Modification Fees, Excess Penalty Charges and Assumption Fees to the Master Servicer and/or the Special Servicer in accordance with Section 8.10 and/or Section 9.11, as applicable;

(ii)             Servicing Advances (including amounts later determined to be Nonrecoverable Advances):  (A) in the case of all Mortgage Loans, Serviced Companion Loans, B Notes and REO Mortgage Loans, subject to clause (B) below and subsection (iv) of Section 5.2(a)(II), to reimburse or pay to the Master Servicer, the Special Servicer and the Trustee pursuant to Section 4.6, (x) prior to a Final Recovery Determination or determination in accordance with Section 4.4 that any Advance is a Nonrecoverable Advance, Servicing Advances on the related Mortgage Loan, Serviced Companion Loan, REO Mortgage Loan or B Note, as applicable, from payments made by the related Mortgagor of the amounts to which a Servicing Advance relates or from REO Income from the related REO Property or from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or Purchase Proceeds and, to the extent that a Servicing Advance has been or is being reimbursed, with any related Advance Interest thereon first, from related Penalty Charges and Allocable Modification Fees in accordance with Section 5.2(b), and then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the Collection Account (including from general collections), or (y) after a Final Recovery Determination or determination that any Servicing Advance on the related Mortgage Loan, Serviced Companion Loan, REO Mortgage Loan or B Note is a Nonrecoverable Advance in accordance with Section 4.4, any Servicing Advances made on the related Mortgage Loan, related Serviced Companion Loan, related B Note or REO Property from any funds on deposit in the Collection Account (regardless of whether such amount was recovered from the applicable Mortgage Loan, Serviced Companion Loan, B Note or REO Property) and pay Advance Interest thereon first, from related Penalty Charges and Allocable Modification Fees in accordance with Section 5.2(b), then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the Collection Account (including from general collections); and (B) in the case of any Non-Serviced Mortgage Loan and from any funds on deposit in the Collection Account, to reimburse the applicable Non-Serviced Mortgage Loan Master Servicer, the applicable Non-Serviced Mortgage Loan Special Servicer and the applicable Non-Serviced Mortgage Loan Trustee for Pari Passu Loan Nonrecoverable Advances and any accrued and unpaid interest thereon provided for under the related Non-Serviced Mortgage Loan Intercreditor Agreement and Non-Serviced Mortgage Loan Pooling and Servicing Agreement;

(iii)             P&I Advances (including amounts later to be determined to be Nonrecoverable Advances):  in the case of all Mortgage Loans, subject to subsection (iv) of Section 5.2(a)(II), to reimburse or pay to the Master Servicer and the Trustee, pursuant to Section 4.6, (x) if prior to a Final Recovery Determination or determination that any Advance is a Nonrecoverable Advance, any P&I Advances from Late Collections made by the Mortgagor of the amounts to which a P&I Advance relates, or REO Income from the related REO Property or from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or Purchase Proceeds and, to the extent that a P&I Advance has been or is being reimbursed, any related Advance Interest thereon, first, from related Penalty Charges and Allocable Modification Fees in accordance with Section 5.2(b), and then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the Collection Account (including from general collections), or (y) if after a Final Recovery Determination or determination in accordance with Section 4.4 that any P&I Advance on the related Mortgage Loan is a Nonrecoverable Advance, any P&I Advances made on the related Mortgage Loan or REO Property from funds on deposit in the Collection Account (regardless of whether such amount was recovered from the applicable Mortgage Loan or REO Property) and any Advance Interest thereon, first, from related Penalty Charges and Allocable Modification Fees in accordance with Section 5.2(b), then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the Collection Account (including from general collections);

(iv)             Servicing Fees, Special Servicer Compensation and Trust Advisor Fees:  to pay to itself the Master Servicing Fee, subject to reduction for any Compensating Interest, to pay to the Special Servicer the Special Servicing Fee and the Workout Fee and to pay to the Trust Advisor the Trust Advisor Fee (exclusive of any TA Unused Fees) and any unpaid Trust Advisor Consulting Fees (but only to the extent such Trust Advisor Consulting Fees were received from the related Mortgagor);

(v)             Trustee Fee, Custodian Fee and Certificate Administrator Fee:  to pay to the Distribution Account for withdrawal by the Certificate Administrator for payment to itself, the Custodian and the Trustee, the Certificate Administrator Fee (inclusive of the Trustee Fee and the Custodian Fee);

(vi)             Expenses of Trust:  to pay to the Person entitled thereto (other than the Trust Advisor) any amounts specified herein to be Additional Trust Expenses (at the time set forth herein or in the definition thereof), and any other amounts that in fact constitute Additional Trust Expenses whose payment is not more specifically provided for in this

Agreement; provided that the Depositor shall not be entitled to receive reimbursement for performing its duties under this Agreement;

(vii)             Liquidation Fees:  upon the occurrence of a Final Recovery Determination to pay to the Special Servicer from the Collection Account, the amount certified by the Special Servicer equal to the Liquidation Fee, to the extent provided in Section 9.11 hereof;

(viii)           Investment Income:  to pay to itself net income and gain realized on the investment of funds deposited in the Collection Account (including any A/B Whole Loan Custodial Accounts and Serviced Companion Loan Custodial Accounts);

(ix)              Prepayment Interest Excesses:  to pay to the Master Servicer the amount of the aggregate Prepayment Interest Excesses relating to Mortgage Loans which are not Specially Serviced Mortgage Loans received during the most recently ended Collection Period (to the extent not offset by Prepayment Interest Shortfalls relating to such Mortgage Loans incurred during the most recently ended Collection Period); and to pay to the Special Servicer the amount of the aggregate Prepayment Interest Excesses relating to Mortgage Loans that were Specially Serviced Mortgage Loans that were subject to voluntary Principal Prepayments during the most recently ended Collection Period (not from Liquidation Proceeds or from modifications to Specially Serviced Mortgage Loans), to the extent not offset by Prepayment Interest Shortfalls relating to such Mortgage Loans incurred during the most recently ended Collection Period;

(x)               CREFC® License Fee:  to pay to CREFC (solely to the extent of funds available in the Collection Account following the withdrawal of the amounts described in clauses (i) through (ix) above), the CREFC® License Fee;

(xi)              Correction of Errors:  to withdraw funds deposited in the Collection Account in error;

(xii)             Distribution Account:  to make payment on each Master Servicer Remittance Date of the remaining amounts in the Collection Account (including any Excess Interest and Actual Recoveries of Trust Advisor Expenses) to the Distribution Account (or in the case of any Excess Interest, deposit to the Excess Interest Sub-account under Section 5.3(b)), other than amounts held for payment in future periods or pursuant to clause (xii) below;

(xiii)            Certain Reserve Accounts:  to make payments on each Master Servicer Remittance Date to (A) the Excess Liquidation Proceeds Reserve Account of any Excess Liquidation Proceeds not otherwise applied to pay Advance Interest and (B) the TA Unused Fees Reserve Account of any TA Unused Fees; and

(xiv)            Clear and Terminate:  to clear and terminate the Collection Account in connection with the termination of the Trust;

provided, that in the case of any B Note for which an A/B Whole Loan Custodial Account is required to be established by the Master Servicer:

(A)           to the extent consistent with the related Intercreditor Agreement, the Master Servicer shall be entitled to make transfers from time to time, from the related A/B Whole Loan Custodial Account to the portion of the Collection Account that does not constitute any A/B Whole Loan Custodial Account, of amounts necessary for the payments or reimbursement of amounts described in any one or more of clauses (i), (ii), (iii), (iv), (vi), (vii) and (viii) above, but only insofar as the payment or reimbursement described therein arises from or is related to the corresponding A/B Whole Loan and is allocable to such B Note pursuant to this Agreement or the related Intercreditor Agreement, and the Master Servicer shall also be entitled to make transfers from time to time, from the related A/B Whole Loan Custodial Account to the portion of the Collection Account that does not constitute any A/B Whole Loan Custodial Account, of amounts transferred to the related A/B Whole Loan Custodial Account in error, and amounts necessary for the clearing and termination of the Collection Account in connection with the termination of the Trust;

(B)           the Master Servicer shall be entitled to make transfers from time to time, from the related A/B Whole Loan Custodial Account to the portion of the Collection Account that does not constitute any A/B Whole Loan Custodial Account, of amounts not otherwise described in clause (A) above to which the holder of the related A Note is entitled under the related A/B Whole Loan and the related Intercreditor Agreement (including in respect of interest, principal and Prepayment Premiums in respect of the A Note (whether or not by operation of any provision of the related Intercreditor Agreement that entitles the holder of such A Note to receive remittances in amounts calculated without regard to any modification, waiver or amendment of the economic terms of such A Note)); and

(C)           unless otherwise set forth in the related Intercreditor Agreement, the Master Servicer shall on each Master Servicer Remittance Date remit to the holder of such B Note all amounts on deposit in such A/B Whole Loan Custodial Account (net of amounts permitted or required to be transferred therefrom as set forth in clauses (A) and/or (B) above), to the extent that the holder of such B Note is entitled thereto under the related Intercreditor Agreement (including by way of the operation of any provision of the related Intercreditor Agreement that entitles the holder of such B Note to reimbursement of cure payments made by it);

and provided, further, that in the case of any Serviced Companion Loan:

(A)           to the extent consistent with the related Intercreditor Agreement, the Master Servicer shall be entitled to make transfers from time to time, from the related Serviced Companion Loan Custodial Account to the portion of the Collection Account that does not constitute any Serviced Companion Loan Custodial Account, of amounts necessary for the payments or reimbursement of amounts described in any one or more of clauses (i), (ii), (iv), (vi), (vii) and (viii) above, but only insofar as the payment or reimbursement described therein arises from or is related to the corresponding Loan Pair and is allocable to, and may (in accordance with the related Intercreditor Agreement) be paid out of amounts otherwise payable to the holder of, the related Serviced Companion Loan, and the Master Servicer shall also be entitled to make transfers from time to time, from the related Serviced Companion Loan Custodial Account to the portion of the Collection Account that does not constitute any Serviced Companion Loan Custodial Account, of amounts transferred to the related Serviced Companion Loan Custodial Account in error, and amounts necessary for the clearing and termination of the Collection Account in connection with the termination of the Trust;

(B)           the Master Servicer shall be entitled to make transfers from time to time, from the related Serviced Companion Loan Custodial Account to the portion of the Collection Account that does not constitute any Serviced Companion Loan Custodial Account, of amounts not otherwise described in clause (A) above to which the holder of the related Serviced Pari Passu Mortgage Loan is entitled under the related Intercreditor Agreement (including in respect of interest, principal and Prepayment Premiums); and

(C)           the Master Servicer shall, on either (x) the date set forth in the related Intercreditor Agreement for remittances (or, if none, on the first (1st) Business Day after receipt) or (y) such other date as may be agreed to between the Master Servicer and the holder of the related Serviced Companion Loan (in their respective sole discretion), remit to the holder of the related Serviced Companion Loan all amounts on deposit in such related Serviced Companion Loan Custodial Account (net of amounts permitted or required to be transferred therefrom as set forth in clauses (A) and/or (B) above), to the extent that the holder of such Serviced Companion Loan is entitled thereto under the related Intercreditor Agreement.

The Master Servicer shall pay to each of the Special Servicer (or, in the case of an emergency, to third party contractors at the written direction of the Special Servicer), the Trust Advisor, the Custodian, the Trustee and the Certificate Administrator, as applicable, from the applicable Collection Account, amounts permitted to be paid thereto from such account promptly upon receipt on or prior to the related Determination Date of a written statement of an officer of the Special Servicer, an officer of the Trust Advisor or a Responsible Officer of the Trustee, the Custodian or the Certificate Administrator, as the case may be, describing the item and amount to which the Special Servicer (or, in the case of an emergency, such third party contractor), the Trust Advisor, the Trustee, the Custodian or the Certificate Administrator, as the case may be, is entitled (unless such payment to the Special Servicer, the Trust Advisor, the Trustee, the Custodian or the Certificate Administrator, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required).  The Master Servicer may rely conclusively on any such written statement and shall have no duty to recalculate or investigate (absent manifest error) the amounts stated therein.  The parties seeking payment pursuant to this Section shall each keep and maintain a separate accounting for the purpose of justifying any request for withdrawal from each Collection Account, on a loan by loan basis.

No decision by the Master Servicer or the Trustee under either this Section 5.2(a)(I) or subsection (iv) of Section 5.2(a)(II), to defer the reimbursement of Advances and/or Advance Interest shall be construed as an agreement by the Master Servicer to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

Expenses incurred with respect to any A/B Whole Loan or Loan Pair shall be allocated in accordance with the related Intercreditor Agreement (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents).  The Master Servicer shall keep and maintain a separate accounting for each Mortgage Loan, Serviced Companion Loan and B Note for the purpose of justifying any withdrawal or transfer from the Collection Account, each Serviced Companion Loan Custodial Account and any A/B Whole Loan Custodial Account, as applicable.  If funds collected in respect of the A Notes are insufficient to pay the Master Servicing Fee, then the Master Servicer shall be entitled to withdraw the amount of such shortfall from the collections on, and other proceeds of, the B Note that are held in the related A/B Whole Loan Custodial Account.  The Master Servicer shall not be permitted to withdraw any funds from the portion of the Collection Account that does not constitute the A/B Whole Loan Custodial Account unless there are no remaining funds in the related A/B Whole Loan Custodial Account available and required to be paid in accordance with the related Intercreditor Agreement.

Subsection (II).  The provisions of this subsection II of this Section 5.2(a) shall apply notwithstanding any contrary provision of subsection (I) of this Section 5.2(a):

(i)           Identification of Workout-Delayed Reimbursement Amounts.  If any Advance made with respect to any Mortgage Loan on or before the date on which such Mortgage Loan becomes (or, but for the requirement that the Mortgagor shall have made three (3) consecutive scheduled payments under its modified terms, would then constitute) a Rehabilitated Mortgage Loan, together with Advance Interest accrued thereon, is not, pursuant to the operation of the provisions of Section 5.2(a)(I), reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Rehabilitated Mortgage Loan, such Advance, together with such Advance Interest, shall constitute a “Workout-Delayed Reimbursement Amount” to the extent that such amount has not been determined to constitute a Nonrecoverable Advance.  All references herein to “Workout-Delayed Reimbursement Amount” shall be construed always to mean the related Advance and any Advance Interest thereon, together with any further Advance Interest that accrues on the unreimbursed portion of such Advance from time to time in accordance with the other provisions of this Agreement.  That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

(ii)           General Relationship of Provisions.  Subsection (iii) below (subject to the terms and conditions thereof) sets forth the terms of and conditions to the right of a Person to be reimbursed for any Workout-Delayed Reimbursement Amount to the extent that such Person is not otherwise entitled to reimbursement and payment of such Workout-Delayed Reimbursement Amount pursuant to the operation of Section 5.2(a)(I) above.  Subsection (iv) below (subject to the terms and conditions thereof) authorizes the Master Servicer to abstain from reimbursing itself (or, if applicable, the Trustee to abstain from obtaining reimbursement) for Nonrecoverable Advances under certain circumstances at its sole option.  Upon any determination that all or any portion of a Workout-Delayed Reimbursement Amount constitutes a Nonrecoverable Advance, then the reimbursement or payment of such amount (and any further Advance Interest that may accrue thereon) shall cease to be subject to the operation of subsection (iii) below, such amount (and further Advance Interest) shall be as fully payable and reimbursable to the relevant Person as would any other Nonrecoverable Advance (and Advance Interest thereon) and, as a Nonrecoverable Advance, such amount may become the subject of the Master Servicer’s (or, if applicable, the Trustee’s) exercise of its sole option authorized by subsection (iv) below.

(iii)           Reimbursements of Workout-Delayed Reimbursement Amounts.  The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement and payment for all Workout-Delayed Reimbursement Amounts in each Collection Period; provided that the aggregate amount (for all such Persons collectively) of such reimbursements and payments in such Collection Period shall not exceed (and the reimbursement and payment shall be made from) the aggregate amount in the Collection Account allocable to principal received with respect to the Mortgage Loans for such Collection Period contemplated by clause (I)(A) of the definition of Principal Distribution Amount (but not including any such amounts that constitute Advances) and net of any Nonrecoverable Advances then outstanding and reimbursable from such principal in accordance with Section 5.2(a)(II)(iv) below.  As and to the extent provided in clause (II)(A) of the definition thereof, the Principal Distribution Amount for the Distribution Date related to such Collection Period shall be reduced to the extent that such payment or reimbursement of a Workout-Delayed Reimbursement Amount is made from the aggregate amount in the Collection Account allocable to principal pursuant to the preceding sentence.

(iv)           Reimbursement of Nonrecoverable Advances; Sole Option to Abstain from Reimbursements of Certain Nonrecoverable Advances.  To the extent that Section 5.2(a)(I) otherwise entitles each of the Master Servicer and the Trustee to reimbursement for any Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Penalty Charges and Allocable Modification Fees on the related Mortgage Loan) during any Collection Period, then, notwithstanding any contrary provision of subsection (I) above, (a) to the extent that one or more such reimbursements and payments of Nonrecoverable Advances (and such Advance Interest thereon) are made, such reimbursements and payments shall be made, first, from the aggregate amount in the Collection Account allocable to principal received with respect to the Mortgage Loans for such Collection Period contemplated by clause (I)(A) of the definition of Principal Distribution Amount (but not including any such amounts that constitute Advances, and prior to any deduction for Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period from amounts allocable to principal received with respect to the Mortgage Loans, as described by clause (II)(A) of the definition of Principal Distribution Amount and pursuant to subsection (iii) of Section 5.2(a)(II)), and then from other collections (including interest) on the Mortgage Loans for such Collection Period, and (b) if and to the extent that the amount of such a Nonrecoverable Advance (and Advance Interest thereon), together with all Nonrecoverable Advances (and Advance Interest thereon) theretofore reimbursed during such Collection Period, would exceed such principal on the Mortgage Loans for such Collection Period (and Advance Interest thereon), the Master Servicer (and the Trustee, if it made the relevant Advance) is hereby authorized (but shall not be construed to have any obligation whatsoever), if it elects at its sole option, to abstain from reimbursing itself (notwithstanding that it is entitled to such reimbursement) during that Collection Period for all or a portion of such Nonrecoverable Advance (and Advance Interest thereon), provided that the aggregate amount that is deferred with respect to all Nonrecoverable Advances (and Advance Interest thereon) with respect to all Mortgage Loans for any particular Collection Period is less than or equal to such excess described above in this clause (b).  If the Master Servicer (or the Trustee) makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (and Advance Interest thereon), then such Nonrecoverable Advance (and Advance Interest thereon) or portion thereof shall continue to be fully reimbursable in any subsequent Collection Period to the same extent as set forth above.  In connection with a potential election by the Master Servicer or the Trustee to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the Master Servicer (or the Trustee) shall further be authorized to wait for principal collections to be received before making its determination of whether to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof until the end of the Collection Period.

None of the Master Servicer or the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this subsection (II)(iv).  The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection (II)(iv) or to comply with the terms of this subsection (II)(iv) and the other provisions of this Agreement that apply once such an election, if any, has been made.

Any election by the Master Servicer (or the Trustee) to abstain from reimbursing itself for any Nonrecoverable Advance (and Advance Interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer (or the Trustee) any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer (or the Trustee) to otherwise be reimbursed for such Nonrecoverable Advance (and Advance Interest thereon).  Any election by the Master Servicer or the Trustee to abstain from reimbursing itself for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of Advance Interest on the unreimbursed portion of such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  None of the Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any holder of a B Note or Serviced Companion Loan for any such election that such party makes as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election.  The foregoing statements in this paragraph shall not limit the generality of the statements made in the immediately preceding paragraph.  Notwithstanding the foregoing, neither the Master Servicer nor the Trustee shall have the right to abstain from reimbursing itself for any Nonrecoverable Advance to the extent of the amount described in clause (I)(A) of the definition of Principal Distribution Amount.  Notwithstanding anything to the contrary contained herein, neither the Master Servicer nor the Trustee may abstain from reimbursing itself for any particular Nonrecoverable Advance for a period in excess of twelve (12) months, and during any Subordinate Control Period and any Collective Consultation Period, neither the Master Servicer nor the Trustee may abstain from reimbursing itself for any particular Nonrecoverable Advance for a period in excess of six (6) months without the consent of the Controlling Class Representative.

(v)           Reimbursement Rights of the Master Servicer, Special Servicer and Trustee Are Senior.  Nothing in this Agreement shall be deemed to create in any Certificateholder a right to prior payment of distributions over the Master Servicer’s, the Special Servicer’s or the Trustee’s right to reimbursement for Advances plus Advance Interest (whether those that constitute Workout-Delayed Reimbursement Amounts, those that have been the subject of the Master Servicer’s election authorized in subsection (iv) or otherwise).

(b)            On each Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and apply as follows all Penalty Charges (subject to any allocation provision with respect to Penalty Charges in any related Intercreditor Agreement) and Allocable Modification Fees (in that order) received with respect to a Mortgage Loan or, unless otherwise required to be paid to the holder thereof pursuant to the related Intercreditor Agreement, a Serviced Companion Loan or B Note during the most recently ended Collection Period:

(i)             first, to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Nonrecoverable Advances (together with all unpaid Advance Interest on such Nonrecoverable Advances), all unpaid Advance Interest on any other Advances and any other outstanding Additional Trust Expenses, in each case, with respect to such Mortgage Loan or, if applicable, the related Loan Pair or A/B Whole Loan;

(ii)            second, as a reimbursement to the Trust of all Advances (and related Advance Interest) with respect to such Mortgage Loan or, if applicable, the related Loan Pair or A/B Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or Trustee, as applicable, from amounts (other than related Penalty Charges and Allocable Modification Fees) on deposit in the Collection Account  (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related Advance Interest);

(iii)           third, as a reimbursement to the Trust of all other Additional Trust Expenses with respect to such Mortgage Loan or, if applicable, the related Loan Pair or A/B Whole Loan previously paid from the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Additional Trust Expenses); and

(iv)           fourth, to pay any remaining Penalty Charges and Allocable Modification Fees to the Master Servicer and/or the Special Servicer, as applicable, as compensation as set forth in either Section 8.10 or Section 9.11, as applicable.

(c)           With respect to any Master Servicer Remittance Date, Scheduled Payments due in a Collection Period succeeding the Collection Period relating to such Master Servicer Remittance Date, Principal Prepayments received after the related Collection Period, or other amounts not distributable on the related Distribution Date, shall be held in the Collection Account (or a sub-account thereof) and shall be remitted to the Distribution Account on the applicable successive Master Servicer Remittance Date or Dates.  The Master Servicer shall use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any Balloon Payments received on or after the date that is two (2) Business Days immediately preceding the related Master Servicer Remittance Date and prior to the Distribution Date.  In connection with the deposit of any Balloon Payments to the Distribution Account in accordance with the immediately preceding sentence, the Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator shall, if it has already reported anticipated distributions to the Depository, use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date.  Neither the Master Servicer nor the Certificate Administrator shall be liable or held responsible for any resulting delay or failure in the making of such distribution to Certificateholders.  For purposes of the definition of “Available Distribution Amount” and “Principal Distribution Amount,” any Balloon Payments that are received prior to the Master Servicer Remittance Date in any Collection Period but are includable in the distributions on the Distribution Date in such Collection Period as provided above, shall each be deemed to have been collected in the prior Collection Period.

Section 5.3     Distribution Account and Reserve Accounts.

(a)           The Certificate Administrator, on behalf of the Trustee shall establish (with respect to clause (i) and clause (ii), on or prior to the Closing Date, and with respect to clause (iii) and clause (iv), on or prior to the date the Certificate Administrator determines is necessary) and maintain in its name, on behalf of the Trustee, (i) an account (the “Distribution Account”), to be held in trust for the benefit of the Holders until disbursed pursuant to the terms of this Agreement, titled:  “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Distribution Account”, (ii) an account (the “Interest Reserve Account”) to be held in trust for the benefit of the Holders until disbursed pursuant to the terms of this Agreement, titled:  “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Interest Reserve Account”, (iii) an account (the “Excess Liquidation Proceeds Reserve Account”) to be held in trust for the benefit of the Holders until disbursed pursuant to the terms of this Agreement, titled:  “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through

Certificates, Series 2013-C10, Excess Liquidation Proceeds Reserve Account”, and (iv) an account (the “TA Unused Fees Reserve Account”) to be held in trust for the benefit of the Holders until disbursed pursuant to the terms of this Agreement, titled:  “Wells Fargo Bank, National Association, as Certificate Administrator on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, TA Unused Fees Reserve Account”.  The Distribution Account and the Reserve Accounts shall be Eligible Accounts.  Funds in the Reserve Accounts shall not be invested.  The Distribution Account and the Reserve Accounts shall be held separate and apart from and shall not be commingled with any other monies of or held by the Certificate Administrator, it being understood, however, that each Reserve Account shall be a subaccount of the Distribution Account.

Funds in the Distribution Account may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator in Eligible Investments selected by the Certificate Administrator which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account under Section 5.3(b), and any such Eligible Investment shall not be sold or disposed of prior to its maturity unless payable on demand.  All such Eligible Investments shall be made in the name of “Wells Fargo Bank, National Association, as Trustee for the Holders of the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10.”  None of the Depositor, the Mortgagors, the Special Servicer, the Master Servicer, the Custodian or the Trustee shall be liable for any loss incurred on such Eligible Investments.

An amount equal to all income and gain realized from any such investment (to the extent not applied to offset losses on other investments) shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time.  The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Account, as the case may be, out of its own funds immediately as realized.  If the Certificate Administrator deposits in or transfers to the Distribution Account, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Account, as the case may be, any provision herein to the contrary notwithstanding.

(b)           The Certificate Administrator shall deposit into the Distribution Account, the Excess Liquidation Proceeds Reserve Account or the TA Unused Fees Reserve Account, as applicable, on the Business Day received all moneys remitted by the Master Servicer pursuant to this Agreement, including P&I Advances made by the Master Servicer and the Trustee, payments of Compensating Interest made by the Master Servicer and all Excess Liquidation Proceeds.  The Certificate Administrator shall deposit amounts constituting collections of Excess Interest on the Mortgage Loans into the Excess Interest Sub-account.  On any Master Servicer Remittance Date, the Master Servicer shall have no duty to remit to the Distribution Account any amounts other than amounts held in the Collection Account and collected during the related

Collection Period as provided in clauses (v) and (xi) of Section 5.2(a)(I) and the P&I Advance Amount.

Except with respect to the final Distribution Date, the Certificate Administrator, with respect to each Distribution Date occurring in January of each year (other than in any leap year and commencing in 2014) and February of each year (commencing in 2014), shall withdraw from the Distribution Account (to the extent of available funds) and deposit in the Interest Reserve Account in respect of each Interest Reserve Loan, an amount equal to one (1) day’s interest at the related Net Mortgage Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month in which such Distribution Date occurs, to the extent a Scheduled Payment or P&I Advance is timely made in respect thereof for such Due Date (all amounts so deposited in any January and February in respect of each Interest Reserve Loan, “Interest Reserve Amounts”).

The Certificate Administrator shall make withdrawals from the Distribution Account (including the Excess Interest Sub-account), the Excess Liquidation Proceeds Reserve Account and the TA Unused Fees Reserve Account only for the following purposes:

(i)            to withdraw amounts deposited in the Distribution Account, the Excess Liquidation Proceeds Reserve Account and the TA Unused Fees Reserve Account in error and pay such amounts to the Persons entitled thereto;

(ii)           in the case of the Distribution Account only, to pay any amounts payable to the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian and the Trustee any fees, indemnification payments, other expenses or other amounts permitted to be paid hereunder and not previously paid to such Persons pursuant to Section 5.2;

(iii)           to make distributions to the Certificateholders pursuant to Sections 6.5, 6.10 and/or 11.1, as applicable;

(iv)           in the case of the Distribution Account and the TA Unused Fees Reserve Account only, to reimburse the Trust Advisor for any indemnification payments or expenses payable to the Trust Advisor hereunder solely from amounts otherwise allocable to the Principal Balance Certificates that are not Control Eligible Certificates or Actual Recoveries of Trust Advisor Expenses or TA Unused Fees, in each case pursuant to, and subject to the limitations set forth in, this Agreement; and

(v)           to clear and terminate the Distribution Account and the Reserve Accounts pursuant to Section 11.2.

On each Master Servicer Remittance Date in March of every year commencing in March 2014 (and on any other Master Servicer Remittance Date related to the final Distribution Date), the Certificate Administrator shall withdraw all amounts then in the Interest Reserve Account and deposit such amounts into the Distribution Account.

(c)           On each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Distribution Account and deposit in (i) the Swap Floating Rate Account for each Class of Swap Floating Rate Certificates, an aggregate amount of immediately available funds equal to such Class’ Swap Floating Rate Percentage Interest of the Swap REMIC Available Funds for the Swap Corresponding REMIC III Regular Interest and such Class’ Swap Floating Rate Percentage Interest of any Prepayment Premiums actually collected and allocated to such Swap Corresponding REMIC III Regular Interest for such Distribution Date as specified in Sections 6.5(e) and 6.10 of this Agreement and (ii) the Swap Fixed Rate Account for each Class of Swap Fixed Rate Certificates, an aggregate amount of immediately available funds equal to such Class’ Swap Fixed Rate Percentage Interest of the Swap REMIC Available Funds for the Swap Corresponding REMIC Regular Interest and such Class’ Swap Fixed Rate Percentage Interest of any Prepayment Premiums actually collected and allocated to such Swap Corresponding REMIC III Regular Interest for such Distribution Date as specified in Sections 6.5(e) and 6.10 of this Agreement.

Section 5.4     Certificate Administrator Reports.

(a)           On or prior to each Distribution Date, based on information provided in monthly reports prepared by the Master Servicer and the Special Servicer and delivered to the Certificate Administrator by the Master Servicer (no later than 2:00 p.m., New York time on the Advance Report Date), the Certificate Administrator shall prepare and make available to the general public on the Certificate Administrator’s Website (or, upon written request from any Certificateholder or Certificate Owner, provide to the requesting party, by first class mail) (i) the Distribution Date Statement for such Distribution Date, and (ii) a report containing information regarding the Mortgage Loans as of the end of the related Collection Period, which report shall contain substantially the categories of information regarding the Mortgage Loans set forth in Appendix II to the Final Prospectus and shall be presented in tabular format substantially similar to the format utilized in such Appendix II which report may be included as part of the Distribution Date Statement.

In addition, the Certificate Administrator, to the extent received by it, shall make available each month via the Certificate Administrator’s Website, to any Privileged Person (provided that the Final Prospectus, this Agreement, the Distribution Date Statements and the Exchange Act Filings will be made available to the general public), or in the case of item (vi) below, solely to Certificateholders and Certificate Owners, the following items (provided that with respect to items not prepared by the Certificate Administrator, the Certificate Administrator shall be required to make such items available only to the extent it has received such items in a readable, uploadable and unlocked electronic format (including, HTML, Word, Excel or searchable PDF)):

(i)           the following “deal documents”:

(A)           the Final Prospectus and the Private Placement Memorandum;

(B)           this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)           the CREFC® Loan Setup File;

(ii)           the Exchange Act Filings;

(iii)           the following “periodic reports”:

(A)           the Distribution Date Statement;

(B)           CREFC® Reports, in each case, to the extent the Certificate Administrator has received or prepared such report or file (other than the CREFC® Loan Setup File); and

(C)           any Trust Advisor Annual Reports;

(iv)           the following “additional documents”:

(A)           the summary of any Final Asset Status Report delivered to the Certificate Administrator pursuant to Section 10.5(a) of this Agreement; and

(B)           any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)           the following “special notices”:

(A)           all Special Notices;

(B)           notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(C)           notice of final payment on the Certificates;

(D)           all notices of the occurrence of any Servicer Termination Events, in the case of the Master Servicer, or events described in Section 9.30(b), in the case of the Special Servicer, or Trust Advisor Termination Events, in the case of the Trust Advisor, received by the Certificate Administrator;

(E)           notice of termination or resignation of the Master Servicer, the Special Servicer, the Trust Advisor, the Custodian or the Trustee (and notice of acceptance of appointments of successors to the Master Servicer, the Special Servicer, the Trust Advisor, the Custodian or the Trustee);

(F)           any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)           any notice of the termination of the Trust;

(H)           all of the annual compliance statements and annual assessments as to compliance delivered to the Certificate Administrator since the Closing Date pursuant to Section 13.9 and Section 13.10, respectively;

(I)           all of the annual independent public accountants’ servicing reports caused to be delivered to the Certificate Administrator since the Closing Date pursuant to Section 13.11;

(J)           any reports delivered to the Certificate Administrator by the Trust Advisor in connection with its review of the Special Servicer’s Appraisal Reduction and net present value calculations pursuant to Section 10.5;

(K)           any recommendation received by the Certificate Administrator from the Trust Advisor for the termination of the Special Servicer during any period when the Trust Advisor is entitled to make such a recommendation, and any direction of the requisite percentage of the Certificateholders to terminate the Special Servicer in response to such recommendation;

(L)           any other information delivered to the Certificate Administrator pursuant to any other section of this Agreement, which other section expressly provides for posting of such information on the Certificate Administrator’s Website; and

(M)           any notice of the commencement or cessation of a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period;

(vi)          the Investor Q&A Forum; and

(vii)         solely to Certificateholders and Certificate Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor.  In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.  In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and acceptance of a disclaimer that the Certificate Administrator will make no representations or warranties as to the accuracy or completeness of information provided by it that was based, in whole or in part, on information received from third parties, and will assume no responsibility for them.  The Certificate Administrator shall not be liable for the dissemination of information in accordance with this Agreement.

The Certificate Administrator may provide such information through means other than (and in lieu of) the Certificate Administrator’s Website; provided that (i) the Depositor shall have consented to such alternative means and (ii) Certificateholders and the holders of Serviced Companion Loans (but only for purposes of any such holder receiving information regarding its Serviced Companion Loan) shall have received notice of such alternative means (which notice may be given via the Certificate Administrator’s Website).

Any Certificateholder or Certificate Owner that is a Mortgagor, a Manager, an Affiliate of a Mortgagor or a Manager, or an agent of any of the foregoing shall be entitled to access only the Final Prospectus, the Distribution Date Statements, this Agreement and the Exchange Act Reports on the Certificate Administrator’s Website.  The provisions in this section shall not limit the Master Servicer’s ability to make accessible certain information (other than Privileged Information) regarding the Mortgage Loans at a website maintained by the Master Servicer.  The Certificate Administrator shall require an Investor Certification from any Certificateholder, Certificate Owner or prospective transferee of a Certificate or interest therein that requests access to any Non-Public Information.

(b)           Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate a statement containing the information as to the applicable Class set forth in clauses (a), (b), (j) and (s) of the definition of “Distribution Date Statement” aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Certificate Administrator determines to be necessary to enable Certificateholders to prepare their tax returns for such calendar year.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

(c)           The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where Certificateholders, Certificate Owners and prospective purchasers of Certificates may (i)(A)  submit questions to the Certificate Administrator relating to the Distribution Date Statement, (B) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports prepared by that party and being made available pursuant to this Section 5.4, the Mortgage Loans, the A/B Whole Loans, the Loan Pairs or the Mortgaged Properties and (C) submit questions to the Trust Advisor relating to any Trust Advisor Annual Reports or actions by the Special Servicer referenced in any Trust Advisor Annual Report (collectively, “Inquiries”), and (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto.  Upon receipt of an Inquiry for the Trust Advisor, the Master Servicer or the Special Servicer, the Certificate Administrator shall forward the Inquiry to the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry, the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Trust Advisor, the Master Servicer or Special Servicer shall be by email to the Certificate Administrator.  The Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry with the related answer to the Certificate Administrator’s Website.  If the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, this Agreement (including the confidentiality provisions and restrictions on release of Privileged Information contained in this Agreement) or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, or (v) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the Trust Advisor, the Master Servicer or the Special Servicer, shall promptly notify the Certificate Administrator.  The Certificate Administrator shall notify the Person who submitted such Inquiry if the Inquiry will not be answered.  The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature, and no party shall post or otherwise disclose direct communications with the Controlling Class Representative or a Loan-Specific Directing Holder as part of its response to any Inquiries.  The Investor Q&A Forum will not reflect questions, answers and other communications which are not submitted via the Certificate Administrator’s Website.  Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and no other Person will have any responsibility or liability for the content of any such information, nor will any other Person certify as to the accuracy of any of the information posted in the Investor Q&A Forum that is based, in whole or in part, on information received from third parties.  Rating Agencies and other NRSROs that provide an NRSRO Certification may have access to the Investor Q&A Forum but will not have a means to submit questions on the Investor Q&A Forum.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Q&A Forum.

(d)           The Certificate Administrator shall make available to any Certificateholder and Certificate Owner (other than a Mortgagor, a Manager, an Affiliate of a Mortgagor or a Manager, or an agent of any of the foregoing), the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners can register and thereafter obtain information with respect to any other Certificateholder or Certificate Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Certificate Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to other registered Certificateholders and registered Certificate Owners.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned.  If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry.  The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.  Rating Agencies and other NRSROs shall not have access to the Investor Registry.

(e)           Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC® Reports, inspection reports and other specific periodic reports otherwise required).  If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(f)           Upon filing with the Internal Revenue Service, the Certificate Administrator shall furnish to the Holders of the Class R Certificates the Form 1066 for each REMIC Pool and shall furnish their respective Schedules Q thereto at the times required by the Code or the Internal Revenue Service, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Class R Certificates may reasonably request.

(g)           The specification of information to be furnished by the Certificate Administrator in this Section 5.4 (and any other terms of this Agreement requiring or calling for delivery or reporting of information by the Certificate Administrator to Certificateholders and Certificate Owners) shall not limit the Certificate Administrator in furnishing, and the Certificate Administrator is hereby authorized to furnish, to any Privileged Person any other information (such other information, collectively, “Additional Information”) with respect to the Mortgage Loans, the A/B Whole Loans, the Loan Pairs, the Mortgaged Properties or the Trust as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time, provided that (A) while there exists any Servicer Termination Event, any such Additional Information shall only be furnished with the consent or at the request of the Depositor (to the extent such information is requested by a Certifying Certificateholder), (B) the Certificate Administrator shall be entitled to indicate the source of all information furnished by it, and the Certificate Administrator may affix thereto any disclaimer it deems appropriate in its sole discretion (together with any warnings as to the confidential nature and/or the uses of such information as it may, in its sole discretion, determine appropriate), (C) the Certificate Administrator may notify any Privileged Person of the availability of any such information in any manner as it, in its sole discretion, may determine, (D) the Certificate Administrator shall be entitled (but not obligated) to require payment from each recipient of a reasonable fee for, and its out of pocket expenses incurred in connection with, the collection, assembly, reproduction or delivery of any such Additional Information, (E) the Certificate Administrator shall be entitled to distribute or make available such Additional Information in accordance with such reasonable rules and procedures as it may deem necessary or appropriate (which may include the requirement that an agreement that provides such information shall be used solely for purposes of evaluating the investment characteristics or valuation of the Certificates be executed by the recipient, if and to the extent the Certificate Administrator deems the same to be necessary or appropriate), and (F) the delivery of Additional Information shall in no event violate the confidentiality provisions and restrictions on release of Privileged Information contained in this Agreement.  Nothing herein shall be construed to impose upon the Certificate Administrator any obligation or duty to furnish or distribute any Additional Information to any Person in any instance, and the Certificate Administrator shall neither have any liability for furnishing nor for refraining from furnishing Additional Information in any instance.  The Certificate Administrator shall be entitled (but not required) to request and receive direction from the Depositor as to the manner of delivery of any such Additional Information, if and to the extent the Certificate Administrator deems necessary or advisable, and to require that any consent, direction or request given to it pursuant to this Section be made in writing.  The Certificate Administrator shall not be obligated to determine whether any information submitted or delivered to it constitutes Privileged Information, and shall not have any liability for posting to the Certificate Administrator’s Website any Privileged Information received from a third party in accordance with this Agreement, unless such Privileged Information is clearly identified as such to the Certificate Administrator upon delivery thereto.  The Master Servicer, the Special Servicer and the Trust Advisor shall not deliver any Privileged Information to the Certificate Administrator.

(h)           The Depositor hereby authorizes the Certificate Administrator to make available to the Financial Market Publishers or such other vendor chosen by the Depositor upon delivery by such vendor to the Certificate Administrator of a certification in the form of Exhibit M hereto, all the Distribution Date Statements, CREFC® Reports and supplemental notices delivered or made available pursuant to this Section 5.4 to Privileged Persons.

(i)           Subject to Section 8.15, upon advance written request, if required by federal regulation, of any Certificateholder (or holder of a Serviced Companion Loan or B Note) that is a savings association, bank, or insurance company, the Certificate Administrator shall provide (to the extent in its possession) to each such Certificateholder (or such holder of a Serviced Companion Loan or B Note) such reports and access to non-privileged information and documentation regarding the Mortgage Loans and the Certificates as such Certificateholder (or such holder of a Serviced Companion Loan or B Note) may reasonably deem necessary to comply with applicable regulations of the Office of Thrift Supervision or successor or other regulatory authorities with respect to investment in the Certificates; provided that the Certificate Administrator shall be entitled to be reimbursed by such Certificateholder (or such holder of a Serviced Companion Loan or B Note) for the Certificate Administrator’s actual expenses incurred in providing such reports and access.  The holder of a B Note shall be entitled to receive information and documentation only with respect to its related A/B Whole Loan, and the holder of a Serviced Companion Loan shall be entitled to receive information and documentation only with respect to its related Loan Pair, pursuant hereto.

(j)           Any party hereto may at any time request from the Certificate Administrator written confirmation of whether there existed a Senior Consultation Period or Collective Consultation Period during the previous calendar year, and the Certificate Administrator shall deliver such confirmation to such party within ten (10) days of such request.

Section 5.5 Certificate Administrator Tax Reports.  The Certificate Administrator shall perform all reporting and other tax compliance duties that are the responsibility of each REMIC Pool and the Grantor Trust under the Code, REMIC Provisions, or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority.  Consistent with this Agreement, the Certificate Administrator shall provide or cause to be provided (i) to the United States Treasury or other Persons (including, but not limited to, the Transferor of a Class R Certificate to a Disqualified Organization or to an agent that has acquired a Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions; in the case of (i), subject to reimbursement of expenses relating thereto in accordance with Section 7.12.  The Master Servicer shall on a timely basis provide the Certificate Administrator with such information concerning the Mortgage Loans as is necessary for the preparation of the tax or information returns or receipts of each

REMIC Pool and the Grantor Trust as the Certificate Administrator may reasonably request from time to time.  The Special Servicer is required to provide to the Master Servicer all information in its possession with respect to the Specially Serviced Mortgage Loans in order for the Master Servicer to comply with its obligations under this Section 5.5.  The Certificate Administrator shall be entitled to conclusively rely on any such information provided to it by the Master Servicer or the Special Servicer and shall have no obligation to verify any such information.

Section 5.6     Access to Certain Information.

(a)           The Certificate Administrator and the Custodian shall afford to any Privileged Person access to any documentation (other than Privileged Information identified as such to the Certificate Administrator upon delivery thereto) regarding the Mortgage Loans or the other assets of the Trust that are in its possession or within its control.  Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

(b)           The Certificate Administrator (or, in the case of item (viii) below, the Custodian) shall maintain at its offices (and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available) for review by any Privileged Person (subject to Section 5.7 in the case of a Rating Agency) originals and/or copies (in paper or electronic form) of the following items (to the extent such items were prepared by or delivered to the Certificate Administrator and do not constitute Privileged Information identified as such to the Certificate Administrator upon delivery thereto):

(i)           the Final Prospectus and the Private Placement Memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(ii)           this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(iii)           all Distribution Date Statements and all CREFC® Reports actually delivered or otherwise made available to Certificateholders pursuant to Section 5.4 of this Agreement since the Closing Date;

(iv)           all annual statements of compliance and annual assessments as to compliance delivered to the Certificate Administrator since the Closing Date pursuant to Sections 13.9 and 13.10, respectively;

(v)           all annual independent public accountants’ servicing reports caused to be delivered to the Certificate Administrator since the Closing Date pursuant to Section 13.11;

(vi)           the most recent inspection report prepared by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator in respect of each Mortgaged Property pursuant to Section 8.17 or Section 9.3 of this Agreement;

(vii)           any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 9.12(c) of this Agreement revealed that none of the conditions set forth in clauses (i), (ii) and (iii) thereof was satisfied;

(viii)          the Mortgage File, including any and all modifications, waivers and amendments of the terms of the Mortgage Loans (or the A/B Whole Loans or Loan Pairs) entered into or consented to by the Master Servicer or Special Servicer and delivered to the Certificate Administrator pursuant to Section 8.18 or Section 9.5 of this Agreement;

(ix)            the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Master Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, together with the other information specified in Section 8.14 of this Agreement;

(x)             any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Master Servicer’s, the Special Servicer’s or the Trustee’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xi)             notice of termination or resignation of the Master Servicer, the Special Servicer, the Trust Advisor, the Custodian or the Trustee (and appointments of successors thereto);

(xii)           all Special Notices;

(xiii)           any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator;

(xiv)          each of the other documents made available by the Certificate Administrator under Section 5.4(a) on the Certificate Administrator’s Website and not otherwise listed in this Section 5.6(b); and

(xv)           any other information in the possession of the Certificate Administrator that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

The Certificate Administrator shall provide, or cause to be provided, copies of any and all of the foregoing items upon reasonable written request of any of the parties set forth in the previous sentence.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

Section 5.7     Exchange Act Rule 17g-5 Procedures.

(a)           Except as otherwise expressly and specifically provided in this Agreement or as required by law, none of the Depositor, the Master Servicer, the Special Servicer, the

Certificate Administrator, the Trust Advisor, the Certificate Registrar, the Trustee or the Custodian shall provide any information relevant to the Rating Agencies’ surveillance of the Certificates or the Mortgage Loans directly to, or communicate with, either orally or in writing, any Rating Agency regarding the Certificates or the Mortgage Loans, including, but not limited to, providing responses to inquiries from a Rating Agency regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates.  To the extent that a Rating Agency makes an inquiry or initiates communications with any such party regarding the Certificates or the Mortgage Loans relevant to such Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from such Rating Agency shall be made in writing by the responding party and delivered to the 17g-5 Information Provider electronically as provided in Section 5.7(g), which written response the 17g-5 Information Provider shall post to the 17g-5 Information Provider’s Website within two (2) Business Days of receipt, after the end of which time period such responding party may provide such response to such Rating Agency in accordance with the delivery instructions set forth herein; provided that the foregoing shall not apply to Inquiries and responses thereto submitted and answered pursuant to the “Rating Agency Q&A Forum and Document Request Tool”.

(b)           To the extent that any party to this Agreement is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Agreement or applicable law, such party shall provide such information or communication to the 17g-5 Information Provider electronically as provided in Section 5.7(g), and the 17g-5 Information Provider shall upload such information or communication to the 17g-5 Information Provider’s Website within two (2) Business Days of receipt, after the end of which time period the applicable party may send such information to such Rating Agency in accordance with the delivery instructions set forth herein.  The foregoing shall include any Rating Agency Communication provided pursuant to this Agreement. The 17g-5 Information Provider shall notify each other party to this Agreement in writing of any change in the identity or contact information of the 17g-5 Information Provider.  Any Rating Agency Confirmation request shall be made in accordance with Section 1.7.

(c)           Each 17g-5 Indemnifying Party hereby expressly agrees to indemnify and hold harmless the Depositor, the Sellers, the Underwriters, the Initial Purchasers and their respective Affiliates, directors, officers, employees, members, managers and agents, and the Trust (each, for purposes of this Section 5.7(c), a “17g-5 Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), to which any such 17g-5 Indemnified Party may become subject, under the Securities Act, the Exchange Act, by contract or otherwise, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such 17g-5 Indemnifying Party’s breach of Section 5.7(a), Section 5.7(b), Section 5.7(f) or Section 1.7 (it being acknowledged that Section 5.7(f) and Section 1.7 do not apply to the Trust Advisor) or any other provision of this Agreement relating to the delivery of any information or communication for posting on, or the posting of any information or communication to, the 17g-5 Information Provider’s Website, or (ii) if the 17g-5 Indemnifying Party is the 17g-5 Information Provider, any negligence, willful misconduct or bad faith on its part in connection with establishing, posting information and communications to, granting access to, and otherwise performing its obligations and duties hereunder with respect to, the 17g-5

Information Provider’s Website, or (iii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by, or any negligence, willful misconduct or bad faith referred to in clause (ii) above on the part of, the applicable 17g-5 Indemnifying Party, and will reimburse such 17g-5 Indemnified Party for any legal or other expenses reasonably incurred by such 17g-5 Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred.

(d)           None of the Depositor, the Sellers, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Registrar, the Trustee, the Certificate Administrator (if it is not also the 17g-5 Information Provider) or the Custodian shall have any liability for (i) the 17g-5 Information Provider’s failure to post information provided by the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Registrar, the Trustee, the Certificate Administrator (if it is not also the 17g-5 Information Provider) or the Custodian in accordance with the terms of this Agreement, or (ii) any malfunction or disabling of the 17g-5 Information Provider’s Website.

(e)           None of the foregoing restrictions in this Section 5.7 prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Special Servicer or the Trust Advisor, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer, the Special Servicer or the Trust Advisor, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or the Trust Advisor as an operating advisor or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general, or the Trust Advisor’s surveillance operations in general; provided that the Master Servicer, the Special Servicer or the Trust Advisor, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to such Rating Agency in connection with such review and evaluation by such Rating Agency unless borrower, property or deal specific identifiers are redacted.

(f)           The 17g-5 Information Provider shall, at all times that any Certificates are outstanding and rated by a Rating Agency, maintain the 17g-5 Information Provider’s Website, and grant access thereto to the Rating Agencies and the other NRSROs, in accordance with this Agreement.

(g)           The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website and make available solely to the Rating Agencies and other NRSROs the following items, to the extent such items are delivered to it in an electronic document format suitable for website posting (and the parties required to deliver the following information to the 17g-5 Information Provider agree to do so) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “MSBAM 2013-C10” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)              any and all Officer’s Certificates and other evidence delivered to the 17g-5 Information Provider to support the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance and notices of a determination to reimburse Nonrecoverable Advances from sources other than principal collections;

(ii)             any Final Asset Status Report delivered by the Special Servicer pursuant to Section 9.32(h);

(iii)            any Third Party Reports delivered to the 17g-5 Information Provider;

(iv)           all of the annual compliance statements and annual assessments as to compliance delivered to the 17g-5 Information Provider since the Closing Date pursuant to Section 13.9 and Section 13.10, respectively;

(v)            all of the annual independent public accountants’ servicing reports caused to be delivered to the 17g-5 Information Provider since the Closing Date pursuant to Section 13.11;

(vi)            copies of any Rating Agency Communications that are delivered to the 17g-5 Information Provider;

(vii)           copies of any questions or requests submitted by the Rating Agencies directed toward the Master Servicer, Special Servicer, Trust Advisor, Custodian, Certificate Administrator or Trustee, and the responses thereto;

(viii)          all notices of termination, resignation or assignment of rights and duties of the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator or the Trustee) received by the 17g-5 Information Provider;

(ix)            all notices of the occurrence of a Servicer Termination Event, in the case of the Master Servicer, events described in Section 9.30(b), in the case of the Special Servicer, or events described in Section 10.12, in the case of the Trust Advisor, received by the 17g-5 Information Provider;

(x)             all notices of merger or consolidation of the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian or the Trustee) received by the 17g-5 Information Provider;

(xi)            any Trust Advisor Annual Reports received by the 17g-5 Information Provider;

(xii)           any notice of any amendment of this Agreement pursuant to Section 14.3;

(xiii)          any notice or other information provided to any Rating Agency pursuant to Section 1.7;

(xiv)          any Initial Certification, Final Certification and updated schedule of exceptions received by the 17g-5 Information Provider pursuant to Section 2.2;

(xv)           notice of any Material Breach or Material Document Defect, and notice of any repurchase or replacement of a Mortgage Loan in connection therewith,  received by the 17g-5 Information Provider pursuant to Section 2.3;

(xvi)          any requests for a Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 1.7;

(xvii)         any other information delivered to the 17g-5 Information Provider pursuant to this Agreement, including pursuant to Section 5.7(a) and Section 5.7(b); and

(xviii)        the Rating Agency Q&A Forum and Document Request Tool.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website, a link to which shall be provided on NetRoadshow’s website at www.structuredfn.com or such other website as MSMCH may notify the parties hereto in writing.  Information will be posted to the 17g-5 Information Provider’s Website within two (2) Business Days of receipt.  The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be.  If any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website.  The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website.  Access will be provided by the 17g-5 Information Provider to the Rating Agencies and other NRSROs upon receipt of an NRSRO Certification (which certification may be submitted electronically via the 17g-5 Information Provider’s Website).  Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866)846-4526 and 17g5informationprovider@wellsfargo.com (or to such other telephone number or email address as the 17g-5 Information Provider may designate).

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 5.7.  In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each Rating Agency or other NRSRO each time the 17g-5 Information Provider posts an additional document to the 17g-5 Information Provider’s Website.

The 17g-5 Information Provider shall make available, only to the Rating Agencies and other NRSROs, the Rating Agency Q&A Forum and Document Request Tool.  The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and other NRSROs may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 5.7, the Mortgage Loans, the A/B Whole Loans, Loan Pairs or the Mortgaged Properties (“Rating Agency Inquiries”), (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information.  Upon receipt of a Rating Agency Inquiry for the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward such Rating Agency Inquiry to the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of a Rating Agency Inquiry, the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply to the Rating Agency Inquiry, which reply of the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer shall be by email to the 17g-5 Information Provider.  The 17g-5 Information Provider shall post (within a commercially reasonable period, and in any event within two (2) Business Days, following preparation or receipt of such answer, as the case may be) such Rating Agency Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website.  Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website.  If the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (iii)(A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator and the Trust Advisor) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator the Trust Advisor, Master Servicer or Special Servicer, as applicable, under this Agreement, then it shall not be required to answer such Rating Agency Inquiry and, in the case of the Certificate Administrator, the Trust Advisor, the Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post (within two (2) Business Days of its receipt of such notice) such Rating Agency Inquiry on the Rating Agency Q&A Forum and Document Request Tool together with the reason such Rating Agency Inquiry was not answered.  Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and no other party shall have any responsibility or liability for the content of any such information.  The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.  The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any other Person that are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider may require registration and the acceptance of a disclaimer.  The 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information.  The 17g-5 Information Provider shall not be liable for its failure to make any information available to the Rating Agencies or other NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein, with a subject heading of “MSBAM 2013-C10” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website.

(h)          The costs and expenses of compliance with this Section by any party hereto shall not be Additional Trust Expenses.

(i)           The 17g-5 Information Provider shall not be obligated to determine whether any information submitted or delivered to it constitutes Privileged Information, and shall not have any liability for posting to the 17g-5 Information Provider’s Website any Privileged Information received from a third party in accordance with this Agreement, unless such Privileged Information is clearly identified as such to the 17g-5 Information Provider upon delivery thereto.  The Master Servicer, the Special Servicer and the Trust Advisor shall not deliver any Privileged Information to the 17g-5 Information Provider.

(j)           It is hereby acknowledged and agreed that none of the Depositor, any other party to this Agreement or any Seller has contracted with the Controlling Class Representative or any Certificateholder or Certificate Owner to provide information to any Rating Agency for the purpose of undertaking credit rating surveillance on the Certificates.  For the avoidance of doubt, nothing contained in the foregoing sentence shall be deemed to prohibit, restrict or otherwise limit the ability of the Controlling Class Representative, any Certificateholder and/or any Certificate Owner, as applicable, in each case, of their own accord and without any express or implicit authorization of or direction from the Depositor, any other party to this Agreement or any Seller, from communicating or transacting with any Rating Agency with respect to this transaction or otherwise.

Section 5.8     Swap Agreements.

(a)           On or before the Closing Date, the Certificate Administrator, not in its individual capacity but solely in its capacity as Certificate Administrator, on behalf of the Trust, shall, and is hereby authorized and directed to, enter into each Swap Agreement and related agreements (including questionnaires) with the related Swap Counterparty.  The Swap Counterparty under each Swap Agreement shall be responsible for performing all the duties of a “calculation agent” set forth under such Swap Agreement, and the Certificate Administrator shall have no obligation or liability to determine the reasonableness of such calculations.

(b)           Not later than 5:00 p.m. New York City time, on the second Business Day prior to each Distribution Date, based on the CREFC® Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 8.11(d) of this Agreement, information received by the Certificate Administrator from the related Swap Counterparty pursuant to related Swap Agreement, and subject to the priorities set forth in Section 6.5 of this Agreement, the Certificate Administrator shall (i) review such Swap Counterparty’s calculation of the Swap Net Payment, if any, for the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, in accordance with the terms of such Swap Agreement and this Agreement and (ii) notify such Swap Counterparty in accordance with the terms of such Swap Agreement of any mathematical inaccuracies of such calculations.  If the Certificate Administrator fails to receive any Swap Floating Payment due from a Swap Counterparty under any Swap Agreement on the Business Day prior to the related Distribution Date, the Certificate Administrator shall provide such Swap Counterparty notice of such non-payment no later than 5:00 p.m. New York City time on such date.  If the Certificate Administrator fails to receive such Swap Floating Payment by 11:00 a.m. New York City time on the related Distribution Date following such notice of non-payment, then on such Distribution Date a Swap Default shall occur under such Swap Agreement and a Swap Class Distribution Conversion shall occur with respect to the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement under this Agreement and under such Swap Agreement.

(c)           On the Business Day immediately prior to each Distribution Date, to the extent of Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall remit the Swap Net Payment, if any, under each Swap Agreement to the related Swap Counterparty from the related Swap Corresponding Floating Rate Account; provided, that upon and during the continuation of a Swap Class Distribution Conversion for the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, the Certificate Administrator shall not make such payments to such Swap Counterparty.  Promptly upon receipt of any payment or other receipt in respect of any Swap Agreement, the Certificate Administrator shall deposit the same into the applicable Swap Corresponding Floating Rate Account.

The Certificate Administrator shall enforce the Trust’s rights under each Swap Agreement in accordance with the terms hereof.  If the Certificate Administrator has actual knowledge or written notice of a Swap Default under any Swap Agreement, the Certificate Administrator shall promptly provide written notice to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement and shall take such actions (following the expiration of any applicable grace period specified in such Swap Agreement), unless otherwise directed in writing by the holders of at least 25% by Certificate Balance of such Class of Swap Floating Rate Certificates, to enforce the rights of the Trust under such Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any related Swap Termination Payment received from the related

Swap Counterparty under such Swap Agreement to enter into a replacement of such Swap Agreement on substantially identical terms or on such other terms reasonably acceptable to the Depositor, with a replacement swap counterparty that satisfies the requirements of the related Swap Agreement.  If the costs attributable to entering into such a replacement Swap Agreement would exceed the amount of any Swap Termination Payments under such Swap Agreement, a replacement of such Swap Agreement shall not be entered into and any such proceeds shall instead be distributed, pro rata, to the holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, in each case on the immediately succeeding Distribution Date.  Notwithstanding any of the foregoing to the contrary, at no time may the Trust enter into a swap agreement or other swap transaction with any swap counterparty that is neither a “swap dealer” or a “major swap participant” (as defined in Section 1(a) of the Commodity Exchange Act).

A Swap Class Distribution Conversion, if any, for each Class of Swap Floating Rate Certificates shall become permanent following the determination by the holders of at least 25% by Certificate Balance of such Class not to enter into a replacement of the Swap Corresponding Agreement and distribution of any related Swap Termination Payments to the Holders of such Class.  No Swap Default (or termination of a Swap Agreement) or Swap Class Distribution Conversion shall constitute an event of default under this Agreement.

To the extent that any replacement Swap Agreement is entered into and an upfront payment is received from the replacement Swap Counterparty, then such upfront payment shall be applied to pay any swap termination payment owed to the terminated Swap Counterparty under the terminated Swap Agreement, and any excess shall be distributed, pro rata, to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement on the immediately succeeding Distribution Date.  Except as set forth in the preceding sentence, no upfront payment from a replacement Swap Counterparty shall be available for payments on such Class of Swap Floating Rate Certificates, and no termination payment owed to a related terminated Swap Counterparty under a terminated Swap Agreement shall be paid to such Swap Counterparty pursuant to Section 6.5(e) or otherwise, unless payment in full to the Holders of the Class of Swap Floating Rate Certificates for which the related Swap Agreement is the Corresponding Swap Agreement of amounts due and payable on such Class have been made.

The Certificate Administrator shall promptly notify the Depositor upon any change (or written notification to the Certificate Administrator that such change is imminent) in the payment terms of a Class of Swap Floating Rate Certificates, including as a result of a related Swap Class Distribution Conversion, the termination of such a Swap Class Distribution Conversion, a Swap Default under the Swap Corresponding Agreement or the cure of such a Swap Default.

(d)           The Certificate Administrator’s obligation, on behalf of the Trust, to remit to any Swap Counterparty any funds under the related Swap Agreement shall be limited to the provisions of this Section 5.8 and in accordance with the priorities set forth herein and in Section 6.5(e).  The Certificate Administrator shall have no obligation on behalf of the Trust Fund to remit or cause to be remitted to any Swap Counterparty any portion of the amounts due to such Swap Counterparty under the related Swap Agreement for any Distribution Date unless and until the related interest payment on the related Swap REMIC Regular Interest for such Distribution Date is actually received by the Certificate Administrator.

(e)           Any costs and expenses of a Swap Counterparty payable to such Swap Counterparty pursuant to the related Swap Agreement shall be payable from the related Swap Floating Rate Account and shall not constitute Additional Trust Expenses or obligations.  No party hereunder shall advance any Swap Floating Payments.  Simultaneous with the delivery to the Certificateholders, the Certificate Administrator shall (1) make available to any Swap Counterparty the Distribution Date Statement and (2) make available or deliver to any Swap Counterparty copies of any other reports or notices delivered to the Holders of the related Class of Swap Floating Rate Certificates as and to the extent required by the related Swap Agreement.

(f)           The Depositor, in compliance with the Commodity Exchange Act and the regulations promulgated thereunder, shall, on or prior to the Closing Date, obtain from the Depository Trust Company (or any other applicable successor entity) a “legal entity indentifier” (“LEI”) on behalf of, and in the name of, the Trust as a counterparty to each Swap Agreement.  So long as any Swap Agreement is outstanding, the Certificate Administrator agrees that it shall, on an annual basis on behalf of the Trust, recertify the LEI record through the website being maintained for such purpose (or complete such substantially similar process as is then in effect).  Any fees associated with obtaining and maintaining the LEI shall be payable by the Depositor.  The Certificate Administrator hereby acknowledges that it has received from the Depositor an amount equal to $1,000 to be applied toward the payment of any ongoing recertification fees payable in respect of the LEI.  If at any time during the term of any Swap Agreement, the recertification fee payable in respect of the LEI (together with such recertification fees previously paid) exceeds such amount initially deposited by the Depositor with the Certificate Administrator, the Depositor shall, upon written request from the Certificate Administrator, remit to the Certificate Administrator any additional amounts payable in respect thereof no later than 5 Business Days from receipt of such written request; provided, that if the Depositor fails for any reason to remit, within such 5 Business Days, any such additional amounts for an additional period of 10 Business Days following written notice of such failure by the Certificate Administrator to the Depositor, the Certificate Administrator shall pay such excess from amounts on deposit in the applicable Swap Floating Rate Account (from amounts otherwise distributable to the Holders of the applicable Class of Swap Floating Rate Certificates).  The Certificate Administrator shall not be deemed to assume any obligations on behalf of the Depositor or the Trust relating to any Swap Agreement except as set forth herein.  For the avoidance of doubt, the Certificate Administrator shall not be deemed to assume any obligations on behalf of the Depositor or the Trust with respect to any legal requirements that any Swap Agreement be cleared with a derivative clearing organization; provided, that in the event the Depositor and/or the Trust determines it is required to clear a Swap Agreement with a derivative clearing organization in accordance with any legal requirements, the Certificate Administrator shall, upon request, reasonably cooperate with the Depositor and/or the Trust in connection with clearing such Swap Agreement with such derivative clearing organization.

(g)           To the extent any party hereto (other than the Master Servicer and the Special Servicer) receives on behalf of the Trust a “daily mark” and disclosure related thereto (a “Daily Mark”) from a Swap Counterparty pursuant to 17 CFR § 23.431(d) or related regulation, such party shall promptly provide such Daily Mark to the Certificate Administrator electronically at trustadministrationgroup@wellsfargo.com or to such other address as the Certificate Administrator may provide.  The Certificate Administrator shall, upon the written request of a Holder of a Class of Swap Floating Rate Certificates (and at the expense of such Holder), make available the most recent Daily Mark received by it to the Holders of such Class; provided, that the Certificate Administrator shall not be required to provide such information more than once in any given calendar month.  It is understood and agreed that the Certificate Administrator has no obligation to require the delivery of a Daily Mark by a Swap Counterparty or to verify or otherwise ensure the timeliness or accuracy of the information provided in connection therewith.  Neither the Depositor nor any other party shall cause the Trust to enter into a swap agreement unless the swap counterparty thereunder agrees in writing that the Daily Mark may be made available to the Holders of the applicable Class of Swap Floating Rate Certificates as provided in this paragraph.

ARTICLE VI
DISTRIBUTIONS

Section 6.1     Distributions Generally.  Subject to Section 11.2(a), with respect to the final distribution on the Certificates, on each Distribution Date, the Certificate Administrator shall (1) first, withdraw from the Distribution Account and pay to the Trustee and Custodian any unpaid fees, expenses and other amounts then required to be paid pursuant to this Agreement, and then, to the Certificate Administrator, any unpaid fees, expenses and other amounts then required to be paid pursuant to this Agreement, and then at the written direction of the Master Servicer, withdraw from the Distribution Account and pay to the Master Servicer and Special Servicer any unpaid servicing compensation or other amounts currently required to be paid pursuant to this Agreement (to the extent not previously retained or withdrawn by the Master Servicer from the Collection Account), and (2) second, make distributions in the manner and amounts set forth below.

Each distribution to Holders of Certificates shall be made by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder; provided, that (i) remittances to the Certificate Administrator shall be made by wire transfer of immediately available funds to the Distribution Account, the Excess Liquidation Proceeds Reserve Account and the TA Unused Fees Reserve Account; and (ii) the final distribution in respect of any Certificate shall be made only upon presentation and surrender of such Certificate at such location specified by the Certificate Administrator in a notice delivered to Certificateholders pursuant to Section 11.2(a).  If any payment required to be made on the Certificates is to be made on a day that is not a Business Day, then such payment will be made on the next succeeding Business Day without compensation for such delay.  All distributions or allocations made with respect to Holders of Certificates of a particular Class on each Distribution Date shall be made or allocated among the outstanding Certificates of such Class in proportion to their respective initial Certificate Balances, in the case of a Class of

Principal Balance Certificates, or initial Notional Amounts, in the case of the Class X-A Certificates, or Percentage Interests, in the case of the Class R Certificates.

Section 6.2     Compliance with Withholding Requirements.  Notwithstanding any other provision of this Agreement to the contrary, the Certificate Administrator on behalf of the Trustee shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest, original issue discount, or other amounts that the Certificate Administrator reasonably believes are applicable under the Code.  The consent of Certificateholders shall not be required for any such withholding and any amount so withheld shall be regarded as distributed to the related Certificateholders for purposes of this Agreement.  If the Certificate Administrator withholds any amount from payments made to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate to such Certificateholder the amount withheld.  The Trustee shall not be responsible for the Certificate Administrator’s failure to comply with any withholding requirements.

Section 6.3     REMIC I.

(a)           On each Distribution Date, the Certificate Administrator shall be deemed to distribute to itself on behalf of the Trustee, as holder of the REMIC I Regular Interests, for the following purposes and in the following order of priority:

(i)             from the portion of the Available Distribution Amount attributable to interest (other than Excess Interest) collected or advanced or deemed collected or advanced on or with respect to, and any Excess Liquidation Proceeds attributable to, each Mortgage Loan (including each REO Mortgage Loan), to pay any and all Distributable Interest with respect to the Corresponding REMIC I Regular Interest for such Distribution Date;

(ii)            from the portion of the Available Distribution Amount attributable to principal collected or advanced or deemed collected or advanced on or with respect to each Mortgage Loan (including each REO Mortgage Loan), to pay such principal with respect to the Corresponding REMIC I Regular Interest, until the REMIC I Principal Amount thereof is reduced to zero; and

(iii)           from any remaining amount of the Available Distribution Amount (other than Excess Interest) and any remaining Excess Liquidation Proceeds with respect to each Mortgage Loan (including each REO Mortgage Loan), to reimburse, first, any unreimbursed Collateral Support Deficits previously allocated to the Corresponding REMIC I Regular Interest, together with unpaid interest thereon at the related REMIC I Net Mortgage Rate (in each case from the date of allocation), and then, any unreimbursed Collateral Support Deficits allocated to any other REMIC I Regular Interest, together with unpaid interest thereon at the related REMIC I Net Mortgage Rate (in each case from the date of allocation).

(b)           At such time as all Distributable Interest with respect to the REMIC I Regular Interests has been paid, the REMIC I Principal Amounts of all of the REMIC I Regular Interests have been reduced to zero, and all Collateral Support Deficits (including interest thereon) previously allocated thereto to the REMIC I Regular Interests have been reimbursed, the

Certificate Administrator shall pay to the Holders of the Class R Certificates with respect to the REMIC I Residual Interest any amounts of the Available Distribution Amount (other than Excess Interest) remaining with respect to each Mortgage Loan or, to the extent of the Trust’s interest therein, the related REO Property.

(c)           Any Prepayment Premium distributed with respect to any Class of REMIC III Regular Certificates, EC REMIC III Regular Interest (and correspondingly, to the applicable Exchangeable Certificates) or Swap REMIC III Regular Interest (and correspondingly to or with respect to any applicable Swap Certificates) on any Distribution Date pursuant to Section 6.10, shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the Corresponding REMIC I Regular Interest for the Mortgage Loan (including an REO Mortgage Loan) as to which such Prepayment Premium was received.

Section 6.4     REMIC II.

(a)           On each Distribution Date, following any allocations of Trust Advisor Expenses on such Distribution Date pursuant to Section 6.11, the Certificate Administrator shall be deemed to distribute to itself on behalf of the Trustee, as holder of the REMIC II Regular Interests, amounts distributable to any Class of Principal Balance Certificates (other than the Exchangeable Certificates and any Swap Certificates), the EC REMIC III Regular Interests and the Swap REMIC III Regular Interests, pursuant to Section 6.5, Section 6.10 or Section 11.1, with respect to such Class’s, EC REMIC III Regular Interest’s or Swap REMIC III Regular Interest’s Corresponding REMIC II Regular Interest.

(b)           All distributions made in respect of the Class X-A Certificates on any Distribution Date pursuant to Section 6.5, Section 6.10 or Section 11.1, and allocable to any particular Class X REMIC III Regular Interest, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of such Class X REMIC III Regular Interest’s Corresponding REMIC II Regular Interest.

(c)           All distributions made in respect of the Exchangeable Certificates on any Distribution Date pursuant to Section 6.5, Section 6.10 or Section 11.1, and allocable to any particular EC REMIC III Regular Interest, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of such EC REMIC III Regular Interest’s Corresponding REMIC II Regular Interest.

(d)           All distributions made in respect of a Swap REMIC III Regular Interest on any Distribution Date pursuant to Section 6.5, Section 6.10 or Section 11.1 shall be deemed to have first been distributed from REMIC II to REMIC III in respect of such Swap REMIC III Regular Interest’s Corresponding REMIC II Regular Interest.

(e)           For purposes of Section 6.4(a), Section 6.4(b), Section 6.4(c) and Section 6.4(d), if the subject distribution on or in respect of any Class of REMIC III Regular Certificates, Exchangeable Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest was a distribution of interest, principal, Prepayment Premiums or in reimbursement of previously allocated Collateral Support Deficits or Trust Advisor Expenses, then the corresponding distribution deemed to be made on a REMIC II Regular Interest shall be deemed to also be, respectively, a distribution of interest, principal, Prepayment Premiums or in reimbursement of previously allocated Collateral Support Deficits or Trust Advisor Expenses with respect to such REMIC II Regular Interest.

(f)           Any amounts remaining in the Distribution Account with respect to REMIC II on any Distribution Date after the foregoing distributions shall be distributed to the Holders of the Class R Certificates with respect to the REMIC II Residual Interest.

Section 6.5     REMIC III.

(a)           On each Distribution Date, following any allocations of Trust Advisor Expenses on such Distribution Date pursuant to Section 6.11, the Certificate Administrator shall withdraw from the Distribution Account an amount equal to the Available Distribution Amount and shall distribute such amount (other than the amount attributable to any Excess Liquidation Proceeds, which shall be distributed in accordance with Section 6.5(b), and any Excess Interest, which shall be distributed in accordance with Section 6.5(c)), in the following amounts and order of priority:

(i)            to make payments to the Holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class X-A Certificates and to the Class A-3FL REMIC III Regular Interest, in an amount up to all Distributable Certificate Interest with respect to such Classes of Certificates and Swap REMIC III Regular Interest for such Distribution Date, pro rata in proportion to the Distributable Certificate Interest payable to each such Class and Swap REMIC III Regular Interest;

(ii)           to make payments to the Holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates and to the Class A-3FL REMIC III Regular Interest, in reduction of the respective Aggregate Certificate Balances thereof, in an amount up to the remaining Principal Distribution Amount for such Distribution Date:  first, to the Holders of the Class A-SB Certificates, the Principal Distribution Amount for such Distribution Date, until the Aggregate Certificate Balance thereof has been reduced to the Planned Principal Balance for such Distribution Date, second, to the Holders of the Class A-1 Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance thereof is reduced to zero, third, upon payment in full of the Aggregate Certificate Balance of the Class A-1 Certificates, to the Holders of the Class A-2 Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder) until the Aggregate Certificate Balance of the Class A-2 Certificates has been reduced to zero, fourth, upon payment in full of the Aggregate Certificate Balance of the Class A-2 Certificates, to the Holders of the Class A-3 Certificates and to the Class A-3FL REMIC III Regular Interest, pro rata, based on their respective Aggregate Certificate Balances, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder) until the Aggregate Certificate Balances of the Class A-3 Certificates and the Class A-3FL REMIC III Regular Interest have been reduced to zero, fifth, upon payment in full of the Aggregate Certificate Balances of the Class A-3 Certificates and the Class A-3FL REMIC III Regular Interest, to the Holders of the Class A-4 Certificates, the Principal

Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder) until the Aggregate Certificate Balance of the Class A-4 Certificates has been reduced to zero, sixth, upon payment in full of the Aggregate Certificate Balance of the Class A-4 Certificates, to the Holders of the Class A-5 Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder) until the Aggregate Certificate Balance of the Class A-5 Certificates has been reduced to zero, and seventh, upon payment in full of the Aggregate Certificate Balance of the Class A-5 Certificates, to the Holders of the Class A-SB Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder) until the Aggregate Certificate Balance of the Class A-SB Certificates has been reduced to zero;

(iii)           to make payments to the Holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates and to the Class A-3FL REMIC III Regular Interest, pro rata in proportion to their respective entitlements to reimbursement described in this clause, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(iv)           to make payments concurrently, to the Holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Class A-S Percentage Interest of the Distributable Certificate Interest with respect to the Class A-S REMIC III Regular Interest for such Distribution Date, and to the Holders of the Class PST Certificates, in respect of interest, up to an amount equal to the Class A-S-PST Percentage Interest of the Distributable Certificate Interest with respect to the Class A-S REMIC III Regular Interest for such Distribution Date, pro rata, in proportion to their respective percentage interests in the Class A-S REMIC III Regular Interest;

(v)           upon payment in full of the Aggregate Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates and the Class A-3FL REMIC III Regular Interest, to make payments concurrently, to the Holders of the Class A-S Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Class A-S Percentage Interest of the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), and to the Holders of the Class PST Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Class A-S-PST Percentage Interest of the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), pro rata, in proportion to their respective percentage interests in the Class A-S REMIC III Regular Interest, until the Aggregate Certificate Balance of the Class A-S Certificates and the Class PST Component A-S Principal Amount have been reduced to zero;

(vi)           to make payments concurrently, to the Holders of the Class A-S Certificates, in an amount up to the Class A-S Percentage Interest of any unreimbursed Collateral Support Deficit previously allocated to the Class A-S REMIC III Regular Interest (and correspondingly to the Class A-S Certificates), plus interest on that amount at the Pass-Through Rate for the Class A-S Certificates from the date the related Collateral Support Deficit was allocated to the Class A-S REMIC III Regular Interest, and to the Holders of the Class PST Certificates, in an amount up to the Class A-S-PST Percentage Interest of any unreimbursed Collateral Support Deficit previously allocated to the Class A-S REMIC III Regular Interest (and correspondingly to the Class PST Certificates), plus interest on that amount at the Pass-Through Rate for the Class A-S Certificates from the date the related Collateral Support Deficit was allocated to the Class A-S REMIC III Regular Interest, pro rata, in proportion to their respective percentage interests in the Class A-S REMIC III Regular Interest

(vii)           to make payments concurrently, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the Class B Percentage Interest of the Distributable Certificate Interest with respect to the Class B REMIC III Regular Interest for such Distribution Date, and to the Holders of the Class PST Certificates, in respect of interest, up to an amount equal to the Class B-PST Percentage Interest of the Distributable Certificate Interest with respect to the Class B REMIC III Regular Interest for such Distribution Date, pro rata, in proportion to their respective percentage interests in the Class B REMIC III Regular Interest;

(viii)           upon payment in full of the Aggregate Certificate Balance of the Class A-S Certificates and the Class PST Component A-S Principal Amount, to make payments concurrently, to the Holders of the Class B Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Class B Percentage Interest of the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), and to the Holders of the Class PST Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Class B-PST Percentage Interest of the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), pro rata, in proportion to their respective percentage interests in the Class B REMIC III Regular Interest, until the Aggregate Certificate Balance of the Class B Certificates and the Class PST Component B Principal Amount have been reduced to zero;

(ix)           to make payments concurrently, to the Holders of the Class B Certificates, in an amount up to the Class B Percentage Interest of any unreimbursed Collateral Support Deficit previously allocated to the Class B REMIC III Regular Interest (and correspondingly to the Class B Certificates), plus interest on that amount at the Pass-Through Rate for the Class B Certificates from the date the related Collateral Support Deficit was allocated to the Class B REMIC III Regular Interest, and to the Holders of the Class PST Certificates, in an amount up to the Class B-PST Percentage Interest of any unreimbursed Collateral Support Deficit previously allocated to the Class B REMIC III Regular Interest (and correspondingly to the Class PST Certificates), plus interest on that amount at the Pass-Through Rate for the Class B Certificates from the date the related Collateral Support Deficit was allocated to the Class B REMIC III Regular Interest, pro rata, in proportion to their respective percentage interests in the Class B REMIC III Regular Interest;

(x)           to make payments concurrently, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the Class C Percentage Interest of the Distributable Certificate Interest with respect to the Class C REMIC III Regular Interest for such Distribution Date, and to the Holders of the Class PST Certificates, in respect of interest, up to an amount equal to the Class C-PST Percentage Interest of the Distributable Certificate Interest with respect to the Class C REMIC III Regular Interest for such Distribution Date, pro rata, in proportion to their respective percentage interests in the Class C REMIC III Regular Interest;

(xi)           upon payment in full of the Aggregate Certificate Balance of the Class B Certificates and the Class PST Component B Principal Amount, to make payments concurrently, to the Holders of the Class C Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Class C Percentage Interest of the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), and to the Holders of the Class PST Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Class C-PST Percentage Interest of the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), pro rata, in proportion to their respective percentage interests in the Class C REMIC III Regular Interest, until the Aggregate Certificate Balance of the Class C Certificates and the Class PST Component C Principal Amount have been reduced to zero;

(xii)           to make payments concurrently, to the Holders of the Class C Certificates, in an amount up to the Class C Percentage Interest of any unreimbursed Collateral Support Deficit previously allocated to the Class C REMIC III Regular Interest (and correspondingly to the Class C Certificates), plus interest on that amount at the Pass-Through Rate for the Class C Certificates from the date the related Collateral Support Deficit was allocated to the Class C REMIC III Regular Interest, and to the Holders of the Class PST Certificates, in an amount up to the Class C-PST Percentage Interest of any unreimbursed Collateral Support Deficit previously allocated to the Class C REMIC III Regular Interest (and correspondingly to the Class PST Certificates), plus interest on that amount at the Pass-Through Rate for the Class C Certificates from the date the related Collateral Support Deficit was allocated to the Class C REMIC III Regular Interest, pro rata, in proportion to their respective percentage interests in the Class C REMIC III Regular Interest;

(xiii)         to make payments to the Holders of the Class D Certificates, in an amount up to all Distributable Certificate Interest with respect to such Class of Certificates for such Distribution Date;

(xiv)         upon payment in full of the Aggregate Certificate Balance of the Class C Certificates and the Class PST Certificates, to make payments to the Holders of the Class D Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)          to make payments to the Holders of the Class D Certificates, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(xvi)         to make payments to the Holders of the Class E Certificates, in an amount up to all Distributable Certificate Interest with respect to such Class of Certificates for such Distribution Date;

(xvii)        upon payment in full of the Aggregate Certificate Balance of the Class D Certificates, to make payments to the Holders of the Class E Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)       to make payments to the Holders of the Class E Certificates, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(xix)          to make payments to the Holders of the Class F Certificates, in an amount up to all Distributable Certificate Interest with respect to such Class of Certificates for such Distribution Date;

(xx)           upon payment in full of the Aggregate Certificate Balance of the Class E Certificates, to make payments to the Holders of the Class F Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)          to make payments to the Holders of the Class F Certificates, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(xxii)         to make payments to the Holders of the Class G Certificates, in an amount up to all Distributable Certificate Interest with respect to such Class of Certificates for such Distribution Date;

(xxiii)        upon payment in full of the Aggregate Certificate Balance of the Class F Certificates, to make payments to the Holders of the Class G Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance of the Class G Certificates has been reduced to zero;

(xxiv)       to make payments to the Holders of the Class G Certificates, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(xxv)        to make payments to the Holders of the Class H Certificates, in an amount up to all Distributable Certificate Interest with respect to such Class of Certificates for such Distribution Date;

(xxvi)       upon payment in full of the Aggregate Certificate Balance of the Class G Certificates, to make payments to the Holders of the Class H Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance of the Class H Certificates has been reduced to zero;

(xxvii)      to make payments to the Holders of the Class H Certificates, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(xxviii)     to make payments to the Holders of the Class J Certificates, in an amount up to all Distributable Certificate Interest with respect to such Class of Certificates for such Distribution Date;

(xxix)        upon payment in full of the Aggregate Certificate Balance of the Class H Certificates, to make payments to the Holders of the Class J Certificates, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Aggregate Certificate Balance of the Class J Certificates has been reduced to zero;

(xxx)         to make payments to the Holders of the Class J Certificates, to reimburse any unreimbursed Collateral Support Deficits previously allocated thereto and not previously fully reimbursed, plus any unpaid interest at the applicable Pass-Through Rate on such Collateral Support Deficits, in each case from the date allocated;

(xxxi)        to each Class of Principal Balance Certificates (other than the Control Eligible Certificates) in sequential order as specified in clauses (i) through (xviii) above (taking into account the payment priority of the Class PST Certificates and treating each Class PST Component as if it were a separate Class), until all amounts of Trust Advisor Expenses (including Excess Trust Advisor Expenses) previously allocated to such Classes of Certificates, whether as a reduction of interest or as a reduction of the Aggregate Certificate Balance of such Class, but not previously reimbursed, have been reimbursed in full (it being understood that previously allocated Trust Advisor Expenses are not reimbursable as part of the reimbursement of previously allocated Collateral Support Deficits); and

(xxxii)       to make payments to the Holders of the Class R Certificates, up to the amount of any remaining portion of Available Distribution Amount on deposit in the Distribution Account.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the earliest date, if any, upon which the Aggregate Certificate Balance of all Classes of Subordinate Certificates has been reduced to zero, or the aggregate Appraisal Reduction in effect is greater than or equal to the Aggregate Certificate Balance of all Classes of Subordinate Certificates, distributions of principal pursuant to clause (ii) of this Section 6.5(a) will be made to the Holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates and to the Class A-3FL REMIC III Regular Interest, pro rata, based on the respective Aggregate Certificate Balances of such Classes of Certificates and Swap REMIC III Regular Interest, in reduction of the respective Aggregate Certificate Balances of such Classes of Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date, until the Aggregate Certificate Balance of each such Class and Swap REMIC III Regular Interest is reduced to zero.

All distributions of interest, if any, made with respect to the Class X-A Certificates on any Distribution Date, pursuant to this Section 6.5(a), shall be made, and shall be deemed to have been made, in respect of the various Class X REMIC III Regular Interests that relate to the Class X-A Certificates, pro rata in accordance with the respective amounts of Distributable Interest in respect of such Class X REMIC III Regular Interests for such Distribution Date.

All amounts distributed to the Holders of the Exchangeable Certificates pursuant to the provisions set forth above will be deemed to have been distributed simultaneously by the Certificate Administrator to itself on behalf of the Trustee as the holder of, and on, the EC REMIC III Regular Interest with the same letter designation as the Class of Certificates (or, in the case of the Class PST Certificates, the same letter designation as the Class PST Component) on which such distribution was made.

All amounts required to be distributed to the holders of a Swap REMIC III Regular Interest pursuant to the provisions set forth above will be deemed to have been distributed simultaneously by the Certificate Administrator to itself on behalf of the Trustee as the holder of such Swap REMIC III Regular Interest for application in accordance with Section 6.5(e).

(b)           On each Distribution Date, the Certificate Administrator shall withdraw amounts in the Excess Liquidation Proceeds Reserve Account and make payments in the following priority:

(i)           First, to reimburse the holders of the respective Classes of the REMIC III Regular Certificates, the EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates) and the Swap REMIC IIII Regular Interests (and correspondingly, the applicable Swap Certificates) (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, Unpaid Interest then owing to such Classes, EC REMIC III Regular Interests

(and correspondingly, attributable to the applicable Exchangeable Certificates) or Swap REMIC III Regular Interests (and correspondingly, attributable to the applicable Swap Certificates);

(ii)           Second, to reimburse the holders of the Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), the EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates) and the Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates) (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, unreimbursed Collateral Support Deficits previously allocated to them, together with interest on such Collateral Support Deficits at the applicable Pass-Through Rate, in each case from the date of allocation; and

(iii)           Third, upon the reduction of the Aggregate Certificate Balance of the Principal Balance Certificates to zero, to pay any amounts remaining on deposit in such account, to the Holders of the Class R Certificates.

All amounts required to be distributed to the holders of a Swap REMIC III Regular Interest pursuant to the provisions set forth above will be deemed to have been distributed simultaneously by the Certificate Administrator to itself on behalf of the Trustee as the holder of such Swap REMIC III Regular Interest for application in accordance with Section 6.5(e).

(c)           On each Distribution Date, following application of amounts on deposit in the Excess Liquidation Proceeds Reserve Account as provided in Section 6.5(b), the Certificate Administrator shall withdraw any amounts on deposit in the TA Unused Fees Account and shall apply such amounts as follows:  first, to pay any current outstanding indemnification payments and other unreimbursed expenses payable to the Trust Advisor pursuant to this Agreement; second, to reimburse the holders of Class A Senior Certificates (other than the Swap Certificates), EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates), Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates), and the Class D and Class E Certificates to the extent of any Trust Advisor Expenses that were actually applied to reduce the Distributable Certificate Interest of such Classes, EC REMIC III Regular Interests or Swap REMIC III Regular Interests or the Aggregate Certificate Balance of such Classes, EC REMIC III Regular Interests (and correspondingly, the Aggregate Certificate Balance of the applicable Exchangeable Certificates) and Swap REMIC III Regular Interests (and correspondingly, the Aggregate Certificate Balance of the applicable Swap Certificates), as applicable, on any Distribution Date, which amounts will be allocated first as recoveries of principal of such Classes, EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates) or Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates), as applicable, in the reverse order (subject to the payment allocation priority of the Class PST Certificates set forth in Section 6.11) in which the applicable Excess Trust Advisor Expenses were allocated to reduce the respective Aggregate Certificate Balances of such Classes, EC REMIC III Regular Interests (and correspondingly, the Aggregate Certificate Balance of the applicable Exchangeable Certificates) and Swap REMIC III Regular Interests (and correspondingly, the Aggregate Certificate Balance of the applicable Swap Certificates) and then as recoveries of interest shortfalls on such Classes

(other than the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class A-S Certificates, the Class PST Component A-S and the Class A-3FL REMIC III Regular Interest), Class B REMIC III Regular Interest (and correspondingly, the applicable Exchangeable Certificates) and Class C REMIC III Regular Interest (and correspondingly, the applicable Exchangeable Certificates) in the reverse order (subject to the payment allocation priority of the Class PST Certificates set forth in Section 6.11) in which the applicable Trust Advisor Expenses were allocated to reduce Distributable Certificate Interest on such Classes or EC REMIC III Regular Interests; third, if such Distribution Date coincides with or follows the earlier of (x) the final Distribution Date and (y) the date that the Aggregate Certificate Balance of the Principal Balance Certificates, other than the Control Eligible Certificates, has been reduced to zero, to reimburse the holders of the Class A Senior Certificates (other than the Swap Certificates), the EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates), the Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates), and the Class D, Class E, Class F, Class G, Class H and Class J Certificates (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, unreimbursed Collateral Support Deficits previously allocated to such Classes, EC REMIC III Regular Interests or Swap REMIC III Regular Interests, together with interest on such Collateral Support Deficits at the applicable Pass-Through Rate, in each case from the date of allocation; fourth, if such Distribution Date coincides with or follows the earlier of (x) the final Distribution Date and (y) the date that the Aggregate Certificate Balance of the Principal Balance Certificates, other than the Control Eligible Certificates, has been reduced to zero, to reimburse the Class A Senior Certificates (other than the Swap Certificates), the EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates), the Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates) and the Class D, Class E, Class F, Class G, Class H and Class J and Class X-A Certificates (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, Unpaid Interest due and owing to such Classes, EC REMIC III Regular Interests or Swap REMIC III Regular Interests; and fifth, upon the reduction of the Aggregate Certificate Balance of the Principal Balance Certificates to zero, to pay any amounts remaining on deposit in such account, to the Holders of the Class R Certificates.

All amounts required to be distributed to the holders of a Swap REMIC III Regular Interest pursuant to the provisions set forth above will be deemed to have been distributed simultaneously by the Certificate Administrator to itself on behalf of the Trustee as the holder of such Swap REMIC III Regular Interest for application in accordance with Section 6.5(e).

(d)           On each Distribution Date, the Certificate Administrator shall withdraw from the Excess Interest Sub-account any Excess Interest on deposit therein, and the Certificate Administrator shall pay such Excess Interest on such Distribution Date to the Holders of the Class J Certificates (even if the Aggregate Certificate Balance of the Class J Certificates has been reduced to zero for any reason).

(e)           (i) (A)  On the Business Day prior to each Distribution Date, for so long as the Certificate Balance of any Swap REMIC III Regular Interest (and correspondingly the Class of Swap Floating Rate Certificates and the Class of Swap Fixed Rate Certificates for which such Swap REMIC Regular Interest in the Swap Corresponding REMIC III Regular Interest) has not been reduced to zero, the Swap REMIC Available Funds for such Distribution Date shall be allocated, pro rata, in accordance with the Certificate Balance of such Class of Swap Floating Rate Certificates and such Class of Swap Fixed Rate Certificates, respectively (I) for deposit into the Swap Fixed Rate Account for such Class of Swap Fixed Rate Certificates in an amount equal to the product of the Swap Fixed Rate Percentage Interest for such Class and amounts distributed in respect of such Swap REMIC III Regular Interest pursuant to Sections 6.5(a), (b) and (c) of this Agreement on the related Distribution Date, and (II) for deposit into the Swap Floating Rate Account for such Class of Swap Floating Rate Certificates in an amount equal to the product of the Swap Floating Rate Percentage Interest for such Class and amounts distributed in respect of such Swap REMIC III Regular Interest pursuant to Sections 6.5(a), (b) and (c) of this Agreement on the related Distribution Date.

(B)  On each Distribution Date, an amount equal to the product of (x) the Swap Fixed Rate Percentage Interest of each Class of Swap Fixed Rate Certificates and (y) any Prepayment Premiums allocable to the Swap Corresponding REMIC III Regular Interest pursuant to Section 6.10 of this Agreement shall be allocated by the Certificate Administrator for deposit to the Swap Corresponding Fixed Rate Account for such Class of Swap Fixed Rate Certificates for distribution pursuant to Section 6.10 of this Agreement.  On the Business Day immediately prior to each Distribution Date (or on the Distribution Date if a related Swap Class Distribution Conversion shall have occurred), an amount equal to the product of (x) the Swap Floating Rate Percentage Interest of each Class of Swap Floating Rate Certificates and (y) any Prepayment Premiums allocable to the Swap Corresponding REMIC III Regular Interest pursuant to Section 6.10 of this Agreement, shall be allocated by the Certificate Administrator for deposit to the Swap Corresponding Floating Rate Account for such Class of Swap Floating Rate Certificates for distribution pursuant to Section 6.10 of this Agreement.

(ii) (A)  On each Distribution Date, for so long as the Certificate Balance of any Class of Swap Fixed Rate Certificates has not been reduced to zero, to the extent of amounts allocated to the Swap Corresponding Fixed Rate Account for such Class in accordance with Section 6.5(e)(i)(A) of this Agreement, the Certificate Administrator shall make distributions from such Swap Corresponding Fixed Rate Account to the Holders of such Class of Swap Fixed Rate Certificates in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1) first, in respect of interest, in an amount up to the Swap Fixed Rate Interest Distribution Amount with respect to such Class of Certificates for such Distribution Date;

(2) second, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Swap Fixed Rate Principal Distribution Amount for such Class and such Distribution Date, until the Aggregate Certificate Balance of such Class of Swap Fixed Rate Certificates has been reduced to zero;

(3) third, up to an amount equal to the product of (a) such Class’ Swap Fixed Rate Percentage Interest and (b) any unreimbursed Collateral Support Deficits previously allocated to the Swap Corresponding REMIC III Regular Interest and not previously fully reimbursed, plus any unpaid interest at the Pass-Through Rate applicable to such Class of Swap Fixed Rate Certificates on such Collateral Support Deficits, in each case from the date allocated; and

(4) fourth, to the Holders of such Class of Swap Fixed Rate Certificates, any remaining amounts in the Swap Fixed Rate Account for such Class.

(B)           On each Distribution Date, the Certificate Administrator shall distribute amounts on deposit in the Swap Fixed Rate Account for such Class in respect of Prepayment Premiums to the Holders of such Class of Swap Fixed Rate Certificates.

(iii) (A)  On each Distribution Date, for so long as the Certificate Balance of the Swap Floating Rate Certificates of any Class has not been reduced to zero, to the extent of amounts allocated to the Swap Floating Rate Account for such Class in accordance with Section 6.5(e)(i)(A) of this Agreement and amounts received from the Swap Counterparty under the Swap Corresponding Agreement pursuant to Section 5.8(b) of this Agreement, after remitting any Swap Net Payment under such Swap Agreement in respect of such Class of Swap Floating Rate Certificates payable to such Swap Counterparty on the Business Day immediately prior to such Distribution Date pursuant to Section 5.8(c) of this Agreement, the Certificate Administrator shall make distributions from such Swap Floating Rate Account to such Class of Swap Floating Rate Certificates in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1) first, in respect of interest, in an amount up to the Swap Floating Rate Interest Distribution Amount with respect to such Class of Certificates for such Distribution Date;

(2) second, in reduction of the Aggregate Certificate Balance thereof, in an amount up to the Swap Floating Rate Principal Distribution Amount for such Class and such Distribution Date, until the Aggregate Certificate Balance of such Class of Swap Floating Rate Certificates has been reduced to zero;

(3) third, up to an amount equal to the product of (a) such Class’ Swap Floating Rate Percentage Interest and (b) any unreimbursed Collateral Support Deficits previously allocated to the Swap Corresponding REMIC III Regular Interest and not previously fully reimbursed, plus any unpaid interest at the Pass-Through Rate applicable to such Class of Swap Floating Rate Certificates on such Collateral Support Deficits, in each case from the date allocated; and

(4) fourth, after the Certificate Balance of such Class of Swap Floating Rate Certificates has been reduced to zero and all other amounts have been paid to the Holders of such Class of Swap Floating Rate Certificates, and solely from amounts otherwise payable to such Holders in respect of such Class’ Swap Floating Rate Percentage Interest of interest payments distributed on the Swap Corresponding REMIC III Regular Interest, to the related Swap Counterparty under the Swap Corresponding Agreement any Swap Termination Payments then due and payable to such Swap Counterparty under such Swap Agreement; and

(5) fifth, any remaining amount in such Swap Floating Rate Account to the Holders of such Class of Swap Floating Rate Certificates.

(B) On the Business Day immediately prior to each Distribution Date, to the extent of Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall distribute to the Swap Counterparty under each Swap Agreement any Prepayment Premiums on deposit in the Swap Floating Rate Account for the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement, unless a Swap Class Distribution Conversion has occurred and is continuing with respect to such Class, in which case the Certificate Administrator shall distribute such Prepayment Premiums to the Holders of such Class of Swap Floating Rate Certificates on the related Distribution Date.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, to the extent of Available Funds available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall make all payments due and payable to the Swap Counterparty under each Swap Agreement pursuant to the terms of such Swap Agreement on the Business Day immediately preceding each Distribution Date.

Section 6.6     Allocation of Collateral Support Deficits.

(a)           REMIC I.  On each Distribution Date, following the deemed distributions with respect to the REMIC I Regular Interests on such Distribution Date pursuant to Section 6.3, the Collateral Support Deficits, if any, with respect to each REMIC I Regular Interest on such Distribution Date will be allocated to such REMIC I Regular Interest in reduction of the REMIC I Principal Amount of such REMIC I Regular Interest.

(b)           REMIC II.  On each Distribution Date, following the deemed distributions with respect to the REMIC II Regular Interests on such Distribution Date pursuant to Section 6.4, any Collateral Support Deficits with respect to the REMIC II Regular Interests on such Distribution Date will be allocated to the respective REMIC II Regular Interests as follows:

(i)            first, to REMIC II Regular Interest J, REMIC II Regular Interest H, REMIC II Regular Interest G, REMIC II Regular Interest F, REMIC II Regular Interest E, REMIC II Regular Interest D, REMIC II Regular Interest C, REMIC II Regular Interest B and REMIC II Regular Interest A-S, in that order, in each case in reduction of the REMIC II Principal Amount of the subject REMIC II Regular Interest until such REMIC II Principal Amount is reduced to zero; and

(ii)            then, to REMIC II Regular Interest A-1, REMIC II Regular Interest A-2, REMIC II Regular Interest A-SB, REMIC II Regular Interest A-3, REMIC II Regular Interest A-3FL, REMIC II Regular Interest A-4 and REMIC II Regular Interest A-5, on a pro rata basis in accordance with, and in reduction of, the respective REMIC II Principal Amounts of such REMIC II Regular Interests until such REMIC II Principal Amounts are reduced to zero.

(c)           REMIC III.  On each Distribution Date, following the distributions with respect to the Principal Balance Certificates on such Distribution Date pursuant to Section 6.5,

any Collateral Support Deficits with respect to the Principal Balance Certificates on such Distribution Date will be allocated to the respective Classes of Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), the respective EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates) and the respective Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates) as follows:

(i)            first, to the Class J Certificates, the Class H Certificates, the Class G Certificates, the Class F Certificates, the Class E Certificates and the Class D Certificates, in that order, in each case in reduction of the Aggregate Certificate Balance of the subject Class of Principal Balance Certificates until such Aggregate Certificate Balance is reduced to zero;

(ii)            second, to the Class C REMIC III Regular Interest (and correspondingly, the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest);

(iii)           third, to the Class B REMIC III Regular Interest (and correspondingly, the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest);

(iv)          fourth, to the Class A-S REMIC III Regular Interest (and correspondingly, the Class A-S Certificates and the Class PST Certificates, pro rata, based on the Class A-S Percentage Interest and the Class A-S-PST Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest); and

(v)           fifth, to the Class A-1 Certificates, the Class A-2 Certificates, Class A-SB Certificates, Class A-3 Certificates, Class A-4 Certificates and Class A-5 Certificates and to the Class A-3FL REMIC III Regular Interest (and correspondingly, the Class A-3FL Certificates and the Class A-3FX Certificates, pro rata, based on the Class A-3FL Percentage Interest and the Class A-3FX Percentage Interest, respectively, in the Class A-3FL REMIC III Regular Interest), on a pro rata basis in accordance with, and in reduction of, the respective Aggregate Certificate Balances of such Classes of Principal Balance Certificates and Swap REMIC III Regular Interests until such Aggregate Certificate Balances are reduced to zero.

Section 6.7     Prepayment Interest Shortfalls and Net Aggregate Prepayment Interest Shortfalls.  On each Distribution Date, the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocable to any Principal Prepayment of any Mortgage Loan during the related Collection Period shall be allocated to the Corresponding REMIC I Regular Interest to reduce the Distributable Interest for such REMIC I Regular Interest in accordance with the definition of “Distributable Interest”.  On each Distribution Date, the amount of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date shall be allocated among the respective REMIC II Regular Interests, pro rata in proportion to the Accrued Interest for each REMIC II Regular Interest for such Distribution Date and shall reduce

Distributable Interest for each REMIC II Regular Interest in accordance with the definition of “Distributable Interest”.  On each Distribution Date, the amount of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date shall be allocated among the respective Classes of the REMIC III Regular Certificates, the EC REMIC III Regular Interests (and, correspondingly, the applicable Exchangeable Certificates) and the Swap REMIC III Regular Interests (and, correspondingly, the applicable Swap Certificates), pro rata in proportion to the amount of Accrued Certificate Interest payable to each such Class of REMIC III Regular Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest for such Distribution Date and shall reduce the Distributable Certificate Interest for each such Class of REMIC III Regular Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest for such Distribution Date in accordance with the definition of “Distributable Certificate Interest”.  On each Distribution Date, the amount of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocated to the Class A-S REMIC III Regular Interest shall be allocated between the Class A-S Certificates and the Class PST Component A-S, pro rata, based on the Class A-S Percentage Interest and the Class A-S-PST Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest.  On each Distribution Date, the amount of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocated to the Class B REMIC III Regular Interest shall be allocated between the Class B Certificates and the Class PST Component B, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest.  On each Distribution Date, the amount of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocated to the Class C REMIC III Regular Interest shall be allocated between the Class C Certificates and the Class PST Component C, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest.  On each Distribution Date, the amount of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocated to the Class A-3FL REMIC III Regular Interest shall be allocated between the Class A-3FL Certificates and the Class A-3FX Certificates, pro rata, based on the Class A-3FL Percentage Interest and the Class A-3FX Percentage Interest, respectively, in the Class A-3FL REMIC III Regular Interest.  On each Distribution Date, the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocable to the Class X-A Certificates shall, in turn, be allocated to the respective Class X REMIC III Regular Interests related to such Class, pro rata in proportion to the Accrued Interest with respect to each Class X REMIC III Regular Interest for such Distribution Date and shall reduce the Distributable Interest for each Class X REMIC III Regular Interest for such Distributable Date in accordance with the definition of “Distributable Interest”.  No Prepayment Interest Shortfall with respect to a Serviced Companion Loan or a B Note shall be allocated to any Class of Certificates.

Section 6.8     Adjustment of Master Servicing Fees.  The Master Servicing Fee payable to the Master Servicer shall be adjusted as provided in Section 5.2(a)(I)(iv) herein.  Any amount retained by REMIC I as a result of a reduction of the Master Servicing Fee shall be treated as interest collected with respect to the prepaid Mortgage Loans with respect to which the Master Servicing Fee adjustment occurs.  The Master Servicer shall deposit in the Distribution Account prior to each Distribution Date any Compensating Interest for such Distribution Date not covered by the foregoing adjustment to Master Servicing Fees.

Section 6.9     Appraisal Reductions.  If an Appraisal Event occurs, the Special Servicer shall obtain (and shall use reasonable efforts to obtain within sixty (60) days of such Appraisal Event) (A) an Appraisal (which the Special Servicer shall use reasonable best efforts to order within fifteen (15) calendar days of the occurrence of the related Appraisal Event) of the Mortgaged Property securing the related Mortgage Loan (other than any Non-Serviced Mortgage Loan), Loan Pair or A/B Whole Loan, if the Stated Principal Balance of such Mortgage Loan, Loan Pair or A/B Whole Loan exceeds $2,000,000 or (B) at the option of the Special Servicer, if such Stated Principal Balance is less than or equal to $2,000,000, either an internal valuation prepared by the Special Servicer in accordance with MAI standards or an Appraisal; provided that if the Special Servicer had completed or obtained an Appraisal or internal valuation within the immediately prior nine (9) months, the Special Servicer may rely on such Appraisal or internal valuation and shall have no duty to prepare a new Appraisal or internal valuation, unless the Special Servicer is aware of any material change to the related Mortgaged Property, its earnings potential or risk characteristics, or marketability, or market conditions that have occurred that would affect the validity of the appraisal or valuation; and provided, further, that an updated Appraisal shall not be required with respect to any Mortgage Loan, and an Appraisal Reduction will not be required, so long as a debt service reserve, letter of credit, guaranty or surety bond is available and has the ability to pay off the then Unpaid Principal Balance of the subject Mortgage Loan in full except to the extent that the Special Servicer, in accordance with the Servicing Standard, determines that obtaining an Appraisal is in the best interests of the Certificateholders.  The Special Servicer shall update such Appraisal or valuation in accordance with the definition of “market value” as set forth in 12 C.F.R. § 225.62 at least annually, and shall use reasonable efforts to do so within thirty (30) days of each annual anniversary of the related Appraisal Event, to the extent such Mortgage Loan remains a Required Appraisal Loan.  The cost of any such Appraisal or valuation, if not performed by the Special Servicer, shall be an expense of the Trust (and any related B Note) and may be paid from REO Income or, to the extent collections from such related Mortgage Loan, B Note, Loan Pair or Mortgaged Property does not cover the expense, such unpaid expense shall be, subject to Section 4.4 hereof, advanced by the Master Servicer at the request of the Special Servicer or by the Special Servicer pursuant to Section 4.2 in which event it shall be treated as a Servicing Advance.  The Special Servicer, based on the Appraisal or internal valuation prepared or obtained by the Special Servicer and receipt of information requested by the Special Servicer from the Master Servicer pursuant to this Section 6.9, shall calculate any Appraisal Reduction and promptly report such amount to the Master Servicer, the Trustee, the Certificate Administrator, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trust Advisor.  The Special Servicer shall calculate or recalculate the Appraisal Reduction for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), B Note and Loan Pair based on updated Appraisals or internal valuations prepared or obtained from time to time by the Special Servicer and report such amount to the Master Servicer, the Trustee, the Certificate Administrator, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trust Advisor annually.  The Master Servicer shall provide the Special Servicer with information (via electronic delivery) in its possession that is required to calculate or recalculate any Appraisal Reduction pursuant to the definition thereof, using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s written request (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Special Servicer’s receipt of the applicable

Appraisal or preparation of the applicable internal valuation); provided the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to provide such information to the Special Servicer in the manner and timing set forth in this sentence.  The Master Servicer shall not calculate Appraisal Reductions.

On each and every day following the Closing Date, the then Aggregate Certificate Balance of each Class of the Principal Balance Certificates, each EC REMIC III Regular Interest and each Swap REMIC III Regular Interest shall be notionally reduced (for purposes of determining the identity of the Controlling Class, whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect and, as and to the extent contemplated by the definition of “Voting Rights”, the allocation of Voting Rights among the respective Classes of Principal Balance Certificates) to the extent of the then existing Appraisal Reduction(s) (without giving effect to, and exclusive of, any Appraisal Reduction calculated pursuant to the last sentence of the definition of “Appraisal Reduction” (other than the proviso contained in such sentence)) allocable to such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest.  The aggregate Appraisal Reduction as of any date of determination shall be applied (solely for purposes of determining the identity of the Controlling Class, whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect and, as and to the extent contemplated by the definition of “Voting Rights”, the allocation of Voting Rights among the respective Classes of Principal Balance Certificates) to notionally reduce the respective Aggregate Certificate Balances of the various Classes of Principal Balance Certificates, the EC REMIC III Regular Interests and the Swap REMIC III Regular Interests in the following order of priority:  first, to the Class J Certificates; second, to the Class H Certificates; third, to the Class G Certificates; fourth, to the Class F Certificates; fifth, to the Class E Certificates; sixth, to the Class D Certificates; seventh, to the Class C REMIC III Regular Interest (and correspondingly, to the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest); eighth, to the Class B REMIC III Regular Interest (and correspondingly, to the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest); ninth, to the Class A-S REMIC III Regular Interest (and correspondingly, to the Class A-S Certificates and the Class PST Certificates, pro rata, based on the Class A-S Percentage Interest and the Class A-S-PST Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest); and finally, pro rata to the (i) Class A-1 Certificates, (ii) Class A-2 Certificates, (iii) Class A-SB Certificates, (iv) Class A-3 Certificates, (v) Class A-3FL REMIC III Regular Interest (and correspondingly, to the Class A-3FL Certificates and the Class A-3FX Certificates, pro rata, based on the Class A-3FL Percentage Interest and the Class A-3FX Percentage Interest, respectively, in the Class A-3FL REMIC III Regular Interest), (vi) the Class A-4 Certificates and (vii) the Class A-5 Certificates based on their respective Aggregate Certificate Balances (provided in each case that no Aggregate Certificate Balance in respect of any such Class may be notionally reduced below zero).  With respect to any Appraisal Reduction calculated for the purposes of determining the identity of the Controlling Class, the appraised value of the related Mortgaged Property shall be determined on an “as-is” basis.  If all or any portion of an Appraisal Reduction ceases to exist as of any date of determination, then such Appraisal Reduction or applicable portion thereof shall no longer thereafter be applied in accordance with the foregoing two (2) sentences to notionally reduce the Aggregate Certificate Balance of any Class of Principal Balance Certificates, EC

REMIC III Regular Interest or Swap REMIC III Regular Interest, and (consistent with the foregoing) the Aggregate Certificate Balances of the applicable Classes of Principal Balance Certificates, the Class A-3FL REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class A-3FL Certificates and the Class A-3FX Certificates, pro rata, based on the Class A-3FL Percentage Interest and the Class A-3FX Percentage Interest, respectively, in the Class A-3FL REMIC III Regular Interest), the Class A-S REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class A-S Certificates and the Class PST Certificates, pro rata, based on the Class A-S Percentage Interest and the Class A-S-PST Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest), the Class B REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest) and the Class C REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) shall be notionally restored to the extent such Appraisal Reduction or portion thereof ceases to exist.

Any Appraisal Reduction with respect to an A/B Whole Loan shall be allocated to notionally reduce the outstanding principal balance of the related B Note prior to any allocation to the related A Note.

Any Appraisal Reduction with respect to a Loan Pair shall be allocated between the related Mortgage Loan and the related Serviced Companion Loan on a pro rata basis by Unpaid Principal Balance.  With respect to any Loan Pair, the Master Servicer shall deliver to any related Other Master Servicer, Other Special Servicer and Other Trustee (i) notice of the occurrence of any Appraisal Event in respect of such Loan Pair promptly following the occurrence thereof and (ii) a statement of any Appraisal Reduction in respect of such Loan Pair promptly following the calculation or recalculation thereof.

With respect to any Non-Serviced Mortgage Loan, the Master Servicer shall, promptly following the Closing Date, request that the related Non-Serviced Mortgage Loan Master Servicer deliver to the Master Servicer prompt notice of any Appraisal Reduction in respect of such Non-Serviced Mortgage Loan.

The Holders of the majority (based on Certificate Balance) of any Class of Control Eligible Certificates the Aggregate Certificate Balance of which has been reduced to less than 25% of the initial Aggregate Certificate Balance thereof as a result of an allocation of Appraisal Reductions in respect of such Class (such Class, an “Appraised-Out Class”) shall have the right, at their sole expense, to present to the Special Servicer a second (2nd) Appraisal of the Mortgaged Property securing any Required Appraisal Loan (other than any Non-Serviced Mortgage Loan) (such holders, the “Requesting Holders”) prepared by an Independent MAI appraiser on an “as-is” basis and acceptable to the Special Servicer in accordance with the Servicing Standard.  Upon receipt of such second (2nd) Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second (2nd) Appraisal, any recalculation of the applicable Appraisal Reduction is warranted and, if so warranted, shall recalculate such Appraisal Reduction based upon such second

(2nd) Appraisal.  Any Appraised-Out Class(es) (together with any other Classes of Control Eligible Certificates affected by such Appraisal Reduction) shall have the related Aggregate Certificate Balance(s) notionally restored to the extent required by such recalculation of the Appraisal Reduction, and there will be a redetermination of whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect, as applicable.  The right of any Appraised-Out Class to present a second (2nd) Appraisal in connection with any Required Appraisal Loan is limited to one Appraisal with respect to each Mortgaged Property relating to such Required Appraisal Loan.

In addition, if subsequent to a Class of Control Eligible Certificates becoming an Appraised-Out Class there is a material change with respect to any of the Mortgaged Properties related to the Appraisal Reduction that caused such Class to become an Appraised-Out Class, the applicable Requesting Holders shall have the right (except in the case of a Non-Serviced Mortgage Loan), at their sole expense, to present to the Special Servicer an additional Appraisal prepared by an Independent MAI appraiser on an “as-is” basis and acceptable to the Special Servicer in accordance with the Servicing Standard.  Subject to the Special Servicer’s confirmation, determined in accordance with the Servicing Standard, that there has been a change with respect to the related Mortgaged Property and such change was material, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional Appraisal, any recalculation of the applicable Appraisal Reduction is warranted and, if so warranted, shall recalculate such Appraisal Reduction based upon such additional Appraisal.  Any Appraised-Out Class(es) (together with any other Classes of Control Eligible Certificates affected by such Appraisal Reduction) shall have the related Aggregate Certificate Balance(s) notionally restored to the extent required by such recalculation of the Appraisal Reduction, and there shall be a redetermination of whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect, as applicable.  With respect to each Class of Control Eligible Certificates, the right to present the Special Servicer with additional Appraisals as provided in this paragraph is limited to no more frequently than once in any 12-month period.

Appraisals that are permitted to be presented by any Appraised-Out Class will be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard upon the occurrence of such material change or that the Special Servicer is otherwise required or permitted to order under this Agreement without regard to any appraisal requests made by any Requesting Holder.

Any Appraised-Out Class shall not be entitled to exercise any rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class; and the rights of the Controlling Class will be exercised by the Holders of the next most senior Class of Control Eligible Certificates that is not an Appraised-Out Class, if any.

Copies of all Appraisals and other Third Party Reports obtained pursuant to this Agreement by the Special Servicer or the Master Servicer with respect to any Mortgaged Property shall be delivered (in electronic format or hard copy) to the other such servicer and to the Trustee, the Certificate Administrator (in electronic format), the 17g-5 Information Provider (in electronic format) and the Trust Advisor.

Section 6.10     Prepayment Premiums.  Any Prepayment Premium collected with respect to a Mortgage Loan (but not a B Note or Serviced Companion Loan, which Prepayment Premium is payable to the holder of the related B Note or the related Serviced Companion Loan, as applicable) during any particular Collection Period will be distributed by the Certificate Administrator on the following Distribution Date as follows:

(i)           The respective Classes of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 and Class D Certificates, the EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates) and the Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates) then entitled to distributions of principal from the Principal Distribution Amount for such Distribution Date will be entitled to, and the Certificate Administrator on behalf of the Trustee will pay to such Classes, EC REMIC III Regular Interests or Swap REMIC III Regular Interests, an amount equal to, in the case of each such Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest, the product of (A) a fraction, the numerator of which is the amount distributed as principal to that Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest on that Distribution Date, and the denominator of which is the total amount distributed as principal to the Holders of all Classes of Principal Balance Certificates (other than the Exchangeable Certificates and the Swap Certificates), EC REMIC III Regular Interests and Swap REMIC III Regular Interests on that Distribution Date, multiplied by (B) the Base Interest Fraction for the related Principal Prepayment and that Class, EC REMIC III Regular Interest or Swap REMIC III Regular Interest, multiplied by (C) the amount of the Prepayment Premium collected in respect of such Principal Prepayment during the related Collection Period.

(ii)          Any portion of any such Prepayment Premium that is not so distributed to any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 or Class D Certificates, EC REMIC III Regular Interests (and correspondingly, the applicable Exchangeable Certificates) or Swap REMIC III Regular Interests (and correspondingly, the applicable Swap Certificates) in accordance with the immediately preceding clause (i) will be distributed to the Holders of the Class X-A Certificates.

All distributions of Prepayment Premiums, if any, made with respect to the Class X-A Certificates on any Distribution Date, pursuant to this Section 6.10, shall be made, and shall be deemed to have been made, in respect of the various Class X REMIC III Regular Interests that relate to the Class X-A Certificates, pro rata in accordance with the respective amounts by which the Notional Amounts of such Class X REMIC III Regular Interests declined on such Distribution Date.

On each Distribution Date, all Prepayment Premiums, if any, distributed on the Class A-S REMIC III Regular Interest on such Distribution Date pursuant to this Section 6.10 shall be further distributed by the Certificate Administrator on behalf of the Trustee to the Holders of the Class A-S Certificates and the Class PST Certificates, pro rata, based on the Class A-S Percentage Interest and the Class A-S-PST Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest.  On each Distribution Date, all Prepayment Premiums, if any, distributed on the Class B REMIC III Regular Interest on such Distribution Date pursuant to this Section 6.10 shall be further distributed by the Certificate Administrator on behalf of the Trustee to the Holders of the Class B Certificates and the Class PST Certificates, pro rata, based on the

Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest.  On each Distribution Date, all Prepayment Premiums, if any, distributed on the Class C REMIC III Regular Interest on such Distribution Date pursuant to this Section 6.10 shall be further distributed by the Certificate Administrator on behalf of the Trustee to the Holders of the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest.

Notwithstanding any of the foregoing to the contrary, all Prepayment Premiums, if any, distributed on any Swap REMIC III Regular Interest pursuant to this Section 6.10 shall be distributed by the Certificate Administrator on behalf of the Trustee to Holders of the Class of Swap Floating Rate Certificates (on the Business Day immediately prior to each Distribution Date (or on the Distribution Date if a related Swap Class Distribution Conversion shall have occurred)) and the Class of Swap Fixed Rate Certificates (on each Distribution Date) for which such Swap REMIC III Regular Interest is the Swap Corresponding REMIC Regular Interest, pro rata, in accordance with the Swap Floating Rate Percentage Interest for such Class of Swap Floating Rate Certificates and the Swap Fixed Rate Percentage Interest for such Class of Fixed Rate Certificates; provided, that at the time of any such distribution, unless a Swap Default of which the Certificate Administrator has actual knowledge or written notice has occurred and is continuing under the Swap Corresponding Agreement for such Swap REMIC III Regular Interest, any Prepayment Premiums otherwise allocated to such Class of Swap Floating Rate Certificates as set forth above will be payable to the Swap Counterparty under such Swap Corresponding Agreement, and on each Distribution Date after the occurrence and during the continuance of a Swap Default under such Swap Corresponding Agreement of which the Certificate Administrator has actual knowledge or written notice, any Prepayment Premiums allocated to such Class of Swap Floating Rate Certificates shall be distributable to the Holders of such Class of Swap Floating Rate Certificates.

Section 6.11     Allocation of Trust Advisor Expenses.

(a)           On each Distribution Date, immediately prior to the distributions to be made to the Certificateholders for such Distribution Date pursuant to Section 6.5(a), the Certificate Administrator shall allocate Trust Advisor Expenses to reduce the Distributable Certificate Interest for such Distribution Date for the Class E and Class D Certificates, the Class C REMIC III Regular Interest (and correspondingly, the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) and the Class B REMIC III Regular Interest (and correspondingly, the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest), in that order, in each case, until the Distributable Certificate Interest of such Class for such Distribution Date has been reduced to zero.  Trust Advisor Expenses shall not be allocated to reduce interest distributable to the Class A Senior Certificates, the Class A-S REMIC III Regular Interest (or, correspondingly, the Class A-S Certificates or the Class PST Component A-S), the Class X-A Certificates, the Control Eligible Certificates or any B Note or Serviced Companion Loan.

To the extent that the amount of Trust Advisor Expenses payable with respect to any Distribution Date is greater than the aggregate amount of Distributable Certificate Interest otherwise distributable on the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest and the Class D and Class E Certificates for such Distribution Date, the resulting Excess Trust Advisor Expenses shall reduce the Principal Distribution Amount otherwise allocable to the Principal Balance Certificates (other than Exchangeable Certificates and Swap Certificates) that are not Control Eligible Certificates for such Distribution Date, the EC REMIC III Regular Interests and the Swap REMIC III Regular Interests.  In addition, such Excess Trust Advisor Expenses shall be allocated to reduce the Aggregate Certificate Balances of the respective Classes of Principal Balance Certificates (other than the Exchangeable Certificates and Swap Certificates) that are not Control Eligible Certificates, the Certificate Balance of the Class A-3FL REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class A-3FL and Class A-3FX Certificates, pro rata as set forth below), the Certificate Balance of the Class A-S REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class A-S and Class PST Certificates, pro rata as set forth below), the Certificate Balance of the Class B REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class B and Class PST Certificates, pro rata as set forth below) and the Certificate Balance of the Class C REMIC III Regular Interest (and correspondingly, the Aggregate Certificate Balance of the Class C and Class PST Certificates, pro rata as set forth below) up to the aggregate amount of such reduction of the Principal Distribution Amount in the following order:  first, to the Class E Certificates and the Class D Certificates, in that order, in each case until the remaining Aggregate Certificate Balance of such Class of Certificates has been reduced to zero, second, to the Class C REMIC III Regular Interest (and correspondingly, the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) until the Certificate Balance of the Class C REMIC III Regular Interest has been reduced to zero, third, to the Class B REMIC III Regular Interest (and correspondingly, the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest) until the Certificate Balance of the Class B REMIC III Regular Interest has been reduced to zero, fourth, to the Class A-S REMIC III Regular Interest (and correspondingly, the Class A-S Certificates and the Class PST Certificates, pro rata, based on the Class A-S Percentage Interest and the Class A-S-PST Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest) until the Certificate Balance of the Class A-S REMIC III Regular Interest has been reduced to zero; and then, among the respective Classes of Class A Senior Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL REMIC III Regular Interest (and correspondingly, the Class A-3FL Certificates and the Class A-3FX Certificates, pro rata, based on the Class A-3FL Percentage Interest and the Class A-3FX Percentage Interest, respectively, in the Class A-3FL REMIC III Regular Interest), pro rata (based upon their respective Aggregate Certificate Balances), until the remaining Aggregate Certificate Balances of the Class A Senior Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL REMIC III Regular Interest have been reduced to zero.

Any Trust Advisor Expenses (including Excess Trust Advisor Expenses) allocated to a Class of Certificates (including (i) any of the Exchangeable Certificates following the prior corresponding allocation to the related EC REMIC III Regular Interest and (ii) any of the Swap Certificates following the prior corresponding allocation to the related Swap REMIC III Regular Interest) shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced by such Certificates.  If amounts distributable in respect of the Distributable Certificate Interest to the Class B REMIC III Regular Interest, Class C REMIC III Regular Interest and the Class D and Class E Certificates and otherwise available as the indicated portion of the Principal Distribution Amount are insufficient to reimburse any related Trust Advisor Expenses on a Distribution Date, any unreimbursed Trust Advisor Expenses shall remain unreimbursed until the next Distribution Date that such applicable amounts are available.  In no event shall any Trust Advisor Expenses (including Excess Trust Advisor Expenses) reduce or delay any principal or interest payable in respect of the Control Eligible Certificates.

(b)           On any Distribution Date, the amount reimbursable to the Trust Advisor in respect of Trust Advisor Expenses for such Distribution Date shall not exceed the sum of (i) the portion of the Principal Distribution Amount for such Distribution Date otherwise distributable to the Principal Balance Certificates that are not Control Eligible Certificates and (ii) the aggregate amount of Distributable Certificate Interest (for such purposes, calculated without regard to any reductions therein as a result of Trust Advisor Expenses for such Distribution Date) that would otherwise be distributable to the Class B, Class PST (in respect of Class PST Component B or Class PST Component C), Class C, Class D and Class E Certificates for such Distribution Date.  Any amount of Trust Advisor Expenses that are not reimbursed on a Distribution Date shall be payable on the next Distribution Date to the extent funds are sufficient, in accordance with this Section 6.11(b), to make such payments.

(c)           To the extent any Actual Recoveries of Trust Advisor Expenses are received during any Collection Period, such amounts shall be allocated first, as an increase in the Aggregate Certificate Balance of each applicable Class of Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest in the reverse order in which the Excess Trust Advisor Expenses were allocated in reduction of the Aggregate Certificate Balance of the Class A Senior Certificates (other than the Swap Certificates), the Class D Certificates, the Class E Certificates, any EC REMIC III Regular Interest and/or any Swap REMIC III Regular Interest pursuant to Section 6.11(a), with a corresponding increase in the Principal Distribution Amount for the related Distribution Date in the aggregate amount of such increases to such Aggregate Certificate Balances and then, as an increase in the Distributable Certificate Interest for the related Distribution Date in respect of the Class B REMIC III Regular Interest (and correspondingly, the portions thereof distributable on the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest), Class C REMIC III Regular Interest (and correspondingly, the portions thereof distributable on the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest), Class D Certificates and Class E Certificates, in that order, in each case, up to an amount equal to the aggregate reduction of the subject Class’s or EC REMIC III Regular Interest’s Distributable Certificate Interest for all prior Distribution Dates (including as payment to a more senior Class of Certificates or EC REMIC III Regular Interest in respect of interest shortfalls created by previously allocated Trust Advisor Expenses), to the extent not previously reimbursed.

On each Distribution Date, if and to the extent that Trust Advisor Expenses have been allocated to the Class B REMIC III Regular Interest on any prior Distribution Date in reduction of the Distributable Certificate Interest for such EC REMIC III Regular Interest, and such reductions in Distributable Certificate Interest for such EC REMIC III Regular Interest have not been previously reimbursed, then the Class B REMIC III Regular Interest (and correspondingly, the Class B Certificates and the Class PST Certificates, pro rata, based on the Class B Percentage Interest and the Class B-PST Percentage Interest, respectively, in the Class B REMIC III Regular Interest) will be entitled to reimbursement for the Trust Advisor Expense Interest Shortfall in respect of the Class B REMIC III Regular Interest for such Distribution Date (with a corresponding increase in the Distributable Certificate Interest with respect to the Class B REMIC III Regular Interest for such Distribution Date):  first, out of amounts otherwise distributable as interest to the Holders of the Class E Certificates for such Distribution Date, up to (and with a corresponding reduction in) the Distributable Certificate Interest with respect to the Class E Certificates for such Distribution Date (calculated for purposes of this paragraph without regard to clause (A)(3) of the definition of “Distributable Certificate Interest”); second, out of amounts otherwise distributable as interest to the Holders of the Class D Certificates for such Distribution Date, up to (and with a corresponding reduction in) the Distributable Certificate Interest with respect to the Class D Certificates for such Distribution Date (calculated for purposes of this paragraph without regard to clause (A)(3) of the definition of “Distributable Certificate Interest”); and third, out of amounts otherwise distributable as interest to the Class C REMIC III Regular Interest (and correspondingly, the portions thereof distributable on the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) for such Distribution Date, up to (and with a corresponding reduction in) the Distributable Certificate Interest with respect to the Class C REMIC III Regular Interest (and correspondingly, the portions thereof distributable on the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) for such Distribution Date (calculated for purposes of this paragraph without regard to clause (A)(3) of the definition of “Distributable Certificate Interest”).

On each Distribution Date, if and to the extent that Trust Advisor Expenses have been allocated to the Class C REMIC III Regular Interest on any prior Distribution Date in reduction of the Distributable Certificate Interest for such EC REMIC III Regular Interest, and such reductions in Distributable Certificate Interest for such EC REMIC III Regular Interest have not been previously reimbursed, then the Class C REMIC III Regular Interest (and correspondingly, the Class C Certificates and the Class PST Certificates, pro rata, based on the Class C Percentage Interest and the Class C-PST Percentage Interest, respectively, in the Class C REMIC III Regular Interest) will be entitled to reimbursement for the Trust Advisor Expense Interest Shortfall in respect of the Class C REMIC III Regular Interest for such Distribution Date (with a corresponding increase in the Distributable Certificate Interest with respect to the Class C REMIC III Regular Interest for such Distribution Date):  first, out of amounts otherwise distributable as interest to the Holders of the Class E Certificates for such Distribution Date, up to (and with a corresponding reduction in) the Distributable Certificate Interest with respect to the Class E Certificates for such Distribution Date (calculated for purposes of this paragraph without regard to clause (A)(3) of the definition of “Distributable Certificate Interest”), reduced by any reimbursement made on such Distribution Date to the Class B REMIC III Regular

Interest pursuant to the prior paragraph out of amounts otherwise distributable as interest to the Holders of the Class E Certificates; and second, out of amounts otherwise distributable as interest to the Holders of the Class D Certificates for such Distribution Date, up to (and with a corresponding reduction in) the Distributable Certificate Interest with respect to the Class D Certificates for such Distribution Date (calculated for purposes of this paragraph without regard to clause (A)(3) of the definition of “Distributable Certificate Interest”), reduced by any reimbursement made on such Distribution Date to the Class B REMIC III Regular Interest pursuant to the prior paragraph out of amounts otherwise distributable as interest to the Holders of the Class D Certificates.

On each Distribution Date, if and to the extent that Trust Advisor Expenses have been allocated to the Class D Certificates on any prior Distribution Date in reduction of the Distributable Certificate Interest for such Class, and such reductions in Distributable Certificate Interest for such Class have not been previously reimbursed, then the Holders of the Class D Certificates will be entitled to reimbursement for the Trust Advisor Expense Interest Shortfall in respect of the Class D Certificates for such Distribution Date (with a corresponding increase in the Distributable Certificate Interest with respect to the Class D Certificates for such Distribution Date) out of amounts otherwise distributable as interest to the Holders of the Class E Certificates for such Distribution Date, up to (and with a corresponding reduction in) the Distributable Certificate Interest with respect to the Class E Certificates for such Distribution Date (calculated for purposes of this paragraph without regard to clause (A)(3) of the definition of “Distributable Certificate Interest”), reduced by any reimbursement made on such Distribution Date to the Class B REMIC III Regular Interest and/or Class C REMIC III Regular Interest pursuant to the prior two (2) paragraphs out of amounts otherwise distributable as interest to the Holders of the Class E Certificates.

Any reimbursement made out of amounts otherwise distributable as interest to the Class C REMIC III Regular Interest or the Class D or Class E Certificates on any Distribution Date pursuant to any of the prior three (3) paragraphs, shall be deemed an allocation to such Class or EC REMIC III Regular Interest of the Trust Advisor Expenses being reimbursed to the Holders of a more senior Class of Certificates or the applicable EC REMIC III Regular Interest (and correspondingly, the Holders of the related Classes of Exchangeable Certificates).

(d)           On each Distribution Date, if any Trust Advisor Expense is allocated to the Class B REMIC III Regular Interest, the Class C REMIC III Regular Interest or the Class D or Class E Certificates in reduction of the Distributable Certificate Interest of such Class of Certificates or EC REMIC III Regular Interest for such Distribution Date, then such Trust Advisor Expense will be deemed allocated to the Corresponding REMIC II Regular Interest in reduction of the Distributable Interest of such Corresponding REMIC II Regular Interest for such Distribution Date.  In addition, on each Distribution Date, if any Excess Trust Advisor Expense is allocated to the Class A Senior Certificates (other than the Swap Certificates), an EC REMIC III Regular Interest, a Swap REMIC III Regular Interest or the Class D or Class E Certificates in reduction of the Aggregate Certificate Balance of such Class of Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest, then such Excess Trust Advisor Expense will be deemed allocated to the Corresponding REMIC II Regular Interest in reduction of the REMIC II Principal Amount of such Corresponding REMIC II Regular Interest.

(e)           For the avoidance of doubt and notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees (and each Certificateholder, by its acceptance of such Certificate, is deemed to acknowledge and agree) that all calculations to be made hereunder in respect of the entitlement of the Control Eligible Certificates to receive interest, principal and other amounts (including P&I Advances in respect to the Control Eligible Certificates) shall be made such that (i) the Control Eligible Certificates shall be paid the amounts to which they are entitled on each Distribution Date as if no Trust Advisor Expenses had been incurred, reimbursed or reimbursable, and (ii) in no event shall any Trust Advisor Expenses reduce or delay in any manner any principal, interest or other amounts (including P&I Advances) payable or reimbursable to the Control Eligible Certificates.

ARTICLE VII
CONCERNING THE TRUSTEE, THE CUSTODIAN AND THE CERTIFICATE ADMINISTRATOR

Section 7.1     Duties of the Trustee, the Custodian and the Certificate Administrator.

(a)           The Trustee, the Custodian and the Certificate Administrator each shall undertake to perform only those duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Trustee, the Custodian or the Certificate Administrator.  Any permissive right of the Trustee, the Custodian or the Certificate Administrator provided for in this Agreement shall not be construed as a duty of the Trustee, the Custodian or the Certificate Administrator.  The Trustee, the Custodian and the Certificate Administrator each shall exercise such of the rights and powers vested in it by this Agreement and following the occurrence and during the continuation of any Servicer Termination Event or Trust Advisor Termination Event hereunder, the Trustee, the Custodian and the Certificate Administrator each shall use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           The Trustee, the Custodian or the Certificate Administrator, as applicable, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Custodian or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided that the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicer or any other Person to it pursuant to this Agreement.  If any such instrument is found on its face not to conform to the requirements of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall request the providing party to correct the instrument and if not so corrected, the Certificate Administrator shall inform the Certificateholders.

(c)           None of the Trustee, the Custodian, the Certificate Administrator or any of their respective directors, officers, employees, agents or Controlling Persons shall have any liability to the Trust or the Certificateholders arising out of or in connection with this Agreement, except for their respective negligent failure to act or their own negligence, willful misconduct or bad faith.  No provision of this Agreement shall be construed to relieve the Trustee, the Custodian, the Certificate Administrator or any of their respective directors, officers, employees, agents or Controlling Persons from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith; provided that:

(i)          none of the Trustee, the Custodian, the Certificate Administrator or any of their respective directors, officers, employees, agents or Controlling Persons shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in its reasonable business judgment and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or, to the extent not expressly inconsistent with the other terms of this Agreement, at the direction of Holders of Certificates evidencing not less than a majority of the Voting Rights of all the Certificates;

(ii)         no provision of this Agreement shall require the Trustee, the Custodian or the Certificate Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

(iii)        except as specifically provided hereunder in connection with the performance of its specific duties, none of the Trustee, the Custodian, the Certificate Administrator or any of their respective directors, officers, employees, agents or Controlling Persons shall be responsible for any act or omission of the Master Servicer, the Special Servicer, the Trust Advisor, the Depositor or any Seller, or for the acts or omissions of each other, including, without limitation, in connection with actions taken pursuant to this Agreement;

(iv)        the execution by the Trustee, the Custodian or the Certificate Administrator of any forms or plans of liquidation in connection with any REMIC Pool shall not constitute a representation by the Trustee, the Custodian or the Certificate Administrator as to the adequacy of such form or plan of liquidation;

(v)         none of the Trustee, the Custodian or the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Trustee, the Custodian or the Certificate Administrator, as applicable in accordance with this Agreement.  In such event, all legal expense and costs of such action shall be expenses and costs of the Trust, and the Trustee, the Custodian and the Certificate Administrator shall be entitled to be reimbursed therefor from the Collection Account pursuant to Section 5.2(a)(I)(vi); and

(vi)        none of the Trustee, the Custodian or the Certificate Administrator shall be charged with knowledge of any failure by the Master Servicer, the Special Servicer or the Trust Advisor or by each other to comply with its obligations under this Agreement or any act, failure, or breach of any Person upon the occurrence of which the Trustee, the Custodian or the Certificate Administrator may be required to act, unless a Responsible Officer of the Trustee, the Custodian or the Certificate Administrator, as the case may be, obtains actual knowledge of such failure.

Section 7.2     Certain Matters Affecting the Trustee, the Custodian and the Certificate Administrator.

(a)           Except as otherwise provided in Section 7.1:

(i)          the Trustee, the Custodian and the Certificate Administrator each may request, and may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)         the Trustee, the Custodian and the Certificate Administrator each may consult with counsel and the advice of such counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel;

(iii)        the Trustee, the Custodian and the Certificate Administrator shall not be under any obligation to exercise any remedies after default as specified in this Agreement or to institute, conduct or defend any litigation hereunder or relating hereto or make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document (provided the same appears regular on its face), unless requested in writing to do so by Holders of Certificates evidencing at least 25% of the Voting Rights of all the Certificates; provided that, if the payment within a reasonable time to the Trustee, the Custodian or the Certificate Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in connection with the foregoing is, in the opinion of such Person not reasonably assured to such Person by the security afforded to it by the terms of this Agreement, such Person may require reasonable indemnity against such expense or liability or payment of such estimated expenses as a condition to proceeding.  The reasonable expenses of the Trustee, the Custodian or the Certificate Administrator, as applicable, shall be paid by the Certificateholders requesting such examination;

(iv)        the Trustee, the Custodian and the Certificate Administrator each may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, which agents or attorneys shall have any or all of the rights, powers, duties and obligations of the Trustee, the Custodian and the Certificate Administrator conferred on them by such appointment; provided that (i) each of the Trustee, the Custodian and the Certificate Administrator, as the case may be, shall continue to be responsible for its duties and obligations hereunder as if it had not retained such agent or attorney and (ii) the Trustee, the Custodian or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party without the consent of the Depositor acting in its sole discretion;

 (v)         none of the Trustee, the Custodian or the Certificate Administrator (in its capacity as such) shall be required to obtain a deficiency judgment against a Mortgagor;

 (vi)        none of the Trustee, the Custodian or the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement; and

 (vii)       unless otherwise specifically required by law, none of the Trustee, the Custodian or the Certificate Administrator shall be required to post any surety or bond of any kind in connection with the execution or performance of its duties hereunder.

(b)           Following the Closing Date, the Trustee shall not accept any contribution of assets to the Trust not specifically contemplated by this Agreement unless the Trustee shall have received a Nondisqualification Opinion at the expense of the Person desiring to contribute such assets with respect to such contribution.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by the Trustee without the possession of any of the Certificates, or the production thereof at the trial or any proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)           The Trustee shall timely pay, from its own funds, the amount of any and all federal, state and local taxes imposed on the Trust or its assets or transactions including, without limitation, (A) “prohibited transaction” penalty taxes as defined in Section 860F of the Code, if, when and as the same shall be due and payable, (B) any tax on contributions to a REMIC after the Closing Date imposed by Section 860G(d) of the Code and (C) any tax on “net income from foreclosure property” as defined in Section 860G(c) of the Code, but only to the extent such taxes arise out of a breach by the Trustee of its obligations hereunder, which breach constitutes negligence, bad faith or willful misconduct of the Trustee.

(e)           The Certificate Administrator shall timely pay, from its own funds, the amount of any and all federal, state and local taxes imposed on the Trust or its assets or transactions including, without limitation, (A) “prohibited transaction” penalty taxes as defined in Section 860F of the Code, if, when and as the same shall be due and payable, (B) any tax on contributions to a REMIC after the Closing Date imposed by Section 860G(d) of the Code and (C) any tax on “net income from foreclosure property” as defined in Section 860G(c) of the Code, but only to the extent such taxes arise out of a breach by the Certificate Administrator of its obligations hereunder, which breach constitutes negligence, bad faith or willful misconduct of the Certificate Administrator.

Section 7.3     The Trustee, the Custodian and the Certificate Administrator Not Liable for Certificates or Interests or Mortgage Loans.  The Trustee, the Custodian and the Certificate Administrator each makes no representations as to the validity or sufficiency of this Agreement, the Certificates, the Swap Agreement or the information contained in the Private Placement Memorandum, the Preliminary Prospectus or the Final Prospectus (other than the Certificate of Authentication on the Certificates if the Certificate Administrator is the Authenticating Agent and the information in the Private Placement Memorandum, the Free

Writing Prospectus and the Prospectus Supplement for which the Trustee, the Custodian and the Certificate Administrator indemnify certain parties pursuant to the Trustee Indemnification Agreement, the Custodian Indemnification Agreement and the Certificate Administrator Indemnification Agreement, respectively) or of any Mortgage Loan, Assignment of Mortgage or related document save that each of the Trustee, the Custodian and the Certificate Administrator, as to itself, represents that, assuming due execution and delivery by the other parties hereto, this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms except that such enforceability may be subject to (A) applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally, and (B) general principles of equity regardless of whether such enforcement is considered in a proceeding in equity or at law.  None of the Trustee, the Custodian or the Certificate Administrator shall be accountable for the use or application by the Depositor or the Master Servicer or the Special Servicer or by each other of any of the Certificates or any of the proceeds of such Certificates, or for the use or application by the Depositor or the Master Servicer or the Special Servicer or by each other of funds paid in consideration of the assignment of the Mortgage Loans to the Trust or deposited into the Distribution Account or any other fund or account maintained with respect to the Certificates or any account maintained pursuant to this Agreement or for investment of any such amounts.  No recourse shall be had for any claim based on any provisions of this Agreement, the Certificates or the Private Placement Memorandum or the Preliminary Prospectus or the Final Prospectus (except (i) with respect to the Trustee, to the extent of the information regarding the Trustee in each of the Private Placement Memorandum, the Free Writing Prospectus and the Prospectus Supplement for which the Trustee indemnifies certain parties pursuant to the Trustee Indemnification Agreement, (ii) with respect to the Custodian, to the extent of the information regarding the Custodian in each of the Private Placement Memorandum, the Free Writing Prospectus and the Prospectus Supplement for which the Custodian indemnifies certain parties pursuant to the Custodian Indemnification Agreement and (iii) with respect to the Certificate Administrator, to the extent of the information regarding the Certificate Administrator in each of the Private Placement Memorandum, the Free Writing Prospectus and the Prospectus Supplement for which the Certificate Administrator indemnifies certain parties pursuant to the Certificate Administrator Indemnification Agreement), the Mortgage Loans or the assignment thereof against the Trustee, the Custodian or the Certificate Administrator in such Person’s individual capacity and any such claim shall be asserted solely against the Trust or any indemnitor who shall furnish indemnity as provided herein.  None of the Trustee, the Custodian or the Certificate Administrator (in its capacity as such) shall be liable for any action or failure of any action by the Depositor or the Master Servicer or the Special Servicer or the Trust Advisor or by each other hereunder.  None of the Trustee, the Custodian or the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity or enforceability of the Mortgages or the Mortgage Loans, or the perfection and priority of the Mortgages or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation, the existence, condition and ownership of any Mortgaged Property; the existence and enforceability of any hazard insurance thereon; the validity of the assignment of the Mortgage Loans to the Trust or of any intervening assignment; the completeness of the Mortgage Loans; the performance or enforcement of the Mortgage Loans (other than if the Trustee shall assume the duties of the Master Servicer); the compliance by the Depositor, each Seller, the Mortgagor, the Master Servicer, the Special Servicer, the Trust Advisor or each other with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the receipt by a Responsible Officer of the Trustee of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of monies by or at the direction of the Master Servicer or the Special Servicer or any loss resulting therefrom; the failure of the Master Servicer or the Special Servicer to act or perform any duties required of it on behalf of the Trustee hereunder; or any action by the Trustee taken at the instruction of the Master Servicer or the Special Servicer.

Section 7.4     The Trustee, the Custodian and the Certificate Administrator May Own Certificates.  Each of the Trustee, the Custodian and the Certificate Administrator in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Trustee, the Custodian or the Certificate Administrator, as the case may be.

Section 7.5     Eligibility Requirements for the Trustee, the Custodian and the Certificate Administrator.

(a)           The Trustee hereunder shall at all times be (i) an institution insured by the FDIC, (ii) a corporation, national bank or national banking association, organized and doing business under the laws of the United States of America or of any state thereof, authorized to exercise corporate trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority, (iii) an institution whose long-term senior unsecured debt is at all times rated at least “A-” by Fitch and at least “A2” by Moody’s and that has a short-term unsecured debt rating from Fitch of at least “F1” and from Moody’s of at least “P-1” (and, if rated by KBRA, an equivalent rating by KBRA) (or, in the case of any Rating Agency with respect to either the long-term or short-term ratings specified in this Section 7.5(a), such lower rating or ratings as is the subject of a Rating Agency Confirmation) and (iv) a Person that is not a Prohibited Party.  If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this Section, the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  In case at any time the Trustee shall cease to be eligible in accordance with provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 7.6.

(b)           The Custodian hereunder shall at all times be (i) an institution insured by the FDIC, (ii) a corporation, national bank or national banking association, organized and doing business under the laws of the United States of America or of any state thereof, authorized to exercise corporate trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority, (iii) an institution whose long-term senior unsecured debt is at all times rated at least “A-” by Fitch and at least “A2” by Moody’s and that has a short-term unsecured debt rating from Fitch of at least “F1” and from Moody’s of at least “P-1” (and, if rated by KBRA, an equivalent rating by KBRA) (or, in the case of any Rating Agency with respect to either the long-term or short-term ratings specified in this Section 7.5(b), such lower rating or ratings as is the subject of a Rating Agency Confirmation) and (iv) a Person that is not a Prohibited Party.  If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this Section, the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  In case at any time the Custodian shall cease to be eligible in accordance with provisions of this Section, the Custodian shall resign immediately in the manner and with the effect specified in Section 7.6.

(c)           The Certificate Administrator shall at all times (i) be either a bank or trust company or otherwise authorized under law to exercise corporate trust powers, (ii) have long-term senior unsecured debt rating of at least “A-” by Fitch and at least “A2” by Moody’s and a short-term unsecured debt rating from Fitch of at least “F1” and from Moody’s of at least “P-1” (or, in the case of any Rating Agency with respect to either the long-term or short-term ratings specified in this Section 7.5(b), such lower rating or ratings as is the subject of a Rating Agency Confirmation) and (iii) a Person that is not a Prohibited Party.  In case at any time the Certificate Administrator shall cease to be eligible in accordance with provisions of this Section, the Certificate Administrator shall resign immediately in the manner and with the effect specified in Section 7.6.

Section 7.6     Resignation and Removal of the Trustee, the Custodian or the Certificate Administrator.

(a)           The Trustee, the Custodian or the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the other such party, the Depositor, the Master Servicer, the Trust Advisor, the Swap Counterparty, each holder of a B Note or Serviced Companion Loan and the 17g-5 Information Provider; provided that such resignation shall not be effective until its successor shall have accepted the appointment.  The Trustee, the Custodian and the Certificate Administrator, as applicable, shall bear all costs associated with its respective resignation and the appointment of a successor trustee, custodian or certificate administrator, as applicable.  Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee, custodian or certificate administrator, as the case may be, except in the case of the initial Trustee and Certificate Administrator, in which case both shall be so replaced but may be replaced under this paragraph sequentially, by written instrument, one copy of which instrument shall be delivered to the resigning Trustee, one copy to the successor trustee and one copy to each of the Master Servicer, the Custodian, the Certificate Administrator and, subject to Section 5.7, the Rating Agencies.  If no successor trustee, custodian or certificate administrator shall have been so appointed, as the case may be, and shall have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee, Custodian or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor trustee, custodian or certificate administrator, as the case may be.  It shall be a condition to the appointment of a successor trustee, custodian or certificate administrator that such entity satisfies the eligibility requirements set forth in Section 7.5 and if, and for so long as, the Trust or, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, are subject to the reporting requirements of the Exchange Act, such appointment shall have been consented to by the Depositor or the depositor under the Other Companion Loan Pooling and Servicing Agreement, as the case may be (which consent shall not be unreasonably withheld).

(b)           If at any time (i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.5(a) and shall fail to resign after written request therefor by the Depositor, (ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, (iii) a tax is imposed or threatened with respect to the Trust or any REMIC Pool by any state in which the Trustee or the Trust held by the Trustee is located solely because of the location of the Trustee in such state; provided, that, if the Trustee agrees to indemnify the Trust for such taxes, it shall not be removed pursuant to this clause (iii), or (iv) the continuation of the Trustee as such would result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies, then the Depositor may remove such Trustee and appoint a successor trustee by written instrument, one copy of which instrument shall be delivered to the Trustee so removed, one copy to the successor trustee and one copy to each of the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator and the 17g-5 Information Provider.  In the case of removal under clauses (i), (ii), (iii) and (iv) above, the Trustee shall bear all such costs of transfer.  Such succession shall take effect after a successor trustee has been appointed.  If the Trust, or any Other Securitization that holds a Serviced Companion Loan, is subject to the reporting requirements of the Exchange Act, and the Trustee or any Additional Servicer, Sub-Servicer, or Servicing Function Participant engaged by the Trustee fails to perform (subject to any applicable grace periods set forth therein) any of its obligations under Article XIII of this Agreement, and such failure to perform does not result from a failure to perform of any other party to this Agreement to deliver within the time frames required by Article XIII any reports or other information as set forth in such Article to the Trustee, the Trustee shall, if so requested by the Depositor, resign from its obligations hereunder within sixty (60) calendar days of such request and, if the Trustee fails to resign within such sixty (60) day period, the Depositor shall have the right to remove and replace the Trustee in accordance with the provisions set forth in this Section 7.6(b).

(c)           If at any time (i) the Custodian shall cease to be eligible in accordance with the provisions of Section 7.5(b) and shall fail to resign after written request therefor by the Depositor, (ii) the Custodian shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Custodian or of its property shall be appointed, or any public officer shall take charge or control of the Custodian or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, (iii) a tax is imposed or threatened with respect to the Trust or any REMIC Pool by any state in which the Custodian or the Trust is located solely because of the location of the Custodian in such state; provided, that, if the Custodian agrees to indemnify the Trust for such taxes, it shall not be removed pursuant to this clause (iii), or (iv) the continuation of the Custodian as such would result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies, then the Depositor may remove such Custodian and appoint a successor custodian by written instrument, one copy of which instrument shall be delivered to the Custodian so removed, one copy to the successor custodian and one copy to each of the

Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider.  In the case of removal under clauses (i), (ii), (iii) and (iv) above, the Custodian shall bear all such costs of transfer.  Such succession shall take effect after a successor custodian has been appointed.  If the Trust, or any Other Securitization that holds a Serviced Companion Loan, is subject to the reporting requirements of the Exchange Act, and the Custodian or any Additional Servicer, Sub-Servicer, or Servicing Function Participant engaged by the Custodian fails to perform (subject to any applicable grace periods set forth therein) any of its obligations under Article XIII of this Agreement, and such default does not result from a failure to perform of any other party to this Agreement to deliver within the time frames required by Article XIII any reports or other information as set forth in such Article to the Custodian, the Custodian shall, if so requested by the Depositor, resign from its obligations hereunder within sixty (60) calendar days of such request and, if the Custodian fails to resign within such sixty (60) day period, the Depositor shall have the right to remove and replace the Custodian in accordance with the provisions set forth in this Section 7.6(c).

(d)           If at any time (i) the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 7.5(c) and shall fail to resign after written request therefor by the Depositor, (ii) the Certificate Administrator shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, (iii) a tax is imposed or threatened with respect to the Trust or any REMIC Pool by any state in which the Certificate Administrator or the Trust is located solely because of the location of the Certificate Administrator in such state; provided, that, if the Certificate Administrator agrees to indemnify the Trust for such taxes, it shall not be removed pursuant to this clause (iii), or (iv) the continuation of the Certificate Administrator as such would result in a downgrade, qualification or withdrawal, as applicable, of the rating by any Rating Agency of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies, then the Depositor or the Trustee shall send a written notice of termination to the Certificate Administrator and the 17g-5 Information Provider (which notice shall specify the reason for such termination) and remove such Certificate Administrator and the Depositor shall appoint a successor Certificate Administrator by written instrument, one copy of which instrument shall be delivered to the Certificate Administrator so removed, one copy to the successor Certificate Administrator, and one copy to each of the Trustee, the Master Servicer, the Special Servicer and the 17g-5 Information Provider.  In all such cases, the Certificate Administrator shall bear all costs of transfer to a successor Certificate Administrator, such succession only to take effect after a successor Certificate Administrator has been appointed.  If the Trust, or any Other Securitization that holds a Serviced Companion Loan, is subject to the reporting requirements of the Exchange Act, and the Certificate Administrator or any Additional Servicer, Sub-Servicer, or Servicing Function Participant engaged by the Certificate Administrator fails to perform (subject to any applicable grace periods set forth therein) any of its obligations under Article XIII of this Agreement, and such failure to perform does not result from a default of any other party to this Agreement to deliver within the time frames required by Article XIII any reports or other information as set forth in such Article to the Certificate Administrator, the Certificate Administrator shall, if so requested by the Depositor, resign from its obligations hereunder within sixty (60) calendar days of such request and, if the Certificate Administrator fails to resign within such sixty (60) day period, the Depositor shall have the right to remove and replace the Certificate Administrator in accordance with the provisions set forth in this Section 7.6(d).

(e)           The Holders of Certificates evidencing not less than a majority of the Voting Rights of all the Certificates may for cause upon thirty (30) days’ written notice to the Trustee, the Custodian or the Certificate Administrator, as the case may be, and to the Depositor, the Master Servicer and the Special Servicer, remove the Trustee, the Custodian or the Certificate Administrator, as the case may be, by such written instrument, signed by such Holders or their attorney-in-fact duly authorized, one copy of which instrument shall be delivered to the Depositor and one copy to the Trustee, the Custodian or the Certificate Administrator, as the case may be, so removed; and the Depositor shall thereupon use its best efforts to appoint a successor Trustee, the Custodian or Certificate Administrator, as the case may be, in accordance with this Section.

(f)           Any resignation or removal of the Trustee, the Custodian or the Certificate Administrator, as the case may be, and appointment of a successor trustee, custodian or certificate administrator pursuant to any of the provisions of this Section shall become effective upon acceptance of appointment by the successor trustee, custodian or certificate administrator, as the case may be, as provided in Section 7.7.  Upon any succession of the Trustee, the Custodian or the Certificate Administrator under this Agreement, the predecessor Trustee, Custodian or Certificate Administrator, as the case may be, shall be entitled to the payment of compensation and reimbursement agreed to under this Agreement for services rendered and expenses incurred.  The Trustee, the Custodian or the Certificate Administrator shall not be liable for any action or omission of any successor trustee, custodian or certificate administrator, as the case may be.

(g)           Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the removal of the Trustee, the outgoing Trustee at its own expense (without right of reimbursement therefor) shall ensure that, prior to consummation of such transaction or as part of its transfer of duties to any successor or at such later time as may be consented to by the Master Servicer and the Special Servicer, (A) the original executed Note for each Mortgage Loan, is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 or in blank (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of the other Mortgage Loan documents, are delivered or assigned as necessary to such successor, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made.

(h)           Following the Closing Date, for so long as the Trust, and, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, are subject to the reporting requirements of the Exchange Act, neither the Certificate Administrator nor the Custodian may appoint any sub-servicer that is or could become a Reporting Servicer without the prior written consent of the Depositor or the depositor with respect to the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, as the case may be, which consent shall not be unreasonably withheld.

Section 7.7     Successor Trustee, Custodian or Certificate Administrator.

(a)           Any successor trustee, custodian or certificate administrator appointed as provided in Section 7.6 shall execute, acknowledge and deliver to the Depositor and to its predecessor Trustee, Custodian or Certificate Administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee, Custodian or Certificate Administrator, as the case may be, shall become effective and such successor trustee, custodian or certificate administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee, Custodian or Certificate Administrator herein.  The predecessor Trustee, Certificate Administrator or Custodian shall deliver (at such predecessor’s own expense) to the successor trustee, certificate administrator or custodian all Mortgage Files and documents and statements related to the Mortgage Files held by it hereunder, and the predecessor Trustee, Certificate Administrator or Custodian shall duly assign, transfer, deliver and pay over (at such predecessor’s own expense) to the successor trustee, certificate administrator or custodian, the entire Trust, together with all instruments of transfer and assignment or other documents properly executed necessary to effect such transfer.  The predecessor Trustee, the Custodian or Certificate Administrator, as the case may be, shall also deliver all records or copies thereof maintained by the predecessor Trustee, Custodian or Certificate Administrator in the administration hereof as may be reasonably requested by the successor trustee, custodian or certificate administrator, as applicable, and shall thereupon be discharged from all duties and responsibilities under this Agreement.  In addition, the Depositor and the predecessor Trustee, Custodian or Certificate Administrator shall execute and deliver such other instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee, custodian or certificate administrator, as the case may be, all such rights, powers, duties and obligations.  Anything herein to the contrary notwithstanding, in no event shall the combined fees payable to the Certificate Administrator or a successor certificate administrator (inclusive of fees paid to the Trustee (or successor trustee) and the Custodian (or successor custodian)) exceed the Certificate Administrator Fee.

(b)           No successor trustee, custodian or certificate administrator shall accept appointment as provided in this Section unless at the time of such appointment such successor trustee, custodian or certificate administrator, as the case may be, shall be eligible under the provisions of Section 7.5.

(c)           Upon acceptance of appointment by a successor trustee, custodian or certificate administrator as provided in this Section, the successor trustee, custodian or certificate administrator shall promptly provide written notice to the 17g-5 Information Provider and mail notice of the succession of such Trustee, Custodian or Certificate Administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to each holder of a B Note or Serviced Companion Loan.  The expenses of such mailing shall be borne by the successor trustee, custodian or certificate administrator.  If the successor trustee, custodian or certificate administrator fails to mail such notice within ten (10) days after acceptance of appointment by the successor trustee, custodian or certificate administrator, the Master Servicer shall cause such notice to be mailed at the expense of the successor trustee, custodian or certificate administrator, as applicable.

Section 7.8     Merger or Consolidation of Trustee, Custodian or Certificate Administrator.  Any Person into which the Trustee, Custodian or Certificate Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee, Custodian or Certificate Administrator shall be a party, or any Persons succeeding to the corporate trust business of such Trustee, Custodian or Certificate Administrator, shall be the successor of such Trustee, Custodian or Certificate Administrator, as the case may be, hereunder, as applicable, provided that (i) such Person shall be eligible under the provisions of Section 7.5 and (ii) if, and for so long as, the Trust, or, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, is subject to the reporting requirements of the Exchange Act, such appointment shall have been consented to by the Depositor or the depositor under such Other Companion Loan Pooling and Servicing Agreement, as the case may be (which consent shall not be unreasonably withheld), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The successor or surviving Person shall provide prompt notice of the merger or consolidation to the other parties hereto and the 17g-5 Information Provider.

Section 7.9     Appointment of Co-Trustee, Separate Trustee, Agents or Custodian.

(a)           Notwithstanding any other provisions hereof, at any time, the Trustee, the Depositor or, in the case of the Trust, the Holders of Certificates evidencing not less than a majority of the Voting Rights of all the Certificates shall each have the power from time to time to appoint one or more Persons to act either as co-trustees jointly with the Trustee or as separate trustees, for the purpose of holding title to, foreclosing or otherwise taking action with respect to any Mortgage Loan outside the state where the Trustee has its principal place of business where such separate trustee or co-trustee is necessary or advisable (or the Trustee is advised by the Master Servicer or Special Servicer that such separate trustee or co-trustee is necessary or advisable) under the laws of any state in which a property securing a Mortgage Loan is located or for the purpose of otherwise conforming to any legal requirement, restriction or condition in any state in which a property securing a Mortgage Loan is located or in any state in which any portion of the Trust is located.  The separate trustees, co-trustees, or custodians so appointed shall be trustees or custodians for the benefit of all the Certificateholders, shall have such powers, rights and remedies as shall be specified in the instrument of appointment and shall be deemed to have accepted the provisions of this Agreement; provided that no such appointment shall, or shall be deemed to, constitute the appointee an agent of the Trustee; provided, further, that the Trustee shall not be liable for the actions of any co-trustee or separate trustee appointed by it with due care and shall have no liability for the actions of any co-trustee or separate trustee appointed by the Depositor or the Certificateholders pursuant to this paragraph.

(b)           The Trustee, the Custodian or the Certificate Administrator, as the case may be, may from time to time appoint one or more independent third-party agents to perform all or any portion of its administrative duties hereunder (i.e., collection and distribution of funds, preparation and dissemination of reports, monitoring compliance, etc.).  The Trustee, the Custodian or the Certificate Administrator, as the case may be, shall supervise and oversee such agents appointed by it.  The terms of any arrangement or agreement between the Trustee, the Custodian or the Certificate Administrator, as the case may be, and such agent, may be terminated, without cause and without the payment of any termination fees if the Trustee, the Custodian or the Certificate Administrator, as the case may be, is terminated in accordance with this Agreement.  In addition, neither the Trust nor the Certificateholders shall have any liability or direct obligation to such agent.  Notwithstanding the terms of any such agreement, the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall remain at all times obligated and liable to the Trust and the Certificateholders for performing its duties hereunder and for all acts of its agents.

(c)           Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)          all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody and payment of moneys shall be exercised solely by the Trustee;

(ii)         all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder) the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations, including the holding of title to the Trust or any portion thereof in any such jurisdiction, shall be exercised and performed by such separate trustee or co-trustee;

(iii)        no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iv)        the Trustee or, in the case of the Trust, the Holders of Certificates evidencing not less than a majority of the Voting Rights of all the Certificates may at any time accept the resignation of or remove any separate trustee or co-trustee, so appointed by it or them, if such resignation or removal does not violate the other terms of this Agreement.

(d)           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VII.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  Every such instrument shall be filed with the Trustee.

(e)           Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(f)           No separate trustee or co-trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.5 hereof and no notice to Certificateholders of the appointment of any separate trustee or co-trustee hereunder shall be required.

(g)           The Trustee agrees to instruct the co-trustees, if any, to the extent necessary to fulfill the Trustee’s obligations hereunder.

(h)           The reasonable compensation of the co-trustees or separate trustees appointed shall be paid by the Trust pursuant to this Section 7.9 to the extent, and in accordance with the standards, specified in Section 7.12 hereof.

Section 7.10     Authenticating Agents.

(a)           The Certificate Administrator shall serve as the initial Authenticating Agent hereunder for the purpose of executing and authenticating Certificates.  Any successor Authenticating Agent must be acceptable to the Depositor and must be a corporation, national bank or national banking association organized and doing business under the laws of the United States of America or of any state and having a principal office and place of business in the Borough of Manhattan in the City and State of New York, having a combined capital and surplus of at least $50,000,000, authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities.

(b)           Any Person into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of the Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(c)           The Authenticating Agent may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Custodian, the Certificate Administrator and the Depositor.  The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor; provided that the Trustee may not terminate the Certificate Administrator as Authenticating Agent unless the Certificate Administrator shall be removed as Certificate Administrator hereunder.  Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of Section 7.10(a), the Trustee may appoint a successor Authenticating Agent, shall give written notice of such appointment to the Depositor and shall mail notice of such appointment to all Holders of Certificates.  Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent.  No such Authenticating Agent shall be appointed unless eligible under the provisions of Section 7.10(a).  No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Trustee.

Section 7.11     Indemnification of Trustee, the Custodian and the Certificate Administrator.

(a)           The Trustee (whether individually, or in its capacity as Trustee), the Custodian, the Certificate Registrar and the Certificate Administrator and each of their respective directors, officers, employees, agents and Controlling Persons shall be entitled to indemnification from the Trust for any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action incurred without negligence, bad faith or willful misconduct on their respective part, arising out of, or in connection with this Agreement, the Certificates and the acceptance or administration of the trusts or duties created hereunder (including, without limitation, any unanticipated loss, liability or expense incurred in connection with any action or inaction of the Master Servicer, the Special Servicer, the Trust Advisor or the Depositor or of each other such Person hereunder but only to the extent the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, is unable to recover within a reasonable period of time such amount from such third party pursuant to this Agreement) including the costs and expenses of defending themselves against any claim in connection with the exercise or performance of any of their powers or duties hereunder, and the Trustee, the Custodian, the Certificate Registrar and the Certificate Administrator and each of their respective directors, officers, employees, agents and Controlling Persons shall be entitled to indemnification from the Trust for any unanticipated loss, liability or expense incurred without negligence, bad faith or willful misconduct in connection with the provision by the Trustee, the Custodian, the Certificate Registrar and the Certificate Administrator of the reports required to be provided by it pursuant to this Agreement; provided that:

(i)          with respect to any such claim, the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, shall have given the Depositor, the Master Servicer, the Sellers, each other and the Holders of the Certificates written notice thereof promptly after a Responsible Officer of the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, shall have actual knowledge thereof; provided that failure to give such notice to the Depositor, Master Servicer, the Sellers, each other and the Holders of Certificates shall not affect the Trustee’s, the Custodian’s, Certificate Registrar’s or Certificate Administrator’s, as the case may be, rights to indemnification herein unless the Depositor’s defense of such claim on behalf of the Trust is materially prejudiced thereby;

(ii)         while maintaining control over its own defense, the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, shall cooperate and consult fully with the Depositor in preparing such defense; and

(iii)        notwithstanding anything to the contrary in this Section 7.11, the Trust shall not be liable for settlement of any such claim by the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, entered into without the prior consent of the Depositor, which consent shall not be unreasonably withheld.

(b)           The provisions of this Section 7.11 shall survive any termination of this Agreement and the resignation or removal of the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be.

(c)           The Depositor shall indemnify and hold harmless the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, their respective directors, officers, employees or agents and Controlling Persons from and against any loss, claim, damage or liability, and any action in respect thereof, to which the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, their respective directors, officers, employees or agents or Controlling Persons may become subject under the Securities Act, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum, the Preliminary Prospectus or the Final Prospectus, or arises out of, or is based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and shall reimburse the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, their respective directors, officers, employees, agents or Controlling Persons for any legal and other expenses reasonably incurred by the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, or any such director, officer, employee, agent or Controlling Person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action; provided, that the Depositor shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission made in the Private Placement Memorandum, the Preliminary Prospectus or the Final Prospectus in reliance upon and in conformity with written information concerning the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, furnished to the Depositor by or on behalf of such person specifically for inclusion therein.  It is hereby expressly agreed that the only written information provided by the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, for inclusion in the Private Placement Memorandum, the Preliminary Prospectus and the Final Prospectus is, in the case of the Trustee, the information for which the Trustee indemnifies certain parties pursuant to the Trustee Indemnification Agreement, in the case of the Custodian, the information for which the Custodian indemnifies certain parties pursuant to the Custodian Indemnification Agreement and, in the case of the Certificate Administrator, the information for which the Certificate Administrator indemnifies certain parties pursuant to the Certificate Administrator Indemnification Agreement.  The Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, shall immediately notify the Depositor, the Underwriters, the Initial Purchasers and the Sellers if a claim is made by a third party that would entitle such Person, its directors, officers, employees, agents or Controlling Persons to indemnification under this Section 7.11(c), whereupon the Depositor shall assume the defense of any such claim (with counsel reasonably satisfactory to such person) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Depositor shall not affect any rights the Trustee, the Custodian, the Certificate Registrar or the Certificate Administrator, as the case may be, or any of their respective directors, officers, employees, agents or Controlling Persons may have to indemnification under this Section 7.11(c), unless the Depositor’s defense of such claim is materially prejudiced thereby.  The indemnification provided herein shall survive the termination of this Agreement and the resignation or removal of the Trustee, the Custodian or the Certificate Administrator.  The Depositor shall not be indemnified by the Trust for any expenses incurred by the Depositor arising from any violation or alleged violation of the Securities Act or Exchange Act by the Depositor.

(d)           The Custodian agrees to indemnify the Depositor, the Trust, the Trustee, the Certificate Administrator and any director, officer, employee, agent or Controlling Person thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any such Person may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of any of the Custodian’s duties hereunder or by reason of negligent disregard of the Custodian’s obligations and duties hereunder (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from not complying with or not performing such obligations), and if in any such situation the Custodian is replaced, the parties hereto agree that the amount of such claims, losses, penalties, fines, legal fees and related costs, judgments, and other costs, liabilities, fees and expenses shall at least equal the incremental costs, if any, of retaining a successor custodian.

(e)           Each of the Trustee and the Certificate Administrator agrees (severally and not jointly) to indemnify the Depositor, the Trust, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Custodian and any director, officer, employee, agent or Controlling Person thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any such Person may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of any of such indemnifying party’s duties hereunder or by reason of negligent disregard of such indemnifying party’s obligations and duties hereunder (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from not complying with or not performing such obligations), and if in any such situation the Trustee or Certificate Administrator, as applicable, is replaced, the parties hereto agree that the amount of such claims, losses, penalties, fines, legal fees and related costs, judgments, and other costs, liabilities, fees and expenses shall at least equal the incremental costs, if any, of retaining a successor trustee or certificate administrator, as applicable.

Section 7.12     Fees and Expenses of Trustee, the Custodian and the Certificate Administrator.  The Trustee shall be entitled to receive the Trustee Fee, the Certificate Administrator shall be entitled to receive the Certificate Administrator Fee (other than the portions thereof constituting the Trustee Fee and the Custodian Fee) and the Custodian shall be entitled to receive the Custodian Fee, pursuant to Section 5.3(b)(ii) (which shall not be limited by any provision of law with respect to the compensation of a trustee of an express trust), for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties, respectively, hereunder of the Trustee, the Custodian and the Certificate Administrator.  The Trustee, the Custodian and the Certificate Administrator shall also be entitled to recover from the Trust all reasonable unanticipated out-of-pocket expenses and disbursements incurred or made by the Trustee, the Custodian and the Certificate Administrator in accordance with any of the provisions of this Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and other Persons not regularly in its employ), not including expenses incurred in the ordinary course of performing its duties as Trustee, the Custodian or Certificate Administrator, respectively, hereunder, and except any such expense, disbursement or advance as may arise from the negligence, willful misconduct or bad faith of such Person or which is the responsibility of the Holders of the Certificates hereunder.  The provisions of this Section 7.12 shall survive any termination of this Agreement and the resignation or removal of the Trustee, the Custodian or the Certificate Administrator.

Section 7.13     Collection of Moneys.  Except as otherwise expressly provided in this Agreement, the Trustee, the Custodian and the Certificate Administrator may demand payment or delivery of, and shall receive and collect, all money and other property payable to or receivable by the Trustee, the Custodian or the Certificate Administrator, as the case may be, pursuant to this Agreement.  The Trustee, the Custodian or the Certificate Administrator, as the case may be, shall hold all such money and property received by it as part of the Trust and shall distribute it as provided in this Agreement.  If the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall not have timely received amounts to be remitted with respect to the Mortgage Loans from the Master Servicer, the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall request the Master Servicer to make such distribution as promptly as practicable or legally permitted.  If the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall subsequently receive any such amount, it may withdraw such request.

Section 7.14     Trustee To Act; Appointment of Successor.

(a)           On and after the time the Master Servicer is terminated or resigns pursuant to this Agreement, and if no successor to the terminated or resigning Master Servicer is otherwise appointed hereunder, the Trustee shall be the successor in all respects to the Master Servicer in its capacity under this Agreement and the transactions set forth or provided for therein and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Master Servicer by the terms and provisions of this Agreement; provided that, any failure to perform such duties or responsibilities caused by the Master Servicer’s failure to provide required information shall not be considered a default by the Trustee hereunder.  In addition, the Trustee shall have no liability relating to (i) the representations and warranties of the Master Servicer contained in this Agreement or (ii) any obligation incurred by the Master Servicer prior to its termination or resignation (including, without limitation, the Master Servicer’s obligation to repay losses resulting from the investment of funds in any account established under this Agreement).  In the Trustee’s capacity as such successor, the Trustee shall have the same limitations on liability granted to the Master Servicer in this Agreement.  As compensation therefor, the Trustee shall be entitled to receive all the compensation payable to the Master Servicer set forth in this Agreement, including, without limitation, the Master Servicing Fee.

(b)           Notwithstanding the above, the Trustee (A) may, if the Trustee is unwilling to so act, or (B) shall, if it is unable to so act, appoint, or petition a court of competent jurisdiction to appoint any established commercial or multifamily mortgage finance institution, servicer or master servicer or mortgage servicing institution having a net worth of not less than $15,000,000, meeting such other standards for a successor master servicer as are set forth in this Agreement and with respect to which the Trustee has provided a Rating Agency Communication to each Rating Agency, as the successor to the Master Servicer hereunder in the assumption of all of the responsibilities, duties or liabilities of a servicer as Master Servicer hereunder.  Pending any such appointment, the Trustee shall act as the Master Servicer as hereinabove provided.  Any entity designated by the Trustee as successor Master Servicer may be an Affiliate of the Trustee; provided that, such Affiliate must meet the standards for the Master Servicer as set forth herein.  In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree subject to Section 8.10, provided that no such compensation shall be in excess of that permitted to be paid to the Master Servicer under this Agreement.  The Trustee and such successor shall take such actions, consistent with this Agreement as shall be necessary to effectuate any such succession.  The Master Servicer shall cooperate with the Trustee and any successor servicer in effecting the termination of the Master Servicer’s responsibilities and rights under this Agreement, including, without limitation, notifying Mortgagors of the assignment of the servicing function and providing the Trustee and successor servicer all documents and records in its possession in electronic or other form reasonably requested by the successor servicer to enable the successor servicer to assume the Master Servicer’s functions hereunder and the transfer to the Trustee or such successor servicer of all amounts which shall at the time be or should have been deposited by the Master Servicer in the Collection Account and any other account or fund maintained with respect to the Certificates or thereafter be received by the Master Servicer with respect to the Mortgage Loans.  Neither the Trustee nor any other successor servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof caused by (i) the failure of the Master Servicer to deliver, or any delay in delivering, cash, documents or records to it, or (ii) restrictions imposed by any regulatory authority having jurisdiction over the Master Servicer.  The Trustee shall be reimbursed by the Trust for all of its out-of-pocket expenses incurred in connection with obtaining such successor Master Servicer within thirty (30) days of the Trustee’s submission of an invoice with respect thereto, to the extent such expenses have not been reimbursed by the Master Servicer as provided herein; and such expenses paid by the Trust shall be deemed to be an Additional Trust Expense.

(c)           On and after the time the Special Servicer is terminated pursuant to this Agreement, in accordance with Section 9.30, or resigns pursuant to this Agreement, and if a successor to the terminated or resigning Special Servicer is not otherwise appointed hereunder, the Trustee shall be the successor in all respects to the Special Servicer in its capacity under this Agreement and the transactions set forth or provided for therein and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Special Servicer by the terms and provisions of this Agreement; provided that, any failure to perform such duties or responsibilities caused by the Special Servicer’s failure to provide required information shall not be considered a default by the Trustee hereunder.  In addition, the Trustee shall have no liability relating to (i) the representations and warranties of the Special Servicer contained in this Agreement or (ii) any obligation incurred by the Special Servicer prior to its termination or resignation.  In the Trustee’s capacity as such successor, the Trustee shall have the same limitations on liability granted to the Special Servicer in this Agreement.  As compensation therefor, the Trustee shall be entitled to receive all the compensation payable to the Special Servicer set forth in this Agreement, including, without limitation the Special Servicer Compensation (other than any Workout Fee payable to the predecessor Special Servicer pursuant to Section 9.11).

(d)           Notwithstanding the above, the Trustee may, if the Trustee shall be unwilling to so act, or shall, if it is unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established commercial or multifamily mortgage finance institution, special servicer or mortgage servicing institution having a net worth of not less than $15,000,000, and meeting such other standards for a successor Special Servicer as are set forth in Section 9.30(g), and with respect to which the Trustee has provided a Rating Agency Communication to each Rating Agency, as the successor to the Special Servicer hereunder in the assumption of all of the responsibilities, duties or liabilities of a special servicer as Special Servicer hereunder.  Pending any such appointment, the Trustee shall act as the Special Servicer as hereinabove provided.  Any entity designated by the Trustee as successor Special Servicer may be an Affiliate of the Trustee; provided that, such Affiliate must meet the standards for a successor Special Servicer set forth herein.  In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided that no such compensation shall be in excess of that permitted to the Special Servicer under this Agreement.  The Trustee and such successor shall take such actions, consistent with this Agreement as shall be necessary to effectuate any such succession.  The Special Servicer shall cooperate with the Trustee and any successor Special Servicer in effecting the termination of the Special Servicer’s responsibilities and rights under this Agreement, including, without limitation, notifying Mortgagors under Specially Serviced Mortgage Loans of the assignment of the special servicing function and providing the Trustee and successor Special Servicer all documents and records in its possession in electronic or other form reasonably requested by the successor Special Servicer to enable the successor Special Servicer to assume the Special Servicer’s functions hereunder and the transfer to the Trustee or such successor Special Servicer of all amounts which shall at the time be or should have been deposited by the Special Servicer in the Collection Account and any other account or fund maintained with respect to the Certificates or thereafter be received by the Special Servicer with respect to the Mortgage Loans.  Neither the Trustee nor any other successor Special Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof caused by (i) the failure of the Special Servicer to deliver, or any delay in delivering, cash, documents or records to it, or (ii) restrictions imposed by any regulatory authority having jurisdiction over the Special Servicer.  The Trustee shall be reimbursed by the Trust for all of its out-of-pocket expenses incurred in connection with obtaining such successor Special Servicer within thirty (30) days of submission of an invoice with respect thereto but only to the extent such expenses have not been reimbursed by the Special Servicer as provided herein; and such expenses paid by the Trust shall be deemed to be an Additional Trust Expense.  During any Subordinate Control Period, any appointment of a successor Special Servicer by the Trustee (or the Trustee’s acting as successor Special Servicer) shall be subject to the rights of the Controlling Class Representative to terminate and replace such successor Special Servicer, with or without cause, in accordance with this Agreement (including Section 9.30).

Section 7.15     Notification to Holders.  Upon termination of, or a Servicer Termination Event by, the Master Servicer, the Certificate Administrator, the Custodian or the Special Servicer, or appointment of a successor to the Master Servicer, the Custodian, the Certificate Administrator or the Special Servicer, the Trustee shall promptly provide written notice to the 17g-5 Information Provider, the Controlling Class Representative (during any Subordinate Control Period or any Collective Consultation Period), the Trust Advisor, the Depositor, the Initial Purchasers, the Underwriters, the Sellers and the Certificateholders at their respective addresses appearing on the Certificate Register.

Section 7.16     Representations and Warranties of the Trustee, the Custodian and the Certificate Administrator.

(a)          The Trustee hereby represents and warrants as of the date hereof that:

(i)          the Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power and authority to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement;

(ii)         the execution and delivery by the Trustee of this Agreement have been duly authorized by all necessary action on the part of the Trustee; neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, nor compliance with the provisions of this Agreement, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties that would materially and adversely affect the Trustee’s ability to perform its obligations under this Agreement, (ii) the organizational documents of the Trustee, or (iii) the terms of any material agreement or instrument to which the Trustee is a party or by which it is bound; and the Trustee is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency, which default would materially and adversely affect its performance under this Agreement;

(iii)        the execution, delivery and performance by the Trustee of this Agreement and the consummation of the transactions contemplated by this Agreement do not require the consent, approval, authorization or order of, the giving of notice to or the registration with any state, federal or other governmental authority or agency, except such as has been or will be obtained, given, effected or taken in order for the Trustee to perform its obligations under this Agreement;

(iv)        this Agreement has been duly executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(v)         no litigation is pending or, to the Trustee’s knowledge, threatened, against the Trustee that, either in one instance or in the aggregate, would draw into question the validity of this Agreement, or which would be likely to impair materially the ability of the Trustee to perform under the terms of this Agreement.

(b)          The Custodian hereby represents and warrants as of the date hereof that:

(i)          the Custodian is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power and authority to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement;

(ii)         the execution and delivery by the Custodian of this Agreement have been duly authorized by all necessary action on the part of the Custodian; neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, nor compliance with the provisions of this Agreement, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Custodian or its properties that would materially and adversely affect the Custodian’s ability to perform its obligations under this Agreement, (ii) the organizational documents of the Custodian, or (iii) the terms of any material agreement or instrument to which the Custodian is a party or by which it is bound; and the Custodian is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency, which default would materially and adversely affect its performance under this Agreement;

(iii)        the execution, delivery and performance by the Custodian of this Agreement and the consummation of the transactions contemplated by this Agreement do not require the consent, approval, authorization or order of, the giving of notice to or the registration with any state, federal or other governmental authority or agency, except such as has been or will be obtained, given, effected or taken in order for the Custodian to perform its obligations under this Agreement;

(iv)        this Agreement has been duly executed and delivered by the Custodian and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Custodian, enforceable against the Custodian in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(v)         no litigation is pending or, to the Custodian’s knowledge, threatened, against the Custodian that, either in one instance or in the aggregate, would draw into question the validity of this Agreement, or which would be likely to impair materially the ability of the Custodian to perform under the terms of this Agreement.

(c)           The Certificate Administrator hereby represents and warrants as of the date hereof that:

(i)           the Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power and authority to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement;

(ii)         the execution and delivery by the Certificate Administrator of this Agreement have been duly authorized by all necessary action on the part of the Certificate Administrator; neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, nor compliance with the provisions of this Agreement, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties that would materially and adversely affect the Certificate Administrator’s ability to perform its obligations under this Agreement, (ii) the organizational documents of the Certificate Administrator, or (iii) the terms of any material agreement or instrument to which the Certificate Administrator is a party or by which it is bound; and the Certificate Administrator is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency, which default would materially and adversely affect its performance under this Agreement;

(iii)        the execution, delivery and performance by the Certificate Administrator of this Agreement and the consummation of the transactions contemplated by this Agreement do not require the consent, approval, authorization or order of, the giving of notice to or the registration with any state, federal or other governmental authority or agency, except such as has been or will be obtained, given, effected or taken in order for the Certificate Administrator to perform its obligations under this Agreement;

(iv)        this Agreement has been duly executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(v)         there are no actions, suits or proceeding pending or, to the best of the Certificate Administrator’s knowledge, threatened, against the Certificate Administrator that, either in one instance or in the aggregate, would draw into question the validity of this Agreement, or which would be likely to impair materially the ability of the Certificate Administrator to perform under the terms of this Agreement.

Section 7.17     Fidelity Bond and Errors and Omissions Insurance Policy Maintained by the Trustee, the Custodian and the Certificate Administrator.  Each of the Trustee, the Custodian and the Certificate Administrator, at its own respective expense, shall maintain in effect a Fidelity Bond and a Errors and Omissions Insurance Policy.  The Errors and Omissions Insurance Policy and Fidelity Bond shall be issued by a Qualified Insurer in form and in amount customary for trustees, custodians or certificate administrators in similar transactions (unless the Trustee, the Custodian or the Certificate Administrator, as the case may be, self-insures as provided below).  If any such Errors and Omissions Insurance Policy or Fidelity Bond ceases to be in effect, the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall obtain a comparable replacement policy or bond from an insurer or issuer meeting the requirements set forth above as of the date of such replacement.  So long as the long-term debt rating of the Trustee, the Custodian or the Certificate Administrator, as the case may be, is not less than “A-” as rated by Fitch and not less than “A3” as rated by Moody’s, the Trustee, the Custodian or the Certificate Administrator, as the case may be, may self-insure for the Fidelity Bond and the Errors and Omissions Insurance Policy.

Section 7.18     Capacities.  The rights, privileges, protections and indemnities afforded to the Trustee, the Custodian or the Certificate Administrator in such capacity pursuant to this Agreement shall also be for the benefit of the Trustee, the Custodian or the Certificate Administrator, as the case may be, in each other capacity that such Person serves hereunder, including as Certificate Registrar, Authenticating Agent and 17g-5 Information Provider, as applicable.

ARTICLE VIII
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 8.1     Servicing Standard; Servicing Duties.

(a)           Subject to the express provisions of this Agreement, for and on behalf of the Trust and for the benefit of the Certificateholders as a whole, and, solely as it relates to any A/B Whole Loan, for the benefit of the holder of the related B Note and, solely as it relates to any Loan Pair, for the benefit of the holder of the related Serviced Companion Loan, the Master Servicer shall service and administer the Mortgage Loans, any B Note and any Serviced Companion Loan in accordance with the Servicing Standard and the terms of this Agreement; provided that each Non-Serviced Mortgage Loan shall be serviced by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer in accordance with the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  Certain of the provisions of this Article VIII make explicit reference to their applicability to Mortgage Loans, any B Note and any Serviced Companion Loan; notwithstanding such explicit references, references to “Mortgage Loans” contained in this Article VIII, unless otherwise specified, shall be construed to refer also to such B Note and Serviced Companion Loan (but any other terms that are defined in Article I and used in this Article VIII shall be construed according to such definitions without regard to this sentence).

In connection with such servicing and administration, the Master Servicer shall seek to maximize the timely collection of principal and interest on the Mortgage Notes in the best economic interests of the Certificateholders as a whole (or, in the case of any A/B Whole Loan or Loan Pair the Certificateholders and the holder of the related B Note or Serviced Companion Loan, as applicable, all taken as a collective whole); provided, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer of the collectability of payments on the Mortgage Loans or shall be construed as impairing or adversely affecting any rights or benefits specifically provided by this Agreement to the Master Servicer, including with respect to Master Servicing Fees or the right to be reimbursed for Advances.

(b)           The Master Servicer, in the case of an event specified in clause (x) of this subsection (b), and the Special Servicer, in the case of an event specified in clause (y) of this subsection (b), shall each send a written notice to the other and to the Trustee, the Custodian, the Certificate Administrator, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), the Depositor, the applicable Seller and, in the case of an A/B Whole Loan, the holder of the related B Note and, in the case of a Loan Pair, the holder of the related Serviced Companion Loan, within five (5) Business Days after becoming aware (x) that a Servicing Transfer Event has occurred with respect to a Mortgage Loan or (y) that a Mortgage Loan has become a Rehabilitated Mortgage Loan (and, in the case of an A Note (or B Note) that was a Specially Serviced Mortgage Loan, its related B Note (or A Note) has also become a Rehabilitated Mortgage Loan and, in the case of a Serviced Pari Passu Mortgage Loan (or Serviced Companion Loan) that was a Specially Serviced Mortgage Loan, its related Serviced Companion Loan (or Serviced Pari Passu Mortgage Loan) has also become a Rehabilitated Mortgage Loan), which notice shall be effective upon receipt and shall identify the applicable Mortgage Loan and, in the case of an event specified in clause (x) of this subsection (b), the Servicing Transfer Event that occurred.  After the transfer of servicing with respect to any Specially Serviced Mortgage Loan to the Special Servicer, in accordance with the Servicing Standard, the Master Servicer shall notify, in writing, the Mortgagor under such Specially Serviced Mortgage Loan transferred to the Special Servicer, of such transfer.

(c)           With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is subject to an Environmental Insurance Policy, for as long as it is not a Specially Serviced Mortgage Loan, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder.  Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim shall be paid by, and reimbursable to, the Master Servicer or the Special Servicer as a Servicing Advance.

(d)           In connection with any extension of the Maturity Date of a non-Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall give prompt written notice of such extension to the insurer under the Environmental Insurance Policy (if any) and shall execute such documents as are reasonably required by such insurer to procure an extension of such policy (if available).

(e)           The parties hereto acknowledge that each Serviced Pari Passu Mortgage Loan and its related Serviced Companion Loan and each A Note and its related B Note is subject to the terms and conditions of the related Intercreditor Agreement, and each such party agrees that the provisions of each Intercreditor Agreement that are required by their terms to be set forth in this Agreement are hereby incorporated herein.  With respect to each Loan Pair and each A/B Whole Loan, the Trustee, the Master Servicer and the Special Servicer recognize the respective rights and obligations of the Trust and the holders of each Serviced Companion Loan  and B Note, as applicable, under the related Intercreditor Agreement (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents), including, with respect to the allocation of collections on or in respect of any Serviced Pari Passu Mortgage Loan, Serviced Companion Loan, A Note and B Note, as the case may be, in accordance with the related Intercreditor Agreement.  The Master Servicer shall comply with the applicable provisions of each Intercreditor Agreement, and if any Serviced Pari Passu Mortgage Loan, Serviced Companion Loan, A Note or B Note are then Specially Serviced Mortgage Loans, the Special Servicer shall comply with the applicable provisions of the related Intercreditor Agreement.  The parties hereto agree that any conflict between the terms of this Agreement and the terms of any Intercreditor Agreement shall be resolved in favor of the Intercreditor Agreement.

(f)           Promptly following the Closing Date (or, with respect to The Mall at Tuttle Crossing Loan Pair, The Mall at Tuttle Crossing Companion Loan Securitization Date), the Trustee shall send written notice to each Non-Serviced Mortgage Loan Master Servicer, stating that, as of the Closing Date (or The Mall at Tuttle Crossing Companion Loan Securitization Date, as applicable), the Trustee is the holder of the applicable Non-Serviced Mortgage Loan, and directing such Non-Serviced Mortgage Loan Master Servicer to remit to the Master Servicer all amounts payable to, and directing such Non-Serviced Mortgage Loan Master Servicer to forward, deliver or otherwise make available, as the case may be, to, the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, such holder of the applicable Non-Serviced Mortgage Loan under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement and Non-Serviced Mortgage Loan Intercreditor Agreement.

(g)           Each Non-Serviced Mortgage Loan shall be serviced and administered by the applicable Non-Serviced Mortgage Loan Master Servicer and Non-Serviced Mortgage Loan Special Servicer pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement and Non-Serviced Mortgage Loan Intercreditor Agreement, except as otherwise specifically provided in this Agreement.  If any Non-Serviced Companion Loan that is an asset under the trust created by the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement is removed from the pool of mortgage loans created under such Non-Serviced Mortgage Loan Pooling and Servicing Agreement, or if such Non-Serviced Mortgage Loan Pooling and Servicing Agreement is otherwise terminated, the servicing of the Non-Serviced Mortgage Loan shall be transferred, pursuant to the related Non-Serviced Mortgage Loan Intercreditor Agreement, and shall be serviced and administered by a successor servicing agreement, which shall have similar provisions to such Non-Serviced Mortgage Loan Pooling and Servicing Agreement to the extent set forth in the related Non-Serviced Mortgage Loan Intercreditor Agreement, and such transfer shall be subject to the delivery by the Master Servicer of a Rating Agency Communication to each Rating Agency.

Section 8.2     Fidelity Bond and Errors and Omissions Insurance Policy Maintained by the Master Servicer.  The Master Servicer, at its expense, shall maintain in effect a Servicer Fidelity Bond and a Servicer Errors and Omissions Insurance Policy.  The Servicer Errors and Omissions Insurance Policy and Servicer Fidelity Bond shall be issued by a Qualified Insurer (unless the Master Servicer self-insures as provided below) and be in form and amount consistent with the Servicing Standard.  If any such Servicer Errors and Omissions Insurance Policy or Servicer Fidelity Bond ceases to be in effect, then the Master Servicer shall obtain a comparable replacement policy or bond from an insurer or issuer meeting the requirements set forth above as of the date of such replacement.  So long as the long-term rating of the Master Servicer is not less than “A-” as rated by Fitch and not less than “A3” as rated by Moody’s (or if not rated by Fitch or by Moody’s, at least one other NRSRO (which may include S&P and/or DBRS) (or an A.M. Best equivalent)), the Master Servicer may self-insure for the Servicer Fidelity Bond and the Servicer Errors and Omissions Insurance Policy.

Section 8.3     Master Servicer’s General Power and Duties.

(a)           The Master Servicer shall service and administer the Mortgage Loans and shall, subject to Sections 8.7, 8.18, 8.19, 8.27 and 10.3 and Article XII hereof and as otherwise provided herein and by the Code, have full power and authority to do any and all things which it may deem necessary or desirable in connection with such servicing and administration in accordance with the Servicing Standard (in the case of any A/B Whole Loan and any Loan Pair, subject to the applicable Intercreditor Agreement and, in the case of any Non-Serviced Mortgage Loan, subject to the servicing of such Non-Serviced Mortgage Loan by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer, as applicable).  To the extent consistent with the foregoing and subject to any express limitations and provisions set forth in this Agreement (and, in the case of any A/B Whole Loan and any Loan Pair, subject to the applicable Intercreditor Agreement and, in the case of any Non-Serviced Mortgage Loan, subject to the servicing of such Non-Serviced Mortgage Loan by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer, as applicable), including Section 10.3, such power and authority shall include, without limitation, the right, subject to the terms hereof, (A) to execute and deliver, on behalf of the Certificateholders (and in connection with any B Note, the holder of the B Note and, in connection with any Loan Pair, the holder of the Serviced Companion Loan) and the Trustee, customary consents or waivers and other instruments and documents (including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the lien on the related Mortgaged Property and related collateral), (B) to consent to assignments and assumptions or substitutions, and transfers of interest of any Mortgagor, in each case subject to and in accordance with the terms of the related Mortgage Loan and Section 8.7, (C) to collect any Insurance Proceeds, (D) subject to Section 8.7, to consent to any subordinate financings to be secured by any related Mortgaged Property to the extent that such consent is required pursuant to the terms of the related Mortgage or which otherwise is required, and, subject to Section 8.7, to consent to any mezzanine debt to the extent such consent is required pursuant to the terms of the related Mortgage, (E) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise and to administer and monitor the application of such proceeds and awards in accordance with the terms of the Mortgage Loan as the Master Servicer deems reasonable under the circumstances, (F) to execute and deliver, on behalf of the Certificateholders (and the holders of any B Note and Serviced Companion Loan) and the Trustee, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties, including agreements and requests by the Mortgagor with respect to modifications of the standards of operation and management of the Mortgaged Properties or the replacement of asset managers, (G) to consent to any operation or action under a Mortgage Loan that is contemplated or permitted under a Mortgage or other documents evidencing or securing the applicable Mortgage Loan (either as a matter of right or upon satisfaction of specified conditions), (H) to obtain, release, waive or modify any term other than a Money Term of a Mortgage Loan and related documents subject to and to the extent permitted by Section 8.18, (I) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Notes, any Serviced Companion Loan and any B Note under the terms of the Mortgage, including all rights of consent or approval thereunder, subject to Sections 8.7 and 8.18 of this Agreement, (J) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagor or the Mortgagor’s tenants, (K) to join the Mortgagor in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the related Mortgage Loan or Mortgaged Property, (L) to execute and deliver, on behalf of itself, the Trustee, the Trust (and the holders of any B Note and Serviced Companion Loan) or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties, and (M) to hold in accordance with the terms of any Mortgage Loan and this Agreement, Defeasance Collateral.  The foregoing clauses (A) through (M) are referred to collectively as “Master Servicer Consent Matters.”  Notwithstanding the above, the Master Servicer shall have no power to (i) waive any Prepayment Premiums, (ii) consent to any modification of a Money Term of a Mortgage Loan or (iii) to exercise such rights or take any of the foregoing actions in violation of Section 10.3 or the terms and conditions of any related Intercreditor Agreement, or otherwise in contravention of the Controlling Class Representative’s or any related Loan-Specific Directing Holder’s, as applicable, rights to consent to or consult in respect of any such matters pursuant to this Agreement (subject to the Master Servicer’s duty to service in accordance with the Servicing Standard).  Nothing contained in this Agreement shall limit the ability of the Master Servicer or the Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Mortgagor as though the Master Servicer or the Special Servicer, as applicable, was not a party to this Agreement or to the transactions contemplated hereby; provided, that this sentence shall not modify the Servicing Standard.

(b)           The Master Servicer shall not be obligated to service and administer the Mortgage Loans which have become and continue to be Specially Serviced Mortgage Loans, except as specifically provided herein.  The Master Servicer shall be required to make all calculations and prepare all reports required hereunder with respect to such Specially Serviced Mortgage Loans (other than calculations and reports expressly required to be made by the Special Servicer hereunder) as if no Servicing Transfer Event had occurred and shall continue to collect all Scheduled Payments, make Advances as set forth herein and render such incidental services with respect to such Specially Serviced Mortgage Loans, all as are specifically provided for herein, but shall have no other servicing or other duties with respect to such Specially Serviced Mortgage Loans.  Notwithstanding the foregoing, the Master Servicer shall not be liable for its failure to make the calculations or prepare the reports required pursuant to the immediately preceding sentence with respect to any Specially Serviced Mortgage Loan if such failure is directly caused by the Special Servicer’s failure to provide the Master Servicer with the information that it is required to deliver to the Master Servicer pursuant to Section 9.32(a).  The Master Servicer shall give notice within three (3) Business Days to the Special Servicer of any collections it receives from any Specially Serviced Mortgage Loans, subject to changes agreed upon from time to time by the Special Servicer and the Master Servicer.  The Special Servicer shall instruct the Master Servicer within two (2) Business Days after receiving such notice on how to apply such funds.  The Master Servicer within one (1) Business Day after receiving such instructions shall apply such funds in accordance with the Special Servicer’s instructions.  Each Mortgage Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until such Mortgage Loan becomes a Rehabilitated Mortgage Loan.  The Master Servicer shall not be required to initiate extraordinary collection procedures or legal proceedings with respect to any Mortgage Loan or to undertake any pre-foreclosure procedures.

(c)           Concurrently with the execution of this Agreement, the Trustee shall sign a Power of Attorney substantially in the form attached hereto as Exhibit O-1 (or such other form as mutually agreed to by the Trustee and the Master Servicer).  From time to time until the termination of the Trust, upon written request from a Servicing Officer for additional powers of attorney from the Trustee to the Master Servicer, the Trustee shall execute and return to the Master Servicer any additional powers of attorney, substantially in the form of Exhibit O-1 (or such other form as mutually agreed to by the Trustee and the Master Servicer) and other documents necessary or appropriate to enable the Master Servicer to service and administer the Mortgage Loans including, without limitation, documents relating to the management, operation, maintenance, repair, leasing or marketing of the Mortgaged Properties.  The Master Servicer shall indemnify the Trustee for any costs, liabilities and expenses (including attorneys’ fees) incurred by the Trustee in connection with the intentional or negligent misuse of such power of attorney by the Master Servicer.  Notwithstanding anything contained herein to the contrary, the Master Servicer shall not without the Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s representative capacity, or (ii) knowingly take any action that causes the Trustee to be registered to do business in any state, provided that the preceding clause (i) shall not apply to the initiation of actions relating to a Mortgage Loan that the Master Servicer is servicing pursuant to its respective duties herein (in which case the Master Servicer shall give prompt prior notice to the Trustee of the initiation of such action).  The limitations of the preceding clause shall not be construed to limit any duty or obligation imposed on the Trustee under any other provision of this Agreement.

(d)           The Master Servicer shall make efforts consistent with the Servicing Standard and the terms of this Agreement to collect all payments (including servicing fees, special servicing fees, workout fees and liquidation fees) called for under the terms and provisions of the applicable Mortgage Loans (other than Specially Serviced Mortgage Loans or REO Properties); provided, that with respect to any Non-Serviced Mortgage Loan, such payments shall be collected from the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer, as applicable.

(e)           The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) constituting Escrow Amounts separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow

Account”) into which all Escrow Amounts shall be deposited within one (1) Business Day after receipt.  Each Escrow Account shall be an Eligible Account, to the extent permitted under the related Mortgage Loan documents.  The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Eligible Investments pursuant to the immediately succeeding paragraph and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan.  Each Escrow Account shall be maintained in accordance with the requirements of the related Mortgage Loan and in accordance with the Servicing Standard.  Withdrawals from an Escrow Account may be made only for the following purposes (in no order of priority):

(i)            to effect timely payments of items constituting Escrow Amounts for the related Mortgage Loan;

(ii)           to transfer funds to the Collection Account (or any sub-account thereof) to reimburse the Master Servicer for any Advance (or the Trust for any Unliquidated Advance) relating to Escrow Amounts, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Amounts thereunder;

(iii)          for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

(iv)          to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan;

(v)           to pay from time to time to the related Mortgagor any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Mortgagor under applicable law or by the terms of the related Mortgage Loan, or otherwise to the Master Servicer; and

(vi)          to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to the Mortgagors determined to be overages.

Subject to the immediately succeeding sentence, (i) the Master Servicer may direct any depository institution or trust company in which the Escrow Accounts are maintained to invest the funds held therein in one or more Eligible Investments; provided, that such funds shall be either (x) immediately available or (y) available in accordance with a schedule which will permit the Master Servicer to meet the payment obligations for which the Escrow Account was established; (ii) the Master Servicer shall be entitled to all income and gain realized from any such investment of funds as additional servicing compensation; and (iii) the Master Servicer shall deposit from its own funds in the applicable Escrow Account the amount of any loss incurred in respect of any such investment of funds immediately upon the realization of such loss; provided that, unless otherwise set forth in the related Mortgage Loan documents, such investment losses shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of “Eligible Account” both at the time such investment was made and as of a date not more than thirty (30) days prior to the date of such loss and (b) is not the Person or an Affiliate thereof that made the relevant investment.  The Master Servicer shall not direct the investment of funds held in any Escrow Account and retain the income and gain realized therefrom if the terms of the related Mortgage Loan or applicable law permit the Mortgagor to be entitled to the income and gain realized from the investment of funds deposited therein, and the Master Servicer shall not be required to invest amounts on deposit in Escrow Accounts in Eligible Investments or deposit such amounts in Eligible Accounts to the extent that the Master Servicer is required by either law or under the terms of any related Mortgage Loan to deposit or invest (or the Mortgagor is entitled to direct the deposit or investment of) such amounts in another type of investments or accounts.  If the Master Servicer is not entitled to direct the investment of such funds, then:  (1) the Master Servicer shall direct the depository institution or trust company in which such Escrow Accounts are maintained to invest the funds held therein in accordance with the Mortgagor’s written investment instructions, if the terms of the related Mortgage Loan or applicable law require the Master Servicer to invest such funds in accordance with the Mortgagor’s directions; and (2) in the absence of appropriate written instructions from the Mortgagor, the Master Servicer shall have no obligation to direct the investment of such funds; provided, that if such funds shall be either (y) immediately available or (z) available in accordance with a schedule which will permit the Master Servicer to meet the payment obligations for which the Escrow Account was established, then the Master Servicer shall have no liability for any loss in investments of such funds that are invested pursuant to written instructions from the Mortgagor.

(f)           The relationship of each of the Master Servicer and the Special Servicer to the Trustee, the Certificate Administrator and the Custodian and to each other under this Agreement is intended by the parties to be that of an independent contractor and not of a joint venturer, partner or agent.

(g)           With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), if required by the terms of the related Mortgage Loan documents, any Lock-Box Agreement or similar agreement, the Master Servicer shall establish and maintain, in accordance with the Servicing Standard, one or more lock-box, cash management or similar accounts (“Lock-Box Accounts”) to be held outside the Trust and maintained by the Master Servicer in accordance with the terms of the related Mortgage.  No Lock-Box Account is required to be an Eligible Account, unless otherwise required pursuant to the related Mortgage Loan documents.  The Master Servicer shall apply the funds deposited in such accounts in accordance with terms of the related Mortgage Loan documents, any Lock-Box Agreement and in accordance with the Servicing Standard.

(h)           The Master Servicer shall process all defeasances of Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans in accordance with the terms of the related Mortgage Loan documents, and shall be entitled to any fees paid relating thereto.  The Master Servicer shall not permit defeasance (or partial defeasance if permitted under the related Mortgage Loan documents) of any Mortgage Loan on or before the second (2nd) anniversary of the Closing Date, or in the case of a Serviced Companion Loan the second (2nd) anniversary of the startup date of any REMIC holding such Serviced Companion Loan, unless such defeasance will not result in an Adverse REMIC Event (or in the case of a

Serviced Companion Loan an adverse REMIC event for any REMIC holding such Serviced Companion Loan) and the Master Servicer has received an Opinion of Counsel to such effect (which Opinion of Counsel, to the extent not inconsistent with the related Mortgage Loan documents, shall be paid for by the related Mortgagor) and all items in the following sentence have been satisfied.  Subsequent to the second (2nd) anniversary of the Closing Date, or in the case of a Serviced Companion Loan the second (2nd) anniversary of the startup date of any REMIC holding such Serviced Companion Loan, the Master Servicer, in connection with the defeasance of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan shall (to the extent it is not inconsistent with the Servicing Standard):  (i) require that the defeasance collateral consists of Government Securities that are acceptable as defeasance collateral under the current guidelines of the Rating Agencies, (ii) determine that the defeasance will not result in an Adverse REMIC Event (or in the case of a Serviced Companion Loan an adverse REMIC event for any REMIC holding such Serviced Companion Loan), (iii) either (A) require that the related Mortgagor designate a Single-Purpose Entity to own the Defeasance Collateral (subject to customary qualifications) or (B) establish a Single-Purpose Entity to hold all Defeasance Collateral relating to the Defeasance Loans, (iv) request and receive from the Mortgagor (A) an opinion of counsel that the Trustee will have a perfected, first priority security interest in such Defeasance Collateral and (B) written confirmation from a firm of independent accountants stating that payments made on such Defeasance Collateral in accordance with the terms thereof will be sufficient to pay the subject Mortgage Loan, and if applicable the related Serviced Companion Loan, (or the defeased portion thereof in connection with a partial defeasance) in full on or before its Maturity Date (or, in the case of an ARD Loan, on or before its Anticipated Repayment Date) and to timely pay each subsequent Scheduled Payment and (v) provide a Rating Agency Communication to each Rating Agency.  Any customary and reasonable out-of-pocket expense incurred by the Master Servicer pursuant to this Section 8.3(h) shall be paid by the Mortgagor of the Defeasance Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document, if so allowed by the terms of such documents.  Notwithstanding anything herein or in the related Mortgage Loan documents to the contrary, the Master Servicer may accept as Defeasance Collateral Government Securities that are rated below “AAA” (or its equivalent) by any NRSRO notwithstanding any requirements in the related Mortgage Loan documents that require such Defeasance Collateral to be rated “AAA” (or its equivalent) by the applicable NRSROs; provided, that, in any case, the Master Servicer has received an Opinion of Counsel that acceptance of such Defeasance Collateral will not cause an Adverse REMIC Event (which Opinion of Counsel, to the extent not inconsistent with the related Mortgage Loan documents, shall be paid for by the related Mortgagor).

The parties hereto acknowledge that if the payments described in paragraph 32 of Exhibit 2 to the Mortgage Loan Purchase Agreements regarding the obligation of a Mortgagor to pay the reasonable costs and expenses associated with a defeasance of the related Mortgage Loan are insufficient to reimburse the Trust, including, but not limited to, rating agency fees, then the sole obligation of the related Seller shall be to pay an amount equal to such insufficiency or expense to the extent the related Mortgagor is not required to pay such amount.  If any amount is due under the preceding sentence for any Joint Mortgage Loan, then each of the applicable Sellers shall be required to pay only such party’s pro rate share.  Promptly upon receipt of notice of such insufficiency or unpaid expense, the Master Servicer shall request the related Seller to make such payment by deposit to the Collection Account.

In the case of a Specially Serviced Mortgage Loan, the Master Servicer shall process any defeasance of such Specially Serviced Mortgage Loan in accordance with the original terms of the respective Mortgage Loan documents.

Notwithstanding the foregoing, with respect to the Mortgage Loans originated or acquired by MSMCH and subject to defeasance, MSMCH has retained the right to designate and establish the successor borrower and to purchase or cause the purchase on behalf of the related borrower of the related defeasance collateral (“MSMCH Seller Defeasance Rights and Obligations”).  If the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan originated or acquired by MSMCH and subject to defeasance, the Master Servicer shall provide upon receipt of such notice, written notice of such defeasance request to MSMCH or its assignee.  Until such time as MSMCH provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with MSMCH Defeasance Rights and Obligations shall be delivered to MSMCH pursuant to the notice provisions of this Agreement.

Notwithstanding the foregoing, BANA has retained the right of the lender under the Mortgage Loan documents with respect to the BANA Loans to receive a percentage of the economic benefit associated with the ownership of the successor borrower, and the right to designate and establish the successor borrower and to purchase or cause the purchase on behalf of the related borrower of the related defeasance collateral, if there is a defeasance of a BANA Loan (“BANA Lender Successor Borrower Right”).  If the Master Servicer receives notice of a defeasance request with respect to a BANA Loan subject to defeasance, the Master Servicer shall provide upon receipt of such notice, written notice of such defeasance request to BANA or its assignee.  Until such time as BANA provides written notice to the contrary, notice of a defeasance of a BANA Loan with a BANA Lender Successor Borrower Right shall be delivered to BANA pursuant to the notice provisions of this Agreement.  In addition, to the extent that the Master Servicer receives any amount in respect of a BANA Lender Successor Borrower Right that is required to be remitted to BANA pursuant to the related defeasance documents, the Master Servicer shall remit such amounts to BANA pursuant to the terms of the defeasance documents.

Notwithstanding the foregoing, CIBC has retained the right to establish or designate the successor borrower and to purchase or cause the purchase on behalf of the related borrower of the related defeasance collateral (“CIBC Lender Successor Borrower Right”).  If the Master Servicer receives notice of a defeasance request with respect to a CIBC Loan subject to defeasance, the Master Servicer shall provide upon receipt of such notice, written notice of such defeasance request to CIBC or its assignee.  Until such time as CIBC provides written notice to the contrary, notice of a defeasance of a CIBC Loan with CIBC Lender Successor Borrower Right shall be delivered to CIBC pursuant to the notice provisions of this Agreement.

(i)           The Master Servicer shall, as to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) set forth on Schedule V hereto each of which is secured by the interest of the related Mortgagor under a ground lease, confirm whether or not on or prior to the date that is thirty (30) days after the Closing Date, the Seller has notified the related ground lessor of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement and informed such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer (as evidenced by delivery of a copy thereof to the Master

Servicer).  The Master Servicer shall promptly notify the ground lessor if the Seller has failed to do so by the thirtieth (30th) day after the Closing Date.

(j)           Subject to the rights of the Controlling Class Representative set forth in this Agreement, the Master Servicer shall be entitled (other than with respect to Non-Serviced Mortgage Loans), during any period when (i) the A Note and B Note under any A/B Whole Loan, (ii) the Serviced Pari Passu Mortgage Loan and Serviced Companion Loan under any Loan Pair, and (iii) any Mortgage Loan with any related mezzanine loan, do not constitute Specially Serviced Mortgage Loans, to exercise the rights and powers granted under the related Intercreditor Agreement or mezzanine loan intercreditor agreement to the “Note A Holder”, the “Note A Controlling Holder”, the “Senior Lender”, the “Senior Loan Controlling Holder”, or such other similar term as may be set forth in any such Intercreditor Agreement or mezzanine loan intercreditor agreement, as applicable, and/or the “Servicer” referred to therein.  For the avoidance of doubt, the parties acknowledge that the Master Servicer shall not be entitled or required to exercise the rights and powers granted to any “Note B Holder” as defined under the related Intercreditor Agreement.

(k)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s obligations and responsibilities hereunder and the Master Servicer’s authority with respect to any Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Mortgage Loan Intercreditor Agreement and the rights of the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer with respect thereto under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  The Master Servicer shall use reasonable efforts consistent with the Servicing Standard to monitor the servicing of any Non-Serviced Mortgage Loan by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement and shall use reasonable efforts consistent with the Servicing Standard to enforce the rights of the Trustee (as holder of the Non-Serviced Mortgage Loans) under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement and the related Non-Serviced Mortgage Loan Intercreditor Agreement.  The Master Servicer shall take such actions as it shall deem reasonably necessary to facilitate the servicing of any Non-Serviced Mortgage Loan by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer including, but not limited to, delivering appropriate Requests for Release to the Custodian in order to deliver any portion of the related Mortgage File to the applicable Non-Serviced Mortgage Loan Master Servicer or applicable Non-Serviced Mortgage Loan Special Servicer under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

Section 8.4     Sub-Servicing.

(a)           The Master Servicer shall supervise, administer, monitor, enforce and oversee the servicing of the applicable Mortgage Loans by any Sub-Servicer appointed by it.  Other than with respect to the agreements with any other Sub-Servicer (including the Seller Sub-Servicer) under agreements that are in effect on the Closing Date (each a “Surviving Sub-Servicer”), the terms of any arrangement or agreement between the Master Servicer and a Sub-Servicer shall provide that such agreement or arrangement may be terminated, without cause and without the payment of any termination fees, by the Trustee if such Master Servicer is terminated in accordance with this Agreement.  In addition, none of the Trustee, the Certificate Administrator, the Custodian, the Certificateholders, the holder of any Serviced Companion Loan or the holder of any B Note shall have any direct obligation or liability (including, without limitation, indemnification obligations) with respect to any Sub-Servicer.  The Master Servicer shall be solely responsible for the payment of compensation to any Sub-Servicer appointed by it.  The Master Servicer shall pay the costs of enforcement against any of its Sub-Servicers at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorney’s fees against the party against whom such enforcement is directed.  Notwithstanding the provisions of any primary servicing agreement or sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or a Sub-Servicer, or reference to actions taken through a Sub-Servicer or otherwise, the Master Servicer shall remain obligated and liable to the Trust, the Trustee, the Certificate Administrator, the Custodian, the Special Servicer and the Certificateholders for the servicing and administering of the applicable Mortgage Loans and the Serviced Companion Loans in accordance with (and subject to the limitations contained within) the provisions of this Agreement without diminution of such obligation or liability by virtue of indemnification from a Sub-Servicer and to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering such Mortgage Loans.

(b)           Subject to the limitations of subsection (a), the Master Servicer may appoint one or more sub-servicers to perform all or any portion of its duties hereunder for the benefit of the Trust, the Trustee and the Certificateholders provided that, after the Closing Date, if and for so long as the Trust or, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, are subject to the reporting requirements of the Exchange Act, the Master Servicer shall not enter into a sub-servicing agreement with any Prohibited Party.

(c)           Notwithstanding anything herein to the contrary, any sub-servicing agreement with a Sub-Servicer shall provide that (i) the failure of such Sub-Servicer to comply with any of the requirements of Article XIII of this Agreement, (ii) if and for so long as the Trust or, with respect to any Serviced Companion Loan that is deposited into a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, such other trust, is subject to the reporting requirements of the Exchange Act, the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any commercial mortgage loan securitization or (iii) the status of such Sub-Servicer as a Prohibited Party at any time during which the Trust is subject to the reporting requirements of the Exchange Act, shall each constitute an event of default by such Sub-Servicer under such sub-servicing agreement upon the occurrence of which any of the Master Servicer, the Special Servicer or the Depositor shall have the right to immediately terminate such Sub-Servicer and that such termination shall be deemed for cause.

Section 8.5     Master Servicer May Own Certificates.  The Master Servicer and any agent of the Master Servicer in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Master

Servicer or such agent.  Any such interest of the Master Servicer or such agent in the Certificates shall not be taken into account when evaluating whether actions of the Master Servicer are consistent with its obligations in accordance with the Servicing Standard regardless of whether such actions may have the effect of benefiting the Class or Classes of Certificates owned by the Master Servicer.

Section 8.6     Maintenance of Hazard Insurance, Other Insurance, Taxes and Other.  Subject to the limitations set forth below, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain for each Mortgage Loan (other than any REO Mortgage Loans and any Non-Serviced Mortgage Loans) (A) a Standard Hazard Insurance Policy (that, if the terms of the related Mortgage Loan documents and the related Mortgage so require or so permit the holder of such Mortgage Loan to require, contains no exclusion for damages due to any Act or Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002) and which does not provide for reduction due to depreciation in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or (ii) the outstanding Unpaid Principal Balance of such Mortgage Loan and any related B Note or Serviced Companion Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (B) any other insurance coverage for such Mortgage Loan which the related Mortgagor is required to maintain under the related Mortgage.  If the related Mortgagor does not maintain the insurance set forth in clauses (A) and (B) above, then the Master Servicer shall cause such insurance to be maintained with a Qualified Insurer, provided the Master Servicer shall not be required to maintain earthquake insurance on any Mortgaged Property unless (x) such insurance was required at origination and is available at commercially reasonable rates and (y) the Trustee has an insurable interest.  The Master Servicer shall be deemed to have satisfied its obligations with respect to clause (A) above if the Mortgagor maintains, or the Master Servicer shall have otherwise caused to be obtained, a Standard Hazard Insurance Policy that is in compliance with the related Mortgage Loan documents, and, if required by such Mortgage Loan documents or if such Mortgage Loan documents permit the holder of such Mortgage Loan to require, the Mortgagor pays, or the Master Servicer shall have otherwise caused to be paid, the premium required by the related insurance provider that is necessary to avoid an exclusion in such policy against “acts of terrorism” as defined by the Terrorism Risk Insurance Act of 2002.

Each Standard Hazard Insurance Policy maintained with respect to any Mortgaged Property that is not an REO Property shall contain, or have an accompanying endorsement that contains, a standard mortgagee clause.  If the improvements on the Mortgaged Property are located in a designated special flood hazard area by the Federal Emergency Management Agency in the Federal Register, as amended from time to time (to the extent permitted under the related Mortgage Loan documents or as required by law), the Master Servicer (with respect to any Mortgaged Property that is not an REO Property) shall, consistent with the Servicing Standard, cause flood insurance to be maintained.  Such flood insurance shall be in an amount equal to the lesser of (i) the Unpaid Principal Balance of the related Mortgage Loan or (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program, if the area in which the improvements on the Mortgaged Property are located is participating in such program.  Any amounts collected by the Master Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the

Mortgagor in accordance with the terms of the applicable Mortgage Loan documents) shall be deposited in the Collection Account.

Any cost (such as insurance premiums and insurance broker fees but not internal costs and expenses of obtaining such insurance) incurred by the Master Servicer in maintaining any insurance pursuant to this Section 8.6 shall not, for the purpose of calculating monthly distributions to the Certificateholders or remittances to the Certificate Administrator for their benefit, be added to the principal balance of the related Mortgage Loan, notwithstanding that the terms of the related Mortgage Loan documents permit such cost to be added to the outstanding principal balance thereof.  Such costs shall be paid as a Servicing Advance by the Master Servicer, subject to Section 4.4 hereof.

Notwithstanding the above, the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce such insurance requirements.  Furthermore, the Master Servicer shall not be required in any event to cause the Mortgagor to maintain or itself obtain insurance coverage (i) beyond what is available on commercially reasonable terms at a cost customarily acceptable (in each case, as determined by the Master Servicer, which shall be entitled to rely, at its sole expense, on insurance consultants in making such determination, consistent with the Servicing Standard) and consistent with the Servicing Standard or (ii) in the case of the Master Servicer obtaining such insurance, if the Trustee does not have an insurable interest; provided that the Master Servicer shall be obligated to cause the Mortgagor to maintain or itself obtain insurance against property damage resulting from terrorism or similar acts if the terms of the related Mortgage Loan documents and the related Mortgage so require unless the Special Servicer determines, subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, that the failure to maintain such insurance would constitute an Acceptable Insurance Default (based on information and documents provided by the Master Servicer as reasonably requested by the Special Servicer).  The Master Servicer shall notify the holder of the related Serviced Companion Loan of any determination that it makes pursuant to the proviso to the prior sentence with respect to any Serviced Pari Passu Mortgage Loan.

The Master Servicer shall conclusively be deemed to have satisfied its obligations as set forth in this Section 8.6 either (i) if the Master Servicer shall have obtained and maintained a master force placed or blanket insurance policy insuring against hazard losses on all of the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan), any Serviced Companion Loan and any B Note serviced by it, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers consistent with the Servicing Standard, and provided that such policy is issued by a Qualified Insurer or (ii) if the Master Servicer, for so long as its long-term rating is not less than “A-” as rated by Fitch and not less than “A3” as rated by Moody’s (or if not rated by Fitch or by Moody’s, an equivalent rating such as those listed above by at least one other NRSRO (which may include S&P and/or DBRS) (or an A.M. Best equivalent)), self-insures for its obligations as set forth in the first paragraph of this Section 8.6.  If the Master Servicer shall cause any Mortgage Loan to be covered by such a master force placed or blanket insurance policy, the incremental cost of such insurance allocable to such Mortgage Loan (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgage Loan is then covered thereby), if not borne by the related

Mortgagor, shall be paid by the Master Servicer as a Servicing Advance.  If such policy contains a deductible clause, the Master Servicer shall, if there shall not have been maintained on the related Mortgaged Property a policy complying with this Section 8.6 and there shall have been a loss that would have been covered by such policy, deposit in the Collection Account the amount not otherwise payable under such master force placed or blanket insurance policy because of such deductible clause to the extent that such deductible exceeds (i) the deductible under the related Mortgage Loan or (ii) if there is no deductible limitation required under such Mortgage Loan, the deductible amount with respect to insurance policies generally available on properties similar to the related Mortgaged Property which is consistent with the Servicing Standard, and deliver to the Trustee an Officer’s Certificate describing the calculation of such amount.  In connection with its activities as administrator and servicer of the Mortgage Loans, any Serviced Companion Loan and any B Note, the Master Servicer agrees to present, on its behalf and on behalf of the Trustee and the holders of any Serviced Companion Loan or any B Note, claims under any such master force placed or blanket insurance policy.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto.  From time to time, the Master Servicer (other than with respect to REO Mortgage Loans and Non-Serviced Mortgage Loans) shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) except in the case of Mortgage Loans under which Escrow Amounts are not held by the Master Servicer, effect payment of all such bills, taxes and other assessments with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Amounts as allowed under the terms of the related Mortgage Loan.  If a Mortgagor fails to make any such payment on a timely basis or collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer in accordance with the Servicing Standard shall use its reasonable efforts to pay as a Servicing Advance the amount necessary to effect the payment of any such item prior to such penalty or termination date, subject to Section 4.4 hereof.  No costs incurred by the Master Servicer or the Trustee as the case may be, in effecting the payment of taxes and assessments on the Mortgaged Properties and related insurance premiums and ground rents shall, for the purpose of calculating distributions to Certificateholders, be added to the principal balance of the Mortgage Loans, notwithstanding that the terms of such Mortgage Loans permit such costs to be added to the outstanding principal balances of such Mortgage Loans.

Section 8.7     Enforcement of Due-on-Sale Clauses; Assumption Agreements; Due-on-Encumbrance Clause.

(a)           If the Master Servicer receives a request from a Mortgagor (or other obligor) pursuant to the provisions of any Mortgage Loan, Serviced Companion Loan or B Note (other than a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan) that expressly permits, subject to any conditions set forth in the related Mortgage Loan documents, the assignment of the related Mortgaged Property to, and assumption of such Mortgage Loan, Serviced Companion Loan or B Note by, another Person, then the Master Servicer shall obtain relevant information for purposes of evaluating such request.  For the purpose of the foregoing sentence, the term ‘expressly permits’ shall include outright permission to assign, permission to assign upon satisfaction of certain conditions or prohibition against assignment except upon the satisfaction of stated conditions, in each case without lender discretion.  In addition, if any Mortgage Loan that is not a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan contains a provision in the nature of a “due-on-sale” clause, which by its terms (i) provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or ownership interest in the related Mortgagor, or (ii) provides that such Mortgage Loan may not be assumed, or ownership interests in the related Mortgagor may not be transferred, without the consent of the related mortgagee in connection with any such sale or other transfer, then, upon the request of the related Mortgagor or other appropriate party or a potential or actual breach of such “due-on-sale” clause, the Master Servicer shall review whether to recommend to the Special Servicer to waive the effect of such provision.  In connection with the foregoing, and subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Master Servicer shall provide to the Special Servicer (and solely with respect to any A/B Whole Loan, the holder of the B Note, and if required by the related Intercreditor Agreement, the holder of the Serviced Companion Loan) a written recommendation as to whether such assignment and assumption should be approved or such due-on-sale clause should be waived, as the case may be, together with the materials and written analysis upon which such recommendation is based and any information in the possession of the Master Servicer that is reasonably necessary to make a decision with respect to such recommendation, and (A) subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Special Servicer shall, in accordance with the Servicing Standard, grant or withhold consent to any such request for such assignment and assumption in accordance with the terms of the related Mortgage Loan, Serviced Companion Loan or B Note and this Agreement, or to any such waiver of a due-on-sale clause, such consent of the Special Servicer to be deemed given if not denied within the period contemplated by Section 10.3, and (B) the Master Servicer shall act accordingly and shall not permit any such assignment or assumption or waive any such due-on-sale clause unless (i) it has received the written consent of the Special Servicer or such consent has been deemed to have been granted as set forth in this sentence and (ii) with respect to any A/B Whole Loan or Loan Pair, the Master Servicer has obtained the approval of the holder of the related B Note or Serviced Companion Loan, as applicable, to the extent provided for in the related Intercreditor Agreement, and in accordance with any procedures therefor set forth in Section 10.13.  If the Special Servicer withholds consent pursuant to the provisions of this Agreement, it shall provide the Master Servicer with a written statement and a verbal explanation, as necessary, as to its reasoning and analysis.

Upon consent or deemed consent by the Special Servicer (subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement) to any proposed assignment and assumption, the Master Servicer shall process such request of the related Mortgagor (or other obligor) and shall be authorized to enter into an assignment and assumption or substitution agreement with the Person to whom the related Mortgaged Property has been or is proposed to be conveyed, and/or release the original Mortgagor from liability under the related Mortgage Loan, Serviced Companion Loan or B Note and substitute as obligor thereunder the Person to whom the related Mortgaged Property has been or is proposed to be conveyed; provided that the Master Servicer shall not enter into any such agreement to the extent that any terms thereof would result in an Adverse REMIC Event or create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage.  To the extent permitted by applicable law, the Master Servicer shall not enter into such an assumption or substitution agreement unless the credit status of the prospective new Mortgagor (or other obligor) is in conformity to the terms of the related Mortgage Loan and, if applicable, B Note or Serviced Companion Loan documents.  In making its recommendation to the Special Servicer, the Master Servicer shall evaluate such conformity in accordance with the Servicing Standard.

Neither the Master Servicer nor the Special Servicer shall have any liability, and each of them shall be indemnified by the Trust for any liability to the Mortgagor or the proposed assignee, for any delay in responding to requests for assumption, if the same shall occur as a result of the failure of any Rating Agency to respond to such request in a reasonable period of time.

(b)           Prior to consenting to any assignment and assumption or waiver of a “due-on-sale” clause pursuant to Section 8.7(a) with respect to any Mortgage Loan, the Master Servicer shall provide a Rating Agency Communication to each Rating Agency, the 17g-5 Information Provider and each Other NRSRO with respect to any securities that are rated by any such NRSRO and evidence direct beneficial interests in a Serviced Companion Loan or B Note regarding such assignment and assumption or waiver if (A) the Unpaid Principal Balance of such Mortgage Loan at such time equals or exceeds 5% of the Aggregate Certificate Balance of the Principal Balance Certificates or exceeds $35,000,000 or (B) such Mortgage Loan is one of the then current ten (10) largest Mortgage Loans or groups of Crossed Mortgage Loans (by Unpaid Principal Balance) in the Trust Fund; provided, that no Rating Agency Communication will be required under such circumstances if the Unpaid Principal Balance of such Mortgage Loan is less than $5,000,000.  In connection with each such Rating Agency Communication, the Master Servicer shall prepare and, subject to Section 5.7, deliver to the Rating Agencies a memorandum outlining its analysis and recommendation in accordance with the Servicing Standard, together with copies of all relevant documentation and the Master Servicer shall promptly forward copies of the assignment and assumption documents relating to such Mortgage Loan to the Special Servicer, the Certificate Administrator, the Custodian, the 17g-5 Information Provider and the Trustee, and the Master Servicer shall promptly thereafter, subject to Section 5.7, forward such documents to the Rating Agencies.

(c)           The Master Servicer for the benefit of the Certificateholders, the holder of any related Serviced Companion Loan and the holder of any related B Note shall execute any necessary instruments (pursuant to subsection (a)) for such assignment and assumption agreements.  Upon the closing of the transactions contemplated by such documents, the Master Servicer shall cause the originals of the assignment and assumption agreement, the release (if any), or the modification or supplement to the related Mortgage Loan to be delivered to the Custodian except to the extent such documents have been submitted to the recording office, in which event the Master Servicer shall promptly deliver copies of such documents to the Custodian and the Special Servicer.

(d)           If any Mortgage Loan (other than a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan) which contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)           provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or a lien on an ownership interest in the Mortgagor; or

(ii)          requires the consent of the Mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or a lien on an ownership interest in the Mortgagor, then, if the Master Servicer receives a request for a waiver of, or gains actual knowledge of any potential or actual breach of, such “due-on-encumbrance” clause, the Master Servicer shall obtain relevant information for purposes of evaluating whether to recommend to the Special Servicer to enforce or waive such due-on-encumbrance clause.  The Master Servicer shall then, subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, provide to the Special Servicer a written recommendation as to whether such due-on-encumbrance clause should be waived, together with the materials and an analysis upon which such recommendation is based, and any information in the possession of the Master Servicer that is reasonably necessary to make a decision with respect to such recommendation, and (A) subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Special Servicer shall, in accordance with the Servicing Standard, grant or withhold consent to any waiver of such due-on-encumbrance clause, such consent of the Special Servicer to be deemed given if not denied within the time period contemplated by Section 10.3, and (B) the Master Servicer shall act accordingly and shall not permit any such waiver unless it has received the written consent of the Special Servicer or such consent has been deemed to have been granted as set forth in this sentence.  If the Special Servicer withholds consent pursuant to the foregoing provisions, it shall provide the Master Servicer with a written statement and a verbal explanation, as necessary, as to its reasoning and analysis.  Upon consent or deemed consent by the Special Servicer to such proposed waiver, the Master Servicer shall process such request of the related Mortgagor subject to the other requirements set forth above.

(e)           Prior to consenting to any waiver of a “due-on-encumbrance” clause pursuant to Section 8.7(d) with respect to any Mortgage Loan, the Master Servicer shall provide a Rating Agency Communication regarding such waiver to each Rating Agency and the 17g-5 Information Provider with respect to any securities that are rated by any such NRSRO and evidence direct beneficial interests in a Serviced Companion Loan or a B Note.

Notwithstanding anything to the contrary contained in this Section 8.7 that requires the consent of the Master Servicer or the Special Servicer, as applicable, any such consent with respect to any A/B Whole Loan or any Loan Pair shall be obtained in accordance with the related Intercreditor Agreement and within the time periods specified therein.

Section 8.8     Custodian to Cooperate; Release of Trust Mortgage Files. Upon the payment in full of any Mortgage Loan, the complete defeasance of a Mortgage Loan, satisfaction or discharge in full of any Specially Serviced Mortgage Loan, the purchase of an A Note by the holder of a B Note pursuant to the related Intercreditor Agreement, or the receipt by the Master Servicer of a notification that payment in full (or such payment, if any, in connection with the satisfaction and discharge in full of any Specially Serviced Mortgage Loan) will be escrowed in a manner customary for such purposes, and upon notification by the Master

Servicer in the form of a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account have been or will be so deposited) of a Servicing Officer and a request for release of the Trust Mortgage File in the form of Exhibit C hereto delivered to the Custodian (on the Trustee’s behalf), the Custodian (on the Trustee’s behalf) shall promptly release the related Trust Mortgage File to the Master Servicer, and the Custodian (on the Trustee’s behalf) shall deliver to the Master Servicer the deed of reconveyance or release, satisfaction or assignment of mortgage or such instrument releasing the lien of the Mortgage, as directed by the Master Servicer together with the Mortgage Note with written evidence of cancellation thereon.  The provisions of the immediately preceding sentence shall not, in any manner, limit or impair the right of the Master Servicer to execute and deliver, on behalf of the Trustee, the Certificateholders, the holder of any Serviced Companion Loan, the holder of any B Note or any of them, any and all instruments of satisfaction, cancellation or assignment without recourse, representation or warranty, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans, any Serviced Companion Loan or any B Note, and with respect to the Mortgaged Properties held for the benefit of the Certificateholders, the holder of any Serviced Companion Loan and the holder of any B Note.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Distribution Account but shall be paid by the Master Servicer except to the extent that such expenses are paid by the related Mortgagor in a manner consistent with the terms of the related Mortgage and applicable law.  From time to time and as shall be appropriate for the servicing of any Mortgage Loan, including for such purpose, collection under any policy of flood insurance, any Servicer Fidelity Bond or Errors and Omissions Policy, or for the purposes of effecting a partial or total release of any Mortgaged Property from the lien of the Mortgage or the making of any corrections to the Mortgage Note or the Mortgage or any of the other documents included in the Trust Mortgage File, the Custodian shall, upon request of the Master Servicer and the delivery to the Custodian of a Request for Release signed by a Servicing Officer, in the form of Exhibit C hereto, release the Trust Mortgage File to the Master Servicer or the Special Servicer, as the case may be.

Section 8.9     Documents, Records and Funds in Possession of Master Servicer to be Held for the Trustee for the Benefit of the Certificateholders.  Notwithstanding any other provisions of this Agreement, the Master Servicer shall transmit to the Trustee, the Certificate Administrator and the Custodian, to the extent required by this Agreement, all documents and instruments coming into the possession of the Master Servicer from time to time and shall account fully to the Trustee, the Certificate Administrator and the Custodian for any funds received or otherwise collected thereby, including Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan.  All Servicer Mortgage Files and funds collected or held by, or under the control of, the Master Servicer in respect of any Mortgage Loans (or any B Note or Serviced Companion Loan), whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, including any funds on deposit in the Collection Account (or any A/B Whole Loan Custodial Account or any Serviced Companion Loan Custodial Account), shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders (or the holder of any B Note or Serviced Companion Loan, as applicable) and shall be and remain the sole and exclusive property of the Trust, subject to the applicable provisions of this Agreement.  The Master Servicer agrees that it shall not create, incur or subject any Servicer Mortgage Files or Trust Mortgage File or any

funds that are deposited in the Collection Account or any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee, the Certificate Administrator or the Custodian, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Servicer Mortgage Files or Trust Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that the Master Servicer shall be entitled to receive from any such funds any amounts that are properly due and payable to the Master Servicer under this Agreement.

Section 8.10     Servicing Compensation.

(a)           As compensation for its activities hereunder, the Master Servicer shall be entitled to the Master Servicing Fee, which shall be payable by the Trust from amounts held in the Collection Account (and from the related A/B Whole Loan Custodial Account to the extent related solely to a B Note and from the related Serviced Companion Loan Custodial Account to the extent related solely to a Serviced Companion Loan) or otherwise collected from the Mortgage Loans and, if applicable, A/B Whole Loans and Loan Pairs (including a Mortgage Loan, A/B Whole Loan or Loan Pair that relates to an REO Property or is a Defeasance Loan), including any Non-Serviced Mortgage Loan, as provided in Section 5.2.  The Master Servicer’s rights to the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement or as provided in the following paragraph with respect to the Excess Servicing Fee.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided, that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form of Exhibit S-1 attached hereto, and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form of Exhibit S-2 attached hereto.  None of the Depositor, the Trustee, the Certificate Administrator, the Custodian, the Trust Advisor or the Certificate Registrar shall have any obligation to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification.  The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Custodian, the Trustee, the Master Servicer, the Certificate Registrar, the Trust Advisor and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.  By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act.  From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan, Serviced Companion Loan or successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of the Master Servicing Fee paid to the Master Servicer with respect to such Mortgage Loan, Serviced Companion Loan or REO Loan, as the case may be, the related Excess Servicing Fee to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Master Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer.  The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph.  None of the Certificate Administrator, the Custodian, the Certificate Registrar, the Trust Advisor, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

(b)           Notwithstanding anything herein to the contrary, the Master Servicer shall be entitled to receive the following items as additional servicing compensation:

(i)           100% of defeasance fees actually collected during the related Collection Period;

(ii)          (x) 50% of Unallocable Modification Fees actually collected during the related Collection Period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans and paid in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement and (y) 100% of Unallocable Modification Fees actually collected during the related Collection Period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans and paid in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iii)         After application as set forth in Section 5.2(b) hereof, (x) 50% of Allocable Modification Fees (that constitute Excess Modification Fees) actually collected during the related Collection Period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans and paid in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement and (y) 100% of Allocable Modification Fees (that constitute Excess Modification Fees) actually collected during the related Collection Period with respect to Mortgage Loans that are not Specially Serviced

Mortgage Loans and paid in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iv)        100% of Assumption Fees collected during the related Collection Period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement, and 50% of Assumption Fees collected during the related Collection Period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(v)         100% of assumption application fees collected during the related Collection Period with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans;

(vi)        100% of Consent Fees on Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans in connection with a consent that involves no modification, assumption, extension, waiver or amendment of the terms of any Mortgage Loan documents and is paid in connection with a consent the Master Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement, and 50% of Consent Fees on Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans in connection with a consent that involves no modification, assumption, extension, waiver or amendment of the terms of any Mortgage Loan documents and is paid in connection with a consent that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(vii)       Any and all amounts collected for checks returned for insufficient funds on all Mortgage Loans and Serviced Companion Loans;

(viii)      100% of charges for beneficiary statements or demands actually paid by the Mortgagors under the Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans;

(ix)         (a) 100% of other loan processing fees actually paid by the Mortgagors under the Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans to the extent that the consent of the Special Servicer is not required in connection with the associated action and (b) 50% of other loan processing fees actually paid by the Mortgagors under the Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans to the extent that the consent of the Special Servicer is required in connection with the associated action;

(x)          Interest or other income earned on deposits in the Collection Account maintained by the Master Servicer, in accordance with Section 5.2 (net of any investment losses with respect to the Collection Account); and

(xi)         After application as set forth in Section 5.2(b), any Excess Penalty Charges earned on Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans.

(c)           The Master Servicer shall also be entitled to additional servicing compensation of (i) an amount equal to the excess, if any, of the aggregate Prepayment Interest Excess collected with respect to Mortgage Loans and Serviced Companion Loans which are not Specially Serviced Mortgage Loans during each Collection Period over the aggregate Prepayment Interest Shortfalls incurred with respect to such Mortgage Loans and Serviced Companion Loans during such Collection Period, and (ii) to the extent not required to be paid to any Mortgagor under applicable law, any interest or other income earned on deposits in the Escrow Accounts.

Section 8.11     Master Servicer Reports; Account Statements.

(a)           For each Distribution Date, (i) the Master Servicer shall deliver to the Certificate Administrator (or with respect to a Serviced Companion Loan, to the holder thereof or its servicer), no later than 2:00 p.m., New York City time, on the related Advance Report Date, the Master Servicer Remittance Report with respect to such Distribution Date including any information regarding prepayments and Balloon Payments made and any CREFC® License Fee paid to CREFC® and (ii) the Master Servicer shall report to the Certificate Administrator on or prior to the related Advance Report Date, the amount of the P&I Advance, if any, to be made by the Master Servicer on the related Master Servicer Remittance Date.  The Special Servicer is required to provide all applicable information relating to Specially Serviced Mortgage Loans reasonably necessary in order for the Master Servicer to satisfy its duties in this Section 8.11.  The Master Servicer Remittance Report shall be updated no later than 12:00 p.m., New York City time, on the Master Servicer Remittance Date to reflect any payment on a Mortgage Loan, a Serviced Companion Loan or a B Note for which the Scheduled Payment is paid on a Due Date (or within its grace period) that occurs after the end of the related Collection Period and the Master Servicer shall notify the Certificate Administrator on the Advance Report Date that such an updated Master Servicer Remittance Report is to be provided.

(b)           Notwithstanding any provision of this Agreement to the contrary, the Master Servicer shall not have any obligation (other than to the Certificate Administrator under Section 8.11(a) and (d) hereof and to the Special Servicer) to deliver any statement, notice or report that is then made available on the Master Servicer’s or the Certificate Administrator’s internet website, if it has notified all parties entitled to delivery of such reports, by electronic mail or other notice provided in this Agreement, to the effect that such statements, notices or reports shall thereafter be made available on such website from time to time; provided that, with respect to any Loan Pair or A/B Whole Loan, the Master Servicer shall deliver to the holder of the related Serviced Companion Loan or B Note any statement, notice or report required to be delivered to it pursuant to the terms of the related Intercreditor Agreement.

(c)           The Master Servicer shall promptly inform the Special Servicer of the name, account number, location and other necessary information concerning the Collection Account in order to permit the Special Servicer to remit amounts to the Master Servicer for deposit therein.

(d)           The Master Servicer shall deliver or cause to be delivered to the Certificate Administrator and the holder of any Serviced Companion Loan (in respect of such Serviced Companion Loan) the following CREFC® Reports with respect to the Mortgage Loans (and, if applicable, the related REO Properties and, to the extent received from the applicable Non-Serviced Mortgage Loan Master Servicer, any Non-Serviced Mortgage Loan) providing the required information as of the related Determination Date upon the following schedule:  (i) a CREFC® Comparative Financial Status Report and the CREFC® Financial File not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013; (ii) a CREFC® Operating Statement Analysis Report and a CREFC® NOI Adjustment Worksheet in accordance with Section 8.14 of this Agreement not later than one (1) Business Day prior to each Distribution Date; (iii) a CREFC® Servicer Watch List in accordance with and subject to the terms of Section 8.11(e) not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013; (iv) a CREFC® Loan Setup File (with respect to the initial Distribution Date only) not later than the Report Date in September 2013; (v) a CREFC® Loan Periodic Update File not later than each Advance Report Date commencing in September 2013 (which CREFC® Loan Periodic Update File shall be accompanied by a CREFC® Advance Recovery Report); (vi) a CREFC® Property File not later than each Report Date, commencing in September 2013; (vii) a CREFC® Delinquent Loan Status Report not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013; (viii) a CREFC® Historical Loan Modification and Corrected Mortgage Loan Report not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013; (ix) a CREFC® Loan Level Reserve/LOC Report not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013; (x) a CREFC® REO Status Report not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013; and (xi) a CREFC® Total Loan not later than one (1) Business Day prior to each Distribution Date, commencing in September 2013.  The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based upon the reports delivered by the Special Servicer to the Master Servicer in writing as of the related Determination Date and on a computer readable medium reasonably acceptable to the Master Servicer and the Special Servicer not later than the Special Servicer Remittance Date prior to the related Master Servicer Remittance Date in the form required under Section 9.32.  The Master Servicer’s responsibilities under this Section 8.11(d) with respect to REO Mortgage Loans and Specially Serviced Mortgage Loans shall be subject to the satisfaction of the Special Servicer’s obligations under Section 9.32.  The reporting obligations of the Master Servicer in connection with any A/B Whole Loan shall be construed to refer only to such information regarding the A/B Whole Loan (and its related Mortgaged Property) and by reference to the related A Note only, but whenever the Master Servicer remits funds to the holder of the related B Note, it shall thereupon deliver to such holder a remittance report identifying the amounts in such remittance.

(e)           For each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator (and solely with respect to any A/B Whole Loan, the holder of the related B Note and solely with respect to any Loan Pair, the holder of the related Serviced

Companion Loan), not later than the related Report Date, a CREFC® Servicer Watch List.  The Master Servicer shall list any Mortgage Loan on the CREFC® Servicer Watch List as to which any of the events specified in the CREFC® Servicer Watch List published by the CREFC® for industry use has occurred.

(f)           If the Master Servicer delivers a notice of drawing to effect a drawing on any letter of credit or debt service reserve account under which the Trust has rights as the holder of any Mortgage Loan for purposes other than payment or reimbursement of amounts contemplated in and by a reserve or escrow agreement (other than after a default under an applicable Mortgage Loan or B Note), the Master Servicer shall, within five (5) Business Days following its receipt of the proceeds of such drawing, deliver notice thereof to the Special Servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Certificate Administrator, which notice shall set forth (i) the Unpaid Principal Balance of such Mortgage Loan or B Note immediately before and immediately after the drawing, and (ii) a brief description of the circumstances that in the Master Servicer’s good faith and reasonable judgment entitled the Master Servicer to make such drawing.

Section 8.12     Reserved.

Section 8.13     Reserved.

Section 8.14     CREFC® Operating Statement Analysis Reports Regarding the Mortgaged Properties.  The Master Servicer (in the case of Mortgage Loans (other than Non-Serviced Mortgage Loans) that are not Specially Serviced Mortgage Loans) and the Special Servicer (in the case of Specially Serviced Mortgage Loans and REO Loans (other than any Non-Serviced Mortgage Loan that has become an REO Loan)) shall use reasonable efforts to collect from the related Mortgagors any and all operating statements, other financial statements and rent rolls required to be delivered pursuant to the related Mortgage Loan documents after the Closing Date, and the Special Servicer shall deliver copies within ten (10) Business Days of receipt of all such items collected by it to the Master Servicer.  On a calendar quarterly basis within forty-five (45) days after the Master Servicer’s receipt of the related Mortgagor’s quarterly financial statements (commencing within 45 days of the receipt of related Mortgagor’s financial statements for the quarter ending September 30, 2013) and on an annual basis within forty-five (45) days after the Master Servicer’s receipt of the related Mortgagor’s annual financial statements (commencing with the year ending December 31, 2013), the Master Servicer (in the case of all Mortgage Loans (other than any Non-Serviced Mortgage Loan)) shall deliver or make available electronically to the Certificate Administrator and the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) a CREFC® Operating Statement Analysis Report and a CREFC® Financial File for each Mortgaged Property (in electronic format), prepared, to the extent so required by the then current CREFC® investor reporting package, using the normalized quarterly and normalized year-end operating statements and rent rolls of each applicable Mortgagor, and a copy of the actual operating statements, financial statements and rent rolls provided by each Mortgagor (to the extent provided to the Master Servicer by or on behalf of each Mortgagor, or, in the case of Specially Serviced Mortgage Loans, as provided to the Special Servicer, which the Special Servicer shall forward to the Master Servicer promptly upon receipt thereof).  Not later than June

30th of each year (commencing in 2014), the Master Servicer (in the case of all Mortgage Loans) shall deliver or make available electronically to the Certificate Administrator and the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) a CREFC® Operating Statement Analysis Report, a CREFC® Financial File and a CREFC® NOI Adjustment Worksheet for each Mortgage Loan (in electronic format), based on the most recently available year-end operating statements and most recently available rent rolls of each applicable Mortgagor (to the extent provided to the Master Servicer by or on behalf of each Mortgagor, or, in the case of Specially Serviced Mortgage Loans, as provided to the Special Servicer, which the Special Servicer shall forward to the Master Servicer on or before May 31st of each such year), containing such information and analyses for each Mortgage Loan (other than Non-Serviced Mortgage Loans) provided for in the respective forms of a CREFC® Operating Statement Analysis Report, CREFC® Financial File and a CREFC® NOI Adjustment Worksheet as would customarily be included in accordance with the Servicing Standard including, without limitation, Debt Service Coverage Ratios and income, subject, in the case of any Non-Serviced Mortgage Loan, to the receipt of such report from the applicable Non-Serviced Mortgage Loan Master Servicer or the applicable Non-Serviced Mortgage Loan Special Servicer.  The Master Servicer shall make reasonable efforts, consistent with the Servicing Standard, to obtain such reports from the applicable Non-Serviced Mortgage Loan Master Servicer or the applicable Non-Serviced Mortgage Loan Special Servicer.  In addition, the Master Servicer shall deliver to the Certificate Administrator, and upon request the Master Servicer shall make available to the Rating Agencies (subject to Section 5.7), the Special Servicer, the Custodian, the Trustee and the holder of any Serviced Companion Loan, within thirty (30) days following the Master Servicer’s receipt thereof, copies of any annual, monthly or quarterly financial statements and rent rolls collected with respect to the related Mortgaged Properties.  If reasonably requested by the Special Servicer, the Master Servicer shall discuss with the Mortgagor with respect to non-Specially Serviced Mortgage Loans (i) the annual, monthly or quarterly financial statements and rent rolls collected with respect to the related Mortgaged Properties or (ii) the performance of the related Mortgaged Properties.

Section 8.15     Other Available Information and Certain Rights of the Master Servicer.

(a)           Subject to Section 5.7 and the restrictions described below, the Master Servicer shall afford any Privileged Person, any Seller, any holder of a Serviced Companion Loan or any holder of a B Note, upon reasonable prior notice and during normal business hours, reasonable access to all relevant, non-attorney-client-privileged records and documentation regarding the applicable Mortgage Loans (other than Non-Serviced Mortgage Loans), REO Property and all accounts, insurance policies and other relevant matters relating to this Agreement (which access may occur by means of the availability of information on the Master Servicer’s internet website), and access to Servicing Officers of the Master Servicer responsible for its obligations hereunder.  Copies of information or access will be provided to Certificateholders and each Certificate Owner and prospective investor providing satisfactory evidence of legal or beneficial ownership of, or intent to purchase, a Certificate, as the case may be, which shall include an Investor Certification (which shall include a certification that the Person requesting such information is not a Mortgagor under any such Mortgage Loan, a Manager of any Mortgaged Property or an Affiliate or Agent of any of the foregoing).  Copies (or computer diskettes or other digital or electronic copies of such information if reasonably available in lieu of paper copies) of any and all of the foregoing items shall be made available by the Master Servicer upon request; provided, that the Master Servicer shall be permitted to require payment by the requesting party (other than the Depositor, the Trustee, the Custodian, the Certificate Administrator, the Special Servicer, the Controlling Class Representative, the Trust Advisor, any Underwriter or any Initial Purchaser) of a sum sufficient to cover the reasonable expenses actually incurred by the Master Servicer of providing access or copies (including electronic or digital copies) of any such information requested in accordance with the preceding sentence.

(b)           Nothing herein shall be deemed to require the Master Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report.  Notwithstanding the above, the Master Servicer shall not have any liability to any Person to whom it delivers information pursuant to this Section 8.15 or any other provision of this Agreement for federal, state or other applicable securities law violations relating to the disclosure of such information.  If any Person brings any claims relating to or arising from the foregoing against the Master Servicer (or any employee, attorney, officer, director or agent thereof), the Trust (from amounts held in any account (including, subject to the related Intercreditor Agreement, (x) with respect to any such claims relating to a Serviced Companion Loan, from amounts held in the related Serviced Companion Loan Custodial Account and (y) with respect to any such claims relating to a B Note, from amounts held in the related A/B Whole Loan Custodial Account) or otherwise) shall hold harmless and indemnify the Master Servicer from any loss or expense (including attorney fees) relating to or arising from such claims.

(c)           The Master Servicer shall produce the reports required of it under this Agreement; provided, that the Master Servicer shall not be required to produce any ad hoc non-standard written reports with respect to any Mortgage Loans.  If the Master Servicer elects to provide such non-standard reports, it may require the Person requesting such report (other than a Rating Agency) to pay a reasonable fee to cover the costs of the preparation thereof.  Any transmittal of information by the Master Servicer to any Person other than the Trustee, the Custodian, the Certificate Administrator, the Master Servicer, the Special Servicer, the Trust Advisor, any Underwriter, any Initial Purchaser, the Rating Agencies (subject to Section 5.7), the Controlling Class Representative or the Depositor may be accompanied by a letter from the Master Servicer containing the following provision:

“By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information.  You also acknowledge and agree that such information is being provided to you for the purpose of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein.”

(d)           The Master Servicer may, at its discretion, make available by electronic media and bulletin board service certain information and may make available by electronic media or bulletin board service (in addition to making such information available as provided herein) any reports or information required by this Agreement that the Master Servicer is required to provide to any of the Rating Agencies, the Depositor and anyone the Depositor reasonably designates.

(e)           Subject to Section 5.7, the Master Servicer shall cooperate in providing the Rating Agencies with such other pertinent information relating to the Mortgage Loans as is or should be in their respective possession as the Rating Agencies may reasonably request.

Section 8.16     Rule 144A Information.  For as long as any of the Certificates are “restricted securities” within the meaning of Rule 144A under the Securities Act, the Master Servicer agrees to provide to the Certificate Administrator for delivery to any Holder thereof, any Certificate Owner therein and to any prospective purchaser of the Certificates or beneficial interest therein reasonably designated by the Certificate Administrator upon the request of such Certificateholder, such Certificate Owner or the Certificate Administrator subject to this Section 8.16 and the provisions of Sections 5.4 and 8.15, any information prepared by the Master Servicer that any such entity requests as being required to be provided to such holder or prospective purchaser to satisfy the condition set forth in Rule 144A(d)(4) under the Securities Act.

Any recipient of information provided pursuant to this Section 8.16 shall agree that such information shall not be disclosed or used for any purpose other than the evaluation of the Certificates by such Person and the Master Servicer shall be permitted to use the letter referred to in Section 8.15(c).  Unless the Master Servicer chooses to deliver the information directly, the Depositor, the Underwriters, the Initial Purchasers or the Certificate Administrator shall be responsible for the physical delivery of the information requested pursuant to this Section 8.16.  As a condition to the Master Servicer making any report or information available upon request to any Person other than the parties hereto, the Master Servicer may require that the recipient of such information acknowledge that the Master Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Custodian, the Certificate Administrator, the Special Servicer, the Trust Advisor, the Sellers, the Controlling Class Representative, the holder of a Serviced Companion Loan, the holder of a B Note, the Underwriters, the Initial Purchasers, any Rating Agency (subject to Section 5.7) and/or the Certificateholders and Certificate Owners.  The Master Servicer will be permitted to require payment of a sum to be paid by the requesting party (other than the Depositor, the Rating Agencies, the Trustee, the Custodian, the Certificate Administrator, the Underwriters or the Initial Purchasers) sufficient to cover the reasonable costs and expenses of making such information available.

Section 8.17     Inspections.  The Master Servicer shall, at its own expense, inspect or cause to be inspected each Mortgaged Property other than Mortgaged Properties related to Specially Serviced Mortgage Loans and Non-Serviced Mortgage Loans, every calendar year beginning in 2014, or every second (2nd) calendar year beginning in 2015 if the Unpaid Principal Balance of the related Mortgage Loan or Loan Pair is less than $2,000,000; provided that the Master Servicer shall, at the expense of the Trust, inspect or cause to be inspected each

Mortgaged Property related to a Mortgage Loan (other than a Specially Serviced Mortgage Loan or Non-Serviced Mortgage Loan) that has a Debt Service Coverage Ratio that falls below 1.0x and provided further, that with respect to any Mortgage Loan (other than a Specially Serviced Mortgage Loan or Non-Serviced Mortgage Loan) or Loan Pair that has an Unpaid Principal Balance of less than $2,000,000 and has been placed on the CREFC® Servicer Watch List, the Master Servicer shall inspect or cause to be inspected the related Mortgaged Property every calendar year beginning in 2015 so long as such Mortgage Loan or Loan Pair continues to be on the CREFC® Servicer Watch List; provided, if such Mortgage Loan or Loan Pair is no longer on the CREFC® Servicer Watch List at the time the inspection was scheduled, no such inspection shall be required.  The Master Servicer shall prepare an Inspection Report relating to each inspection.  The Master Servicer shall promptly forward the applicable Inspection Report to the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly upon receipt post it to the 17g-5 Information Provider’s Website pursuant to Section 5.7), the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), the Special Servicer, solely as it relates to any Loan Pair, to the holder of the related Serviced Companion Loan, and solely as it relates to any A/B Whole Loan, to the holder of the related B Note, and upon request, to any Certificateholder, any Certificate Owner and any Seller.

The Special Servicer shall have the right (but not the obligation), in its sole discretion, to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged Property related to a Mortgage Loan that is not a Specially Serviced Mortgage Loan; provided that the Special Servicer notifies the Master Servicer prior to such inspection. The Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding twelve (12) months.

Section 8.18     Modifications, Waivers, Amendments, Extensions and Consents.  Subject to the limitations of Section 12.3 hereof, the Master Servicer shall have the following powers:

(a)           (i)           Subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Master Servicer in accordance with the Servicing Standard may agree to any modification, waiver, amendment or consent of or relating to any term (other than a Money Term) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), a Serviced Companion Loan or a B Note that is not a Specially Serviced Mortgage Loan (such terms to include, without limitation, Master Servicer Consent Matters set forth in Section 8.3(a) hereof), provided that such amendment would not result in an Adverse REMIC Event or an Adverse Grantor Trust Event.  In any event, the Master Servicer shall promptly notify the Special Servicer of any material modification, waiver, amendment or consent executed by the Master Servicer pursuant to this Section 8.18(a)(i) and provide to the Special Servicer a copy thereof.  Notwithstanding the foregoing provisions of this Section 8.18, if the related Mortgage Loan documents require a Mortgagor to pay a fee for an assumption, modification, waiver, amendment or consent that would be due or partially due to the Special Servicer, then the Master Servicer shall not waive the portion of such fee due to the Special Servicer without the Special Servicer’s approval.

(ii)           Subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Master Servicer may extend the maturity date of any Balloon Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Mortgage Loan to a date that is not more than sixty (60) days following the original Maturity Date, if in the Master Servicer’s sole judgment exercised in good faith (and evidenced by an Officer’s Certificate delivered to the Special Servicer and the Trustee), a default in the payment of the Balloon Payment is reasonably foreseeable and such extension is reasonably likely to produce a greater recovery to the Holders and the holders of the related B Note and Serviced Companion Loan (as a collective whole) on a net present value basis (calculated in accordance with Section 1.2(e)) than liquidation of such Mortgage Loan and the Mortgagor has obtained an executed written commitment (subject only to satisfaction of conditions set forth therein) for refinancing of such Mortgage Loan or purchase of the related Mortgaged Property. The Master Servicer shall process all such extensions.

(b)           The Master Servicer may require, in its discretion (unless prohibited or otherwise provided in the Mortgage Loan documents), as a condition to granting any request by a Mortgagor for any consent, modification, waiver, amendment or collateral release, that such Mortgagor pay to the Trust a reasonable and customary modification fee to the extent permitted by law; provided that the collection of such fee shall not be permitted if collection of such fee would cause a “significant modification” (within the meaning of Treasury Regulation Section 1.860G-2(b)) of the Mortgage Loan.  The Master Servicer may charge the Mortgagor for any costs and expenses (including attorneys’ fees and rating agency fees) incurred by the Master Servicer or the Special Servicer (and any amounts incurred by the Special Servicer shall be reimbursed to the Special Servicer as an Additional Trust Expense) in connection with any request for a modification, waiver, amendment or collateral release.  The Master Servicer agrees to use its reasonable best efforts in accordance with the Servicing Standard to collect such costs, expenses and fees from the Mortgagor and if the Master Servicer believes that the costs and expenses (including attorneys’ fees) to be incurred by the Master Servicer in connection with any request for a modification, waiver or amendment will result in a payment or reimbursement by the Trust, then the Master Servicer shall notify the Special Servicer prior to incurring any such costs and expenses, provided that the failure or inability of the Mortgagor to pay any such costs and expenses shall not impair the right of the Master Servicer to cause such costs and expenses (but not including any modification fee), and interest thereon at the Advance Rate, to be paid or reimbursed by the Trust as a Servicing Advance (to the extent not paid by the Mortgagor).

(c)           The Master Servicer shall notify the Trustee, the Custodian, the Certificate Administrator, the 17g-5 Information Provider, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period) and the Special Servicer of any modification, waiver or amendment of any term of any Mortgage Loan permitted by it under this Section and the date thereof, and shall deliver to the Custodian (on the Trustee’s behalf) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly following the execution thereof except to the extent such documents have been submitted to the applicable recording office, in which event the Master Servicer shall promptly deliver copies of such documents to the Custodian (on the Trustee’s behalf).  The Master Servicer shall not agree to any modification, waiver, or amendment of any term of a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan.  The Master

Servicer shall notify the holder of the B Note and the Serviced Companion Loan of any modification of the monthly payments of an A/B Whole Loan or a Loan Pair, as the case may be, and such monthly payments shall be allocated in accordance with the related Intercreditor Agreement (or with respect to a Joint Mortgage Loan treated as a Loan Pair in accordance with Section 8.30 hereof, the applicable Mortgage Loan documents and Section 8.30 hereof).

Section 8.19     Specially Serviced Mortgage Loans.

(a)           The Master Servicer shall send a written notice to the Special Servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), the 17g-5 Information Provider (who shall promptly post such notice on the 17g-5 Information Provider’s Website), the Certificate Administrator (who shall promptly post such notice on the Certificate Administrator’s Website), the Trustee, the Custodian, the related Seller and solely as it relates to any A/B Whole Loan, to the holder of the related B Note and solely as it relates to any Loan Pair, to the holder of the related Serviced Companion Loan, within five (5) Business Days after becoming aware of a Servicing Transfer Event with respect to a Mortgage Loan, which notice shall identify the related Mortgage Loan and set forth in reasonable detail the nature and relevant facts of such Servicing Transfer Event and whether such Mortgage Loan is covered by an Environmental Insurance Policy (and for purposes of stating whether such Mortgage Loan is covered by an Environmental Insurance Policy the Master Servicer may rely on Schedule IX attached hereto) and, in the case of the Special Servicer, shall be accompanied by a copy of the Servicer Mortgage File.

(b)           Prior to or concurrently with the transfer of the servicing of any Specially Serviced Mortgage Loan to the Special Servicer, the Master Servicer shall notify the related Mortgagor of such transfer in accordance with the Servicing Standard (and shall send a copy of such notice to the Special Servicer).

(c)           Any calculations or reports prepared by the Master Servicer to the extent they relate to Specially Serviced Mortgage Loans shall be based on information supplied to the Master Servicer in writing by the Special Servicer as provided hereby.  The Master Servicer shall have no duty to investigate or confirm the accuracy of any information provided to it by the Special Servicer and shall have no liability for the inaccuracy of any of its reports due to the inaccuracy of the information provided by the Special Servicer.

(d)           Subject to Section 5.4(e), on or prior to each Distribution Date, the Master Servicer shall provide to the Special Servicer, in order for the Special Servicer to comply with its obligations under this Agreement, such information (and in the form and medium) as the Special Servicer may reasonably request in writing from time to time.

Section 8.20     Representations, Warranties and Covenants of the Master Servicer.

(a)           The Master Servicer hereby represents and warrants to and covenants with the Trustee, the Custodian and the Certificate Administrator, as of the date hereof:

(i)           the Master Servicer is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America, and shall be and thereafter remain, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Master Servicer’s ability to perform its obligations hereunder in accordance with the terms of this Agreement;

(ii)          the Master Servicer has the full power and authority to execute, deliver, perform, and to enter into and consummate all transactions and obligations contemplated by this Agreement.  The Master Servicer has duly and validly authorized the execution, delivery and performance of this Agreement and this Agreement has been duly executed and delivered by the Master Servicer; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties hereto, evidences the valid and binding obligation of the Master Servicer enforceable against the Master Servicer in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, receivership and other similar laws affecting creditors’ rights generally (and, to the extent applicable, the rights of creditors of national banks) as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and to matters of public policy with respect to indemnification or contribution as to violations of securities laws;

(iii)         the execution and delivery of this Agreement by the Master Servicer, the consummation by the Master Servicer of the transactions contemplated hereby, and the fulfillment of or compliance by the Master Servicer with the terms and conditions of this Agreement will not (1) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or any law, governmental rule, regulation, or judgment, decree or order applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, in any manner that materially and adversely affects its ability to perform its obligations under this Agreement or (2) result in a breach of any term or provision of its organizational documents;

(iv)         no litigation is pending or, to the best of the Master Servicer’s knowledge, threatened, against it, the outcome of which, in the Master Servicer’s reasonable judgment, could reasonably be expected to materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the Mortgage Loans it is required to service hereunder or to perform any of its other obligations hereunder in accordance with the terms hereof;

(v)          no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement, or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same or will obtain the same prior to the time necessary to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified to do business or licensed in one or more states does not materially and adversely affect the performance by it of its obligations hereunder; and

(vi)         the performance of the services by the Master Servicer contemplated by this Agreement are in the ordinary course of business of the Master Servicer and the Master Servicer possesses all licenses, permits and other authorizations necessary to perform its duties hereunder in each state, except to the extent that being licensed or having permits or other authorization in one or more states is not necessary for the performance by it of its obligations hereunder.

(b)           It is understood that the representations and warranties set forth in this Section 8.20 shall survive the execution and delivery of this Agreement.

(c)           Any cause of action against the Master Servicer arising out of the breach of any representations and warranties made in this Section shall accrue upon the giving of written notice to the Master Servicer by any of the Trustee, the Certificate Administrator or the Custodian.  The Master Servicer shall give prompt notice to the Trustee, the Custodian, the Depositor and the Special Servicer of the occurrence, or the failure to occur, of any event that, with notice or the passage of time or both, would cause any representation or warranty in this Section to be untrue or inaccurate in any respect.

Section 8.21     Merger or Consolidation.  Any Person into which the Master Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, consolidation or other change in form to which the Master Servicer shall be a party (but not the surviving entity), or any Person succeeding to the business of the Master Servicer, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that the Master Servicer shall have provided a Rating Agency Communication to each Rating Agency and each other NRSRO with respect to any securities rated by any such NRSRO evidencing direct beneficial ownership interests in any Serviced Companion Loan or B Note.  If a transaction described in the preceding sentence occurs and (i) the conditions to the provisions in such sentence are not met, then the Trustee may terminate or (ii) the conditions set forth in the following paragraph are not met, the Trustee shall terminate, the successor’s, survivor’s or resulting entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Sections 8.28 and 8.29.  The successor or surviving Person shall provide prompt written notice of the merger or consolidation to the Trustee, the Certificate Administrator, the Custodian and the 17g-5 Information Provider.

Notwithstanding the foregoing, if, and for so long as, the Trust, or, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, is subject to the reporting requirements of the Exchange Act, the Master Servicer may not remain the Master Servicer under this Agreement after (x) being merged or consolidated with or into any Prohibited Party, or (y) transferring all or substantially all of its assets to any Prohibited Party, unless (i) the Master Servicer is the surviving entity of such merger, consolidation or transfer or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld (and if, within forty-five (45) days following the date of delivery of a notice by the Master Servicer to the Depositor of any merger or similar transaction described in the preceding paragraph, the Depositor shall have failed to notify the Master Servicer of the Depositor’s determination to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent).

Section 8.22     Resignation of Master Servicer.

(a)           Except as otherwise provided in Section 8.22(b) hereof, the Master Servicer shall not resign from the obligations and duties hereby imposed on it unless it determines that the Master Servicer’s duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.  Any such determination permitting the resignation of the Master Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Trustee.  No such resignation shall become effective until a successor master servicer designated by the Trustee, with the consent of the Depositor and the Certificate Administrator, shall have assumed the Master Servicer’s responsibilities and obligations under this Agreement and the Trustee shall have provided each Rating Agency and each other NRSRO with respect to any securities rated by any such NRSRO evidencing interests in any Serviced Companion Loan or B Note with a Rating Agency Communication.  Notice of such resignation shall be given promptly by the Master Servicer to the other parties to this Agreement.  The Master Servicer shall bear all costs associated with its resignation and the transfer of servicing under this Section 8.22(a).  Notwithstanding the foregoing, if the Master Servicer shall cease to serve as such in accordance with this Section 8.22(a) and a successor servicer shall not have been engaged, the Trustee or an agent of the Trustee shall assume the duties and obligations of the Master Servicer under this Agreement.  If the Trustee or an agent of the Trustee assumes the duties and obligations of the Master Servicer pursuant to this Section 8.22(a), the Trustee or such agent shall be permitted to resign as master servicer if it has been replaced by a successor servicer satisfying the criteria in the fourth (4th) preceding sentence above.

(b)           The Master Servicer may resign from the obligations and duties imposed on it, upon thirty (30) days notice to the Depositor, the Trustee and the Certificate Administrator; provided that (i) a successor master servicer (A) is available, (B) has a net worth of at least $15,000,000 and (C) is willing to and does assume the obligations, responsibilities, and covenants to be performed hereunder by the Master Servicer on substantially the same terms and conditions, and for not more than equivalent compensation to that herein provided; (ii) the Master Servicer bears all costs associated with its resignation and the transfer of servicing; (iii) (A)(x) such successor master servicer is acting as master servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such master servicer as master servicer of such commercial mortgage securities as the sole or material reason for such downgrade or withdrawal or placement on watch or (y) if such successor master servicer is not acting as master servicer in a commercial mortgage loan securitization that was rated by Moody’s in such twelve (12) month period, then Moody’s shall have provided a Rating Agency Confirmation and (B) such successor master servicer has a master servicer rating of at least “CMS3” from Fitch; and (iv) the resigning Master Servicer shall have provided each Rating Agency with a Rating Agency Communication with respect to such servicing transfer.

Section 8.23     Assignment or Delegation of Duties by Master Servicer.  The Master Servicer shall have the right without the prior written consent of the Trustee to (A) delegate or subcontract with or authorize or appoint anyone, or delegate certain duties to other professionals such as attorneys and appraisers, as an agent of the Master Servicer (as provided in Section 8.4) to perform and carry out any duties, covenants or obligations to be performed and carried out by the Master Servicer hereunder or (B) assign and delegate all of its duties hereunder; provided that with respect to clause (B), (i) the Master Servicer gives the Depositor, the Special Servicer, the holder of the B Note (only if such assignment/delegation relates to the related A/B Whole Loan), the holder of the Serviced Companion Loan (only if such assignment/delegation relates to the related Loan Pair) and the Trustee notice of such assignment and delegation; (ii) such purchaser or transferee accepting such assignment and delegation executes and delivers to the Depositor and the Trustee an agreement accepting such assignment, which contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer, with like effect as if originally named as a party to this Agreement or any other subservicing agreement with any Surviving Sub-Servicer; (iii) the purchaser or transferee has a net worth in excess of $15,000,000; (iv) the Master Servicer shall have provided to each Rating Agency a Rating Agency Communication with respect to such assignment and delegation; and (v) the Depositor consents to such assignment and delegation, such consent not to be unreasonably withheld.  In the case of any such assignment and delegation in accordance with the requirements of subclause (B) of this Section, the Master Servicer shall be released from its obligations under this Agreement, except that the Master Servicer shall remain liable for all liabilities and obligations incurred by it as the Master Servicer hereunder prior to the satisfaction of the conditions to such assignment set forth in the preceding sentence.  Notwithstanding the above, the Master Servicer may appoint the Sub-Servicers in accordance with Section 8.4 hereof.

Section 8.24     Limitation on Liability of the Master Servicer and Others.

(a)           Neither the Master Servicer nor any of the Affiliates, directors, officers, employees, members, managers or agents of the Master Servicer shall be under any liability to the Trust, the holders of the Certificates, any other party to this Agreement, the Underwriters, the Initial Purchasers, the holder of any Serviced Companion Loan or the holder of any B Note for any action taken or for refraining from the taking of any action in good faith, or using reasonable business judgment, consistent with the Servicing Standard; provided that this provision shall not protect the Master Servicer or any such person against any breach of a representation or warranty contained herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in its performance of duties under this Agreement or by reason of negligent disregard of obligations and duties hereunder.  The Master Servicer and any Affiliate, director, officer, employee, member, manager or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (including, without limitation, the Special Servicer) respecting any matters arising hereunder.  The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement; provided that the Master Servicer may in its sole discretion undertake any such action that it may reasonably deem necessary or desirable in order to protect the interests of the Certificateholders, the Trustee and the Trust in the Mortgage Loans, the interests of the holder of any B Note or the interests of the holder of any Serviced Companion

Loan (subject to the Special Servicer’s servicing of Specially Serviced Mortgage Loans as contemplated herein), or shall undertake any such action if instructed to do so by the Trustee.  In such event, all legal expenses and costs of such action shall be expenses and costs of the Trust, and the Master Servicer shall be entitled to be reimbursed therefor as Servicing Advances as provided by Section 5.2, subject to the provisions of Section 4.4 hereof.

(b)           In addition, the Master Servicer shall have no liability with respect to, and shall be entitled to conclusively rely on as to the truth of the statements and the correctness of the opinions expressed in, any certificates or opinions furnished to the Master Servicer and conforming to the requirements of this Agreement.  Subject to the Servicing Standard, the Master Servicer shall have the right to rely on information provided to it by the Special Servicer and Mortgagors, and will have no duty to investigate or verify the accuracy thereof.  Neither the Master Servicer, nor any Affiliate, director, officer, employee, member, manager or agent, shall be personally liable for any error of judgment made in good faith by any officer, unless it shall be proved that the Master Servicer or such Affiliate, director, officer, employee, member, manager or agent, was negligent in ascertaining the pertinent facts.  Neither the Master Servicer nor any director, officer, employee, agent or Affiliate, shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement.

(c)           The Master Servicer shall not be obligated to incur any liabilities, costs, charges, fees or other expenses which relate to or arise from any breach of any representation, warranty or covenant made by any other party to this Agreement in this Agreement.  The Trust shall indemnify and hold harmless the Master Servicer from any and all claims, liabilities, costs, charges, fees or other expenses which relate to or arise from any such breach of representation, warranty or covenant to the extent the Master Servicer is unable to recover such amounts from the Person in breach.

(d)           Except as otherwise specifically provided herein:

(i)           the Master Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)          the Master Servicer may consult with counsel, and any written advice or opinion of counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel; and

(iii)         the Master Servicer, in preparing any reports hereunder, may rely, and shall be protected in acting or refraining from acting upon any information (financial or other), statement, certificate, document, agreement, covenant, notice, request or other paper reasonably believed by it to be genuine and provided by any Mortgagor or manager of a Mortgaged Property.

(e)           The Master Servicer and any Affiliate, director, officer, employee, member, manager or agent of the Master Servicer shall be indemnified by the Trustee, the Certificate Administrator, the Custodian and the Special Servicer, as the case may be, and held harmless against any loss, liability or expense including reasonable attorneys’ fees incurred in connection with any legal action relating to the Trustee’s, the Certificate Administrator’s, the Custodian’s or the Special Servicer’s, as the case may be, respective willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or by reason of negligent disregard of its respective duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Master Servicer’s duties hereunder or by reason of negligent disregard of the Master Servicer’s obligations and duties hereunder.  The Master Servicer shall immediately notify the Trustee, the Certificate Administrator, the Custodian and the Special Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Master Servicer to indemnification hereunder, whereupon the Trustee, the Certificate Administrator, the Custodian or the Special Servicer, in each case, to the extent the claim is related to its respective willful misfeasance, bad faith or negligence, may assume the defense of any such claim (with counsel reasonably satisfactory to the Master Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Trustee, the Certificate Administrator, the Custodian and the Special Servicer shall not affect any rights that the Master Servicer may have to indemnification under this Agreement or otherwise, unless the Trustee’s, the Certificate Administrator’s, the Custodian’s or the Special Servicer’s defense of such claim is materially prejudiced thereby.  Such indemnity shall survive the termination of this Agreement or the resignation or removal of the Master Servicer hereunder.  Any payment hereunder made by the Trustee, the Certificate Administrator, the Custodian or the Special Servicer pursuant to this paragraph to or at the direction of the Master Servicer shall be paid from the Trustee’s, the Certificate Administrator’s, the Custodian’s or Special Servicer’s own funds, without reimbursement from the Trust therefor except to the extent achieved through subrogation as provided in this Agreement.  Any expenses incurred or indemnification payments made by the Trustee, the Certificate Administrator, the Custodian or the Special Servicer shall be reimbursed by the party so paid or at the direction of which a payment was made, if a court of competent jurisdiction makes a final judgment that the conduct of the Trustee, the Certificate Administrator, the Custodian or the Special Servicer, as the case may be, was not culpable or such indemnifying party was found to not have acted with willful misfeasance, bad faith or negligence.

Section 8.25     Indemnification; Third-Party Claims.

(a)           The Master Servicer and any Affiliate, director, officer, employee, member, manager or agent of the Master Servicer (the “Master Servicer Indemnified Parties”) shall be indemnified and held harmless out of collections on, and other proceeds of, the Mortgage Loans, any Serviced Companion Loans and any B Notes (including REO Loans), as provided in the following paragraph, against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses (collectively, “Master Servicer Losses”) incurred in connection with any legal action relating to this Agreement, any Mortgage Loans, any Serviced Companion Loans, any B Notes, any REO Property or the Certificates or any exercise of any right under this Agreement reasonably requiring the use of counsel or the incurring of expenses, other than any loss, liability or expense:  (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of this Agreement; (ii) which constitutes a Servicing Advance that is otherwise reimbursable under this Agreement; (iii) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any breach on the part of that party of a representation or warranty made in this Agreement; or (iv) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any willful misfeasance, bad faith or negligence on the part of that party in the performance of its obligations or duties under this Agreement or negligent disregard of such obligations or duties.

Except as provided in the following sentence, indemnification for Master Servicer Losses described in the preceding paragraph (including in the case of such Master Servicer Losses that relate primarily to the administration of the Trust, to any REMIC Pool or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions of the Code or the actual payment of any REMIC tax or expense) shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole but not out of collections on, or other proceeds of, any Serviced Companion Loan or any B Note.  In the case of any such Master Servicer Losses that do not relate primarily to the administration of the Trust, to any REMIC Pool or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions of the Code or the actual payment of any REMIC tax or expense:

(1)           if such Master Servicer Losses relate to a Loan Pair, then (subject to the related Intercreditor Agreement) such indemnification shall be paid (x) first, out of collections on, and other proceeds of, such Serviced Pari Passu Mortgage Loan and Serviced Companion Loan, in the relative proportions provided for in the applicable Intercreditor Agreement and (y) if the collections and proceeds described in subclause (x) of this clause (1) are not sufficient to so indemnify the Master Servicer Indemnified Parties on a current basis, then the balance of such indemnification shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole; and

(2)           if such Master Servicer Losses relate to any A/B Whole Loan, then (subject to the related Intercreditor Agreement) such indemnification shall be paid (x) first, if and to the extent permitted under the applicable Intercreditor Agreement, out of collections on, and other proceeds of such A/B Whole Loan, and (y) if the collections and proceeds described in subclause (x) of this clause (2) are not sufficient to so indemnify the Master Servicer Indemnified Parties on a current basis, then the balance of such indemnification shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole.

The Master Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Master Servicer) and out of the Trust pay all expenses in connection therewith, including counsel fees, and out of the Trust promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  The indemnification provided herein shall survive the termination of this Agreement.  The Trustee, the Certificate Administrator or the Master Servicer shall promptly make from the Collection Account (and, if and to the extent that the amount due shall be paid from collections on, and other proceeds of, any Serviced Companion Loan or any B Note, as set forth above, out of the related Serviced Companion Loan Custodial Account or the related A/B Whole Loan Custodial Account) any payments certified by the Master Servicer to the Trustee and the Certificate Administrator as required to be made to the Master Servicer pursuant to this Section 8.25.

(b)           The Master Servicer agrees to indemnify each other party to this Agreement, the Trust, and any director, officer, member, manager, employee, agent or Controlling Person thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any such Person may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of any of the Master Servicer’s duties hereunder or by reason of negligent disregard of the Master Servicer’s obligations and duties hereunder (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from not complying with or not performing such obligations), and if in any such situation the Master Servicer is replaced, the parties hereto agree that the amount of such claims, losses, penalties, fines, legal fees and related costs, judgments, and other costs, liabilities, fees and expenses shall at least equal the incremental costs, if any, of retaining a successor servicer.  The Trustee, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian or the Depositor, as applicable, shall immediately notify the Master Servicer if a claim is made by any Person with respect to this Agreement or the Mortgage Loans entitling the Trustee, the Depositor, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian or the Trust to indemnification under this Section 8.25(b), whereupon the Master Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian or the Depositor, as applicable) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Master Servicer shall not affect any rights the Trustee, the Special Servicer, the Trust Advisor, the Depositor, the Certificate Administrator, the Custodian or the Trust may have to indemnification under this Agreement or otherwise, unless the Master Servicer’s defense of such claim is materially prejudiced thereby.  The indemnification provided herein shall survive the termination of this Agreement and the resignation or termination of the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian and the Trustee.  Any expenses incurred or indemnification payments made by the Master Servicer shall be reimbursed by the party so paid or at the direction of which a payment was made, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of the Master Servicer was not culpable or that the Master Servicer did not act with willful misfeasance, bad faith or negligence.

(c)           Any Non-Serviced Mortgage Loan Master Servicer and any Affiliate, director, officer, employee, member, manager or agent of such Non-Serviced Mortgage Loan Master Servicer shall be indemnified by the Trust and held harmless against the Trust’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to any Non-Serviced Mortgage Loan Pooling and Servicing Agreement and this Agreement and relating to any Non-Serviced Mortgage Loan (but excluding any such losses allocable to the related Non-Serviced Companion Loans), reasonably requiring the use of counsel or the incurring of expenses other than any losses incurred by reason of any Non-

Serviced Mortgage Loan Master Servicer’s willful misfeasance, bad faith or negligence in the performance of its duties under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

Section 8.26     Loan Registry.  It is hereby acknowledged and agreed that the loan agreement for each of the Mortgage Loans identified on Schedule VIII attached to this Agreement provides that the related Mortgagor or an agent of the related Mortgagor shall maintain a register (the “Lender Register”) on which it will record the related Mortgage Loan and each assignment thereof and/or participation therein.  Promptly following the Closing Date, the Master Servicer shall confirm, with respect to each of the Mortgage Loans identified on Schedule VIII attached to this Agreement, that the related Mortgagor or its agent has reflected the Trustee on behalf of the Certificateholders as the new lender on the applicable Lender Register.

Section 8.27     Compliance with REMIC Provisions and Grantor Trust Provisions.  The Master Servicer shall act in accordance with this Agreement and the REMIC Provisions and related provisions of the Code in order to create or maintain the status of any REMIC Pool as a REMIC and the Grantor Trust created hereby as a grantor trust under the Code.  The Master Servicer shall not (A) take any action or cause any REMIC Pool to take any action that could (i) endanger the status of any REMIC Pool as a REMIC under the Code or (ii) result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Code Section 860F(a)(2) or on contributions pursuant to Section 860G(d)) or (B) take any action or cause the Grantor Trust to take any action that could (i) endanger its status as a grantor trust or (ii) result in the imposition of any tax upon the Grantor Trust unless the Trustee shall have received a Nondisqualification Opinion (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such tax.  The Master Servicer shall comply with the provisions of Article XII hereof.  Notwithstanding the foregoing, the Master Servicer shall not be liable for an Adverse REMIC Event resulting from the failure of any Mortgage Loan by its terms to comply with Revenue Procedure 2010-30, provided that the Master Servicer directly pursues any available remedies against the relevant Seller with respect to any breach or violation of a representation or warranty with respect to such Mortgage Loan’s compliance with Revenue Procedure 2010-30.

Section 8.28     Termination.  The obligations and responsibilities of the Master Servicer created hereby (other than the obligation of the Master Servicer to make payments to the Certificate Administrator as set forth in Section 8.29 and the obligations of the Master Servicer to the Trustee, the Certificate Administrator, the Custodian, the Special Servicer and the Trust that survive termination of this Agreement as provided herein) shall terminate (i) on the date which is the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining outstanding (and final distribution to the Certificateholders) or (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) if a Servicer Termination Event described in clauses 8.28(a)(iii), (iv), (viii), (ix) or (x) has occurred, sixty (60) days following the date on which the Trustee or Depositor gives written notice to the Master Servicer that the Master Servicer is terminated or (iii) if a Servicer Termination Event described in clauses 8.28(a)(i), (ii), (v), (vi) or (vii) has occurred, immediately upon the date on which the Trustee or the Depositor gives written notice to the Master Servicer that the Master Servicer is terminated.  After any Servicer Termination Event (but subject, in the case of Section 8.28(a)(x), to the waiver right of the Depositor described therein), the Trustee (i) may elect to terminate the Master Servicer by providing such notice, and (ii) shall provide such notice if holders of Certificates representing more than 25% of the aggregate Voting Rights of all Certificates so direct the Trustee.

(a)           “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)           any failure by the Master Servicer to remit to the Certificate Administrator or otherwise make any payment required to be remitted by the Master Servicer under the terms of this Agreement, including any required Advances; provided that, if a payment is required to be remitted by the Master Servicer to the Certificate Administrator on the Master Servicer Remittance Date, the failure to remit that payment to the Certificate Administrator shall only be a “Servicer Termination Event” under this clause (a)(i) if that payment has not been remitted to the Certificate Administrator prior to 10:00 a.m. (New York City time) on the related Distribution Date; or

(ii)          any failure by the Master Servicer to make a required deposit to the Collection Account which continues unremedied for one (1) Business Day following the date on which such deposit was first required to be made; or

(iii)         any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the duties, covenants or agreements on the part of the Master Servicer contained in this Agreement (other than if, and for so long as, the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of the Exchange Act, the duties, covenants or agreements set forth in Article XIII to the extent described in Section 8.28(a)(ix)) which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Depositor or the Trustee; provided such cure period will be extended to the extent necessary to permit the Master Servicer to cure such failure if (A) the Master Servicer certifies to the Trustee and the Depositor that the Master Servicer is in good faith attempting to remedy such failure and (B) the Certificateholders shall not be materially and adversely affected thereby; provided, further, that such cure period may not exceed 90 days; or

(iv)        any breach of the representations and warranties contained in Section 8.20 hereof that materially and adversely affects the interest of any holder of any Class of Certificates and that continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer by the Depositor or the Trustee, provided such cure period will be extended to the extent necessary to permit the Master Servicer to cure such breach if (A) the Master Servicer certifies to the Trustee and the Depositor that the Master Servicer is in good faith attempting to remedy such breach and (B) the Certificateholders shall not be materially and adversely affected thereby; provided, further, that such cure period may not exceed 90 days; or

(v)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(vi)        the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property; or

(vii)       the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

(viii)      (a) a Servicing Officer of the Master Servicer obtains knowledge that KBRA or Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or securities backed by a B Note or Serviced Companion Loan or (B) placed one or more Classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of either of clauses (A) or (B), such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by KBRA or Moody’s, as applicable, within sixty (60) days of the date such Servicing Officer obtained such actual knowledge) and, in the case of either of clauses (A) or (B), cited servicing concerns with the Master Servicer as the sole or material factor in such rating action or (b) the Master Servicer ceases to have a master servicer rating of at least “CMS3” from Fitch and such rating is not reinstated within sixty (60) days; or

(ix)           if, and for so long as the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of the Exchange Act, the Master Servicer or any Additional Servicer or Sub-Servicer appointed by such Master Servicer (other than any Additional Servicer that is a Seller Sub-Servicer) shall fail to deliver any Regulation AB or any Exchange Act reporting items required to be delivered by such servicer under Article XIII of this Agreement at the times required under such Article; or

(x)           if, and for so long as the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of Regulation AB or the Exchange Act, the Master Servicer shall fail to terminate any Sub-Servicer that is a Reporting Servicer subject to and in accordance with Section 8.4(c); provided that the Depositor may waive any such Servicer Termination Event (including waiving the failure by a Reporting Servicer to deliver any applicable reports required pursuant to Regulation AB or the Exchange Act) under this clause (x) in its sole discretion without the consent of the Trustee or any Certificateholders.

(b)           Reserved.

(c)           A Servicer Termination Event may be waived by the Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (except a default (i) in making any required deposits to or payments from the Collection Account or the Distribution Account in accordance with this Agreement, (ii) in remitting payments as received in accordance with this Agreement or (iii) under clauses (ix) and (x) of the definition of “Servicer Termination Event”).  If a Servicer Termination Event by the Master Servicer is waived in connection with an A/B Whole Loan or a Loan Pair, the holder of the related B Note or Serviced Companion Loan, as applicable, shall, to the extent set forth in the related Intercreditor Agreement, be entitled to require that the Master Servicer appoint a Sub-Servicer to service such A/B Whole Loan or Loan Pair, as the case may be, if such Sub-Servicer meets the requirements that a successor master servicer would be required to satisfy to be a successor master servicer set forth in Section 8.22(b); provided that the Master Servicer shall be required to provide each Rating Agency with a Rating Agency Communication.

Section 8.29     Procedure Upon Termination.

(a)           Notice of any termination pursuant to clause (i) of the first (1st) paragraph of Section 8.28, specifying the Master Servicer Remittance Date upon which the final transfer by the Master Servicer to the Certificate Administrator shall be made, shall be given promptly in writing by the Master Servicer to the Certificate Administrator no later than the later of (i) five (5) Business Days after the final payment or other liquidation of the last Mortgage Loan or (ii) the sixth (6th) day of the month of such final distribution.  Upon any such termination, the duties of the Master Servicer (other than the obligation of the Master Servicer to pay to the Certificate Administrator the amounts remaining in the Collection Account as set forth below and the obligations of the Master Servicer to the Trustee and the Trust that survive termination of this Agreement as provided herein) shall terminate and the Master Servicer shall transfer to the Certificate Administrator the amounts remaining in the Collection Account (and any sub-account) after making the withdrawals permitted to be made pursuant to Section 5.2 and shall thereafter terminate the Collection Account and any other account or fund maintained with respect to the Mortgage Loans.

(b)           On the date specified in a written notice of termination given to the Master Servicer pursuant to clause (ii) of the first (1st) paragraph of Section 8.28, or on the date on which a written notice of termination is given to the Master Servicer pursuant to clause (iii) of the first (1st) paragraph of Section 8.28 all authority, power and rights of the Master Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall terminate (except for any rights relating to indemnification, unpaid servicing compensation or unreimbursed Advances and related interest); provided that in no event shall the termination of the Master Servicer be effective until a successor master servicer shall have (i)  succeeded the Master Servicer as successor master servicer, (ii) notified the Master Servicer of such succession and (iii) assumed the Master Servicer’s obligations and responsibilities under this Agreement pursuant to a writing executed by the successor master servicer and delivered to each of the other parties hereto.  Except as provided in the next sentence, the Trustee may not succeed the Master Servicer as servicer until and unless it has satisfied the provisions that would apply to a Person succeeding to the business of the Master Servicer pursuant to Section 8.22(b) hereof.

Notwithstanding the foregoing sentence, if the Master Servicer is terminated as a result of an event described in Section 8.28(a)(v), 8.28(a)(vi) or 8.28(a)(vii), the Trustee shall act as successor servicer immediately upon delivery of a notice of termination to the Master Servicer and shall use commercially reasonable efforts within ninety (90) days of assuming the duties of the Master Servicer, either to satisfy the conditions of Section 8.22(b) hereof or to transfer the duties of the Master Servicer to a successor servicer who has satisfied such conditions.  The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents or otherwise.  The Master Servicer agrees to cooperate with the Trustee, the Custodian and the Certificate Administrator in effecting the termination of the Master Servicer’s responsibilities and rights hereunder as Master Servicer including, without limitation, notifying Mortgagors of the assignment of the servicing function and providing the Trustee all documents and records in electronic or other form reasonably requested by it to enable the successor servicer designated by the Trustee to assume the Master Servicer’s functions hereunder and to effect the transfer to such successor for administration by it of all amounts which shall at the time be or should have been deposited by the Master Servicer in the Collection Account and any other account or fund maintained or thereafter received with respect to the Mortgage Loans.

(c)           If (i) the Master Servicer receives a written notice of termination (A) pursuant to clause (ii) of the first (1st) paragraph of Section 8.28 relating solely to a Servicer Termination Event set forth in clause (viii) or (ix) of Section 8.28(a) or (B) pursuant to Section 8.21 and (ii) the Master Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after receipt of such written notice of termination, then the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans under this Agreement from at least three (3) but no more than five (5) Qualified Bidders or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders.  At the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids.  In no event shall the Trustee be responsible if less than three (3) Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement.

(d)           Each bid proposal shall require any Successful Bidder, as a condition of its bid, to (i) enter into this Agreement as successor master servicer and (ii) agree to be bound by the terms hereof, not later than thirty (30) days after termination of the Master Servicer hereunder.  The Trustee shall select the Qualified Bidder with the highest cash bid (or such other Qualified Bidder as the Master Servicer may direct) (the “Successful Bidder”) to act as successor master servicer hereunder.  The Trustee shall direct the Successful Bidder to enter into this Agreement as successor master servicer pursuant to the terms hereof, and in connection therewith to deliver the amount of the Successful Bidder’s cash bid to the Trustee or its designee by wire transfer of immediately available funds to an account specified by the Trustee or its designee no later than 10:00 a.m. New York City time on the date specified for the assignment and assumption of the servicing rights hereunder.

(e)           Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder and receipt of such cash bid, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of all out-of-pocket expenses incurred in connection with obtaining such bid and transferring servicing) by wire transfer of immediately available funds to an account specified by the terminated Master Servicer no later than 1:00 p.m. New York City time on the date specified for the assignment and assumption of the servicing rights hereunder.

(f)           If the Successful Bidder has not entered into this Agreement as successor Master Servicer within thirty (30) days after the termination of the Master Servicer hereunder or no Successful Bidder was identified within such 30-day period, the Trustee shall have no further obligations under Section 8.29(c) and may act or may select another successor to act as Master Servicer hereunder in accordance with Section 8.29(b).

(g)           If the Master Servicer is terminated as a result of an event described in Section 8.28(a)(viii), then the Master Servicer shall have the right to enter into a sub-servicing agreement or primary servicing agreement with the successor master servicer with respect to all applicable Mortgage Loans that are not subject to a sub-servicing agreement or primary servicing agreement, if the Master Servicer (i) is acting as primary servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such primary servicer as primary servicer of such commercial mortgage securities as the sole or material reason for such downgrade or withdrawal (or placement on watch) and (ii) has a master servicer rating of at least “CMS3” from Fitch or, in the case of each such Rating Agency, be otherwise acceptable to such Rating Agency as evidenced by a Rating Agency Confirmation.

(h)           If the Trustee or an Affiliate acts pursuant to this Section 8.29 as successor to the resigning or terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation.  If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 8.29, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 8.29.

Section 8.30     Certain Matters with Respect to Joint Mortgage Loans.

(a)           If a Seller of a Joint Mortgage Loan (a “Repurchasing Seller”) repurchases, or substitutes for, the Mortgage Note(s) (as such term is defined in this Section 8.30(a)) (a “Repurchased Note”) related to such Joint Mortgage Loan that it sold to the Depositor, but the other Seller of such Joint Mortgage Loan does not repurchase, or substitute for, the Mortgage Note(s) related to such Joint Mortgage Loan that it sold to the Depositor, the provisions of this Section 8.30 shall apply prior to the adoption, pursuant to Section 14.3(i), of any amendment to this Agreement that provides otherwise.  Each Seller of a Joint Mortgage Loan has agreed pursuant to the terms of the related Mortgage Loan Purchase Agreement that the terms set forth in this Section 8.30 with respect to the servicing and administration of such Joint Mortgage Loan shall apply if one or more of the Mortgage Notes related to such Joint Mortgage Loan has been repurchased or, by way of substitution, otherwise removed from the Trust and at least one other Mortgage Note related to such Joint Mortgage Loan is included in the Trust until such time as all of the Mortgage Notes related to such Joint Mortgage Loan are no longer included in the Trust.  For purposes of this Section 8.30, Section 14.3(i) and Section 14.9 only, “Mortgage Note” shall mean with respect to any Joint Mortgage Loan, each original promissory note that collectively represents the Mortgage Note (as defined in Article I) with respect to such Joint Mortgage Loan and shall not be a collective reference to such promissory notes.

(b)           Custody of and record title under the Mortgage Loan documents with respect to the applicable Joint Mortgage Loan shall be held exclusively by the Custodian (on behalf of the Trustee) as provided under this Agreement, except that the Repurchasing Seller shall hold and retain title to its original Repurchased Note and any related endorsements thereof.

(i)           All of the Mortgage Notes with respect to any Joint Mortgage Loan shall be of equal priority, and no portion of any Mortgage Note shall have priority or preference over any other portion of the other Mortgage Notes or security therefor.  Payments from the related Mortgagor (including, without limitation, any Late Fees) or any other amounts received with respect to each Mortgage Note shall be collected as provided in this Agreement by the Master Servicer and shall be applied upon receipt by the Master Servicer pro rata to each related Mortgage Note based on its respective Repurchased Percentage Interest (as defined in Section 8.30(b)(ii)), subject to Section 8.30(b)(ii).  Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust for the benefit of the applicable Repurchasing Seller and remitted (net of its pro rata share of any Master Servicing Fees, Special Servicing Fees, Trust Advisor Fees and any other amounts due to the Master Servicer or the Special Servicer) to the applicable Repurchasing Seller or its designee by the Master Servicer on each Distribution Date pursuant to instructions provided by the applicable Repurchasing Seller and deposited and applied in accordance with this Agreement, subject to Section 8.30(b)(ii).  If any Joint Mortgage Loan to which this Section 8.30 applies becomes an REO Loan, payments or any other amounts received with respect to any such Joint Mortgage Loan shall be collected and shall be applied upon receipt by the Master Servicer pro rata to each related Mortgage Note based on its respective Repurchased Percentage Interest, subject to Section 8.30(b)(ii).  Any Appraisal Reductions calculated with respect to any Joint Mortgage Loan subject to this Section 8.30 shall be allocated to each related Mortgage Note pro rata based upon the respective Unpaid Principal Balances thereof.

(ii)          If the Master Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under any such Joint Mortgage Loan at any particular time, the applicable Repurchasing Seller shall receive from the Master Servicer an amount equal to such Repurchasing Seller’s Repurchased Percentage Interest of such payment.  All expenses, losses and shortfalls relating solely to such Joint Mortgage Loan including, without limitation, losses of principal or interest, Nonrecoverable Advances, interest on Servicing Advances, Trust Advisor Expenses, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the applicable Mortgage Notes), shall be allocated between the holders of the related Mortgage Notes pro rata based upon the respective Unpaid Principal Balances thereof.  In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan or Joint Mortgage Loan other than the applicable Joint Mortgage Loan be deducted from payments or any other amounts received with respect to such Joint Mortgage Loan and payable to the applicable Repurchasing Seller.  For purposes of Section 8.30(b)(i), this Section 8.30(b)(ii) and Section 8.30(g), “Repurchased Percentage Interest” shall mean the percentage interest of the applicable Seller in the applicable Joint Mortgage Loan.

(iii)         A Joint Mortgage Loan to which this Section 8.30 applies shall be serviced for the benefit of the applicable Repurchasing Seller and the Certificateholders pursuant to the terms and conditions of this Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if (A) such Joint Mortgage Loan were a Loan Pair, (B) the related Mortgage Note(s) not repurchased were (1) a Serviced Pari Passu Mortgage Loan and (2) the only Mortgage Loan that is part of such Joint Mortgage Loan, and (C) the related Repurchased Note were a Serviced Companion Loan.  No Repurchasing Seller shall be permitted to terminate the Master Servicer, the Special Servicer or the Trust Advisor as servicer, special servicer or trust advisor, respectively, of the related Repurchased Note.  All rights of the mortgagee under each such Joint Mortgage Loan shall be exercised by the Master Servicer or the Special Servicer, on behalf of the Trust to the extent of its interest therein and the applicable Repurchasing Seller in accordance with this Agreement.

(iv)         The related Repurchasing Seller shall be treated hereunder as if it were a Serviced Companion Loan noteholder on a pari passu basis.  Funds collected by the Master Servicer or the Special Servicer, as applicable, and applied to the applicable Mortgage Notes shall be deposited and disbursed in accordance with the provisions hereof relating to holders of Loan Pairs that are pari passu in right of payment.  Compensation shall be paid to the Master Servicer, the Special Servicer and the Trust Advisor with respect to each Repurchased Note as provided in this Agreement as if each such Mortgage Note were a Serviced Companion Loan.  None of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer, the Special Servicer or the Trust Advisor shall have any obligation to make P&I Advances with respect to any Repurchased Note or, if no related Mortgage Note is part of the Trust, a Servicing Advance with respect to any Repurchased Note.  Except as otherwise specified herein, the Master Servicer and the Special Servicer shall have no reporting requirement with respect to any Repurchased Note other than to deliver to the related Repurchasing Seller any document as is required to be delivered to a holder of a Serviced Companion Loan hereunder.

(c)           If any non-repurchased Mortgage Note relating to a Joint Mortgage Loan to which this Section 8.30 applies is considered a Specially Serviced Mortgage Loan, then any related Repurchased Note shall also be a Specially Serviced Mortgage Loan under this Agreement.  The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the applicable Repurchasing Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee payable to the Special Servicer under this Agreement as with respect to a Serviced Companion Loan.

(d)           If (A) the Master Servicer shall pay any amount to any Repurchasing Seller pursuant to the terms hereof in the belief or expectation that a related payment has been made or will be received or collected in connection with either or both of the applicable Mortgage Notes and (B) such related payment is not received or collected by the Master

Servicer, then the applicable Repurchasing Seller shall promptly on demand by the Master Servicer return such amount to the Master Servicer.  If the Master Servicer determines at any time that any amount received or collected by the Master Servicer in respect of any Joint Mortgage Loans to which this Section 8.30 applies must be returned to the related Mortgagor or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Master Servicer shall not be required to distribute any portion thereof to the related Repurchasing Seller, and such Repurchasing Seller shall promptly on demand by the Master Servicer repay (which obligation shall survive the termination of this Agreement) any portion thereof that the Master Servicer shall have distributed to such Repurchasing Seller, together with interest thereon at such rate, if any, as the Master Servicer may pay to the related Mortgagor or such other person or entity with respect thereto.

(e)           Subject to this Agreement (including, without limitation, the consent and consultation rights of the Controlling Class Representative and any consultation rights of the Trust Advisor), the Master Servicer or the Special Servicer, as applicable, on behalf of the holders of any of the Repurchased Notes, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Joint Mortgage Loan and (ii) enforce the applicable Mortgage Loan documents as provided hereunder.  Without limiting the generality of the preceding sentence, the Master Servicer or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Mortgagor on or any guarantor of any Joint Mortgage Loan it is required to service and administer as contemplated by this Section 8.30, without the consent of the related Repurchasing Seller, subject, however, to the terms of this Agreement as they pertain to a Serviced Companion Loan.

(f)           In taking or refraining from taking any action permitted hereunder, the Master Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Joint Mortgage Loans to which this Section 8.30 applies as is consistent with this Agreement; and shall be liable to any Repurchasing Seller only to the same extent as set forth herein with respect to any holder of a Serviced Companion Loan.

(g)           If the Trustee, the Master Servicer or the Special Servicer has made a Servicing Advance with respect to any Repurchased Note which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the applicable Repurchasing Seller shall reimburse the Trust in an amount equal to such Repurchasing Seller’s Repurchased Percentage Interest of such Nonrecoverable Advance with interest thereon.  Notwithstanding the foregoing, the applicable Repurchasing Seller shall not be obligated to reimburse the Trustee, the Master Servicer or the Special Servicer (and amounts due to the applicable Repurchasing Seller shall not be offset) for Advances or interest thereon or any amounts related to any Mortgage Loans or any other Joint Mortgage Loan other than such amounts relating to the applicable Repurchased Note.  To the extent that the applicable Repurchasing Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the applicable Repurchasing Seller shall receive a reimbursement from such recovery based on its Repurchased Percentage Interest of such recovery.  This reimbursement right shall not limit the Trustee’s, the Master Servicer’s or the

Special Servicer’s rights to reimbursement under this Agreement.  Notwithstanding anything to the contrary contained herein, the total liability of each Repurchasing Seller shall not exceed an amount equal to its Repurchased Percentage Interest of the amount to be reimbursed.

(h)           Each Repurchasing Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)            The Master Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Servicing Standard to execute and deliver, on behalf of each Repurchasing Seller as a holder of a pari passu interest in the applicable Joint Mortgage Loan, any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document related to the applicable Joint Mortgage Loan on the related Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the related Joint Mortgage Loan documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement.  Each Repurchasing Seller agrees to furnish, or cause to be furnished, to the Master Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the applicable Joint Mortgage Loan; provided that such Repurchasing Seller shall not be liable, and shall be indemnified by the Master Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer, as the case may be; and further provided that the Master Servicer or the Special Servicer, without the written consent of the applicable Repurchasing Seller, shall not initiate any action in the name of such Repurchasing Seller without indicating its representative capacity or take any action with the intent to cause and that actually causes, such Repurchasing Seller to be registered to do business in any state.

Pursuant to the related Mortgage Loan Purchase Agreement, the applicable Repurchasing Seller is required to deliver to the Master Servicer or the Special Servicer, as applicable, the Mortgage Loan documents related to the applicable Repurchased Note, any requests for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Mortgage Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

ARTICLE IX
ADMINISTRATION AND SERVICING OF
SPECIALLY SERVICED MORTGAGE LOANS BY SPECIAL SERVICER

Section 9.1     Duties of Special Servicer.

(a)           Subject to the express provisions of this Agreement, for and on behalf of the Trust and for the benefit of the Certificateholders as a whole, and, solely as it relates to any A/B Whole Loan, for the benefit of the holder of the related B Note and, solely as it relates to any Loan Pair, for the benefit of the holder of the related Serviced Companion Loan, the Special Servicer shall service the Specially Serviced Mortgage Loans and manage the related REO Properties in accordance with the Servicing Standard and the terms of this Agreement.  Certain of the provisions of this Article IX make explicit reference to their applicability to Mortgage Loans, any Serviced Companion Loan and any B Note; notwithstanding such explicit references, references in this Article IX to “Mortgage Loans” shall be construed, unless otherwise specified, to refer also to such B Note and such Serviced Companion Loan (but any other terms that are defined in Article I and used in this Article IX shall be construed according to such definitions without regard to this sentence).

(b)           Subject to Section 5.4(e), the Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its servicing obligations with respect to the Specially Serviced Mortgage Loans hereunder.  The Special Servicer’s obligations with respect to the servicing of any Specially Serviced Mortgage Loan and any related REO Properties shall terminate when such Specially Serviced Mortgage Loan has become a Rehabilitated Mortgage Loan, unless and until another Servicing Transfer Event with respect to such Rehabilitated Mortgage Loan occurs.

(c)           The Special Servicer shall send a written notice to the Master Servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), any holder of a related B Note or Serviced Companion Loan and the Certificate Administrator within five (5) Business Days after becoming aware that a Mortgage Loan has become a Rehabilitated Mortgage Loan, which notice shall identify the applicable Mortgage Loan.  Upon the receipt of such notice by the Master Servicer and the Certificate Administrator, such Mortgage Loan shall constitute a Rehabilitated Mortgage Loan and will be serviced by the Master Servicer.

(d)           Upon the occurrence of a Servicing Transfer Event with respect to a Mortgage Loan and upon the reasonable request of the Special Servicer, the Master Servicer shall mark its records for such Mortgage Loan to cause any monthly statements for amounts due on such Mortgage Loan to be sent thereafter to the Special Servicer rather than the related Mortgagor.  Upon receipt of any such monthly statement, the Special Servicer shall, within two (2) Business Days, advise the Master Servicer of any changes to be made, and return the monthly statement to the Master Servicer.  The Master Servicer shall thereafter promptly send the corrected monthly statement to the Mortgagor.  If a Mortgage Loan becomes a Rehabilitated Mortgage Loan, the Master Servicer shall resume sending the monthly statements to the Mortgagor as it did before such Mortgage Loan became a Specially Serviced Mortgage Loan.

(e)           All amounts collected by the Master Servicer with respect to a Specially Serviced Mortgage Loan (other than a Mortgage Loan that has become an REO Mortgage Loan and a Specially Serviced Mortgage Loan that is a B Note or Serviced Companion Loan) shall be deposited in the Collection Account, and all amounts collected by the Master Servicer with respect to a Specially Serviced Mortgage Loan that is a B Note shall be deposited in the related A/B Whole Loan Custodial Account and all amounts collected by the Master Servicer with respect to a Specially Serviced Mortgage Loan that is a Serviced Companion Loan shall be deposited in the related Serviced Companion Loan Custodial Account.  The Master Servicer shall within three (3) Business Days after receipt of any such payment, notify the Special Servicer of the receipt of such payment and the amount thereof.  The Special Servicer shall, within two (2) Business Days thereafter, instruct the Master Servicer in writing how to apply such payment (with the application of such payments to be made in accordance with the related Mortgage Loan documents (including the related Intercreditor Agreement, if any) or in accordance with this Agreement, as applicable).  The Special Servicer shall make efforts consistent with the Servicing Standard and the terms of this Agreement to collect all special servicing fees, liquidation fees and workout fees called for under the terms and provisions of the Mortgage Loan documents for each applicable Specially Serviced Mortgage Loan.

(f)           After the occurrence of any Servicing Transfer Event with respect to any one or more Mortgage Loans (other than any Non-Serviced Mortgage Loan) that are the subject of any Environmental Insurance Policy, (i) the Special Servicer shall monitor the dates by which any claim must be made or action must be taken under such Environmental Insurance Policy to achieve the payment of all amounts thereunder to which the Trust is entitled if the Special Servicer has actual knowledge of any event giving rise to a claim under such Environmental Insurance Policy and (ii) if the Special Servicer has actual knowledge of such an event with respect to such Mortgage Loan, the Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of the related Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder.  Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim shall be paid by, and reimbursable to, the Master Servicer (of if applicable, the Special Servicer) as a Servicing Advance.  All extraordinary expenses (but not ordinary and routine or anticipated expenses) incurred by the Special Servicer in fulfilling its obligations under this Section 9.1(f) shall be paid by the Trust.

Section 9.2     Fidelity Bond and Errors and Omissions Insurance Policy of Special Servicer.  The Special Servicer, at its expense, shall maintain in effect a Servicer Fidelity Bond and a Servicer Errors and Omissions Insurance Policy.  The Servicer Errors and Omissions Insurance Policy and Servicer Fidelity Bond shall be issued by a Qualified Insurer (unless the Special Servicer self-insures as provided below) and be in form and amount consistent with the Servicing Standard.  If any such Servicer Errors and Omissions Insurance Policy or Servicer Fidelity Bond ceases to be in effect, the Special Servicer shall obtain a comparable replacement policy or bond from an insurer or issuer meeting the requirements set forth above as of the date of such replacement.  So long as the long-term rating of the Special Servicer is not less than two (2) rating categories (ignoring pluses or minuses) lower than the highest rating of the Certificates, but not less than “A-” as rated by Fitch and not less than “A3” as rated by Moody’s, the Special Servicer may self-insure for the Servicer Fidelity Bond and the Servicer Errors and Omissions Insurance Policy.

Section 9.3     Special Servicer General Powers and Duties.

(a)           Subject to the other terms and provisions of this Agreement (and, in the case of any Non-Serviced Mortgage Loan, subject to the servicing of such Non-Serviced Mortgage Loan by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer), including Section 10.3, the Special Servicer is hereby authorized and empowered when the Special Servicer believes it appropriate in accordance with the Servicing Standard, to take any and all the actions with respect to Specially Serviced Mortgage Loans that the Master Servicer may perform as set forth in Section 8.3(a), including (i) to execute and deliver, on behalf of itself or the Trust (or holder of a B Note or Serviced Companion Loan, as applicable), any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Specially Serviced Mortgage Loans and with respect to the related REO Properties and (ii) to effectuate foreclosure or other conversion of the ownership of any Mortgaged Property securing a Specially Serviced Mortgage Loan.  The Trustee shall execute on the Closing Date a Power of Attorney substantially in the form of Exhibit O-2 (or such other form as mutually agreed to by the Trustee and the Special Servicer) hereto and otherwise reasonably acceptable to the Trustee and Special Servicer and shall furnish the Special Servicer from time to time, upon a written request from a Special Servicing Officer, with any additional powers of attorney of the Trustee, substantially in the form of Exhibit O-2 (or such other form as mutually agreed to by the Trustee and the Special Servicer) with such additions as may be reasonably necessary to empower the Special Servicer to take such actions as it determines to be reasonably necessary to comply with its servicing, administrative and management duties hereunder, and the Trustee shall execute and deliver or cause to be executed and delivered such other documents as a Special Servicing Officer may request in writing, that are necessary or appropriate to enable the Special Servicer to service, administer and manage the Specially Serviced Mortgage Loans and carry out its duties hereunder, in each case as the Special Servicer determines is in accordance with the Servicing Standard and the terms of this Agreement; provided, that, the Special Servicer shall not (i) take any action with the intent to cause and that actually causes the Trustee to be registered to do business in any state; and (ii) without the Trustee’s prior written consent initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Special Servicer’s representative capacity; provided, further, that the preceding clause (ii) shall not apply to the initiation of actions relating to a Mortgage Loan that the Special Servicer is servicing pursuant to its respective duties herein (in which case the Special Servicer shall give prompt prior notice to the Trustee of the initiation of such action).  Upon receipt of any such advice from the Trustee, the Special Servicer shall take such action in the name of such Person or Persons, in trust for the Trust (or holder of a B Note or Serviced Companion Loan, if applicable), as shall be consistent with the Opinion of Counsel obtained by the Trustee.  Such Person or Persons shall acknowledge in writing that such action is being taken by the Special Servicer in the name of the Trust (or holder of a B Note or the Serviced Companion Loan, if applicable).  In the performance of its duties hereunder, the Special Servicer shall be an independent contractor and shall not, except in those instances where it is, after notice to the Trustee as provided above, taking action in the name of the Trust (or holder of a B Note or the Serviced Companion Loan, if applicable), be deemed to be the agent of the Trust (or holder of a B Note or the Serviced Companion Loan, as applicable).  The Special Servicer shall indemnify the Trustee for any loss, liability or reasonable expense (including attorneys’ fees) incurred by the Trustee or any director, officer, employee, agent or Controlling Person of it or its affiliates in connection with any negligent or intentional misuse of the foregoing powers of attorney furnished to the Special Servicer by the Trustee.  Such indemnification shall survive the resignation or termination of the Special Servicer hereunder, the resignation or termination of the Trustee and the termination of this Agreement.  The Special Servicer shall not have any responsibility or liability for any act or omission of the Trustee, the Custodian, the Master Servicer or the Depositor that is not attributable to the failure of the Special Servicer to perform its obligations hereunder.  The Special Servicer may conclusively rely on any advice of counsel rendered in a Nondisqualification Opinion.

(b)           In servicing and administering the Specially Serviced Mortgage Loans and managing any related REO Properties, the Special Servicer shall employ procedures consistent with the Servicing Standard.  The Special Servicer shall inspect, or cause to be inspected:  (i) each Mortgaged Property relating to a Specially Serviced Mortgage Loan as soon as practicable after the subject Mortgage Loan became a Specially Serviced Mortgage Loan and thereafter at least every twelve (12) months until such Mortgage Loan ceases to be a Specially Serviced Mortgage Loan; and (ii) each Mortgaged Property related to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is delinquent for sixty (60) days in the payment of any amounts due under such Mortgage Loan (provided that if the related Mortgage Loan is not a Specially Serviced Mortgage Loan the Master Servicer shall have given the Special Servicer notice of such delinquency).  The Special Servicer shall provide to the Master Servicer (who shall provide, solely as it relates to any A/B Whole Loan, to the holder of the related B Note, and solely as it relates to any Loan Pair, to the holder of the related Serviced Companion Loan), the Certificate Administrator, the 17g-5 Information Provider and, during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative copies of the Inspection Reports relating to such inspections as soon as practicable after the completion of any inspection.  Any cost of any inspection performed under this Section 9.3(b) shall be an expense of the Trust and shall be treated as a Servicing Advance or as an Additional Trust Expense if such Servicing Advance would be a Nonrecoverable Advance.  Notwithstanding the foregoing, the Special Servicer shall not be liable for its failure to prepare the reports required pursuant to this Section 9.3(b) with respect to any Specially Serviced Mortgage Loan or REO Property if such failure is directly caused by the Master Servicer’s failure to perform its obligations or provide information to the Special Servicer as required by this Agreement.

(c)           Pursuant to the related Intercreditor Agreement, each owner of a Serviced Companion Loan has agreed that the Master Servicer and the Special Servicer are authorized and obligated to service and administer such Serviced Companion Loan pursuant to this Agreement.

(d)           Pursuant to the applicable Non-Serviced Mortgage Loan Intercreditor Agreement, the owners of a Non-Serviced Mortgage Loan have agreed that such owner’s rights in, to and under such Non-Serviced Mortgage Loan are subject to the servicing and all other rights of the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer and such Non-Serviced Mortgage Loan Master Servicer and Non-Serviced Mortgage Loan Special Servicer are authorized and obligated to service and administer such Non-Serviced Mortgage Loan pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Special Servicer’s obligations and responsibilities hereunder and the Special Servicer’s authority with respect to any Non-Serviced

Mortgage Loan are limited by and subject to the terms of the applicable Non-Serviced Mortgage Loan Intercreditor Agreement and the rights of the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer with respect thereto under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  The Special Servicer shall take such actions as it shall deem reasonably necessary to facilitate the servicing of any Non-Serviced Mortgage Loan by the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer including, but not limited to, delivering appropriate Requests for Release to the Trustee and Custodian (if any) in order to deliver any portion of the related Mortgage File to the applicable Non-Serviced Mortgage Loan Master Servicer or applicable Non-Serviced Mortgage Loan Special Servicer under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

(e)           Notwithstanding anything to the contrary contained in this Agreement, with respect to the Non-Serviced Mortgage Loans, (i) during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative shall be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement and (ii) at no time shall the Trust Advisor be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Intercreditor Agreement.

Section 9.4     Sub-Servicers.  The Special Servicer shall have the right to use a Sub-Servicer on the same terms and conditions as those set forth in Section 8.4 for a Sub-Servicer of the Master Servicer, except as set forth in this Section 9.4.  The Special Servicer shall notify the Master Servicer, Trustee, Custodian and solely as it relates to any A/B Whole Loan, the holder of the related B Note, and solely as it relates to any Loan Pair, the holder of the related Serviced Companion Loan, of the appointment of any Sub-Servicer of the Special Servicer.  The Special Servicer shall be solely responsible for the payment of compensation to any Sub-Servicer appointed by it.  The Special Servicer shall not enter into future sub-servicing contracts unless it has provided to each Rating Agency a Rating Agency Communication with respect thereto.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Special Servicer shall not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations hereunder, without the consent of the Applicable Control Party (which consent shall not be unreasonably delayed or withheld), except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements, (ii) no sub-servicer shall be permitted under any sub-servicing agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Special Servicer and (iii) after the Closing Date, if and for so long as the Trust or, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, are subject to the reporting requirements of the Exchange Act, the Special Servicer, shall not enter into a sub-servicing agreement with any Prohibited Party.

Section 9.5     “Due-on-Sale” Clauses; Assignment and Assumption Agreements; Modifications of Specially Serviced Mortgage Loans; Due-on-Encumbrance Clauses.  Subject to Section 10.3, the terms and conditions of any related Intercreditor Agreement (in the case of any A/B Whole Loan or Loan Pair) and the limitations of Section 12.3, the Special Servicer shall have the following duties and rights:

(a)           If any Specially Serviced Mortgage Loan contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)           provides that such Specially Serviced Mortgage Loan shall (or may at the Mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or ownership interest in the related Mortgagor, or

(ii)          provides that such Specially Serviced Mortgage Loan may not be assumed, or ownership interests in the related Mortgagor may not be transferred, without the consent of the related Mortgagee in connection with any such sale or other transfer;

then, the Special Servicer, on behalf of the Trust, shall, subject to Section 10.3 and, in the case of any A/B Whole Loan or Loan Pair, the related Intercreditor Agreement, and in accordance with the Servicing Standard and the REMIC Provisions, take such actions as it deems to be in the best economic interest of the Trust in accordance with the Servicing Standard, and may waive or enforce any due-on-sale clause contained in the related Mortgage Note or Mortgage; provided, that the Special Servicer provides each Rating Agency with a Rating Agency Communication prior to waiving the effect of such provision.  In connection with each such Rating Agency Communication, the Special Servicer shall prepare and, subject to Section 5.7, deliver to the Rating Agencies a memorandum outlining its analysis and recommendation in accordance with the Servicing Standard, together with copies of all relevant documentation.  As to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Mortgage Loan and contains a provision in the nature of a “due-on-sale” clause, the Special Servicer shall have the rights and duties set forth in Section 8.7(a).

In connection with the waiver of any due-on-sale clause under a Mortgage Loan in accordance with this Section 9.5(a), the Special Servicer is authorized to take or enter into an assignment and assumption agreement from or with the Person to whom such property has been or is about to be conveyed, and/or to release the original Mortgagor from liability upon the Specially Serviced Mortgage Loan and substitute the new Mortgagor as obligor thereon; provided that, except as otherwise permitted by Section 9.5(c), any such assignment and assumption or substitution agreement shall contain no terms that could result in an Adverse REMIC Event.  To the extent permitted by law, the Special Servicer shall enter into an assumption or substitution agreement that is required under the related Mortgage Loan documents (either as a matter of right or upon satisfaction of specified conditions) and shall otherwise enter into any assumption or substitution agreement only if the credit status of the prospective new mortgagor and the underwriting of the new mortgagor is in compliance with the Special Servicer’s regular commercial mortgage origination or servicing standards and criteria.  The Special Servicer shall notify the Master Servicer of any such assignment and assumption or substitution agreement and the Special Servicer shall forward to the Custodian (on the Trustee’s behalf) the original of such agreement, which original shall be added by the Custodian (on the Trustee’s behalf) to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

(b)           In connection with any assignment and assumption of a Specially Serviced Mortgage Loan, in no event shall the Special Servicer consent to the creation of any lien on a

Mortgaged Property that is senior to, or on a parity with, the lien of the related Mortgage unless it is consistent with the Servicing Standard and the REMIC Provisions and the Special Servicer has received the consent of the Applicable Control Party.  Nothing in this Section 9.5 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assignment and assumption of a Specially Serviced Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(c)           Subject to the Servicing Standard and the rights and duties of the Master Servicer under Section 8.18, the Special Servicer may enter into any modification, waiver or amendment (including, without limitation, the substitution or release of collateral or the pledge of additional collateral) of the terms of any Specially Serviced Mortgage Loan, including any modification, waiver or amendment to (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Prepayment Premium, (ii) reduce the amount of the Scheduled Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan, (iv) extend the Maturity Date of any Specially Serviced Mortgage Loan and/or (v) accept a principal prepayment on any Specially Serviced Mortgage Loan during any period during which voluntary Principal Prepayments are prohibited, provided, in the case of any such modification, waiver or amendment, that (A) the related Mortgagor is in default with respect to the Specially Serviced Mortgage Loan or, in the reasonable judgment of the Special Servicer, such default is reasonably foreseeable, (B) in the reasonable judgment of the Special Servicer, such modification, waiver or amendment would result in a recovery to Certificateholders, the holder of the related Serviced Companion Loan and the holder of the related B Note (as a collective whole) on a net present value basis (calculated in accordance with Section 1.2(e)) that would be equal to or greater than the recovery that would result if the applicable Specially Serviced Mortgage Loan was liquidated, as set forth in writing delivered by the Special Servicer to the Trustee and the Certificate Administrator, (C) such modification, waiver or amendment would not cause an Adverse REMIC Event or Adverse Grantor Trust Event (including with respect to any securities evidencing interests in any A Note or any B Note) to occur, and (D) if notice to, receipt of consent, approval or direction from, or consultation with the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) or any related Loan-Specific Directing Holder (with respect to an A/B Whole Loan or a Loan Pair as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder), as applicable, is required in connection with such modification, waiver or amendment pursuant to Section 10.3 or any applicable Intercreditor Agreement, then the Special Servicer has made such notice, obtained (or been deemed to have obtained) such consent, approval or direction or completed such consultation, as the case may be.  The Special Servicer, with respect to any B Note and any Serviced Companion Loan that is a Specially Serviced Mortgage Loan, shall notify the holder of the B Note and the Serviced Companion Loan, as applicable, of any modification of the monthly payments of an A/B Whole Loan or a Loan Pair, as the case may be, and such monthly payments shall be allocated in accordance with the related Intercreditor Agreement.

In no event, however, shall the Special Servicer extend the Maturity Date of a Specially Serviced Mortgage Loan beyond a date that is five (5) years prior to the Rated Final

Distribution Date or (ii) if the Specially Serviced Mortgage Loan is secured by a ground lease, extend the Maturity Date of such Specially Serviced Mortgage Loan unless the Special Servicer gives due consideration to the remaining term of such ground lease.  The Special Servicer shall not extend the Maturity Date of any Mortgage Loan secured by a Mortgaged Property covered by a group secured creditor impaired property environmental insurance policy for more than five (5) years beyond such Mortgage Loan’s Maturity Date unless a new Phase I Environmental Report indicates that there is no environmental condition or the Mortgagor obtains, at its expense, an extension of such policy on the same material terms and conditions to cover the period through five (5) years past the extended Maturity Date, provided that, if such Mortgage Loan is secured by a ground lease, the Special Servicer shall give due consideration to the remaining term of the ground lease.

The determination of the Special Servicer contemplated by clause (B) of the proviso to the first (1st) paragraph of this Section 9.5(c) shall be evidenced by an Officer’s Certificate certifying the information in the proviso to the first (1st) paragraph under this subsection (c).

(d)           If the Special Servicer intends to permit a Mortgagor to substitute collateral for all or any portion of a Mortgaged Property pursuant to Section 9.5(c) or pledge additional collateral for the Mortgage Loan pursuant to Section 9.5(c), if the security interest of the Trust, the holder of any Serviced Companion Loan or the holder of any B Note in such collateral would be perfected by possession, or if such collateral requires special care or protection, then prior to agreeing to such substitution or addition of collateral, the Special Servicer shall make arrangements for such possession, care or protection, and prior to agreeing to such substitution or addition of collateral (or such arrangement for possession, care or protection) shall obtain the prior written consent of the Trustee with respect thereto (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the Trustee shall not be required (but has the option) to consent to any substitution or addition of collateral or to hold any such collateral which will require the Trustee to undertake any additional duties or obligations or incur any additional expense.  The Special Servicer shall provide each Rating Agency with a Rating Agency Communication in connection with any consent to the substitution of collateral for any portion of the Mortgaged Property pursuant to Section 9.5(c).

(e)           The Special Servicer shall promptly deliver to the Master Servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), the Trustee, the Custodian, the Certificate Administrator and, subject to Section 5.7, the Rating Agencies (and, solely with respect to an A/B Whole Loan, the holder of the related B Note and solely with respect to a Loan Pair, the holder of the related Serviced Companion Loan) a notice, specifying any assignments and assumptions, modifications, waivers or amendments executed pursuant to this Section 9.5, such notice identifying the affected Specially Serviced Mortgage Loan.  Such notice shall set forth the reasons for such waiver, modification, or amendment (including, but not limited to, information such as related income and expense statements, rent rolls, occupancy status, property inspections, and an internal or external appraisal performed in accordance with MAI standards and methodologies (and, if done externally, the cost of such appraisal shall be recoverable as a Servicing Advance subject to the provisions of Section 4.4 hereof)).  The Special Servicer shall also deliver to the Custodian (on the Trustee’s behalf), for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment promptly following the execution thereof.

(f)           The Special Servicer may require, in its discretion (unless prohibited or otherwise provided in the related Mortgage Loan documents), as a condition to granting any request by a Mortgagor for any consent, modification, waiver or amendment, that such Mortgagor pay a reasonable and customary modification fee to the extent permitted by law.  No fee described in this Section shall be collected by the Special Servicer from the Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of the Mortgage Loan if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulation Section 1.860G-2(b).  Subject to the foregoing, the Special Servicer shall use its reasonable efforts, in accordance with the Servicing Standard, to collect any modification fees and other expenses connected with a permitted modification of a Mortgage Loan from the Mortgagor.  The inability of the Mortgagor to pay any costs and expenses of a proposed modification shall not impair the right of the Special Servicer, the Master Servicer, the Custodian or the Trustee to be reimbursed by the Trust for such expenses (including any cost and expense associated any Opinion of Counsel).

(g)           The Special Servicer shall cooperate with the Master Servicer (as provided in Section 8.7) in connection with assignments and assumptions of Mortgage Loans (other than any Non-Serviced Mortgage Loan) that are not Specially Serviced Mortgage Loans.

(h)           If any Specially Serviced Mortgage Loan which contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)           provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or a lien on an ownership interest in the Mortgagor; or

(ii)           requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or a lien on an ownership interest in the Mortgagor, then, for so long as such Mortgage Loan is included in the Trust, the Special Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or, subject to Section 10.3 and, in the case of any A/B Whole Loan or the related Loan Pair, the related Intercreditor Agreement, waive its right to exercise) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon, or (y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standard.  Prior to waiving the effect of such provision with respect to such Mortgage Loan, the Special Servicer shall provide each Rating Agency with a Rating Agency Communication regarding such waiver.

Section 9.6     Release of Mortgage Files.

(a)           Upon becoming aware of the payment in full of any Specially Serviced Mortgage Loan, or the receipt by the Special Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, or the complete defeasance of a Mortgage

Loan, the Special Servicer will immediately notify the Master Servicer.  The Special Servicer shall determine, in accordance with the Servicing Standard, whether an instrument of satisfaction shall be delivered and, if the Special Servicer determines that such instrument should be delivered, the Special Servicer shall deliver written approval of such delivery to the Master Servicer.

(b)           From time to time and as appropriate for the servicing or foreclosure of any Specially Serviced Mortgage Loan or the management of the related REO Property and in accordance with the Servicing Standard, the Trustee shall execute or cause to be executed such documents as shall be prepared and furnished to the Trustee by a Special Servicing Officer (in form reasonably acceptable to the Trustee) and as are necessary for such purposes.  The Custodian (on the Trustee’s behalf) shall, upon request of the Special Servicer and delivery to the Trustee and Custodian of a request for release signed by a Special Servicing Officer substantially in the form of Exhibit C, release the related Mortgage File to the Special Servicer.

(c)           The Special Servicer shall, with respect to any Rehabilitated Mortgage Loan, deliver to the Master Servicer copies of all documents and instruments in the possession of the Special Servicer related to such Rehabilitated Mortgage Loan.  Prior to the transfer of servicing with respect to any Rehabilitated Mortgage Loan to the Master Servicer in accordance with the Servicing Standard, the Special Servicer shall notify, in writing, the Mortgagor under such Rehabilitated Mortgage Loan of such transfer.

(d)           With respect to any Non-Serviced Loan Combination or The Mall at Tuttle Crossing Loan Pair (on and after The Mall at Tuttle Crossing Companion Loan Securitization Date), if pursuant to the related Intercreditor Agreement and the Other Pooling and Servicing Agreement, and as appropriate for enforcing the terms of such Non-Serviced Loan Combination or The Mall at Tuttle Crossing Loan Pair, as applicable, the related Other Master Servicer requests delivery to it of the original Mortgage Note, then the Custodian shall release or cause the release of such original Mortgage Note to the related Other Master Servicer or its designee and shall retain a copy thereof.

Section 9.7     Documents, Records and Funds in Possession of Special Servicer To Be Held for the Trustee.

(a)           The Special Servicer shall transmit to the Custodian (on the Trustee’s behalf) such documents and instruments coming into the possession of the Special Servicer as from time to time are required by the terms hereof to be delivered to the Custodian (on the Trustee’s behalf).  Any funds received by the Special Servicer in respect of any Specially Serviced Mortgage Loan or any REO Property or which otherwise are collected by the Special Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Specially Serviced Mortgage Loan or any REO Property shall be transmitted to the Master Servicer within one (1) Business Day of receipt of properly identified funds for deposit into the Collection Account, except that if such amounts relate to REO Income, they shall be deposited in the REO Account.  Subject to the confidentiality provisions and restrictions on release of Privileged Information contained in this Agreement, the Special Servicer shall provide access to information and documentation regarding the Specially Serviced Mortgage Loans to the Trustee, the Custodian, the Master Servicer, the Certificate Administrator, the Controlling Class

Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), and their respective agents and accountants at any time upon reasonable written request and during normal business hours, provided that the Special Servicer shall not be required to take any action or provide any information that the Special Servicer determines will result in any material cost or expense to which it is not entitled to reimbursement hereunder or will result in any material liability for which it is not indemnified hereunder; provided, further, that the Trustee, the Certificate Administrator and the Custodian shall be entitled to receive from the Special Servicer all such information in the Special Servicer’s possession as the Trustee, the Certificate Administrator and the Custodian shall reasonably require to perform their respective duties hereunder.  In fulfilling such a request, the Special Servicer shall not be responsible for determining whether such information is sufficient for the Trustee’s, the Custodian’s, the Master Servicer’s, the Certificate Administrator’s, the Controlling Class Representative’s or the Trust Advisor’s purposes.

(b)           The Special Servicer hereby acknowledges that the Trust (and/or the holder of the related B Note, if an A/B Whole Loan is involved and/or the holder of the related Serviced Companion Loan, if a Loan Pair is involved) owns the Specially Serviced Mortgage Loans and all Mortgage Files representing such Specially Serviced Mortgage Loans and all funds now or hereafter held by, or under the control of, the Special Servicer that are collected by the Special Servicer in connection with the Specially Serviced Mortgage Loans (but excluding any Special Servicer Compensation and all other amounts to which the Special Servicer is entitled hereunder); and the Special Servicer agrees that all documents or instruments constituting part of the Mortgage Files, and such funds relating to the Specially Serviced Mortgage Loans which come into the possession or custody of, or which are subject to the control of, the Special Servicer, shall be held by the Special Servicer for and on behalf of the Trust (or the holder of the related B Note, if an A/B Whole Loan is involved or the holder of the related Serviced Companion Loan, if a Loan Pair is involved).

(c)           The Special Servicer also agrees that it shall not create, incur or subject any Specially Serviced Mortgage Loans, or any funds that are required to be deposited in any REO Account to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, nor assert by legal action or otherwise any claim or right of setoff against any Specially Serviced Mortgage Loan or any funds, collected on, or in connection with, a Specially Serviced Mortgage Loan.

Section 9.8     Representations, Warranties and Covenants of the Special Servicer.

(a)           The Special Servicer hereby represents and warrants to and covenants with the Trustee, the Custodian and the Certificate Administrator, as of the Closing Date:

(i)           the Special Servicer is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America, and shall be and thereafter remain in compliance with the laws of each State in which any Mortgaged Property (including any REO Property) which is, or is related to, a Specially Serviced Mortgage Loan is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Special Servicer’s ability to perform its obligations hereunder in accordance with the terms of this Agreement;

(ii)          the Special Servicer has the full power and authority to execute, deliver, perform, and to enter into and consummate all transactions and obligations contemplated by this Agreement.  The Special Servicer has duly and validly authorized the execution, delivery and performance by it of this Agreement and this Agreement has been duly executed and delivered by the Special Servicer; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties to this Agreement, evidences the valid and binding obligation of the Special Servicer enforceable against the Special Servicer in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, receivership and other similar laws affecting creditors’ rights generally (and, to the extent applicable, the rights of creditors of national banks) as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and to matters of public policy with respect to indemnification or contribution as to violations of securities laws;

(iii)         the execution and delivery of this Agreement by the Special Servicer, the consummation by the Special Servicer of the transactions contemplated hereby, and the fulfillment of or compliance by the Special Servicer with the terms and conditions of this Agreement will not (1) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or any law, governmental rule, regulation, or judgment, decree or order applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, in any manner that materially and adversely affects its ability to perform its obligations under this Agreement or (2) result in a breach of any term or provision of its organizational documents;

(iv)         no litigation is pending or, to the best of the Special Servicer’s knowledge, threatened, against it, the outcome of which, in the Special Servicer’s reasonable judgment, could reasonably be expected to materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the Specially Serviced Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

(v)          no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement, or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same or will obtain the same prior to the time necessary to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified to do business or licensed in one or more states does not materially and adversely affect the performance by it of its obligations hereunder; and

(vi)         the Special Servicer possesses all licenses, permits and other authorizations necessary to perform its duties hereunder in each state, except to the extent that being licensed or having permits or other authorization in one or more states is not necessary for the performance by it of its obligations hereunder.

(b)           It is understood that the representations and warranties set forth in this Section 9.8 shall survive the execution and delivery of this Agreement.

(c)           Any cause of action against the Special Servicer arising out of the breach of any representations and warranties made in this Section shall accrue upon the giving of written notice to the Special Servicer by any of the Trustee, the Custodian, the Master Servicer or the Certificate Administrator.  The Special Servicer shall give prompt notice to the Trustee, the Custodian, the Certificate Administrator, the Depositor, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period) and the Master Servicer of the occurrence, or the failure to occur, of any event that, with notice, or the passage of time or both, would cause any representation or warranty in this Section to be untrue or inaccurate in any respect.

Section 9.9     Standard Hazard, Flood and Comprehensive General Liability Insurance Policies.

(a)           For all REO Properties (other than REO Properties relating to Non-Serviced Mortgage Loans), the Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain with a Qualified Insurer (A) a Standard Hazard Insurance Policy (that, if the terms of the related Mortgage Loan documents and the related Mortgage so require, contains no exclusion as to any Act or Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002) which does not provide for reduction due to depreciation in an amount which is not less than the full replacement cost of the improvements of such REO Property or in an amount not less than the Unpaid Principal Balance plus all unpaid interest and the cumulative amount of Servicing Advances (plus Advance Interest) made with respect to such Mortgage Loan, any related B Note and Serviced Companion Loan, whichever is less, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (B) any other insurance coverage for such REO Property that the related Mortgagor was required to maintain for the related Mortgaged Property under the related Mortgage, subject, as to earthquake insurance, to the second (2nd) sentence following this sentence.  If the improvements to the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and flood insurance has been made available), the Special Servicer shall maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage equal to the lesser of the then Unpaid Principal Balance of the Specially Serviced Mortgage Loan and unpaid Advances (plus Advance Interest) and the maximum insurance coverage required under such current guidelines.  It is understood and agreed that the Special Servicer has no obligation to obtain earthquake or other additional insurance on REO Property, except as required by law but at its sole option and at the Trust’s expense, it (if required at origination and is available at commercially reasonable rates) may obtain such earthquake insurance.  The Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to obtain a comprehensive general liability insurance policy for all REO Properties (other than any REO Property relating to any Non-Serviced Mortgage Loan).  The Special

Servicer shall, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard) and to the extent consistent with the Servicing Standard, use its reasonable efforts to maintain a Rent Loss Policy covering revenues for a period of at least twelve months and a comprehensive general liability policy with coverage comparable to prudent lending requirements in an amount not less than $1 million per occurrence.  All applicable policies required to be maintained by the Special Servicer pursuant to this Section 9.9(a) shall name the Trustee as loss payee and be endorsed with a standard mortgagee clause.  The costs of such insurance shall be a Servicing Advance, subject to the provisions of Section 4.4 hereof.

(b)           Any amounts collected by the Special Servicer under any insurance policies maintained pursuant to this Section 9.9 (other than amounts to be applied to the restoration or repair of the REO Property) shall be deposited into the applicable REO Account for further distribution to the Master Servicer pursuant to Section 9.10.  Any cost incurred in maintaining the insurance required hereby for any REO Property (other than any REO Property relating to any Non-Serviced Mortgage Loan) shall be a Servicing Advance, subject to the provisions of Section 4.4 hereof.

(c)           Notwithstanding the above, the Special Servicer shall not be required in any event to maintain or obtain insurance coverage beyond what is available at commercially reasonable rates; provided that, subject to Section 10.3, and the terms and conditions of any related Intercreditor Agreement, the Special Servicer shall maintain insurance against property damages resulting from terrorism or similar acts if the terms of the related Mortgage Loan documents so require unless the Special Servicer determines that the failure to maintain such insurance would have been an Acceptable Insurance Default under the related Mortgage Loan.

(d)           The Special Servicer shall conclusively be deemed to have satisfied its obligations as set forth in this Section 9.9 either (i) if the Special Servicer shall have obtained and maintained a master force placed or blanket insurance policy insuring against hazard losses on all of the applicable Mortgage Loans, any Serviced Companion Loan and any B Note serviced by it, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers consistent with the Servicing Standard, and provided that such policy is issued by a Qualified Insurer with a minimum claims paying ability rating of at least “A-” by Fitch and at least “A3” by Moody’s or, if not rated by either or both of Fitch or Moody’s, then its equivalent by at least one (1) Other NRSRO for each Rating Agency that has not so assigned a rating or (ii) if the Special Servicer, for so long as the rating of such Person’s long-term debt is not less than “A” as rated by Fitch and not less than “A3” as rated by Moody’s, self-insures for its obligations as set forth in the first (1st) paragraph of this Section 9.9.  If the Special Servicer shall cause any Mortgage Loan, Serviced Companion Loan and B Note to be covered by such a master force placed or blanket insurance policy, the incremental cost of such insurance allocable to such Mortgage Loan, Serviced Companion Loan and B Note (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgage Loan is then covered thereby), if not borne by the related Mortgagor, shall be paid by the Special Servicer, at its option, or by the Master Servicer, in either case as a Servicing Advance, subject to the provisions of Section 4.4 hereof.  If such policy contains a deductible clause, the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property a policy complying with this

Section 9.9 and there shall have been a loss that would have been covered by such policy, deposit in the Collection Account the amount not otherwise payable under such master force placed or blanket insurance policy because of such deductible clause to the extent that such deductible exceeds (i) the deductible under the related Mortgage Loan, A/B Whole Loan or Serviced Companion Loan or (ii) if there is no deductible limitation required under the Mortgage Loan, A/B Whole Loan or Serviced Companion Loan, the deductible amount with respect to insurance policies generally available on properties similar to the related Mortgaged Property which is consistent with the Servicing Standard, and deliver to the Trustee an Officer’s Certificate describing the calculation of such amount.  In connection with its activities as administrator and servicer of the Mortgage Loans, any Serviced Companion Loan and any B Note, the Special Servicer agrees to present, on its behalf and on behalf of the Trustee, claims under any such master force placed or blanket insurance policy.

Section 9.10     Presentment of Claims and Collection of Proceeds.  The Special Servicer will prepare and present or cause to be prepared and presented on behalf of the Trustee all claims under the Insurance Policies with respect to REO Property (other than any REO Property relating to any Non-Serviced Mortgage Loan), and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to recover under such policies.  Any proceeds disbursed to the Special Servicer in respect of such policies shall be promptly remitted to the Master Servicer for deposit into the Collection Account, upon receipt of properly identified funds, except for any amounts realized that are to be applied to the repair or restoration of the applicable REO Property in accordance with the Servicing Standard.  Any extraordinary expenses (but not ordinary and routine or anticipated expenses) incurred by the Special Servicer in fulfilling its obligations under this Section 9.10 shall be paid by the Trust.

Section 9.11     Compensation to the Special Servicer.

(a)           As compensation for its activities hereunder, the Special Servicer shall be entitled to (i) the Special Servicing Fee, (ii) the Liquidation Fee and (iii) the Workout Fee.  Such amounts, if any, collected by the Special Servicer from the related Mortgagor shall be transferred by the Special Servicer to the Master Servicer within one (1) Business Day of receipt thereof, and deposited by the Master Servicer in the Collection Account.  The Special Servicer shall be entitled to receive a Liquidation Fee from the Liquidation Proceeds received in connection with a Specially Serviced Mortgage Loan or REO Property.  With respect to each REO Mortgage Loan that is a successor to a Mortgage Loan secured by two or more Mortgaged Properties, the reference to “REO Property” in the preceding sentence shall be construed on a property-by-property basis to refer separately to the acquired real property that is a successor to each of such Mortgaged Properties, thereby entitling the Special Servicer to a Liquidation Fee from the Liquidation Proceeds received in connection with a final disposition of, and Condemnation Proceeds received in connection with, each such acquired property as the Liquidation Proceeds related to that property are received.  The Special Servicer shall also be entitled to additional special servicing compensation of an amount equal to the excess, if any, of the aggregate Prepayment Interest Excess relating to Mortgage Loans which are Specially Serviced Mortgage Loans that have, during any Collection Period, been the subject of voluntary Principal Prepayments not from Liquidation Proceeds or from modifications of Specially Serviced Mortgage Loans for each Distribution Date over the aggregate Prepayment Interest Shortfalls incurred with respect to such Mortgage Loans during the same Collection Period.  If the Special Servicer is terminated or resigns, the Special Servicer shall retain the right (and the applicable successor Special Servicer shall not have the right) to receive (until the related Mortgage Loan becomes a Specially Serviced Mortgage Loan or until the related Mortgaged Property becomes an REO Property) any and all Workout Fees payable in respect of (i) any Mortgage Loans serviced by the Special Servicer that became Rehabilitated Mortgage Loans during the period that it acted as Special Servicer and that were still Rehabilitated Mortgage Loans at the time of such termination or resignation and (ii) any Mortgage Loans that constitute Specially Serviced Mortgage Loans for which the Special Servicer has resolved the circumstances and/or conditions causing any such Mortgage Loan to be a Specially Serviced Mortgage Loan such that the Mortgage Loan would be deemed a Rehabilitated Mortgage Loan but for the related Mortgagor having not yet made, as of the date of such termination or resignation, three (3) timely Scheduled Payments required by the terms of the workout; provided that in either case no other event has occurred as of the time of the Special Servicer’s termination or resignation that would otherwise cause such Mortgage Loan to again become a Specially Serviced Mortgage Loan.

(b)           The Special Servicer shall be entitled to cause the Master Servicer to withdraw (i) from the Collection Account, the Special Servicer Compensation in respect of each Mortgage Loan (but not a B Note), (ii) from any Serviced Companion Loan Custodial Account, the Special Servicer Compensation to the extent related solely to the related Serviced Companion Loan and (iii) from any A/B Whole Loan Custodial Account, the Special Servicer Compensation to the extent related solely to the related B Note, in the time and manner set forth in Section 5.2 of this Agreement.  The Special Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

(c)           Notwithstanding anything herein to the contrary, Special Servicer shall be entitled to receive the following items as additional special servicing compensation:

(i)           (x) 100% of Unallocable Modification Fees actually collected during the related Collection Period with respect to any Specially Serviced Mortgage Loans or REO Mortgage Loans (other than any REO Mortgage Loan that was a Non-Serviced Mortgage Loan); and (y) 50% of Unallocable Modification Fees collected during the related Collection Period with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(ii)          After application as set forth in Section 5.2(b) hereof, (x) 100% of Allocable Modification Fees (that constitute Excess Modification Fees) actually collected during the related Collection Period with respect to any Specially Serviced Mortgage Loans or REO Mortgage Loans (other than any REO Mortgage Loan that was a Non-Serviced Mortgage Loan); and (y) 50% of Allocable Modification Fees (that constitute Excess Modification Fees) collected during the related Collection Period with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iii)         100% of Assumption Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans, and 50% of Assumption Fees collected during the related Collection Period with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iv)        100% of assumption application fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans;

(v)         100% of Consent Fees on Specially Serviced Mortgage Loans in connection with a consent that involves no modification, assumption, extension, waiver or amendment of the terms of any Mortgage Loan documents, and 50% of Consent Fees on Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans in connection with a consent that involves no modification, assumption, extension, waiver or amendment of the terms of any Mortgage Loan documents and is paid in connection with a consent that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(vi)        100% of charges for beneficiary statements or demands actually paid by the Mortgagors under the Specially Serviced Mortgage Loans;

(vii)       50% of other loan processing fees actually paid by the Mortgagors under the Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Mortgage Loans to the extent that the consent of the Special Servicer is required in connection with the associated action, and (b) 100% of other loan processing fees actually paid by the Mortgagors under the Specially Serviced Mortgage Loans;

(viii)      Interest or other income earned during any Collection Period on deposits in any REO Account maintained by the Special Servicer, in accordance with Section 9.14 (net of investment losses with respect to such REO Account for such Collection Period); and

(ix)         After application as set forth in Section 5.2(b), any Excess Penalty Charges earned on the Specially Serviced Mortgage Loans.

(d)           The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan, Loan Pair or A/B Whole Loan and any purchaser of any Mortgage Loan, Loan Pair, A/B Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Loan Pair or

A/B Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 9.11; provided, that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(e)           If The Mall at Tuttle Crossing Loan Pair becomes a Specially Serviced Mortgage Loan prior to The Mall at Tuttle Crossing Companion Loan Securitization Date, the Special Servicer shall service and administer The Mall at Tuttle Crossing Loan Pair and any related REO Property in the same manner as any other Specially Serviced Mortgage Loan or REO Property and shall be entitled to all rights and Special Servicer Compensation earned with respect to The Mall at Tuttle Crossing Loan Pair as special servicer of such Loan Pair.  Prior to The Mall at Tuttle Crossing Companion Loan Securitization Date, no other special servicer shall be entitled to any such compensation or have such rights and obligations.  If The Mall at Tuttle Crossing Loan Pair is still a Specially Serviced Mortgage Loan on The Mall at Tuttle Crossing Companion Loan Securitization Date, the Other Special Servicer and the Special Servicer shall be entitled to compensation with respect to The Mall at Tuttle Crossing Loan Pair as if the Special Servicer were being terminated as Special Servicer and the Other Special Servicer were replacing as successor the Special Servicer.

Section 9.12     Realization Upon Defaulted Mortgage Loans.

(a)           The Special Servicer, in accordance with the Servicing Standard and subject to Section 9.3(a), Section 9.12(b), Section 9.12(c), Section 9.12(e), Section 9.17 and Section 10.3 and the terms and conditions of any related Intercreditor Agreement, shall use its reasonable efforts to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments of such Mortgage Loan, the sale of such Mortgage Loan in accordance with this Agreement or the modification of such Mortgage Loan in accordance with this Agreement.  In connection with such foreclosure or other conversion of ownership, the Special Servicer shall follow the Servicing Standard.  The foregoing is subject to the proviso that the Special Servicer shall not request that the Master Servicer make a Servicing Advance for Liquidation Expenses that would be a Nonrecoverable Advance unless the Special Servicer determines that such Servicing Advance is in the best interest of the Certificateholders (and in the case of any A/B Whole Loan, the holder of the related B Note and the Trust as a collective whole and in the case of any Loan Pair, the holder of the related Serviced Companion Loan and the Trust as a collective whole).

(b)           The Special Servicer shall not acquire any personal property relating to any Specially Serviced Mortgage Loan pursuant hereto unless:

(i)           such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer;

(ii)          such personal property is the capital stock of a settlor and both (A) the Special Servicer takes such action as may be necessary in order to treat the settlor as an entity that is disregarded as an entity separate from a REMIC Pool under Treasury Regulation

Section 301.7701-3 (including by filing an election under such regulation and by creating a wholly-owned LLC of the REMIC for the purpose of acquiring part of such capital stock) and (B) the property owned by such settlor at the time the capital stock is acquired consists solely of “foreclosure property” under the REMIC Provisions; or

(iii)         the Special Servicer shall have received a Nondisqualification Opinion (the cost of which shall be reimbursed by the Trust) to the effect that the holding of such personal property by any REMIC Pool will not cause the imposition of a tax on any REMIC Pool under the Code or cause any REMIC Pool to fail to qualify as a REMIC.

(c)           Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property, if, as a result of any such action the Trust, or any trust that holds a B Note or Serviced Companion Loan would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA, or any applicable comparable federal, state or local law, or a “discharger” or “responsible party” thereunder, unless, subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Special Servicer has also previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Report prepared by a Person (who may be an employee or affiliate of the Master Servicer or the Special Servicer) who regularly conducts environmental site assessments in accordance with the standards of Fannie Mae in the case of multi-family mortgage loans and customary servicing practices in the case of commercial loans for environmental assessments, which report shall be delivered to the Trustee, the Custodian, the Certificate Administrator and the 17g-5 Information Provider, that:

(i)           such Mortgaged Property is in compliance with applicable Environmental Laws or, if not, after consultation with an environmental expert, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis (calculated in accordance with Section 1.2(e)) than not taking such actions;

(ii)          taking such actions as are necessary to bring the Mortgaged Property in compliance with applicable Environmental Laws is reasonably likely to produce a greater recovery on a net present value basis (calculated in accordance with Section 1.2(e)) than pursuing a claim under the Environmental Insurance Policy; and

(iii)         there are no circumstances or conditions present or threatened at such Mortgaged Property relating to the use, management, disposal or release of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, removal, clean-up or remediation could be required under any federal, state or local law or regulation, or that, if any such materials are present for which such action could be required, after consultation with an environmental expert, that taking such actions with respect to the affected Mortgaged Property is reasonably likely to produce a greater recovery on a net present value basis (calculated in accordance with Section 1.2(e)) than not taking such actions (after taking into account the projected costs of such actions);

provided that such compliance pursuant to clause (i) and (ii) above or the taking of such action pursuant to this clause (iii) shall only be required to the extent that the cost thereof is a Servicing Advance of the Master Servicer or the Special Servicer pursuant to this Agreement, subject to the provisions of Section 4.4 hereof.

(d)           The cost of the Phase I Environmental Report contemplated by Section 9.12(c) may be treated as a Liquidation Expense, or in the event the related Specially Serviced Mortgage Loan is not liquidated and a Final Recovery Determination has been made with respect to such Specially Serviced Mortgage Loan, the Master Servicer shall treat such cost as a Servicing Advance subject to the provisions of Section 4.4 hereof; provided that, in the latter event, the Special Servicer shall use its good faith reasonable business efforts to recover such cost from the Mortgagor in connection with the curing of the default under the Specially Serviced Mortgage Loan.

(e)           If the Special Servicer determines, pursuant to Section 9.12(c), and subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, that taking such actions as are necessary to bring any Mortgaged Property into compliance with applicable Environmental Laws, or taking such actions with respect to the containment, removal, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, is not reasonably likely to produce a greater recovery on a net present value basis (calculated in accordance with Section 1.2(e)) than not taking such actions (after taking into account the projected costs of such actions) or than not pursuing a claim under the Environmental Insurance Policy, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (and the holder of the related B Note if in connection with an A/B Whole Loan and the holder of the related Serviced Companion Loan if in connection with a Loan Pair, taken as a collective whole), including, without limitation, releasing the lien of the related Mortgage, and the Special Servicer shall provide written notice of such circumstances to the Trustee, the Certificate Administrator (who shall promptly post such written notice on the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post such written notice on the 17g-5 Information Provider’s Website pursuant to Section 5.7).  In connection with the foregoing, if the Special Servicer determines that a material possibility exists that Liquidation Expenses with respect to Mortgaged Property (taking into account the cost of bringing it into compliance with applicable Environmental Laws) would exceed the Unpaid Principal Balance of the related Mortgage Loan, the Special Servicer shall provide written notice of such circumstances to the Trustee, the Certificate Administrator (who shall promptly post such written notice on the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post such written notice on the 17g-5 Information Provider’s Website pursuant to Section 5.7).

(f)           Subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, the Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of maintaining any action with respect to any Specially Serviced Mortgage Loan, including, without limitation, any action to obtain a deficiency judgment with respect to any Specially Serviced Mortgage Loan.

Section 9.13     Foreclosure.  If the Trust obtains, through foreclosure on a Mortgage or otherwise, the right to receive title to a Mortgaged Property (other than any Mortgaged Property relating to any Non-Serviced Mortgage Loan), the Special Servicer, as its agent, shall direct the appropriate party to deliver title to the related REO Property to the Trustee or its nominee.

The Special Servicer may consult with counsel to determine when an Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to the Mortgaged Property, the expense of such consultation being treated as a Servicing Advance related to the foreclosure, subject to the provisions of Section 4.4 hereof.  The Special Servicer, on behalf of the Trust (and the holder of the related B Note if in connection with an A/B Whole Loan and the holder of the related Serviced Companion Loan if in connection with a Loan Pair), shall sell such REO Property expeditiously, but in any event within the time period, and subject to the conditions, set forth in Section 9.15.  Subject to Section 9.15, the Special Servicer shall manage, conserve, protect and operate such REO Property for the holders of beneficial interests in the Trust (and the holder of the related B Note if in connection with an A/B Whole Loan and the holder of the related Serviced Companion Loan if in connection with a Loan Pair) solely for the purpose of its prompt disposition and sale.

In connection with causing the Trust to foreclose on collateral that consists of multiple properties held for sale to customers by the Mortgagor (such as unsold condominium units in a single project), the Special Servicer shall consider the effect of the bidding price for the properties on the tax basis of such properties if such properties are likely to be treated in the hands of the Trust as properties held for sale to customers.

Section 9.14     Operation of REO Property.

(a)           The Special Servicer shall segregate and hold all funds collected and received in connection with the operation of each REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to each REO Property one or more accounts held in trust for the benefit of the Certificateholders (and the holder of the related B Note if in connection with an A/B Whole Loan and the holder of the related Serviced Companion Loan if in connection with a Loan Pair) in the name of Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, the holder of any Serviced Companion Loan and the holder of any B Note as their interests may appear (each, an “REO Account”), which shall be an Eligible Account.  The Special Servicer shall deposit all funds received with respect to an REO Property in the applicable REO Account within two (2) days of receipt of properly identified funds.  The Special Servicer shall account separately for funds received or expended with respect to each REO Property.  All funds in each REO Account may be invested only in Eligible Investments at the risk of the Special Servicer.  The Special Servicer shall notify the Trustee and the Master Servicer in writing of the location and account number of each REO Account and shall notify the Trustee prior to any subsequent change thereof.

(b)           On or before each Special Servicer Remittance Date, the Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account, the REO Income received or collected during the Collection Period immediately preceding such Special Servicer Remittance Date on or with respect to the related REO Properties; provided that (i) the Special Servicer may retain in such REO Account such portion of such proceeds and collections as may be necessary to maintain in the REO Account sufficient funds for the proper operation, management and maintenance of the related REO Property, including, without limitation, the creation of reasonable reserves for repairs, replacements, and necessary capital improvements and other related expenses.  The Special Servicer shall notify the Master Servicer of all such remittances (and the REO Properties to which the deposits relate) made into the Collection Account and (ii) the Special Servicer shall be entitled to withdraw from the REO Account and pay itself as additional Special Servicing Compensation any interest or net reinvestment income earned on funds deposited in the REO Account.  The amount of any losses incurred in respect of any such investments shall be for the account of the Special Servicer which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the REO Account, out of its own funds immediately as realized; provided that, such investment losses shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of “Eligible Account” both at the time such investment was made and as of a date not more than thirty (30) days prior to the date of such loss and (b) is not the Person that made the relevant investment.  If the Special Servicer deposits in any REO Account any amount not required to be deposited therein, it may at any time withdraw such amount from the REO Account, any provision herein to the contrary notwithstanding.

(c)           If the Trust acquires the Mortgaged Property, the Special Servicer shall have full power and authority, subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, to do any and all things in connection therewith as are consistent with the Servicing Standard, subject to the REMIC Provisions, and in such manner as the Special Servicer deems to be in the best interest of the Trust (and in the case of any A/B Whole Loan, the holder of the related B Note and the Trust as a collective whole, and in the case of any Loan Pair, the holder of the related Serviced Companion Loan and the Trust as a collective whole), and, consistent therewith, may advance from its own funds to pay for the following items (which amounts shall be reimbursed by the Master Servicer or the Trust subject to Sections 4.4 in accordance with Section 4.6(e)), to the extent such amounts cannot be paid from REO Income:

(i)           all insurance premiums due and payable in respect of such REO Property;

(ii)          all real estate taxes and assessments in respect of such REO Property that could result or have resulted in the imposition of a lien thereon; and

(iii)         all costs and expenses necessary to maintain, operate, lease and sell such REO Property (other than capital improvements and, to the extent necessary to comply with the REMIC Provisions, capital expenditures).

(d)           The Special Servicer may, and to the extent necessary to (i) preserve the status of the REO Property as “foreclosure property” under the REMIC Provisions or (ii) avoid the imposition of a tax on “income from nonpermitted assets” within the meaning of the REMIC Provisions, shall contract with any Independent Contractor for the operation and management of the REO Property, provided that:

(i)           the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)          the terms of such contract shall be consistent with the provisions of Section 856 of the Code and Treasury Regulation Section 1.856-4(b)(5);

(iii)         only to the extent consistent with (ii) above, any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such Mortgaged Property underlying the REO Property and (B) deposit on a daily basis all amounts payable to the Trust in accordance with the contract between the Trust and the Independent Contractor in an Eligible Account;

(iv)         none of the provisions of this Section 9.14 relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trustee with respect to the operation and management of any such REO Property;

(v)          if the Independent Contractor is an Affiliate of the Special Servicer, the consent of the Applicable Control Party, and a Nondisqualification Opinion, must be obtained; and

(vi)         the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for the Trust (and, if applicable, the holder of a B Note or a Serviced Companion Loan) pursuant to this subsection (d) for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.  All fees of the Independent Contractor (other than fees paid for performing services within the ordinary duties of a Special Servicer which shall be paid by the Special Servicer) shall be paid from the income derived from the REO Property (or if not available from amounts on deposit in the related REO Account, shall be an Additional Trust Expense).  To the extent that the income from the REO Property is insufficient, such fees shall be advanced by the Master Servicer or the Special Servicer as a Servicing Advance, subject to the provisions of Section 4.4 and Section 4.6(e) hereof.

(e)           Notwithstanding any other provision of this Agreement, the Special Servicer shall not rent, lease, or otherwise earn income on behalf of the Trust or the beneficial owners thereof with respect to REO Property which might cause the REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (without giving effect to the final sentence thereof) or result in the receipt by any REMIC of any “income from nonpermitted assets” within the meaning of Section 860F(a)(2) of the Code or any “net income from foreclosure property” which is subject to tax under the REMIC Provisions unless (i) the Trustee and the Special Servicer have received an Opinion of Counsel (at the Trust’s sole expense) to the effect that, under the REMIC Provisions and any relevant proposed legislation, any income generated for REMIC I by the REO Property would not result in the imposition of a tax upon REMIC I or (ii) in accordance with the Servicing Standard, the Special Servicer determines the income or earnings with respect to such REO Property will offset any tax under the REMIC Provisions relating to such income or earnings and will maximize the net recovery from the REO Property to the Certificateholders.  The Special Servicer shall notify the Trustee, the Certificate Administrator and the Master Servicer of any election by it to incur such tax, and the Special Servicer (i) shall hold in escrow in an Eligible Account an amount equal to the tax payable thereby from revenues collected from the related REO Property, (ii) provide the Certificate Administrator with all information for the Certificate Administrator to file the necessary tax returns in connection therewith and (iii) upon request from the Certificate Administrator, pay from such account to the Certificate Administrator the amount of the applicable tax.  The Certificate Administrator shall file the applicable tax returns based on the information supplied by the Special Servicer and pay the applicable tax from the amounts collected by the Special Servicer.

Subject to, and without limiting the generality of the foregoing, the Special Servicer, on behalf of the Trust, shall not:

(i)           permit the Trust to enter into, renew or extend any New Lease with respect to the REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)          permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)         authorize or permit any construction on the REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten (10) percent of the construction of such building or other improvement was completed before default on the Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)         Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through an Independent Contractor, the REO Property on any date more than ninety (90) days after the Acquisition Date; unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel at the Trust’s sole expense to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (without giving effect to the final sentence thereof) at any time that it is held by the applicable REMIC Pool, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

(f)           Notwithstanding any other provision of this Agreement, the Special Servicer shall not have any obligations with respect to an REO Property that relates to a Mortgaged Property that secures a Non-Serviced Mortgage Loan and all references to the Special Servicer’s obligations in this Agreement with respect to “REO Property” shall exclude any such Mortgaged Property that secures a Non-Serviced Mortgage Loan.

Section 9.15     Sale of REO Property.

(a)           If title to any REO Property is acquired by the Trust (or its nominee) in respect of any Specially Serviced Mortgage Loan, the deed or certificate of sale shall be issued to the Trust, the Trustee or to its nominees.  The Special Servicer, subject to Section 10.3 and the terms and conditions of any related Intercreditor Agreement, shall use its reasonable best efforts to sell any REO Property for cash as soon as practicable consistent with the objective of maximizing proceeds for all Certificateholders (and, with respect to a Loan Pair or A/B Whole Loan, for the Certificateholders and the holder of the related Serviced Companion Loan or B Note, as applicable, as a collective whole), but in no event later than the end of the third (3rd) calendar year following the end of the year of its acquisition, and in any event prior to the Rated Final Distribution Date or earlier to the extent necessary to comply with REMIC Provisions, unless (i) the Trustee or the Special Servicer, on behalf of the applicable REMIC Pool, (A) has been granted an extension of time (an “Extension”) (which extension shall be applied for at least sixty (60) days prior to the expiration of the period specified above) by the IRS for the orderly liquidation of such REO Property (a copy of which Extension and the related application shall be delivered to the Certificate Administrator upon request), or (B) is permitted under the REMIC Provisions to continue to hold such REO Property during the period in which the application for such an Extension is pending, in either of which cases the Special Servicer may continue to attempt to sell the REO Property for cash for its fair market value for such longer period as such Extension permits or while the application for such Extension is pending, as the case may be, or (ii) the Special Servicer seeks and subsequently receives, at the expense of the Trust, a Nondisqualification Opinion, addressed to the Trustee and the Special Servicer, to the effect that the holding by the Trust of such REO Property subsequent to the period specified above after its acquisition will not result in the imposition of taxes on “prohibited transactions” of a REMIC, as defined in Section 860F(a)(2) of the Code, or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; provided that in no event shall the Trust be permitted to hold any REO Property beyond the end of the sixth (6th) calendar year following the end of the year of such REO Property’s acquisition.   If the Trustee has not received such an Extension or Opinion of Counsel and the Special Servicer is not able to sell such REO Property for cash within the period specified above, or if an Extension has been granted and the Special Servicer is unable to sell such REO Property within the extended time period, the Special Servicer shall, after consultation with the Applicable Control Party, before the end of such period or extended period, as the case may be, auction the REO Property to the highest cash bidder (which may be the Special Servicer or another Interested Person) in accordance with the Servicing Standard; provided, that if the Special Servicer, any other Interested Person or any of their respective affiliated entities intends to bid on or otherwise purchase any REO Property, (i) the Special Servicer shall notify the Trustee of such intent, (ii) the Trustee shall promptly obtain, at the expense of the Trust, an Appraisal of such REO Property (or internal valuation in accordance with the procedures specified in Section 6.9) and

(iii) the applicable Interested Person shall not bid less than the fair market value set forth in such Appraisal.  Neither the Trustee nor any Affiliate thereof may purchase an REO Property.

(b)           Within thirty (30) days of the sale of the REO Property, the Special Servicer shall provide to the Trustee, the Certificate Administrator, the Custodian, the 17g-5 Information Provider, the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period), the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Master Servicer (and the holder of the related B Note, if any, if in connection with an A/B Whole Loan and the holder of the related Serviced Companion Loan, if in connection with a Loan Pair) a statement of accounting for such REO Property, including without limitation, (i) the Acquisition Date for the REO Property, (ii) the date of disposition of the REO Property, (iii) the sale price and related selling and other expenses, (iv) accrued interest (including interest deemed to have accrued) on the Specially Serviced Mortgage Loan to which the REO Property related, calculated from the Acquisition Date to the disposition date, (v) final property operating statements, and (vi) such other information as the Trustee or the Certificate Administrator (and the holder of the related B Note, if any, if in connection with an A/B Whole Loan and the holder of the related Serviced Companion Loan, if in connection with a Loan Pair) may reasonably request in writing.

(c)           The Liquidation Proceeds from the final disposition of the REO Property shall be remitted to the Master Servicer for deposit into the Collection Account within one (1) Business Day of receipt.

(d)           Notwithstanding any other provision of this Agreement, the Special Servicer shall not have any obligations with respect to an REO Property that relates to a Mortgaged Property that secures a Non-Serviced Mortgage Loan and all references to the Special Servicer’s obligations in this Agreement with respect to “REO Property” shall exclude any such Mortgaged Property that secures a Non-Serviced Mortgage Loan.

Section 9.16     Realization on Collateral Security.  In connection with the enforcement of the rights of the Trust to any property securing any Specially Serviced Mortgage Loan other than the related Mortgaged Property, the Special Servicer shall consult with counsel to determine how best to enforce such rights in a manner consistent with the REMIC Provisions and shall not, based on a Nondisqualification Opinion addressed to the Special Servicer and the Trustee (the cost of which shall be an expense of the Trust) take any action that could result in the failure of any REMIC Pool to qualify as a REMIC while any Certificates are outstanding or could result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code or on contributions pursuant to Section 860G(d)), unless such action has been approved by a vote of 100% of the Certificateholders (including the Class R Certificateholders).

Section 9.17     Sale of Defaulted Mortgage Loans.

(a)           Promptly upon a Mortgage Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) to attempt to sell such Defaulted Mortgage Loan, the Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Mortgage Loan on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price.  Subject to the provisions of this Section 9.17 and Section 10.3, the Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan.

(b)           The Special Servicer shall give the Trustee, the Certificate Administrator, the Custodian, the 17g-5 Information Provider, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Master Servicer, the Trust Advisor (other than during any Subordinate Control Period) and the holder of any related B Note or Serviced Companion Loan not less than five (5) Business Days’ prior written notice of its intention to sell any Defaulted Mortgage Loan.  No Interested Person shall be obligated to submit an offer to purchase any Defaulted Mortgage Loan, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Defaulted Mortgage Loan pursuant hereto.

(c)           Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan for purposes of this Section 9.17 shall be determined by the Special Servicer, if the highest offer is from a Person other than an Interested Person, or by the Trustee (determined either by itself or by retaining an independent third party as set forth below), if the highest offer is from an Interested Person; provided that, no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least one (1) other offer is received from an independent third party.  In all cases under this Section 9.17, in determining whether any offer received from an Interested Person represents a fair price for any Defaulted Mortgage Loan, the Trustee, if making such determination itself, shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal.  The appraiser conducting any such new appraisal shall be an Appraiser selected by the Special Servicer if no Interested Person is making an offer with respect to a Defaulted Mortgage Loan and selected by the Trustee if an Interested Person is so making an offer.  The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance.  Where any Interested Person is among those making an offer with respect to a Defaulted Mortgage Loan, the Special Servicer shall require that all offers be submitted to the Trustee in writing and be accompanied by a refundable cash deposit in an amount equal to 5% of the offered amount from the person making such offer.  Such refundable cash deposits shall be held in an escrow account maintained and administered by the Special Servicer unless the Special Servicer is an offeror.  In such case, the refundable cash deposits shall be held in an escrow account maintained and administered by the Certificate Administrator.  With respect to any such account to be established and maintained by the Certificate Administrator, the Special Servicer shall provide written notice to the Certificate Administrator that such account is necessary, which notice shall contain the wiring instructions for each bidding party to be used to return such funds to each bidder not selected as the winning bidder.   After the Certificate Administrator establishes such escrow account the Special Servicer shall deliver the applicable refundable cash deposits to such account.  The Certificate Administrator shall be entitled to rely conclusively on the information in such notice. At the conclusion of the bidding process, the Special Servicer or the Certificate Administrator, as applicable, shall return the deposit of all bidders not selected as the winning bidder.  In determining whether any such offer from a Person other than an

Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the Defaulted Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.  The Purchase Price for any Defaulted Mortgage Loan shall in all cases be deemed a fair price.  Notwithstanding anything contained in this paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing mortgage loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan.  If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination.  The reasonable costs of all appraisals, inspection reports and broker opinions of value, incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable as, a Servicing Advance; provided that, the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(d)           Subject to the other subsections of this Section 9.17, the Special Servicer shall act on behalf of the Trust in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan, and the collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account.  Any sale of any Defaulted Mortgage Loan shall be for cash.  Any sale of any Defaulted Mortgage Loan shall be final and without recourse to the Trustee, the Certificate Administrator, the Custodian or the Trust (except such recourse to the Trust imposed by those representations and warranties typically given in such transactions and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Custodian, the Certificate Administrator or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)           Subject to the rights of a holder of any related B Note, Serviced Companion Loan or mezzanine loan, under the respective Intercreditor Agreement or mezzanine loan intercreditor agreement, as applicable, to purchase a Mortgage Loan, unless and until a Defaulted Mortgage Loan is sold pursuant to this Section 9.17, the Special Servicer shall continue to service and administer such Mortgage Loan in accordance with the Servicing Standard and this Agreement and shall pursue such other resolutions or recovery strategies including workout, foreclosure or sale of such Mortgage Loan, as is consistent with this Agreement and the Servicing Standard.

(f)           The purchase price for any Defaulted Mortgage Loan purchased under this Section 9.17 shall be remitted to the Master Servicer for deposit into the Collection Account, and the Custodian (on the Trustee’s behalf), upon receipt of a request for release from the Master Servicer or the Special Servicer, as applicable, to the Custodian and the Trustee, shall release or cause to be released to the purchaser of the Defaulted Mortgage Loan the related Mortgage File, and the Trustee, the Master Servicer or the Special Servicer, as applicable, shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in such purchaser ownership of such Mortgage Loan.  In connection with any such purchase, the Special Servicer (to the extent it has possession of such file) and the Master Servicer (to the extent it has possession of such file) shall deliver the related Servicer Mortgage File to such purchaser.

(g)           Notwithstanding any of the foregoing paragraphs of this Section 9.17, but subject to Section 10.3, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines (in consultation with the Trust Advisor, during any Collective Consultation Period and any Senior Consultation Period, and subject to the rights of the Controlling Class Representative set forth in Section 10.3), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

(h)           In no event shall the Trust or the Trustee, the Master Servicer or the Special Servicer on the Trustee’s behalf purchase, or pay or advance costs to purchase, any B Note or Serviced Companion Loan.

(i)           In the case of a Defaulted Mortgage Loan that is part of a Loan Pair, if the Special Servicer determines to attempt to sell such Mortgage Loan it shall sell such Defaulted Mortgage Loan together with the related Serviced Companion Loan as a whole loan pursuant to this Agreement and the terms of the related Intercreditor Agreement.

With respect to any such Defaulted Mortgage Loan, the Special Servicer shall solicit offers for such Defaulted Mortgage Loan together with the related Serviced Companion Loan as a whole loan and shall require that all offers be submitted to the Trustee in writing and be accompanied by a refundable deposit of cash (which shall be held by the Certificate Administrator on behalf of the Trustee) in an amount equal to 5% of the offer amount (subject to a cap of $2,500,000).  Whether any cash offer constitutes a fair price for any such Loan Pair for purposes of this Section 9.17 shall be determined by the Special Servicer (unless the offeror is an Interested Person, in which case the Trustee shall make such determination); provided, that no offer from an Interested Person (as defined in the related Intercreditor Agreement) for a Loan Pair shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties.  In determining whether any offer received represents a fair price for any such Loan Pair, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding nine (9)-month period or, in the absence of any such Appraisal, on a new Appraisal.  The Trustee shall select the appraiser conducting any such new Appraisal.  The cost of any such Appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance.  In determining whether any such offer from a Person constitutes a fair price for any such Loan Pair, the Trustee shall instruct the appraiser to take into account (in addition to the results of any Appraisal or updated Appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), as applicable, among other factors, the period and amount of any delinquency on the affected Loan Pair, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.  The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust and the holder of the related Serviced Companion Loan in connection with making such determination.  Notwithstanding the foregoing, the Special Servicer shall not be permitted to sell the Loan Pair without the written consent of the related Serviced Companion Loan holder unless the Special Servicer has delivered to such holder:  (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Loan Pair; (b) at least 10 days prior to the proposed sale, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale, a copy of the most recent Appraisal for the Loan Pair, and any documents in the Servicer Mortgage File requested by the Serviced Companion Loan holder and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the related Serviced Companion Loan holder may waive any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Controlling Class Representative, the Serviced Companion Loan holder or a representative thereof shall be permitted to bid at any sale of a Loan Pair.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject mortgage loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such mortgage loan.  If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination.  The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph shall be covered by, and shall be reimbursable from, the Collection Account, to the extent of the pro rata portion allocable to the related Mortgage Loan, and the related Serviced Companion Loan Custodial Account, to the extent of the pro rata portion allocable to the related Serviced Companion Loan; provided, that, the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(j)           Notwithstanding anything to the contrary herein, any purchase of a Defaulted Mortgage Loan pursuant to this Section 9.17 will remain subject to the cure and purchase rights of, in each case if applicable, the holder of any related B Note or Serviced Companion Loan as set forth in the related Intercreditor Agreement and any holder of a related mezzanine loan as set forth in the related mezzanine loan intercreditor agreement.  The Special Servicer shall determine the price to be paid in accordance with the terms of the Intercreditor Agreement or the related mezzanine loan intercreditor agreement in connection with any such purchase rights in favor of the holder of the related B Note, Serviced Companion Loan or mezzanine loan, as applicable, and shall provide such notices to the holder of the related B Note, Serviced Companion Loan or mezzanine loan, as applicable, as are required by the Intercreditor Agreement or the related mezzanine loan intercreditor agreement, as the case may be, in connection with each such holders’ purchase rights.

Section 9.18     A/B Whole Loans.  The parties acknowledge that the Special Servicer shall not be entitled or required to exercise the rights and powers granted to any “Note B Holder” as defined under the related Intercreditor Agreement.  Subject to Section 10.3, when (i) any A Note or B Note under any A/B Whole Loan, (ii) any Serviced Pari Passu Mortgage Loan or Serviced Companion Loan under any Loan Pair, or (iii) any Mortgage Loan with any related mezzanine loan, as applicable, constitutes a Specially Serviced Mortgage Loan, the Special Servicer shall be entitled to exercise the rights and powers granted under the related Intercreditor Agreement or mezzanine loan intercreditor agreement that the Master Servicer would be entitled to exercise under Section 8.1(j) hereof with respect to the related A Note, Serviced Pari Passu Mortgage Loan or Mortgage Loan, as applicable.

Section 9.19     Reserved.

Section 9.20     Merger or Consolidation.  Any Person into which the Special Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Special Servicer shall be a party, or any Person succeeding to the business of the Special Servicer, shall be the successor of the Special Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, that the Special Servicer shall have provided a Rating Agency Communication to each Rating Agency and each other NRSRO with respect to any securities rated by any such NRSRO evidencing interests in any Serviced Companion Loan or B Note; provided, further, that the successor or surviving Person meets the requirements set forth in Section 9.30(g) for a successor Special Servicer and if, and for so long as, the Trust, or with respect to any Serviced Companion Loan the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, is subject to the reporting requirements of the Exchange Act, the Depositor or the depositor under such Other Companion Loan Pooling and Servicing Agreement, as the case may be, shall have consented thereto (which consent shall not be unreasonably delayed or withheld).  If the conditions to the proviso in the foregoing sentence are not met, the Trustee may terminate the Special Servicer’s servicing of the Specially Serviced Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 9.31.  The successor or surviving Person shall provide prompt notice of the merger or consolidation to the other parties hereto and the 17g-5 Information Provider.  If the Special Servicer enters into a merger and the Special Servicer is the surviving entity under applicable law, the Special Servicer shall not, as a result of the merger, be required to provide a Rating

Agency Communication, meet the requirements of Section 9.30(g), or obtain the consent of the Depositor or any depositor under an Other Companion Loan Pooling and Servicing Agreement.

Section 9.21     Resignation of Special Servicer.

(a)           Except as otherwise provided in this Section 9.21, the Special Servicer shall not resign from the obligations and duties hereby imposed on it unless it determines that the Special Servicer’s duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.  Any such determination permitting the resignation of the Special Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Master Servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trustee.  In connection with any such resignation, the successor special servicer shall either:  (i) during any Subordinate Control Period, be appointed by the Controlling Class Representative in accordance with the first (1st) paragraph of Section 9.30(c); or (ii) during any Collective Consultation Period or any Senior Consultation Period, be appointed by the Trustee and, during any Collective Consultation Period, be reasonably acceptable to the Controlling Class Representative, and otherwise satisfy the requirements for a successor Special Servicer set forth in Section 9.30(g); provided that in either case the Trustee shall have provided each Rating Agency and each other NRSRO with respect to any securities rated by any such NRSRO evidencing interests in any Serviced Companion Loan or B Note with a Rating Agency Communication with respect to the replacement of the existing Special Servicer with the proposed successor.  Notice of such resignation shall be given promptly by the Special Servicer to the other parties to this Agreement.  The Special Servicer shall bear all costs associated with its resignation and the transfer of servicing under this Section 9.21(a).  Notwithstanding the foregoing, if the Special Servicer shall cease to serve as such in accordance with this Section 9.21(a) and a successor servicer shall not have been engaged (or, during any Subordinate Control Period, shall not have been appointed by the Controlling Class Representative and engaged), the Trustee or an agent of the Trustee shall assume the duties and obligations of the Special Servicer under this Agreement.  If the Trustee or an agent of the Trustee assumes the duties and obligations of the Special Servicer pursuant to this Section 9.12(a), the Trustee or such agent shall be permitted to resign as special servicer if it has been replaced by a successor servicer satisfying the criteria in the fourth (4th) preceding sentence above.

(b)           The Special Servicer may resign from the obligations and duties hereby imposed on it, upon thirty (30) days’ notice to the Depositor, the Trust Advisor, the Trustee, the Custodian and the Certificate Administrator; provided that (i) a successor special servicer (A) is available, (B) during any Subordinate Control Period, is acceptable to or has been appointed by the Controlling Class Representative, (C) during any Collective Consultation Period, is reasonably acceptable to the Controlling Class Representative, the Depositor, and the Trustee, (D) during any Senior Consultation Period, is reasonably acceptable to the Depositor and the Trustee, (E) is willing to assume the obligations, responsibilities and covenants to be performed hereunder by the Special Servicer on substantially the same terms and conditions, and for not more than equivalent compensation as that herein provided (unless a successor cannot be found for existing compensation), and (F) otherwise satisfies the requirements for a successor Special Servicer set forth in Section 9.30(g), (ii) the successor special servicer has a net worth of at least $15,000,000, (iii) (A)(x) such successor special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities, as applicable, as the sole or material reason for such downgrade or withdrawal (or placement on watch) or (y) if such successor special servicer is not acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s in such twelve (12) month period, then Moody’s shall have provided a Rating Agency Confirmation and (B) such successor special servicer has a special servicer rating of at least “CSS3” from Fitch, and (iv) the resigning Special Servicer shall have provided each Rating Agency with a Rating Agency Communication with respect to such resignation.  Any costs of such resignation and of obtaining a replacement Special Servicer and of transfer of servicing shall be borne by the Special Servicer and shall not be an expense of the Trust.

(c)           No such resignation under paragraph (a) or (b) above shall become effective unless and until such successor Special Servicer enters into an agreement with the other parties hereto assuming the obligations and responsibilities of the Special Servicer hereunder in form and substance reasonably satisfactory to the Trustee.

(d)           If the Special Servicer resigns under this Section 9.21, it shall continue to have rights to any and all compensation, indemnification, reimbursement of Advances and any other amounts due to the Special Servicer hereunder which were earned, accrued or expended prior to termination.

Section 9.22     Assignment or Delegation of Duties by Special Servicer.  The Special Servicer shall have the right without the prior written consent of the Trustee to (A) delegate or subcontract with or authorize or appoint anyone, or delegate certain duties to other professionals such as attorneys and appraisers, as an agent of the Special Servicer or Sub-Servicers (as provided in Section 9.3) to perform and carry out any duties, covenants or obligations to be performed and carried out by the Special Servicer hereunder or (B)  assign and delegate all of its duties hereunder.  In the case of any such assignment and delegation in accordance with the requirements of clause (A) of this Section, the Special Servicer shall not be released from its obligations under this Agreement.  In the case of any such assignment and delegation in accordance with the requirements of clause (B) of this Section, the Special Servicer shall be released from its obligations under this Agreement, except that the Special Servicer shall remain liable for all liabilities and obligations incurred by it as the Special Servicer hereunder prior to the satisfaction of the following conditions: (i) the Special Servicer gives the Depositor, the Master Servicer, the Certificate Administrator, the 17g-5 Information Provider, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trustee notice of such assignment and delegation; (ii) such purchaser or transferee accepting such assignment and delegation executes and delivers to the other parties hereto an agreement accepting such assignment, which contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Special Servicer, with like effect as if originally named as a party to this Agreement; (iii) the purchaser or transferee has a net worth in excess of $15,000,000 and otherwise satisfies the requirements for a successor Special Servicer set forth in Section 9.30(g); (iv) the Special Servicer shall have provided to each Rating Agency a Rating Agency Communication with respect to such assignment and delegation; (v) during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative consents to such assignment and delegation, such consent not to be unreasonably withheld during any Collective Consultation Period; (vi) the Depositor consents to such assignment and delegation, such consent not to be unreasonably withheld and (vii) (A)(x) the successor special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities, as applicable, as the sole or material reason for such downgrade or withdrawal (or placement on watch) or (y) if such successor special servicer is not acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s in such twelve (12) month period, then Moody’s shall have provided a Rating Agency Confirmation and (B) the successor special servicer has a special servicer rating of at least “CSS3” from Fitch.  Notwithstanding the above, the Special Servicer may appoint Sub-Servicers in accordance with Section 9.4 hereof.

Section 9.23     Limitation on Liability of the Special Servicer and Others.

(a)           Neither the Special Servicer nor any of the Affiliates, directors, officers, employees, members, managers or agents of the Special Servicer shall be under any liability to the Certificateholders, any other party to this Agreement, the Underwriters, the Initial Purchasers, the holder of any B Note or the holder of any Serviced Companion Loan for any action taken or for refraining from the taking of any action in good faith and using reasonable business judgment; provided that this provision shall not protect the Special Servicer or any such person against any breach of a representation or warranty contained herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in its performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder.  The Special Servicer and any Affiliate, director, officer, employee, member, manager or agent of the Special Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (including, without limitation, the information and reports delivered by or at the direction of the Master Servicer or any Affiliate, director, officer, employee, member, manager or agent of the Master Servicer) respecting any matters arising hereunder.  The Special Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Specially Serviced Mortgage Loans in accordance with this Agreement; provided that the Special Servicer may in its sole discretion undertake any such action which it may reasonably deem necessary or desirable in order to protect the interests of the Certificateholders, the holder of any B Note, the holder of any Serviced Companion Loan and the Trustee in the Specially Serviced Mortgage Loans, or shall undertake any such action if instructed to do so by the Trustee.  In such event, all legal expenses and costs of such action (other than those that are connected with the routine performance by the Special Servicer of its duties hereunder) shall be expenses and costs of the Trust, and the Special Servicer shall be entitled to be reimbursed therefor as a Servicing Advance, together with interest thereon, as provided by Section 5.2 hereof.

(b)           In addition, the Special Servicer shall have no liability with respect to, and shall be entitled to conclusively rely on as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Special Servicer and conforming to the requirements of this Agreement, including by the Master Servicer.  Neither the Special Servicer, nor any Affiliate, director, officer, employee, member, manager or agent, shall be personally liable for any error of judgment made in good faith by any officer, unless it shall be proved that the Special Servicer or such officer was negligent in ascertaining the pertinent facts.  Neither the Special Servicer, nor any Affiliate, director, officer, employee, member, manager or agent, shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement.  The Special Servicer shall be entitled to rely on reports and information supplied to it by the Master Servicer and the related Mortgagors and shall have no duty to investigate or confirm the accuracy of any such report or information unless otherwise required hereunder.

(c)           The Special Servicer shall not be obligated to incur any liabilities, costs, charges, fees or other expenses which relate to or arise from any breach of any representation, warranty or covenant made by any other party to this Agreement in this Agreement.  The Trust shall indemnify and hold harmless the Special Servicer from any and all claims, liabilities, costs, charges, fees or other expenses which relate to or arise from any such breach of representation, warranty or covenant to the extent such amounts are not recoverable from the party committing such breach.

(d)           Except as otherwise specifically provided herein:

(i)           the Special Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)          the Special Servicer may consult with counsel, and any written advice or opinion of counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel; and

(iii)         the Special Servicer, in preparing any reports hereunder, may rely, and shall be protected in acting or refraining from acting upon any information (financial or other), statement, certificate, document, agreement, covenant, notice, request or other paper reasonably believed or in good faith believed by it to be genuine.

(e)           The Special Servicer and any Affiliate, director, officer, employee, member, manager or agent of the Special Servicer shall be indemnified by the Master Servicer, the Trustee, the Certificate Administrator and the Custodian, as the case may be, and held harmless against any loss, liability or expense including reasonable attorneys’ fees incurred in connection with any legal action relating to the Master Servicer’s, the Trustee’s, the Certificate Administrator’s or the Custodian’s, as the case may be, respective willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or by reason of negligent disregard by such Person of its respective duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Special Servicer’s duties hereunder or by reason of negligent disregard of the Special Servicer’s obligations and duties hereunder.  The Special Servicer shall promptly notify the Master Servicer, the Trustee, the Certificate Administrator and the Custodian, if a claim is made by a third party entitling the Special Servicer to indemnification hereunder, whereupon the Master Servicer, the Trustee, the Certificate Administrator or the Custodian, in each case, to the extent the claim was made in connection with its willful misfeasance, bad faith or negligence, shall assume the defense of any such claim (with counsel reasonably satisfactory to the Special Servicer).  Any failure to so notify the Master Servicer, the Trustee, the Certificate Administrator or the Custodian shall not affect any rights the Special Servicer may have to indemnification hereunder or otherwise, unless the interest of the Master Servicer, the Trustee, the Certificate Administrator or the Custodian is materially prejudiced thereby.  The indemnification provided herein shall survive the termination of this Agreement and the termination, removal or resignation of the Special Servicer.  Any payment hereunder made by the Master Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be, pursuant to this paragraph to or at the direction of the Special Servicer shall be paid from the Master Servicer’s, the Trustee’s, the Certificate Administrator’s or the Custodian’s, as the case may be, own funds, without reimbursement from the Trust therefor, except achieved through subrogation as provided in this Agreement.  Any expenses incurred or indemnification payments made by the Trustee, the Certificate Administrator, the Custodian or the Master Servicer shall be reimbursed by the party so paid or at the direction of which a payment was made, if a court of competent jurisdiction makes a final judgment that the conduct of the Trustee, the Certificate Administrator, the Custodian or the Master Servicer, as the case may be, was not culpable or such indemnifying party was found to not have acted with willful misfeasance, bad faith or negligence.

Section 9.24     Indemnification; Third-Party Claims.

(a)           The Special Servicer and any Affiliate, director, officer, employee, member, manager or agent of the Special Servicer (the “Special Servicer Indemnified Parties”) shall be indemnified and held harmless out of the proceeds of the Mortgage Loans, any Serviced Companion Loans and any B Notes (including REO Loans), against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses (“Special Servicer Losses”) incurred in connection with any legal action relating to (i) this Agreement, any Mortgage Loans, any Serviced Companion Loans, any B Notes, any REO Property or the Certificates or any exercise of any right under this Agreement reasonably requiring the use of counsel or the incurring of expenses and (ii) any action properly taken by the Special Servicer in accordance with this Agreement based on an instruction delivered in writing to the Special Servicer by the Trustee, the Controlling Class Representative or the Master Servicer pursuant to any provision of this Agreement, and the Special Servicer and each of its Affiliates, directors, officers, employees, members, managers and agents shall be entitled to indemnification from the Trust for any loss, liability or expense (including attorneys’ fees) incurred in connection with the provision by the Special Servicer of any information included by the Special Servicer in the report required to be provided by the Special Servicer pursuant to this Agreement, in each case other than any loss, liability or expense:  (A) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of this Agreement; (B) which constitutes a Servicing Advance that is otherwise reimbursable under this Agreement; (C) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any breach on the part of that party of a representation or warranty made in this Agreement; or (D) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any willful misfeasance, bad faith or negligence on the part of that party in the performance of its obligations or duties under this Agreement or negligent disregard of such obligations or duties.

Except as provided in the following sentence, indemnification for Special Servicer Losses described in the preceding paragraph (including in the case of such Special Servicer Losses that relate primarily to the administration of the Trust, to any REMIC Pool or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense) shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole but not out of collections on, or other proceeds of, any Serviced Companion Loan or any B Note.  In the case of any such Special Servicer Losses that do not relate primarily to the administration of the Trust, to any REMIC Pool or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense:

(1) if such Special Servicer Losses relate to a Loan Pair, then (subject to the related Intercreditor Agreement) such indemnification shall be paid (x) first, out of collections on, and other proceeds of, such Serviced Pari Passu Mortgage Loan and Serviced Companion Loan, in the relative proportions provided for in the applicable Intercreditor Agreement and (y) if the collections and proceeds described in subclause (x) of this clause (1) are not sufficient to so indemnify the Special Servicer Indemnified Parties on a current basis, then the balance of such indemnification shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole; and

(2) if such Special Servicer Losses relate to any A/B Whole Loan, then (subject to the related Intercreditor Agreement) such indemnification shall be paid (x) first, if and to the extent permitted under the applicable Intercreditor Agreement, out of collections on, and other proceeds of, the B Note or B Notes related to such A/B Whole Loan, and (y) if the collections and proceeds described in subclause (x) of this clause (2) are not sufficient to so indemnify the Special Servicer Indemnified Parties on a current basis, then the balance of such indemnification shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole.

The Special Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee) and the Trust shall pay, from amounts on deposit in the Collection Account pursuant to Section 5.2, all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  The Master Servicer shall promptly make from the Collection Account (and, if and to the extent that the amount due shall be paid from collections on, and other proceeds of, any Serviced Companion Loan or any B Note, as set forth above, out of the related Serviced Companion Loan Custodial Account or the related A/B Whole Loan Custodial Account) any payments certified by the Special Servicer to the Master Servicer, the Trustee and the Certificate Administrator as required to be made to the Special Servicer pursuant to this Section 9.24.

(b)           The Special Servicer agrees to indemnify the Trust, and each other party to this Agreement and any director, officer, member, manager, employee or agent or Controlling Person thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that such person may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder by the Special Servicer.  The Trustee, the Depositor, the Certificate Administrator, the Custodian, the Trust Advisor or the Master Servicer shall immediately notify the Special Servicer if a claim is made by a third party with respect to this Agreement or the Specially Serviced Mortgage Loans entitling the Trust or the Trustee, the Depositor, the Certificate Administrator, the Custodian, the Trust Advisor or the Master Servicer, as the case may be, to indemnification hereunder, whereupon the Special Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the Depositor, the Certificate Administrator, the Custodian, the Trust Advisor or the Master Servicer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Special Servicer shall not affect any rights the Trust or the Trustee, the Depositor, the Certificate Administrator, the Custodian, the Trust Advisor or the Master Servicer may have to indemnification under this Agreement or otherwise, unless the Special Servicer’s defense of such claim is materially prejudiced thereby.  Any expenses incurred or indemnification payments made by the Special Servicer shall be reimbursed by the party so paid or at the direction of which a payment was made, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of the Special Servicer was not culpable or such indemnifying party was found to not have acted with willful misfeasance, bad faith or negligence.

(c)           The indemnification provided in Sections 9.24(a) and 9.24(b) shall survive the termination of this Agreement and the termination or resignation of the Special Servicer, the Certificate Administrator, the Custodian, the Trust Advisor, the Master Servicer or the Trustee.

(d)           Any Non-Serviced Mortgage Loan Special Servicer and any Affiliate, director, officer, employee, member, manager or agent of such Non-Serviced Mortgage Loan Special Servicer shall be indemnified by the Trust and held harmless against the Trust’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to any Non-Serviced Mortgage Loan Pooling and Servicing Agreement and this Agreement, and relating to any Non-Serviced Mortgage Loan (but excluding any such losses allocable to the related Non-Serviced Companion Loans), reasonably requiring the use of counsel or the incurring of expenses other than any losses incurred by reason of any Non-Serviced Mortgage Loan Special Servicer’s willful misfeasance, bad faith or negligence in the performance of its duties under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

Section 9.25     Reserved.

Section 9.26     Special Servicer May Own Certificates.  The Special Servicer or any agent of the Special Servicer in its individual capacity or in any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if they were not the Special Servicer or such agent.  Any such interest of the Special Servicer or such agent in the Certificates shall not be taken into account when evaluating whether actions of the Special Servicer are consistent with its obligations in accordance with the Servicing Standard regardless of whether such actions may have the effect of benefiting the Class or Classes of Certificates owned by the Special Servicer.

Section 9.27     Tax Reporting.  The Special Servicer shall provide the necessary information to the Master Servicer to allow the Master Servicer to comply with the Mortgagor tax reporting requirements imposed by Sections 6050H, 6050J and 6050P of the Code with respect to any Specially Serviced Mortgage Loan and any REO Property.  The Special Servicer shall provide to the Master Servicer copies of any such reports.  The Master Servicer shall forward such reports to the Certificate Administrator.

Section 9.28     Application of Funds Received.  It is anticipated that the Master Servicer will be collecting all payments with respect to the Mortgage Loans, any Serviced Companion Loan and any B Note (other than payments with respect to REO Income).  If, however, the Special Servicer should receive any payments with respect to any Mortgage Loan (other than REO Income) it shall, within one (1) Business Day of receipt from the Mortgagor or otherwise of any amounts attributable to payments with respect to or the sale of any Mortgage Loan or any Specially Serviced Mortgage Loan, if any (but not including REO Income, which shall be deposited in the applicable REO Account as provided in Section 9.14 hereof) remit such payment or other amounts (endorsed, if applicable, to the order of the Master Servicer), to the Master Servicer for deposit into the Collection Account.  The Special Servicer shall notify the Master Servicer of each such amount received on or before the date required for the making of such deposit or transfer, as the case may be, indicating the Mortgage Loan or Specially Serviced Mortgage Loan to which the amount is to be applied and the type of payment made by or on behalf of the related Mortgagor.

Section 9.29     Compliance with REMIC Provisions and Grantor Trust Provisions.  The Special Servicer shall act in accordance with this Agreement and the REMIC Provisions and related provisions of the Code in order to create or maintain the status of any REMIC Pool as a REMIC or, as appropriate, adopt a plan of complete liquidation.  The Special Servicer shall not (A) take any action or cause any REMIC Pool to take any action that could (i) endanger the status of any REMIC Pool as a REMIC under the Code or (ii) subject to Section 9.14(e), result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Code Section 860F(a)(2) or on contributions pursuant to Section 860G(d)) or (B) take any action or cause the Grantor Trust to take any action that could (i) endanger its status as a grantor trust, an “investment trust” under Treasury Regulations Section 301.7701-4(c), or a “domestic trust” under Treasury Regulations Section 301.7701-7 or (ii) result in the imposition of any tax upon the Grantor Trust unless the Master Servicer and the Certificate Administrator have received a Nondisqualification Opinion (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such tax.  The Special Servicer shall comply with the provisions of Article XII hereof.  Notwithstanding the foregoing, the Special Servicer shall not be liable for an Adverse REMIC Event resulting from the failure of any

Mortgage Loan by its terms to comply with Revenue Procedure 2010-30 or other REMIC Provisions.

Section 9.30     Termination.

(a)           The obligations and responsibilities of the Special Servicer created hereby (other than the obligation of the Special Servicer to make payments to the Master Servicer as set forth in Section 9.28 and the obligations of the Special Servicer pursuant to Sections 9.3, 9.8 and 9.24 hereof) shall terminate on the date which is the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining outstanding (and final distribution to the Certificateholders) or, (B) the disposition of all REO Property in respect of any Specially Serviced Mortgage Loan (and final distribution to the Certificateholders), (ii) thirty (30) days following the date on which the Trustee or the Controlling Class Representative has given written notice to the Special Servicer that the Special Servicer is terminated pursuant to Section 9.30(b) or 9.30(c), respectively and (iii) the effective date of any resignation of the Special Servicer effected pursuant to and in accordance with Section 9.21.

(b)           The Trustee may terminate the Special Servicer if any of the following have occurred and are continuing or have not been cured:

(i)           the Special Servicer has failed to remit any amount required to be remitted to the Master Servicer within one (1) Business Day following the date such amount was required to have been remitted under the terms of this Agreement;

(ii)          the Special Servicer has failed to deposit into any account any amount required to be so deposited or remitted under the terms of this Agreement which failure continues unremedied for one (1) Business Day following the date on which such deposit or remittance was first required to be made;

(iii)         the Special Servicer has failed to duly observe or perform in any material respect any of the other covenants or agreements of the Special Servicer set forth in this Agreement (other than if and for so long as the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of the Exchange Act, the duties, covenants or agreements set forth in Article XIII to the extent described in Section 9.30(b)(ix)), and the Special Servicer has failed to remedy such failure within thirty (30) days after written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer by the Depositor or the Trustee; provided such cure period may be extended to the extent necessary to permit the Special Servicer to cure such failure if (A) the Special Servicer certifies to the Trustee and the Depositor that the Special Servicer is in good faith attempting to remedy such failure, and (B) the Certificateholders would not be materially and adversely affected thereby; provided, that such cure period may not exceed 90 days;

(iv)         the Special Servicer has made one or more false or misleading representations or warranties herein that materially and adversely affects the interest of any Class of Certificates, and has failed to cure such breach within thirty (30) days after notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by the

Depositor or the Trustee, provided such cure period may be extended to the extent necessary to permit the Special Servicer to cure such failure if (A) the Special Servicer certifies to the Trustee and the Depositor that the Special Servicer is in good faith attempting to remedy such failure, and (B) the Certificateholders shall not be materially and adversely affected thereby; provided that such cure period may not exceed 90 days;

(v)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(vi)         the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Special Servicer or of or relating to all or substantially all of its property;

(vii)        the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing;

(viii)       (a) a servicing officer of the Special Servicer obtains knowledge that KBRA or Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or securities backed by a B Note or Serviced Companion Loan or (B) placed one or more Classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of either of clauses (A) or (B), such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by KBRA or Moody’s, as applicable, within sixty (60) days of the date such servicing officer of the Special Servicer obtained such actual knowledge) and, in the case of either of clauses (A) or (B), cited servicing concerns with the Special Servicer as the sole or material factor in such rating action or (b) the Special Servicer ceases to have a special servicer rating of at least “CSS3” from Fitch and such rating is not reinstated within sixty (60) days;

(ix)          if, and for so long as the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of the Exchange Act, the Special Servicer, or any Servicing Function Participant appointed by the Special Servicer, shall fail to comply with any of its obligations under Article XIII of this Agreement; or

(x)           if, and for so long as the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of the Exchange Act, the Special Servicer shall fail to terminate, on the same terms and conditions as those set forth in Section 8.4 for a Sub-Servicer of the Master Servicer, any Sub-Servicer appointed by the Special Servicer.

Such termination shall be effective on the date that the Trustee specifies in a written notice to the Special Servicer that the Special Servicer is terminated due to the occurrence of one of the foregoing events and the expiration of any applicable cure period or grace period specified above for such event.  During any Subordinate Control Period, the Controlling Class Representative shall have the right to appoint a successor Special Servicer if the Trustee terminates the existing Special Servicer.

With respect to any Loan Pair, if any event described clauses 9.30(b)(i)-(x) has occurred that affects the holder of the related Serviced Companion Loan, such holder shall have the right to direct the Trustee to terminate the Special Servicer under this Agreement solely with respect to such Loan Pair.

Any event described in clauses (i) through (viii) of the first (1st) sentence of the first paragraph of this subsection (b) may be waived by the Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (except a default in making any required deposits to or payments from the Collection Account or the Distribution Account or in remitting payments as received, in each case in accordance with this Agreement).

(c)           During any Subordinate Control Period, the Controlling Class Representative shall have the right to terminate the Special Servicer at any time, with or without cause, and the Controlling Class Representative shall have the right to, and shall, appoint a successor Special Servicer meeting the requirements of Section 9.30(g), who will execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee shall have provided each Rating Agency and each other NRSRO with respect to any securities rated by any such NRSRO evidencing interests in any Serviced Companion Loan or B Note with a Rating Agency Communication prior to the termination of the Special Servicer.  The Special Servicer shall not be terminated pursuant to this paragraph until a successor Special Servicer shall have been appointed.  The Controlling Class Representative shall pay any costs and expenses incurred by the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 9.30(b)).  Notwithstanding anything to the contrary in this Agreement, no successor Special Servicer appointed by the Controlling Class Representative pursuant to Section 9.21(a), Section 9.30(b) or this Section 9.30(c) will be required to meet any net worth requirements.

During any Collective Consultation Period and any Senior Consultation Period, upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer with a proposed successor Special Servicer meeting the requirements of Section 9.30(g), (ii) payment by such Holders to the Certificate Administrator and the Trustee of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by, and at the expense of, such Holders to each Rating Agency (with a copy to the Certificate Administrator and the Trustee) of a Rating Agency

Communication with respect to the termination of the existing Special Servicer and the replacement thereof with the proposed successor, the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders by posting such notice on its internet website and by mailing at their addresses appearing in the Certificate Register.  Upon the written direction of Holders of Certificates evidencing at least 75% of the aggregate Voting Rights of the Certificates, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement, and the proposed successor Special Servicer shall succeed to the duties of the Special Servicer all as if a removal and replacement were occurring pursuant to Section 9.30(b) and Section 9.31; provided that if such written direction is not provided within 180 days of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect.  The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other.  The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions.  As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer.  The Holders of the Certificates that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph.

In addition, during any Senior Consultation Period, if the Trust Advisor determines that the Special Servicer is not performing its duties in accordance with the Servicing Standard, the Trust Advisor may recommend the replacement of the Special Servicer.  In such event, the Trust Advisor shall deliver to the Trustee and Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with the relevant information justifying its recommendation) and recommending a suggested replacement special servicer.  The Certificate Administrator shall notify each Certificateholder of the recommendation and post it on the Certificate Administrator’s Website.  The replacement of the Special Servicer based on the Trust Advisor’s recommendation must be confirmed by an affirmative vote of the Holders of Principal Balance Certificates evidencing greater than 50% of the aggregate Voting Rights of all Principal Balance Certificates on an aggregate basis; provided that if a proposed termination and replacement of the Special Servicer following the initial recommendation of the Trust Advisor is not consummated within 180 days following the initial recommendation of the Trust Advisor, then the proposed termination and replacement shall have no further force and effect.  If the Holders of such Principal Balance Certificates elect to remove and replace the Special Servicer, the Trustee shall provide to each Rating Agency a Rating Agency Communication at that time.  If the successor special servicer agrees to be bound by the terms of this Agreement, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer satisfies the requirements of Section 9.30(g), subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in this Agreement which survive termination.  The reasonable costs and expenses associated with the Trust Advisor’s identification of a replacement special servicer, providing the Rating Agency Communications and administering the vote of the applicable Principal Balance Certificates will be an Additional Trust Expense.  In any case, the Trustee shall notify the outgoing Special Servicer promptly of the effective date of its termination.

(d)           Notwithstanding any of the foregoing to the contrary, the holder of a Serviced Companion Loan or B Note, to the extent set forth in the related Intercreditor Agreement and only for so long as it is the related Loan-Specific Directing Holder, shall have the sole right to terminate the Special Servicer with respect to the related Loan Pair or A/B Whole Loan, as applicable, upon the appointment and acceptance of such appointment by a successor to the Special Servicer; provided that, if the holder of the related Serviced Companion Loan or B Note so terminates the Special Servicer, the holder of that Serviced Companion Loan or B Note shall appoint a successor Special Servicer who will (i) in the case of the related Loan Pair or A/B Whole Loan, be reasonably satisfactory to the Trustee and to the Depositor; and (ii) execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; and provided, further, that the Trustee shall provide to each Rating Agency a Rating Agency Communication prior to the termination of the Special Servicer.  The Special Servicer shall not be terminated pursuant to this Section 9.30(d) until a successor Special Servicer shall have been appointed.  The holder of the applicable Serviced Companion Loan or B Note shall pay any costs and expenses incurred by the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 9.30(b)).  If the holder of a Serviced Companion Loan or B Note terminates the Special Servicer with respect to the related Loan Pair or A/B Whole Loan, as applicable, and appoints a successor special servicer with respect to such Loan Pair or A/B Whole Loan, as applicable, then the Controlling Class Representative (or the Holders of the applicable percentage of Certificates) shall not have the right to terminate any such successor special servicer without cause until the holder of the related Serviced Companion Loan or B Note is no longer the Loan-Specific Directing Holder with respect to such Loan Pair or A/B Whole Loan, as applicable.

(e)           Reserved.

(f)           If a replacement special servicer is appointed with respect to a Loan Pair or an A/B Whole Loan at the request of the Loan-Specific Directing Holder of such Loan Pair or A/B Whole Loan or at the request of a Serviced Companion Loan holder, as applicable, in accordance with Section 9.30(d) (any such replacement special servicer, a “Loan-Specific Special Servicer”), such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the related Loan-Specific Special Servicer, insofar as such duties and obligations relate to a Loan Pair or an A/B Whole Loan, as applicable, as to which a Loan-Specific Special Servicer has been appointed, and shall mean the General Special Servicer, in all other cases; (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the related Loan-Specific Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to a Loan Pair or A/B Whole Loan, as applicable, as to which a Loan-Specific Special Servicer has been appointed in accordance with Section 9.30(d), and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and any REO Properties remaining in the Trust pursuant to Section 11.1(b), the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of granting the Special

Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each Loan-Specific Special Servicer and the General Special Servicer; and (v) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation or warranty hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the related Loan-Specific Special Servicer or the General Special Servicer, as applicable.  References in this Section 9.30(f) to “General Special Servicer” mean the Person performing the duties and obligations of Special Servicer with respect to the Mortgage Loans (exclusive of each and every A/B Whole Loan and Loan Pair as to which a Loan-Specific Special Servicer has been appointed).

(g)           In no event may a successor Special Servicer be a current or former Trust Advisor or any Affiliate of such current or former Trust Advisor.  Further, such successor must be a Person that satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement (other than any net worth requirement during any Subordinate Control Period when the Controlling Class Representative is appointing the successor Special Servicer in accordance with Section 9.21(a), Section 9.30(b) or Section 9.30(c)) and, if applicable, any Intercreditor Agreement; provided, that no Rating Agency Confirmation shall be required in connection with the appointment of any Special Servicer other than pursuant to Section 9.21(b) of this Agreement.  The Special Servicer, any successor Special Servicer and any of their respective Affiliates shall not (i) pay, or become obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay the Trust Advisor or any Affiliate thereof any fee, or otherwise compensate or grant monetary or other consideration to the Trust Advisor or any Affiliate thereof (x) in connection with its obligations under this Agreement or the performance thereof or (y) in connection with the appointment of such Person as, or any recommendation by the Trust Advisor for such Person to become, the successor Special Servicer, (ii) become entitled to receive any compensation from the Trust Advisor (x) in connection with its obligations under this Agreement or the performance thereof or (y) in connection with the appointment of such Person as, or any recommendation by the Trust Advisor for such Person to become, the successor Special Servicer or (iii) become entitled to receive any fee from the Trust Advisor or any Affiliate thereof in connection with the appointment of such Person as Special Servicer, unless, in each of the foregoing clauses (i) through (iii), such transaction has been expressly approved by 100% of the Certificateholders.

(h)           If the Special Servicer is terminated under this Agreement, it shall continue to have any rights to any and all compensation, reimbursement of Advances and any other amounts due to the Special Servicer hereunder which were earned, accrued or expended prior to termination.

Section 9.31     Procedure Upon Termination.

(a)           Notice of any termination pursuant to clause (i) of Section 9.30(a), specifying the Distribution Date upon which the final distribution shall be made, shall be given promptly by the Special Servicer to the Trustee and the Certificate Administrator no later than the later of (i) five (5) Business Days after the final payment or other liquidation of the last

Mortgage Loan or (ii) the sixth (6th) day of the month in which the final Distribution Date will occur.  Upon any such termination, the rights and duties of the Special Servicer (other than the rights and duties of the Special Servicer pursuant to Sections 9.8, 9.21, 9.23, 9.24 and 9.28 hereof) shall terminate and the Special Servicer shall transfer to the Master Servicer the amounts remaining in each REO Account and shall thereafter terminate each REO Account and any other account or fund maintained with respect to the Specially Serviced Mortgage Loans.

(b)           On the date specified in a written notice of termination given to the Special Servicer pursuant to clause (ii) of Section 9.30(a), all authority, power and rights of the Special Servicer under this Agreement, whether with respect to the Specially Serviced Mortgage Loans or otherwise, shall terminate, subject to the Special Servicer’s right to receive compensation and indemnification as expressly provided herein, as well as the benefit of any other rights that survive termination hereunder; provided, that in no event shall the termination of the Special Servicer be effective until the Trustee or other successor Special Servicer shall have succeeded the Special Servicer as successor Special Servicer, notified the Special Servicer of such designation, and such successor Special Servicer shall have assumed the Special Servicer’s obligations and responsibilities, as set forth in an agreement substantially in the form hereof, with respect to the Specially Serviced Mortgage Loans.  The Trustee or other successor Special Servicer may not succeed the Special Servicer as Special Servicer until and unless it has satisfied the provisions that would apply to a Person succeeding to the business of the Special Servicer pursuant to Section 9.20 hereof and otherwise complies with Section 9.30(g).  The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Special Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination.  The Special Servicer agrees to cooperate with the Trustee in effecting the termination of the Special Servicer’s responsibilities and rights hereunder as Special Servicer including, without limitation, providing the Trustee all documents and records in electronic or other form reasonably requested by it to enable the successor Special Servicer designated by the Trustee to assume the Special Servicer’s functions hereunder and to effect the transfer to such successor for administration by it of all amounts which shall at the time be or should have been deposited by the Special Servicer in any REO Account and any other account or fund maintained or thereafter received with respect to the Specially Serviced Mortgage Loans.  On the date specified in a written notice of termination given to the Special Servicer pursuant to clause (ii) of Section 9.30(a), all authority, power and rights of the Special Servicer under this Agreement with respect to the applicable Serviced Pari Passu Mortgage Loan, whether such Mortgage Loan is a Specially Serviced Mortgage Loan or otherwise, shall terminate.  The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Special Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination.

Section 9.32     Certain Special Servicer Reports.

(a)           The Special Servicer, for each Specially Serviced Mortgage Loan, shall provide to the Master Servicer no later than Special Servicer Remittance Date for each month, the CREFC® Special Servicer Loan File, in such electronic format as is mutually acceptable to the Master Servicer and the Special Servicer and in CREFC® format.  The Master Servicer may use such reports or information contained therein to prepare its reports and the Master Servicer shall forward such reports directly to the Depositor and the Certificate Administrator.

(b)           The Special Servicer shall maintain accurate records, prepared by a Special Servicing Officer, of each Final Recovery Determination with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), B Note, Serviced Companion Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer’s Certificate delivered to the Trustee, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor (other than during any Subordinate Control Period), the Certificate Administrator, the Custodian and the Master Servicer no later than the tenth (10th) Business Day following such Final Recovery Determination.  The Special Servicer shall promptly provide the Master Servicer with electronic written notice of any Final Recovery Determination with respect to any Specially Serviced Mortgage Loan upon making such determination.  The Special Servicer shall promptly provide a copy of such notice electronically to the Trustee, the Custodian, the Certificate Administrator (who shall promptly post a copy thereof on the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post a copy thereof on the 17g-5 Information Provider’s Website pursuant to Section 5.7)).

(c)           The Special Servicer shall provide to the Master Servicer, at the reasonable request in writing of the Master Servicer, any information in its possession with respect to the Specially Serviced Mortgage Loans which the Master Servicer shall require in order for the Master Servicer to comply with its obligations under this Agreement; provided that the Special Servicer shall not be required to take any action or provide any information that the Special Servicer determines will result in any material cost or expense to which it is not entitled to reimbursement hereunder or will result in any material liability for which it is not indemnified hereunder.  The Master Servicer shall provide the Special Servicer at the request of the Special Servicer any information in its possession with respect to the Mortgage Loans which the Special Servicer shall require in order for the Special Servicer to comply with its obligations under this Agreement.

(d)           Not later than twenty (20) days after any calendar month end, the Special Servicer shall forward to the Master Servicer a statement setting forth the status of each REO Account as of the close of business for such related calendar month end, stating that all remittances required to be made by it as required by this Agreement to be made by the Special Servicer have been made (or, if any required distribution has not been made by the Special Servicer, specifying the nature and status thereof) and showing, for the related calendar month the aggregate of deposits into and withdrawals from each REO Account.

(e)           With respect to Specially Serviced Mortgage Loans and REO Properties, the Special Servicer shall use reasonable efforts to obtain and, to the extent obtained, to deliver electronically to the Master Servicer (and the Master Servicer shall, upon receipt, deliver electronically to the Certificate Administrator, the 17g-5 Information Provider, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trust Advisor (other than during any Subordinate Control Period)), on or before April 15 of each year, commencing with April 15, 2014, (i) copies of the prior year operating statements and quarterly statements, if available, for each Mortgaged Property underlying a

Specially Serviced Mortgage Loan or REO Property as of its fiscal year end, provided that either the related Mortgage Note or Mortgage requires the Mortgagor to provide such information, or if the related Mortgage Loan has become an REO Property, (ii) a copy of the most recent rent roll available for each Mortgaged Property, and (iii) a table, setting forth the Debt Service Coverage Ratio and occupancy with respect to each Mortgaged Property covered by the operating statements delivered above; provided, that, with respect to any Mortgage Loan that becomes a Specially Serviced Mortgage Loan prior to April 15, 2014 and for which the items in clause (i) and (ii) above have not been delivered, the Special Servicer shall use reasonable efforts to obtain and, to the extent obtained, deliver such items to the Master Servicer, the Certificate Administrator, the Rating Agencies (subject to Section 5.7), the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trust Advisor (other than during any Subordinate Control Period), as soon as possible after receipt of such items.

(f)           The Special Servicer shall deliver to the Master Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian all such other information with respect to the Specially Serviced Mortgage Loans at such times and to such extent as the Master Servicer, the Trustee, the Certificate Administrator or the Depositor may from time to time reasonably request; provided that the Special Servicer shall not be required to produce any ad hoc non-standard written reports with respect to such Specially Serviced Mortgage Loans except if any Person (other than the Certificate Administrator or the Trustee) requesting such report pays a reasonable fee to be determined by the Special Servicer.

(g)           The Special Servicer shall deliver electronically a written Inspection Report of each Mortgaged Property securing a Specially Serviced Mortgage Loan in accordance with Section 9.3(b) to the Master Servicer (who shall deliver electronically such written inspection report to the Certificate Administrator, the 17g-5 Information Provider, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), and the Trust Advisor (other than during any Subordinate Control Period)).

(h)           The Special Servicer shall prepare a report (the “Asset Status Report”) recommending the taking of certain actions for each Mortgage Loan that becomes a Specially Serviced Mortgage Loan and deliver such Asset Status Report, together with all information reasonably requested by the Applicable Control Party in the possession of the Special Servicer that is reasonably necessary to make a decision regarding the Asset Status Report, to the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) or any related Loan-Specific Directing Holder (with respect to an A/B Whole Loan or a Loan Pair as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder), as applicable, and the Master Servicer, the Certificate Administrator, the 17g-5 Information Provider and, during any Collective Consultation Period and any Senior Consultation Period, the Trust Advisor not later than forty-five (45) days after the servicing of such Mortgage Loan is transferred to the Special Servicer.  Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)           a summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

(ii)          a discussion of the legal and environmental considerations reasonably known to the Special Servicer (including without limitation by reason of any Phase I Environmental Assessment and any additional environmental testing contemplated by Section 9.12(c)), consistent with the Servicing Standard, that are applicable to the exercise of remedies set forth herein and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

(iii)         the most current rent roll and income or operating statement available for the related Mortgaged Property or Mortgaged Properties;

(iv)         a summary of the applicable Special Servicer’s recommended action with respect to such Specially Serviced Mortgage Loan;

(v)          the Appraised Value of the related Mortgaged Property or Mortgaged Properties, together with the assumptions used in the calculation thereof (which the Special Servicer may satisfy by providing a copy of the most recently obtained Appraisal); and

(vi)         such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

If (i) the Applicable Control Party affirmatively approves in writing an Asset Status Report, (ii) after ten (10) Business Days from receipt of an Asset Status Report, together with all information in the possession of the Special Servicer that is necessary for the Applicable Control Party to make a decision regarding the Asset Status Report, the Applicable Control Party does not object to such Asset Status Report or (iii) within ten (10) Business Days after receipt of an Asset Status Report, together with all information in the possession of the Special Servicer that is necessary for the Applicable Control Party to make a decision regarding the Asset Status Report, the Applicable Control Party objects to such Asset Status Report and the Special Servicer makes a determination in accordance with the Servicing Standard that such objection is not in the best interest of all the Certificateholders and any holder of a related B Note or Serviced Companion Loan, as a collective whole, then the Special Servicer shall take the recommended actions described in the Asset Status Report.  Within ten (10) Business Days after receipt of an Asset Status Report, together with all information reasonably requested by the Applicable Control Party in the possession of the Special Servicer that is reasonably necessary to make a decision regarding the Asset Status Report, the Applicable Control Party may object to such Asset Status Report; provided that following the occurrence of an extraordinary event with respect to the related Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of such ten (10) Business Day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such action before the expiration of such ten (10) Business Day period would materially and adversely affect the interest of the Certificateholders and the holder of any related B Note or Serviced Companion Loan, and the Special Servicer has made a reasonable effort to contact the Applicable Control Party, as applicable.  If the Applicable Control Party objects to an Asset Status Report, together with all information reasonably requested by the Applicable Control Party in the possession of the Special Servicer that is reasonably necessary for the

Applicable Control Party to make a decision regarding the Asset Status Report, within the above-referenced ten (10) Business Day period, then the Special Servicer (absent a determination set forth in clause (iii) of the first sentence of this paragraph) shall revise such Asset Status Report as soon as practicable thereafter, but in no event later than thirty (30) days after the objection to the Asset Status Report by the Applicable Control Party.  The Special Servicer shall revise such Asset Status Report as provided in the prior sentence until the earlier of (a) the delivery by the Applicable Control Party of an affirmative approval in writing of such revised Asset Status Report, and (b) the failure of the Applicable Control Party to disapprove such revised Asset Status Report in writing within ten (10) Business Days of its receipt thereof.  In any event, if the Applicable Control Party does not approve an Asset Status Report within ninety (90) days from the submission of such Asset Status Report, the Special Servicer shall take such action as directed by the Applicable Control Party, provided that such action does not violate the Servicing Standard.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement the new action in such revised report so long as such revised report has been prepared, reviewed and either approved or not rejected as provided above.

Other than with respect to an A/B Whole Loan or a Loan Pair as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder, each of the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and the Controlling Class Representative (during any Collective Consultation Period) will be entitled to consult with the Special Servicer and propose alternative courses of action in respect of any Asset Status Report.  During any Collective Consultation Period and any Senior Consultation Period, other than with respect to an A/B Whole Loan or a Loan Pair as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder, the Special Servicer shall consider such alternative courses of action and any other feedback provided by the Trust Advisor or the Controlling Class Representative, as applicable.  The Special Servicer may revise the Asset Status Reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Trust Advisor (and, during any Collective Consultation Period, the Controlling Class Representative).

The Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Applicable Control Party may have.

The Special Servicer may not take any action inconsistent with an Asset Status Report that has been adopted as provided above, unless such action would be required in order to act in accordance with the Servicing Standard.  If the Special Servicer takes any action inconsistent with an Asset Status Report that has been adopted as provided above, the Special Servicer shall promptly notify the Applicable Control Party of such inconsistent action and provide a reasonably detailed explanation of the reasons therefor.

The Special Servicer shall deliver to the Master Servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the Trust Advisor and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) a copy of each Final Asset Status Report, in each case with reasonable promptness following the adoption thereof.

Notwithstanding anything herein to the contrary:  (i) the Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Controlling Class Representative and before a replacement is selected; and (ii) no advice, direction or objection from or by (x) the Controlling Class Representative, as contemplated by Section 10.3 or any other provision of this Agreement, (y) a Loan-Specific Directing Holder, as contemplated by this Agreement or the related Intercreditor Agreement, or (z) the Trust Advisor, as contemplated by this Agreement, may (and the applicable Special Servicer shall ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable, good faith judgment, would):  (A) require or cause such Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other Section of this Agreement, including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard, (B) result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust, (C) expose the Trust, any Certificateholder the Depositor, the Master Servicer, the Special Servicer, Certificate Administrator, the Custodian, the Trustee or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any material claim, suit or liability or (D) materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities under this Agreement.

(i)           With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the end of such Collection Period, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

Section 9.33     Special Servicer to Cooperate with the Master Servicer, the Trustee, the Custodian and the Certificate Administrator.

(a)           Subject to Section 5.4(e), the Special Servicer shall furnish on a timely basis such reports, certifications, and information as are reasonably requested by the Master Servicer, the Trustee, the Custodian or the Certificate Administrator to enable it to perform its duties under this Agreement; provided that no such request shall (i) require or cause the Special Servicer to violate the Code, any provision of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of any REMIC Pool and the grantor trust status of the Grantor Trust or (ii) expose the Special Servicer, the Trust, the Certificate Administrator, the Custodian or the Trustee to liability or materially expand the scope of the Special Servicer’s responsibilities under this Agreement.  In addition, the Special Servicer shall notify the Master Servicer of all expenditures incurred by it with respect to the Specially Serviced Mortgage Loans which are required to be made by the Master Servicer as Servicing Advances as provided herein, subject to the provisions of Section 4.4 hereof.  The Special Servicer shall also remit all invoices relating to Servicing Advances promptly upon receipt of such invoices.

(b)           In addition to any other rights that a Controlling Class Representative or Loan-Specific Directing Holder may have hereunder, the Special Servicer shall from time to time make reports, recommendations and analyses to the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period and other than with respect to an A/B Whole Loan or a Loan Pair as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder) or any related Loan-Specific Directing Holder (with respect to an A/B Whole Loan or a Loan Pair as to which the holder of the related B Note or Serviced Companion Loan, as applicable, or its designee is the related Loan-Specific Directing Holder), as applicable, with respect to the following matters, the expense of which shall not be an expense of the Trust:

(i)           whether the foreclosure of a Mortgaged Property relating to a Specially Serviced Mortgage Loan would be in the best economic interest of the Trust;

(ii)          if the Special Servicer elects to proceed with a foreclosure, whether a deficiency judgment should or should not be sought because the likely recovery will or will not be sufficient to warrant the cost, time and exposure of pursuing such judgment;

(iii)         whether the waiver or enforcement of any “due-on-sale” clause or “due-on-encumbrance” clause contained in a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Specially Serviced Mortgage Loan is in the best economic interest of the Trust;

(iv)         in connection with entering into an assumption agreement from or with a person to whom a Mortgaged Property securing a Specially Serviced Mortgage Loan has been or is about to be conveyed, whether to release the original Mortgagor from liability upon a Specially Serviced Mortgage Loan and substitute a new Mortgagor, and whether the credit status of the prospective new Mortgagor is in compliance with the Special Servicer’s regular commercial mortgage origination or servicing standard;

(v)          in connection with the foreclosure on a Specially Serviced Mortgage Loan secured by a Mortgaged Property which is not in compliance with CERCLA, or any comparable environmental law, whether it is in the best economic interest of the Trust to bring the Mortgaged Property into compliance therewith and an estimate of the cost to do so; and

(vi)         with respect to any proposed modification (which shall include any proposed release, substitution or addition of collateral), extension, waiver, amendment, discounted payoff or sale of a Mortgage Loan (other than any Non-Serviced Mortgage Loan), prepare a summary of such proposed action and an analysis of whether or not such action is reasonably likely to produce a greater recovery on a net present value basis (calculated in accordance with Section 1.2(e)) than liquidation of such Mortgage Loan; such analysis shall specify the basis on which the Special Servicer made such determination, including the status of any existing material default or the grounds for concluding that a payment default is imminent.

Section 9.34     Litigation Control.

The Master Servicer, with respect to litigation involving non-Specially Serviced Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the Special Servicer, with respect to litigation involving Specially Serviced Mortgage Loans and the enforcement of the obligations of a Mortgagor under the related Specially Serviced Mortgage Loan documents, and in each case where the Master Servicer or the Special Servicer, as applicable, contemplates availing itself of indemnification as provided for under this Agreement, shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to any action brought by the Mortgagor against the Trust or the Master Servicer or the Special Servicer, as applicable, with respect to any such Mortgage Loan (the foregoing rights and obligations, “Litigation Control”).  Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard.  Upon becoming aware of or being named in any claims or litigation, the Master Servicer or Special Servicer, as applicable, shall promptly notify the Controlling Class Representative (during any Subordinate Control Period or any Collective Consultation Period) and the Special Servicer (in the case of the Master Servicer) and the Master Servicer (in the case of the Special Servicer) of such claims or litigation.  In addition, each of the Master Servicer and the Special Servicer shall prepare and submit a quarterly status report to the 17g-5 Information Provider (subject to Section 5.7) (who shall promptly post same on the 17g-5 Information Provider’s Website pursuant to Section 5.7), the Controlling Class Representative (during any Subordinate Control Period or any Collective Consultation Period) and the Master Servicer (in the case of the Special Servicer) or the Special Servicer (in the case of the Master Servicer) regarding any matter over which it exercises Litigation Control for which there has been any material action or change during the preceding quarter.

The Special Servicer and the Master Servicer, as applicable, shall, during any Subordinate Control Period or any Collective Consultation Period, consult with and keep the Controlling Class Representative advised of any material development concerning Litigation Control, including, without limitation, (i) any material decision concerning Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall, during any Subordinate Control Period, submit (in written form) any such development or decision to the Controlling Class Representative for its approval or consent.  During any Subordinate Control Period and subject to the Servicing Standard, the Master Servicer or the Special Servicer, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has provided such notice to the Controlling Class Representative and the Controlling Class Representative has not objected in writing within five (5) Business Days of receipt of such notice and all information that the Controlling Class Representative has reasonably requested with respect thereto.  The Controlling Class Representative shall be deemed to have approved the taking of such action if such written objection has not been received by the Master Servicer or the Special Servicer, as applicable, within such 5-Business Day period.  Notwithstanding the foregoing, if the Master Servicer or the Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole) and Master Servicer or the Special Servicer, as applicable, has confirmed (during any Subordinate Control Period) that the Controlling Class Representative has received written notice of such action, then the Master Servicer or the Special Servicer, as applicable, may take such action without waiting for the Controlling Class Representative’s response.

Notwithstanding anything contained herein to the contrary, with respect to any Litigation Control relating to a non-Specially Serviced Mortgage Loan that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from the Master Servicer or Special Servicer set forth above that the Master Servicer or Special Servicer, as applicable, became aware of or was named in any such claims or litigation, the Controlling Class Representative (during any Subordinate Control Period) or the Special Servicer (during any Collective Consultation Period or Senior Consultation Period) may direct in writing that such Litigation Control be exercised by the Special Servicer; provided, that the Controlling Class Representative or the Special Servicer in accordance with the Servicing Standard, as applicable, has determined and advised the Master Servicer that the Master Servicer’s actions with respect to such obligations are indemnifiable under this Agreement, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until the date such Litigation Control is so transferred and is not otherwise paid to the Master Servicer pursuant to this Agreement) shall be payable by the Trust.

Notwithstanding the foregoing, no advice, direction or objection of, or consent withheld by, the Controlling Class Representative shall (i) require or cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan document, any Intercreditor Agreement or similar agreement, applicable law or any provision of this Agreement, including the Master Servicer’s and Special Servicer’s obligation to act in accordance with the Servicing Standard and the related Mortgage Loan documents and to maintain the REMIC status of any REMIC created under this Agreement, or (ii) result in an Adverse REMIC Event with respect to any REMIC created under this Agreement or an Adverse Grantor Trust Event with respect to the Grantor Trust or have adverse tax consequences for the Trust Fund, or (iii) expose any party to this Agreement, any Seller, any Underwriter or Initial Purchaser, any Sub-Servicer or the Trust Fund or any of their respective Affiliates, officers, directors, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Trustee’s or the Trust Advisor’s responsibilities under this Agreement.  In addition, neither the Master Servicer nor the Special Servicer will follow any such advice, direction or objection if given by the Controlling Class Representative, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of the preceding sentence.  Notwithstanding anything herein to the contrary, the Master Servicer shall retain the right to make all determinations relating to any claims or judgments against the Master Servicer, including but not limited to the right to engage separate counsel in the Master Servicer’s reasonable discretion, the cost of which shall be subject to indemnification hereunder.

Notwithstanding anything herein to the contrary, (i) if any action, suit, litigation or proceeding names the Certificate Administrator, the Trustee or the Custodian, as applicable, in its individual capacity, or if any judgment is rendered against the Certificate Administrator, the Trustee or the Custodian, as applicable, in its individual capacity, the Certificate Administrator, the Trustee or the Custodian, as applicable, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding directly relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise directly relating to one or more Mortgage Loans or Mortgaged Properties, neither of the Master Servicer nor the Special Servicer shall, without the prior written consent of the Certificate

Administrator, the Trustee or the Custodian, as applicable, (A) initiate any action, suit, litigation or proceeding in the name of the Certificate Administrator, the Trustee or the Custodian, as applicable, whether in such capacity or individually, (B) engage counsel to represent the Certificate Administrator, the Trustee or the Custodian, as applicable, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Certificate Administrator, the Trustee or the Custodian, as applicable, to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Certificate Administrator, the Trustee or the Custodian, as applicable, to grant such consent); and (iii) if any court finds that the Certificate Administrator, the Trustee or the Custodian, as applicable, is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Certificate Administrator, the Trustee or the Custodian, as applicable, shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest, whether as Certificate Administrator, the Trustee or the Custodian, as applicable, or individually (but not to otherwise direct, manage or prosecute such litigation or claim).  Nothing in this paragraph shall be interpreted to preclude either the Master Servicer or the Special Servicer from initiating any Litigation Control related action, suit, litigation or proceeding in its name as a representative of the Trust Fund.

ARTICLE X
CERTAIN MATTERS RELATING TO THE CONTROLLING CLASS
REPRESENTATIVE, THE TRUST ADVISOR AND THE HOLDERS
OF THE B NOTES AND SERVICED COMPANION LOANS

Section 10.1     Selection and Removal of the Controlling Class Representative.

(a)           The Majority Controlling Class Certificateholders may elect the Controlling Class Representative.

(b)           The Controlling Class Representative shall be the representative appointed by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time; provided that (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from the Majority Controlling Class Certificateholders that a Controlling Class Representative is no longer so designated, the Controlling Class Certificateholder which owns, and is identified (with contact information) to the Master Servicer, the Special Servicer and Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class shall be the Controlling Class Representative; provided that, if such Holder elects or has elected to not be the Controlling Class Representative, then the Holder of the next largest aggregate Certificate Balance shall be the Controlling Class Representative.  Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Controlling Class Representative.

(c)           The initial Controlling Class Representative is Eightfold Real Estate Capital Fund III, L.P.  The Controlling Class shall give written notice to the Trustee, the Custodian, the Certificate Administrator, the Trust Advisor, the Master Servicer and the Special

Servicer of the appointment of any subsequent Controlling Class Representative (in order to receive notices hereunder).

(d)           The Controlling Class Representative may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, and a copy of the results of such vote must be delivered to each of the parties to this Agreement.

(e)           Reserved.

(f)           Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Certificate of the Controlling Class, the selection of a Controlling Class Representative or the resignation or removal thereof.  Any Certificateholder or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator when such Certificateholder or its designee is appointed Controlling Class Representative and when it is removed or resigns.  Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the Special Servicer and the Master Servicer of the identity of the Controlling Class Representative and any resignation or removal thereof.  In addition, upon the request of the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator shall provide the name of the then-current Controlling Class and a list of the Certificateholders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party.

(g)           Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Trust Advisor, the Depositor, the Certificate Administrator, the Trustee, the Custodian and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholders shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.

(h)           Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

Section 10.2     Limitation on Liability of Controlling Class Representative; Acknowledgements of the Certificateholders.  The Controlling Class Representative will have no liability to the Trust or Certificateholders for having acted in accordance with or as permitted by this Agreement.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) the Controlling Class Representative, the Holders of the Control Eligible Certificates and/or the Loan-Specific Directing Holders may each have special relationships and interests that conflict with those of Holders of one or more other Classes of Certificates; (ii) the Controlling Class Representative and/or the Holders of the Control Eligible Certificates may act solely in the interests of the Holders of the respective Classes of the Control Eligible Certificates

(or any of them), and any Loan-Specific Directing Holder may act solely in its own interests; (iii) the Controlling Class Representative, the Holders of the Control Eligible Certificates and the Loan-Specific Directing Holders do not have any duties to the Holders of any other Class of Certificates; (iv) the Controlling Class Representative and/or the Holders of the Control Eligible Certificates may take actions that favor interests of the Holders of the respective Classes of the Control Eligible Certificates (or any of them), and any Loan-Specific Directing Holder may take actions that favor its interests, over the interests of the Holders of one or more other Classes of Certificates; (v) none of the Controlling Class Representative, the Holders of the Control Eligible Certificates and/or the Loan-Specific Directing Holders shall have any liability whatsoever to the Trust, the other parties to this Agreement, the Certificateholders or any other Person (including any Mortgagor) for having acted in accordance with or as permitted under the terms of this Agreement; and (vi) the Holders of the Certificates may not take any action whatsoever against the Controlling Class Representative, the Controlling Class, any Holder of a Control Eligible Certificate, any Loan-Specific Directing Holder or any of the respective affiliates, directors, officers, shareholders, members, partners, agents or principals thereof as a result of the Controlling Class Representative, the Controlling Class, the Holders of the Control Eligible Certificates and/or any Loan-Specific Directing Holder as applicable, having acted in accordance with the terms of and as permitted under this Agreement.

Section 10.3     Rights and Powers of Controlling Class Representative.

(a)           Notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, Section 10.3(b), Section 10.3(c) and the second (2nd) and third (3rd) paragraphs of this Section 10.3(a), (i) the Master Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer (which approval shall be deemed given if the Special Servicer does not object within fifteen (15) Business Days (or (i) in the case of an action relating to an A/B Whole Loan or Loan Pair while the holder of the related B Note or Serviced Companion Loan, as the case may be, is the related Loan-Specific Directing Holder, within the period expiring five (5) Business Days following the expiration of the related Loan-Specific Directing Holder’s decision period under the related Intercreditor Agreement, and (ii) in the case of a determination of an Acceptable Insurance Default, ninety (90) days) of receipt of the Master Servicer’s written analysis and recommendation together with any information in the possession of the Master Servicer that is reasonably required to make a decision regarding the subject action), and (ii) the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the actions constituting a Major Decision, nor will the Special Servicer itself be permitted to take any of the actions constituting a Major Decision, (A) during any Subordinate Control Period, as to which the Controlling Class Representative has objected in writing within ten (10) Business Days (or in the case of a determination of an Acceptable Insurance Default, thirty (30) days), or (B) in the case of an action relating to an A/B Whole Loan or Loan Pair while the holder of the related B Note or Serviced Companion Loan, as the case may be, is the related Loan-Specific Directing Holder, as to which the related Loan-Specific Directing Holder has objected within the decision period provided for under the related Intercreditor Agreement, in each case after receipt of the written recommendation and analysis from the Special Servicer, together with any information in the possession of the Special Servicer that is reasonably necessary to make a decision regarding the subject action (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day (or, in the case of a determination of an Acceptable

Insurance Default, thirty (30) day) period, then the Controlling Class Representative will be deemed to have approved such action); provided that if the Special Servicer or Master Servicer (if the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Controlling Class Representative during any Subordinate Control Period, is necessary to protect the interests of the Certificateholders and, with respect to any A/B Whole Loan or Loan Pair, the holder of the related B Note or Serviced Companion Loan, as applicable (as a collective whole as if such Certificateholders and the holder of such B Note or Serviced Companion Loan, as the case may be, constituted a single lender), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Controlling Class Representative’s (or, if applicable, the Special Servicer’s) response; provided, further, that the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any of the foregoing actions during any Collective Consultation Period or any Senior Consultation Period; provided, further, that during any Collective Consultation Period and any Senior Consultation Period, the Special Servicer will be required to consult, solely on a non-binding basis (and to consider alternative actions recommended by each such party) (i) with the Trust Advisor, as to any of the Major Decisions, and (ii) during any Collective Consultation Period, with the Controlling Class Representative with respect to any of the Major Decisions and any other matter as to which consent of the Controlling Class Representative would have been required during any Subordinate Control Period.

In addition, during any Subordinate Control Period, subject to Section 10.3(b), Section 10.3(c) and the immediately following paragraph, the Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, A/B Whole Loan or Loan Pair as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein.  Notwithstanding anything herein to the contrary, no such direction, and no direction or objection contemplated by the preceding paragraph or any other provision of this Agreement, may require or cause the Master Servicer or the Special Servicer to violate any provision of any loan documents, any Intercreditor Agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian, the Trustee or the Trust to liability, or materially expand the scope of the Special Servicer’s responsibilities hereunder.  Furthermore, in addition to the Controlling Class Representative’s rights of consent and consultation (as applicable) as set forth in Section 10.3(a) above, it is understood and agreed that to the extent any other provision of this Agreement requires the provision of notice to, the obtaining of consent of, and/or consultation with, the Controlling Class Representative, or otherwise provides for any right of the Controlling Class Representative thereunder, then none of the Trustee, the Master Servicer or the Special Servicer shall be entitled to take any action (or omit to take any action) in contravention of the applicable rights of the Controlling Class Representative contained in such provision; provided that this sentence is not intended to in any way (i) expand the rights of the Controlling Class Representative, (ii) limit the application of the immediately preceding sentence, (iii) remove any limitations on the exercise of such rights set forth in, such other provisions, or (iv) require the Trustee, the Master Servicer and/or the Special Servicer to send a notice to, obtain the consent of, or consult with a new Controlling Class Representative whose name and contact information have not yet been provided to the Trustee, the Master Servicer and/or the Special Servicer; and

provided, further, that if such other provisions are in any way subject to this Section 10.3, then the exercise of such rights shall be subject to Section 10.3(b) and the immediately following paragraph.

If the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Controlling Class Representative or any direction or advice from the Controlling Class Representative would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any loan documents, any Intercreditor Agreement, applicable law, the REMIC Provisions or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Controlling Class Representative, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Controlling Class Representative that does not violate any loan documents, any Intercreditor Agreement, any applicable law, the REMIC Provisions, or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

(b)           During any Senior Consultation Period, the Controlling Class Representative shall have no consultation rights under this Agreement and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative; provided that the Controlling Class Representative (if and to the extent that it is a Certificateholder) will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under this Agreement.  Notwithstanding anything to the contrary contained herein:  (i) for so long as the holder of any related B Note or Serviced Companion Loan, as applicable, or its designee is the Loan-Specific Directing Holder with respect to any A/B Whole Loan or Loan Pair, the Controlling Class Representative will not be entitled to exercise any of the rights in Section 10.3(a) with respect to such A/B Whole Loan or Loan Pair, as the case may be, or any related REO Property; and (ii) the Controlling Class Representative shall not have any consent or consultation rights with respect to any Non-Serviced Mortgage Loan.

(c)           Notwithstanding anything to the contrary contained herein, for so long as the holder of any related B Note or Serviced Companion Loan, as applicable, or its designee is the Loan-Specific Directing Holder with respect to any A/B Whole Loan or Loan Pair, (i) such Loan-Specific Directing Holder shall be entitled to exercise with respect to such A/B Whole Loan or Loan Pair, as the case may be, or any related REO Property all of the rights and powers of such Loan-Specific Directing Holder under the related Intercreditor Agreement, and (ii) the Controlling Class Representative shall not have any of the consent rights or rights to direct the Special Servicer contemplated by Section 10.3(a) with respect to such A/B Whole Loan or Loan Pair, as the case may be, or any related REO Property except as set forth in the related Intercreditor Agreement.  The rights of the holder of any related B Note or Serviced Companion Loan, as applicable, or its designee as Loan-Specific Directing Holder with respect to any A/B Whole Loan or Loan Pair will be unaffected by the existence of any Subordinate Control Period, Collective Consultation Period or Senior Consultation Period.

(d)           No Controlling Class Certificateholder or Controlling Class Representative shall be permitted to direct the Master Servicer to accept a Principal Prepayment (including payment of a Balloon Payment other than in connection with the foreclosure or liquidation of a Mortgage Loan) prior to the Due Date for such Mortgage Loan for the related Collection Period unless, to the extent otherwise permitted pursuant to the terms of this Agreement, such Mortgage Loan is a Specially Serviced Mortgage Loan.

Section 10.4     Controlling Class Representative and Trust Advisor Contact with Master Servicer and Special Servicer.  Upon reasonable request, each of the Master Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the Trust Advisor (other than during any Subordinate Control Period) regarding the performance and servicing of the Mortgage Loans (or, in the case of the Special Servicer, Specially Serviced Mortgage Loans and REO Properties) for which the Master Servicer or the Special Servicer, as the case may be, is responsible (but shall not respond to questions of the Trust Advisor with any information regarding communications between the Controlling Class Representative or a Loan-Specific Directing Holder, on the one hand, and the Master Servicer or Special Servicer, on the other hand).

Section 10.5     Appointment, Duties and Compensation of the Trust Advisor.

(a)           (i) The Trust Advisor shall promptly review all information available to Privileged Persons on the Certificate Administrator’s Website related to any Specially Serviced Mortgage Loan or REO Property and included as part of the CREFC® Investor Reporting Package (IRP) and each Asset Status Report delivered to the Trust Advisor by the Special Servicer; provided, that during any Subordinate Control Period, the Trust Advisor shall only be permitted to review Final Asset Status Reports.

(ii)          During any Collective Consultation Period and any Senior Consultation Period, within sixty (60) days after the end of each calendar year during which any Mortgage Loan was a Specially Serviced Mortgage Loan or any Mortgaged Property was an REO Property, the Trust Advisor shall meet with representatives of the Special Servicer to perform a review of the Special Servicer’s operational practices in light of the Servicing Standard and the requirements of this Agreement and shall discuss the Special Servicer’s stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the Special Servicer’s reasoning for believing it is in compliance with this Agreement and other pertinent information the Trust Advisor may consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties.  The Special Servicer shall prepare and forward to the Certificate Administrator (who shall promptly post same on the Certificate Administrator’s Website) and the 17g-5 Information Provider (who shall promptly post same on the 17g-5 Information Provider’s Website) a summary of any Final Asset Status Report (which summary shall solely reflect such Final Asset Status Report and not include extraneous information).

(iii)         The Trust Advisor shall provide the Special Servicer at least thirty (30) days’ prior written notice of the date proposed for the annual meeting described in this Section 10.5(a)(iii).  The Trust Advisor and the Special Servicer shall determine a mutually acceptable date for the annual meeting.  The Trust Advisor shall deliver, at least fourteen (14) days prior to such annual meeting, a proposed written agenda to the Special Servicer and such agenda shall identify the Asset Status Reports that shall be discussed during the annual meeting.  The Trust Advisor and the Special Servicer may discuss any of the Asset Status Reports produced and any Specially Serviced Mortgage Loan and any REO Property as part of the Trust Advisor’s annual assessment of the Special Servicer’s performance hereunder.  The Special Servicer shall make available senior Servicing Officers with relevant knowledge regarding the applicable Specially Serviced Mortgage Loans and REO Properties and the related platform level information for each annual meeting.

(iv)         During any Collective Consultation Period and any Senior Consultation Period, based on the Trust Advisor’s meeting with the Special Servicer, the Trust Advisor’s review of any Asset Status Reports and other information delivered to the Trust Advisor by the Special Servicer (other than any communications between the Controlling Class Representative or a Loan-Specific Directing Holder and the Special Servicer that would be Privileged Information) and any other information available to Privileged Persons on the Certificate Administrator’s Website, the Trust Advisor shall, in each case, deliver to the Certificate Administrator and the 17g-5 Information Provider (each of which shall promptly post such Trust Advisor Annual Report on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, respectively) within 120 days of the end of the prior calendar year an annual report (the “Trust Advisor Annual Report”), substantially in the form of Exhibit L hereto; provided, that in no event shall the information or any other content included in any Trust Advisor Annual Report consist of Privileged Information or otherwise contravene any provision of this Agreement.  Each Trust Advisor Annual Report shall set forth the Trust Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties.  Each of the Special Servicer and, during any Collective Consultation Period, the Controlling Class Representative shall be given an opportunity to review any Trust Advisor Annual Report at least three (3) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider.  Subject to the restrictions in this Agreement, each such Trust Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information.  No Trust Advisor Annual Report shall be required to be prepared or delivered in any calendar year during which no annual meeting described in Section 10.5(a)(ii) shall have occurred or with respect to any calendar year during which no Asset Status Reports have been prepared.

(b)           The Trust Advisor, as an independent contractor, shall review the Special Servicer’s operational practices in respect of Specially Serviced Mortgage Loans and REO Properties, consult (on a non-binding basis) with the Special Servicer and perform each other obligation of the Trust Advisor as set forth in this Agreement in accordance with the Trust Advisor Standard.  The Trust Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, any Holder of a Certificate or any other Person in connection with this Agreement.  Certificateholders are hereby deemed to have acknowledged and agreed that (i) there could be multiple strategies to resolve any Specially Serviced Mortgage Loan and the directive of the Trust Advisor’s participation in any resolution process is to provide additional oversight relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute; (ii) the Trust Advisor shall have no authority or duty to make a determination on behalf of the Trust, nor any responsibility for decisions made by or on behalf of the Trust; (iii) the Trust Advisor is not an advisor to any Person, including without limitation any Certificateholder; and (iv) the Trust Advisor is not an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.

(c)           During any Subordinate Control Period, the Special Servicer will forward any Appraisal Reduction and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor after such calculations have been finalized.  The Trust Advisor shall review such calculations but shall not take any affirmative action with respect to such Appraisal Reduction calculations and/or net present value calculations.

(d)           During any Collective Consultation Period and any Senior Consultation Period, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reductions or (ii) net present value, the Special Servicer shall promptly forward such calculations, and the Special Servicer shall promptly forward any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Trust Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Trust Advisor but in any event no later than two (2) Business Days after preparing such calculations, and the Trust Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any such calculation prior to utilization by the Special Servicer provided, that notwithstanding the foregoing, the Trust Advisor will not be permitted to recalculate or verify any Appraisal Reduction or net present value calculations performed by the Special Servicer with respect to any B Note or Serviced Companion Loan for so long as the related B Note holder or Serviced Companion Loan holder is the related Applicable Control Party with respect to the related A/B Whole Loan or Loan Pair.  The Trust Advisor may not opine on or call into question these calculations, other than with respect to mathematical errors.

In connection with this Section 10.5(d), if the Trust Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Trust Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations.  If the Trust Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such 5-Business Day period, the Trust Advisor shall promptly notify the Trustee of such disagreement and the Trustee shall determine which calculation is to apply.  In making such determination, the Trustee may hire an independent third-party to assist with any such calculation at the expense of the Trust.

(e)           The Trust Advisor shall have no consultation rights with respect to any Non-Serviced Mortgage Loans (or any related REO Mortgage Loans) or The Mall at Tuttle Crossing Mortgage Loan.

(f)           During any Collective Consultation Period and any Senior Consultation Period, the Special Servicer shall consult (on a non-binding basis) with the Trust Advisor in connection with any Major Decision involving any Mortgage Loan, A/B Whole Loan, Loan Pair or any related REO Property and consider alternative actions recommended by the Trust Advisor; provided, that with respect to matters related to any A/B Whole Loan and any Loan Pair, the Special Servicer shall only be required to consult with the Trust Advisor in respect of such A/B Whole Loan or Loan Pair, as applicable, if the holder of the related B Note or Serviced Companion Loan, as applicable, is not, or has ceased to be, the related Loan-Specific Directing Holder.

(g)           Subject to the requirements of confidentiality imposed on the Trust Advisor herein (including without limitation in respect of Privileged Information), the Trust Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 5.4.

(h)           The Trust Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any other person (including any Certificateholders), other than to the other parties to this Agreement, to the extent expressly required by this Agreement, which parties, in turn, if they have been advised that such information is Privileged Information, shall not without the prior written consent of the Special Servicer and the Controlling Class Representative (or with respect to an A/B Whole Loan or a Loan Pair any other Applicable Control Party), disclose such information to any other Person, except that such parties and the Trust Advisor may disclose such information if (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by such parties, (b) it is reasonable and necessary for such parties to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such party and not otherwise subject to a confidentiality obligation and/or (d) such disclosure is required by applicable law, as evidenced by an opinion of counsel (which, in the case of any opinion of counsel for the Trust Advisor, shall be a Trust Advisor Expense) delivered to the Trust Advisor, the Special Servicer, the Controlling Class Representative (or with respect to an A/B Whole Loan or a Loan Pair the Applicable Control Party), as applicable, the Certificate Administrator and the Trustee.

(i)           The Trust Advisor shall be entitled to the Trust Advisor Fee.  In addition, the Trust Advisor Consulting Fee shall be payable to the Trust Advisor with respect to each Major Decision for which the Trust Advisor has consultation rights.  The Trust Advisor Fee and any Trust Advisor Consulting Fees (to the extent such Trust Advisor Consulting Fee is actually received from the related Mortgagor) shall be payable from funds on deposit in the Collection Account as provided in Section 5.2.  When the Trust Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Trust Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Trust Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Trust Advisor Consulting Fee other than requests for collection; provided, that the Master Servicer or the Special Servicer, as applicable, shall consult with the Trust Advisor prior to any such waiver or reduction.

(j)           The Trust Advisor shall be entitled to reimbursement of any Trust Advisor Expenses provided for pursuant to Section 10.11, such amounts to be reimbursed from amounts on deposit in the Distribution Account as provided by Section 5.3, but solely to the extent payable from amounts available as set forth in Section 6.11.  The Trust Advisor hereby acknowledges and agrees that in no event will any Trust Advisor Expenses be payable from, and the Trust Advisor hereby waives any and all claims to, amounts distributable in respect of, the Control Eligible Certificates.  Each successor Trust Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

(k)           Except as set forth in this Agreement, the Trust Advisor, any successor trust advisor and any of their respective affiliates shall not accept any fees or other compensation or other consideration (x) in respect of the Trust Advisor’s (or successor trust advisor’s) obligations under this Agreement or the performance thereof or (y) in connection with the appointment of a successor special servicer or the recommendation by the Trust Advisor (or successor trust advisor) for a replacement special servicer to become the special servicer under this Agreement.

Section 10.6     Representations, Warranties and Covenants of the Trust Advisor.

(a)           The Trust Advisor hereby represents and warrants to and covenants with each other party to this Agreement, as of the Closing Date:

(i)           the Trust Advisor is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of New York;

(ii)          the Trust Advisor has the full power and authority to execute, deliver, perform, and to enter into and consummate all transactions and obligations contemplated by this Agreement; the Trust Advisor has duly and validly authorized the execution, delivery and performance by it of this Agreement and this Agreement has been duly executed and delivered by the Trust Advisor; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties hereto, evidences the valid and binding obligation of the Trust Advisor enforceable against the Trust Advisor in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, conservatorship, reorganization, insolvency, moratorium, receivership and other similar laws affecting creditors’ rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and to matters of public policy with respect to indemnification or contribution as to violations of securities laws;

(iii)         the execution and delivery of this Agreement by the Trust Advisor, the consummation by the Trust Advisor of the transactions contemplated hereby, and the fulfillment of or compliance by the Trust Advisor with the terms and conditions of this Agreement will not (A) result in a breach of any term or provision of its organizational documents or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or any law, governmental rule, regulation, or judgment, decree or order applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects its ability to perform its obligations under this Agreement;

(iv)         no litigation is pending or, to the best of the Trust Advisor’s knowledge, threatened, against it, the outcome of which, in the Trust Advisor’s reasonable judgment, could reasonably be expected to materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its obligations hereunder in accordance with the terms hereof; and

(v)          no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement, or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same or will obtain the same prior to the time necessary to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or licensed in one or more states does not materially and adversely affect the performance by it of its obligations hereunder.

(b)           It is understood that the representations and warranties set forth in this Section 10.6 shall survive the execution and delivery of this Agreement.

Any cause of action against the Trust Advisor arising out of the breach of any representations and warranties made in this Section shall accrue upon the giving of written notice to the Trust Advisor by any of the Trustee, the Master Servicer or the Certificate Administrator.  The Trust Advisor shall give prompt notice to each other party to this Agreement and the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) of the occurrence, or the failure to occur, of any event that, with notice, or the passage of time or both, would cause any representation or warranty in this Section to be untrue or inaccurate in any respect.

Section 10.7     Merger or Consolidation of the Trust Advisor.  Any Person into which the Trust Advisor may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Trust Advisor shall be a party, or any Person succeeding to the business of the Trust Advisor, shall be the successor of the Trust Advisor hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that the successor or surviving Person is an Eligible Trust Advisor.  If the conditions to the proviso in the foregoing sentence are not met, the Trustee may terminate the successor or surviving Person as Trust Advisor, such termination to be effected in the manner set forth in Section 10.12.  The successor or surviving Person shall provide prompt written notice of the merger or consolidation to the Trustee, the Certificate Administrator and the 17g-5 Information Provider.

Notwithstanding the foregoing, if, and for so long as, the Trust, or, with respect to any Serviced Companion Loan, the trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement, is subject to the reporting requirements of the Exchange Act, the Trust Advisor may not remain the Trust Advisor under this Agreement after (x) being merged or consolidated with or into any Prohibited Party, or (y) transferring all or substantially all of its assets to any Prohibited Party, unless (i) the Trust Advisor is the surviving entity of such merger, consolidation or transfer or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld (and if, within forty-five (45) days following the date of delivery of a notice by the Trust Advisor to the Depositor of any merger or similar transaction described in the preceding paragraph, the Depositor shall have failed to notify the Trust Advisor of the Depositor’s determination to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent).

Section 10.8     Resignation of Trust Advisor.

(a)           Except as otherwise provided in Section 10.8(b), the Trust Advisor shall not resign from the obligations and duties hereby imposed on it unless it determines that the Trust Advisor’s duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.  Any such determination permitting the resignation of the Trust Advisor shall be evidenced by an opinion of counsel to such effect delivered to the Master Servicer, the Certificate Administrator, the Depositor and the Trustee.

(b)           The Trust Advisor (at its cost and expense and not at the expense of the Trust) will have the right to resign from its obligations and duties under this Agreement and recommend the replacement of the Trust Advisor (which shall be an Eligible Trust Advisor), provided that the Trust Advisor shall (i) pay, or reimburse the Certificate Administrator or the Trust, as applicable, for, all of the reasonable costs and expenses to be incurred by the Trust Advisor, the Certificate Administrator and/or the Trust, as applicable, in connection with obtaining the vote to replace the Trust Advisor (and such fees and expenses will not constitute Additional Trust Expenses), (ii) pay any amounts in the nature of Trust Advisor Fees, costs or expenses, to the extent such amounts are in excess of the amounts being paid to the Trust Advisor prior to its resignation, necessary to obtain or payable to a replacement Trust Advisor, (iii) except in the case of a recommended replacement that is an Eligible Trust Advisor (in which event no consent shall be required), obtain the consent (which shall be obtained prior to any solicitation of votes described below) of the Controlling Class Representative during any Subordinate Control Period and any Collective Consultation Period, which consent shall be deemed to have been granted if no objection is made within thirty (30) days following the Controlling Class Representative’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn and (iv) except in the case of a recommended replacement that is an Eligible Trust Advisor (in which event no vote seeking consent shall be conducted), obtain the requisite vote of Certificateholders as provided below.  In such event, the Trust Advisor shall deliver to the Certificate Administrator, with a copy to the Trustee, the 17g-5 Information Provider and the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement Trust Advisor, which recommendation shall include a ballot that identifies the proposed replacement and that allows the Holders of Principal Balance Certificates to approve or object to such recommendation and, further, shall clearly and conspicuously include on the face thereof the following legend (in all capital letters and at least 14 point font): “FAILURE TO AFFIRMATIVELY OBJECT TO THIS RECOMMENDATION WITHIN 180 DAYS OF THE DATE HEREOF SHALL BE DEEMED AN AFFIRMATIVE CONSENT TO REPLACE THE EXISTING TRUST ADVISOR WITH THE RECOMMENDED SUCCESSOR TRUST ADVISOR IDENTIFIED IN THIS RECOMMENDATION”.  The Certificate Administrator shall post such written recommendation on the Certificate Administrator’s Website.  The Trust Advisor’s recommendation of a successor Trust Advisor must be confirmed by an affirmative vote of Holders of Principal Balance Certificates evidencing at least 66-2/3% of the aggregate Voting Rights of all Principal Balance Certificates; provided that if any Holder of Principal Balance Certificates does not affirmatively object within 180 days of the date on which such written recommendation was posted on the Certificate Administrator’s Website, then such Holder shall be deemed to have consented to the replacement of the existing Trust Advisor with the recommended successor Trust Advisor.  If so confirmed, the Trustee shall terminate all of the rights and obligations of the then existing Trust Advisor under this Agreement and appoint the successor Trust Advisor approved or deemed approved by the Certificateholders (provided that such successor trust advisor is an Eligible Trust Advisor).  The terminated Trust Advisor’s rights to indemnification, payment of outstanding fees, reimbursement of expenses and other rights set forth in this Agreement shall survive its termination or resignation.

(c)           No resignation pursuant to this Section 10.8 shall become effective until a successor Trust Advisor appointed as provided in Section 10.12(d) shall have assumed the Trust Advisor’s responsibilities and obligations under this Agreement.

Section 10.9     Assignment or Delegation of Duties by Trust Advisor.  Except as provided in Section 10.7, the Trust Advisor may not assign or delegate its rights and duties under this Agreement.

Section 10.10     Limitation on Liability of the Trust Advisor and Others.

(a)           Neither the Trust Advisor nor any of the Affiliates, directors, officers, employees, members, managers or agents of the Trust Advisor shall be under any liability to any other party to this Agreement, the Holders of the Certificates, the Underwriters, the Initial Purchasers, the holder of any B Note or the holder of any Serviced Companion Loan for any action taken or for refraining from the taking of any action in good faith and using reasonable business judgment; provided that this provision shall not protect the Trust Advisor or any such person against any breach of a representation or warranty contained herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in its performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder.  The Trust Advisor and any Affiliate, director, officer, employee, member, manager or agent of the Trust Advisor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (including, without limitation, the information and reports delivered by or at the direction of the Master Servicer or any Affiliate, director, officer, employee, member, manager or agent of the Master Servicer) respecting any matters arising hereunder.  The Trust Advisor shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties under this Agreement.

(b)           In addition, the Trust Advisor shall have no liability with respect to, and shall be entitled to conclusively rely on as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Trust Advisor and conforming to the requirements of this Agreement.  Neither the Trust Advisor, nor any Affiliate, director, officer, employee, member, manager or agent, shall be personally liable for any error of judgment made in good faith by any officer, unless it shall be proved that the Trust Advisor or such officer was negligent in ascertaining the pertinent facts.  Neither the Trust Advisor, nor any Affiliate, director, officer, employee, member, manager or agent, shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement.  The Trust Advisor shall be entitled to rely on reports and information supplied to it by the Master Servicer, the Special Servicer and the related Mortgagors and shall have no duty to investigate or confirm the accuracy of any such report or information.

(c)           The Trust Advisor shall not be obligated to incur any liabilities, costs, charges, fees or other expenses which relate to or arise from any breach of any representation, warranty or covenant made by any other party to this Agreement in this Agreement.  The Trust shall indemnify and hold harmless the Trust Advisor from any and all claims, liabilities, costs, charges, fees or other expenses which relate to or arise from any such breach of representation, warranty or covenant to the extent such amounts are not recoverable from the party committing such breach.

(d)           Except as otherwise specifically provided herein:

(i)           the Trust Advisor may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)          the Trust Advisor may consult with counsel, and any written advice or opinion of counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel; and

(iii)         the Trust Advisor, in preparing any reports hereunder, may rely, and shall be protected in acting or refraining from acting upon any information (financial or other), statement, certificate, document, agreement, covenant, notice, request or other paper reasonably believed or in good faith believed by it to be genuine.

(e)           The Trust Advisor and any Affiliate, director, officer, employee, member, manager or agent of the Trust Advisor shall be indemnified by the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Trustee and the Certificate Administrator, as the case may be, and held harmless against any loss, liability or expense including reasonable attorneys’ fees incurred in connection with any legal action relating to the Depositor’s, the Master Servicer’s, the Special Servicer’s, the Custodian’s, the Trustee’s or the Certificate Administrator’s, as the case may be, respective willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or by reason of negligent disregard by such Person of its respective duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Trust Advisor’s duties hereunder or by reason of negligent disregard of the Trust Advisor’s obligations and duties hereunder.  The Trust Advisor shall promptly notify the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Trustee and the Certificate Administrator, if a claim is made by a third party entitling the Trust Advisor to indemnification hereunder, whereupon the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Trustee or the Certificate Administrator, in each case, to the extent the claim was made in connection with its willful misfeasance, bad faith or negligence, shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trust Advisor).  Any failure to so notify the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Trustee or the Certificate Administrator shall not affect any rights the Trust Advisor may have to indemnification hereunder or otherwise, unless the interest of the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Trustee or the Certificate Administrator is materially prejudiced thereby.  The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Trust Advisor hereunder.  Any payment hereunder made by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be, pursuant to this paragraph to the Trust Advisor shall be paid from the Depositor’s, the Master Servicer’s, the Special Servicer’s, the Trustee’s, the Certificate Administrator’s or the Custodian’s, as the case may be, own funds, without reimbursement from the Trust therefor, except achieved through subrogation as provided in this Agreement.  Any expenses incurred or indemnification payments made by the Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer or the Depositor shall be reimbursed by the party so paid or at the direction of which a payment was made, if a court of competent jurisdiction makes a final judgment that (x) the conduct of the Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer or the Depositor, as the case may be, was not culpable or (y) such indemnifying party was found to not have acted with willful misfeasance, bad faith or negligence.

Section 10.11     Indemnification; Third-Party Claims.

(a)           The Trust Advisor and any Affiliate, director, officer, employee, member, manager or agent of the Trust Advisor shall be indemnified and held harmless by the Trust, out of the proceeds of the Mortgage Loans (subject to Section 6.11) against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to this Agreement, other than any loss, liability or expense (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of this Agreement; (ii) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any breach on the part of that party of a representation or warranty made in this Agreement; or (iii) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any willful misfeasance, bad faith or negligence on the part of that party in the performance of its obligations or duties under this Agreement or negligent disregard of such obligations or duties.  The Trust shall pay, from amounts on deposit in the Collection Account pursuant to Section 5.2, all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Trust Advisor. Any expenses incurred or indemnification payments made by the Trust shall be reimbursed by the Trust Advisor, if a court of competent jurisdiction makes a final, non-appealable judgment that the Trust Advisor was found to have acted with willful misfeasance, bad faith or negligence.

(b)           The Trust Advisor agrees to indemnify the Trust and each other party to this Agreement and any of their respective directors, officers, employees or agents or Controlling Persons, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Trust or any such party may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder by the Trust Advisor.  The Trustee, the Depositor, the Certificate Administrator, the Custodian, the Special Servicer or the Master Servicer shall immediately notify the Trust Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust or the Trustee, the Depositor, the Certificate Administrator, the Custodian, the Special Servicer or the Master Servicer, as the case may be, to indemnification hereunder, whereupon the Trust Advisor shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the Depositor, the Certificate Administrator, the Custodian, the Special Servicer or the Master Servicer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Trust Advisor shall not affect any rights the Trust or the Trustee, the Depositor, the Certificate Administrator, the Custodian, the Special Servicer or the Master Servicer may have to indemnification under this Agreement or otherwise, unless the Trust Advisor’s defense of such claim is materially prejudiced thereby.  The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Trust Advisor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee.  The Trust Advisor shall not be entitled to reimbursement from the Trust for any payment made by the Trust Advisor pursuant to this paragraph.  Any expenses incurred or indemnification payments made by the Trust Advisor shall be reimbursed by the party so paid or at the direction of which a payment was made, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of the Trust Advisor was not culpable or such indemnifying party was found to not have acted with willful misfeasance, bad faith or negligence.

Section 10.12     Termination of the Trust Advisor.

(a)           A “Trust Advisor Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)           any failure by the Trust Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure or breach shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure or breach shall have been given to the Trust Advisor by the Trustee or the Certificate Administrator or to the Trust Advisor and the Certificate Administrator by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided that with respect to any such failure or breach which is not curable within such 30-day period, the Trust Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure or breach with the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)          any failure by the Trust Advisor to perform in accordance with the Trust Advisor Standard which failure shall continue unremedied for a period of thirty (30) days;

(iii)         any failure by the Trust Advisor to be an Eligible Trust Advisor, which failure shall continue unremedied for a period of thirty (30) days;

(iv)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Trust Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)          the Trust Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Trust Advisor or of or relating to all or substantially all of its property;

(vi)         the Trust Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vii)        if, and for so long as the Trust or a trust created pursuant to an Other Companion Loan Pooling and Servicing Agreement is subject to the reporting requirements of the Exchange Act, the Trust Advisor shall fail to deliver any Regulation AB and any Exchange Act reporting items required to be delivered by it under Article XIII of this Agreement at the times required under such Article.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Trust Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If a Trust Advisor Termination Event shall occur, then, and in each and every such case, so long as such Trust Advisor Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of all the Certificates, the Trustee shall, terminate all of the rights and obligations of the Trust Advisor under this Agreement, other than rights and obligations accrued prior to such termination, by notice in writing to the Trust Advisor.  Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Trust Advisor Termination Event of which the Depositor becomes aware.

(b)           Upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of all the Certificates requesting a vote to terminate the existing Trust Advisor and to replace the existing Trust Advisor with a proposed successor Trust Advisor that is an Eligible Trust Advisor, (ii) payment by such Holders to the Trust, the Certificate Administrator and the Trust Advisor, as applicable, of the reasonable fees and expenses to be incurred by the Trust, the Certificate Administrator and the Trust Advisor, as applicable, in connection with such vote (which fees and expenses will not constitute Additional Trust Expenses) and (iii) obtaining the consent (which shall be obtained prior to any solicitation of votes below) of the Controlling Class Representative during any Subordinate Control Period and any Collective Consultation Period (such consent not to be unreasonably withheld, and such consent shall be deemed to have been granted if no objection is made within ten (10) Business Days following the Controlling Class Representative’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn, the Certificate Administrator shall promptly provide written notice of the requested vote described in clause (i) of the prior sentence to all Certificateholders by (i) posting such notice on its internet website and including in the next Distribution Date Statement a statement that such request was received, and (ii) mail at their addresses appearing in the Certificate Register.  Upon the written direction of Holders of Certificates evidencing more than 75% of all the Voting Rights of the Certificates, the Trustee shall terminate all of the rights (other than the right to receive accrued and unpaid fees and expense reimbursements and the right to indemnification hereunder) and obligations of the Trust Advisor under this Agreement by notice in writing to the Trust Advisor; provided that if that written direction is not provided within 180 days of the initial request for a vote to terminate and replace the Trust Advisor, then that written direction will have no force and effect.  In addition, the Holders of Certificates evidencing more than 75% of all the Voting Rights of the Certificates may direct the Trustee not to replace the terminated Trust Advisor); provided that if at any time there is no Trust Advisor acting in such capacity, the provisions of this Agreement relating to the rights (other than the right to receive accrued and unpaid fees and expense reimbursements and the right to indemnification hereunder) and obligations of the Trust Advisor will have no force and effect; and provided, further, that, if the Holders of at least 25% of the Voting Rights of the Certificates subsequently request a vote to reinstate the role of Trust

Advisor and appoint a new Trust Advisor under this Agreement, and the Holders of at least 75% of the Voting Rights of the Certificates vote in favor of such reinstatement and appointment, then a new Trust Advisor will be appointed and references to Trust Advisor in this Agreement will again be applicable.  The provisions set forth in the foregoing sentences of this Section 10.12(b) shall be binding upon and inure solely to the benefit of the Certificateholders and the Trustee as between each other.  The Trust Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions; provided that this sentence shall not affect the Trust Advisor’s right to receive accrued and unpaid fees and expense reimbursements and the right to indemnification hereunder.  As between the Trust Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Trust Advisor.

(c)           If there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then the Holders of Certificates representing greater than 50% of the junior-most Class of Control Eligible Certificates outstanding may elect to terminate the Trust Advisor without payment of any termination fee.  Upon its receipt of notice from such Holders of their election to so terminate the Trust Advisor, the Trustee shall terminate all of the rights and obligations of the Trust Advisor under this Agreement by notice in writing to the Trust Advisor.  If the Trust Advisor is terminated pursuant to this Section 10.12(c), then no replacement Trust Advisor will be appointed.

(d)           On or after the receipt by the Trust Advisor of written notice of termination pursuant to Section 10.12(a), Section 10.12(b) or Section 10.12(c), or the effectiveness of any resignation by the Trust Advisor pursuant to Section 10.8, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Trust Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination.  As soon as practicable, but in no event later than fifteen (15) Business Days (or such longer period of time as may be reasonably necessary to find a willing successor trust advisor if no willing successor trust advisor can be identified in such fifteen (15) Business Day period) after (1) the Trust Advisor resigns pursuant to Section 10.8 or (2) the Trustee delivers such written notice of termination to the Trust Advisor pursuant to Section 10.12(a) or Section 10.12(b), the Trustee shall appoint a successor Trust Advisor (to the extent a willing successor trust advisor can be identified) that is an Eligible Trust Advisor (which successor Trust Advisor may be an Affiliate of the Trustee) and shall be the recommended or proposed Trust Advisor in the case of a resignation pursuant to Section 10.8(b) or a termination pursuant to Section 10.12(b).  During any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative shall have the right to consent, such consent not to be unreasonably withheld, to any replacement Trust Advisor (except that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Controlling Class Representative’s receipt of the request for consent and, if granted, such consent cannot thereafter be revoked or withdrawn).  If the Trustee is the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Trust Advisor.  If the termination of the Trust Advisor is pursuant to Section 10.12(b), and if the Holders of Certificates representing more than 75% of the aggregate Voting Rights of the Certificates so direct, then the Trustee shall not replace the terminated Trust Advisor (subject to the provisos to the third (3rd) sentence of Section 10.12(b)).  Except as contemplated by Section 10.12(b), and except for any consent rights of the Controlling Class Representative expressly set forth in this Article X, the appointment of the Trust Advisor shall not be subject to the vote, consent or approval of the Holder of any Class of Certificates.  The Trust Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Seller or an Affiliate of any of them.  If any of such entities becomes the Trust Advisor, including by means of an affiliation arising after the date hereof, the Trust Advisor shall immediately resign, and the Trustee shall appoint a successor Trust Advisor subject to and in accordance with this Section 10.12(d).

Upon any resignation or termination of the Trust Advisor and, if applicable, appointment of a successor Trust Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall promptly post such notice to the Certificateholder’s Website pursuant to Section 5.4), the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 5.7), the Depositor, the Certificateholders and, during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative.  If the Trust Advisor resigns or is terminated for any reason, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all fees, expenses and indemnities accrued and owing to it under this Agreement which shall be payable in accordance with the priorities and subject to the limitations set forth herein including, without limitation, Section 6.11).

Section 10.13     Rights of the Holders of a B Note and Serviced Companion Loan.  With respect to each A/B Whole Loan (if any) and Loan Pair (if any), the holder of the B Note and the holder of the Serviced Companion Loan shall have such consent rights or consultation rights, if any, during the specified time periods, as are set forth in the related Intercreditor Agreement.

Notwithstanding the foregoing, if the Master Servicer or Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interest of the Certificateholders and the holder of any related B Note or Serviced Companion Loan (as a collective whole), then the Master Servicer or Special Servicer, as applicable may take any such action without waiting for the response of the holder of the B Note or holder of the Serviced Companion Loan provided for in the related Intercreditor Agreement.

In addition, with respect to any A/B Whole Loan or Loan Pair, to the extent provided for in the related Intercreditor Agreement, the holder of the B Note or holder of the Serviced Companion Loan may direct the Master Servicer or Special Servicer, as applicable, to take, or to refrain from taking, such actions as the holder of the B Note or holder of the Serviced Companion Loan may deem advisable or as to which provision is otherwise made herein.  Upon reasonable request, to the extent provided for in the related Intercreditor Agreement, the Master Servicer or Special Servicer, as applicable, shall, with respect to any A/B Whole Loan or Loan Pair, provide the holder of the B Note or holder of the Serviced Companion Loan with any information in the Master Servicer’s or Special Servicer’s, as applicable, possession with respect to such matters, including its reasons for determining to take a proposed action.

If the holder of the B Note or holder of the Serviced Companion Loan shall direct the Master Servicer or the Special Servicer to take any action (other than those provided for in the related Intercreditor Agreement or in this Agreement), the Master Servicer or the Special Servicer shall be entitled to receive reimbursement from collections on and other proceeds of the B Note or Serviced Companion Loan for (i) its reasonable out-of-pocket expenses incurred in taking such action and (ii) to the extent that such action constitutes an extraordinary action not in the ordinary course of administering and servicing such mortgage loan, other reasonable costs incurred by the Master Servicer or the Special Servicer in taking such action. The Master Servicer or the Special Servicer shall notify the holder of the B Note or holder of the Serviced Companion Loan, prior to taking the related action, if the Master Servicer or the Special Servicer anticipates that it will seek reimbursement therefor under the preceding sentence, and of the estimated amount of such reimbursement, and shall further notify the holder of the B Note or holder of the Serviced Companion Loan if it intends to obtain actual reimbursement in excess of the estimated amount.

Notwithstanding anything herein to the contrary, no advice, direction or objection from the holder of the B Note or holder of the Serviced Companion Loan, as contemplated by this Agreement, may (and the Master Servicer and Special Servicer, as applicable, shall ignore and act without regard to any such advice, direction or objection that the Master Servicer or Special Servicer, as applicable, has determined, in accordance with the Servicing Standard, will) (i) require or cause the Master Servicer or the Special Servicer to violate applicable law, the terms of any Mortgage Loan, any provision of this Agreement or the REMIC Provisions, including the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard, (ii) result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust, (iii) expose the Trust, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, or any of their respective Affiliates, officers, directors, employees or agents, to any material claim, suit or liability, or (iv) materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities under this Agreement.

With respect to any B Note or Serviced Companion Loan, the Master Servicer (if the B Note or Serviced Companion Loan has not become a Specially Serviced Mortgage Loan and the related Mortgaged Property has not become an REO Property) or the Special Servicer (if the B Note or Serviced Companion Loan has become a Specially Serviced Mortgage Loan or the related Mortgaged Property has become an REO Property) shall prepare and make available (or to the extent required pursuant to the terms of the related Intercreditor Agreement, deliver) to the holder of such B Note or Serviced Companion Loan, the related Loan-Specific Directing Holder and the related Non-Directing Holder (or its designee or representative) all notices, reports, statements and communications to be delivered by the holder of the related Mortgage Loan under the Intercreditor Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing-related duties and obligations to be performed by the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

If the holder of any Serviced Companion Loan notifies the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer of any changes in the name and contact information of the holder of such Serviced Companion Loan, the party receiving such information shall promptly notify the other such parties thereof.  The Trustee, the Certificate

Administrator, the Custodian, the Master Servicer and the Special Servicer may each conclusively rely on the information so provided to it by any other such party regarding identity and/or contact information of the holder of any Serviced Companion Loan, and none of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer or the Special Servicer, as applicable, shall have any liability for notices or reports not sent to the correct holder of any Serviced Companion Loan or any obligation to obtain the consent of or consult with the correct holder of any Serviced Companion Loan to the extent any other such party or the holder of such Serviced Companion Loan has not provided updated or correct information regarding the holder of such Serviced Companion Loan or has not provided the most recent identity and/or contact information regarding the holder of such Serviced Companion Loan to the Trustee, the Certificate Administrator, the Custodian, the Master Servicer or the Special Servicer, as applicable.

Section 10.14     Rights of Non-Directing Holders.  With respect to each Loan Pair (as and to the extent provided for under the related Intercreditor Agreement), the Master Servicer or the Special Servicer, as applicable, shall:

(a)           consult with the related Non-Directing Holder (or its designee or representative) on a strictly non-binding basis, to the extent that such Non-Directing Holder (or its designee or representative) requests consultation with respect to any “major decision” or “major action” set forth in the related Intercreditor Agreement or the implementation of any recommended actions outlined in an Asset Status Report relating to the Loan Pair, as applicable, and to consider alternative actions recommended by such Non-Directing Holder (or its designee or representative); provided, that, subject to the related Intercreditor Agreement, if the related Non-Directing Holder fails to respond within ten (10) Business Days from the delivery to the related Non-Directing Holder (or its designee or representative) of written notice of a proposed action, together with copies of the related notice, information or report, or any other communication relating to a proposed action, the Master Servicer or Special Servicer, as applicable, shall no longer be obligated to consult with the applicable Non-Directing Holder (or its designee or representative) (unless the Master Servicer or Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall begin anew from the date of such proposal and delivery of all information relating thereto).  Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holder, the Master Servicer or the Special Servicer, as applicable, may take any “major decision” or “major action” set forth in the related Intercreditor Agreement or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Master Servicer or the Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the holder of the related Serviced Companion Loan.  Unless otherwise specified in the related Intercreditor Agreement, neither the Master Servicer nor the Special Servicer shall be obligated at any time to follow or take any alternative actions recommended by the Non-Directing Holder; and

(b)           in addition to the foregoing non-binding consultation rights, as and to the extent provided for in the related Intercreditor Agreement, the Non-Directing Holder shall have the right to annual conference calls with the Master Servicer or the Special Servicer upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special

Servicer, as applicable, in which servicing issues related to the related A/B Whole Loan or Loan Pair, as applicable, are discussed.

ARTICLE XI
PURCHASE AND TERMINATION OF THE TRUST

Section 11.1     Termination of Trust Upon Repurchase or Liquidation of All Mortgage Loans.

(a)           The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b), (iii) the termination of the Trust pursuant to Section 11.1(c) below or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) below; provided that in no event shall the Trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

If on any date the Aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a percentage of the initial Aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date equal to (i) 3.50% (if the Hotel Oceana Santa Monica Mortgage Loan, but not the Fortress Self Storage Mortgage Loan, is included in the Trust on such date), (ii) 1.50% (if the Fortress Self Storage Mortgage Loan, but not the Hotel Oceana Santa Monica Mortgage Loan, is included in the Trust on such date), (iii) 4.00% (if both the Hotel Oceana Santa Monica Mortgage Loan and the Fortress Self Storage Mortgage Loan are included in the Trust on such date), or (iv) 1.00% (if neither the Hotel Oceana Santa Monica Mortgage Loan nor the Fortress Self Storage Mortgage Loan are included in the Trust on such date), the Master Servicer shall give the Trustee, the Custodian, the Certificate Administrator and the 17g-5 Information Provider notice of such date.  The Certificate Administrator shall promptly forward such notice to the Trustee, the Custodian, the Depositor, the Holders of a majority of the most subordinate Class of REMIC III Regular Certificates or Exchangeable Certificates then outstanding (for this purpose considering each Class of the Class A-S, Class B and Class C Certificates together with the portion of the Class PST Certificates representing an interest in the EC REMIC III Regular Interest bearing the same alphabetic designation), the Special Servicer, the Master Servicer and the Holders of the Class R Certificates.  The Holders of a majority of the most subordinate Class of REMIC III Regular Certificates or Exchangeable Certificates then outstanding (for this purpose considering each Class of the Class A-S, Class B and Class C Certificates together with the portion of the Class PST Certificates representing an interest in the EC REMIC III Regular Interest bearing the same alphabetic designation), the Special Servicer, the Master Servicer and the Holder of Certificates representing a majority interest in the Class R Certificates, in such priority (and in the case of the Class R Certificateholders, a majority of the Class R

Certificateholders), may purchase, in whole only, the Mortgage Loans (in the case of any A/B Whole Loan or Loan Pair, subject to the rights of the holder of the related B Note or Serviced Companion Loan provided for in the related Intercreditor Agreement) and any other property, if any, remaining in the Trust.  If any party desires to exercise such option, it will notify the Certificate Administrator who shall notify any party with a prior right to exercise such option.  If any party that has been provided notice by the Certificate Administrator (excluding the Depositor) notifies the Certificate Administrator within ten (10) Business Days after receiving notice of the proposed purchase that it wishes to purchase the assets of the Trust, then such party (or, if more than one of such parties notifies the Certificate Administrator that it wishes to purchase the assets of the Trust, the party with the first right to purchase the assets of the Trust) may purchase the assets of the Trust in accordance with this Agreement.  Upon the Certificate Administrator’s receipt of the Termination Price set forth below, the Certificate Administrator shall promptly notify the Trustee and the Custodian in writing of its receipt thereof, and the Trustee shall thereupon direct the Custodian promptly to release or cause to be released to the Master Servicer for the benefit of the Person(s) exercising the option set forth in this Section 11.1(b) the Mortgage Files pertaining to the Mortgage Loans.  The “Termination Price” shall equal 100% of the aggregate Unpaid Principal Balances of the Mortgage Loans (other than REO Mortgage Loans and Mortgage Loans as to which a Final Recovery Determination has been made) on the day of such purchase plus accrued and unpaid interest thereon at the applicable Mortgage Rates (or Mortgage Rates less the Master Servicing Fee Rate if the Master Servicer is the purchaser), with respect to the Mortgage Loans to the Due Date for each Mortgage Loan ending in the Collection Period with respect to which such purchase occurs, plus unreimbursed Advances and interest on such unreimbursed Advances at the Advance Rate, and the fair market value of any REO Properties and other property remaining in REMIC I.  The Trustee shall consult with the Underwriters and the Initial Purchasers or their respective successors, as advisers, in order for the Trustee to determine whether the fair market value of the property constituting the Trust has been offered; provided that, if an Affiliate of any Underwriter or Initial Purchaser is exercising its right to purchase the Trust assets, the Trustee shall consult with the Special Servicer in order for the Trustee to determine whether the fair market value of the property constituting the Trust has been offered, provided that the Special Servicer is not an Affiliate of any Holder of Class R Certificates, the Master Servicer or the Trustee (the fees and expenses of such determination which shall be paid for by the buyer of the property constituting the Trust).  If the Trustee consults with any Underwriter or Initial Purchaser or their respective successors, or with the Special Servicer, in each case pursuant to the immediately preceding sentence, the Trustee shall be entitled to rely conclusively on any written confirmation given by such party as to whether the fair market value of the property constituting the Trust has been offered.  As a condition to the purchase of the Trust assets pursuant to this Section 11.1(b), the Person(s) exercising the option must deliver to the Trustee an Opinion of Counsel, which shall be at the expense of such Person(s) stating that such termination will be a “qualified liquidation” under section 860F(a)(4) of the Code.  Such purchase shall be made in accordance with Section 11.3.  Notwithstanding the foregoing, if the Trustee is required to determine whether an offer represents the fair market value of the property constituting the Trust, unless it is otherwise required to consult with any Underwriter or Initial Purchaser or their respective successors, or with the Special Servicer, in each case pursuant to this Section, the Trustee shall be permitted to designate an independent third party expert (the fees and expenses of which shall be paid for by the buyer of the property constituting the Trust) in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing commercial real estate assets similar to the property constituting the Trust, to determine whether the fair market value of the property constituting the Trust has been offered.  If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination.

(b)           [Reserved]

(c)           Following the date on which the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-5, Class A-S, Class X-A, Class B, Class PST, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by Section 11.1(a)(iv) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange.  If the Sole Certificateholder elects to exchange all of its Certificates (other than the Class R Certificates)) for all of the Mortgage Loans and the Trust Fund’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Trustee, the Trust Advisor and the Certificate Administrator hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account pursuant to Section 5.2 or that may be withdrawn from the Distribution Account pursuant to Section 5.3, but only to the extent that such amounts are not already on deposit in the Collection Account.  In addition, the Servicer shall transfer all amounts required to be transferred to the Excess Interest Sub-Account on the Master Servicer Remittance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Collection Account.  Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class R Certificates) on the final Distribution Date, the Certificate Administrator shall upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with Section 11.2.  Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the REMIC I for an amount equal to the remaining Certificate Balance of the Principal Balance Certificates, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates and REMIC I Interests.

(d)           Upon the termination of the Trust, any Class J Specific Grantor Trust Assets held by the Grantor Trust shall be distributed to the Class J Certificateholders on a pro rata basis, whether or not the respective Certificate Balances of the Class J Certificates have been reduced to zero.

(e)          Upon the sale of the A Note relating to an A/B Whole Loan by the Trust or the payment in full of such A Note, the related B Note shall no longer be subject to this Agreement and shall no longer be serviced by the Master Servicer or the Special Servicer.

(f)           If the Trust is to be terminated while any Swap Agreement is still in effect, the Certificate Administrator shall promptly notify the Swap Counterparty under such Swap Agreement in writing of the date on which the Trust is to be terminated and that the notional amount of such Swap Agreement will be reduced to zero on such date.  Based on the date of termination, such Swap Counterparty shall calculate the Swap Net Payment under such Swap Agreement, if any, as specified in Section 5.8 of this Agreement and notify the Certificate Administrator of such calculation, and the Certificate Administrator on behalf of the Trust shall remit such Swap Net Payment, if any, to such Swap Counterparty, prior to any final distributions to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement pursuant to Section 11.1 of this Agreement.  Any and all fees (including termination fees) payable to such Swap Counterparty in connection with such termination of such Swap Agreement shall be paid to such Swap Counterparty solely from amounts, if any, remaining in its Swap Corresponding Floating Rate Account after all distributions to the Holders of the Class of Swap Floating Rate Certificates for which such Swap Agreement is the Swap Corresponding Agreement are made pursuant to Section 11.1 of this Agreement.  The Certificate Administrator has no obligation to determine the reasonableness of the calculation of the Swap Net Payment under any Swap Agreement.

Section 11.2     Procedure Upon Termination of Trust.

(a)           Notice of any termination pursuant to the provisions of Section 11.1, specifying the Distribution Date upon which the final distribution shall be made, shall be given promptly by the Certificate Administrator to the Trustee, the 17g-5 Information Provider, the Holders of the Class R Certificates, the REMIC III Regular Certificates, the Exchangeable Certificates and the Swap Certificates mailed no later than ten (10) days prior to the date of such termination.  Such notice shall specify (A) the Distribution Date upon which final distribution on the Class R Certificates, the REMIC III Regular Certificates, the Exchangeable Certificates and the Swap Certificates will be made, and upon presentation and surrender of such Certificates at the office or agency of the Certificate Registrar therein specified, and (B) that the Record Date otherwise applicable to such Distribution Date is not applicable, distribution being made only upon presentation and surrender of such Certificates at the office or agency of the Certificate Registrar therein specified.  The Certificate Administrator shall give such notice to the Depositor, the Trustee and the Certificate Registrar at the time such notice is given to Holders of such Certificates.  Upon any such termination, the duties of the Certificate Registrar with respect to the Class R Certificates, the REMIC III Regular Certificates, the Exchangeable Certificates and the Swap Certificates shall terminate and the Trustee shall terminate, or request the Master Servicer and the Certificate Administrator to terminate, the Collection Account and the Distribution Account and any other account or fund maintained with respect to the Certificates, subject to the Certificate Administrator’s obligation hereunder to hold all amounts payable to the Holders of the Class R Certificates, the REMIC III Regular Certificates, the Exchangeable Certificates and the Swap Certificates in trust without interest pending such payment.

(b)           If all of the Holders do not surrender their certificates evidencing the Class R Certificates, the REMIC III Regular Certificates, the Exchangeable Certificates and the Swap Certificates for cancellation within three (3) months after the time specified in the above-mentioned written notice, then the Certificate Registrar shall give a second (2nd) written notice to the remaining Holders of such Certificates to surrender their Certificates evidencing such Certificates for cancellation and receive the final distribution with respect thereto.  If within one year after the second (2nd) notice any such Certificates shall not have been surrendered for cancellation, the Certificate Registrar may take appropriate steps to contact the remaining Holders of such Certificates concerning surrender of such Certificates, and the cost thereof shall be paid out of the amounts distributable to such Holders.  If within two (2) years after the second (2nd) notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall, subject to applicable state law relating to escheatment, hold all amounts distributable to such Holders for the benefit of such Holders.  No interest shall accrue on any amount held by the Trustee and not distributed to a Holder of such Certificates due to such Certificateholder’s failure to surrender its Certificate(s) for payment of the final distribution thereon in accordance with this Section.  Any money held by the Certificate Administrator pending distribution under this Section 11.2 after ninety (90) days after the adoption of a plan of complete liquidation shall be deemed for tax purposes to have been distributed from the REMIC Pools and shall be beneficially owned by the related Holder.

Section 11.3     Additional Trust Termination Requirements.

(a)           The Trust and each REMIC Pool shall be terminated in accordance with the following additional requirements, unless at the request of the Master Servicer or the Class R Certificateholders, as the case may be, the Trustee seeks, and the Certificate Administrator subsequently receives an Opinion of Counsel (at the expense of the Master Servicer or the Class R Certificateholders, as the case may be), addressed to the Depositor, the Trustee and the Certificate Administrator to the effect that the failure of the Trust to comply with the requirements of this Section 11.3 will not (i) result in the imposition of taxes on “prohibited transactions” on any REMIC Pool under the REMIC Provisions or (ii) cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(i)            Within eighty-nine (89) days prior to the time of the making of the final payment on the REMIC III Regular Certificates, the Exchangeable Certificates, the Swap Certificates and the Class R Certificates, the Master Servicer shall prepare and the Trustee (on behalf of REMIC I, REMIC II or REMIC III) shall adopt a plan of complete liquidation of each REMIC Pool, meeting the requirements of a qualified liquidation under the REMIC Provisions, which plan need not be in any special form and the date of which, in general, shall be the date of the notice specified in Section 11.2(a) and shall be specified in a statement attached to the federal income tax return of each applicable REMIC Pool;

(ii)           At or after the date of adoption of such a plan of complete liquidation and at or prior to the time of making of the final payment on the REMIC III Regular Certificates, the Exchangeable Certificates and the Swap Certificates, the Trustee shall sell all of the assets of the Trust for cash at the Termination Price; provided that if the Holders of the Class R Certificates are purchasing the assets of the Trust or REMIC I, the amount to be paid by such Holders may be paid net of the amount to be paid to such Holders as final distributions on any Certificates held by such Holders;

(iii)          At the time of the making of the final payment on the REMIC III Regular Interests, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, (A) to the Holders of the Class R Certificates all assets of REMIC I remaining after such final payment of the REMIC I Regular Interests, (B) to the Holders of the Class R Certificates all assets of REMIC II remaining after such final payment of the REMIC II Regular Interests and (C) to the Holders of the Class R Certificates all remaining assets of REMIC III (in each case other than cash retained to meet claims); and upon making of the final payment to all Class R Certificates of all remaining assets of each REMIC Pool, and the Trust shall terminate at that time; and

(iv)          In no event may the final payment on the REMIC I Regular Interests, REMIC II Regular Interests or REMIC III Regular Interests, or the final distribution or credit to the Holders of the Class R Certificates, respectively, be made after the 89th day from the date on which the plan of complete liquidation is adopted.

(b)           By their acceptance of the Class R Certificates, the Holders thereof hereby (i) authorize the Trustee to take such action as may be necessary to adopt a plan of complete liquidation of each REMIC Pool, and (ii) agree to take such other action as may be necessary to adopt a plan of complete liquidation of the Trust upon the written request of the Depositor, which authorization shall be binding upon all successor Class R Certificateholders.

ARTICLE XII
REMIC AND GRANTOR TRUST ADMINISTRATION

The provisions of this Article XII shall apply to each REMIC Pool and the Grantor Trust, as applicable.

Section 12.1     REMIC Administration.

(a)           An election will be made by the Certificate Administrator on behalf of the Trustee to treat the segregated pool of assets consisting of the Mortgage Loans (other than Excess Interest payable thereon), such amounts with respect thereto as shall from time to time be held in the Collection Account, the Reserve Accounts and the Distribution Account (exclusive of the Excess Interest Sub-account), the Insurance Policies and any related amounts in the REO Account and, to the extent of the Trust’s interest therein, any related REO Properties as a REMIC under the Code (such REMIC being herein designated as “REMIC I”), other than any portion of the foregoing amounts allocable to a B Note or Serviced Companion Loan.  Such elections will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC I Interests are issued.  For purposes of such election, the REMIC I Regular Interests shall be designated as the “regular interests” in REMIC I, and the REMIC I Residual Interest (which shall be evidenced by the Class R Certificates) shall be designated as the sole class of “residual interests” in REMIC I.

An election will be made by the Certificate Administrator to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC under the Code (such REMIC being herein designated as “REMIC II”).  Such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC II Interests are issued.  For the purposes of such election, the REMIC II Regular Interests shall be designated as the “regular interests” in REMIC II, and the REMIC II Residual Interest (which shall be evidenced by the Class R Certificates) shall be designated as the sole class of “residual interests” in REMIC II.

An election will be made by the Certificate Administrator to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC under the Code (such REMIC being herein designated as “REMIC III”).  Such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC III Interests are issued.  For purposes of such election, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class D, Class E, Class F, Class G and Class H Certificates, the EC REMIC III Regular Interests, the Swap REMIC III Regular Interests, the Class J REMIC III Regular Interest and the Class X REMIC III Regular Interests shall be designated as the “regular interests” in REMIC III, and the REMIC III Residual Interest (which shall be evidenced by the Class R Certificates) shall be designated as the sole class of “residual interests” in REMIC III.

The Trustee and the Certificate Administrator shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any of the REMIC Pools other than the REMIC I Interests, the REMIC II Interests and the REMIC III Interests.

(b)           The Closing Date is hereby designated as the “Startup Day” of each REMIC Pool within the meaning of Section 860G(a)(9) of the Code.

(c)           The Certificate Administrator shall pay all routine tax related expenses (not including any taxes, however denominated, including any additions to tax, penalties and interest) of each REMIC Pool, excluding any professional fees or extraordinary expenses related to audits or any administrative or judicial proceedings with respect to each REMIC Pool that involve the Internal Revenue Service or state tax authorities.

(d)           The Certificate Administrator shall cause to be prepared, signed, and timely filed with the Internal Revenue Service, on behalf of each REMIC Pool, an application for a taxpayer identification number for such REMIC Pool on Internal Revenue Service Form SS-4.  The Certificate Administrator, upon receipt from the Internal Revenue Service of the Notice of Taxpayer Identification Number Assigned, shall promptly forward a copy of such notice to the Depositor and the Master Servicer.  The Certificate Administrator shall prepare and file Form 8811 on behalf of each REMIC Pool and shall designate an appropriate Person to respond to inquiries by or on behalf of Certificateholders for original issue discount and related information in accordance with applicable provisions of the Code.

(e)           The Certificate Administrator shall prepare and file, or cause to be prepared and filed, all of each REMIC Pool’s federal and state income or franchise tax and information returns as such REMIC Pool’s direct representative, and the Certificate

Administrator (or, if necessary, the Trustee) shall sign such returns; the expenses of preparing and filing such returns shall be borne by the Certificate Administrator, except that if additional state tax returns are required to be filed in more than three (3) states, the Certificate Administrator shall be entitled, with respect to any such additional filings, to (i) be paid a reasonable fee and (ii) receive its reasonable costs and expenses, both as amounts reimbursable pursuant to Section 5.2(a)(I)(vi) hereof.  Each of the Depositor, the Master Servicer and the Special Servicer shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to the Trust or any REMIC Pool as is in its possession, which the Depositor, the Master Servicer or the Special Servicer, as the case may be, has received or prepared by virtue of its role as Depositor, Master Servicer or the Special Servicer, as the case may be, hereunder and reasonably requested by the Certificate Administrator to enable it to perform its obligations under this subsection, and the Certificate Administrator shall be entitled to conclusively rely on such information in the performance of its obligations hereunder.  The Depositor shall indemnify the Trust, the Trustee and the Certificate Administrator for any liability or assessment against any of them or cost or expense (including attorneys’ fees) incurred by them resulting from any error in any of such tax or information returns resulting from errors in the information provided by the Depositor or caused by the negligence, willful misconduct or bad faith of the Depositor in providing any information for which the Depositor is responsible for preparing.  The Master Servicer and the Special Servicer shall indemnify the Trustee, the Certificate Administrator and the Depositor for any liability or assessment against the Trustee, the Depositor, the Certificate Administrator or any REMIC Pool and any expenses incurred in connection with such liability or assessment (including attorneys’ fees) resulting from any error in any of such tax or information returns resulting from errors in the information provided by the Master Servicer or the Special Servicer, as the case may be, or caused by the negligence, willful misconduct or bad faith of the Master Servicer or the Special Servicer, as the case may be.  The Certificate Administrator shall indemnify the Master Servicer, the Depositor or any REMIC Pool for any expense incurred by the Master Servicer, the Depositor and any REMIC Pool resulting from any error in any of such tax or information returns resulting from errors in the preparation of such returns caused by the negligence, willful misconduct or bad faith of the Certificate Administrator.  Each indemnified party shall immediately notify the indemnifying party or parties of the existence of a claim for indemnification under this Section 12.1(e), and provide the indemnifying party or parties, at the expense of such indemnifying party or parties, an opportunity to contest the tax or assessment or expense giving rise to such claim, provided that the failure to give such notification shall not affect the indemnification rights in favor of any REMIC Pool under this Section 12.1(e).  Any such indemnification shall survive the resignation or termination of the Master Servicer, the Certificate Administrator or the Special Servicer, or the termination of this Agreement.

(f)           The Certificate Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, the REMIC Provisions, or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority.  Among its other duties, the Certificate Administrator shall provide (i) to the Internal Revenue Service or other Persons (including, but not limited to, the Transferor of a Class R Certificate, a Disqualified Organization or an agent that has acquired such Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R

Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions.

(g)          The Certificate Administrator shall forward to the Depositor copies of quarterly and annual REMIC tax returns and Internal Revenue Service Form 1099 information returns and such other information within the control of the Certificate Administrator as the Depositor may reasonably request in writing.  Moreover, the Certificate Administrator shall forward to each Certificateholder such forms and furnish such information within its control as are required by the Code to be furnished to them, shall prepare and file with the appropriate state authorities as may to the actual knowledge of a Responsible Officer of the Certificate Administrator be required by applicable law and shall prepare and disseminate to Certificateholders Internal Revenue Service Forms 1099 (or otherwise furnish information within the control of the Certificate Administrator) to the extent required by applicable law.  The Certificate Administrator will make available to any Certificateholder any tax related information required to be made available to Certificateholders pursuant to the Code and any regulations thereunder.

(h)          The Holder of more than 50% of the Percentage Interests in the Class R Certificates (or of the greatest percentage of the Class R Certificates if no Holder holds more than 50% thereof) shall be the Tax Matters Person for each of REMIC I, REMIC II and REMIC III.  The duties of the Tax Matters Person for each of the REMIC Pools are hereby delegated to the Certificate Administrator, and each Class R Certificateholder, by acceptance of its Class R Certificate, agrees, on behalf of itself and all successor holders of such Class R Certificate, to such delegation to the Certificate Administrator as their agent and attorney in fact.  If the Code or applicable regulations prohibits the Certificate Administrator (or, if necessary, the Trustee) from signing any applicable Internal Revenue Service, court or other administrative documents or from acting as Tax Matters Person (as an agent or otherwise), the Certificate Administrator shall take whatever action is necessary for the signing of such documents and designation of a Tax Matters Person, including the designation of the Holder of more than 50% of the Percentage Interests in the Class R Certificates (or of the greatest percentage of the Class R Certificates if no Holder holds more than 50% thereof).  The Certificate Administrator shall not be required to expend or risk its own funds or otherwise incur any other financial liability in the performance of its duties hereunder or in the exercise of any of its rights or powers (except to the extent of the ordinary expenses of performing its duties under this Agreement), if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(i)           The Trustee, the Certificate Administrator, the Custodian, the Holders of the Class R Certificates, the Master Servicer and the Special Servicer shall each exercise reasonable care, to the extent within its control, and with respect to each of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer, within the scope of its express duties, and shall each act in accordance with this Agreement and the REMIC Provisions in order to create and maintain the status of each REMIC Pool as a REMIC for so long as any REMIC III Regular Certificates, EC REMIC III Regular Interest or Swap REMIC III Regular Interest are outstanding and the Grantor Trust as a grantor trust for so long as any Class J Certificates, Exchangeable Certificates or Swap Certificates are outstanding.

(j)           The Trustee, the Certificate Administrator, the Custodian, the Master Servicer, the Special Servicer and the Holders of Class R Certificates shall not take any action or fail to take any action or cause any REMIC Pool to take any action or fail to take any action if any of such Persons knows or could, upon the exercise of reasonable diligence, know, that, under the REMIC Provisions such action or failure, as the case may be, could (i) endanger the status of any REMIC Pool as a REMIC (ii) result in the imposition of a tax upon any REMIC Pool (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2)) or (iii) endanger the status of the Grantor Trust as a grantor trust unless the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such a tax.  Any action required under this Section which would result in an unusual or unexpected expense shall be undertaken at the expense of the party requiring the Trustee, the Certificate Administrator, the Custodian or the Holders of the Class R Certificates to undertake such action.

(k)          If any tax is imposed on any REMIC Pool, including, without limitation, “prohibited transactions” taxes as defined in Section 860F(a)(2) of the Code, any tax on “net income from foreclosure property” as defined in Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 9.14(e)), then such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys’ fees), shall be charged to and paid by:  (i) the Certificate Administrator, if such tax arises out of or results from a breach of any of its obligations under this Agreement; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under this Agreement; (iii) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under this Agreement; and (iv) the Trust in all other instances.  Any tax permitted to be incurred by the Special Servicer pursuant to Section 9.14(e) shall be charged to and paid by the Trust from the net income generated on the related REO Property.  Any such amounts payable by the Trust in respect of taxes shall be paid by the Certificate Administrator out of amounts on deposit in the Distribution Account.

(l)           The Certificate Administrator and, to the extent that books and records are maintained by the Master Servicer or the Special Servicer in the normal course of its business, the Master Servicer and the Special Servicer shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis.  The books and records must be sufficient concerning the nature and amount of each REMIC Pool’s investments to show that such REMIC Pool has complied with the REMIC Provisions.

(m)         None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services.

(n)          In order to enable the Certificate Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Certificate Administrator within ten (10) days after the Closing Date all information or data that the Certificate

Administrator reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, prepayment assumption, issue prices and projected cash flows of the Certificates, as applicable, and the projected cash flows of the Mortgage Loans.  Thereafter, the Depositor shall provide to the Certificate Administrator or its designee, promptly upon request therefor, any such additional information or data within the Depositor’s possession or knowledge that the Certificate Administrator may, from time to time, reasonably request in order to enable the Certificate Administrator to perform its duties as set forth herein.  The Certificate Administrator is hereby directed to use any and all such information or data provided by the Depositor in the preparation of all federal and state income or franchise tax and information returns and reports for each REMIC Pool to Certificateholders as required herein.  The Depositor hereby indemnifies the Trustee, the Certificate Administrator and each REMIC Pool for any losses, liabilities, damages, claims, expenses (including attorneys’ fees) or assessments against the Trustee, the Certificate Administrator and each REMIC Pool arising from any errors or miscalculations of the Certificate Administrator pursuant to this Section that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Certificate Administrator (but not resulting from the methodology employed by the Certificate Administrator) on a timely basis and such indemnification shall survive the termination of this Agreement and the termination or resignation of the Certificate Administrator.

The Certificate Administrator agrees that all such information or data so obtained by it are to be regarded as confidential information and agrees that it shall use its reasonable best efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section 12.1(n)) or is required by law or applicable regulations to be disclosed or is disclosed (i) to independent auditors and accountants, counsel and other professional advisers of the Certificate Administrator and its parent, or (ii) in connection with its rights and obligations under this Agreement.

(o)          At all times as may be required by the Code, the Master Servicer will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each REMIC Pool as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(p)          For the purposes of Section 1.860G-1(a)(4)(iii) of the Treasury Regulations, the “latest possible maturity date” for each Class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class D, Class E, Class F, Class G and Class H Certificates, for each EC REMIC III Regular Interest, for each Swap REMIC III Regular Interest, for the Class J REMIC III Regular Interest, for each Class X REMIC III Regular Interest, for each REMIC I Regular Interest and for each REMIC II Regular Interest is the Rated Final Distribution Date.

Section 12.2     Prohibited Transactions and Activities.  None of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer or the Special Servicer shall permit the sale, disposition or substitution of any of the Mortgage Loans (except in a disposition pursuant to (i) the foreclosure or default of a Mortgage Loan, (ii) the bankruptcy or insolvency of any REMIC Pool, (iii) the termination of any REMIC Pool in a “qualified liquidation” as defined in Section 860F(a)(4) of the Code, or (iv) a repurchase or substitution contemplated by Article II hereof), nor acquire any assets for the Trust, except as contemplated by Article II hereof, nor sell or dispose of any investments in the Collection Account or Distribution Account for gain, nor accept any contributions to any REMIC Pool (other than a cash contribution during the 3-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting such action) to the effect that such disposition, acquisition, substitution, or acceptance will not (A) affect adversely the status of any REMIC Pool as a REMIC or of the regular interests therein, (B) affect the distribution of interest or principal on the Certificates, (C) result in the encumbrance of the assets transferred or assigned to any REMIC Pool (except pursuant to the provisions of this Agreement) or (D) cause any REMIC Pool to be subject to a tax on “prohibited transactions” or “prohibited contributions” or other tax pursuant to the REMIC Provisions.

Section 12.3     Modifications of Mortgage Loans.  Notwithstanding anything to the contrary in this Agreement, none of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer or the Special Servicer shall permit any modification of a Money Term of a Mortgage Loan (or of a related B Note or Serviced Companion Loan) unless (i) the Trustee, the Special Servicer, the Certificate Administrator, the Custodian and the Master Servicer have received a Nondisqualification Opinion or a ruling from the Internal Revenue Service (at the expense of the related Mortgagor, any holder of a related B Note or Serviced Companion Loan or the Trust) to the effect that such modification would not be treated as an exchange pursuant to Section 1001 of the Code (or, if it would be so treated, would not be treated as a “significant modification” for purposes of Section 1.860G-2(b) of the Treasury Regulations) or (ii) such modification meets the requirements set forth in Sections 8.18 or 9.5.

Section 12.4     Liability with Respect to Certain Taxes and Loss of REMIC Status.  If any REMIC Pool fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or tax as a result of a prohibited transaction or prohibited contribution subject to taxation under the REMIC Provisions due to the negligent performance by either the Trustee or the Certificate Administrator of its respective duties and obligations set forth herein, the Trustee or the Certificate Administrator, as the case may be, shall be liable to the REMIC Pools and the Holders of the Class R Certificates for any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting from such negligence and relating to the Class R Certificates; provided, that the Trustee or the Certificate Administrator, as applicable, shall not be liable for any such Losses attributable to the action or inaction of the Master Servicer, the Special Servicer, the Trustee (with respect to the Certificate Administrator), the Certificate Administrator (with respect to the Trustee), the Depositor or the Holders of the Class R Certificates nor for any such Losses resulting from any actions or failure to act based upon reliance on an Opinion of Counsel or from misinformation provided by the Master Servicer, the Special Servicer, the Trustee (with respect to the Certificate Administrator), the Certificate Administrator (with respect to the Trustee), the Depositor or the Holders of the Class R Certificates on which the Trustee or the Certificate Administrator, as the case may be, has relied.  The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holders of the Class R Certificates now or hereafter existing at law or in equity.  The Trustee or the Certificate Administrator shall be entitled to intervene in any litigation in connection with the foregoing and to maintain control over its defense.

Section 12.5     Grantor Trust.

(a)          The Class J Specific Grantor Trust Assets held in the Grantor Trust, consisting of the right to any Excess Interest in respect of the ARD Mortgage Loans and the Excess Interest Sub-account, shall be held by the Certificate Administrator on behalf of the Trustee for the benefit of the Holders of the Class J Grantor Trust Interest, represented by the Class J Certificates, which Class J Certificates, in the aggregate, shall evidence 100% beneficial ownership of such assets from and after the Closing Date.

(b)          The EC REMIC III Regular Interests shall be held in the Grantor Trust and have been placed in the Grantor Trust through the efforts of the Underwriters.  The EC REMIC III Regular Interests shall be held by the Certificate Administrator on behalf of the Trustee for the benefit of the Holders of the Exchangeable Certificates, which Exchangeable Certificates, in the aggregate, will evidence 100% beneficial ownership of such assets from and after the Closing Date.  At all times, the Class A-S, Class B and Class C Certificates shall represent beneficial ownership interests in the Class A-S Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest, respectively, in the Class A-S REMIC III Regular Interest, Class B REMIC III Regular Interest and Class C REMIC III Regular Interest, respectively.  At all times, the Class PST Certificates shall represent beneficial ownership interests in the Class PST Components.

(c)          The Swap Floating Rate Grantor Trust Assets and the Swap Fixed Rate Grantor Trust Assets shall be held in the Grantor Trust and have been placed in the Grantor Trust through the efforts of the Underwriters.  Such assets shall be held by the Certificate Administrator on behalf of the Trustee for the benefit of the Holders of the Swap Certificates, which Swap Certificates, in the aggregate, will evidence 100% beneficial ownership of such assets from and after the Closing Date.  At all times, the Class A-3FL Certificates shall represent ownership of the Class A-3FL Percentage Interest in the Class A-3FL REMIC III Regular Interest and the entire ownership interest in the Swap Floating Rate Account Class A-3FL and the Swap Agreement Class A-3FL.  At all times, the Class A-3FX Certificates shall represent ownership of the Class A-3FX Percentage Interest in the Class A-3FL REMIC III Regular Interest and the entire ownership interest in the Swap Fixed Rate Account Class A-3FX.

(d)          Under no circumstances may the Certificate Administrator vary the assets of the Grantor Trust so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Class J Certificates, any Class of Exchangeable Certificates or any Class of Swap Certificates.  The Certificate Administrator shall be deemed to hold and shall account for the assets of the Grantor Trust separate and apart from the assets of REMIC I, REMIC II and REMIC III created hereunder.

(e)          The parties intend that the portions of the Trust consisting of the Grantor Trust shall constitute, and that the affairs of the Trust (exclusive of the REMIC Pools) shall be conducted so as to qualify such portion as, a “grantor trust” under the Code, as an “investment trust” under Treasury Regulations Section 301.7701-4(c), and as a “domestic trust” under Treasury Regulations Section 301.7701-7, and the provisions hereof shall be interpreted consistently with this intention.  In furtherance of such intention, the Certificate Administrator shall furnish or cause to be furnished to Holders of the Class J Certificates, any Class of Exchangeable Certificates and any Class of Swap Certificates and shall file, or cause to be filed with the Internal Revenue Service, Form 1041 (or, if the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable, at the time and in the manner required by the Code, indicating their respective shares of income and deductions with respect to such grantor trust, as such amounts accrue or are received, as the case may be.

(f)           The Grantor Trust is a WHFIT that is a WHMT.

Section 12.6     Grantor Trust Reporting Requirements.

(a)          The Certificate Administrator will report as required under the WHFIT Regulations to the extent such information that is reasonably necessary to enable the Certificate Administrator to do so, and that is not already in its possession, is provided to the Certificate Administrator on a timely basis.  The Certificate Administrator is hereby directed to assume that Depository is the only “middleman” as defined by the WHFIT Regulations unless the Depositor provides the Certificate Administrator with the identities of other “middlemen” that are Certificateholders.  The Certificate Administrator shall be entitled to rely on the first (1st) sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement if the Internal Revenue Service makes a determination that the first (1st) sentence of this paragraph is incorrect.

(b)          The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method.  The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method.  The Certificate Administrator shall make available WHFIT information to Certificateholders annually.  In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(c)          The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to:  (i) the lack of reasonably necessary information that is not already in its possession being provided to the Certificate Administrator, or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator.  Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale.  Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)          To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIPs for the Certificates that represent ownership of a WHFIT.  The CUSIPs so published will represent the Rule 144A CUSIPs.  The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received.  Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP.  The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

ARTICLE XIII
EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 13.1     Intent of the Parties; Reasonableness. Except with respect to Section 13.9, Section 13.10 and Section 13.11, the parties hereto acknowledge and agree that the purpose of this Article XIII is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  Neither the Depositor nor the Certificate Administrator shall exercise its right to request delivery of information or other performance under these provisions other than in reasonable good faith, or (except with respect to Section 13.9, Section 13.10 or Section 13.11) for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder.  The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, or otherwise, and agree to comply with reasonable requests made by the Depositor or the Certificate Administrator in good faith for delivery of information under these provisions on the basis of such evolving interpretations of the requirements of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered” and do not mandate compliance).  In connection with the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 transaction, each of the parties to this Agreement shall cooperate fully with the Depositor and the Certificate Administrator, as applicable, to deliver or make available to the Depositor or the Certificate Administrator, as applicable (including any of their assignees or designees), any and all statements, reports, certifications, records and any other information in its possession and necessary in the reasonable good faith determination of the Depositor or the Certificate Administrator, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosure relating to the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor or the Certificate Administrator, as applicable, to be necessary in order to effect such compliance.  None of the Master Servicer, the Trust Advisor, the Trustee, the Custodian, any Sub-Servicer or the Special Servicer are responsible for filing any Exchange Act report with the Commission on behalf of the Trust.  Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 13.1, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or the Certificate Administrator, as applicable, to satisfy any related filing requirements.  For purposes of this Article XIII, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 13.2     Information to be Provided by the Master Servicer, the Special Servicer, the Custodian, any Primary Servicer and the Certificate Administrator.

(a)          For so long as the Trust, and with respect to any Serviced Companion Loan that is deposited into an Other Securitization, such Other Securitization, is subject to the reporting requirements of the Exchange Act, the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall (and each of the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator, as applicable, shall (a) use commercially reasonable efforts to cause each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) (i) notify the Depositor, or the depositor in the Other Securitization with respect to the related Serviced Companion Loan, in writing of (A) any litigation or governmental proceedings pending against the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator or such Sub-Servicer, as the case may be, or with respect to any of its property, that, in each such case, would be material to Certificateholders and (B) any affiliations of the type described in Item 1119 of Regulation AB or relationships of the type described in Item 1119 of Regulation AB that develop following the Closing Date between the Master Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator (or, if applicable, any Sub-Servicer) (and any other parties identified in writing by the requesting party), on the one hand, and any other such party on the other, as the case may be, as such affiliation or relationship relates to the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 transaction (or an Other Securitization, if applicable), and (ii) provide to the Depositor a description of such legal proceedings, affiliations or relationships, in each case, in a form that would enable the Depositor to satisfy its reporting obligations under Item 1117 or 1119 of Regulation AB, as applicable.

(b)          In connection with the succession to the Master Servicer, the Special Servicer, the Custodian, any Additional Servicer, any Sub-Servicer or the Trustee as servicer or trustee under this Agreement by any Person (i) into which the Master Servicer, the Special Servicer, the Custodian, any Additional Servicer, any Sub-Servicer or the Trustee, as the case may be, may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer, the Special Servicer, the Custodian, any Additional Servicer, any Sub-Servicer or the Trustee, as the case may be, the Master Servicer, the Special Servicer, the Custodian, any Additional Servicer, any Sub-Servicer or the Trustee, as the case may be, shall (and each of the Master Servicer, the Special Servicer, the Custodian or the Trustee, as applicable, shall (a) use commercially reasonable efforts to cause each Additional Servicer and each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) provide to the Depositor, at least fifteen (15) calendar days prior to the effective date of such succession or appointment, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the effective date of such succession or appointment, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the

Depositor, all information reasonably requested by the Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K as it relates to the Servicing Function with respect to any class of Certificates.

(c)          With respect to any Serviced Companion Loan that is deposited into an Other Securitization, the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall take all actions reasonably requested of it to enable such Other Securitization to comply with Regulation AB.  For the avoidance of doubt and without limiting the foregoing, the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall, if requested by the depositor for such Other Securitization, provide disclosure (in substantially the same form as the disclosure provided by it in the Prospectus Supplement, to the extent reasonably necessary to comply with Regulation AB) regarding the Master Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator, respectively, as reasonably and in good faith determined by the depositor in such Other Securitization to be required by Regulation AB for inclusion in disclosure documents with respect to such Other Securitization, together with an opinion of counsel as to the compliance of such disclosure with the requirements of Regulation AB and indemnification substantially similar to that provided in connection with the offering of the Certificates regarding damages incurred in connection with the non-compliance with the requirements of Regulation AB relating to the disclosure referred to in this sentence.

(d)          If any Person appointed as a subcontractor or agent of the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian or the Certificate Administrator (whether appointed directly by such party or by a Sub-Servicer or subcontractor or agent) would be a Servicing Function Participant, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall promptly following request provide to the Depositor and the Certificate Administrator a written description (in form and substance satisfactory to the Depositor) of the role and function of such Person, which description shall include (i) the identity of such subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in the  assessments of compliance to be provided by such subcontractor or agent.  In addition, except with respect to any Seller Sub-Servicer under a sub-servicing agreement effective as of the Closing Date, if any Sub-Servicer, or any subcontractor or agent described above, would be a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, the engagement of such Person in such capacity shall not be effective unless and until five (5) Business Days have elapsed following the delivery of notice of the proposed engagement and the related agreement to the Depositor and the Certificate Administrator.  Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 13.7 (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)          Each of the Master Servicer, the Special Servicer, the Trust Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) terminate, in accordance with the related sub-servicing agreement, any Sub-Servicer with which it has entered into such sub-servicing agreement, if such Sub-Servicer is in breach of any of its obligations under such sub-servicing agreement whose purpose is to facilitate compliance by the Depositor with the reporting requirements of the Exchange Act or with the provisions of Regulation AB and the related rules and regulations of the Commission; and (ii) cause each such sub-servicing agreement to entitle the Depositor to terminate such sub-servicing agreement upon any such breach without the consent of any other Person.  The Depositor is hereby authorized to exercise the rights described in the preceding clause (ii) in its sole discretion.

Section 13.3     Filing Obligations. The Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and each Sub-Servicer shall (and the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and each Sub-Servicer, as applicable, shall (a) use commercially reasonable efforts to cause each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act.

Section 13.4     Form 10-D Filings.

Within 15 calendar days after each Distribution Date (the “10-D Filing Deadline”) (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act and as approved by the Depositor.  The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto.  Any necessary disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the immediately succeeding paragraph, be reported by the parties set forth on Schedule XI and directed to the Depositor and the Certificate Administrator for approval by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule XI) absent such reporting, direction and approval.  The Certificate Administrator shall include in any Form 10-D filed by it, without limitation, to the extent such information is provided to the Certificate Administrator by the Depositor for inclusion therein, (i) the information required by Rule 15Ga-1(a) under the Exchange Act concerning all assets of the Trust that were subject of a demand to repurchase or replace for breach of the representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the Depositor and each Seller, if applicable, and the Commission assigned “Central Index Key” number for each such filer.  The Certificate Administrator and the Depositor shall be entitled together to determine the manner of the presentation of such information (including the dates as of which such information is presented) in accordance with applicable laws and regulations.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, within five (5) calendar days after the related Distribution Date, each Person identified on Schedule XI shall be required to provide to the Depositor and the Certificate Administrator (or, with respect to any Serviced Companion Loan that is deposited into an Other Securitization, the depositor and the trustee in such Other Securitization), to the extent known by such person, the form and substance of the corresponding Additional Form 10-D Disclosure set forth on Schedule XI, if applicable, and in a form readily convertible to an EDGAR-compatible format, or in such other form as otherwise agreed by the Depositor, the Certificate Administrator and such party.  Each Person set forth on Schedule XI hereto shall include with such Additional Form 10-D Disclosure an Additional Disclosure Notification in the form attached hereto as Schedule XIV.  The Certificate Administrator shall provide prompt notice to the Depositor (or, with respect to a Serviced Companion Loan deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) to the extent the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from such party.  The Certificate Administrator shall have no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule XI of their duties under this paragraph or proactively solicit or procure from any such parties any Additional Form 10-D Disclosure information.  Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by the 2nd calendar day after such 5th calendar day after the related Distribution Date, the Certificate Administrator shall include the form and substance of the Additional Form 10-D Disclosure on the related Form 10-D.  The Depositor will be responsible for any reasonable fees charged and out-of-pocket expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.  Any notice delivered to the Certificate Administrator pursuant to this paragraph shall be delivered by facsimile to (410) 715-2380 and by email to cts.sec.notifications@wellsfargo.com, or such other address as may hereafter be furnished by the Certificate Administrator to the other parties in writing.

On or prior to the end of business on the 11th calendar day (or, if such day is not a Business Day, the immediately preceding Business Day) after the related Distribution Date the Certificate Administrator shall prepare and deliver electronically the Form 10-D to the Depositor for review.  No later than the end of business on the 12th calendar day after the related Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to such Form 10-D.  No later than the end of business on the 13th calendar day after the related Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of its approval of such Form 10-D, and shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-D, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than the end of business on the 5th calendar day after the related Distribution Date.  The Certificate Administrator shall (a) file such Form 10-D not later than 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (b) use commercially reasonable best efforts to file such Form 10-D, if the Certificate Administrator received the signed Form 10-D after the signing deadline set forth in Section 13.14, not later than 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date; provided that if the Certificate Administrator cannot file the Form 10-D prior to the deadline set forth in the immediately preceding clause (b), the Certificate Administrator shall file such Form 10-D as soon as possible thereafter.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 13.8(b).  After filing with the Commission, the Certificate Administrator shall promptly, pursuant to Section 5.4, make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge (and each Additional Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 13.4 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 13.4.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.  Any notices or draft Form 10-D delivered to the Depositor pursuant to this Section 13.4 shall be delivered by email to cmbs_filings@morganstanley.com, or such other address as may hereafter be furnished by the Depositor to the other parties in writing.

Section 13.5     Form 10-K Filing.  On or prior to 5:30 p.m. (New York City time) on the 90th calendar day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2014, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for each Certifying Servicer, as set forth under Section 13.9, (ii)(A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as set forth under Section 13.10, and (B) if any Reporting Servicer’s report on assessment of compliance with Servicing Criteria described under Section 13.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with Servicing Criteria described under Section 13.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, (iii)(A) the registered public accounting firm attestation report for each Reporting Servicer, as set forth under Section 13.11, and (B) if any registered public accounting firm attestation report described under Section 13.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, and (iv) a Sarbanes-Oxley Certification as set forth in Section 13.6.  Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule XII and directed to the Depositor and the Certificate Administrator for approval by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule XII) absent such reporting, direction and approval.

For so long as the Trust, and, with respect to any Serviced Companion Loan, the trust in the related Other Securitization, are subject to the reporting requirements of the Exchange Act, no later than March 7th of each year subsequent to the fiscal year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2014, each Person identified on Schedule XII shall be required to provide to the Depositor (or, with respect to any Serviced Companion Loan that is deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) and the Certificate Administrator, to the extent known by such Person, the form and substance of the corresponding Additional Form 10-K Disclosure as set forth on Schedule XII, if applicable, and in a form that is readily convertible to an EDGAR-compatible form (to the extent available to such party in such format), or in such other form as otherwise agreed by the Depositor, the Certificate Administrator and such Person.  Each Person set forth on Schedule XII hereto shall include with such Additional Form 10-K Disclosure an Additional Disclosure Notification in the form attached hereto as Schedule XIV.  The Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from such party.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule XII of their duties under this paragraph or to proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.  Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by March 15th, the Certificate Administrator shall include the form and substance of the Additional Form 10-K Disclosure on the related Form 10-K.  The Depositor will be responsible for any reasonable fees charged and out-of-pocket expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.  Any notice delivered to the Certificate Administrator pursuant to this paragraph shall be delivered by facsimile to (410) 715-2380 and by email to cts.sec.notifications@wellsfargo.com, or such other address as may hereafter be furnished by the Certificate Administrator to the other parties in writing.

On or prior to the end of business on March 23rd (or, if such day is not a Business Day, the immediately preceding Business Day), the Certificate Administrator shall prepare and deliver electronically a draft copy of the Form 10-K to the Depositor for review.  No later than 5:00 p.m. (New York City time) on the 3rd Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby instructs the Certificate Administrator, with respect to each Form 10-K, to check “yes” for each item unless the Certificate Administrator has received prior written notice (which may be furnished electronically) from the Depositor that the answer should be “no” for an item which notice shall be delivered to the Certificate Administrator no later than 5:00 p.m. (New York City time) on the 15th calendar day of March in any year in which the Trust is required to file a Form 10-K.  The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 13.8(b).  After filing with the Commission, the Certificate Administrator shall, pursuant to Section 5.4, make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at the address identified in Section 14.5.  The parties to this Agreement acknowledge (and each Additional Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 13.5 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article XIII.  The Certificate Administrator shall have no liability with respect to any failure to properly prepare, arrange for execution or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.  Any notices or draft Form 10-K delivered to the Depositor pursuant to this Section 13.5 shall be delivered by email to cmbs_filings@morganstanley.com, or such other address as may hereafter be furnished by the Depositor to the other parties in writing.

If a Form 10-K is permitted to be filed notwithstanding any missing information for inclusion therein, the Certificate Administrator shall nonetheless file such Form 10-K and, if Regulation AB (or Form 10-K itself) permits the inclusion of an explanation why such information is missing, the Certificate Administrator shall include such explanation of the circumstances (such explanation to be based solely on such notice regarding the same as may have been delivered to the Certificate Administrator by the person responsible for the missing information).

Section 13.6     Sarbanes-Oxley Certification.

Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), exactly as set forth in Exhibit P-1 attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act.  Each Reporting Servicer shall provide, and each Reporting Servicer shall (a) use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans to provide, to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by noon (New York City time) on March 10th (with no grace period) of each year subsequent to the fiscal year in which the Trust is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit P-2, upon which the

Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, the “Certification Parties”) can reasonably rely.  The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust.  Such officer of the Certifying Person can be contacted at the address identified in Section 14.5.   If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification and a reliance certificate to the Certifying Person pursuant to this Section 13.6 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement (as applicable) provided pursuant to Section 13.9, (ii) annual report on assessment of compliance with Servicing Criteria provided pursuant to Section 13.10 and (iii) registered public accounting firm attestation report provided pursuant to Section 13.11 and shall include a certification that each such annual report on assessment of compliance discloses any material instances of noncompliance described to the registered public accountants of such Reporting Servicer to enable such accountants to render the attestation provided for in Section 13.11.

If any Serviced Companion Loan is deposited into a commercial mortgage securitization, and the applicable Reporting Servicer is provided with timely and complete contact information for the parties to the Other Securitization and the person signing the Other Securitization’s Sarbanes-Oxley Certification, such Reporting Servicer shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to an Other Securitization a Performance Certification (which shall address the matters contained in the Performance Certification, but solely with respect to the related Serviced Companion Loan), upon which such certifying person, the entity for which the certifying person acts as an officer, and such entity’s officers, directors and Affiliates can reasonably rely.  With respect to any Non-Serviced Mortgage Loan serviced under a Non-Serviced Mortgage Loan Pooling and Servicing Agreement, the Master Servicer shall use its commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification from the Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer, Non-Serviced Mortgage Loan Certificate Administrator, Non-Serviced Mortgage Loan Custodian and the Non-Serviced Mortgage Loan Trustee in form and substance similar to a Performance Certification or in the form specified in the Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such Sarbanes-Oxley back-up certification received by the Master Servicer.

Section 13.7     Form 8-K Filings.

Within four (4) Business Days after the occurrence of an event requiring disclosure (the “8-K Filing Deadline”) under Form 8-K (each a “Reportable Event”), the Certificate Administrator, at the direction of the Depositor, shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-

K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by any party set forth on Schedule XIII to which such Reportable Event relates and such Form 8-K Disclosure Information shall be directed to the Depositor and the Certificate Administrator for approval by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule XIII) absent such reporting, direction and approval.

As set forth on Schedule XIII hereto, for so long as the Trust, and, with respect to any Serviced Companion Loan, the trust in the related Other Securitization, are subject to the Exchange Act reporting requirements, no later than noon (New York City time) on the 2nd Business Day after the occurrence of a Reportable Event the applicable Person identified on such Schedule XIII shall be required to provide written notice to the Depositor (or with respect to any Serviced Companion Loan that is deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) and the Certificate Administrator of, to the extent known by such Person, the form and substance of the corresponding Form 8-K Disclosure Information, as set forth on Schedule XIII, if applicable, and in a form that is readily convertible to an EDGAR-compatible form (to the extent available to such party in such format), or in such other form as otherwise agreed by the Depositor, the Certificate Administrator and such Party.  Each Person set forth on Schedule XIII hereto shall include with such Form 8-K Disclosure Information an Additional Disclosure Notification in the form attached hereto as Schedule XIV.  Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by the close of business on the 2nd Business Day after such Reportable Event, the Certificate Administrator shall include the form and substance of the Form 8-K Disclosure Information on the related Form 8-K.  The Depositor will be responsible for any reasonable fees charged and out-of-pocket expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.  Any notice delivered to the Certificate Administrator pursuant to this paragraph shall be delivered by facsimile to (410) 715-2380 and by email to cts.sec.notifications@wellsfargo.com, or such other address as may hereafter be furnished by the Certificate Administrator to the other parties in writing.

No later than noon (New York City time) on the 3rd Business Day after the Reportable Event, the Certificate Administrator shall prepare the Form 8-K.  No later than the end of business on the 3rd Business Day after the Reportable Event, the Depositor (or with respect to any Serviced Companion Loan that is deposited into an Other Securitization, the depositor in such Other Securitization) shall sign the Form 8-K.  If so directed by the Depositor, the Certificate Administrator shall (a) file such Form 8-K not later than 5:30 p.m. (New York City time) on the 4th Business Day after the related Reportable Event or (b) use reasonable best efforts to file such Form 8-K, if the Certificate Administrator received the signed Form 8-K after the end of business on the 3rd Business Day after the Reportable Event, not later than 5:30 pm (New York City time) on the 4th Business Day after the related Reportable Event; provided that if the Certificate Administrator cannot file the Form 8-K prior to the deadline set forth in the immediately preceding clause (b), the Certificate Administrator shall file such Form 8-K as soon as possible thereafter.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 13.8(b).  After filing with the Commission, the Certificate Administrator will, pursuant to Section 5.4, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge (and each Additional Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 13.7 related to the timely preparation and filing of Form 8-K is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 13.7.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct; provided that the Certificate Administrator shall prepare, arrange for execution and file such Form 8-K where such information from such other party is not received on a timely basis or not provided by such other party.  Any notices or draft Form 8-K delivered to the Depositor pursuant to this Section 13.7 shall be delivered by email to cmbs_filings@morganstanley.com, or such other address as may hereafter be furnished by the Depositor to the other parties in writing.

Notwithstanding the second preceding paragraph, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian, each Sub-Servicer and each Servicing Function Participant, shall promptly notify (and the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian, each Sub-Servicer and each Servicing Function Participant shall (a) use commercially reasonable efforts to cause each Sub-Servicer and each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Sub-Servicer and each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon on the 2nd Business Day after its occurrence, of any Reportable Event of which it has actual knowledge to the extent such party is identified as a “Responsible Party” on Schedule XIII with regard to such Reportable Event.

Section 13.8     Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports.

(a)          On or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Certificate Administrator, at the direction of the Depositor, shall prepare and file any form necessary to be filed with the Commission to suspend reporting in respect of the Trust under the Exchange Act.  After the filing of any such form, the obligations of the parties to this Agreement under Sections 13.2(b), 13.4, 13.5, 13.6 and 13.7 shall be suspended for so long as neither the Trust nor, with respect to any Serviced Companion Loan, the trust in the related Other Securitization, is subject to the reporting requirements of the Exchange Act.  The Certificate Administrator shall provide each Reporting Servicer and each Seller with prompt written notice (which notice may be sent via facsimile or by email) if the Certificate Administrator files any such forms that effectuates the suspension of the Trust’s Exchange Act reporting obligations pursuant to this Section 13.8(a).

(b)          The Certificate Administrator shall promptly notify the Depositor (which notice may be sent by facsimile or by email and which shall include the identity of those Reporting Servicers who did not deliver such information) and each Reporting Servicer that failed to deliver such information required to be delivered by it under this Agreement, if all, or any portion of, any required disclosure information to be included in any Form 8-K, Form 10-D or Form 10-K required to be filed pursuant to this Agreement is not delivered to it within the delivery deadlines set forth in this Agreement (including annual compliance statements pursuant to Section 13.9, annual reports on assessment of compliance with servicing criteria pursuant to Section 13.10 and attestation reports pursuant to Section 13.11).  If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify the Depositor (which may be sent by facsimile or by email, and which notice shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) and each Reporting Servicer that failed to make such delivery.  In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall reasonably cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act, which forms shall be filed no later than one calendar day after the original due date for the related Form 10-D or Form 10-K, as applicable.  In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust.  If any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as may be required and such parties shall reasonably cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A.  Any form filed under Section 13.8(a), Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed, in the case of form filed under Section 13.8(a), Form 12b-25 or any amendment to Form 8-K or Form 10-D, by a duly authorized officer of the Depositor, and in the case of Form 10-K, by a senior officer of the Depositor in charge of securitization.  The parties to this Agreement acknowledge (and each Additional Servicer and each Servicing Function Participant shall be required to acknowledge) that the performance by the Certificate Administrator of its duties under this Section 13.8 related to the timely preparation and filing of any form filed under Section 13.8(a), a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Servicing Function Participant) performing their duties under this Section 13.8(b).  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such form filed under Section 13.8(a), Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such form filed under Section 13.8(a), Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 13.9     Annual Compliance Statements.

The Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, and, if it has made an Advance during the applicable calendar year, the Trustee (each a “Certifying Servicer”) shall (and the Master Servicer, the Special Servicer, the Certificate Administrator and the Custodian shall (a) use commercially reasonable efforts to cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) deliver electronically to the Depositor, the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 5.7), with a copy to the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), solely in the case of the Special Servicer to the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period) and, solely in the case of the Master Servicer and the Special Servicer of any A/B Whole Loan or Loan Pair, to the holder of the related B Note or Serviced Companion Loan, as applicable, on or before March 10th with respect to any Certifying Servicer or on or before March 7th, with respect to any Additional Servicer and each Sub-Servicer, or if any such day is not a Business Day, the immediately preceding Business Day (with no cure period), with respect to the Master Servicer, the Special Servicer, the Certificate Administrator or the Custodian, of each year, commencing in March 2014, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s or Additional Servicer’s, as the case may be, activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s or Additional Servicer’s, as the case may be, performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer or Additional Servicer’s, as the case may be, has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.  Each Certifying Servicer shall, and the Master Servicer, the Special Servicer, the Certificate Administrator and the Custodian shall (a) use commercially reasonable efforts to cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans to, and (b) cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans to, forward a copy of each such statement to the Rating Agencies (subject to Section 5.7) and the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period).  Promptly after receipt of each such Officer’s Certificate, the Depositor and, if applicable, the depositor under any Other Companion Loan Pooling and Servicing Agreement, shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer in the fulfillment of any of the Certifying Servicer’s obligations hereunder, or any failures by an Additional Servicer retained by such Certifying Servicer in the fulfillment of any of such Additional Servicer’s obligations under the applicable sub-servicing or primary servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Sub-Servicer shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in the case of a Certifying Servicer, or April 1, in the case of any Additional Servicer or any Sub-Servicer, in any given year so long as it has received written confirmation (which shall be provided prior to March 1st) from the Certificate Administrator that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

If any Serviced Companion Loan is deposited into an Other Securitization, each Certifying Servicer, to the extent applicable, shall provide (within the time periods provided for under the related Other Companion Loan Pooling and Servicing Agreement to permit such requesting party to comply with its reporting obligations thereunder), if requested by a party to the Other Companion Loan Pooling and Servicing Agreement, an Officer’s Certificate as set forth in this Section.  With respect to any Non-Serviced Mortgage Loan serviced under a Non-Serviced Mortgage Loan Pooling and Servicing Agreement, the Master Servicer shall use reasonable best efforts to procure an Officer’s Certificate as set forth in this Section, or in the form specified in the applicable Non-Serviced Mortgage Loan Pooling and Servicing Agreement, from the Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer, the Non-Serviced Mortgage Loan Certificate Administrator and the Non-Serviced Mortgage Loan Custodian in form and substance similar to the Officer’s Certificate described in this Section.  The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such Officer’s Certificate received by the Master Servicer.

Section 13.10     Annual Reports on Assessment of Compliance with Servicing Criteria.

By March 10th of each year, or if such day is not a Business Day, the immediately preceding Business Day (with no cure period), commencing in March 2014, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trust Advisor and, to the extent it is a Servicing Function Participant, the Trustee, each at its own expense, shall furnish electronically (and each of the preceding parties, as applicable, shall (a) use commercially reasonable efforts to cause, by March 7th, each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause, by March 7th, each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to furnish, each at its own expense), to the Depositor, the Trustee, the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 5.7), with a copy to the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and, solely in the case of the Master Servicer and the Special Servicer of any A/B Whole Loan or Loan Pair, to the holder of the related B Note or Serviced Companion Loan, as applicable, a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 13.5, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.

No later than ten (10) Business Days after the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, the Master Servicer, the Special Servicer, the Custodian and the Trustee (if applicable) shall each forward to the Certificate Administrator, the Depositor and each Seller, and the Certificate Administrator and the Depositor shall each forward to each Seller, the name and address of each Additional Servicer and each Servicing Function Participant engaged by it and (other than with respect to a notice to any Seller) what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Additional Servicer or Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Custodian, the Trustee (if applicable) and each Sub-Servicer submit their respective assessments by March 7th or March 10th, as applicable, to the Certificate Administrator, each such party shall also at such time include, in its submission to the Certificate Administrator, the assessment (and attestation pursuant to Section 13.11) of each Servicing Function Participant engaged by it.  Not later than the end of each fiscal year for which the Trust (or any other securitization trust which owns a Serviced Companion Loan or a Non-Serviced Companion Loan) is required to file a Form 10-K and upon written request, the Certificate Administrator shall provide to each Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor and, if applicable, the depositor under any Other Companion Loan Pooling and Servicing Agreement, shall have the right to review each such report and, if applicable, consult with the Master Servicer, the Custodian, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Trustee (if applicable) and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Trustee (if applicable), the Custodian or any Servicing Function Participant, respectively, and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule X and notify the Depositor of any exceptions.  None of the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee (if applicable), the Custodian or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in the case of the Master Servicer, the Special Servicer, the Trust Advisor, the Custodian or the Trustee (if applicable), or April 1 in the case of any Servicing Function Participant, in any given year so long as it has received written confirmation (which shall be provided prior to March 1st) from the Certificate Administrator that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 13.10 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing agreement or primary servicing agreement, as the case may be.  The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 13.10 by the Master Servicer, the Special Servicer, the Custodian, the Certificate Administrator, the Trust Advisor or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

If any Serviced Companion Loan is deposited into an Other Securitization, each of the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Custodian, the Certificate Administrator and the Trustee, each at its own expense, shall furnish (and each of the preceding parties, as applicable, shall (a) use commercially reasonable efforts to cause each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to furnish, each at its own expense), if requested by a party to the Other Companion Loan Pooling and Servicing Agreement, an annual report on assessment of compliance as set forth in this Section and an attestation as set forth in Section 13.11.  With respect to any Non-Serviced Mortgage Loan serviced under a Non-Serviced Mortgage Loan Pooling and Servicing Agreement, the Master Servicer shall use commercially reasonable best efforts to procure an annual report on assessment of compliance as set forth in this Section and an attestation as set forth in Section 13.11 from the Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer, the Non-Serviced Mortgage Loan Certificate Administrator, the Non-Serviced Mortgage Loan Custodian and the Non-Serviced Mortgage Loan Trustee in form and substance similar to the annual report on assessment of compliance described in this Section and the attestation described in Section 13.11 or in the form required under the Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  The Master Servicer shall promptly forward to the Certificate Administrator and the Depositor any such annual report on assessment of compliance received by the Master Servicer.

Section 13.11     Annual Independent Public Accountants’ Servicing Report.

By March 10th of each year, or if such day is not a Business Day, the immediately preceding Business Day (with no cure period), commencing in March 2014, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trust Advisor and, to the extent it is a Servicing Function Participant, the Trustee, each at its own expense, shall cause (and each of the preceding parties, as applicable, shall (a) use commercially reasonable efforts to cause, by March 7th, each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause, by March 7th, each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to cause, each at its own expense) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Trustee, the Custodian,

such Sub-Servicer or such other Servicing Function Participant, as the case may be) that is a member of the American Institute of Certified Public Accountants to furnish electronically a report to the Depositor, the Trustee, the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website pursuant to Section 5.4) and the 17g-5 Information Provider (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 5.7), with a copy to the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), solely in the case of the Special Servicer to the Trust Advisor (during any Collective Consultation Period and any Senior Consultation Period), and, solely in the case of the Master Servicer and the Special Servicer of any A/B Whole Loan or Loan Pair, to the holder of the related B Note or Serviced Companion Loan, as applicable, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria.  If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion.  Such report must be available for general use and not contain restricted use language.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Custodian or the Trustee (if applicable) (or any Sub-Servicer or Servicing Function Participant with which the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Custodian or the Trustee (if applicable) has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement)), (i) the Depositor and, if applicable, the depositor under any Other Companion Loan Pooling and Servicing Agreement, shall have the right to review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Trustee (if applicable), the Custodian, any Sub-Servicer or any such Servicing Function Participant as to the nature of any material instance of noncompliance by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Trustee, the Custodian or any such Servicing Function Participant with the Servicing Criteria applicable to such Person, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 13.10 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions.  The Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Trustee (if applicable), the Custodian or any Servicing Function Participant shall not be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in the case of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Custodian or the Trustee (if applicable), or April 1, in the case of any Servicing Function Participant, in any given year so long as it has received written confirmation from the Certificate Administrator that a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

Section 13.12     Indemnification.

Each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian and the Trust Advisor (each an “Indemnifying Party”) shall indemnify and hold harmless each Certification Party and its affiliates (and, with respect only to clauses (ii) and (iii) below, any comparable party in an Other Securitization), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each a “Certification Indemnitee”), against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of or based upon (i) an actual breach by the Indemnifying Party of such Indemnifying Party’s representations under Section 3(xiv) of the related indemnification agreement in the case of the Master Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator or under Section 3(xix) of the related indemnification agreement in the case of the Trust Advisor, each dated the Pricing Date, between the related Indemnifying Party, the Depositor, the Underwriters and the Initial Purchasers, (ii) the failure of any Indemnifying Party to perform its obligations under this Article XIII, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Seller Sub-Servicer) to perform its obligations to the Depositor (or any depositor related to any Other Securitization which owns any Serviced Companion Loan) or the Certificate Administrator (or any trustee or certificate administrator related to any Other Securitization which owns any Serviced Companion Loan) under this Article XIII by the time required after giving effect to any applicable grace period and cure period or (iv) negligence, bad faith or willful misconduct on the part of the Indemnifying Party in the performance of such obligations.  The Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Custodian and the Trustee shall (a) use commercially reasonable efforts to cause each Additional Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to indemnify and hold harmless each Certification Party (and any comparable party in an Other Securitization) from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable sub-servicing or primary servicing agreement, as applicable, or (ii) negligence, bad faith or willful misconduct on its part in the performance of such obligations thereunder.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian and the Certificate Administrator, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall (and the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor, the Custodian and the Trustee shall (a) use commercially reasonable efforts to cause each Additional Servicer or other Servicing Function Participant with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement) and (b) cause each Additional Servicer or other Servicing Function Participant with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement), to) contribute to the amount paid or payable to the

Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article XIII (or breach of its representations or obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports or otherwise comply with the requirements of this Article XIII) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.  The Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Custodian and the Trustee shall (a) use commercially reasonable efforts to cause each Additional Servicer or Servicing Function Participant with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement) and (b) cause each Additional Servicer or Servicing Function Participant with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement), to agree to the foregoing indemnification and contribution obligations.

Section 13.13     Amendments.

This Article XIII, Schedule X, Schedule XI, Schedule XII and Schedule XIII may be amended by the written consent of all of the parties hereto and, if any such amendment to Schedule X, Schedule XI, Schedule XII and Schedule XIII adds additional reporting obligations for a Seller, with the consent of the related Seller, pursuant to Section 14.3 (without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement) for purposes of complying with Regulation AB or the Trust’s Exchange Act reporting obligations.

Section 13.14     Exchange Act Report Signatures.

Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor.  The Depositor shall provide its signature to the Certificate Administrator by electronic or fax transmission (with hard copy to follow by overnight mail) no later than the end of business on the 13th calendar day following the related Distribution Date for Form 10-D, and not later than the end of business on the 3rd Business Day after the Reportable Event for Form 8-K (provided, that in each case the Certificate Administrator shall not file the related form until the Depositor has given its approval thereof).  If a Form 8-K or Form 10-D cannot be filed on time or if a previously filed Form 8-K or Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in this Article XIII.  The signing party at the Depositor can be contacted at the address identified in Section 14.5.

Section 13.15     Significant Obligors.

With respect to any Mortgaged Property that secures a Serviced Companion Loan that the Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization that includes such Serviced Companion Loan, the Master Servicer shall, after receipt of updated net operating income information, (x) promptly deliver the financial statements of such “significant obligor” to the Other Depositor and Other Trustee of such Other Securitization and (y) update the columns of the CREFC® Loan Periodic Update File related to such “significant obligor” as described in the last sentence of the first paragraph of this Section 13.15.

If the Master Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Companion Loan (or the Master Servicer shall cause a Sub-Servicer to notify such Other Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the related Mortgagor under the related Mortgage Loan documents.

The Master Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the borrower related to such “significant obligor” to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the certificate administrator and Other Depositor related to such Other Securitization.  This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Companion Loan Pooling and Servicing Agreement.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

Section 14.1     Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.2     Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 14.3     Amendment.

(a)           This Agreement may be amended from time to time by the parties hereto, without notice to or the consent of any of the Holders, (i) to cure any ambiguity, (ii) to cause the provisions herein to conform to or be consistent with or in furtherance of the statements made with respect to the Certificates, the Trust or this Agreement in the Preliminary Prospectus, the Final Prospectus or the Private Placement Memorandum, or to correct or supplement any provision herein which may be inconsistent with any other provisions herein, (iii) to amend any provision hereof to the extent necessary or desirable to maintain the status of each REMIC Pool as a REMIC (or of the Grantor Trust as a grantor trust or to facilitate the administration or reporting thereof) for the purposes of federal income tax law (or comparable provisions of state income tax law), (iv) to make any other provisions with respect to matters or questions arising under or with respect to this Agreement not inconsistent with the provisions hereof, (v) to modify, add to or eliminate the provisions of Article III relating to transfers of Class R Certificates, (vi) to amend any provision herein to the extent necessary or desirable to list the Certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators, (vii) to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the commercial mortgage-backed securities industry standard for such provisions if (w) the Depositor, the Trustee and the Master Servicer determine that that industry standard has changed, (x) such modification will not result in an Adverse REMIC Event or Adverse Grantor Trust Event, as evidenced by an Opinion of Counsel, (y) each Rating Agency shall have been provided with a Rating Agency Communication with respect to such modification and (z) during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative consents to such modification, (viii) to modify the procedures relating to Exchange Act Rule 17g-5, provided that if such modification materially increases the obligations of the Trustee, the Certificate Administrator, the Custodian, the 17g-5 Information Provider, the Trust Advisor, the Depositor, the Master Servicer or the Special Servicer, then the consent of such party shall be required; provided further, that notice of any such amendment must be provided by the Trustee to the 17g-5 Information Provider, who will post such notice to the 17g-5 Information Provider’s Website, and within two (2) Business Days following delivery to the 17g-5 Information Provider, deliver notice to the Rating Agencies, (ix) to modify, alter, amend, add to or rescind any of the provisions contained in this Agreement if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided, with respect to Rule 15Ga-1 under the Exchange Act, (x) to amend Section 1.7 or the definition of “Rating Agency Confirmation”, (xi) if a TIA Applicability Determination is made, to modify, eliminate or add to the provisions of this Agreement (and, if necessary, the Certificates) to the extent necessary to (A) effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement (and, if necessary, the Certificates) such other provisions as may be expressly required by the TIA, and (B) modify such other provisions of this Agreement (and, if necessary, the Certificates) to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A), or (xii) to make any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).  No such amendment effected pursuant to clause (i), (ii) or (iv) of the preceding sentence shall (A) adversely affect in any material respect the interests of any Certificateholder not consenting thereto without the consent of 100% of the Certificateholders (if adversely affected) or (B) adversely affect the status of any REMIC Pool as a REMIC (or of the Grantor Trust as a grantor trust) for purposes of federal income tax law (or comparable provisions of state income tax law).  Prior to entering into any amendment without the consent of Holders pursuant to this paragraph, the Trustee may require an Opinion of Counsel, addressed to the parties to this Agreement, to the effect that such amendment is permitted under this paragraph and a Nondisqualification Opinion.

(b)          Reserved.

(c)          This Agreement may also be amended from time to time by the parties with the consent of the Holders of Certificates representing not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders; provided that no such amendment may (i) directly or indirectly reduce in any manner the amount of, or delay the timing of, the distributions required to be made on any Certificate without the consent of the Holder of such Certificate, (ii) modify this Section 14.3 without the consent of 100% of the Certificateholders, (iii) eliminate or reduce the Master Servicer’s or the Trustee’s obligation to make an Advance, including without limitation, in the case of the Master Servicer, the obligation to advance on a B Note or Serviced Companion Loan, or alter the Servicing Standard except as may be necessary or desirable to comply with the REMIC Provisions, (iv) adversely affect the status of any REMIC Pool as a REMIC for federal income tax purposes (as evidenced by a Nondisqualification Opinion) without the consent of 100% of the Certificateholders (including the Class R Certificateholders), or the status of the Grantor Trust as a grantor trust without the consent of 100% of the holders of the Class J Certificates, the Exchangeable Certificates and the Swap Certificates, (v) adversely affect the interests of any Class of Certificateholders (other than as contemplated by clause (i), (ii) or clause (vi) of this sentence) without the consent of Certificateholders entitled to 66-2/3% of the Voting Rights allocated to such Class, and (vi) adversely affect the Voting Rights of any Class of Certificateholders without the consent of Certificateholders entitled to 100% of the Voting Rights allocated to such Class.  The Trustee may request, at its option, to receive a Nondisqualification Opinion and an Opinion of Counsel that any amendment pursuant to this Section 14.3(c) is permitted by this Agreement at the expense of the party requesting the amendment.

(d)          The costs and expenses associated with any such amendment, including those related to Opinions of Counsel, shall be borne by the Depositor if the Trustee is the party requesting such amendment or if pursuant to clauses (i), (ii) and (iii) of Section 14.3(a).  In all other cases, the costs and expenses shall be borne by the party requesting the amendment.

(e)          Promptly after the execution of any such amendment, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Holder, the other parties hereto and the 17g-5 Information Provider.

(f)           It shall not be necessary for the consent of Holders under this Section 14.3 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Holders shall be in writing and shall be subject to such reasonable regulations as the Trustee may prescribe.

(g)          Notwithstanding anything to the contrary contained in this Section 14.3, the parties hereto agree that this Agreement may not be amended in any manner materially adverse to any Underwriter or any Initial Purchaser, the holder of any B Note or the holder of any Serviced Companion Loan without the prior written consent of such Underwriter or Initial Purchaser, the holder of such B Note or the holder of such Serviced Companion Loan, respectively.

(h)          Notwithstanding any contrary provisions of this Agreement, this Agreement may not be amended in a manner that would increase the obligations or impair the rights of any Seller under the related Mortgage Loan Purchase Agreement without the prior written consent of such Seller.

(i)           In addition, if one but not all of the Mortgage Notes evidencing a Joint Mortgage Loan is repurchased by the applicable Sellers, this Agreement may be amended by the parties hereto (at the expense of the party requesting such amendment), without the consent of any Certificateholder, to add or modify provisions relating to the applicable Repurchased Note for purposes of the servicing and administration of such Repurchased Note, provided that the amendment shall not adversely affect in any material respect the interests of the Certificateholders, as evidenced by a Rating Agency Confirmation from each Rating Agency (obtained at the expense of the Repurchasing Seller) with respect to such amendment (or, if no such Rating Agency Confirmation is actually received, by an Opinion of Counsel to such effect).  Prior to the effectiveness of such amendment, if one but not all of the Mortgage Notes with respect to a Joint Mortgage Loan is repurchased, the terms of Section 8.30 shall govern the servicing and administration of such Joint Mortgage Loan.

(j)           If neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 14.3 shall be effective with the consent of the Trustee, the Certificate Administrator, the Custodian, the Trust Advisor, the Master Servicer and the Special Servicer, in writing, and to the extent required by this Section 14.3, the Certificateholders and the holder of any B Note or Serviced Companion Loan.

(k)           Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement that would adversely affect the distributions to or right of the Swap Counterparty under any Swap Agreement without the consent of such Swap Counterparty.

Section 14.4     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 14.5     Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by:

(a)	in the case of the Depositor, Morgan Stanley Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Stephen Holmes (with a copy to (i) Morgan

Stanley Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Kiernan Pusey and (ii) Morgan Stanley Capital I Inc., 1221 Avenue of the Americas, New York, New York 10020, Attention: James Y. Lee, Esq.);

(b)
in the case of the Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention: Executive Vice President – Division Head, facsimile: (913) 253-9001 (with a copy to Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106-2150, Attention: Kenda K. Tomes facsimile: (816) 412-9338);

(c)	in the case of CIBC, CIBC Inc., c/o Canadian Imperial Bank of Commerce, 4th Floor, 425 Lexington Avenue, New York New York 10017, Attention: Todd Roth, Managing Director, facsimile: (212) 667-6236;

(d)
in the case of BANA, Bank of America Tower, One Bryant Park, New York, New York 10036, Attention:  David S. Fallick, facsimile: (646) 855-5046 (with a copy to W. Todd Stillerman, Esq., Assistant General Counsel, Bank of America Corporation, 214 North Tryon Street, 20th Floor, NC1-027-20-05, Charlotte, North Carolina 28255, facsimile: (404) 736-2127 and with a copy to Henry A. LaBrun, Esq., Cadwalader, Wickersham & Taft LLP, 227 West Trade Street, Charlotte, North Carolina 28202, facsimile: (704) 348-5200);

(e)
in the case of MSMCH, Morgan Stanley Mortgage Capital Holdings LLC, 1585 Broadway, New York, New York 10036, Attention:  Stephen Holmes (with a copy to (i) Morgan Stanley Mortgage Capital Holdings LLC, 1221 Avenue of the Americas, New York, New York 10020, Attention:  James Y. Lee, Esq. and (ii) Morgan Stanley Mortgage Capital Holdings LLC, 1585 Broadway, New York, New York 10036, Attention:  Kiernan Pusey);

(f)
in the case of the Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin Street, Suite 700, Overland Park, Kansas 66210, Attention: Executive Vice President – Division Head, facsimile:  (913) 253-9001 (with a copy to Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106-2150, Attention: Kenda K. Tomes facsimile: (816) 412-9338);

(g)
in the case of the Trust Advisor, Park Bridge Lender Services LLC, 560 Lexington Avenue, 17th Floor, New York, New York 10022, Attention: David Rodgers (with a copy to sent contemporaneously via email to david.rodgers@parkbridgefinancial.com);

(h)	in the case of the initial Controlling Class Representative, Eightfold Real Estate Capital Fund III, L.P., 1111 Lincoln Road, Suite 802, Miami Beach, Florida 33139, Attention: Michael E. Wheeler;

(i)
in the case of the Trustee, the Certificate Administrator or the 17g-5 Information Provider, Wells Fargo Bank, National Association, the Corporate Trust Office thereof. Attention: MSBAM 2013-C10, facsimile: (410) 715-2380; and

(j)
in the case of the Custodian, Wells Fargo Bank, National Association, 1055 10th Avenue SE, Minneapolis, Minnesota 55414, Attention: Mortgage Document Custody Services, Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10;

or as to each party such other address as may hereafter be furnished by such party to the other parties in writing.  Any notice required or permitted to be mailed to a Holder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register.

Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  Solely to the extent the provisions herein contemplate electronic delivery of information, such information shall be transmitted via electronic mail with a subject reference of “MSBAM 2013-C10” and an identification of the type of information being provided in the body of such electronic mail:

(a)	in the case of the Depositor, to stephen.holmes@morganstanley.com, james.y.lee@morganstanley.com and kiernan.pusey@morganstanley.com;

(b)	in the case of the Master Servicer, to NoticeAdmin@midlandls.com;

(c)	in the case of CIBC, to todd.roth@us.cibc.com;

(d)	in the case of BANA, to william.stillerman@bankofamerica.com, david.s.fallick@baml.com, paul.kurzeja@bankofamerica.com and henry.labrun@cwt.com;

(e)	in the case of MSMCH, to stephen.holmes@morganstanley.com, james.y.lee@morganstanley.com and kiernan.pusey@morganstanley.com;

(f)	in the case of the Special Servicer, to NoticeAdmin@midlandls.com;

(g)	in the case of the Trust Advisor, to david.rodgers@parkbridgefinancial.com;

(h)	in the case of the initial Controlling Class Representative, to mwheeler@eightfoldcapital.com;

(i)	in the case of the Trustee or Certificate Administrator, to trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com; and

(j)	in the case of the 17g-5 Information Provider, to the extent not described in Section 5.7, to 17g5informationprovider@wellsfargo.com.

Section 14.6     Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 14.7     Indulgences; No Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 14.8     Headings Not to Affect Interpretation. The headings contained in this Agreement are for convenience of reference only, and shall not be used in the interpretation hereof.

Section 14.9     Benefits of Agreement.  Nothing in this Agreement or in the Certificates, express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder and the Holders of the Certificates, any benefit or any legal or equitable right, power, remedy or claim under this Agreement; provided, that:  (i) the Underwriters and Initial Purchasers are intended third-party beneficiaries of Section 5.7, of Section 14.3(g) and of any other provision hereunder that expressly grants them any rights, including the right to indemnity and the right to receive notices, reports and access to information; (ii) each Seller is an intended third-party beneficiary of Section 2.3(e), Section 5.7, Section 8.3(h) and any other Section of this Agreement that affords such Seller rights hereunder; (iii) the holder of any Serviced Companion Loan and any B Note, if any, is an intended third-party beneficiary in respect of the rights afforded it hereunder; (iv) the applicable Non-Serviced Mortgage Loan Master Servicer and the applicable Non-Serviced Mortgage Loan Special Servicer are intended third-party beneficiaries of Sections 5.2(a)(I)(ii)(B), 8.25(c) (only in the case of the Non-Serviced Mortgage Loan Master Servicer), 9.24(d) (only in the case of the Non-Serviced Mortgage Loan Special Servicer), and Article XIII; (v) the Mortgagor(s) set forth in Schedule VI hereto are intended third-party beneficiaries of the fifth and sixth paragraphs of Section 2.3(a); and (vi) if one, but not all, of the Mortgage Notes with respect to any Joint Mortgage Loan is repurchased, the applicable Repurchasing Seller shall be a third party beneficiary of this Agreement to the same extent as if it was a holder of a Serviced Companion Loan, as contemplated by Section 8.30 hereof.

Section 14.10     Reserved.

Section 14.11     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 14.12     Intention of Parties.  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans and related rights and property to the Trustee, for the benefit of the Certificateholders, by the Depositor as provided in Section 2.1 be, and be construed as, an absolute sale of the Mortgage Loans and related property.  It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans and related property by the Depositor to the Trustee to secure a debt or other obligation of the Depositor.  However, if, notwithstanding the intent of the parties, the Mortgage Loans or any related property is held to be the property of the Depositor, or if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans or any related property, then this Agreement shall be deemed to be a security agreement; and the conveyance provided for in Section 2.1 shall be deemed to be a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of, and the Depositor hereby grants to the Trustee, for the benefit of the Certificateholders, a security interest in all of the Depositor’s right, title, and interest, whether now owned or existing or hereafter acquired or arising, in, to and under:

(i)           the property described in clauses (1)-(4) below (regardless of whether subject to the UCC or how classified thereunder) and all accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and investment property consisting of, arising from or relating to any of the property described in clauses (1)-(4) below: (1) the Mortgage Loans identified on the Mortgage Loan Schedule, including the related Mortgage Notes, Mortgages, security agreements, and title, hazard and other insurance policies, including all Qualifying Substitute Mortgage Loans, all distributions with respect thereto payable on and after the Cut-Off Date, and the Mortgage Files; (2) the Distribution Account, all REO Accounts, the Collection Account, and the Reserve Accounts, including all property therein and all income from the investment of funds therein (including any accrued discount realized on liquidation of any investment purchased at a discount); (3) the REMIC I Regular Interests and the REMIC II Regular Interests; and (4) the Mortgage Loan Purchase Agreements that are permitted to be assigned to the Trustee pursuant to Section 14 thereof;

(ii)          all accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit, investment property, and other rights arising from or by virtue of the disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against other Persons with respect to, all or any part of the collateral described in clause (i) above (including any accrued discount realized on liquidation of any investment purchased at a discount); and

(iii)         all cash and non-cash Proceeds (as defined in the Uniform Commercial Code) of the collateral described in clauses (i) and (ii) above.

The possession by the Custodian (on the Trustee’s behalf) of the Mortgage Notes, the Mortgages and such other goods, advices of credit, instruments, money, documents, chattel paper or certificated securities and the possession by the Master Servicer (on the Trustee’s behalf) of the letters of credit shall be deemed to be possession by the secured party or possession by a purchaser for purposes of perfecting the security interest pursuant to the Uniform Commercial Code (including, without limitation, Sections 8-301 and 9-315 thereof) as in force in the relevant jurisdiction.

Notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents of, or persons holding for, the Trustee, as applicable, for the purpose of perfecting such security interest under applicable law.

The Depositor and, at the Depositor’s direction, the Master Servicer and the Trustee, shall, to the extent consistent with this Agreement, take such reasonable actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the property described above, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.  The Master Servicer shall prepare and make all filings necessary to maintain the effectiveness of any original filings necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee’s security interest in such property, including without limitation (i) continuation statements, and (ii) such other statements as may be occasioned by any transfer of any interest of the Master Servicer or the Depositor in such property.  In connection herewith, the Trustee shall have all of the rights and remedies of a secured party and creditor under the Uniform Commercial Code as in force in the relevant jurisdiction.

Section 14.13     Recordation of Agreement.  This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere.  Such recordation, if any, shall be effected by the Master Servicer at the expense of the Trust as an Additional Trust Expense, but only upon direction of the Depositor accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders of the Trust.

Section 14.14     Rating Agency Surveillance Fees.  The parties hereto acknowledge that on the Closing Date the Sellers will pay the ongoing monitoring fees of the Rating Agencies relating to the rating of the Certificates and that no surveillance fees are payable subsequent to the Closing Date in respect of the rating of the Certificates.

Section 14.15     Waiver of Jury Trial.  EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT

THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

Section 14.16     Submission to Jurisdiction.  TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 14.17     Limitation on Rights of Holders.

(a)           The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)           Except as otherwise expressly provided herein, no Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to vote or in any manner otherwise control the Master Servicer or operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association, nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)           No Certificateholder, solely by virtue of its status as Certificateholder, shall have any right by virtue or by availing of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement unless the Holders of Certificates evidencing not less than 50% of the Aggregate Principal Amount of the Certificates then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the cost, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and no direction inconsistent with such written request has been given the Trustee during such sixty-day period by such Certificateholders; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the benefit of all Certificateholders.  For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

(d)           No Certificateholder shall be “Party in Interest” as described under 11 U.S.C. Section 1109(b) solely by virtue of its ownership of a Certificate.

Section 14.18     Acts of Holders of Certificates.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee or the Custodian, as applicable, and, where it is hereby expressly required, to the Depositor and the Certificate Administrator.  Such instrument or instruments (as the action embodies therein and evidenced thereby) are herein sometimes referred to as an “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agents shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Custodian, the Depositor and the Certificate Administrator, if made in the manner provided in this Section.  Each of the Trustee and the Custodian agrees to promptly notify the Depositor of any such instrument or instruments received by it, and to promptly forward copies of the same.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments or deeds, certifying that the individual signing such instrument or writing acknowledged to such notary public or other officer the execution thereof.  Whenever such execution is by an officer of a corporation or a member of a partnership on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of such officer’s or member’s authority.  The fact and date of the execution of any such instrument or writing, or the authority of the individual executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           The ownership of Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Trustee or the Custodian) shall be proved by the Certificate Register, and none of the Trustee, the Custodian, the Depositor or the Certificate Administrator shall be affected by any notice to the contrary.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Certificate shall bind every future Holder of the same Certificate and the Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Custodian, the Certificate Administrator or the Depositor in reliance thereon, whether or not notation of such action is made upon such Certificate.

Section 14.19     PNC Bank, National Association.  PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

Section 14.20     Precautionary Trust Indenture Act Provisions.  If the Depositor notifies the parties to this Agreement that it has determined, in consultation with the Trustee, that the TIA applies to this Agreement or that qualification under the TIA or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect), the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person are part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to the extent necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the Commission or other appropriate institution.

Section 14.21     Limitation on Liability of the Depositor and Others.  Neither the Depositor nor any of the Affiliates, directors, officers, employees, members, managers or agents of the Depositor shall be under any liability to the Certificateholders, the Trust, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian, the Underwriters, the Initial Purchasers, the holder of any B Note or the holder of any Serviced Companion Loan for any action taken, or for refraining from the taking of any action, in good faith and using reasonable business judgment; provided, that this provision shall not protect the Depositor or any such person against any breach of a representation or warranty contained herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in its performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder.  The Depositor and any Affiliate, director, officer, employee, member, manager or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  In addition, in no event shall the Depositor be obligated to cause any party to perform or comply with the obligations to remit the CREFC® License Fee to CREFC® (as described in Section 5.2(a)), to report any such CREFC® License Fee so paid (as described in Section 8.11(a)) or to make available any Distribution Date Statement to the general public (or, in particular, CREFC®) (as described in Section 5.4(a)).

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the 17g-5 Information Provider, the Certificate Registrar, the Authenticating Agent and the Trust Advisor have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

MORGAN STANLEY CAPITAL I INC., as Depositor

By:	/s/ Stephen Holmes
Name: Stephen Holmes
Title: Authorized Signatory

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer and Special Servicer

By:	PNC Bank, National Association

By:	/s/ Lawrence D. Ashley
Name: Lawrence D. Ashley
Title: Senior Vice President

PARK BRIDGE LENDER SERVICES LLC, as Trust Advisor

By:	Park Bridge Advisors LLC, its Sole Member

By: Park Bridge Financial LLC, its Sole Member

By:	/s/ David M. Rodgers
Name: David M. Rodgers
Title: Managing Member

MSBAM 2013-C10 - Signature Page to the Pooling and Servicing Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, Certificate Administrator, 17g-5 Information Provider, Authenticating Agent, Certificate Registrar and Custodian

By:	/s/ Amy Doyle
Name: Amy Doyle
Title: Vice President

MSBAM 2013-C10 - Signature Page to the Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 1st day of July 2013, before me, a notary public in and for said State, personally appeared Stephen Holmes, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as Authorized Signatory on behalf of Morgan Stanley Capital I Inc., and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

IN WITNESS WHEREOF, I have hereunder set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Leslie Russo
Notary Public
[SEAL]

STATE OF KANSAS	)
) ss.:
COUNTY OF JOHNSON	)

On this 28th day of June 2013, before me, a notary public in and for said State, personally appeared Lawrence D. Ashley, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as Senior Vice President of Midland Loan Services, a Division of PNC Bank National Association, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

IN WITNESS WHEREOF, I have hereunder set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Brent Kinder
Notary Public
[SEAL]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 28th day of June 2013, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared David M. Rodgers, to me known who, by me duly sworn, did depose and acknowledge before me that he is a Managing Member of Park Bridge Financial LLC, which is the sole member of Park Bridge Advisors LLC, which in turn is the sole member of Park Bridge Lender Services LLC, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Alexandra A. Baskin
NOTARY PUBLIC in and for the State of New York

[SEAL]

STATE OF MARYLAND	)
) ss.:
COUNTY OF BALTIMORE COUNTY	)

On this 28th day of June 2013, before me, a notary public in and for said State, personally appeared Amy Doyle, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as Vice President of Wells Fargo, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

IN WITNESS WHEREOF, I have hereunder set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Joan Clark
Notary Public
[SEAL]

MORGAN STANLEY CAPITAL I INC.,
AS DEPOSITOR,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
AS MASTER SERVICER AND SPECIAL SERVICER,

PARK BRIDGE LENDER SERVICES LLC,
AS TRUST ADVISOR,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS TRUSTEE, CERTIFICATE ADMINISTRATOR, CERTIFICATE REGISTRAR,
AUTHENTICATING AGENT AND CUSTODIAN

EXHIBITS AND SCHEDULES TO
POOLING AND SERVICING AGREEMENT

DATED AS OF JULY 1, 2013

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2013-C10

EXHIBIT A-1

[FORM OF CLASS A-1 CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-1-1

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  1.394% PER ANNUM

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-1 CERTIFICATES AS OF THE CLOSING
DATE:  $94,800,000

NO. A-1-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                 61762MBS9

ISIN NO.                    US61762MBS98

CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-1-2

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-1 Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-1 Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-1 Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-1-3

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-1-4

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-1-5

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-1-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-1-8

EXHIBIT A-2

[FORM OF CLASS A-2 CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-2-1

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  2.964% PER ANNUM

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-2 CERTIFICATES AS OF THE CLOSING
DATE:  $34,200,000

NO. A-2-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                 61762MBT7

ISIN NO.                    US61762MBT71

CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-2-2

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-2 Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-2 Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-2 Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and

A-2-3

Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-2-4

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-2-5

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-2-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-2-8

EXHIBIT A-3

[FORM OF CLASS A-SB CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-3-1

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  LESSER OF 3.912% PER ANNUM
AND THE WEIGHTED AVERAGE REMIC I
NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013
CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-SB CERTIFICATES AS OF THE CLOSING
DATE:  $126,500,000

NO. A-SB-1

MASTER SERVICER:  MIDLAND LOAN SERVICES,  A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL
ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                    61762MBU4

ISIN NO.                    US61762MBU45

CLASS A-SB CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-3-2

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-SB Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-SB Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-SB Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-3-3

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-3-4

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-3-5

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar

By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-SB CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)
Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-3-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-3-8

EXHIBIT A-4

[FORM OF CLASS A-3 CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-4-1

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED AVERAGE REMIC I
NET MORTGAGE RATE MINUS 0.115%

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-3 CERTIFICATES AS OF THE CLOSING
DATE:  $200,000,000

NO. A-3-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                    61762MBV2

ISIN NO.                    US61762MBV28

CLASS A-3 CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-4-2

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-3 Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-3 Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-3 Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-4-3

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-4-4

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-4-5

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar

By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-3 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)
Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-4-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-4-8

EXHIBIT A-5

[FORM OF CLASS A-4 CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-5-1

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED AVERAGE
REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-4 CERTIFICATES AS OF THE CLOSING
DATE:  $359,537,000

NO. A-4-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                61762MBW0

ISIN NO.                    US61762MBW01

CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-5-2

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-4 Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-4 Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-4 Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-5-3

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-5-4

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-5-5

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT_____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-5-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-5-8

EXHIBIT A-6

[FORM OF CLASS A-5 CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-6-1

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED AVERAGE
REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-5 CERTIFICATES AS OF THE CLOSING
DATE:  $100,000,000

NO. A-5-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                 61762MCC3

ISIN NO.                    US61762MCC38

CLASS A-5 CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-6-2

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-5 Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-5 Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-5 Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-6-3

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-6-4

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-5 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT_____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-5-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-5-8

EXHIBIT A-7

[FORM OF CLASS X-A CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO REDUCE THE NOTIONAL AMOUNT OF THIS CERTIFICATE.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT NOTIONAL AMOUNT BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE REPRESENTS MULTIPLE “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE

A-7-1

DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-7-2

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  VARIABLE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE NOTIONAL AMOUNT OF THE CLASS
X-A CERTIFICATES AS OF THE CLOSING DATE:
$580,500,000

NO. X-A-1

MASTER SERVICER:  MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL
ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL
ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.           61762MBX8

ISIN NO.              US61762MBX83

CLASS X-A CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-7-3

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class X-A Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Notional Amount of this Certificate specified on the face hereof by the initial aggregate Notional Amount of the Class X-A Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Notional Amount of this Certificate immediately prior to each Distribution Date.  Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class X-A Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

A-7-4

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class X-A Certificates will be issued in denominations of $100,000 initial Notional Amount and in any whole dollar denomination in excess thereof.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of

A-7-5

DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-7-6

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar

By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-7-7

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-7-8

EXHIBIT A-8

[FORM OF CLASS A-S CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO. THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-8-1

SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EC TRUST CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-8-2

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED AVERAGE
REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THIS
CLASS A-S CERTIFICATE AS OF THE CLOSING
DATE:  $55,716,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

NO. A-S-1

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.               61762MBY6

ISIN NO.                   US61762MBY66

CLASS A-S CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-8-3

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-S Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-S Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-S Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-8-4

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-8-5

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-8-6

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar

By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-8-8

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-8-9

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-8-10

EXHIBIT A-9

[FORM OF CLASS B CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.  THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-9-1

SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EC TRUST CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-9-2

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED AVERAGE
REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THIS
CLASS B CERTIFICATE AS OF THE CLOSING
DATE:  $50,145,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

NO. B-1

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.                    61762MBZ3

ISIN NO.                        US61762MBZ32

CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-9-3

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class B Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class B Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class B Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-9-4

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-9-5

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-9-6

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-9-8

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-9-9

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-9-10

EXHIBIT A-10

[FORM OF CLASS PST CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.  THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THE CLASS PST COMPONENTS (AND CORRESPONDINGLY TO THIS CERTIFICATE).  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-10-1

SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EC TRUST CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN MULTIPLE “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-10-2

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  N/A  THE CLASS PST
CERTIFICATES WILL NOT HAVE A PASS-
THROUGH RATE, BUT WILL BE ENTITLED TO
RECEIVE THE SUM OF THE INTEREST
DISTRIBUTABLE ON THE CLASS PST
COMPONENTS.

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THIS
CLASS PST CERTIFICATE AS OF THE CLOSING
DATE:  $131,862,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

NO. PST-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.                 61762MCA7

ISIN NO.                    US61762MCA71

CLASS PST CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

A-10-3

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class PST Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class PST Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate will be entitled to interest that accrues (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date on the Class PST Components at the applicable Pass-Through Rates immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class PST Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

A-10-4

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service

A-10-5

charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-10-6

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS PST CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-10-8

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-10-9

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-10-10

EXHIBIT A-11

[FORM OF CLASS C CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.  THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-11-1

SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EC TRUST CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-11-2

MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THIS
CLASS C CERTIFICATE AS OF THE CLOSING
DATE:  $26,001,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

NO. C-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS
FARGO BANK, NATIONAL ASSOCIATION

CUSIP NO.                 61762MCB5

ISIN NO.                    US61762MCB54

CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT CEDE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

A-11-3

Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class C Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class C Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class C Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and

A-11-4

Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company (“DTC”) will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar

A-11-5

may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-11-10

EXHIBIT A-12

[FORM OF CLASS A-3FL CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE

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SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS THE ACQUISITION AND HOLDING OF THIS CERTIFICATE IS ELIGIBLE FOR EXEMPTIVE RELIEF UNDER DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 OR A SIMILAR EXEMPTION UNDER SIMILAR LAW.

[FOR GLOBAL CERTIFICATES ONLY:

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN

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AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THE PASS-THROUGH RATE ON THIS CERTIFICATE IS BASED UPON LIBOR AND THEREFORE IS SUBJECT TO CHANGE OVER TIME BASED UPON CHANGES IN THE RATE OF LIBOR.  IN ADDITION, THE PASS-THROUGH RATE ON THIS CLASS A-3FL CERTIFICATE MAY CONVERT TO A FIXED PER ANNUM RATE UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  THIS CERTIFICATE MAY ALSO BE EXCHANGED FOR CLASS A-3FX CERTIFICATES, SUBJECT TO THE CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE RELATED SWAP AGREEMENT, AND THE RELATED SWAP FLOATING RATE ACCOUNT.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  LIBOR PLUS 1.000% PER ANNUM

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF
THE CLASS A-3FL CERTIFICATES AS OF THE CLOSING
DATE:  $125,000,000

CERTIFICATE BALANCE OF THIS CLASS A-3FL
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

NO. A-3FL-[_]

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE ADMINISTRATOR/CERTIFICATE REGISTRAR/AUTHENTICATING AGENT/CUSTODIAN: WELLS FARGO BANK, NATIONAL ASSOCIATION

CUSIP NO.                    61762MAW11
          U61804AL12
          61762MAX93

ISIN NO.                    US61762MAW104
       USU61804AL165
       US61762MAX926

CLASS A-3FL CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-3FL Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-3FL Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Subject to the occurrence of a Swap Class Distribution Conversion with respect to the Class A-3FL Certificates, this Certificate will be entitled to interest that accrues (computed on the basis of the actual number of days elapsed during the related Interest Accrual Period and a 360-day year) during the Interest Accrual Period relating to such Distribution Date on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and

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interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-3FL Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof

A-12-6

or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

Each Person who acquires this Certificate shall be deemed to have represented by the purchase or holding this Certificate that either (i) it is neither a Plan nor any Person who is directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the acquisition and holding of this Certificate is eligible for the exemptive relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23 or a similar exemption under Similar Law.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective

A-12-7

capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

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The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-3FL CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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EXHIBIT A-13

[FORM OF CLASS A-3FX CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE

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SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS THE ACQUISITION AND HOLDING OF THIS CERTIFICATE IS ELIGIBLE FOR EXEMPTIVE RELIEF UNDER DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 OR A SIMILAR EXEMPTION UNDER SIMILAR LAW.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS

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WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RELATED SWAP FIXED RATE ACCOUNT.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE: 3.840% PER ANNUM

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS A-3FX CERTIFICATES AS OF THE CLOSING
DATE:  $0

CERTIFICATE BALANCE OF THIS CLASS A-3FX
CERTIFICATE AS OF THE CLOSING DATE:
$[_____]  (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

NO. A-3FX-[_]

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.                    61762MAY71
          U61804AM92
          61762MAZ43

ISIN NO.                        US61762MAY754
          USU61804AM985
          US61762MAZ416

CLASS A-3FX CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class A-3FX Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class A-3FX Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate will be entitled to interest that accrues (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date on the Certificate Balance of this Certificate at the applicable Pass-Through Rate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class A-3FX Certificates as of such Distribution

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Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

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Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

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desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

Each Person who acquires this Certificate shall be deemed to have represented by the purchase or holding of this Certificate that either (i) it is neither a Plan nor any Person who is directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the acquisition and holding of this Certificate is eligible for the exemptive relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23 or a similar exemption under Similar Law.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make

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 payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-3FX CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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EXHIBIT A-14

[FORM OF CLASS D CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE

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SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

[FOR GLOBAL CERTIFICATES ONLY:  THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS D CERTIFICATES AS OF THE CLOSING
DATE:  $53,859,000

CERTIFICATE BALANCE OF THIS CLASS D
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] [FOR GLOBAL CERTIFICATES ONLY:
(SUBJECT TO SCHEDULE OF EXCHANGES
ATTACHED)]

NO. D-[_]

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.          61762MBC41
U61804AP22
61762MBD23

ISIN NO.              US61762MBC474
USU61804AP205
US61762MBD206

CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class D Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class D Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class D Certificates as of such Distribution Date, with a final

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distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

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Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

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desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling

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and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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EXHIBIT A-15

[FORM OF CLASS E CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

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[FOR GLOBAL CERTIFICATES ONLY:  THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS E CERTIFICATES AS OF THE CLOSING
DATE:  $22,286,000

CERTIFICATE BALANCE OF THIS CLASS E
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] [FOR GLOBAL CERTIFICATES ONLY:
(SUBJECT TO SCHEDULE OF EXCHANGES
ATTACHED)]

NO. E-[_]

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.          61762MBE01
U61804AQ02
61762MBF73

ISIN NO.              US61762MBE034
USU61804AQ035
US61762MBF776

CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class E Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class E Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class E Certificates as of such Distribution Date, with a final

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distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

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Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

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desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling

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and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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EXHIBIT A-16

[FORM OF CLASS F CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

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THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I)  SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[FOR GLOBAL CERTIFICATES ONLY:  THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS

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MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS F CERTIFICATES AS OF THE CLOSING
DATE:  $16,715,000

CERTIFICATE BALANCE OF THIS CLASS F
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] [FOR GLOBAL CERTIFICATES ONLY:
(SUBJECT TO SCHEDULE OF EXCHANGES ATTACHED)]

NO. F-[_]

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.          61762MBG51
U61804AR82
61762MBH33

ISIN NO.              US61762MBG504
USU61804AR855
US61762MBH346

CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class F Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class F Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class F Certificates as of such Distribution Date, with a final

A-16-5

distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

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Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

A-16-7

desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

No transfer of a Non-Investment Grade Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to Title I of ERISA or Section 4975 of the Code or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan, unless:  (i) the purchase and holding of such Certificate or interest therein qualifies for the exemptive relief available under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60; or (ii) in the case of a Non-Investment Grade Certificate held as a Definitive Certificate, the prospective Transferee provides the Certificate Registrar with a certification of facts and an Opinion of Counsel which establish to the satisfaction of the Certificate Registrar that such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject any party to the Pooling and Servicing Agreement to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.  Each Person who acquires any Non-Investment Grade Certificate as a Definitive Certificate (unless it shall have acquired such Certificate from the Depositor or an Affiliate thereof or unless, in the case of a Non-Investment Grade Certificate, it shall have delivered to the Certificate Registrar the certification of facts and Opinion of Counsel referred to in clause (ii) of the preceding sentence) shall be required to deliver to the Certificate Registrar a certification in the form of Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement that includes a certification to the effect that:  (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Person qualifies for the exemptive relief available under Sections I and III of PTCE 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

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As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

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THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar

By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT_____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-16-14

EXHIBIT A-17

[FORM OF CLASS G CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

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THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I)  SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[FOR GLOBAL CERTIFICATES ONLY:  THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS

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MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS G CERTIFICATES AS OF THE CLOSING
DATE:  $20,429,000

CERTIFICATE BALANCE OF THIS CLASS G
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] [FOR GLOBAL CERTIFICATES ONLY:
(SUBJECT TO SCHEDULE OF EXCHANGES ATTACHED)]

NO. G-[_]

MASTER SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN
SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER
SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.          61762MBJ91
U61804AS62
61762MBK63

ISIN NO.              US61762MBJ994
USU61804AS685
US61762MBK626

CLASS G CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class G Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class G Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class G Certificates as of such Distribution Date, with a final

A-17-5

distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

A-17-6

Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

A-17-7

desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

No transfer of a Non-Investment Grade Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to Title I of ERISA or Section 4975 of the Code or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan, unless:  (i) the purchase and holding of such Certificate or interest therein qualifies for the exemptive relief available under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60; or (ii) in the case of a Non-Investment Grade Certificate held as a Definitive Certificate, the prospective Transferee provides the Certificate Registrar with a certification of facts and an Opinion of Counsel which establish to the satisfaction of the Certificate Registrar that such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject any party to the Pooling and Servicing Agreement to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.  Each Person who acquires any Non-Investment Grade Certificate as a Definitive Certificate (unless it shall have acquired such Certificate from the Depositor or an Affiliate thereof or unless, in the case of a Non-Investment Grade Certificate, it shall have delivered to the Certificate Registrar the certification of facts and Opinion of Counsel referred to in clause (ii) of the preceding sentence) shall be required to deliver to the Certificate Registrar a certification in the form of Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement that includes a certification to the effect that:  (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Person qualifies for the exemptive relief available under Sections I and III of PTCE 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

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As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

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THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-17-10

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar

By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS G CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT_____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-17-14

EXHIBIT A-18

[FORM OF CLASS H CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

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THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I)  SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[FOR GLOBAL CERTIFICATES ONLY:  THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS

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MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS H CERTIFICATES AS OF THE CLOSING
DATE:  $16,715,000

CERTIFICATE BALANCE OF THIS CLASS H
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] [FOR GLOBAL CERTIFICATES ONLY:
(SUBJECT TO SCHEDULE OF EXCHANGES
ATTACHED)]

NO. H-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.                    61762MBL41
          U61804AT42
          61762MBM23

ISIN NO.                        US61762MBL464
          USU61804AT425
          US61762MBM296

CLASS H CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class H Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class H Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class H Certificates as of such Distribution Date, with a final

A-18-5

distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

A-18-6

Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

A-18-7

desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

No transfer of a Non-Investment Grade Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to Title I of ERISA or Section 4975 of the Code or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan, unless:  (i) the purchase and holding of such Certificate or interest therein qualifies for the exemptive relief available under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60; or (ii) in the case of a Non-Investment Grade Certificate held as a Definitive Certificate, the prospective Transferee provides the Certificate Registrar with a certification of facts and an Opinion of Counsel which establish to the satisfaction of the Certificate Registrar that such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject any party to the Pooling and Servicing Agreement to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.  Each Person who acquires any Non-Investment Grade Certificate as a Definitive Certificate (unless it shall have acquired such Certificate from the Depositor or an Affiliate thereof or unless, in the case of a Non-Investment Grade Certificate, it shall have delivered to the Certificate Registrar the certification of facts and Opinion of Counsel referred to in clause (ii) of the preceding sentence) shall be required to deliver to the Certificate Registrar a certification in the form of Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement that includes a certification to the effect that:  (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Person qualifies for the exemptive relief available under Sections I and III of PTCE 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

A-18-8

As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

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THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-18-10

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS H CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

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EXHIBIT A-19

[FORM OF CLASS J CERTIFICATE]

[FOR REGULATION S CERTIFICATES ONLY:  THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE, ARE AS SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN).  NO HOLDER OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENT HEREON.

NO BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

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THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I)  SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[FOR GLOBAL CERTIFICATES ONLY:  THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.]

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS AND COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

[FOR GLOBAL CERTIFICATES ONLY:  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS

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MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTION 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PASS-THROUGH RATE:  THE WEIGHTED
AVERAGE REMIC I NET MORTGAGE RATE

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

AGGREGATE CERTIFICATE BALANCE OF THE
CLASS J CERTIFICATES AS OF THE CLOSING
DATE:  $52,002,641

CERTIFICATE BALANCE OF THIS CLASS J
CERTIFICATE AS OF THE CLOSING DATE:
$[_____] [FOR GLOBAL CERTIFICATES ONLY:
(SUBJECT TO SCHEDULE OF EXCHANGES
ATTACHED)]

NO. J-[_]

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO
BANK, NATIONAL ASSOCIATION

CUSIP NO.                    61762MBN01
          U61804AU12
          61762MBP53

ISIN NO.                        US61762MBN024
          USU61804AU155
          US61762MBP596

CLASS J CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR GLOBAL CERTIFICATES ONLY:  CEDE & CO.] is the registered owner of this commercial mortgage pass-through certificate (this

1 For Rule 144A Global Certificates

2 For Regulation S Global Certificates

3 For Definitive Certificates

4 For Rule 144A Global Certificates

5 For Regulation S Global Certificates

6 For Definitive Certificates

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“Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class J Certificates equal to the quotient expressed as a percentage obtained by dividing the initial Certificate Balance of this Certificate specified on the face hereof by the initial Aggregate Certificate Balance of the Class J Certificates.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”) commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the related Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate’s pro rata share of the amount to be distributed on the Class J Certificates as of such Distribution Date, with a final

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distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

Collateral Support Deficits shall be allocated on the applicable Distribution Date to the respective Classes of Principal Balance Certificates in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficits allocated to any Class of Principal Balance Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement [FOR GLOBAL CERTIFICATES ONLY:  to a nominee of The Depository Trust Company (“DTC”)] will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five (5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

[FOR REGULATION S CERTIFICATES ONLY:  Until this Regulation S Temporary Global Certificate is exchanged for one or more Regulation S Permanent Global Certificates, the Holder hereof shall not be entitled to receive payments hereon; until so exchanged in full, this Regulation S Temporary Global Certificate shall in all other respects be entitled to the same benefits as other Certificates under the Pooling and Servicing Agreement.]

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the

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Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

[FOR REGULATION S CERTIFICATES ONLY:  This Regulation S Temporary Global Certificate is exchangeable in whole or in part for one or more Global Certificates only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of a Regulation S Certificate (as defined in the Pooling Agreement) required by Article III of the Pooling and Servicing Agreement.  Upon exchange of this Regulation S Temporary Global Certificate for one or more Global Certificates, the Certificate Registrar shall cancel this Regulation S Temporary Global Certificate.]

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner

A-19-7

desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

No transfer of a Non-Investment Grade Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to Title I of ERISA or Section 4975 of the Code or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan, unless:  (i) the purchase and holding of such Certificate or interest therein qualifies for the exemptive relief available under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60; or (ii) in the case of a Non-Investment Grade Certificate held as a Definitive Certificate, the prospective Transferee provides the Certificate Registrar with a certification of facts and an Opinion of Counsel which establish to the satisfaction of the Certificate Registrar that such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject any party to the Pooling and Servicing Agreement to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.  Each Person who acquires any Non-Investment Grade Certificate as a Definitive Certificate (unless it shall have acquired such Certificate from the Depositor or an Affiliate thereof or unless, in the case of a Non-Investment Grade Certificate, it shall have delivered to the Certificate Registrar the certification of facts and Opinion of Counsel referred to in clause (ii) of the preceding sentence) shall be required to deliver to the Certificate Registrar a certification in the form of Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement that includes a certification to the effect that:  (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Person qualifies for the exemptive relief available under Sections I and III of PTCE 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.

Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

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As and when provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, including but not limited to the transfer restrictions described above, a Definitive Certificate may be converted into an interest in a Global Certificate of the applicable Class, an interest in a Global Certificate may be converted into a Definitive Certificate of the applicable Class, an interest in a Rule 144A Global Certificate may be converted into an interest in a Regulation S Global Certificate of the applicable Class and an interest in a Regulation S Global Certificate may be converted into an interest in a Rule 144A Global Certificate of the applicable Class.

[FOR GLOBAL CERTIFICATES ONLY:  Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.]

The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

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THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY
Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ____ ___________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

A-19-14

EXHIBIT A-20

[FORM OF CLASS R CERTIFICATE]

THIS CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUST ADVISOR, THE AUTHENTICATING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS THE “RESIDUAL INTEREST” IN THREE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS

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OR AGENTS OF EITHER, AS SET FORTH IN SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT.  ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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MORGAN STANLEY BANK OF AMERICA
MERRILL LYNCH TRUST 2013-C10,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2013-C10

PERCENTAGE INTEREST OF THIS CLASS R
CERTIFICATE:  100%

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF JULY 1, 2013

CUT-OFF DATE:  JULY 1, 2013

CLOSING DATE:  JULY 2, 2013

FIRST DISTRIBUTION DATE:  AUGUST 16, 2013

NO. R-1

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

TRUST ADVISOR:  PARK BRIDGE LENDER SERVICES LLC

TRUSTEE/ CERTIFICATE
ADMINISTRATOR/CERTIFICATE
REGISTRAR/AUTHENTICATING
AGENT/CUSTODIAN: WELLS FARGO BANK,
NATIONAL ASSOCIATION

CUSIP NO.                 61762MBQ3

ISIN NO.                    US61762MBQ33

CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a New York common law trust (the “Trust”), consisting primarily of a pool of commercial and multifamily mortgage loans (the “Mortgage Loans”) and certain other property, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT HARE & CO. is the registered owner of this commercial mortgage pass-through certificate (this “Certificate”), which has been issued pursuant to the Pooling and Servicing Agreement, dated as specified above (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar and the Authenticating Agent, a summary of certain of the pertinent provisions of which is set forth hereafter.  The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Collection Account and Distribution Account, the Insurance Policies and any REO Properties.  To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-

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Through Certificates, Series 2013-C10 (herein called the “Certificates”).  The Certificates are issued in the Classes specified in the Pooling and Servicing Agreement and will evidence in the aggregate 100% of the beneficial ownership of the Trust.  This Certificate represents an interest in the Class R Certificates equal to the percentage interest specified on the face hereof.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the parties thereto.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

The Holder of this Certificate shall be entitled to receive only certain amounts set forth in the Pooling and Servicing Agreement, including a distribution upon termination of the Pooling and Servicing Agreement and the respective REMICs created thereby of the amounts which remain on deposit in the Distribution Account after payment to the holders of all other Certificates of all amounts set forth in the Pooling and Servicing Agreement.  Distributions on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 4th Business Day after the related Determination Date (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the applicable Record Date.  The Determination Date is the 11th day of each month, or, if the 11th day is not a Business Day, the next succeeding Business Day (a “Determination Date”), commencing on August 12, 2013.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement will be made by or on behalf of the Certificate Administrator by check mailed to such Holder’s address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Certificate Administrator on or prior to the related Record Date (or upon standing instructions given to the Certificate Administrator on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Certificate Administrator five

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(5) days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder.  Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the aggregate Voting Rights of the Certificates then outstanding, as specified in the Pooling and Servicing Agreement.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate.  The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

The Class R Certificates will be issued in fully registered, certificated form in minimum percentage interests of 10% and in multiples of 1% in excess thereof.

No transfer, sale, pledge or other disposition of this Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either:  (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator,

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the Custodian, the Trustee, the Trust Advisor or the Certificate Registrar in their respective capacities as such).  No transfer of a Class R Certificate may be made in book-entry form or otherwise to a Person that is not a Qualified Institutional Buyer, and any certificate and/or Opinion of Counsel delivered pursuant to the preceding sentence must reflect that the Transferee of a Class R Certificate is a Qualified Institutional Buyer.  No Person may hold an interest in a Rule 144A Global Certificate unless that Person is a Qualified Institutional Buyer, and no “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) may hold an interest in a Regulation S Global Certificate, and transfers of interests in the Global Certificates that would result in a violation of the foregoing are prohibited.  No party to the Pooling and Servicing Agreement is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Pooling and Servicing Agreement to permit the transfer of any Certificate.  Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or interests therein shall, and does hereby agree to, indemnify each Underwriter, each Initial Purchaser and each party to the Pooling and Servicing Agreement against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

No transfer of a Class R Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to Title I of ERISA or Section 4975 of the Code or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan.  Each Person who acquires any Class R Certificate as a Definitive Certificate (unless it shall have acquired such Certificate from the Depositor or an Affiliate thereof) shall be required to deliver to the Certificate Registrar a certification in the form of Exhibit D-2A or Exhibit D-2B to the Pooling and Servicing Agreement that includes a certification to the effect that it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan.

Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (F) of Section 3.3(e) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Registrar under clause (G) of Section 3.3(e) of the Pooling and Servicing Agreement to negotiate the terms of any mandatory sale and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale.  The rights of such person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

(A)           (1) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Permitted Transferee and a United States Tax Person other than a partnership (including any entity treated as a partnership for U.S. federal income

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tax purposes) any interest in which is owned (or, may be owned pursuant to the applicable partnership agreement) directly or indirectly (other than through a U.S. corporation) by any person that is not a United States Tax Person, and shall promptly notify the Certificate Registrar of any change or impending change in its status as a Permitted Transferee and (2) each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Qualified Institutional Buyer and shall promptly notify the Certificate Registrar of any change or impending change in its status as a Qualified Institutional Buyer.

(B)           In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit and agreement substantially in the form attached to the Pooling and Servicing Agreement as Exhibit E-1 (a “Transfer Affidavit and Agreement”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar.

(C)           Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee or is not a United States Tax Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected.

(D)           Each Person holding or acquiring an Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached to the Pooling and Servicing Agreement as Exhibit E-2.

(E)           Each Person holding or acquiring an Ownership Interest in a Class R Certificate that is a “pass-through interest holder” within the meaning of temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) or is holding an Ownership Interest in a Class R Certificate on behalf of a “pass-through interest holder”, by purchasing an Ownership Interest in such Certificate, agrees to give the Certificate Registrar written notice of its status as such immediately upon holding or acquiring such Ownership Interest in a Class R Certificate.

(F)           If any purported Transferee shall become a Holder of a Class R Certificate in violation of the provisions of Section 3.3(e) of the Pooling and Servicing Agreement or if any Holder of a Class R Certificate shall lose its status as a Permitted Transferee or a United States Tax Person, then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of Section 3.3(e) of the Pooling and Servicing Agreement shall be restored, to the extent permitted by law, to all rights and obligations as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate.  None of the Trustee, the Custodian, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Registrar or the Certificate Administrator shall be under any liability to any Person for any registration of Transfer of

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a Class R Certificate that is in fact not permitted by Section 3.3(e) of the Pooling and Servicing Agreement or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of the Pooling and Servicing Agreement.

(G)           If any purported Transferee shall become a Holder of a Class R Certificate in violation of the restrictions in Section 3.3(e) of the Pooling and Servicing Agreement, or if any Holder of a Class R Certificate shall lose its status as a Permitted Transferee or a United States Tax Person, and to the extent that the retroactive restoration of the rights and obligations of the prior Holder of such Class R Certificate as set forth in clause (F) above shall be invalid, illegal or unenforceable, then the Certificate Registrar shall have the right, without notice to the Holder or any prior Holder of such Class R Certificate, but not the obligation, to sell or cause to be sold such Class R Certificate to a purchaser selected by the Certificate Registrar on such terms as the Certificate Registrar may choose.  Such noncomplying Holder shall promptly endorse and deliver such Class R Certificate in accordance with the instructions of the Certificate Registrar.  Such purchaser may be the Certificate Registrar itself or any Affiliate of the Certificate Registrar.  The proceeds of such sale, net of the commissions (which may include commissions payable to the Certificate Registrar or its Affiliates), expenses and taxes due, if any, will be remitted by the Certificate Registrar to such noncomplying Holder.  The terms and conditions of any sale under this clause (G) shall be determined in the sole discretion of the Certificate Registrar, and the Certificate Registrar shall not be liable to any Person having an Ownership Interest in a Class R Certificate as a result of its exercise of such discretion.

“Permitted Transferee” means any Transferee other than:  (a) a Disqualified Organization; (b) any other Person identified in an Opinion of Counsel delivered to the Certificate Administrator and the Trustee to the effect that the transfer of an ownership interest in any Class R Certificate to such Person may cause any REMIC Pool to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a non-United States Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a non-United States Tax Person or (e) a United States Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other United States Tax Person.

“United States Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of the source of its income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such United States Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that are eligible to elect to be treated as United States Tax Persons).  A person not described in the immediately preceding sentence shall nevertheless be treated as a United States

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Tax Person if (i) in the hands of such person the income from a Class R Certificate is effectively connected with the conduct of a trade or business within the United States and such person has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or other prescribed form or (ii) if in connection with the proposed transfer of a Class R Certificate, the transferor provides an opinion of counsel to the Certificate Registrar to the effect that such transfer will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Disqualified Organization” means any of (i) the United States, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code, and (v) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel that the holding of an ownership interest in a Class R Certificate by such Person may cause (A) any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that the Certificates are outstanding, or (B) any of REMIC I, REMIC II or REMIC III, or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an ownership interest in a Class R Certificate to such Person.  The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

The provisions of Section 3.3(e) of the Pooling and Servicing Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Depositor, an Opinion of Counsel (subject to Section 5.7 of the Pooling and Servicing Agreement, a copy of which shall be provided to each Rating Agency), in form and substance satisfactory to the Trustee, the Certificate Registrar and the Depositor, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to (A) cease to qualify as a REMIC or (B) be subject to an entity-level tax caused by the Transfer of any Class R Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a tax caused by the Transfer of a Class R Certificate to a Person which is not a Permitted Transferee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same.  No service charge will be made for any such registration of transfer or exchange but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

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The Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Trustee, the Custodian, the Certificate Administrator, the Certificate Registrar, the Authenticating Agent or any such agents shall be affected by notice to the contrary.

The obligations and responsibilities of the Trustee and the Certificate Administrator created hereby (other than the obligation of the Certificate Administrator, to make payments to the Class R Certificateholders, as set forth in Section 11.3 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 11.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 11.1(c) of the Pooling and Servicing Agreement or (iv) voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of Section 11.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.  The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase the Mortgage Loans and any other property remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement.  Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Class R Certificates.

The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Registrar
By:
AUTHORIZED SIGNATORY

Dated: July 2, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent
By:
AUTHORIZED SIGNATORY

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenant in common as tenants by the entireties as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT _____________ Custodian (Cust) Under Uniform Gifts to Minors Act__________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address of assignee

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED
The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _________________________________________________ account number ______________ or, if mailed by check, to ______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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EXHIBIT B-1

FORM OF INITIAL CERTIFICATION

July 2, 2013

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York  10036
Attention:  Stephen Holmes and Kiernan Pusey

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York  10036
Attention:  Stephen Holmes and Kiernan Pusey

Bank of America, National Association
Bank of America Tower
One Bryant Park
New York, New York 10036
Attention:  David S. Fallick

W. Todd Stillerman, Esq.
Assistant General Counsel
Bank of America Corporation
214 North Tryon Street, 20th Floor
NC1-027-20-05
Charlotte, North Carolina  28255

Henry A. LaBrun, Esq.
Cadwalader, Wickersham & Taft LLP
227 West Trade Street, 24th Floor
Charlotte, North Carolina  28202

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

Eightfold Real Estate Capital Fund III, L.P.
1111 Lincoln Road, Suite 802
Miami Beach, Florida 33139
Attention:  Michael E. Wheeler

CIBC Inc.,
c/o Canadian Imperial Bank of Commerce,
425 Lexington Avenue,
New York, New York 10017,
Attention: Todd Roth, Managing Director

Re:
Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

Ladies and Gentlemen:

In accordance with the provisions of Section 2.2 of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule and subject to the exceptions noted in the schedule of exceptions attached hereto, that:  (a) all documents specified in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” are in its possession, (b) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan and (c) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File” of the Pooling and

Servicing Agreement.  The Custodian on behalf of the Trustee makes no representations as to:  (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in each Mortgage File of any of the Mortgage Loans identified in the Mortgage Loan Schedule, or (ii) the collectibility, insurability, effectiveness or suitability of any such Mortgage Loan.

The Custodian on behalf of the Trustee acknowledges receipt of notice that the Depositor has granted to the Trustee for the benefit of the Certificateholders a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans, the REMIC I Regular Interests, and the REMIC II Regular Interests.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.  This Certificate is subject in all respects to the terms of the Pooling and Servicing Agreement.

Wells Fargo Bank, National Association, as Custodian
By:
Name:
Title:

B-1-2

SCHEDULE OF EXCEPTIONS

B-1-3

EXHIBIT B-2

FORM OF FINAL CERTIFICATION

__________, 2013

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York  10036
Attention:  Stephen Holmes and Kiernan Pusey

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York  10036
Attention:  Stephen Holmes and Kiernan Pusey

Bank of America, National Association
Bank of America Tower
One Bryant Park
New York, New York 10036
Attention:  David S. Fallick

W. Todd Stillerman, Esq.
Assistant General Counsel
Bank of America Corporation
214 North Tryon Street, 20th Floor
NC1-027-20-05
Charlotte, North Carolina  28255

Henry A. LaBrun, Esq.
Cadwalader, Wickersham & Taft LLP
227 West Trade Street, 24th Floor
Charlotte, North Carolina  28202

Midland Loan Services, a Division of PNC
Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

Eightfold Real Estate Capital Fund III, L.P.
1111 Lincoln Road, Suite 802
Miami Beach, Florida 33139
Attention:  Michael E. Wheeler

CIBC Inc.,
c/o Canadian Imperial Bank of Commerce,
425 Lexington Avenue,
New York, New York 10017,
Attention: Todd Roth, Managing Director

Re:
Pooling and Servicing Agreement (“Pooling and Servicing Agreement”) relating to Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

Ladies and Gentlemen:

In accordance with the provisions of Section 2.2 of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule and subject to the exceptions noted in the schedule of exceptions attached hereto, that:  (a) all documents specified in clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” required to be included in the Mortgage File (to the extent required to be delivered pursuant to the Pooling and Servicing Agreement), and with respect to all documents specified in the other clauses of the definition of “Mortgage File” (to the extent known by a Responsible Officer of the Custodian on behalf of the Trustee to be required

B-2-1

pursuant to the Pooling and Servicing Agreement), are in its possession, (b) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, (c) based on its examination and only as to the Mortgage Note and the Mortgage, the street address (excluding zip code) of the Mortgaged Property set forth in the Mortgage Loan Schedule respecting such Mortgage Loan accurately reflects the information contained in the documents in the Mortgage File, and (d) each Mortgage Note has been endorsed.  The Custodian on behalf of the Trustee makes no representations as to:  (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified in the Mortgage Loan Schedule, or (ii) the collectibility, insurability, effectiveness or suitability of any such Mortgage Loan.

The Custodian on behalf of the Trustee acknowledges receipt of notice that the Depositor has granted to the Trustee for the benefit of the Certificateholders a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans, the REMIC I Regular Interests, and the REMIC II Regular Interests.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.  This Certificate is qualified in all respects by the terms of the Pooling and Servicing Agreement including but not limited to Section 2.2 thereof.

Wells Fargo Bank, National Association, as Custodian
By:
Name:
Title:

B-2-2

SCHEDULE OF EXCEPTIONS

B-2-3

EXHIBIT C

FORM OF REQUEST FOR RELEASE

To:	Wells Fargo Bank, National Association, as Custodian
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attn:	Global Securities and Trust Services
Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates,
Series 2013-C10

Cc:	Wells Fargo Bank, National Association, as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates
Series 2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

DATE:  __________

In connection with the administration of the Mortgage Loans held by you as Custodian on behalf of the Trustee under the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned hereby requests a release of the Trust Mortgage File held by you as Custodian on behalf of the Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Mortgagor’s Name:

Address:

Loan No.:

Reason for requesting file:

_____	1.	Mortgage Loan paid in full.

(The [Master] [Special] Servicer hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be, following the [Master] [Special] Servicer’s release of the Trust Mortgage File, credited to the Collection Account or the Distribution Account, as applicable, pursuant to the Pooling and Servicing Agreement.)

C-1

_____	2.	Mortgage Loan repurchased.

(The [Master] [Special] Servicer hereby certifies that the Purchase Price has been credited to the Collection Account or the Distribution Account, as applicable, pursuant to the Pooling and Servicing Agreement.)

_____	3.	Mortgage Loan Defeased.

_____	4.	Mortgage Loan replaced.

(The [Master] [Special] Servicer hereby certifies that a Qualifying Substitute Mortgage Loan has been assigned and delivered to you along with the related Trust Mortgage File pursuant to the Pooling and Servicing Agreement.)

_____	5.	The Mortgage Loan is being foreclosed.

_____	6.	Other. (Describe)
.

The undersigned acknowledges that once received, the above Trust Mortgage File will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you, except if the Mortgage Loan has been paid in full, repurchased or replaced by a Qualifying Substitute Mortgage Loan (in which case the Trust Mortgage File will be retained by us permanently), when no longer required by us for such purpose.

Capitalized terms used herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

[Name of [Master] [Special] Servicer]

By:
Name:
Title:

C-2

EXHIBIT D-1

FORM OF TRANSFEROR CERTIFICATE FOR
TRANSFERS OF DEFINITIVE PRIVATELY OFFERED CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:  Bondholder Services—Morgan Stanley Bank of America Merrill Lynch Trust  2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Dear Sirs:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of a Class ___ Certificate having an initial Certificate Balance or Notional Amount as of ________ (the “Settlement Date”) of $__________ (the “Transferred Certificate”).  The Certificates were issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of July 1, 2013 and executed in connection with the above-referenced transaction.  All terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

1.           The Transferor is the lawful owner of the Transferred Certificate with the full right to transfer such Certificate free from any and all claims and encumbrances whatsoever.

2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Certificate under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of any Certificate a violation of Section 5 of the Securities Act or any state securities laws, or

D-1-1

would require registration or qualification of any Certificate, or any offer or sale thereof, pursuant to the Securities Act or any state securities laws.

Very truly yours,

(Transferor)

By:
Name:
Title:

D-1-2

EXHIBIT D-2A

FORM I OF TRANSFEREE CERTIFICATE
FOR TRANSFERS OF DEFINITIVE PRIVATELY OFFERED CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:  Bondholder Services—Morgan Stanley Bank of America Merrill Lynch Trust  2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of Class ______ Certificates having an initial Certificate Balance or Notional Amount as of _________ (the “Settlement Date”) of $__________ (the “Transferred Certificates”).  The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

1.           The Transferee is a “qualified institutional buyer” (a “Qualified Institutional Buyer”) as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2.  The Transferee is aware that the sale to it of the Transferred Certificates is being made in reliance on Rule 144A.  The Transferee is acquiring the Transferred Certificates for its own account or for the account of a Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

2.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing

D-2A-1

Agreement, (e) any credit enhancement mechanism associated with the Transferred Certificates and (f) all related matters that it has requested.

3.           Check one of the following:

___       The Transferee is a “U.S. Person” and has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

___       The Transferee is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Transferred Certificates.  The Transferee has attached hereto either (i) a duly executed IRS Form W-8BEN (or successor form), which identifies the Transferee as the beneficial owner of the Transferred Certificates and states that the Transferee is not a U.S. Person, (ii) Form W-8IMY (with appropriate attachments) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify the Transferee as the beneficial owner of the Transferred Certificates and states that interest and original issue discount on the Transferred Certificates is, or is expected to be, effectively connected with a U.S. trade or business.  The Transferee agrees to provide to the Certificate Administrator (or its agent) updated IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator (or its agent) may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator (or its agent).

For this purpose, “U.S. Person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on October 20, 1996 which are eligible to elect to be treated as U.S. Persons).

The Depositor, the Trustee and the Certificate Administrator are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

4.           If the Transferred Certificates are Class R Certificates, then the Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which any such plan, account or arrangement is invested,

D-2A-2

including, without limitation, an insurance company general account, that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), and (B) is not directly or indirectly purchasing the Transferred Certificates or any interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan.

5.           If the Transferred Certificates are Non-Investment Grade Certificates (other than Class R Certificates), then check the following paragraph that is applicable:

___          The Transferee (A) is not a Plan (as defined in paragraph 4. above), and (B) is not directly or indirectly purchasing the Transferred Certificates or any interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan.

___          The Transferee has provided the Certificate Registrar with a certification of facts and an Opinion of Counsel (copies of which are attached hereto) to the effect that the transfer of the Transferred Certificates from the Transferor to the Transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Trust Advisor or the Certificate Registrar to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.

___          The purchase and holding of such Certificate or interest therein by such person qualifies for the exemptive relief available under Sections I and III of Prohibited Transaction Class Exemption 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.

Very truly yours,

(Transferee)

By:
Name:
Title:

D-2A-3

ANNEX 1 TO EXHIBIT D-2A

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[for Transferees other than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [Wells Fargo Bank, National Association], as Certificate Registrar, with respect to the commercial mortgage pass-through certificate being transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.           As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificate (the “Transferee”).

2.           The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because (i) the Transferee owned and/or invested on a discretionary basis $______________________1 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___
Corporation, etc.  The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

___
Bank.  The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificate in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

___
Savings and Loan.  The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal

     1  Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.

D-2A-4

authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificate in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale for a foreign savings and loan association or equivalent institution.

___	Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

___
Insurance Company.  The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

___
State or Local Plan.  The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

___	Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

___
Other.  (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a) (1) of Rule 144A pursuant to which it qualifies.  Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

3.           The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.  For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include any of the securities referred to in this paragraph.

D-2A-5

4.           For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee, unless the Transferee reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market.  Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee’s direction.  However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5.           The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

___           ___                      Will the Transferee be purchasing the Transferred Certificate
Yes           No                        only for the Transferee’s own account

6.           If the answer to the foregoing question is “no”, then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7.           The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.  Until such notice is given, the Transferee’s purchase of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase.  In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

8.           Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

Print Name of Transferee

By:
Name:
Title:
Date:

D-2A-6

ANNEX 2 TO EXHIBIT D-2A

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[for Transferees that are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [Wells Fargo Bank, National Association], as Certificate Registrar, with respect to the mortgage pass-through certificate being transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.           As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the “Adviser”).

2.           The Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee’s Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee’s Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee’s Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

____
The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____
The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3.           The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

D-2A-7

4.           The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee’s Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee’s Family of Investment Companies, the securities referred to in this paragraph were excluded.

5.           The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

___           ___                      Will the Transferee be purchasing the Transferred Certificates
Yes           No                        only for the Transferee’s own account

6.           If the answer to the foregoing question is “no”, then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7.           The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee’s purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

8.           Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

Print Name of Transferee or Adviser

By:
Name:
Title:

IF AN ADVISER:

Print Name of Transferee

Date:

D-2A-8

EXHIBIT D-2B

FORM II OF TRANSFEREE CERTIFICATE
FOR TRANSFERS OF DEFINITIVE PRIVATELY OFFERED CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:  Bondholder Services—Morgan Stanley Bank of America Merrill Lynch Trust  2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _______________________ (the “Transferor”) to _______________________________ (the “Transferee”) of Class ___ Certificates having an initial Certificate Balance or Notional Amount as of ________ (the “Settlement Date”) of $__________ (the “Transferred Certificates”).  The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

1.           The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Class of Certificates to which the Transferred Certificates belong has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong, and (c) no Transferred Certificate may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received either:  (A) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder’s prospective transferee substantially in the form attached either as Exhibit D-2A or, except in the case of Class R Certificates, as Exhibit D-2B to the Pooling and Servicing Agreement; or (C) an opinion of counsel satisfactory to the Certificate

D-2B-1

Registrar with respect to the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

3.           The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Transferee understands that each Transferred Certificate will bear the following legend:

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1)  PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QIB, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

5.           The Transferee understands that each Transferred Certificate (if it is a Non-Investment Grade Certificate (other than a Class R Certificate)) will bear the following legend:

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I)  SUCH PERSON IS AN “INSURANCE

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COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

6.           The Transferee understands that each Transferred Certificate (if it is a Class R Certificate) will bear the following legends:

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS THE “RESIDUAL INTEREST” IN THREE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A

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FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT.  ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

7.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action with respect to any Certificate, any interest in any Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto.  The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate, any interest in any Certificate or any other similar security.

8.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the Pooling and Servicing Agreement and the Trust created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, (e) any credit enhancement mechanism associated with the Transferred Certificates, and (f) all related matters, that it has requested.

9.           The Transferee is an “accredited investor” as defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs.  The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificate; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the

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Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

10.           Check one of the following:

___         The Transferee is a “U.S. Person” and has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

___         The Transferee is not a “U.S. Person” and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Transferred Certificates.  The Transferee has attached hereto either (i) a duly executed IRS Form W-8BEN (or successor form), which identifies the Transferee as the beneficial owner of the Transferred Certificates and states that the Transferee is not a U.S. Person, (ii) Form W-8IMY (with appropriate attachments) or (iii) two duly executed copies of IRS Form W-8ECI (or successor form), which identify the Transferee as the beneficial owner of the Transferred Certificates and states that interest and original issue discount on the Transferred Certificates is, or is expected to be, effectively connected with a U.S. trade or business.  The Transferee agrees to provide to the Certificate Administrator (or its agent) updated IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Administrator (or its agent) may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator (or its agent).

For this purpose, “U.S. Person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on October 20, 1996 which are eligible to elect to be treated as U.S. Persons).

11.           If the Transferred Certificates are Class R Certificates, then the Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which any such plan, account or arrangement is invested, including, without limitation, an insurance company general account, that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable federal, state or local law (“Similar Laws”) materially similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), and (B) is not directly or indirectly purchasing the Transferred Certificates or any interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan.

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12.           If the Transferred Certificates are Non-Investment Grade Certificates (other than Class R Certificates), then check the following paragraph that is applicable:

___         The Transferee (A) is not a Plan (as defined in paragraph 11 above), and (B) is not directly or indirectly purchasing the Transferred Certificates or any interest therein on behalf of, as named fiduciary of, as trustee of, or with “plan assets” of a Plan.

___         The Transferee has provided the Certificate Registrar with a certification of facts and an Opinion of Counsel (copies of which are attached hereto) to the effect that the transfer of the Transferred Certificates from the Transferor to the Transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or subject the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Trust Advisor or the Certificate Registrar to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.

___           The purchase and holding of such Certificate or interest therein by such person qualifies for the exemptive relief available under Sections I and III of Prohibited Transaction Class Exemption 95-60 or another exemption from the “prohibited transactions” rules under ERISA issued by the U.S. Department of Labor or similar exemption under Similar Laws.

The Depositor, the Trustee and the Certificate Administrator are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Transferee)

By:
Name:
Title:

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EXHIBIT D-3

FORM OF TRANSFER CERTIFICATE
TO AN INTEREST IN A RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 3.7(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:  Bondholder Services—Morgan Stanley Bank of America Merrill Lynch Trust  2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Class [___]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate initial [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Definitive Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Current Holder”).  The Current Holder has requested an exchange or transfer of such Definitive Certificates for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) (the “Rule 144A Beneficial Interest”).

In connection with such request, and in respect of such Certificates, the Current Holder does hereby certify that [it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and intends to hold the Rule 144A Beneficial Interest for its own account] [such Certificates are being transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Current Holder reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction].

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We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Trust Advisor and the Initial Purchasers.

[Insert Name of Current Holder]

By:
Name:
Title:

Dated:

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EXHIBIT E-1

FORM OF TRANSFEREE AFFIDAVIT AND AGREEMENT (CLASS R)

STATE OF	)
) ss:
COUNTY OF	)

____________________, being first duly sworn, deposes and says that:

1.           He/She is the ____________________ of ____________________ (the prospective transferee (the “Transferee”) of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Class R, evidencing a ____% Percentage Interest in such Class (the “Residual Certificates”)), a ________________ duly organized and validly existing under the laws of ____________________, on behalf of which he/she makes this affidavit. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the pooling and servicing agreement pursuant to which the Residual Certificates were issued (the “Pooling and Servicing Agreement”).

2.           The Transferee (i) is, and as of the date of transfer will be, a “Permitted Transferee” and will endeavor to remain a “Permitted Transferee” for so long as it holds the Residual Certificates, and (ii) is acquiring the Residual Certificates for its own account or for the account of another prospective transferee from which it has received an affidavit in substantially the same form as this affidavit. A “Permitted Transferee” is any Person other than a “disqualified organization” or a possession of the United States. (For this purpose, a “disqualified organization” means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality, all of the activities of which are subject to tax and a majority of whose board of directors is not selected by any such governmental unit) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any rural electric or telephone cooperative, or any organization (other than certain farmers’ cooperatives) that is generally exempt from federal income tax unless such organization is subject to the tax on unrelated business taxable income.

3.           The Transferee (i) is, and as of the date of transfer will be, a “Qualified Institutional Buyer” and will endeavor to remain a “Qualified Institutional Buyer” for so long as it holds the Residual Certificates, and (ii) is acquiring the Residual Certificates for its own account or for the account of another prospective transferee from which it has received an affidavit in substantially the same form as this affidavit. A “Qualified Institutional Buyer” is a qualified institutional buyer qualifying pursuant to Rule 144A under the Securities Act of 1933, as amended.

4.           The Transferee is aware (i) of the tax that would be imposed on transfers of the Residual Certificates to “disqualified organizations” under the Code that applies to all transfers of the Residual Certificates; (ii) that such tax would be on the transferor or, if such

E-1-1

transfer is through an agent (which Person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the Person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such Person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such Person does not have actual knowledge that the affidavit is false; and (iv) that the Residual Certificates may be a “noneconomic residual interest” within the meaning of Treasury regulation Section 1.860E-1(c) and that the transferor of a “noneconomic residual interest” will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to enable the transferor to impede the assessment or collection of tax.

5.           The Transferee is aware of the tax imposed on a “pass-through entity” holding the Residual Certificates if at any time during the taxable year of the pass-through entity a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

6.           The Transferee is aware that the Certificate Registrar will not register any transfer of the Residual Certificates by the Transferee unless the Transferee’s transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Transferee expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

7.           The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Residual Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

8.           The Transferee’s taxpayer identification number is _________________.

9.           The Transferee has reviewed the provisions of Section 3.3(e) of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Residual Certificates (in particular, clause (F) of the first paragraph of Section 3.3(e) which authorizes the Certificate Administrator or the Trustee to deliver payments on the Residual Certificate to a Person other than the Transferee and clause (G) of the first paragraph of Section 3.3(e) which authorizes the Certificate Registrar to negotiate a mandatory sale of the Residual Certificates, in either case, in the event that the Transferee holds such Residual Certificates in violation of Section 3.3(e)); and the Transferee expressly agrees to be bound by and to comply with such provisions.

10.         No purpose of the Transferee relating to its purchase or any sale of the Residual Certificates is or will be to impede the assessment or collection of any tax.

11.         The Transferee hereby represents to and for the benefit of the transferor that the Transferee intends to pay any taxes associated with holding the Residual Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Residual Certificates.

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12.         The Transferee will not cause income with respect to the Residual Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty, of such proposed Transferee or any other United States Tax Person.

13.         The Transferee will, in connection with any transfer that it makes of the Residual Certificates, deliver to the Certificate Registrar a representation letter substantially in the form of Exhibit E-2 to the Pooling and Servicing Agreement in which it will represent and warrant, among other things, that it is not transferring the Residual Certificates to impede the assessment or collection of any tax and that it has at the time of such transfer conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and has satisfied the requirements of such provision.

14.         The Transferee is a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

15.         [Select a or b, as applicable] [a]  The Transferee has computed any consideration paid to it to acquire the Class R Certificate in accordance with U.S. Treasury Regulations Sections 1.860E-1(c)(7) and 1.860E-1(c)(8) by computing present values using a discount rate equal to the Federal short-term rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

[b]  The transfer of the Class R Certificate complies with Treasury Regulation Sections 1.860E-1(c)(5) and 1.860E-1(c)(6) and, accordingly,

(i)          the Transferee is an “eligible corporation,” as defined in Treasury Regulation Section 1.860E-1(c)(6), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)         at the time of the transfer, and at the close of the Transferee’s two fiscal years preceding the Transferee’s fiscal year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of Treasury Regulation Section 1.860E-1(c)(6)(ii) and excluding any other asset if a principal purpose for holding or acquiring that asset is to permit the Transferee to satisfy this Section 15(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)        the Transferee will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulation Section 1.860E-1(c)(6), in a transaction that satisfies the requirements of Treasury Regulation Section 1.860E-1(c)(i), (ii) and (iii) and this Section 15 and the transfer is not to a foreign permanent establishment (within the meaning of an applicable income tax treaty) of such eligible corporation or any other arrangement by which the Class R Certificate will be at any time subject to net tax by a foreign country or possession of the United States; and

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(iv)        the Transferee determined the consideration paid to it to acquire the Class R Certificate, based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith, is a reasonable amount.

16.         The Transferee (i) is, and at the time of transfer will be, a United States Tax Person other than a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or, may be owned pursuant to the applicable partnership agreement) directly or indirectly (other than through a U.S. corporation) by any person that is not a United States Tax Person, and (ii) is not, and at the time of the transfer will not be, a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty, of any United States Tax Person.  If the Transferee is a partnership, trust or disregarded entity for U.S. federal income tax purposes, then each person that may be allocated income from the Class R Certificate is, and at the time of transfer will be, a United States Tax Person.

17.         The Transferee has historically paid its debts as they have come due and will continue to do so in the future.

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IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its ____________________ and its corporate seal to be hereunto attached this ___ day of ___________, ____.

[NAME OF TRANSFEREE]

By:
[Name of Officer]
[Title of Officer]

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EXHIBIT E-2

FORM OF TRANSFEROR AFFIDAVIT AND AGREEMENT (CLASS R)

_______________, 20__

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:  Bondholder Services—Morgan Stanley Bank of America Merrill Lynch Trust  2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Dear Sirs:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of Class R Certificates evidencing a ____% Percentage Interest in such Class (the “Residual Certificates”).  The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

1.           No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

2.           The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement. The Transferor has no knowledge or reason to know that any representation contained therein is false.

3.           The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

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4.           The Transferor does not know and has no reason to know that the Transferee is not a Permitted Transferee, is not a United States Tax Person or a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or, may be owned pursuant to the applicable partnership agreement) directly or indirectly (other than through a U.S. corporation) by any person that is not a United States Tax Person, is a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty, of any United States Tax Person, or is a Person with respect to which income on the Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of any applicable income tax treaty.

5.           The Transferor does not know and has no reason to know that the Transferee will not honor the restrictions on subsequent transfers by the Transferee under the Transfer Affidavit and Agreement, delivered in connection with this transfer.

Very truly yours,

(Transferor)

By:
Name:
Title:

E-2-2

EXHIBIT F

FORM OF REGULATION S CERTIFICATE

Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates,
Series 2013-C10, Class ___ (the “Certificates”)

TO:                           Euroclear Bank, SA/NV
or
                                 CLEARSTREAM

This is to certify that as of the date hereof, and except as set forth below, the above-captioned Certificates held by you or on your behalf for our account are beneficially owned by non-U.S. person(s).  As used in this paragraph, the term “U.S. person” has the meaning given to it by Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).  To the extent that we hold an interest in any of the Certificates on behalf of person(s) other than ourselves, we have received certifications from such person(s) substantially identical to the certifications set forth herein.

We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Certificates held by you or on your behalf for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

This certification excepts and does not relate to $__________ of such beneficial interest in the above Certificates in respect of which we are not able to certify and as to which we understand the exercise of any rights to payments thereon and the exchange for definitive Certificates or for an interest in definitive Certificates in global form cannot be made until we do so certify.

We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:  __________, 2013

By:
As, or as agent for, the beneficial owner(s) of the Certificates to which this certificate relates.

F-1

EXHIBIT G

FORM OF EXCHANGE CERTIFICATION

(“Exchange Certificate”)

__________ __, 201_

TO:	The Depository Trust Company

CLEARSTREAM or
Euroclear Bank, SA/NV

Wells Fargo Bank, National Association,
as Certificate Registrar

This is to notify you as to the transfer of the beneficial interest in $_______________ of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates, Series 2013-C10, Class __(the “Certificates”).

The undersigned is the owner of a beneficial interest in the Class __ [Rule 144A Global Certificate] [Regulation S Global Certificate] and requests that on [INSERT DATE], (i) [Euroclear] [CLEARSTREAM] [DTC] debit account #__________, with respect to $__________ principal denomination of the Class __ [Rule 144A Global Certificate] [Regulation S Global Certificate] and (ii) [DTC] [Euroclear] [CLEARSTREAM] credit the beneficial interest of the below-named purchaser, account #__________, in the Class __ [Rule 144A Global Certificate] [Regulation S Global Certificate] in the same principal denomination as follows:

Name:
Address:
Taxpayer I.D. No.:

The undersigned hereby represents that this transfer is being made in accordance with an exemption from the provisions of Section 5 of the United States Securities Act of 1933, as amended (the “Securities Act”), which representation is based upon the reasonable belief that the purchaser is [not a U.S. Person as defined in Regulation S under the Securities Act] [a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act, and that such purchaser has acquired the Certificates in a transaction effected in accordance with the exemption from the registration requirements of the Securities Act provided by Rule 144A and, if the purchaser has purchased the Certificates for one or more accounts for which it is acting as fiduciary or agent, each such account is a qualified institutional buyer] and that the purchaser is acquiring beneficial interests in the applicable Certificate1 for its own account or for one or more

1	[NOTE: INFORMATION PROVIDED ABOVE WITH RESPECT TO PURCHASER AND THE FOREGOING REPRESENTATION MUST BE PROVIDED TO THE

G-1

institutional accounts for which it is acting as fiduciary or agent in a minimum amount equivalent to not less than U.S.$[FOR PRINCIPAL BALANCE CERTIFICATES:  $100,000] [FOR CLASS X CERTIFICATES:  $100,000] and integral multiples of U.S. $1 in excess thereof for each such account.

Very truly yours,

[NAME OF HOLDER OF CERTIFICATE]

By:
[Name], [Chief Financial or other Executive Officer]

CERTIFICATE REGISTRAR UPON ANY TRANSFER OF CERTIFICATES IF THE CERTIFICATES ARE NO LONGER HELD IN GLOBAL FORM.]

G-2

EXHIBIT H

FORM OF EUROCLEAR BANK OR CLEARSTREAM BANK CERTIFICATE

Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates,
Series 2013-C10, Class ___ (the “Certificates”)

TO:	Wells Fargo Bank, National Association, as Certificate Registrar
	Attn:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates, Series 2013-C10

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organizations appearing in our records as persons being entitled to a portion of the principal amount of the Certificates set forth below (our “Member Organizations”) substantially to the effect set forth in the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, U.S. $__________ principal amount of the above-captioned Certificates held by us or on our behalf are beneficially owned by non-U.S. person(s).  As used in this paragraph, the term “U.S. person” has the meaning given to it by Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”).

We further certify that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any interest in the Certificates identified above are no longer true and cannot be relied upon as of the date hereof.

[On Release Date:  We hereby acknowledge that no portion of the Class __ Regulation S Temporary Global Certificate shall be exchanged for an interest in the Class __ Regulation S Permanent Global Certificate (as each such term is defined in the Pooling and Servicing Agreement) with respect to the portion thereof for which we have not received the applicable certifications from our Member Organizations.]

[Upon any payments under the Regulation S Temporary Global Certificate:  We hereby agree to hold (and return to the Certificate Administrator upon request) any payments received by us on the Class __ Regulation S Temporary Global Certificate (as defined in the Pooling and Servicing Agreement) with respect to the portion thereof for which we have not received the applicable certifications from our Member Organizations.]

H-1

We understand that this certification is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:

[EUROCLEAR BANK, SA/NV,
as operator of the Euroclear System]

or

[CLEARSTREAM]

By:

H-2

EXHIBIT I

FORM OF INVESTOR CERTIFICATION

(“Investor Certification”)

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator
Corporate Trust Office
9062 Old Annapolis
Columbia, Maryland 21045
Attention:        Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates
Series 2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”; capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement), executed in connection with the above-referenced transaction, the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a [[Certificateholder][Certificate Owner][prospective purchaser] of the Class ___ Certificates][holder of a [B Note][Serviced Companion Loan] with respect to the [_____] Mortgage Loan].

2.           In the case of a Registered Certificate, the undersigned has received a copy of the Prospectus.

3.           The undersigned is not a Mortgagor, a Manager, an Affiliate of a Mortgagor or Manager or an agent of any of the foregoing.

4.           The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates and from its accountants and attorneys (such persons, in each case, to be subject to the same requirement of confidentiality) and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or

I-1

by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.           The undersigned shall be fully liable for any breach of the covenants or representations made by it or by any of its Representatives in this certification and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Trust Advisor, the Trust Fund, the Underwriter and the Initial Purchaser for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF CERTIFYING PARTY]

By:
Title:
Company:
Phone:

I-2

EXHIBIT J

FORM OF NRSRO CERTIFICATION (“NRSRO Certification”)

Wells Fargo Bank, National Association,
as Certificate Administrator
Corporate Trust Office
9062 Old Annapolis
Columbia, Maryland 21045
Attention:        Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates
Series 2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), executed in connection with the above-referenced transaction with respect to Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.             (a)           The undersigned is a Rating Agency; or

(b)           The undersigned is a nationally recognized statistical rating organization and has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), has access to the Depositor’s 17g-5 website, is requesting access pursuant to the Pooling and Servicing Agreement to certain information on such 17g-5 website pursuant to the provisions of the Pooling and Servicing Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s Website.

2.             The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

J-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NRSRO]

By:

Name:

Title:

Company:

Dated:  [_____]

J-2

EXHIBIT K

FORM OF DISTRIBUTION DATE STATEMENT

[See attached]

K-1

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

DISTRIBUTION DATE STATEMENT
Table of Contents

	STATEMENT SECTIONS	PAGE(s)

	Certificate Distribution Detail	2
	Certificate Factor Detail	3
	Reconciliation Detail	4
	Other Required Information	5
	Cash Reconciliation Detail	6
	Current Mortgage Loan and Property Stratification Tables	7 - 9
	Mortgage Loan Detail	10
	NOI Detail	11
	Principal Prepayment Detail	12
	Historical Detail	13
	Delinquency Loan Detail	14
	Specially Serviced Loan Detail	15 - 16
	Advance Summary	17
	Modified Loan Detail	18
	Historical Liquidated Loan Detail	19
	Historical Bond / Collateral Realized Loss Reconciliation	20
	Interest Shortfall Reconciliation Detail	21 - 22
	Defeased Loan Detail	23
	Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Trust Advisor

Morgan Stanley Capital I Inc. 1585 Broadway New York, NY 10036 Contact: General Information Number Phone Number: (212) 761-4000	Midland Loan Services A Division of PNC Bank, N.A. 10851 Mastin Street, Building 82 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Midland Loan Services A Division of PNC Bank, N.A. 10851 Mastin Street, Building 82 Overland Park, KS 66210 Contact: Valerie Nichols Email: raffe@nrfc.com	Park Bridge Lender Services LLC 560 Lexington Avenue, 17th Floor New York, NY 10022 Contact: David Rodgers Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties.  Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices.  In addition, certificateholders may register online for email notification when special notices are posted.  For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FL		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FX		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PST		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3FL		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3FX		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
PST		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount
X-A		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Certificate Interest Reconciliation
Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FL	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3FX	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PST	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Other Required Information

Available Distribution Amount (1)	0.00

Current 1 Month LIBOR	0.000000%

Next 1 Month LIBOR	0.000000%
		Appraisal Reduction Amount
			Appraisal	Cumulative	Most Recent
		Loan	Reduction	ASER	App. Red.
		Number	Effected	Amount	Date

		Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		Insurer Fee	0.00
Net Prepayment Interest Shortfall	0.00		Trust Advisor Fee - Park Bridge Lender Servicers LLC	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Equity Payments Received	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Equity Payments Paid	0.00
			Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Property Type (1)							State (1)

Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals							Totals

Seasoning

Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							Anticipated Remaining Term (ARD and Balloon Loans)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

Remaining Amortization Term (ARD and Balloon Loans)

Totals							Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Note Rate

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)
Totals

Remaining Stated Term (Fully Amortizing Loans)

							Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals
Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Yield Ratio (4)							Debt Service Coverage Ratio (3)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

Age of Most Recent NOI
Totals
							Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

(1) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.
(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Master Servicer is used. To the extent that no DSCR is provided by the Master Servicer, information from the offering document is used. The DSCRs reported by the Master Servicer may be based on a period of less than 12 months. Regardless, DSCRs are normalized based on the Most Recent Financial as of Start and End Dates as reported on the NOI Detail page of this statement. The Certificate Administrator makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(4) Debt Yield Ratios are calculated using the ending scheduled loan balance and the most current NOI provided by the Master Servicer. If no NOI information is provided by the Master Servicer, the NOI provided in the prospectus supplement is used. The NOI reported by the Master Servicer may be based on a period of less than 12 months. When this is the case, the NOI is annualized using the Most Recent Financial as of Start and End Dates as reported on the NOI Detail page of this statement.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Mortgage Loan Detail
Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Termporary Rate Reduction
MH	-	Mobile Home Park

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution Date	30-59 Days # Balance	60-89 Days # Balance	90 Days or More # Balance	Foreclosure # Balance	REO # Balance	Modifications # Balance	Curtailments # Balance	Payoff # Balance	Next Weighted Avg. Coupon Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Specially Serviced Loan Detail - Part 1
Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code									(2) Property Type Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	-	Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	-	Note Sale			to Master Servicer	13	-	Other or TBD	WH MH	- -	Warehouse Mobile Home Park	OT	-	Other

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13		Other or TBD

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013
Historical Bond/Collateral Loss Reconciliation Detail
Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013
Interest Shortfall Reconciliation Detail - Part 1
Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees					Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out	ASER	(PPIS) Excess

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Interest Shortfall Reconciliation Detail - Part 2

Offering	Stated Principal	Current Ending	Reimb of Advances to the Servicer
Document	Balance at	Scheduled	Current Month	Left to Reimburse	Other (Shortfalls)/	Comments
Cross-Reference	Contribution	Balance		Master Servicer	Refunds

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 Commercial Mortgage Pass-Through Certificates Series 2013-C10	For Additional Information please contact CTSLink Customer Service 1-866-846-4526 Reports Available www.ctslink.com
		Payment Date:	08/16/2013
		Record Date:	07/31/2013
		Determination Date:	08/12/2013

Supplemental Reporting

Other Disclosable Special Servicer Fees

EXHIBIT L

FORM OF TRUST ADVISOR ANNUAL REPORT

Report Date:  Report will be delivered annually no later than [INSERT DATE].
Transaction:  Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10
Trust Advisor:  Park Bridge Lender Services LLC
Special Servicer:  [                    ]
Controlling Class Representative:  [                    ]

I. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), executed in connection with the above-referenced transaction, as well as the items listed below, the Trust Advisor has undertaken a limited review of the Special Servicer’s operational practices in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement and has discussed with the Special Servicer its stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the Special Servicer’s reasoning for believing it is in compliance with the Pooling and Servicing Agreement and other pertinent information the Trust Advisor considers relevant, in each case, insofar as such information relates to the resolution or liquidation of the Specially Serviced Mortgage Loans and REO Properties and provides this Trust Advisor Annual Report.

No information or any other content included in this Trust Advisor Annual Report contravenes any provision of the Pooling and Servicing Agreement. This Trust Advisor Annual Report sets forth the Trust Advisor’s assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Trust Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties and (B) complies with all of the confidentiality requirements described in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Trust Advisor:

1.
Reviewed any annual compliance statement delivered to the Trust Advisor by the Special Servicer pursuant to Section 13.9 the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Trust Advisor Actions:

2.
Reviewed any annual independent public accountants’ servicing report delivered to the Trust Advisor by the Special Servicer pursuant to Section 13.11 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Trust Advisor Actions:

3.	Reviewed any [Final] Asset Status Report and other information or communications delivered to the Trust Advisor and the following issues were noted therein: [ ]

Trust Advisor Actions:

Based on such review and/or consultation with, or other information provided by the Special Servicer, and on the Trust Advisor’s performance of its obligations under the Pooling and Servicing Agreement, the Trust Advisor [does] [does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

Qualifications related to the work product undertaken and opinions related to this report:

1.            The Trust Advisor did not participate in, or have access to, the Special Servicer’s and Controlling Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan.

2.            The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement.  The Trust Advisor has no responsibility or authority to alter the standards set forth therein.

3.            Confidentiality and other contractual restrictions limit the Trust Advisor’s ability to outline herein the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement.  As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the Special Servicer.  However, all such information is considered in preparing this report.

4.            There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans.  These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc.  The Trust Advisor does not participate in discussions regarding such actions.  As such, the Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

PARK BRIDGE LENDER SERVICES LLC

By:
Name:
Title:

EXHIBIT M

FORM OF FINANCIAL MARKET PUBLISHER CERTIFICATION (SECTION 5.4(h))

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.  If you represent a Financial Market Publisher not listed herein and would like access to the information, please contact CTSLink at (866) 846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates Series 2013-C10 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

The undersigned is an employee or agent of BlackRock Financial Management, Inc., Trepp, LLC, Bloomberg L.P., CMBS.com, Inc., Intex Solutions, Inc. or Markit, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on www.ctslink.com by request of the Depositor.

The undersigned agrees that each time it accesses www.ctslink.com, the undersigned is deemed to have recertified that the representation above remains true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and has caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[______________________]

By:
Name:
Title:
Phone:
E-mail:

Dated:

M-1

EXHIBIT N-1

[Reserved]

N-1-1

EXHIBIT N-2

[Reserved]

N-2-1

EXHIBIT O-1
FORM OF POWER OF ATTORNEY TO MASTER SERVICER

RECORDING REQUESTED BY:
[insert address]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at 9062 Old Annapolis Road, Columbia, Maryland 21045, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints  (insert servicer name) , (“Master Servicer”), and in its name, aforesaid Attorney-In-Fact, by and through its duly appointed officers and employees, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (7) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Agreement”) by and among Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator, Certificate Registrar, Custodian and Authenticating Agent, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, and Park Bridge Lender Services LLC, as Trust Advisor, on behalf of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association.

This Limited Power of Attorney is being issued in connection with Master Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by the Trustee.  These Loans are secured by collateral comprised of Mortgages, Deeds of Trust, Deeds to Secure Debt and other forms of Security instruments (collectively the “Security Instruments”) encumbering any and all real and personal property delineated therein (the “Property”) and the Notes secured thereby.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.
Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by Wells Fargo Bank, National Association, as Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for

O-1-1

waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.
Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the Master Servicer has an obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.
Obtain an interest therein and/or building thereon, as Wells Fargo Bank, National Association, as Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

4.
Execute bonds, notes, mortgages, deeds of trust and other contracts, agreements and instruments regarding the Borrowers and/or the Property, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements,  listing agreements, purchase and sale agreements and other instruments pertaining to mortgages or deeds of trust, and execution of deeds and associated instruments, if any, conveying the Property, in the interest of the Trustee.

5.
Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Loans.

6.	Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the Master Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [insert date of this power of attorney].

This appointment is to be construed and interpreted as a limited power of attorney.  The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The Master Servicer hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the misuse of this Limited Power of Attorney by the Master Servicer.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier

O-1-2

resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

This Limited Power of Attorney is effective as of the date below and shall remain in full force and effect until (a) revoked in writing by the Trustee, or (b) the termination, resignation or removal of the Trustee as trustee of the Trust, or (c) the termination, resignation or removal of the Master Servicer as a master servicer of the Trust, or (d) the termination of the Agreement related to the Trust, whichever occurs earlier.

Witness my hand and seal this      day of      , 2013.

NO CORPORATE SEAL	Wells Fargo Bank, National Association, as Trustee, for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

By:
Witness:		, Vice President

Witness:

Attest: , Trust Officer

CORPORATE ACKNOWLEDGMENT

State of Maryland

County of [_______]

On this       day of      , 2013, before me, the undersigned, a Notary Public in and for said County and State, personally appeared      ,       and      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as [_],[_] and [_], respectively of Wells Fargo Bank, National Association, a national banking association, and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature: __________________________

My commission expires:	Document drafted by Wells Fargo Bank, National Association, as Trustee

O-1-3

EXHIBIT O-2

FORM OF POWER OF ATTORNEY TO SPECIAL SERVICER

RECORDING REQUESTED BY:
[insert address]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at 9062 Old Annapolis Road, Columbia Maryland 21045, not in its individual capacity but solely as Trustee (“Trustee”), hereby constitutes and appoints  (insert servicer name) , (“Special Servicer”), and in its name, aforesaid Attorney-In-Fact, by and through its duly appointed officers and employees, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (8) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Agreement”) by and among Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator, Certificate Registrar, Custodian and Authenticating Agent, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer and Park Bridge Lender Services LLC, as Trust Advisor, on behalf of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10, and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association.

This Limited Power of Attorney is being issued in connection with Special Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by the Trustee.  These Loans are secured by collateral comprised of Mortgages, Deeds of Trust, Deeds to Secure Debt and other forms of Security instruments (collectively the “Security Instruments”) encumbering any and all real and personal property delineated therein (the “Property”) and the Notes secured thereby.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.
Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by Wells Fargo Bank, National Association, as Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure,

O-2-1

actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.
Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee in litigation and to resolve any litigation where the Special Servicer has an obligation to defend the Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.
Obtain an interest therein and/or building thereon, as Wells Fargo Bank, National Association, as Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

4.
Execute bonds, notes, mortgages, deeds of trust and other contracts, agreements and instruments regarding the Borrowers and/or the Property, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, management agreements,  listing agreements, purchase and sale agreements and other instruments pertaining to mortgages or deeds of trust, and execution of deeds and associated instruments, if any, conveying the Property, in the interest of the Trustee.

5.
Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as Property securing the Loans.

6.
Execute any document or perform any act described in items (3) and (4) in connection with the termination of any Trust as necessary to transfer ownership of the affected Mortgage Loans to the entity ( or its designee or assignee ) possessing the right to obtain ownership of the Mortgage Loans.

7.	Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the Special Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [insert date of this power of attorney].

This appointment is to be construed and interpreted as a limited power of attorney.  The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

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The Special Servicer hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the misuse of this Limited Power of Attorney by the Special Servicer.  The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

This Limited Power of Attorney is effective as of the date below and shall remain in full force and effect until (a) revoked in writing by the Trustee, or (b) the termination, resignation or removal of the Trustee as trustee of the Trust, or (c) the termination, resignation or removal of the Special Servicer as a special servicer of the Trust, or (d) the termination of the Agreement related to the Trust, whichever occurs earlier.

Witness my hand and seal this      day of      , 2013.

NO CORPORATE SEAL	Wells Fargo Bank, National Association, as Trustee, for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

By:
Witness:		, Vice President

Witness:

Attest: , Trust Officer

CORPORATE ACKNOWLEDGMENT
State of Maryland

County of [______]

On this       day of      , 2013, before me, the undersigned, a Notary Public in and for said County and State, personally appeared      ,       and      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed the within instrument as [_], [_] and [_], respectively of Wells Fargo Bank, National Association, a national banking association, and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature: __________________________

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My commission expires:	Document drafted by Wells Fargo Bank, National Association, as Trustee

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EXHIBIT P-1

FORM OF PERFORMANCE CERTIFICATION

Re:           Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), executed in connection with the Transaction.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

I, [identity of certifying individual], certify that:

1.           I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10 (the “Exchange Act periodic reports”);

2.           Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.           Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

·	Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and Special Servicer;

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·	Wells Fargo Bank, National Association, as Custodian, Trustee and Certificate Administrator;
·	Park Bridge Lender Services LLC, as Trust Advisor;
·	[names of sub-servicers]

Date:  [___]

By
Name:
Title:

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EXHIBIT P-2

REPORTING SERVICER FORM OF PERFORMANCE CERTIFICATION

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention:  Stephen Holmes and Kiernan Pusey

Re:           Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), executed in connection with the Transaction.

Capitalized terms used but not defined herein have the meanings set forth in the [Pooling and Servicing Agreement] [the Subservicing Agreement, dated as of _____ (the “Subservicing Agreement”) between [identify parties] or, if not defined in the Subservicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement].

I, [identity of certifying individual], hereby certify to [Name of Certifying Person (s) for the Sarbanes-Oxley Certification], the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I [(or an officer supervised by me)] have reviewed the report of [servicing] information provided by the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer] required in accordance with the Pooling and Servicing Agreement for inclusion in the Annual Report on Form 10-K (“Form 10-K”) relating to the Trust and all reports of information by the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer] required in accordance with the Pooling and Servicing Agreement for inclusion in the Asset-Backed Issuer Distribution Reports on Form 10-D (“Form 10-D”) relating to the Trust (such reports by the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer], collectively, the “Applicable Periodic Reports”);

2.           Based on my knowledge, the Applicable Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Applicable Periodic Reports;

3.           Based on my knowledge, all of the [distribution], servicing and other information required to be provided in the Applicable Periodic Reports under the provisions of the [Pooling

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and Servicing/Subservicing] Agreement for the calendar year preceding the date of the Form 10-K is included in the Applicable Periodic Reports;

4.           Based on my knowledge and the compliance review conducted in preparing the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer]’s compliance statement under Section [13.9] of the [Pooling and Servicing/Subservicing] Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the Applicable Periodic Reports, the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer] has fulfilled its obligations under the [Pooling and Servicing/Subservicing] Agreement; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required under the [Pooling and Servicing/Subservicing] Agreement to be included in this certification in connection with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been delivered in accordance with the [Pooling and Servicing/Subservicing] Agreement and included as an exhibit to this certification, except as otherwise disclosed in this certification.  Any material instances of noncompliance required to be described in such reports have been disclosed in such reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [name of trustee, custodian, certificate administrator or other similar party; name of depositor; name of master servicer; name of trust advisor; name of special servicer; name of other sub-servicer].

This Certification is being signed by me as an officer of the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer] responsible for reviewing [or overseeing review of] the activities performed by the [Master Servicer/Special Servicer/Trust Advisor/Certificate Administrator/Custodian/Trustee/Sub-Servicer] under the [Pooling and Servicing/Subservicing] Agreement.

Date:  [___]

By
Name:
Title:

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EXHIBIT Q

FORM OF EXCHANGE LETTER

[Certificateholder’s letterhead]

Wells Fargo Bank, National Association,
as Certificate Administrator
Corporate Trust Office
9062 Old Annapolis
Columbia, Maryland 21045
Attention:       Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10
Commercial Mortgage Pass-Through Certificates
Series 2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Pursuant to the terms of the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”; capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement), entered in connection with the issuance of the Certificates, we hereby (i) certify that as of the date above, the undersigned is the beneficial owner of the Exchangeable Certificate set forth below under “Exchangeable Certificates to be Surrendered”, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates set forth below under “Exchangeable Certificates to be Surrendered” and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates set forth below.  We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portion(s) of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion(s) of the Exchangeable Certificates received in such exchange shall be increased.

Exchangeable Certificates to be Surrendered			Exchangeable Certificates to be Received
CUSIP	Outstanding Certificate Balance	Initial Certificate Balance	CUSIP

Q-1

Our Depository participant number is [________].

Sincerely,

By:
Name:
Title:

[Medallion Stamp Guarantee]

Q-2

EXHIBIT R

FORM OF NOTICE OF EXCHANGE OF CLASS A-3FL
FOR CLASS A-3FX CERTIFICATES

Morgan Stanley Capital I Inc. 1585 Broadway New York, New York 10036 Attention: Stephen Holmes and Kiernan Pusey Deutsche Bank AG, New York Branch 60 Wall Street New York, New York 10005
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Ladies and Gentlemen:

In accordance with Section 3.11 of the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”), entered in connection with the issuance of the Certificates, the undersigned, as Certificateholder or Certificate Owner, hereby notifies you of its intent to conduct an exchange of the Class A-3FL Certificates (CUSIP: [               ]) for Class A-3FX Certificates (CUSIP: [               ]) in the amounts set forth below.  We further confirm that all conditions required pursuant to the Pooling and Servicing Agreement are satisfied as of the Exchange Date set forth below.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Proposed Exchange Date:

Intended initial Distribution Date after giving effect to such exchange:

Certificate Principal Balance of Certificates to be exchanged:

Class Principal Balance of Class A-3FL

Certificates prior to exchange:

Class Principal Balance of Class A-3FX

Certificates after exchange:

Certificateholder’s Participant Number:

By their signatures below, each of the undersigned Certificateholder or Certificate Owner and Swap Counterparty hereby confirm that all amounts to be paid by either such party to another in respect of such exchange have been paid.

IN WITNESS WHEREOF, the undersigned has executed this notice as of this [   ] day of [   ], 20[   ].

By:
Name:
Title:

[medallion guaranty stamp]

The undersigned, as the Swap Counterparty under the Swap Agreement, dated as of [_] [_], 2013, between the undersigned and Morgan Stanley Bank of American Merrill Lynch Trust 2013-C10, hereby consents to the proposed exchange of the Class A-3FL Certificates for the Class A-3FX Certificates described above and acknowledges and agrees to the consequent reduction in the Class A-3FX Percentage Interest and the Notional Amount under the Swap Agreement, in accordance with the terms of the Swap Agreement and the Pooling and Servicing Agreement.

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

The undersigned, as the Depositor under the Pooling and Servicing Agreement, hereby consents to the proposed exchange of the Class A-3FL Certificates for the Class A-3FX Certificates described above in accordance with the terms of the Pooling and Servicing Agreement.

MORGAN STANLEY CAPITAL I INC.

By:
Name:
Title:

EXHIBIT S-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention:  Stephen Holmes and Kiernan Pusey

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”) and executed in connection with the issuance of the Certificates.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.           The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or

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qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

S-1-2

EXHIBIT S-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]
Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention:  Stephen Holmes and Kiernan Pusey

Midland Loan Services,
a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”) and executed in connection with the above-referenced transaction.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.           The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit S-1 to the Pooling and Servicing Agreement, and

T-1

(B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit S-2 to the Pooling and Servicing Agreement.

3.           The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 8.10 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto.  The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.           The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs.  The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.           The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a

S-2-2

violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.           The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 8.10 of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

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EXHIBIT T

FORM OF NOTE HOLDER CERTIFICATION

[Date]
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention:     Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10,
Commercial Mortgage Pass-Through Certificates,
Series 2013-C10

Re:	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C10, Commercial Mortgage Pass-Through Certificates, Series 2013-C10

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of July 1, 2013 (the “Pooling and Servicing Agreement”; capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement), executed in connection with the above-referenced transaction, the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a holder of the following Serviced Companion Loan, B Note or Non-Serviced Companion Loan: [_]

2.           The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

3.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[______________________]

By:
Title:
Company:
Phone:

T-1

SCHEDULE I

Bank of America Loan Schedule

(See attached)

Schedule I-1

MSBAM 2013-C10
Mortgage Loan Schedule

Mortgage Loan Seller	Loan ID	Property Name	Cut-off Date Balance	Address	City	State	Note Date	Maturity Date or ARD	Mortgage Rate	Original Term to Maturity or ARD (mos.)	Remaining Term to Maturity or ARD (mos.)	Original Amortization Term (mos.)	ARD (Yes/No)	Master Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate
BANA	5	Goodyear Global HQ Office	$80,000,000	210 Innovation Way	Akron	OH	5/31/2013	6/1/2023	4.200%	120	119	360	Yes	0.02000%	0.00000%
BANA	8	Bleznak Portfolio	$49,932,222				5/30/2013	6/1/2023	4.340%	120	119	360	No	0.02000%	0.00000%
BANA	8.1	Bleznak Portfolio - Village of Stoney Run Apartments	$24,766,382	2813 Route 73 South	Maple Shade	NJ
BANA	8.2	Bleznak Portfolio - Cooper River Plaza South	$14,680,073	5105 North Park Drive	Pennsauken	NJ
BANA	8.3	Bleznak Portfolio - Cooper River Plaza East	$7,989,155	2400 McClellan Avenue	Pennsauken	NJ
BANA	8.4	Bleznak Portfolio - Myrtle Place Apartments	$2,496,611	4001 Myrtle Avenue	Camden	NJ
BANA	12	Canton Marketplace	$32,000,000	1810 Cumming Highway	Canton	GA	4/30/2013	5/1/2023	3.350%	120	118	0	No	0.02000%	0.00000%
BANA	15	The Mall at Tuttle Crossing	$30,000,000	5043 Tuttle Crossing Boulevard	Dublin	OH	4/30/2013	5/1/2023	3.564%	120	118	360	No	0.02000%	0.00000%
BANA	25	Holiday Inn Express - Utica, MI	$6,388,846	45555 Utica Park Place Boulevard	Utica	MI	5/29/2013	6/1/2023	4.750%	120	119	300	No	0.02000%	0.00000%
BANA	26	Holiday Inn Express - Howell, MI	$3,793,377	1397 North Burkhart Road	Howell	MI	5/29/2013	6/1/2023	4.750%	120	119	300	No	0.02000%	0.00000%
BANA	27	Holiday Inn Express - Tipp City, OH	$3,094,597	1100 West Main Street	Tipp City	OH	5/29/2013	6/1/2023	4.750%	120	119	300	No	0.02000%	0.00000%
BANA	28	Baymont Inn & Suites - Howell, MI	$1,397,560	4120 Lambert Drive	Howell	MI	5/29/2013	6/1/2023	4.750%	120	119	300	No	0.02000%	0.00000%
BANA	31	1720 Eye Street	$12,110,000	1720 Eye Street NW	Washington, D.C.	DC	4/15/2013	5/1/2018	3.850%	60	58	0	No	0.02000%	0.00000%
BANA	32	Easley Town Center Phase IV & V	$11,442,532	119-159 and 201 Rolling Hills Circle	Easley	SC	4/30/2013	5/1/2023	3.900%	120	118	360	No	0.02000%	0.00000%
BANA	36	Fern Park Plaza Shopping Center	$10,969,784	111 State Road 436	Casselberry	FL	5/1/2013	5/1/2023	4.052%	120	118	360	No	0.02000%	0.00000%
BANA	38	Grand Central Station	$9,771,468	8700 Research Boulevard	Austin	TX	4/29/2013	5/1/2023	3.752%	120	118	360	No	0.02000%	0.00000%
BANA	55	Reynolds Midwest MHC Portfolio	$6,438,254				5/9/2013	6/1/2023	4.452%	120	119	300	No	0.02000%	0.00000%
BANA	55.1	Reynolds Midwest MHC Portfolio - Hide-away Hills MHP	$2,281,788	2441 W 250 S	Warsaw	IN
BANA	55.2	Reynolds Midwest MHC Portfolio - Vermillion Estates	$1,444,585	1225 4H Park Road	Pontiac	IL
BANA	55.3	Reynolds Midwest MHC Portfolio - Coach Mobile Home Court	$1,792,599	654 Jeffco Boulevard	Arnold	MO
BANA	55.4	Reynolds Midwest MHC Portfolio - Sunset Mobile Home Park	$919,282	902 16th Avenue North	Wahpeton	ND
BANA	56	Hampton Inn Lake Wales	$6,289,113	22900 U.S. Highway 27	Lake Wales	FL	5/22/2013	6/1/2023	4.807%	120	119	300	No	0.02000%	0.00000%
BANA	57	85 Fifth Avenue Co-op	$6,280,573	85 Fifth Avenue	New York	NY	4/8/2013	5/1/2023	3.450%	120	118	360	No	0.02000%	0.00000%
BANA	59	Extra Space Storage - Temecula	$5,792,003	41704 Overland Drive	Temecula	CA	5/21/2013	6/1/2023	4.246%	120	119	360	No	0.02000%	0.00000%
BANA	64	Raffin Executive Center	$4,094,608	1112 Ocean Drive	Manhattan Beach	CA	5/14/2013	6/1/2023	4.507%	120	119	360	No	0.02000%	0.00000%
BANA	65	Handy Storage 12	$4,000,000	8910 Cleary Boulevard	Plantation	FL	5/15/2013	6/1/2023	3.681%	120	119	0	No	0.02000%	0.00000%
BANA	67	Extra Space Storage - Modesto	$3,744,830	1533 Cummins Drive	Modesto	CA	5/21/2013	6/1/2023	4.246%	120	119	360	No	0.02000%	0.00000%
BANA	68	Devon Self Storage - Canton MI	$3,705,378	47887 Michigan Avenue	Wayne	MI	5/7/2013	6/1/2023	4.095%	120	119	300	No	0.02000%	0.00000%
BANA	72	Bluebonnet Self Storage	$3,095,932	29625 FM 1093	Fulshear	TX	5/24/2013	6/1/2018	4.519%	60	59	360	No	0.02000%	0.00000%
BANA	74	Extra Space Storage - Conroe	$2,296,829	4013 Sprayberry Lane	Conroe	TX	5/21/2013	6/1/2023	4.246%	120	119	360	No	0.02000%	0.00000%
BANA	75	Tallmadge Meadows	$1,714,839	1277 White Street Northwest	Grand Rapids	MI	4/5/2013	5/1/2023	5.437%	120	118	300	No	0.02000%	0.00000%

Schedule I-2

SCHEDULE II

MSMCH Loan Schedule

(See attached)

Schedule II-1

MSBAM 2013-C10
Mortgage Loan Schedule

Mortgage Loan Seller	Loan ID	Property Name	Cut-off Date Balance	Address	City	State	Note Date	Maturity Date or ARD	Mortgage Rate	Original Term to Maturity or ARD (mos.)	Remaining Term to Maturity or ARD (mos.)	Original Amortization Term (mos.)	ARD (Yes/No)	Master Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate
MSMCH	1	Westfield Citrus Park	$146,792,395	8021 Citrus Park Town Center	Tampa	FL	5/30/2013	6/1/2023	4.112%	120	119	360	No	0.02000%	0.00000%
MSMCH	2	Milford Plaza Fee	$110,000,000	700 Eighth Avenue	New York	NY	3/8/2013	4/5/2023	3.480%	120	117	0	Yes	0.01000%	0.01000%
MSMCH	3	500 North Capitol	$105,000,000	500 North Capitol St NW	Washington	DC	5/31/2013	6/6/2023	4.148%	120	119	0	No	0.02000%	0.00000%
MSMCH	4	Southdale Center	$100,000,000	10 Southdale Center	Edina	MN	3/14/2013	4/1/2023	3.844%	120	117	360	No	0.02000%	0.00000%
MSMCH	7	La Frontera Village	$54,838,268	2701 Parker Road	Round Rock	TX	5/1/2013	5/1/2023	3.700%	120	118	360	No	0.02000%	0.00000%
MSMCH	9	Hotel Oceana Santa Monica	$44,946,329	849 Ocean Avenue	Santa Monica	CA	5/22/2013	6/1/2028	5.040%	180	179	360	No	0.02000%	0.00000%
MSMCH	13	Byrd Hospitality Portfolio	$31,958,242				5/14/2013	6/5/2023	4.550%	120	119	360	No	0.02000%	0.00000%
MSMCH	13.1	Byrd Hospitality Portfolio - Hampton Inn & Suites - Goodyear	$8,078,444	2000 North Litchfield Road	Goodyear	AZ
MSMCH	13.2	Byrd Hospitality Portfolio - Residence Inn - Goodyear	$6,118,006	2020 North Litchfield Road	Goodyear	AZ
MSMCH	13.3	Byrd Hospitality Portfolio - Holiday Inn Hotel - Goodyear	$6,059,083	1188 North Dysart Road	Goodyear	AZ
MSMCH	13.4	Byrd Hospitality Portfolio - Holiday Inn Express - Goodyear	$6,059,083	1313 North Litchfield Road	Goodyear	AZ
MSMCH	13.5	Byrd Hospitality Portfolio - Holiday Inn Express - St. George	$5,643,626	2450 North Town Center Drive	Washington	UT
MSMCH	14	Burnham Center	$31,347,354	111 West Washington Street	Chicago	IL	2/28/2013	3/1/2023	4.700%	120	116	360	No	0.02000%	0.00000%
MSMCH	16	Southpark Meadows III	$30,000,000	9900 S. Interstate Highway 35	Austin	TX	5/22/2013	6/1/2023	3.990%	120	119	360	No	0.02000%	0.00000%
MSMCH	19	Fairfield Inn & Suites by Marriott Fort Lauderdale	$19,161,345	2081 Griffin Road	Dania Beach	FL	5/24/2013	6/1/2023	4.860%	120	119	360	No	0.02000%	0.00000%
MSMCH	20	Sunrise Place	$16,950,487	NWC Sunrise and Roman Road	Palm Springs	CA	5/1/2013	5/1/2023	3.750%	120	118	360	No	0.02000%	0.00000%
MSMCH	21	Fortress Self Storage	$15,934,877	49-20 Fifth Street	Long Island City	NY	5/30/2013	6/1/2028	3.980%	180	179	180	No	0.02000%	0.00000%
MSMCH	22	Fredericktowne Crossing	$15,750,000	240 Elizabeth Drive	Stephens City	VA	5/7/2013	6/1/2023	3.750%	120	119	360	No	0.02000%	0.00000%
MSMCH	23	Homewood Suites by Hilton	$15,495,870	2061 Griffin Road	Dania Beach	FL	5/24/2013	6/1/2023	4.860%	120	119	360	No	0.02000%	0.00000%
MSMCH	29	Garden Alameda	$14,250,000	1520, 1530, 1550, 1570, and 1590 The Alameda	San Jose	CA	5/10/2013	6/1/2023	3.960%	120	119	0	No	0.02000%	0.00000%
MSMCH	30	262-270 East Fordham Road	$12,250,000	262-270 East Fordham Road	Bronx	NY	4/18/2013	5/1/2023	4.120%	120	118	360	No	0.02000%	0.00000%
MSMCH	33	Hilton Garden Inn Columbia Northeast	$11,000,000	8910 Farrow Road	Columbia	SC	6/4/2013	7/1/2023	4.690%	120	120	360	No	0.02000%	0.00000%
MSMCH	34	Hilton Garden West Omaha	$10,980,999	17879 Chicago Street	Omaha	NE	5/28/2013	6/1/2023	4.810%	120	119	300	No	0.02000%	0.00000%
MSMCH	35	Empress Hotel	$10,973,723	7766 Fay Avenue	La Jolla	CA	4/15/2013	5/1/2023	4.750%	120	118	360	No	0.02000%	0.00000%
MSMCH	37	Village at Eldorado	$10,370,915	2831 Eldorado Parkway	Little Elm	TX	4/4/2013	5/1/2023	3.960%	120	118	360	No	0.02000%	0.00000%
MSMCH	39	141 Fifth Avenue Retail Condominium	$9,474,502	141 Fifth Avenue	New York	NY	4/4/2013	5/1/2023	4.170%	120	118	360	No	0.02000%	0.00000%
MSMCH	40	Hampshire House Co-op	$9,000,000	150 Central Park South	New York	NY	4/1/2013	4/1/2023	3.280%	120	117	0	No	0.02000%	0.00000%
MSMCH	41	329 Wyckoff Avenue	$8,973,787	329 Wyckoff Avenue	Ridgewood	NY	5/1/2013	5/1/2023	3.750%	120	118	360	No	0.02000%	0.00000%
MSMCH	42	Hampton Inn Gainesville, VA	$8,668,336	7300 Atlas Walk Way	Gainesville	VA	4/15/2013	5/1/2023	4.250%	120	118	300	No	0.02000%	0.00000%
MSMCH	43	Residence Inn South Lincoln	$8,485,208	5865 Boboli Lane	Lincoln	NE	5/28/2013	6/1/2023	4.760%	120	119	300	No	0.02000%	0.00000%
MSMCH	45	Walgreens - Staten Island	$8,250,000	2270 Clove Road	Staten Island	NY	5/21/2013	6/1/2023	4.360%	120	119	0	No	0.02000%	0.00000%
MSMCH	46	Bella Vista Apartments	$7,964,903	713 Trancas Street	Napa	CA	3/28/2013	4/1/2018	3.800%	60	57	360	No	0.02000%	0.00000%
MSMCH	47	Vineyard Valley Center	$7,964,110	SEC Valley Boulevard & Sierra Avenue	Fontana	CA	3/28/2013	4/1/2023	3.680%	120	117	360	No	0.02000%	0.00000%
MSMCH	48	Hampton Inn - Green Bay	$7,900,000	2840 Ramada Way	Green Bay	WI	6/6/2013	7/1/2023	4.600%	120	120	300	No	0.02000%	0.00000%
MSMCH	49	Walgreens - St. Paul	$7,819,082	1110 Larpenteur Avenue	St. Paul	MN	4/10/2013	5/1/2023	4.200%	120	118	360	No	0.02000%	0.00000%
MSMCH	51	The Banks Building	$7,378,899	615 1st Avenue NE	Minneapolis	MN	5/1/2013	5/1/2023	3.860%	120	118	360	No	0.02000%	0.00000%
MSMCH	52	Hampton Inn - Onalaska	$7,000,000	308 Hampton Court	Onalaska	WI	6/6/2013	7/1/2023	4.600%	120	120	300	No	0.02000%	0.00000%
MSMCH	53	The Market Shoppes	$6,566,548	2407 6th Avenue SE	Decatur	AL	5/1/2013	5/1/2023	3.950%	120	118	360	No	0.02000%	0.00000%
MSMCH	54	Apartment Heights	$6,552,122	309 Apartment Heights Road	Blacksburg	VA	4/30/2013	5/1/2023	4.100%	120	118	360	No	0.02000%	0.00000%
MSMCH	60	Walgreens - Pomona, CA	$5,759,894	495 East Holt Avenue	Pomona	CA	4/17/2013	5/1/2023	4.300%	120	118	360	No	0.02000%	0.00000%
MSMCH	62	LA Sky Boutique Hotel	$5,241,495	2352 Westwood Blvd	Los Angeles	CA	5/31/2013	6/1/2023	5.240%	120	119	300	No	0.02000%	0.00000%
MSMCH	63	Millikan Pointe	$4,343,040	14501-14665 Millikan Way	Beaverton	OR	5/10/2013	6/1/2023	4.450%	120	119	324	No	0.02000%	0.00000%
MSMCH	66	Walgreens - Fresno	$3,800,000	6010 North Figarden Drive	Fresno	CA	5/1/2013	5/1/2023	4.150%	120	118	360	No	0.02000%	0.00000%
MSMCH	69	Santoli Commerce Center	$3,686,618	5525, 5585 South Valley View Boulevard & 3855 West Diablo Drive	Las Vegas	NV	4/25/2013	5/1/2023	4.290%	120	118	300	No	0.02000%	0.00000%
MSMCH	70	Plazas at Spring Green	$3,594,767	27110 Cinco Ranch Boulevard	Katy	TX	5/3/2013	6/1/2020	3.950%	84	83	360	No	0.02000%	0.00000%
MSMCH	71	Heritage Square Shopping Center	$3,517,172	1800 N. Federal Highway	Pompano Beach	FL	4/19/2013	5/1/2023	4.260%	120	118	300	No	0.02000%	0.00000%
MSMCH	73	Bridgestone/Firestone - Lombard, IL	$2,693,417	590 E. Roosevelt Road	Lombard	IL	4/5/2013	5/1/2023	4.650%	120	118	360	No	0.02000%	0.00000%

Schedule II-2

SCHEDULE III

CIBC Loan Schedule

(See attached)

Schedule III-1

MSBAM 2013-C10
Mortgage Loan Schedule

Mortgage Loan Seller	Loan ID	Property Name	Cut-off Date Balance	Address	City	State	Note Date	Maturity Date or ARD	Mortgage Rate	Original Term to Maturity or ARD (mos.)	Remaining Term to Maturity or ARD (mos.)	Original Amortization Term (mos.)	ARD (Yes/No)	Master Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate
CIBC	6	Pot-Nets Bayside MHC	$67,902,721	Pot-Nets Entrance Road & Long Neck Roads	Long Neck	DE	5/24/2013	6/1/2023	4.040%	120	119	360	No	0.02000%	0.00000%
CIBC	10	Boston Hospitality Portfolio	$43,839,352				5/1/2013	5/1/2023	4.230%	120	118	300	No	0.02000%	0.00000%
CIBC	10.1	Boston Hospitality Portfolio - Crowne Plaza	$18,063,806	1360 Worcester Street	Natick	MA
CIBC	10.2	Boston Hospitality Portfolio - Hampton Inn	$17,941,255	319 Speen Street	Natick	MA
CIBC	10.3	Boston Hospitality Portfolio - Holiday Inn	$7,834,291	30 Washington Street	Somerville	MA
CIBC	11	Summerhill Square	$33,953,911	609 State Route 18	East Brunswick	NJ	5/31/2013	6/1/2023	4.340%	120	119	360	No	0.02000%	0.00000%
CIBC	17	Oak Brook Office Center	$23,905,675	2707, 2803, 2805 & 2809 Butterfield Road	Oak Brook	IL	3/7/2013	4/1/2023	4.380%	120	117	360	No	0.02000%	0.00000%
CIBC	18	Sierra Crossroads	$22,805,268	11201-11275 Sierra Avenue	Fontana	CA	12/31/2012	1/1/2023	4.090%	120	114	360	No	0.02000%	0.00000%
CIBC	24	Lakeside Plaza	$14,873,464	25900-25970 Iris Avenue	Moreno Valley	CA	12/21/2012	1/1/2023	4.110%	120	114	360	No	0.02000%	0.00000%
CIBC	44	Scottsdale Design District	$8,387,000	2708-2732 North 68th Street	Scottsdale	AZ	5/9/2013	6/1/2018	3.860%	60	59	360	No	0.02000%	0.00000%
CIBC	50	Stop & Shop Agawam	$7,750,000	1282 Springfield Street	Agawam	MA	5/31/2013	6/1/2023	4.330%	120	119	360	No	0.02000%	0.00000%
CIBC	58	Cambridge Square Shopping Center	$5,870,299	4801-4811 Edgmont Avenue	Brookhaven	PA	1/10/2013	2/1/2023	4.410%	120	115	300	No	0.02000%	0.00000%
CIBC	61	The Palms on Main	$5,492,504	1301 Main Street	Columbia	SC	5/24/2013	6/1/2023	4.310%	120	119	360	No	0.02000%	0.00000%

Schedule III-2

SCHEDULE IV

[Reserved]

Schedule IV-1

SCHEDULE V

List of Mortgage Loans Secured by the Interest of the Related Mortgagor Under a Ground Lease (Section 8.3(i))

Milford Plaza Fee
Burnham Center
1720 Eye Street

Schedule V-1

SCHEDULE VI

List of Mortgagors that are Third-Party Beneficiaries Under Section 2.3(a)

Eastern Hotels, LLC
Cam Lodging, LLC
Tippster Hotels, LLC
SGA Hotels, LLC

Schedule VI-1

SCHEDULE VII

Certain Escrow Accounts for Which a Required Repair is Outstanding Under Section 5.1(g)

Pot-Nets Bayside MHC
Boston Hospitality Portfolio
Burnham Center
1720 Eye Street
Apartment Heights
Heritage Square Shopping Center
Reynolds Midwest MHC Portfolio
Easley Town Center Phase IV & V
Fern Park Plaza Shopping Center

Schedule VII-1

SCHEDULE VIII

Mortgage Loans as to Which a Lender Register is to be Maintained

None

Schedule VIII-1

SCHEDULE IX

Mortgage Loans Secured by Mortgaged Properties
Covered by an Environmental Insurance Policy

Property Names as Reflected on the Mortgage Loan Schedule

None

Schedule IX-1

SCHEDULE X

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria”.

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator Master Servicer Special Servicer Custodian (if such entity is not also the Certificate Administrator)
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Certificate Administrator Trustee Master Servicer Special Servicer Custodian (if such entity is not also the Certificate Administrator)
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Master Servicer Special Servicer Trustee
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or	Certificate

Schedule X-1

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
	accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Administrator Master Servicer Special Servicer
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Master Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Certificate Administrator Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
Certificate Administrator Trust Advisor (excluding clauses (C) and (D) in the case of the Trust Advisor)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Certificate Administrator’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator Master Servicer

Schedule X-2

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
Special Servicer
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer Special Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Trust Advisor
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Schedule X-3

At all times that the Master Servicer and Special Servicer are the same entity, the Master Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Schedule X-4

SCHEDULE XI

Additional Form 10-D Disclosure

The parties identified in the “Party Responsible” column are obligated pursuant to Section 13.4 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or Seller.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: · Item 1121(a)(13) of Regulation AB	· Master Servicer · Certificate Administrator
Item 1B: Distribution and Pool Performance Information: · Item 1121(a)(14) of Regulation AB	· Certificate Administrator · Depositor
Item 2: Legal Proceedings: · Item 1117 of Regulation AB (to the extent material to Certificateholders)
·     Master Servicer (as to itself)
·     Special Servicer (as to itself)
·     Certificate Administrator (as to itself)
·     Trustee (as to itself)
·     Custodian (as to itself) (if such entity is not also the Certificate Administrator)
·     Depositor (as to itself)
·     Any other Reporting Servicer (as to itself)
·     Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust
·     Each Seller as sponsor (as defined in Regulation AB)
·     Originators under Item 1110 of Regulation AB

Schedule XI-1

· Party under Item 1100(d)(1) of Regulation AB
Item 3: Sale of Securities and Use of Proceeds	· Depositor
Item 4: Defaults Upon Senior Securities	· Certificate Administrator · Trustee
Item 5: Submission of Matters to a Vote of Security Holders	· Certificate Administrator · Trustee
Item 6: Significant Obligors of Pool Assets	· Depositor · Sponsor · Applicable Seller · Master Servicer
Item 7: Significant Enhancement Provider Information	· Depositor
Item 8: Other Information
·     Certificate Administrator
·     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 9: Exhibits	· Certificate Administrator · Depositor · Master Servicer · Special Servicer

Schedule XI-2

SCHEDULE XII

Additional Form 10-K Disclosure

The parties identified in the “Party Responsible” column are obligated pursuant to Section 13.5 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Seller.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	· Depositor
Item 9B: Other Information
·     Certificate Administrator
·     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 15: Exhibits, Financial Statement Schedules	· Certificate Administrator · Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)
·     Master Servicer (as to itself)
·     Special Servicer (as to itself)
·     Certificate Administrator (as to itself)
·     Trustee (as to itself)
·     Custodian (as to itself) (if such entity is not also the Certificate Administrator)
·     Depositor (as to itself)
·     Any other Reporting Servicer (as to itself)
·     Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust

Schedule XII-1

· Each Seller as sponsor (as defined in Regulation AB) · Originators under Item 1110 of Regulation AB · Party under Item 1100(d)(1) of Regulation AB
Additional Item: Disclosure per Item 1119 of Regulation AB
·     Master Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under Item 1119(a) with the Trustee, the Custodian (if such entity is not also the Certificate Administrator), the Certificate Administrator, the Special Servicer, significant obligor contemplated by Item 1112, the Trust Advisor, any sub-servicer meeting any of the descriptions in Item 1108(a)(3) or any enhancement or support provider contemplated by Items 1114 or 1115)
·     Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under Item 1119(a) with the Trustee, the Custodian (if such entity is not also the Certificate Administrator), the Certificate Administrator, the Master Servicer, significant obligor contemplated by Item 1112, the Trust Advisor, any sub-servicer meeting any of the descriptions in Item 1108(a)(3) or any enhancement or support provider contemplated by Items 1114 or 1115)
·     Certificate Administrator (as to itself) (to the extent material to Certificateholders)
·     Trustee (as to itself) (to the extent material to Certificateholders)
·     Custodian (as to itself, if such entity is not also the Certificate Administrator) (to the extent material to Certificateholders)
·     Depositor (as to itself and the Trust)
·     Trustee/Certificate Administrator/Custodian (if such entity is not also the Certificate Administrator)/Master Servicer/Depositor/Trust Advisor/Special Servicer as to the Trust
·     Each Seller as sponsors (as defined in Regulation AB)
·     Originators under Item 1110 of Regulation

Schedule XII-2

AB (to be provided by the Depositor) · Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)
Additional Item: Disclosure per Item 1112(b) of Regulation AB	· Depositor · Each Applicable Seller as sponsor (as defined in Regulation AB) · Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	· Depositor · Master Servicer · Special Servicer

Schedule XII-3

SCHEDULE XIII

Form 8-K Disclosure Information

The parties identified in the “Party Responsible” column are obligated pursuant to Section 13.7 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Seller.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

·     Trustee/Certificate Administrator/Custodian (if such entity is not also the Certificate Administrator)/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial

·     Trustee/Certificate Administrator/Custodian (if such entity is not also the Certificate Administrator)/Master Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Schedule XIII-1

agreement.
Item 1.03- Bankruptcy or Receivership	· Depositor
Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.

· Depositor · Certificate Administrator (with respect to an Obligation under an Off-Balance Sheet Arrangement, if any)
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.

· Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	· Depositor
Item 6.01- ABS Informational and Computational Material	· Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

·     Master Servicer (as to itself or a servicer retained by it)
·     Special Servicer (as to itself or a servicer retained by it)
·     Certificate Administrator (as to itself as Certificate Administrator)
·     Custodian (as to itself as Custodian) (if such entity is not also the Certificate Administrator)
·     Trustee (as to Trustee)
·     Depositor

Schedule XIII-2

Reg AB disclosure about any new servicer or master servicer is required.	· Master Servicer or Special Servicer, as applicable
Reg AB disclosure about any new Trustee is required.	· Trustee
Reg AB disclosure about any new Certificate Administrator is required.	· Certificate Administrator
Reg AB disclosure about any new Custodian is required.	· Custodian (if such entity is not also the Certificate Administrator)
Item 6.03- Change in Credit Enhancement or External Support	· Depositor · Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	· Certificate Administrator
Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.

· Depositor
Item 7.01- Regulation FD Disclosure	· Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	· Depositor · Master Servicer, Special Servicer and each Applicable Seller as sponsor (as defined in Regulation AB)
Item 9.01 - Financial Statements and Exhibits	· Responsible party for reporting/disclosing the financial statement or exhibit

Schedule XIII-3

SCHEDULE XIV

Additional Disclosure Notification

**SEND VIA FAX TO [__]-[__]-[___] AND VIA EMAIL TO [__]@[__].com AND VIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

[___], as Certificate Administrator
[___]
[___],[___][___]
Attn:  Corporate Trust Services-  [DEAL NAME]—SEC REPORT PROCESSING

Morgan Stanley Capital I Inc., as Depositor
1585 Broadway
New York, New York 10036
Attn:           Stephen Holmes and Kiernan Pusey

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [ ] of the Pooling and Servicing Agreement, dated as of [         ][ ], 2013, among [            ], as [               ], [            ], as [               ], [            ], as [               ] and [            ], as [               ]. the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number:  [         ]; email address:  [                   ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

Schedule XIV-1

SCHEDULE XV

Seller Sub-Servicers

Barry S. Slatt Mortgage Company
Berkadia Commercial Mortgage LLC
GEMSA Loan Services, L.P.
Grandbridge Real Estate Capital LLC
Holliday Fenoglio Fowler, L.P.
NorthMarq Capital, LLC

Schedule XV-1

SCHEDULE XVI

Letters of Credit

Mortgage Loan	Principal amount of letter of credit as of the Cut-off Date	Description
None

Schedule XVII-1

SCHEDULE XVII

Class A-SB Planned Principal Balance

Month	Balance ($)	Month	Balance ($)	Month	Balance ($)
0	126,500,000.00	40	126,500,000.00	80	78,906,566.17
1	126,500,000.00	41	126,500,000.00	81	76,781,368.31
2	126,500,000.00	42	126,500,000.00	82	74,529,061.25
3	126,500,000.00	43	126,500,000.00	83	72,388,053.96
4	126,500,000.00	44	126,500,000.00	84	70,120,391.79
5	126,500,000.00	45	126,500,000.00	85	67,963,461.69
6	126,500,000.00	46	126,500,000.00	86	65,798,742.83
7	126,500,000.00	47	126,500,000.00	87	63,508,050.48
8	126,500,000.00	48	126,500,000.00	88	61,327,238.73
9	126,500,000.00	49	126,500,000.00	89	59,020,915.95
10	126,500,000.00	50	126,500,000.00	90	56,823,895.88
11	126,500,000.00	51	126,500,000.00	91	54,618,941.17
12	126,500,000.00	52	126,500,000.00	92	52,055,461.74
13	126,500,000.00	53	126,500,000.00	93	49,833,274.49
14	126,500,000.00	54	126,500,000.00	94	47,486,765.16
15	126,500,000.00	55	126,500,000.00	95	45,248,072.71
16	126,500,000.00	56	126,500,000.00	96	42,885,532.48
17	126,500,000.00	57	126,500,000.00	97	40,630,216.42
18	126,500,000.00	58	126,500,000.00	98	38,366,753.53
19	126,500,000.00	59	126,484,273.86	99	35,980,154.65
20	126,500,000.00	60	124,387,888.90	100	33,699,890.42
21	126,500,000.00	61	122,409,139.21	101	31,296,973.00
22	126,500,000.00	62	120,423,250.33	102	28,999,786.87
23	126,500,000.00	63	118,305,699.11	103	26,694,301.50
24	126,500,000.00	64	116,305,000.67	104	24,039,689.66
25	126,500,000.00	65	114,173,065.51	105	21,716,274.08
26	126,500,000.00	66	112,157,451.37	106	19,271,445.24
27	126,500,000.00	67	110,134,564.01	107	16,930,798.05
28	126,500,000.00	68	107,734,478.89	108	14,469,232.75
29	126,500,000.00	69	105,695,619.03	109	12,111,230.27
30	126,500,000.00	70	103,526,619.15	110	9,744,707.11
31	126,500,000.00	71	101,472,570.00	111	7,258,009.38
32	126,500,000.00	72	99,288,817.35	112	4,873,945.22
33	126,500,000.00	73	97,219,470.03	113	2,370,210.52
34	126,500,000.00	74	95,142,654.06	114 and
35	126,500,000.00	75	92,936,788.89	thereafter	0.00
36	126,500,000.00	76	90,844,511.54

Schedule XVII-1